As filed with the Securities and Exchange Commission on March
10
, 2022
No. 333-262200

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIRGIN GROUP ACQUISITION CORP. II*
(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
65 Bleecker Street
6th Floor
New York, New York 10012
Tel.: (212)
497-9050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Josh Bayliss Chief Executive Officer	Evan Lovell Chief Financial Officer

Copies of all communications, including communications sent to agent for service, should be sent to:

Derek J. Dostal Lee Hochbaum Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000	Martin A. Wellington Joshua G. DuClos Sara Garcia Duran Sidley Austin LLP 1001 Page Mill Road, Building 1 Palo Alto, California 94304 Tel: (650) 565-7000

Approximate date of commencement of proposed sale to the public
: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “
large accelerated filer,
” “
accelerated filer,
” “
smaller reporting company,
” and “
emerging growth company
” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(6)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
New Grove Class A Common Stock(1)	50,312,500	$9.88(7)	$497,087,500.00	$46,080.01(10)
Warrants to purchase New Grove Class A Common Stock(2)	14,750,000	$0.74(9)	$10,915,000.00	$1,011.82(10)
New Grove Class A Common Stock(3)	14,750,000	$11.50(8)	$169,625,000.00	$15,724.24(10)
New Grove Class B Common Stock(4)	174,073,129	$9.88(9)	$1,719,842,514.52	$159,429.40(10)
New Grove Class A Common Stock(5)	174,073,129			—
Total				$222,245.47(11)

(1)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share, of New Grove (as defined below) (the “
New Grove Class
 A Common Stock
”) to be issued in connection with the Domestication (as defined below). This number is based on shares of New Grove Class A Common Stock to be issued in respect of (A) 40,250,000 Class A ordinary shares underlying units issued in VGAC II’s initial public offering and (B) 10,062,500 Class B ordinary shares held by VG Acquisition Sponsor II LLC.

(2)
The number of warrants to acquire shares of New Grove Class A Common Stock being registered represents (i) 8,050,000 warrants to purchase Class A ordinary shares underlying units issued in VGAC II’s initial public offering (“
public warrants
”) and (ii) 6,700,000 warrants to purchase Class A ordinary shares issued to VG Acquisition Sponsor II LLC in a private placement simultaneously with the closing of VGAC II’s initial public offering (“
private placement warrants
” and, together with the public warrants, the “
warrants
”). The warrants will convert into warrants to acquire shares of New Grove Class A Common Stock in the Domestication (as defined below).

(3)	The number of shares of New Grove Class A Common Stock to be issued upon the exercise of (i) 8,050,000 public warrants and (ii) 6,700,000 private warrants.
(4)
Based on the maximum number of shares of Class B common stock, par value $0.0001 per share, of New Grove (the “
New Grove Class B Common Stock
”) to be issued in connection with the business combination described herein (the “
Business Combination
”). This number includes (a) shares of New Grove Class B Common Stock to be issued in connection with the Merger (as defined below), (b) the product of (i) shares of Grove Collaborative capital stock reserved for issuance as of [●] under Grove’s 2016 Equity Incentive Plan (as defined below) and that may be issued after such date pursuant to the terms of the Merger Agreement (as defined below) and (ii) the Exchange Ratio (as defined below), and (c) the product of (i) shares of Grove Collaborative capital stock that may be reserved for issuance under Grove’s 2016 Equity Incentive Plan and that may be issued after such date pursuant to the terms of the Merger Agreement and (ii) the Exchange Ratio.

(5)
Represents shares of New Grove Class A Common Stock issuable upon conversion (on a one-for-one
basis) of shares of New Grove Class B Common Stock to be issued in connection with the Business Combination.

(6)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “
Securities Act
”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(7)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of VGAC II on the New York Stock Exchange (“
NYSE
”) on January 11, 2022 ($9.88 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Represents the exercise price of the public warrants and private warrants.
(9)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the VGAC II public warrants on the NYSE on January 13, 2022 ($0.74 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(10)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.
(11)	Previously paid.

*
At least one day prior to the consummation of the Business Combination, Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“
VGAC II
”), intends to effect a deregistration and a transfer by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the Delaware General Corporation Law, pursuant to which VGAC II’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “
Domestication
”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Grove Collaborative Holdings, Inc.” upon the consummation of the Domestication. As used herein, “
New Grove
” refers to VGAC II after giving effect to the Domestication.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/consent solicitation statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/consent solicitation statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/consent solicitation statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED MARCH
10
, 2022
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF VIRGIN GROUP ACQUISITION
CORP. II
CONSENT SOLICITATION STATEMENT FOR
GROVE
COLLABORATIVE, INC.
PROSPECTUS
FOR
239,135,629 SHARES OF CLASS A COMMON STOCK, 174,073,129 SHARES OF CLASS B COMMON STOCK AND 14,750,000 WARRANTS OF VIRGIN GROUP ACQUISITION CORP. II (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED GROVE COLLABORATIVE HOLDINGS, INC. IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)
The board of directors of Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“
VGAC II
”), has approved the transactions (collectively, other than the Domestication (as defined below), the “
Business Combination
”) contemplated by that certain Agreement and Plan of Merger, dated December 7, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “
Merger Agreement
”), by and among VGAC II, Treehouse Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC II (“
VGAC II Merger Sub
”), and Grove Collaborative, Inc., a Delaware public benefit corporation (“
Grove
”), a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, as well as the domestication of VGAC II as a Delaware corporation (the “
Domestication
”). As described in this proxy statement/consent solicitation statement/prospectus, VGAC II shareholders are being asked to consider a vote upon, among other items, each of the Domestication and the Business Combination. As used in this proxy statement/consent solicitation statement/prospectus, “
New Grove
” refers to VGAC II after giving effect to the consummation of the Domestication.
In connection with the Domestication, at least one day prior to the Closing Date: (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “
Class
 A ordinary shares
”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “
Class
 B ordinary shares
”), of VGAC II will be converted into one share of Class A common stock, par value $0.0001 per share, of New Grove (the “
New Grove Class
 A Common Stock
”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of VGAC II will be converted into a warrant representing the right to purchase one share of New Grove Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, dated March 22, 2021, between VGAC II and Continental Stock Transfer & Trust Company, as warrant agent (the “
VGAC II Warrant Agreement
”); (iii) the governing documents of VGAC II will be amended and restated and become the certificate of incorporation and the bylaws of New Grove, copies of which are attached to this proxy statement/consent solicitation statement/prospectus as Annex C and Annex D, respectively; and (iv) VGAC II’s name will change to “Grove Collaborative Holdings, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of VGAC II that has not been previously separated into the underlying Class A ordinary shares of VGAC II and the underlying warrants of VGAC II prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Grove Class A Common Stock and one-fifth
of one warrant representing the right to purchase one share of New Grove Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the VGAC II Warrant Agreement.
At the closing of the Business Combination (the “
Closing
”), VGAC II Merger Sub will merge with and into Grove (the “
Merger
”), with Grove as the surviving company in the Merger and, after giving effect to the Merger, Grove will be a wholly owned direct subsidiary of New Grove (the time at which the Merger becomes effective being referred to as the “
Effective Time”
).
In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, based on an implied equity value of $1.4 billion: (a) each share of Grove common stock and preferred stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B common stock, par value $0.0001 per share, of New Grove (the “
New Grove Class
 B Common Stock
”), as determined pursuant to an exchange ratio set forth in the Merger Agreement (the “
Exchange Ratio
”) and (ii) a number of restricted shares of New Grove Class B Common Stock that will vest upon the achievement of certain earnout thresholds prior to the tenth anniversary of the Closing, as more fully described in this proxy statement/consent solicitation statement/prospectus (such shares, the “
Grove Earnout Shares
”); (b) each outstanding option to purchase Grove common stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of restricted stock units to acquire Grove common stock (collectively, “
Grove RSUs
”) will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove common stock or Grove preferred stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove common stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options to purchase Grove common stock granted since January 1, 2021 under Grove’s 2016 Equity Incentive Plan that have not yet vested as of immediately prior to the Closing (the “
Company Unvested 2021 Options
”).
Subject to approval by VGAC II shareholders of the proposal to approve and adopt the Merger Agreement, the proposal to approve the change of VGAC II’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a public benefit corporation incorporated under the laws of the State of Delaware, and the proposals to approve material differences between VGAC II’s existing amended and restated memorandum and articles of association and the proposed new certificate of incorporation of New Grove and the proposed new bylaws of New Grove Collaboration upon the Domestication, New Grove will adopt a dual-class stock structure, comprised of New Grove Class A Common Stock, which will carry one vote per share, and New Grove Class B common stock, which will carry ten votes per share. Upon the Closing, all stockholders of Grove will hold only shares of New Grove Class B Common Stock. Upon the Closing, holders of New Grove Class B Common Stock will own approximately 69.1% of the shares of New Grove Common Stock and be entitled to cast approximately 95.7% of the votes entitled to be cast by all holders of New Grove Common Stock, in each case, assuming no redemptions by VGAC II shareholders in connection with the Business Combination. No holder of New Grove Class B Common Stock will hold in excess of 10% of the voting power of New Grove upon the Closing. The New Grove Class B Common Stock will be entitled to the same dividends as and will rank equally to the New Grove Class A Common Stock upon any liquidation. Each share of New Grove Class B Common Stock may be converted into one share of New Grove Class A Common Stock. See “
Description of New Grove Securities—Common Stock—New Grove Class
 B Common Stock—Mandatory Conversion.
”
This prospectus covers 239,135,629 shares of New Grove Class A Common Stock, 174,073,129 shares of New Grove Class B Common Stock and 14,750,000 warrants to acquire shares of New Grove Class A Common Stock to be issued in connection with the Domestication and the Business Combination to the existing shareholders and warrantholders of VGAC II and the existing shareholders and warrantholders of Grove.
VGAC II’s units, public shares, and public warrants are currently listed on the New York Stock Exchange (“
NYSE
”) under the symbols “
VGII.U,
” “
VGII,
” and “
VGII.WS,
” respectively. It is a condition of the consummation of the Business Combination that VGAC II receive confirmation from NYSE that New Grove Class A Common Stock has been conditionally approved for listing on the NYSE, but there can be no assurance that such listing condition will be met or that VGAC II will obtain such confirmation from NYSE. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE condition set forth in the Merger Agreement is waived by the requisite parties.

The accompanying proxy statement/consent solicitation statement/prospectus provides shareholders of VGAC II and Grove with detailed information about the Domestication, the Business Combination and other matters to be considered at the extraordinary general meeting of VGAC II. We encourage you to read the entire accompanying proxy statement/consent solicitation statement/prospectus, including the Annexes thereto and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
” beginning on page 30 of the accompanying proxy statement/consent solicitation statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/ PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/consent solicitation statement/prospectus is dated [
●
], 2022, and is first being mailed to VGAC II shareholders and Grove stockholders on or about [
●
], 2022.

VIRGIN GROUP ACQUISITION CORP. II
65 Bleecker Street
6th Floor
New York, New York 10012
Dear Virgin Group Acquisition Corp. II Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “
extraordinary general meeting
”) of Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“
VGAC II
”), to be held at the offices of Davis Polk & Wardwell LLP located at 450 Lexington Avenue, New York, New York 10017 and virtually via the Internet at [●], Eastern Time, on [●], 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the
COVID-19
pandemic, and the importance of ensuring the health and safety of VGAC II directors, officers, employees and shareholders, VGAC II shareholders are encouraged to attend the extraordinary general meeting virtually via the Internet. To attend and participate in the extraordinary general meeting virtually, you must register at [●], which is referred to in the accompanying joint proxy statement/consent solicitation statement/prospectus as the VGAC II meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting.
As further described in the accompanying proxy statement/consent solicitation statement/prospectus, in connection with the Domestication (as defined below), at least one day prior to the closing of the Business Combination (as defined below) (the “
Closing Date
”), among other things, (i) VGAC II will change its name to “Grove Collaborative Holdings, Inc.,” (ii) all of the outstanding shares of VGAC II will be converted into Class A common stock of a new Delaware corporation and all of the outstanding VGAC II warrants will be converted into warrants to purchase Class A common stock of a new public benefit Delaware corporation, and (iii) the governing documents of VGAC II will be amended and restated. As used in the accompanying proxy statement/consent solicitation statement/prospectus, “
New Grove
” refers to VGAC II after giving effect to the Domestication. The other transactions contemplated by that certain Merger Agreement (as defined below) are collectively referred to as the “
Business Combination
”.
At the extraordinary general meeting, VGAC II shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “
Business Combination Proposal,
” to approve and adopt that certain Agreement and Plan of Merger, dated as of December 7, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “
Merger Agreement
”), by and among VGAC II, Treehouse Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC II (“
VGAC II Merger Sub
”), and Grove Collaborative, Inc., a Delaware public benefit corporation (“
Grove
”), including the transactions contemplated thereby. A copy of the Merger Agreement is attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annex A.
As further described in the accompanying proxy statement/consent solicitation statement/prospectus, subject to the terms and conditions of the Merger Agreement, the following transactions will occur:

(a)
At least one day prior to the Closing Date, VGAC II will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a public benefit corporation incorporated under the laws of the State of Delaware (the “
Domestication
”), upon which VGAC II will change its name to “Grove Collaborative Holdings, Inc.” (“
New Grove
”) (for further details, see “
Proposal No. 2—The Domestication Proposal
”).

(b)
On the Closing Date, VGAC II Merger Sub will merge with and into Grove (the “
Merger
”), with Grove as the surviving company and, after giving effect to such Merger, Grove shall be a wholly owned direct subsidiary of New Grove. In accordance with the terms and subject to the conditions of the Merger Agreement, at the time at which the Merger becomes effective (the “
Effective Time
”), based on an implied equity value of $1.4 billion: (a) each share of Grove common stock and preferred stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B common stock, par value $0.0001 per share, of New Grove (the “
New Grove Class
 B Common Stock
”), as determined pursuant to an exchange ratio set forth in the Merger Agreement (the “
Exchange Ratio
”) and (ii) a number of restricted shares of New Grove Class B Common Stock that will vest upon the achievement of certain earnout thresholds prior to the tenth anniversary of the Closing, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus (such shares, the “
Grove Earnout Shares
”); (b) each outstanding option to purchase Grove common stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of restricted stock units to acquire Grove common stock (collectively, “
Grove RSUs
”) will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove common stock or Grove preferred stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove common stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options to purchase Grove common stock granted since January 1, 2021 under Grove’s 2016 Equity Incentive Plan that have not yet vested as of immediately prior to the Closing (the “
Company Unvested 2021 Options
”).
In connection with the foregoing and concurrently with the execution of the Merger Agreement, VGAC II entered into Subscription Agreements (the “
Subscription Agreements
”) with certain investors (the “
PIPE Investors
”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and VGAC II agreed to issue and sell to the PIPE Investors, on the Closing Date, an aggregate of 8,707,500 shares of New Grove Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $87,075,000 (the “
PIPE Financing
”). One of the PIPE Investors is an affiliate of the Sponsor (as defined below) that has agreed to subscribe for 5,000,000 shares of New Grove Class A Common Stock. In addition, the other PIPE Investors include existing equityholders of Grove that have agreed to subscribe for 3,707,500 shares of New Grove Class A Common Stock in the aggregate. The shares of New Grove Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “
Securities Act
”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. VGAC II will grant the PIPE Investors certain customary registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
You will also be asked to consider and vote upon: (a) a proposal to approve the Domestication (the “
Domestication Proposal
”); (b) a proposal to approve by special resolution the adoption and approval of the proposed new certificate of incorporation (the “
Proposed Certificate of Incorporation
”) and bylaws (the “
Proposed Bylaws,
” and together with the Proposed Certificate of Incorporation, the “
Proposed Governing Documents
”) of New Grove (the “
Charter Amendment Proposal
”) copies of which are attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annexes C and D, respectively; (c) five separate and non-binding,
advisory proposals to approve material differences between VGAC II’s existing amended and restated memorandum and articles of association (together, the “
Existing Governing Documents
”) and Proposed Governing Documents upon the Domestication, respectively (together, the “
Governing Documents Proposals
”); (d) a proposal to approve, for purpose of complying with New York Stock Exchange (“
NYSE
”) Listing Rule 312.03, the issuance of New Grove Class A Common Stock and New Grove Class B Common Stock in connection with the Business Combination and the PIPE Financing (the “
NYSE Proposal
”); (e) a proposal to approve and adopt the Grove Collaborative Holdings, Inc. 2022 Incentive Equity Plan, a copy of which is attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annex I (the “
Incentive Equity Plan Proposal
”); (f) a proposal to approve and adopt the Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annex J (the “
ESPP Proposal
”); (g) a proposal to elect the directors constituting the New Grove board of directors (the “
Director Election Proposal
”); and (h) a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, for one or more of the Adjournment Purposes (as defined below) (the “
Adjournment Proposal”)
.
The Domestication and the Business Combination will each be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the NYSE Proposal (collectively, the “
Condition Precedent Proposals
”) are approved at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/consent solicitation statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates to the extent required (a) to ensure that any supplement or amendment is made to the accompanying proxy statement/consent solicitation statement/prospectus that VGAC II, after reasonable consultation with Grove, has determined in good faith is required to satisfy the conditions set forth in the Merger Agreement and other applicable law, (b) if on a date for which the extraordinary general meeting is scheduled, VGAC II has not received proxies representing a sufficient number of VGAC II ordinary shares to obtain the approval of the proposals at the extraordinary general meeting, whether or not a quorum is present, (c) if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient VGAC II ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting, or (d) if, as of the deadline for electing redemption by holders of VGAC II Class A ordinary shares in accordance with the governing documents of VGAC II, the VGAC II shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $175,000,000 after deducting any amounts paid to VGAC II shareholders that exercise their redemption rights in connection with the Business Combination, would not be satisfied (such aggregate cash, the “
Available Cash,
” and such condition to the consummation of the Business Combination, the “
Minimum Available Cash Condition
”) (clauses (a), (b), (c), and (d) collectively the “
Adjournment Purposes
”).
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing, including the Sponsor Agreement, Subscription Agreements, Grove Stockholder Support Agreement and the Amended and Restated Registration Rights Agreement (each as defined in the accompanying proxy statement/consent solicitation statement/prospectus). See “
Business Combination Proposal—Related Agreements
” in the accompanying proxy statement/consent solicitation statement/prospectus for more information.
Subject to approval by VGAC II shareholders of the Business Combination Proposal, the Domestication Proposal, and the Charter Amendment Proposal, New Grove will adopt a dual-class stock structure, comprised of New Grove Class A Common Stock, which will carry one vote per share, and New Grove Class B Common Stock, which will carry ten votes per share. Upon the closing of the Business Combination (the “
Closing
”), all stockholders of Grove will hold only shares of New Grove Class B Common Stock. The New Grove Class B Common Stock will be entitled to the same dividends as and will rank equally to the New Grove Class A Common Stock upon any liquidation. The New Grove Class B Common Stock may be converted into one share of New Grove Class A Common Stock. See “
Description of New Grove Securities—Common Stock—New Grove Class
 B Common Stock—Conversion.
”
Pursuant to the Existing Governing Documents, a holder of VGAC II’s public shares (a “
public shareholder
”) may request that VGAC II redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“
Continental
”), VGAC II’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares.
Public shareholders may elect to redeem their public shares even if they vote “
FOR
” the Business Combination Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms to Continental, New Grove will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of VGAC II’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Grove Class A Common Stock that will be redeemed immediately after the Closing. See “
Extraordinary General Meeting of VGAC II—Redemption Rights
” in the accompanying proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “
group
” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.
VG Acquisition Sponsor II LLC (the “
Sponsor
”) has, pursuant to the Sponsor Agreement, agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger) and (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of VGAC II held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. In addition, the Sponsor has agreed that 35% of the New Grove Class A Common Stock to be received by the Sponsor at the Closing (the “
Sponsor Earnout Shares
”) will be subject to certain vesting provisions set forth in the Sponsor Agreement. Pursuant to such earn-out
provisions, the Sponsor Earnout Shares will be subject to an earnout period of ten years (the “
Sponsor Earnout Period
”), with such shares vesting effective (i) with respect to 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $12.50 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to the expiration of the Sponsor Earnout Period and (ii) with respect to the other 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $15.00 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to expiration of the Sponsor Earnout Period. In addition, in the event that (x) there is a Change of Control (as defined in the Sponsor Agreement) (or a definitive agreement providing for a Change of Control has been entered into) after the Closing and prior to the expiration of the Sponsor Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to New Grove after the Closing Date and prior to the expiration of the Sponsor Earnout Period, the Sponsor Earnout Shares will vest (to the extent such Sponsor Earnout Shares have not already vested in accordance with the Sponsor Agreement).

If, upon the expiration of the Sponsor Earnout Period, any Sponsor Earnout Shares shall have not vested, then such Sponsor Earnout Shares shall be automatically forfeited by the Sponsor and canceled by New Grove. As of the date of the accompanying proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “
Business Combination Proposal—Related Agreements—Sponsor Agreement
” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Agreement.
Pursuant to the Merger Agreement, certain stockholders of Grove each entered into a Support Agreement with VGAC II, pursuant to which such stockholders have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination. The vote of such stockholders of Grove will be sufficient to approve the Business Combination on behalf of Grove.
The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/consent solicitation statement/prospectus. There can be no assurance that the closing conditions will be satisfied or that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will VGAC II redeem public shares in an amount that would cause New Grove’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
VGAC II is providing the accompanying proxy statement/consent solicitation statement/prospectus and accompanying proxy card to VGAC II shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination, and other related business to be considered by VGAC II shareholders at the extraordinary general meeting is included in the accompanying proxy statement/consent solicitation statement/prospectus.
Whether or not you plan to attend the extraordinary general meeting, all of VGAC II shareholders are urged to read the accompanying proxy statement/consent solicitation statement/prospectus, including the Annexes thereto and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors”
beginning on page [
●
] of the accompanying proxy statement/consent solicitation statement/prospectus.
After careful consideration, the board of directors of VGAC II has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “
FOR
” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “
FOR
” all other proposals presented to VGAC II shareholders in the accompanying proxy statement/consent solicitation statement/prospectus. When you consider the recommendation of these proposals by the board of directors of VGAC II, you should keep in mind that VGAC II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” in the accompanying proxy statement/consent solicitation statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least a two-thirds
(2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Your vote is very important
. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/consent solicitation statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/consent solicitation statement/prospectus.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CONTINENTAL, VGAC II’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of VGAC II’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Josh Bayliss
Chief Executive Officer and Director
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/consent solicitation statement/prospectus is dated [●], 2022 and is first being mailed to shareholders on or about [●], 2022.

NOTICE OF SOLICITATION OF WRITTEN CONSENT
To Stockholders of Grove Collaborative, Inc.:
Pursuant to that certain Agreement and Plan of Merger, dated December 7, 2021 (as may be further amended, supplemented, or otherwise modified from time to time, the “
Merger Agreement
”), by and among VGAC II, Treehouse Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC II (“
VGAC II Merger Sub
”), and Grove Collaborative, Inc., a Delaware public benefit corporation (“
Grove
”), VGAC II Merger Sub will merge with and into Grove, with Grove surviving the merger as a wholly owned direct subsidiary of New Grove (the “
Merger
”).
This proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of the board of directors of Grove (the “
Grove Board
”) to request that holders of Grove Common Stock or Grove Preferred Stock (with respect to the common stock you will hold upon conversion of preferred stock) execute and return written consents to adopt and approve the Merger Agreement and the Merger and the ancillary documents thereto and consent to certain other actions specified therein.
Concurrent with the execution of the Merger Agreement, certain holders of Grove Preferred Stock (determined on an as-converted
basis) representing the requisite vote required under the certificate of incorporation of Grove executed a written consent pursuant to which all of Grove’s issued and outstanding preferred stock will be converted immediately prior to the Merger into shares of Grove common stock in accordance with Grove’s certificate of incorporation. The written consents solicited via this proxy statement/consent solicitation statement/prospectus will become effective upon such conversion of the Grove preferred stock.
This proxy statement/consent solicitation statement/prospectus describes the proposed Merger and the actions to be taken in connection with the Merger and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.
The Grove Board has considered the Merger and the terms of the Merger Agreement and the ancillary documents and has unanimously determined that the Merger and the Merger Agreement are advisable, fair to and in the best interests of Grove and its stockholders and recommends that Grove stockholders adopt the Merger Agreement and the ancillary documents by submitting a written consent.
Please complete, date, and sign the written consent furnished with this proxy statement/consent solicitation statement/prospectus and return it promptly to Grove by one of the means described in “
Grove’s Solicitation of Written Consents.
”

VIRGIN GROUP ACQUISITION CORP. II
65 Bleecker Street
6th Floor
New York, New York 10012
NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [
●
], 2022
TO THE SHAREHOLDERS OF VIRGIN GROUP ACQUISITION CORP. II:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “
extraordinary general meeting
”) of Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“
VGAC II
”), will be held at the offices of Davis Polk & Wardwell LLP located at 450 Lexington Avenue, New York, New York 10017 and virtually via the Internet at [●], Eastern Time, on [●], 2022. Due to public health concerns regarding the
COVID-19
pandemic, and the importance of ensuring the health and safety of VGAC II directors, officers, employees and shareholders, VGAC II shareholders are encouraged to attend the extraordinary general meeting virtually via the Internet. To attend and participate in the extraordinary general meeting virtually, VGAC II shareholders must register at [●], which is referred to in the accompanying joint proxy statement/consent solicitation statement/prospectus as the VGAC II meeting website. Upon completing their registration, VGAC II shareholders will receive further instructions via email, including a unique link that will allow VGAC II shareholders access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•
Proposal No. 1—The Business Combination Proposal—RESOLVED
, as an ordinary resolution, that VGAC II’s entry into that certain Agreement and Plan of Merger, dated as of December 7, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “
Merger Agreement
”), by and among VGAC II, Treehouse Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC II (“
VGAC II Merger Sub
”), and Grove Collaborative, Inc., a Delaware public benefit corporation (“
Grove
”), a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex A, be approved, pursuant to which, among other things, at least one day following the de-registration
of VGAC II as an exempted company in the Cayman Islands and the continuation and domestication of VGAC II as a public benefit corporation in the State of Delaware with the name “Grove Collaborative Holdings, Inc.
,
” (a) VGAC II Merger Sub will merge with and into Grove (the “
Merger
”), with Grove as the surviving company in the Merger and, after giving effect to such Merger, Grove shall be a wholly owned direct subsidiary of New Grove, and (b) in accordance with the terms and subject to the conditions of the Merger Agreement, at the time at which the Merger becomes effective (the “
Effective Time
”), based on an implied equity value of $1.4 billion: (a) each share of Grove common stock and preferred stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B common stock, par value $0.0001 per share, of New Grove (the “
New Grove Class
 B Common Stock
”), as determined pursuant to an exchange ratio set forth in the Merger Agreement (the “
Exchange Ratio
”) and (ii) a number of restricted shares of New Grove Class B Common Stock that will vest upon the achievement of certain earnout thresholds prior to the tenth anniversary of the Closing, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus (such shares, the “
Grove Earnout Shares
”); (b) each outstanding option to purchase Grove common stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of restricted stock units to acquire Grove common stock (collectively, “
Grove RSUs
”) will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove common stock or Grove preferred stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove common stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options to purchase Grove common stock granted since January 1, 2021 under Grove’s 2016 Equity Incentive Plan that have not yet vested as of immediately prior to the Closing (the “
Company Unvested 2021 Options
”).

•
Proposal No. 2—The Domestication Proposal—RESOLVED
, as a special resolution, that VGAC II be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (“
DGCL
”) and, immediately upon being
de-registered
in the Cayman Islands, VGAC II be continued and domesticated as a public benefit corporation under the laws of the State of Delaware and, conditioned upon, and with effect from, the registration of VGAC II as a corporation in the State of Delaware, the name of VGAC II be changed from “Virgin Group Acquisition Corp. II” to “Grove Collaborative Holdings, Inc.” and the registered office of the Company be changed to 3500 South DuPont Highway, City of Dover, County of Kent, Delaware, be approved.

•
Proposal No. 3—Charter Amendment Proposal—RESOLVED
, as a special resolution, that the existing amended and restated memorandum and articles of association of VGAC II (together, the “
Existing Governing Documents
”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex C (the “
Proposed Certificate of Incorporation
”) and the proposed new bylaws, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex D (the “
Proposed Bylaws
”) of “Grove Collaborative Holdings, Inc.” upon the Domestication, be approved as the certificate of incorporation and bylaws, respectively, of Grove Collaborative Holdings, Inc., effective upon the effectiveness of the Domestication.

•
Governing Documents Proposals
—to consider and vote upon the following five separate
non-binding,
advisory resolutions to approve certain features of the Proposed Certificate of Incorporation and Proposed Bylaws (such proposals, collectively, the “
Governing Documents Proposals
”):

•
Proposal No. 4—Governing Documents Proposal A—RESOLVED
, as a
non-binding,
advisory resolution, that the change in the authorized share capital of VGAC II from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 600,000,000 shares of New Grove Class A Common Stock, (b) 200,000,000 shares of New Grove Class B Common Stock, and (c) 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Grove (the “
New Grove Preferred Stock
”) be approved.

•
Proposal No. 5—Governing Documents Proposal B—RESOLVED
, as a
non-binding,
advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other immaterial changes necessary or, as mutually agreed in good faith by VGAC II and Grove, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annex C and Annex D, respectively), including (i) changing the corporate name from “Virgin Group Acquisition Corp. II” to “Grove Collaborative Holdings, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Grove’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

•
Proposal No. 6—Governing Documents Proposal C—RESOLVED
, as a
non-binding,
advisory resolution, that the issuance of shares of New Grove Class B Common Stock, which will allow holders of New Grove Class B Common Stock to cast ten votes per share of New Grove Class B Common Stock be approved.

•
Proposal No. 7—The NYSE Proposal—RESOLVED
, as an ordinary resolution, that for the purposes of complying with the applicable provisions of New York Stock Exchange (“
NYSE
”) Listing Rule 312.03, the issuance of shares of New Grove Class A Common Stock and shares of New Grove Class B Common Stock be approved.

•
Proposal No. 8—The Incentive Equity Plan Proposal—RESOLVED
, as an ordinary resolution, that the Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex I, be adopted and approved.

•
Proposal No. 9—The ESPP Proposal—RESOLVED
, as an ordinary resolution, that the Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex J, be adopted and approved.

•
Proposal No. 10—The Director Election Proposal—RESOLVED
, as an ordinary resolution, that the proposal to elect Stuart Landesberg, Christopher Clark, Catherine Beaudoin, David Glazer, John Replogle, [●], [●], [●] and [●], in each case, to serve as directors of New Grove until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal, be adopted and approved.

•
Proposal No. 11—The Adjournment Proposal—RESOLVED
, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to VGAC II shareholders, (B) in order to solicit additional proxies from VGAC II shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (C) if VGAC II shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the issuance and sale of an aggregate of 8,707,500 shares of New Grove Class A Common Stock at a price of $10.00 per share pursuant to the Subscription Agreements (the “
Subscription Agreements
”) with certain investors (the “
PIPE Investors
”), for aggregate gross proceeds of $87,075,000 (the “
PIPE Financing
”), equal no less than $175,000,000 after deducting any amounts paid to VGAC II shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal and the Director Election Proposal (collectively, the “
Condition Precedent Proposals
”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
These items of business are described in the accompanying proxy statement/consent solicitation statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on [●], 2022 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
The accompanying proxy statement/consent solicitation statement/prospectus and accompanying proxy card is being provided to VGAC II shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting.
Whether or not you plan to attend the extraordinary general meeting, all VGAC II shareholders are urged to read the accompanying proxy statement/consent solicitation statement/prospectus, including the Annexes thereto and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
” beginning on page 26
of the accompanying proxy statement/consent solicitation statement/prospectus.
After careful consideration, the board of directors of VGAC II has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “
FOR
” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “
FOR
” all other proposals presented to VGAC II shareholders in the accompanying proxy statement/consent solicitation statement/prospectus. When you consider the recommendation of these proposals by the board of directors of VGAC II, you should keep in mind that VGAC II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” in this proxy statement/consent solicitation statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Governing Documents, a public shareholder of VGAC II may request that New Grove redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)
(a) hold public shares, or (b) hold public shares through units and elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company (“
Continental
”), VGAC II’s transfer agent, in which you (a) request that New Grove redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through The Depository Trust Company.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 P.M., Eastern Time, on [
●
], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Grove will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of VGAC II’s initial public offering (the “
trust account
”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Grove Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “
Extraordinary General Meeting of VGAC II—Redemption Rights
” in this proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “
group
” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“
Exchange Act
”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.
VG Acquisition Sponsor II LLC (the “
Sponsor
”) has, pursuant to the Sponsor Letter Agreement, dated as of December 7, 2021, entered into by Grove, the Sponsor, VGAC II, Credit Suisse Securities (USA) LLC as the underwriter, the Insiders (as defined therein) and the Holders (as defined therein) (the “
Sponsor Agreement
”), agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of VGAC II held by the Sponsor, and (iii) be bound by certain earn-out
provisions with respect to its shares in VGAC II following the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. See “
Business Combination Proposal—Related Agreements—Sponsor Agreement
” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Agreement.
The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/consent solicitation statement/prospectus. There can be no assurance that the closing conditions will be satisfied or that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will VGAC II redeem public shares in an amount that would cause New Grove’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
The approval of each of the Domestication Proposal and the Charter Amendment Proposal require a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds
(2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Your vote is very important
. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/consent solicitation statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/consent solicitation statement/prospectus.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “
FOR
” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the accompanying proxy statement/consent solicitation statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/consent solicitation statement/prospectus carefully and in its entirety, including the Annexes hereto and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact [●], our proxy solicitor, by calling [●], or banks and brokers can call collect at [●], or by emailing [●].
Thank you for your participation. We look forward to your continued support. By Order of the Board of Directors of Virgin Group Acquisition Corp II.
Josh Bayliss
Chief Executive Officer and Director
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CONTINENTAL, VGAC II’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

ANNEXES
Annex A—Agreement and Plan of Merger
Annex B—Amended and Restated Memorandum and Articles of Association of VGAC II
Annex C—Form of Certificate of Incorporation of New Grove
Annex D—Form of Bylaws of New Grove
Annex E—Sponsor Agreement
Annex F—Form of Subscription Agreement

i

Annex G—Form of Registration Rights Agreement
Annex H—Form of Grove Stockholder Support Agreement
Annex I—Form of Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan
Annex J—Form of Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan
Annex K—Section 262 of the Delaware General Corporation Law
Annex L—Fairness Opinion of Houlihan Lokey Capital, Inc.

ADDITIONAL INFORMATION
You may request copies of the accompanying proxy statement/consent solicitation statement/prospectus and any other publicly available information concerning VGAC II, without charge, by written request to Virgin Group Acquisition Corp. II, 65 Bleecker Street, 6th Floor, New York, New York 10012, or by telephone request at (212)
497-9050;
or [●], VGAC II’s proxy solicitor, by calling [●], or banks and brokers can call collect at [●], or by emailing [●] or from the SEC through the SEC website at www.sec.gov.
In order for VGAC II shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of VGAC II to be held on [●], 2022, you must request the information by [●], 2022 (five business days prior to the date of the extraordinary general meeting).
TRADEMARKS
This document contains references to trademarks, trade names, and service marks belonging to other entities. Solely for convenience, trademarks, trade names, and service marks referred to in this proxy statement/consent solicitation statement/prospectus may appear without the
®
or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. VGAC II does not intend VGAC II’s use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/consent solicitation statement/prospectus or the context otherwise requires, references to:

•	“ Articles of Association ” are to the amended and restated articles of association of VGAC II;

•
“
Available Cash
” are an amount equal to the sum of, immediately prior to the Closing, (i) the amount of cash available to be released from the trust account (after giving effect to all payments to VGAC II shareholders that exercise their redemption rights in connection with the Business Combination), plus (ii) the net amount of proceeds actually received by VGAC II pursuant to the PIPE Financing.

•	“ Business Combination ” are to the Merger and other transactions contemplated by the Merger Agreement, other than the Domestication, collectively, including the PIPE Financing;

•	“ Cayman Islands Companies Act ” are to the Companies Act (As Revised) of the Cayman Islands;

•
“
Class
 A ordinary shares
” are to the Class A ordinary shares, par value $0.0001 per share, of VGAC II prior to the Domestication, which will automatically convert, on a one-for-one
basis, into shares of New Grove Class A Common Stock in connection with the Domestication, authorized pursuant to the Existing Governing Documents;

•
“
Class
 B ordinary shares
” or “
founder shares
” are to the 10,062,500 Class B ordinary shares, par value $0.0001 per share, of VGAC II outstanding as of the date of this proxy statement/consent solicitation statement/prospectus that were issued to the Sponsor in a private placement prior to the initial public offering (as defined below), and, in connection with the Domestication, will automatically convert, on a one-for-one
basis, into shares of New Grove Class A Common Stock;

•	“ Closing ” are to the closing of the Business Combination;

•
“
Closing Date
” are to that date that is in no event later than the third business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “
Business Combination Proposal—Conditions to Closing of the Business Combination
,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as VGAC II and Grove may agree in writing;

•
“
Condition Precedent Proposals
” are to the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, and the Director Election Proposal, collectively;

•	“ Continental ” are to Continental Stock Transfer & Trust Company;

•
“
COVID-19
” or the “
COVID-19
pandemic
” are to the novel coronavirus
(SARS-CoV-2
or
COVID-19),
and any evolutions, mutations, or variations thereof or any other related or associated public health condition, emergency, epidemics, pandemics, or disease outbreaks;

•
“
Domestication
” are to VGAC II’s domestication, at least one day prior to the Closing, upon the terms and subject to the conditions of the Merger Agreement, as a Delaware corporation in accordance with the DGCL and the Cayman Islands Companies Act;

•	“ Effective Time ” are to the time at which the Merger becomes effective;

•	“ ESPP ” are to the Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan to be considered for adoption and approval by VGAC II shareholders pursuant to the ESPP Proposal;

•	“ Existing Governing Documents ” are to the Memorandum of Association and the Articles of Association;

•	“ extraordinary general meeting ” are to the extraordinary general meeting of VGAC II to be held at the offices of Davis Polk & Wardwell LLP located at 450 Lexington Avenue, New York, New York 10017 and virtually via the Internet at [●], Eastern Time, on [●], 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“ Governing Documents Proposals ” are to Governing Documents Proposal A, Governing Documents Proposal B, and Governing Documents Proposal C;

•	“ Grove ” are to Grove Collaborative, Inc., a Delaware public benefit corporation, prior to the consummation of the Business Combination;

•	“ Grove Board ” are to the Board of Directors of Grove;

•	“ Grove Common Stock ” are to the shares of common stock, par value $0.0001 per share, of Grove;

•	“ Grove Equityholders ” are to the holders of Grove equity interests;

•
“
Grove Preferred Stock
” are the shares of (i) Series Seed preferred stock; (ii) Series A preferred stock, par value $0.0001 per share, of Grove, (iii) Series B preferred stock, par value $0.0001 per share, of Grove, (iv) Series C preferred stock, par value $0.0001 per share, of Grove, (v) Series
C-1
preferred stock, par value $0.0001 per share, of Grove, (vi) Series D preferred stock, par value $0.0001 per share, of Grove, (vii) Series
D-1
preferred stock, par value $0.0001 per share, of Grove, (viii) Series
D-2
preferred stock, par value $0.0001 per share, of Grove, and (ix) Series E preferred stock, par value $0.0001 per share, of Grove;

•
“
Grove Stockholder Support Agreement
” are the Support Agreement, dated as of December 7, 2021, by and among VGAC II, Grove, Stuart Landesberg, Norwest Venture Partners XIII, LP, Mayfield Select, Mayfield XV, MHS Capital Partners II, L.P., MHS Capital Partners G2, LLC, MHS Capital Partners G, LLC, Lone Cypress, Ltd., Lone Spruce, L.P., Lone Cascade, L.P., Lone Sierra, L.P., Lone Monterey Master Fund, Ltd., General Atlantic (GC), L.P., SCM GC Investments Limited, Christopher Clark, Catherine Beaudoin, Nextview Ventures II, L.P., Nextview Ventures II-A, L.P., Nextview Ventures Co-Invest I, L.P., Serious Change II, LP, Serious Change, LP, Nevada FML, LLC, Nevada HPL, LLC, Inherent ESG Private, LP, Greenspring Secondaries Fund III, L.P., Glynn Partners V. L.P., Glynn Emerging Opportunity Fund, Glynn Emerging Opportunity Fund II-A, L.P. and Glynn Emerging Opportunity Fund II, L.P.;

•	“ Grove Stockholders ” are to holders of Grove Common Stock and Grove Preferred Stock;

•	“ Grove Support Stockholders ” are to certain holders of Grove Common Stock who executed the Grove Stockholder Support Agreement;

•
“
Incentive Equity Plan
” are to the Grove Collaborative Holdings, Inc. 2022 Incentive Equity Plan to be considered for adoption and approval by VGAC II shareholders pursuant to the Incentive Equity Plan Proposal;

•	“ initial public offering ” are to VGAC II’s initial public offering that was consummated on March 25, 2021;

•	“ Lock-up Period ” is the period commencing on the Closing Date and ending on the date of the first trading window at least 150 days after the Closing Date;

•	“ Memorandum of Association ” are to the amended and restated memorandum of association of VGAC II;

•
“
Merger
” are to the merger of VGAC II Merger Sub with and into Grove pursuant to the Merger Agreement, with Grove as the surviving company in the Merger and, after giving effect to such Merger, Grove becoming a wholly owned direct subsidiary of New Grove;

•	“ Merger Agreement ” are to that certain Agreement and Plan of Merger, dated December 7, 2021, by and among VGAC II, VGAC II Merger Sub, and Grove;

•	“ Minimum Available Cash Condition ” are to the condition that Available Cash shall be greater than or equal to $175,000,000;

v

•	“ New Grove ” are to Grove Collaborative Holdings, Inc. (f.k.a. Virgin Group Acquisition Corp. II) upon and after the Domestication;

•	“ New Grove Board ” are to the board of directors of New Grove;

•	“ New Grove Class A Common Stock ” are to the shares of Class A common stock, par value $0.0001 per share, of New Grove;

•	“ New Grove Class B Common Stock ” are to the shares of Class B common stock, par value $0.0001 per share, of New Grove;

•	“ New Grove Common Stock ” are to the shares New Grove Class A Common Stock and New Grove Class B Common Stock;

•	“ New Grove Preferred Stock ” are to the shares of preferred stock, par value $0.0001 per share, of New Grove;

•	“ New Grove Public Warrants ” are to warrants included in the public units issued in the initial public offering that will be exercisable for shares of New Grove Class A Common Stock after the Closing;

•	“ NYSE ” are to the New York Stock Exchange;

•	“ ordinary shares ” are to VGAC II Class A ordinary shares and Class B ordinary shares;

•
“
PIPE Financing
” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 8,707,500 shares of New Grove Class A Common Stock for an aggregate purchase price of $87,075,000 to be consummated in connection with the Closing;

•	“ PIPE Investors ” are to the investors participating in the PIPE Financing, collectively;

•
“
private placement warrants
” are to the 6,700,000 private placement warrants outstanding as of the date of this proxy statement/consent solicitation statement/prospectus that were issued to and held by the Sponsor in private placements simultaneously with the closing of the initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•	“ pro forma ” are to giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

•	“ Proposed Bylaws ” are to the proposed bylaws of New Grove to be effective upon the Domestication attached to this proxy statement/consent solicitation statement/prospectus as Annex D;

•
“
Proposed Certificate of Incorporation
” are to the proposed certificate of incorporation of New Grove to be effective upon the Domestication attached to this proxy statement/consent solicitation statement/prospectus as Annex C;

•	“ Proposed Governing Documents ” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“ public shareholders ” are to holders of public shares, whether acquired in the initial public offering or acquired in the secondary market;

•	“ public shares ” are to the currently outstanding 40,250,000 Class A ordinary shares of VGAC II, whether acquired in VGAC II’s initial public offering or acquired in the secondary market;

•	“ public warrants ” are to the currently outstanding 8,050,000 redeemable warrants to purchase Class A ordinary shares of VGAC II that were issued by VGAC II in the initial public offering;

•	“ redemption ” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“ redemption rights ” are to the redemption rights of VGAC II shareholders;

•	“ SEC ” are to the U.S. Securities and Exchange Commission;

•	“ Securities Act ” are to the Securities Act of 1933, as amended;

•	“ Sponsor ” are to VG Acquisition Sponsor II LLC, a Cayman Islands limited liability company;

•
“
Sponsor Agreement
” are to the Sponsor Letter Agreement, dated as of December 7, 2021, entered into by Grove, the Sponsor, VGAC II, Credit Suisse Securities (USA) LLC as the underwriter, the Insiders (as defined therein) and the Holders (as defined therein);

•	“ Subscription Agreements ” are to the subscription agreements, entered into by VGAC II and each of the PIPE Investors in connection with the PIPE Financing;

•	“ transfer agent ” are to Continental, VGAC II’s transfer agent;

•
“
trust account
” are to the account established by VGAC II for the benefit of its public shareholders pursuant to the Investment Management Trust Agreement, dated as of March 22, 2021, by and between VGAC II and Continental;

•	“ Trust Agreement ” are to the Investment Management Trust Agreement, dated as of March 22, 2021, between VGAC II and Continental;

•	“ trust fund ” are to the trust fund established by VGAC II for the benefit of its public shareholders;

•	“ VGAC II ” are to Virgin Group Acquisition Corp. II, a Cayman Islands exempted company, prior to the Domestication;

•	“ VGAC II Board ” are to VGAC II’s board of directors;

•	“ VGAC II meeting website ” are to [●], the Internet address of the extraordinary general meeting;

•	“ VGAC II Merger Sub ” are to Treehouse Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC II prior to the consummation of the Business Combination;

•	“ VGAC II Parties ” are to VGAC II and VGAC II Merger Sub;

•
“
VGAC II units
” are to the units of VGAC II, each unit representing one Class A ordinary share and one-fifth
of one warrant to acquire one Class A ordinary share, that were offered and sold by VGAC II in the initial public offering;

•	“ VGAC II shareholders ” are to holders of VGAC II ordinary shares;

•	“ VGAC II Warrant Agreement ” are to the warrant agreement, dated March 22, 2021, between VGAC II and Continental, as warrant agent;

•	“ VGAC II warrantholders ” are to holders of VGAC II warrants (as defined below);

•	“ VGAC II warrants ” are to the public warrants and the private placement warrants; and

•	“ Virgin Group ” are to the Virgin Group, an affiliate of the Sponsor, and its affiliates where applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this proxy statement/consent solicitation statement/prospectus may constitute “
forward-looking statements
” for purposes of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding VGAC II or VGAC II’s management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including, without limitation, those relating to the Domestication and the Business Combination. The information included in this proxy statement/consent solicitation statement/prospectus in relation to Grove has been provided by Grove and its respective management, and forward-looking statements include statements relating to VGAC II’s and Grove’s respective management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including, without limitation, those relating to the Domestication and the Business Combination. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “
anticipate,
” “
believe,
” “
continue,
” “
could,
” “
estimate,
” “
expect,
” “
intend,
” “
may,
” “
might,
” “
plan,
” “
possible,
” “
potential,
” “
predict,
” “
project,
” “
should,
” “
would,
” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/consent solicitation statement/prospectus may include, for example and without limitation, statements about:

•	VGAC II’s ability to complete the Business Combination with Grove and the timing thereof or, if VGAC II does not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by VGAC II shareholders of the Condition Precedent Proposals; (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “
HSR Act
”) relating to the Merger Agreement; (iii) VGAC II having at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing; (iv) the Minimum Available Cash Condition; and (v) the approval by the NYSE of VGAC II’s initial listing application in connection with the Business Combination;

•	statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity;

•
references with respect to the anticipated benefits of the Business Combination and the projected future financial performance of New Grove or New Grove’s operating companies following the Business Combination;

•	changes in the market for Grove’s products, and expansion plans and opportunities;

•	anticipated customer retention by Grove;

•	the extent to which Grove is able to protect Grove’s intellectual property and not infringe on the intellectual property rights of others;

•	the sources and uses of cash of the Business Combination;

•	new or adverse regulatory developments relating to automatic renewal laws;

•	the effect of COVID-19 on the foregoing, including VGAC II’s ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•	other factors detailed under the section entitled “ Risk Factors .”
The forward-looking statements contained in this proxy statement/consent solicitation statement/prospectus are based on VGAC II’s current expectations and beliefs concerning future developments and their potential effects on VGAC II and/or Grove. There can be no assurance that future developments affecting VGAC II and/or Grove will be those that VGAC II has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of VGAC II or Grove), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described herein under the heading “
Risk Factors.
” Should one or more of these risks or uncertainties materialize, or should any of VGAC II’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the
COVID-19
outbreak and there may be additional risks that VGAC II considers immaterial or which are unknown. It is not possible to predict or identify all such risks. VGAC II undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.
Before any VGAC II shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such VGAC II shareholder should be aware that the occurrence of the events described in the “
Risk Factors
” section and elsewhere in this proxy statement/consent solicitation statement/prospectus may adversely affect VGAC II and/or Grove.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF VGAC II
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Domestication and the Business Combination. The following questions and answers do not include all the information that is important to VGAC II shareholders. VGAC II urges VGAC II shareholders to read this proxy statement/consent solicitation statement/prospectus, including the Annexes hereto and the other documents referred to herein, carefully and in their entirety to fully understand the Domestication and the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at the offices of Davis Polk & Wardwell LLP located at 450 Lexington Avenue, New York, New York 10017 and virtually via the Internet at [
●
], Eastern Time, on [
●
], 2022.

Q:	Why am I receiving this proxy statement/consent solicitation statement/prospectus?

A:
VGAC II shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, in connection with the Merger, based on an implied equity value of $1.4 billion: (a) each share of Grove Common Stock and Grove Preferred Stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B Common Stock, as determined pursuant to an exchange ratio set forth in the Merger Agreement (the “
Exchange Ratio
”) and (ii) a number of restricted shares of New Grove Class B Common Stock that will vest upon the achievement of certain earnout thresholds prior to the tenth anniversary of the Closing, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus (such shares, the “
Grove Earnout Shares
”); (b) each outstanding option to purchase Grove Common Stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of restricted stock units to acquire Grove Common Stock (collectively, “
Grove RSUs
”) will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove Common Stock or Grove Preferred Stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove Common Stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options to purchase Grove common stock granted since January 1, 2021 under Grove’s 2016 Equity Incentive Plan that have not yet vested as of immediately prior to the Closing (the “
Company Unvested 2021 Options
”).

A copy of the Merger Agreement is attached to this proxy statement/consent solicitation statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety. This proxy statement/consent solicitation statement/prospectus includes descriptions of the Merger Agreement and particular provisions therein. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement.
The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by

x

proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, and each of the Domestication Proposal and the Charter Amendment Proposal require a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least a two-thirds
(2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of VGAC II will convert automatically, on a one-for-one
basis, into shares of New Grove Class A Common Stock, (ii) each issued and outstanding warrant to purchase Class A ordinary shares of VGAC II will convert automatically into a warrant to acquire New Grove Class A Common Stock in the same form and on the same terms and conditions as the converted VGAC II warrant, and (iii) each issued and outstanding unit of VGAC II that has not been previously separated into the underlying Class A ordinary share of VGAC II and underlying VGAC II warrant upon the request of the holder thereof prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Grove Class A Common Stock and one-fifth
of one warrant representing the right to purchase one share of New Grove Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the VGAC II Warrant Agreement. See “
Domestication Proposal
.”
The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “
What amendments will be made to the current constitutional documents of VGAC II?
” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of VGAC II being asked to vote upon?

A:	At the extraordinary general meeting, VGAC II is asking holders of its ordinary shares to consider and vote upon eleven separate proposals:

•	a proposal to approve and adopt by ordinary resolution the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•
a proposal to approve by special resolution the adoption and approval of the proposed new certificate of incorporation (the “
Proposed Certificate of Incorporation
”) and bylaws (the “
Proposed Bylaws,
” and together with the Proposed Certificate of Incorporation, the “
Proposed Governing Documents
”) of New Grove, copies of which are attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annexes D and E, respectively;

•
the following five separate
non-binding,
advisory proposals to approve by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•
to authorize the change in the authorized share capital of VGAC II from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 600,000,000 shares of New Grove Class A Common Stock, 200,000,000 shares of New Grove Class B Common Stock, and 100,000,000 shares of New Grove Preferred Stock;

•
to amend and restate the Existing Governing Documents and authorize all other immaterial changes necessary or, as mutually agreed in good faith by VGAC II and Grove, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

•	to authorize the issuance of shares of New Grove Class B Common Stock, which will allow holders of New Grove Class B Common Stock to cast ten votes per share of New Grove Class B Common Stock; and

•
a proposal to approve by ordinary resolution the issuance of shares of New Grove Class A Common Stock and shares of New Grove Class B Common Stock in connection with the Business Combination and the PIPE Financing pursuant to NYSE Listing Rules;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP;

•	a proposal to elect the directors to the New Grove Board; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If VGAC II shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.
For more information, please see “
Business Combination Proposal
,” “
Domestication Proposal
,” “
Governing Documents Proposals
,” “
NYSE Proposal
,” “
Incentive Equity Plan Proposal
,” “
ESPP Proposal,” “Director Election Proposal
,” and “
Adjournment Proposal
.”
VGAC II will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/consent solicitation statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of VGAC II should read it carefully and in its entirety.
After careful consideration, the VGAC II Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, each of the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal are in the best interests of VGAC II and VGAC II shareholders and unanimously recommends that VGAC II shareholders vote or give instruction to vote “
FOR
” each of those proposals.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a VGAC II shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

Q:	Why is VGAC II proposing the Business Combination?

A:
VGAC II is a blank check company incorporated on January 13, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Although VGAC II may pursue an acquisition opportunity in any business, industry, sector, or geographical location for purposes of consummating an initial business combination, VGAC II has focused on companies in the travel & leisure, financial services, health & wellness, technology & internet-enabled, music & entertainment, media & mobile, and renewable energy/resource efficiency sectors. VGAC II is not permitted under the Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.
VGAC II has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. VGAC II has sought targets that it believes: will perform well in the public markets over the long term and offer attractive returns to VGAC II shareholders; would uniquely benefit from an association with a trusted name like the Virgin Group through brand enhancement and improved operational performance; can be sourced through VGAC II’s extensive proprietary networks so as to avoid broadly marketed processes; generate stable free cashflows or that have a clear near-term path to produce healthy free cashflows; have the ability to provide a strong consumer experience that is meaningfully differentiated from competitors; have a strong and experienced management team that VGAC II can work alongside and augment as the company scales; and are prepared from a management, corporate governance, and reporting perspective to become a publicly traded company and can benefit from the access to the broader capital markets that this will provide.
Based on its due diligence investigations of Grove and the industry in which it operates, including the financial and other information provided by Grove in the course of negotiations, the VGAC II Board believes that Grove meets the criteria and guidelines listed above. However, there is no assurance of this. See “
Business Combination Proposal—The VGAC II Board’s Reasons for the Business Combination
.”
Although the VGAC II Board believes that the Business Combination with Grove presents an attractive business combination opportunity and is in the best interests of VGAC II and VGAC II shareholders, the VGAC II Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “
Business Combination Proposal—The VGAC II Board’s Reasons for the Business Combination
” and “
Risk Factors—Risks Related to Grove and New Grove Business Following the Business Combination
.”

Q:	Did the VGAC II Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. Although the Existing Governing Documents do not require VGAC II to seek an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions unless it pursues a business combination with an affiliated company, the board of directors of VGAC II received an opinion dated December 6, 2021, of Houlihan Lokey Capital, Inc. (“
Houlihan Lokey
”) to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in Houlihan Lokey’s written opinion, the merger consideration, excluding the Grove Earnout Shares, to be issued by VGAC II in the Business Combination pursuant to the Merger Agreement (the “
Closing Payment Shares
”) was fair, from a financial point of view, to VGAC II. See the section entitled “
BCA Proposal
 — Opinion of Houlihan Lokey
.”

Q:	What will Grove’s equityholders receive in return for the Business Combination with VGAC II?

A:
On the date of Closing, VGAC II Merger Sub will merge with and into Grove, with Grove as the surviving company in the Merger and, after giving effect to such Merger, Grove shall be a wholly owned direct subsidiary of New Grove. In accordance with the terms and subject to the conditions of the Merger Agreement, at the time at which the Merger becomes effective (the “
Effective Time
”), based on an implied equity value of $1.4 billion: (a) each share of Grove Common Stock and Grove Preferred Stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B Common Stock, as determined pursuant to an exchange ratio set forth in the Merger Agreement and (ii) a number of shares of Grove Earnout Shares, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus; (b) each outstanding option to purchase Grove Common Stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New

Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of Grove RSUs will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove Common Stock or Grove Preferred Stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove Common Stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of Company Unvested 2021 Options.

Q:	What are the Grove and Sponsor Earnout Shares?

A:
The Grove Earnout Shares will consist of 14,000,000 restricted shares of New Grove Class B Common Stock, which, immediately after the Closing, will represent approximately 5.8% of the outstanding shares of New Grove Common Stock and approximately 7.9% of the voting power of New Grove Common Stock assuming no redemptions by VGAC II shareholders in connection with the Business Combination. The Sponsor has agreed that 3,490,375 shares of New Grove Class A Common Stock (the “Sponsor Earnout Shares” and, together with the Grove Earnout Shares, the “Earnout Shares”), which represent 35% of the New Grove Class A Common Stock issuable in respect of the Class B ordinary shares held by the Sponsor as of the date of the Sponsor Agreement, will be subject to certain vesting provisions as set forth in the Sponsor Agreement. Immediately after the Closing, the Sponsor Earnout Shares will represent approximately 1.4% of the outstanding shares of New Grove Common Stock and approximately 0.2% of the voting power of New Grove Common Stock assuming no redemptions by VGAC II shareholders in connection with the Business Combination.

Such Earnout Shares will be unvested at the Closing and will automatically vest effective (A) with respect to 50% of the Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $12.50 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the Closing Date and on or prior to the ten year anniversary of the Closing Date (the “Earnout Period”) and (B) with respect to the other 50% of the Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $15.00 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the Closing Date and on or prior to expiration of the Earnout Period. In addition, in the event that (x) there is a Change of Control (as defined in the section entitled “
Grove Earnout Shares
” with respect to the Grove Earnout Shares or as defined in the Spnosor Agreement with respect to the Sponsor Earnout Shares) (or a definitive agreement providing for a Change of Control has been entered into) after the Closing and prior to the expiration of the Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to New Grove after the Closing Date and on or prior to the expiration of the Earnout Period, the Earnout Shares that have not vested prior to such occurrence will automatically vest.
If, upon the expiration of the Earnout Period, any Earnout Shares have not vested, then such Earnout Shares will automatically be forfeited by the holders thereof and be canceled by New Grove.

Q:	How will the combined company be managed following the Business Combination?

A:
Following the Closing, it is expected that the current management of Grove will become the management of New Grove, and the New Grove Board will consist of nine directors. If the Director Election Proposal is approved, the New Grove Board will consist of Stuart Landesberg, Christopher Clark, Catherine Beaudoin, David Glazer, John Replogle, [●], [●], [●] and [●]. Please see the section entitled “
Management of New Grove Following the Business Combination
” and “
Director Election Proposal
” for further information.

Q:	What equity stake will current VGAC II shareholders and current equityholders of Grove hold in New Grove immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/consent solicitation statement/prospectus, there are (i) 40,250,000 Class A ordinary shares outstanding underlying units issued in the initial public offering and (ii) 10,062,500 Class B ordinary shares outstanding held by the Sponsor. As of the date of this proxy statement/consent solicitation statement/prospectus, there are 6,700,000 private placement warrants outstanding and held by the Sponsor and 8,050,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Grove Class A Common Stock. Therefore, as of the date of this proxy statement/consent solicitation statement/prospectus (without giving effect to the Business Combination and assuming that none of VGAC II’s outstanding public shares are redeemed in connection with the Business Combination), VGAC II’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 65,062,500 ordinary shares.

The following table illustrates varying estimated ownership levels in New Grove immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions

	Share Ownership in New Grove(1)
	No Redemption	Medium Redemption(2)	Maximum Redemption(3)
VGAC II Shareholders	22.4%	14.9%	5.9%
Sponsor(2)(3)	3.7%	4.0%	4.4%
Pipe Investors	4.8%	5.3%	5.9%
Grove Stockholders(4)(5)	69.1%	75.8%	83.8%

(1)	As of December 31, 2021.
(2)
Assumes that 15,730,300 of the Class A ordinary shares are redeemed for an aggregate payment of $157.3 million (which represents 50% of the number of Class A ordinary shares that would be redeemed under the maximum redemption scenario).

(3)
Assumes that 31,460,600 of the Class A ordinary shares are redeemed for an aggregate payment of $314.6 million (which is the maximum number of redemptions that would still allow the Minimum Cash Condition to be satisfied).

(4)	Excludes equity awards issued at Closing upon rollover of vested and unvested Grove equity awards under the proposed New Grove Incentive Equity Plan.
(5)	Each share of New Grove Class B Common Stock will have ten (10) votes per share, while each share of New Grove Class A Common Stock will have one (1) vote per share.

The following table illustrates varying estimated ownership levels in New Grove immediately following the consummation of the Business Combination on a fully-diluted basis including the Sponsor Earnout Shares, the Grove Earnout Shares and shares of New Grove Common Stock issuable pursuant to the public warrants, the private placement warrants, and Grove equity awards, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Ownership in New Grove(1)
	No Redemption	Medium Redemption(2)	Maximum Redemption(3)
VGAC II Shareholders	16.6%	10.8%	4.2%
Sponsor(2)(3)	2.7%	2.9%	3.1%
Grove Stockholders	51.2%	54.7%	58.8%
PIPE Investors	3.6%	3.9%	4.2%
Private Placement Warrants	2.8%	3.0%	3.2%
Public Warrants	3.3%	3.5%	3.8%
Sponsor Earnout Shares	1.4%	1.5%	1.7%
Grove common stock options(4)	11.4%	12.2%	13.1%
Grove restricted stock units(4)	0.7%	0.8%	0.8%
Grove common stock warrants(4)	0.5%	0.5%	0.5%
Grove common stock issued upon early exercise of options(4)	0.0%	0.0%	0.0%
Grove Earnout Shares(4)	5.8%	6.2%	6.6%

(1)	As of December 31, 2021.
(2)
Assumes that 15,730,300 of the Class A ordinary shares are redeemed for an aggregate payment of $157.3 million (which represents 50% of the number of the Class A ordinary shares that would be redeemed under the maximum redemption scenario)

(3)
Assumes that 31,460,600 of the Class A ordinary shares are redeemed for an aggregate payment of $314.6 million (which is the maximum number of redemptions that would still allow the Minimum Cash Condition to be satisfied).

(4)	Each share of New Grove Class B Common Stock will have ten (10) votes per share, while each share of New Grove Class A Common Stock will have one (1) vote per share.
For further details, see “Business Combination Proposal—Consideration to Grove Equityholders in the Business Combination.”
Furthermore, subject to approval by VGAC II shareholders of the Business Combination Proposal, the Domestication Proposal, and the Charter Amendment Proposal, New Grove will adopt a dual-class stock structure, comprising of New Grove Class A Common Stock, which will carry one (1) vote per share, and New Grove Class B Common Stock, which will carry ten (10) votes per share. Upon the Closing, all stockholders of Grove will hold only shares of New Grove Class B Common Stock. The New Grove Class B Common Stock will be entitled to the same dividends as and will rank equally to the New Grove Class A Common Stock upon any liquidation. The New Grove Class B Common Stock is also subject to conversion to New Grove Class A Common Stock upon the occurrence of certain events. Upon conversion, each share of New Grove Class B Common Stock will convert into one share of New Grove Class A Common Stock. See “
Description of New Grove Securities—Common Stock—New Grove Class
 B Common Stock—Mandatory Conversion.
”

Q:	What percentage of voting power will current VGAC II shareholders and current equityholders of Grove hold in New Grove immediately after the consummation of the Business Combination?

A:
The following table illustrates the estimated voting power in New Grove immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Voting Power in New Grove(1)
	No Redemption	Medium Redemption(2)	Maximum Redemption(3)
VGAC II Shareholders	3.1%	1.9%	0.7%
Sponsor(2)(3)	0.5%	0.5%	0.5%
Pipe Investors	0.7%	0.7%	0.7%
Grove Stockholders(4)(5)	95.7%	96.9%	98.1%

(1)	As of December 31, 2021.
(2)
Assumes that 15,730,300 of the Class A ordinary shares are redeemed for an aggregate payment of $157.3 million (which represents 50% of the number of the Class A ordinary shares that would be redeemed under the maximum redemption scenario).

(3)
Assumes that 31,460,600 of the Class A ordinary shares are redeemed for an aggregate payment of $314.6 million (which is the maximum number of redemptions that would still allow the Minimum Cash Condition to be satisfied).

(4)	Excludes equity awards issued at Closing upon rollover of vested and unvested Grove equity awards under the proposed New Grove Incentive Equity Plan.
(5)	Each share of New Grove Class B Common Stock will have ten (10) votes per share, while each share of New Grove Class A Common Stock will have one (1) vote per share.
The following table illustrates the estimated voting power in New Grove immediately following the consummation of the Business Combination on a fully-diluted basis including the Sponsor Earnout Shares, the Grove Earnout Shares and shares of New Grove Common Stock issuable pursuant to the public warrants, the private placement warrants, and Grove equity awards, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Voting Power in New Grove(1)
	No Redemption	Medium Redemption(2)	Maximum Redemption(3)
VGAC II Shareholders	2.3%	1.4%	0.5%
Sponsor(2)(3)	0.4%	0.4%	0.4%
PIPE Investors	0.5%	0.5%	0.5%
Grove Stockholders	70.5%	71.1%	71.8%
Private Placement Warrants	0.4%	0.4%	0.4%
Public Warrants	0.5%	0.5%	0.5%
Sponsor Earnout Shares	0.2%	0.2%	0.2%
Grove common stock options(4)	15.7%	15.9%	16.0%
Grove restricted stock units(4)	1.0%	1.0%	1.0%
Grove common stock warrants(4)	0.6%	0.6%	0.6%
Grove common stock issued upon early exercise of options(4)	0.0%	0.0%	0.0%
Grove Earnout Shares(4)	7.9%	8.0%	8.1%

(1)	As of December 31, 2021.
(2)
Assumes that 15,730,300 of the Class A ordinary shares are redeemed for an aggregate payment of $157.3 million (which represents 50% of the number of the Class A ordinary shares that would be redeemed under the maximum redemption scenario)

(3)
Assumes that 31,460,600 of the Class A ordinary shares are redeemed for an aggregate payment of $314.6 million (which is the maximum number of redemptions that would still allow the Minimum Cash Condition to be satisfied).

(4)	Each share of New Grove Class B Common Stock will have ten (10) votes per share, while each share of New Grove Class A Common Stock will have one (1) vote per share.

Q:	Why is VGAC II proposing the Domestication?

A:
The VGAC II Board believes that there are significant advantages to VGAC II that will arise as a result of a change of its domicile to Delaware. Further, the VGAC II Board believes that any direct benefit that the Delaware General Corporation Law (the “
DGCL
”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The VGAC II Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of VGAC II and the VGAC II shareholders, including (i) the prominence, predictability, and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance, and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing reasons are discussed in greater detail in the section entitled “
Domestication Proposal—Reasons for the Domestication
.”

To effect the Domestication, VGAC II will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which VGAC II will be domesticated and continue as a Delaware public benefit corporation.
The approval of the Domestication Proposal is a condition to the Closing under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds
(2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker nonvotes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of VGAC II?

A:
The Closing is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, VGAC II shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace the Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares ( Governing Documents Proposal A )	The share capital under the Existing Governing Documents is US$22,100 divided into 200,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share, and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 600,000,000 shares of New Grove Class A Common Stock, 200,000,000 shares of New Grove Class B Common Stock, and 100,000,000 shares of New Grove Preferred Stock.

	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents

Corporate Name ( Governing Documents Proposal B )	The Existing Governing Documents provide the name of the company is “Virgin Group Acquisition Corp. II”	The Proposed Governing Documents will provide that the name of the corporation will be “Grove Collaborative Holdings, Inc.”

	See paragraph 1 of VGAC II’s Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence ( Governing Documents Proposal B )	The Existing Governing Documents provide that if VGAC II does not consummate a business combination (as defined in the Existing Governing Documents) by March 25, 2023 (twenty-four months after the closing of the initial public offering), VGAC II will cease all operations except for the purposes of winding up and will redeem the shares issued in the initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New Grove’s ongoing existence; the default under the DGCL will make New Grove’s existence perpetual.

	See Article 49 of VGAC II’s Articles of Association.	This is the default rule under the DGCL.

Exclusive Forum ( Governing Documents Proposal B )	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

Provisions Related to Status as Blank Check Company ( Governing Documents Proposal B )	The Existing Governing Documents set forth various provisions related to VGAC II’s status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to VGAC II’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as VGAC II will cease to be a blank check company at such time.

See Article 49 of VGAC II’s Amended and Restated Articles of Association.

	Existing Governing Documents	Proposed Governing Documents

Voting Rights of Common Stock ( Governing Documents Proposal C )	The Existing Governing Documents provide that the holders of each ordinary share of VGAC II is entitled to one vote for each share on each matter properly submitted to the VGAC II shareholders entitled to vote.	The Proposed Governing Documents provide that holders of shares of New Grove Class A Common Stock will be entitled to cast one (1) vote per share of New Grove Class A Common Stock, and holders of shares of New Grove Class B Common Stock will be entitled to cast ten (10) votes per share of New Grove Class B Common Stock on each matter properly submitted to the stockholders entitled to vote.

	See Article 23 of VGAC II’s Articles of Association.	See Article IV of the Proposed Certificate of Incorporation.

Q:	How will the Domestication affect my ordinary shares, warrants, and units?

A:
In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of VGAC II will convert automatically, on a one-for-one
basis, into shares of New Grove Class A Common Stock, (ii) each issued and outstanding warrant to purchase Class A ordinary shares of VGAC II will convert automatically into a warrant to acquire New Grove Class A Common Stock in the same form and on the same terms and conditions as the converted VGAC II warrant, and (iii) each issued and outstanding unit of VGAC II that has not been previously separated into the underlying Class A ordinary share of VGAC II and underlying VGAC II warrant upon the request of the holder thereof prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Grove Class A Common Stock and one-fifth
of one warrant representing the right to purchase one share of New Grove Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the VGAC II Warrant Agreement. See “
Domestication Proposal.
”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, based on an implied equity value of $1.4 billion: (a) each share of Grove Common Stock and Grove Preferred Stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B Common Stock, as determined pursuant to an exchange ratio set forth in the Merger Agreement and (ii) a number of shares of Grove Earnout Shares, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus; (b) each outstanding option to purchase Grove Common Stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of Grove RSUs will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove Common Stock or Grove Preferred Stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove Common Stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of the Company Unvested 2021 Options.

Q:	What effect will New Grove being a public benefit corporation under Delaware law have on New Grove’s public stockholders?

A:
The Proposed Certificate of Incorporation of New Grove will establish New Grove as a public benefit corporation with the specific public benefit of the development, promotion and distribution of consumer products as a positive force for human and environmental health globally. Examples of New Grove’s specific public benefit include Grove’s use of carbon offsets to ensure its shipments to customers are carbon neutral, its goal that its products be plastic-free by 2025, and its commitment to only sell products free from the harmful chemicals identified in Grove’s “anti-ingredient” list. These examples are non-exclusive, and the specific public benefit is intentionally broad to give New Grove flexibility in executing on its purpose.

Unlike traditional corporations, which have a fiduciary duty to focus exclusively on maximizing stockholder value, as a Delaware public benefit corporation, New Grove’s directors will have a fiduciary duty to consider not only the stockholders’ interests, but also the company’s public benefit and the interests of other stakeholders affected by New Grove’s actions. Therefore, New Grove may take actions that its directors believe will be in the best interests of those stakeholders materially affected by its specific benefit purpose, even if those actions do not maximize New Grove’s financial results. While New Grove intends for this public benefit designation and obligation to provide an overall net benefit to New Grove and its stakeholders, it could instead cause New Grove to make decisions and take actions without seeking to maximize the income generated from its business, and hence available for distribution to its stockholders.
In addition, Delaware law provides that New Grove’s stockholders will be entitled to file a derivative lawsuit claiming the directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. In addition, as a public benefit corporation, New Grove may make contractual or other commitments, or take actions, in furtherance of its public benefit that make it less attractive as a takeover target and, therefore, New Grove stockholders’ ability to realize a gain on their investment through an acquisition less likely.

Q:	What are the U.S. federal income tax consequences of the Domestication Proposal?

A:
The Domestication should constitute a
tax-free
reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “
Code
”). Assuming that the Domestication so qualifies, the following summarizes the consequences to U.S. Holders (as defined in “
U.S. Federal Income Tax Considerations
” below) of the Domestication:

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who does not own actually and/or constructively 10% or more of the total combined voting power of all classes of VGAC II shares entitled to vote or 10% or more of the total value of all classes of VGAC II shares (that is, who is not a “
10% shareholder
”) will not recognize any gain or loss and will not be required to include any part of VGAC II’s earnings in income.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of New Grove Class A Common Stock in the Domestication. As an alternative to recognizing gain as a result of the Domestication, such U.S. Holder may file an election to include in income, as a dividend, the “
all earnings and profits amount
” (as defined in the regulations promulgated under the Code (the “
Treasury Regulations
”) under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares who on the date of the Domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “
all earnings and profits amount
” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•
As discussed further under “
U.S. Federal Income Tax Considerations
” below, VGAC II believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. In the event that VGAC II is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the Domestication unless the U.S. Holder makes (or has made) certain elections discussed further under “
U.S. Federal Income Tax Considerations—The Domestication.
” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear how any such regulations would apply to the warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “
U.S. Federal Income Tax
Considerations.
” Each U.S. Holder of Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of Class A ordinary shares for New Grove Class A Common Stock and public warrants for New Grove warrants pursuant to the Domestication.

Additionally, the Domestication may cause
Non-U.S.
Holders (as defined in “U.S. Federal Income Tax Considerations” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such
Non-U.S.
Holder’s New Grove Class A Common Stock subsequent to the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that VGAC II redeems all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/consent solicitation statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “
How do I exercise my redemption rights?
”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.
The Sponsor has agreed to waive its redemption rights with respect to all of its ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares, or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, VGAC II’s transfer agent, in which you (a) request that VGAC II redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through The Depository Trust Company (“ DTC” ).
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 P.M., Eastern Time, on [
●
], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental is listed under the question “
Who can help answer my questions?
” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the Closing including interest earned on the funds held in the trust account and not previously released to VGAC II (net of taxes payable). For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of VGAC II’s creditors, if any, which could have priority over the claims of VGAC II shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether any particular VGAC II shareholder votes, and if any particular VGAC II shareholder does vote irrespective of how such VGAC II shareholder votes, on any proposal, including the Business Combination Proposal, will have no impact on the amount such VGAC II shareholder will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to VGAC II unless the VGAC II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, VGAC II’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, VGAC II will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Grove Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental by 5:00 PM, Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
A U.S. Holder (as defined in “
U.S. Federal Income Tax Considerations
” below) of Class A ordinary shares (if the Domestication does not occur) or New Grove Class A Common Stock (if the Domestication occurs) as the case may be, that exercises its redemption rights to receive cash from the trust account in exchange for such ordinary shares or common stock may (subject to the application of the PFIC rules) be treated as selling such ordinary shares or common stock, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares or common stock, as the case may be, that a U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the sections entitled “U.S. Federal Income Tax Considerations – Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Warrants if the Domestication Does Not Occur – U.S. Holders – Redemption of Class A Ordinary Shares” and “U.S. Federal Income Tax Considerations – The Domestication – Tax Consequences of a Redemption of New Grove Class A Common Stock.”

Additionally, because the Domestication will occur (if it is approved) prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
If the Domestication occurs, a
Non-U.S.
Holder (as defined in “U.S. Federal Income Tax Considerations” below) of New Grove Class A Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for such common stock, like a U.S. Holder, will also generally be treated as selling such common stock. Gain recognized by a
Non-U.S.
Holder in connection with a redemption generally will not be subject to U.S. federal income tax unless certain exceptions apply. However, as with U.S. Holders, a redemption by a
Non-U.S.
Holder may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of common stock that a
Non-U.S.
Holder owns or is deemed to own

(including through the ownership of warrants). Any portion of such distribution that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless such
Non-U.S.
Holder establishes that it is eligible for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply).
Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to
Non-U.S.
Holders in connection with a redemption are treated as distributions in respect of such
Non-U.S.
Holder’s shares of New Grove Class A Common Stock. Accordingly, a
Non-U.S.
Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a
Non-U.S.
Holder pursuant to a redemption at a rate of 30% unless such
Non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
or other applicable IRS Form
W-8).
For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a
Non-U.S.
Holder, see the section entitled “U.S. Federal Income Tax Considerations—The Domestication—Tax Consequences of a Redemption of New Grove Class A Common Stock.”

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of the initial public offering, an amount equal to $402,500,000 ($10.00 per unit) of the net proceeds from the initial public offering and the sale of the private placement warrants was placed in the trust account. As of December 31, 2021, funds in the trust account totaled approximately $402,530,526 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the Closing) or (ii) the redemption of all of the public shares if VGAC II is unable to complete a business combination by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If VGAC II’s initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with VGAC II’s initial business combination or used for redemptions or purchases of the public shares, New Grove may apply the balance of the cash released to it from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Grove, the payment of principal or interest due on indebtedness incurred in the Business Combination, to fund the purchase of other companies, or for working capital. See “
Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination
.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
VGAC II’s public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Grove to consummate the Business Combination are conditioned on, among other things, that as of immediately prior to the Closing, the Available Cash equal no less than $175,000,000. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

In no event will VGAC II redeem public shares in an amount that would cause VGAC II’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
Additionally, as a result of redemptions, the trading market for the New Grove Class A Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and VGAC II may not be able to meet the listing standards for NYSE or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:
The consummation of the Business Combination is conditioned upon, among other things: (i) the approval by VGAC II shareholders of the Condition Precedent Proposals; (ii) the expiration or termination of the applicable waiting period under the HSR Act relating to the Merger Agreement; (iii) VGAC II having at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing; (iv) the Minimum Available Cash Condition; (v) the approval by NYSE of VGAC II’s initial listing application in connection with the Business Combination; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “
Business Combination Proposal—Conditions to Closing of the Business Combination
.”

Q:	When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in late first quarter or early second quarter 2022. This date depends on, among other things, the approval of the proposals to be voted on by VGAC II shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by VGAC II shareholders at the extraordinary general meeting and VGAC II elects to adjourn the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to VGAC II shareholders, (ii) in order to solicit additional proxies from VGAC II shareholders in favor of one or more of the proposals at the extraordinary general meeting, (iii) if, as of the time for which the extraordinary general meeting is scheduled, there are insufficient VGAC II ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting, or (iv) if VGAC II shareholders redeem an amount of public shares such that the Minimum Available Cash Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “
Business Combination Proposal—Conditions to Closing of the Business Combination
.”

Q:	What happens if the Business Combination is not consummated?

A:
VGAC II will not complete the Domestication unless all other conditions to the Closing have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If VGAC II is not able to consummate the Business Combination with Grove nor able to complete another business combination by March 25, 2023, in each case, as such date may be extended pursuant to the Existing Governing Documents, VGAC II will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of VGAC II’s remaining shareholders and the VGAC II Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to VGAC II’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither VGAC II shareholders nor VGAC II warrantholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:
VGAC II urges you to read this proxy statement/consent solicitation statement/prospectus, including the Annexes hereto and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a VGAC II shareholder and/or a VGAC II warrantholder. VGAC II shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card.

Q:	What do I need in order to vote and ask questions at the extraordinary general meeting via the Internet?

A:
To attend the extraordinary general meeting via the Internet, you must register at [●]. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the extraordinary general meeting. As part of the registration process, you must enter the control number located on your proxy card or voting instruction form. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. On the day of the extraordinary general meeting, you may begin to log in to the extraordinary general meeting fifteen (15) minutes prior to the extraordinary general meeting. We will have technicians ready to assist you with any technical difficulties you may have accessing the extraordinary general meeting. If you encounter any difficulties accessing the extraordinary general meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

Q:	How do I vote my shares at the extraordinary general meeting?

A:	Shares Held of Record
If you hold shares directly in your name as a stockholder of record, you may submit your proxy to vote such shares via the Internet, by telephone or by mail.
To submit your proxy via Internet or by telephone, follow the instructions provided on your enclosed proxy card. If you vote via the Internet or by telephone, you must do so by no later than 11:59 PM, Eastern Time, on [●], 2022.
As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail. To submit your proxy by mail, you will need to complete, sign and date your proxy card and return it in the enclosed, postage-paid envelope. If you vote by mail, your proxy card must be received by no later than [●], 2022.
If you have registered in advance to attend the extraordinary general meeting at the VGAC II meeting website, you may also vote at the extraordinary general meeting via the VGAC II meeting website.

You can also attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive.
Shares Held in Street Name
If you hold your shares in “street name”, which means your shares are held of record by a broker, bank, or nominee, you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the extraordinary general meeting.
If you want to vote in person virtually at the extraordinary general meeting, you must register in advance at the VGAC II meeting website. You can also attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the extraordinary general meeting. Further instructions will be provided to you as part of your registration process.
Please carefully consider the information contained in this proxy statement/consent solicitation statement/prospectus and, whether or not you plan to attend the extraordinary general meeting, submit your proxy via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you decide not to attend the extraordinary general meeting.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/consent solicitation statement/prospectus may have been forwarded to you by your brokerage firm, bank, or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”
Abstentions and broker
non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank, or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank, or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at the offices of Davis Polk & Wardwell LLP located at 450 Lexington Avenue, New York, New York 10017 and virtually via the Internet at [●], Eastern Time, on [●], 2022, unless the extraordinary general meeting is adjourned.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:
VGAC II intends to hold the extraordinary general meeting both in person and virtually via the Internet. Because VGAC II is sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving nature of
COVID-19
situation, VGAC II encourages VGAC II shareholders to attend the extraordinary general meeting virtually via the Internet. Additionally, VGAC II may impose additional procedures or limitations on VGAC II shareholders who wish to attend the extraordinary general meeting in person. VGAC II plans to announce any such updates in a press release filed with the SEC and on its proxy website, [●], and VGAC II encourages VGAC II shareholders to check this website prior to the meeting if they plan to attend.

Q:	What impact will the COVID-19 pandemic have on the Business Combination?

A:
Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of
COVID-19
on the businesses of VGAC II and Grove, and there is no guarantee that efforts by VGAC II and

Grove to address the adverse impacts of
COVID-19
will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19
and actions taken to contain
COVID-19
or its impact, among others. If VGAC II or Grove are unable to recover from a business disruption on a timely basis, the Business Combination and/or New Grove’s business, financial condition, and results of operations following the completion of the Business Combination, would be adversely affected. The Business Combination may also be delayed and adversely affected by
COVID-19
and become more costly. Each of VGAC II and Grove may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect their respective financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:
VGAC II has fixed [●], 2022 as the record date for the extraordinary general meeting. If you were a shareholder of VGAC II at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a VGAC II shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:
VGAC II shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 50,312,500 ordinary shares issued and outstanding, of which 40,250,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:
A quorum of VGAC II shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one (1) or more VGAC II shareholders who together hold not less than a majority of the issued and outstanding ordinary shares as of the record date entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, [●] ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)
Business Combination Proposal
: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)
Domestication Proposal
: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iii)
Charter Amendment Proposal
: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iv)	Governing Documents Proposals : The approval of the Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the VGAC II Board or New Grove.

(v)
NYSE Proposal
: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)
Incentive Equity Plan Proposal
: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)
ESPP Proposal
: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands Law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(viii)
Director Election Proposal
: Pursuant to the Existing Governing Documents, until the Closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Class B ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ix)
Adjournment Proposal
: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Q:	What are the recommendations of the VGAC II Board?

A:
The VGAC II Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of VGAC II and VGAC II shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.

The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a VGAC II shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:
The Sponsor has agreed to vote all its shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares.

Q:	What happens if I sell my VGAC II ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to VGAC II’s Chief Financial Officer at VGAC II’s address set forth below so that it is received by VGAC II’s Chief Financial Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on [●], 2022) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to VGAC II’s Chief Financial Officer, which must be received by VGAC II’s Chief Financial Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank, or another nominee, you must contact your broker, bank, or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by VGAC II shareholders and the Business Combination is consummated, you will become a stockholder and/or warrantholder of New Grove. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrantholder of VGAC II. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
VGAC II will pay the cost of soliciting proxies for the extraordinary general meeting. VGAC II has engaged [●] (“[●]”) to assist in the solicitation of proxies for the extraordinary general meeting. VGAC II has agreed to pay [●] a fee of $[●], plus disbursements, and will reimburse [●] for its reasonable out-of-pocket
expenses and indemnify [●] and its affiliates against certain claims, liabilities, losses, damages, and expenses. VGAC II will also reimburse banks, brokers and other custodians, nominees, and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. VGAC II’s directors and officers may also solicit proxies by telephone, by text message, by facsimile, by mail, on the Internet, or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be announced at the extraordinary general meeting. VGAC II will publish final voting results of the extraordinary general meeting in a Current Report on Form
8-K
within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/consent solicitation statement/prospectus or the enclosed proxy card you should contact:
[●]
[●]
[●]
Individuals call toll-free: [●]
Banks and brokers call collect: [●]
E-mail:
[●]
You also may obtain additional information about VGAC II from documents filed with the SEC by following the instructions in the section entitled
“Where You Can Find More Information; Incorporation by Reference.”
If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and other redemption forms (as applicable) (either physically or electronically) to Continental, VGAC II’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 P.M., Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail:
mzimkind@continentalstock.com
QUESTIONS AND ANSWERS ABOUT GROVE’S CONSENT SOLICITATION

Q:	Who is entitled to give a written consent for Grove?

A:
The holders representing a majority of the outstanding Grove Common Stock and Grove Preferred Stock (on an
as-converted
basis) will be entitled to give consent using the form of written consent furnished with this proxy statement/consent solicitation statement/prospectus.

Q:	What approval is required by the Grove Stockholders to adopt the Merger Agreement?

A:
The Merger cannot be completed unless stockholders of Grove adopt the Merger Agreement and thereby approve the Business Combination and the other transactions contemplated by the Merger Agreement. Adoption of the Merger Agreement requires the approval of the written consent of the holders of Grove Common Stock and Grove Preferred Stock representing the requisite vote required under the certificate of incorporation of Grove. As of the close of business on [●], 2022, there were approximately [●] shares of Grove Common Stock (including the shares of Grove Preferred Stock on an as-converted
basis) outstanding and entitled to vote.

Concurrent with the execution of the Merger Agreement, the Grove Support Stockholders entered into the Grove Stockholder Support Agreement with VGAC II. In the Grove Stockholder Support Agreement, the Grove Support Stockholders agreed to vote all of their Grove equity interests in favor of the Merger Agreement and the transactions contemplated thereby and to take certain other actions in support of the Business Combination. The Grove Stockholder Support Agreement also prevents the Grove Support Stockholders from transferring their voting rights with respect to their Grove equity interests or otherwise transferring their Grove equity interests prior to the Effective Time. In addition, the Grove Support Stockholders have each agreed, with certain exceptions, to a lock-up for the Lock-up Period with respect to any shares of New Grove Common Stock that they receive as merger consideration under the Merger Agreement. For a more detailed description of the support agreement, see the section titled “
Other Agreements—Support Agreement
” of this proxy statement/consent solicitation statement/prospectus.

Q:	Do any of Grove’s directors or officers have interests in the Merger that may differ from or be in addition to the interests of Grove stockholders?

A:
Grove’s executive officers and certain
non-employee
directors may have interests in the Merger that may be different from, or in addition to, the interests of Grove stockholders generally, including (i) the fact that a director of Grove will become a director of New Grove after the closing of the Merger and, as such, in the future such director will receive any cash fees, stock options or stock awards that the New Grove Board determines to pay to its non-executive
directors; (ii) the fact that Grove has entered into employment agreements with certain of its named executive officers (please see “
Grove—Executive Compensation
”); (iii) the fact that each holder of New Grove Class B Common Stock will be entitled to ten (10) votes per share on all matters voted upon by New Grove’s stockholders; and (iv) the continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance. The Grove Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Merger Agreement be approved by the Grove stockholders.

Q:	I am an employee of Grove who holds equity awards of Grove. How will my equity awards be treated in the Merger?

A:
As of the effective time of the Merger, each outstanding option to purchase Grove Common Stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares.

Q:	How can I return my written consent?

A:
If you hold shares of Grove Common Stock and you wish to submit your consent, you must fill out the enclosed written consent, date, and sign it, and promptly return it to Grove. Once you have completed, dated and signed your written consent, deliver it to Grove by emailing a .pdf copy of your written consent to writtenconsent@grove.co or by mailing your written consent to Grove at 1301 Sansome Street, San Francisco, CA 94111, Attention: Nathan Francis. Grove does not intend to hold a stockholders’ meeting to consider the Business Combination Proposal, and, unless Grove decides to hold a stockholders’ meeting for such purposes, you will be unable to vote in person or virtually by attending a stockholders’ meeting.

Q:	What is the deadline for returning my written consent?

A:
The Grove Board has set [●] Eastern Time, on [●], 2022 as the targeted final date for the receipt of written consents. Grove reserves the right to extend the final date for the receipt of written consents beyond [●],

2022. Any such extension may be made without notice to Grove stockholders. Once a sufficient number of consents to adopt the Merger Agreement have been received, the consent solicitation will conclude.

Q:	What options do I have with respect to the proposed Merger?

A:
With respect to the shares of Grove Common Stock and Grove Preferred Stock that you hold, you may execute a written consent to approve the Business Combination Proposal. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the Business Combination Proposal. You may also dissent and demand appraisal of your shares. See
“—Can I Dissent and Require Appraisal of My Shares?
”

Q:	Can I dissent and require appraisal of my shares?

A:
If you are a Grove stockholder who does not approve the Merger by delivering a written consent adopting the Merger Agreement, you will, by complying with Section 262 of the DGCL, be entitled to appraisal rights. Section 262 of the DGCL is attached to this proxy statement/consent solicitation statement/prospectus as Annex K. Failure to follow any of the statutory procedures set forth in Annex K may result in the loss or waiver of appraisal rights under Delaware law. Delaware law requires that, among other things, you send a written demand for appraisal to Grove after receiving a notice that appraisal rights are available to you, which notice will be sent to non-consenting
Grove stockholders in the future. This proxy statement/consent solicitation statement/prospectus is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights. See the section titled “
Appraisal Rights
” beginning in this proxy statement/consent solicitation statement/prospectus.

Q:	Should Grove stockholders send in their stock certificates now?

A:
No. Grove stockholders SHOULD NOT send in any stock certificates now. If the Merger Agreement is adopted and the Merger is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to Grove stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:	Whom should I contact if I have any questions about the consent solicitation?

A:
If you have any questions about the merger or how to return your written consent or letter of transmittal, or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or a replacement written consent or letter of transmittal, you should contact Delida Costin at legal@grove.co.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/consent solicitation statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/consent solicitation statement/prospectus, including the Annexes hereto and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/consent solicitation statement/prospectus in the section entitled “Business Combination Proposal—The Merger Agreement.”
The Parties to the Business Combination
VGAC II
VGAC II is a blank check company incorporated on January 13, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. VGAC II has neither engaged in any operations nor generated any revenue to date. Based on VGAC II’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On March 25, 2021, VGAC II consummated an initial public offering of 35,000,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 6,000,000 private placement warrants at an offering price of $1.50 per private placement warrant. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-fifth
of one redeemable warrant.
On April 9, 2021, the underwriters of the initial public offering notified VGAC II of their intent to fully exercise their over-allotment option. As such, on April 13, 2021, VGAC II sold an additional 5,250,000 units, at a price of $10.00 per unit, and the sale of an additional 700,000 private placement warrants to the Sponsor, at $1.50 per private placement warrant. A total of $51,450,000 of the net proceeds was deposited into the trust account, bringing the aggregate proceeds held in the trust account to $402,500,000.
Following the closing of the initial public offering, an amount equal to $402,500,000 of the net proceeds from the initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of December 31, 2021, funds in the trust account totaled approximately $402,530,526 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of VGAC II’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of VGAC II’s obligation to redeem 100% of the public shares if VGAC II does not complete a business combination by March 25, 2023, or (iii) the redemption of all of the public shares if VGAC II is unable to complete a business combination by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.
VGAC II’s units, public shares, and public warrants are currently listed on NYSE under the symbols “VGII.U,” “VGII,” and “VGII.WS,” respectively.

VGAC II’s principal executive office is located at 65 Bleecker Street, 6th Floor, New York, New York 10012, and its telephone number is (212)
497-9050.
VGAC II’s corporate website address is https://www.vgacquisition.com/. VGAC II’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/consent solicitation statement/prospectus. The website address is included as an inactive textual reference only.
Grove
Grove, which was incorporated in Delaware and converted to a Delaware public benefit corporation in March 2021, is a digital-first, sustainability-oriented consumer products innovator specializing in the development and sale of household, personal care, beauty and other consumer products with an environmental focus. In the United States, Grove sells its products through two channels: a direct-to-consumer platform at www.grove.co and its mobile applications, where it sells products from Grove-owned brands and third parties, and the retail channel into which it sells products from Grove-owned brands at wholesale. The company develops and sells natural products that are free from the harmful chemicals identified in its “anti-ingredient” list and it designs form factors and product packaging that reduces plastic waste and improves the environmental impact of the categories in which it operates. Grove also purchases environmental offsets that have made it the first plastic neutral retailer in the world, and it plans to become 100% plastic-free by 2025.
Grove’s principal executive office is located at 1301 Sansome Street, San Francisco, CA 94111, and its telephone number is (800) 231-8527. Grove’s corporate website address is https://www.grove.co. The information on, or that can be accessed through, Grove’s website is not part of this proxy statement/consent solicitation statement/prospectus. The website address is included as an inactive textual reference only.
VGAC II Merger Sub
VGAC II Merger Sub is a Delaware corporation and wholly owned direct subsidiary of VGAC II formed for the purpose of effecting the Business Combination. VGAC II Merger Sub owns no material assets and does not operate any business.
VGAC II Merger Sub’s principal executive office is located at 65 Bleecker Street, 6th Floor, New York, New York 10012, and its telephone number is (212)
497-9050.
Proposals to be Put to the Shareholders of VGAC II at the Extraordinary General Meeting
The following is a summary of the proposals to be presented at the extraordinary general meeting and certain transactions contemplated by the Merger Agreement. Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Governing Documents Proposals, NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal and the Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
As discussed in this proxy statement/consent solicitation statement/prospectus, VGAC II is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which, among other things, on the date of Closing, VGAC II Merger Sub will merge with and into Grove, with Grove as the surviving company in the Merger and, after giving effect to such Merger, Grove shall be a wholly owned direct subsidiary of New Grove. In accordance with the terms and subject to the conditions of the Merger Agreement, based on an implied equity value of $1.4 billion, at the Effective Time, (a) each share of Grove Common Stock and Grove Preferred

Stock (on an
as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B Common Stock, as determined pursuant to an exchange ratio set forth in the Merger Agreement and (ii) a number of shares of Grove Earnout Shares, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus; (b) each outstanding option to purchase Grove Common Stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of Grove RSUs will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove Common Stock or Grove Preferred Stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove Common Stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of Company Unvested 2021 Options.
In addition, in connection with the Domestication, New Grove will amend and restate the Existing Governing Documents to be the Proposed Governing Documents and adopt a dual-class structure, as described in the section of this proxy statement/consent solicitation statement/prospectus titled “
Description of New Grove Securities
.”
After consideration of the factors identified and discussed in the section entitled “
Business Combination Proposal—The VGAC II Board’s Reasons for the Business Combination
,” the VGAC II Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for the initial public offering, including that the businesses of Grove had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “
Business Combination Proposal
.”
Conditions to Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by VGAC II shareholders of the Condition Precedent Proposals; (ii) the expiration or termination of the applicable waiting period under the HSR Act relating to the Merger Agreement; (iii) VGAC II having at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing; (iv) the Minimum Available Cash Condition; (v) the approval by the NYSE of VGAC II’s initial listing application in connection with the Business Combination; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. For further details, see “
Business Combination Proposal— Conditions to Closing of the Business Combination
.”
Domestication Proposal
As discussed in this proxy statement/consent solicitation statement/prospectus, VGAC II will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the VGAC II Board has approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of VGAC II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while VGAC II is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Grove will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law, as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, VGAC II encourages shareholders to carefully consult the information set out below under “
Comparison of Corporate Governance and Shareholder Rights
.”
For further details, see “
Domestication Proposal” and “Governing Documents Proposals
.”
Charter Amendment and Governing Documents Proposals
VGAC II will ask its shareholders to approve by special resolution, the Charter Amendment Proposal and, in addition, the Governing Documents Proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL.
The approval of the Charter Amendment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of the Governing Documents Proposals requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the VGAC II Board or New Grove.
The VGAC II Board has approved each of the Charter Amendment Proposal and the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Grove after the Business Combination. Approval of each of the Governing Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

•
Charter Amendment Proposal
—to approve by special resolution the adoption and approval of the proposed new certificate of incorporation and bylaws of New Grove copies of which are attached to this proxy statement/consent solicitation statement/prospectus as Annexes C and D, respectively.

•
Governing Documents Proposal A
—to authorize the change in the authorized share capital of VGAC II from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 600,000,000 shares of New Grove Class A Common Stock, 200,000,000 shares of New Grove Class B Common Stock, and 100,000,000 shares of New Grove Preferred Stock.

•
Governing Documents Proposal B
—to amend and restate the Existing Governing Documents and authorize all other immaterial changes necessary or, as mutually agreed in good faith by VGAC II and Grove, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Virgin Group Acquisition Corp. II” to “Grove Collaborative Holdings, Inc.” (which is expected to occur after the consummation of the Domestication), (ii) making

New Grove’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) removing certain provisions related to VGAC II’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the VGAC II Board believes is necessary to adequately address the needs of New Grove after the Business Combination.

•
Governing Documents Proposal C
—to authorize the issuance of shares of New Grove Class B Common Stock, which will allow holders of New Grove Class B Common Stock to cast ten votes per share of New Grove Class B Common Stock.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and VGAC II encourages VGAC II shareholders to carefully consult the information set out in the section entitled “
Governing Documents Proposals
” and the full text of the Proposed Governing Documents of New Grove, copies of which are attached to this proxy statement/consent solicitation statement/prospectus as Annexes B and C.
NYSE Proposal
VGAC II shareholders are being asked to approve, by ordinary resolution, the NYSE Proposal. VGAC II units, public shares, and public warrants are listed on NYSE and, as such, VGAC II is seeking shareholder approval for issuance of shares of New Grove Class A Common Stock and shares of New Grove Class B Common Stock in connection with the Business Combination and the PIPE Financing pursuant to NYSE Listing Rule 312.03.
For additional information, see “
NYSE Proposal
.”
Incentive Equity Plan Proposal
VGAC II shareholders are being asked to approve, by ordinary resolution, the Incentive Equity Plan Proposal. A total number of New Grove Class A Common Stock equal to 15% of the number of shares of New Grove Class A Common Stock and New Grove Class B Common Stock outstanding as of immediately following the Closing of the Business Combination, on an as-converted
basis, will be reserved for issuance under the Incentive Equity Plan. The Incentive Equity Plan provides that the number of shares reserved and available for issuance under the Incentive Equity Plan will automatically increase each January 1, beginning on January 1, 2023, and continuing until (and including) the fiscal year ending December 31, 2032, by 5% of the outstanding number of shares of New Grove Class A Common Stock and New Grove Class B Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Grove Board. For additional information, see “
Incentive Equity Plan Proposal
.” The full text of the Incentive Equity Plan is attached hereto as Annex I.
ESPP Proposal
VGAC II shareholders are being asked to approve, by ordinary resolution, the ESPP Proposal. The number of shares of New Grove Class A Common Stock reserved for issuance under the ESPP will initially be limited to [●] shares of New Grove Class A Common Stock. The ESPP provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2023 and each January 1 thereafter, continuing until (and including) the fiscal year ending December 31, 2032, by an amount equal to 1% of the aggregate number of shares of New Grove Class A Common Stock and New Grove Class B Common Stock outstanding on the immediately preceding December 31; provided, however, in no event will any annual increase exceed [●] shares or such lesser number of shares determined by the New Grove Board in its discretion. For additional information, see “ESPP Proposal.” The full text of the ESPP is attached hereto as Annex J.

Director Election Proposal
VGAC II shareholders are being asked to approve, by ordinary resolution, the Director Election Proposal, which would elect Stuart Landesberg, Christopher Clark, Catherine Beaudoin, David Glazer, John Replogle, [●], [●], [●] and [●], to serve as directors of the New Grove Board until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation, or removal. The New Grove Board will consist of three classes, with only one class of directors being elected in each year. Each class of directors will generally serve for a three-year term. For additional information, see “
Director Election Proposal
.”
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize VGAC II to consummate the Business Combination, the VGAC II Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates. For additional information, see “
Adjournment Proposal
.”
The VGAC II Board’s Reasons for the Business Combination
VGAC II was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Although VGAC II may pursue an acquisition opportunity in any business, industry, sector, or geographical location for purposes of consummating an initial business combination, VGAC II has focused on companies in the travel & leisure, financial services, health & wellness, technology & internet-enabled, music & entertainment, media & mobile, and renewable energy/resource efficiency sectors.
Before reaching its decision to approve the Merger Agreement and the Business Combination, the VGAC II Board considered the advice of its legal and financial advisors and the following positive factors:

•	Grove’s sustainability-first mindset and ability to innovate quickly;

•	scale of the addressable market for home and personal care in the U.S.;

•	the proven ability to drive growth of Grove;

•	Grove’s strong and increasing margins;

•	Grove’s strong and loyal direct-to-consumer (“ DTC ”) customer base;

•	the financial condition of Grove;

•	the proven track record of Grove’s management team, which will remain in place following the Business Combination;

•	the continued ownership of Grove equity holders and the significant investments from PIPE Investors in the PIPE Financing;

•	the terms of the Merger Agreement;

•	the results of its review of several alternative transactions;

•	the results of due diligence conducted by VGAC II’s management and its legal and financial advisors; and

•	Grove’s attractive valuation.

The VGAC II Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including, among others, the following:

•	risks associated with the Business Combination, including the possibility that the Business Combination may not be completed;

•	risks associated with sourcing, manufacturing, warehousing, distribution and logistics to third-party providers;

•	risks associated with being subject to increased derivative litigation concerning duty to balance stockholder and public benefit interests as a public benefit corporation;

•	risks related to the post-Business Combination corporate governance of New Grove;

•	the limited review undertaken by the VGAC II Board; and

•	the interests of the VGAC II Board and VGAC II’s executive officers.
For more information about the VGAC II Board’s decision-making process concerning the Business Combination, please see the section entitled “
The Business Combination Proposal—the VGAC II Board’s Reasons for the Business Combination
.”
Opinion of the Financial Advisor to VGAC II
On December 6, 2021, Houlihan Lokey orally rendered its opinion to the VGAC II Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the VGAC II Board dated December 6, 2021), as to the fairness, from a financial point of view, to VGAC II of the merger consideration to be issued by VGAC II in the Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was directed to the VGAC II Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to VGAC II of the merger consideration to be issued by VGAC II in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex L to this proxy statement/consent solicitation statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/consent solicitation statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the VGAC II Board, VGAC II, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise, including, without limitation, whether holders of VGAC II Class A ordinary shares should redeem their shares or whether any party should participate in the PIPE Financing.
Related Agreements
This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement. For additional information, see “
Business Combination Proposal—Related Agreements
.”
PIPE Financing
VGAC II entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and VGAC II agreed to issue and sell to the PIPE Investors, on the Closing Date, an aggregate of 8,707,500 shares of New Grove Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $87,075,000. One of the PIPE Investors is an affiliate of the Sponsor that has agreed to subscribe for 5,000,000 shares of New Grove Class A Common Stock. In addition, the other PIPE Investors include existing equityholders of Grove that have agreed to subscribe for 3,707,500 shares of New Grove Class A Common Stock in the aggregate. The shares of New Grove Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. VGAC II will grant the PIPE Investors certain customary registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “
Business Combination Proposal—Related Agreements—PIPE Financing
.”
Amended and Restated Registration Rights Agreement
At the Closing, VGAC II and the Sponsor will enter into an Amended and Restated Registration Rights Agreement (the “
Registration Rights Agreement
”), which will terminate and replace the existing registration rights agreement between VGAC II and the Sponsor, dated March 22, 2021 (the “
VGAC II Registration Rights Agreement
”), and pursuant to which, among other things, the Sponsor will be granted certain customary registration rights with respect to its shares of New Grove Class A Common Stock. For additional information, see “
Business Combination Proposal—Related Agreements—Sponsor Registration Rights Agreement
.”
Grove Stockholder Support Agreement
Pursuant to the Merger Agreement, the Grove Support Stockholders entered into the Grove Stockholder Support Agreement with VGAC II. As of the date of this proxy statement/consent solicitation statement/prospectus, the Grove Support Stockholders collectively approximately 53% of the voting power of Grove Common Stock and 76% of the voting power of Grove Preferred Stock.
In the Grove Stockholder Support Agreement, the Grove Support Stockholders agreed to vote all of their Grove equity interests in favor of the Merger Agreement and the transactions contemplated thereby and to take certain other actions in support of the Business Combination. The Grove Stockholder Support Agreement also prevents the Grove Support Stockholders from transferring their voting rights with respect to their Grove equity interests or otherwise transferring their Grove equity interests prior to the Effective Time. In addition, the Grove Support Stockholders have each agreed, with certain exceptions, to a lock-up for the Lock-up Period with respect to any shares of New Grove Common Stock that they receive as merger consideration under the Merger Agreement. For additional information, see “
Business Combination Proposal—Related Agreements—Support Agreement
.”
Sponsor Agreement
Pursuant to the Merger Agreement, Grove, the Sponsor, VGAC II, Credit Suisse Securities (USA) LLC as the underwriter, the Insiders (as defined therein), and the Holders (as defined therein) entered into a Sponsor Letter Agreement (the “
Sponsor Agreement
”) pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger) and (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of VGAC II held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
In addition, the Sponsor has agreed that the Sponsor Earnout Shares, consisting of 3,490,375 shares of New Grove Class A Common Stock, will be subject to certain vesting provisions set forth in the Sponsor Agreement.

Immediately after the Closing, the Sponsor Earnout Shares will represent approximately 1.4% of the outstanding shares of New Grove Common Stock and approximately 0.2% of the voting power of New Grove Common Stock assuming no redemptions by VGAC II shareholders in connection with the Business Combination. The Sponsor Earnout Shares will be unvested at the Closing and will automatically vest effective (i) with respect to 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $12.50 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to the expiration of the Sponsor Earnout Period and (ii) with respect to the other 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $15.00 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to expiration of the Sponsor Earnout Period. In addition, in the event that (x) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into) after the Closing and prior to the expiration of the Sponsor Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to New Grove after the Closing Date and prior to the expiration of the Sponsor Earnout Period, the Sponsor Earnout Shares will vest (to the extent such Sponsor Earnout Shares have not already vested in accordance with the Sponsor Agreement). If, upon the expiration of the Sponsor Earnout Period, any Sponsor Earnout Shares shall have not vested, then such Sponsor Earnout Shares shall be automatically forfeited by the Sponsor and canceled by New Grove. For additional information, see “
Business Combination Proposal—Related Agreements—Sponsor Agreement
.”
Certain Engagements in Connection with the Business Combination and Related Transactions
Morgan Stanley & Co. LLC (“Morgan Stanley”) was engaged by Grove as financial advisor to Grove. Credit Suisse Securities (USA) LLC (“Credit Suisse”) was engaged by VGAC II as a financial advisor and an equity capital markets advisor to VGAC II. The aggregate fees payable to Credit Suisse and Morgan Stanley or their respective affiliates upon the closing of the Business Combination is approximately $1,293,250 for their roles as financial and equity capital markets advisors, as applicable.
In addition, Morgan Stanley and Credit Suisse are acting as co-placement agents to VGAC II (the Placement Agents) with respect to the portion of the PIPE Financing raised from qualified institutional buyers and institutional accredited investors, and Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are not acting as agents or participating in any role with respect to, and will not earn any fees from, the portion of the PIPE Financing raised from individual investors.. The aggregate fees payable to the Placement Agents is approximately $1,293,250, in addition to any expense reimbursement, for their roles as placement agents. Morgan Stanley also provided VGAC II and Grove with disclosure letters describing its respective roles with VGAC II and Grove and any other material relationships that it had with VGAC II and Grove. After carefully considering with their respective boards and legal counsel the potential benefits of engaging Morgan Stanley for both roles, VGAC II and Grove each consented to Morgan Stanley’s roles as financial advisor to Grove in connection with the Business Combination and as placement agent to VGAC II in connection with the PIPE Financing and waived any potential conflicts in connection with such dual roles.
In addition, Morgan Stanley (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Morgan Stanley and its affiliates may provide investment banking and other commercial dealings to VGAC II, Grove and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, Morgan Stanley and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of VGAC II, Grove or their respective affiliates. Morgan Stanley and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Ownership and Voting Power of New Grove
As of the date of this proxy statement/consent solicitation statement/prospectus, there are 50,312,500 ordinary shares issued and outstanding, which includes an aggregate of 10,062,500 Class B ordinary shares. As of the date of this proxy statement/consent solicitation statement/prospectus, there is outstanding an aggregate of 14,750,000 warrants, comprised of 6,700,000 private placement warrants held by Sponsor and 8,050,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Grove Class A Common Stock.
The following table illustrates varying estimated ownership levels and voting power in New Grove immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Grove(1)			Voting Power in New Grove(1)
	No Redemption	Medium Redemption(2)	Maximum Redemption(3)	No Redemption	Medium Redemption(2)	Maximum Redemption(3)
VGAC II Shareholders	22.4%	14.9%	5.9%	3.1%	1.9%	0.7%
Sponsor	3.7%	4.0%	4.4%	0.5%	0.5%	0.5%
Pipe Investors	4.8%	5.3%	5.9%	0.7%	0.7%	0.7%
Grove Stockholders(4)(5)	69.1%	75.8%	83.8%	95.7%	96.9%	98.1%

(1)	As of December 31, 2021.
(2)
Assumes that 15,730,300 of the Class A ordinary shares are redeemed for an aggregate payment of $157.3 million (which represents 50% of the number of the Class A ordinary shares that would be redeemed under the maximum redemption scenario).

(3)
Assumes that 31,460,600 of the Class A ordinary shares are redeemed for an aggregate payment of $314.6 million (which is the maximum number of redemptions that would still allow the Minimum Cash Condition to be satisfied).

(4)	Excludes equity awards issued at Closing upon rollover of vested and unvested Grove equity awards under the proposed New Grove Incentive Equity Plan.
(5)	Each share of New Grove Class B Common Stock will have ten (10) votes per share, while each share of New Grove Class A Common Stock will have one (1) vote per share.

The following table illustrates varying estimated ownership levels and voting power in New Grove immediately following the consummation of the Business Combination on a fully-diluted basis including the Sponsor Earnout Shares, the Grove Earnout Shares and shares of New Grove Common Stock issuable pursuant to the public warrants, the private placement warrants, and Grove equity awards, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Grove(1)			Voting Power in New Grove(1)
	No Redemption	Medium Redemption(2)	Maximum Redemption(3)	No Redemption	Medium Redemption(2)	Maximum Redemption(3)
VGAC II Shareholders	16.6%	10.8%	4.2%	2.3%	1.4%	0.5%
Sponsor	2.7%	2.9%	3.1%	0.4%	0.4%	0.4%
PIPE Investors	3.6%	3.9%	4.2%	0.5%	0.5%	0.5%
Grove Stockholders	51.2%	54.7%	58.8%	70.5%	71.1%	71.8%
Private Placement Warrants	2.8%	3.0%	3.2%	0.4%	0.4%	0.4%
Public Warrants	3.3%	3.5%	3.8%	0.5%	0.5%	0.5%
Sponsor Earnout Shares	1.4%	1.5%	1.7%	0.2%	0.2%	0.2%
Grove common stock options(4)	11.4%	12.2%	13.1%	15.7%	15.9%	16.0%
Grove restricted stock units(4)	0.7%	0.8%	0.8%	1.0%	1.0%	1.0%
Grove common stock warrants(4)	0.5%	0.5%	0.5%	0.6%	0.6%	0.6%
Grove common stock issued upon early exercise of options(4)	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Grove Earnout Shares(4)	5.8%	6.2%	6.6%	7.9%	8.0%	8.1%

(1)	As of December 31, 2021.
(2)
Assumes that 15,730,300 of the Class A ordinary shares are redeemed for an aggregate payment of $157.3 million (which represents 50% of the number of the Class A ordinary shares that would be redeemed under the maximum redemption scenario).

(3)
Assumes that 31,460,600 of the Class A ordinary shares are redeemed for an aggregate payment of $314.6 million (which is the maximum number of redemptions that would still allow the Minimum Cash Condition to be satisfied).

(4)	Each share of New Grove Class B Common Stock will have ten (10) votes per share, while each share of New Grove Class A Common Stock will have one (1) vote per share.
For further details, see “
Business Combination Proposal—Consideration to Grove Equityholders in the Business Combination
.”
Date, Time, and Place of Extraordinary General Meeting of VGAC II Shareholders
The extraordinary general meeting will be held at the offices of Davis Polk & Wardwell LLP located at 450 Lexington Avenue, New York, New York 10017 and virtually via the Internet at [●], Eastern Time, on [●], 2022, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date
VGAC II shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. VGAC II warrants do not have voting rights. As of the close of business on the record date, there were 50,312,500 ordinary shares issued and outstanding, of which 40,250,000 were issued and outstanding public shares.
Quorum and Vote of VGAC II Shareholders
A quorum of VGAC II shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more VGAC II shareholders who together hold not less than a majority of the issued and outstanding ordinary shares as of the record date entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, [●] ordinary shares would be required to achieve a quorum.
The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of VGAC II held by the Sponsor, and (iii) be bound by certain earn-out
provisions with respect to its shares in VGAC II following the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “
Business Combination Proposal—Related Agreements—Sponsor Agreement
” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Agreement.
The proposals presented at the extraordinary general meeting require the following votes:

(i)
Business Combination Proposal
: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)
Domestication Proposal
: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iii)
Charter Amendment Proposal
:
The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iv)
Governing Documents Proposals
:
The approval of the Governing Documents Proposals requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the VGAC II Board or New Grove.

(v)
NYSE Proposal
: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)
Incentive Equity Plan Proposal
: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)
ESPP Proposal
: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(viii)
Director Election Proposal
: Pursuant to the Existing Governing Documents, until the Closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Class B ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ix)
Adjournment Proposal
: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request of VGAC II that New Grove redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, VGAC II’s transfer agent, in which you (a) request that New Grove redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [
●
], Eastern Time, on [
●
], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Grove will redeem such public shares for a per-share
price, payable in cash,

equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly, it is shares of New Grove Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “
Extraordinary General Meeting of VGAC II—Redemption Rights
” in this proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.
The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of VGAC II held by the Sponsor, and (iii) be bound by certain earn-out
provisions with respect to its shares in VGAC II following the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. Such shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “
Business Combination Proposal—Related Agreements—Sponsor Agreement
” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither VGAC II shareholders nor VGAC II warrantholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone, or in person. VGAC II has engaged [●] to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “
Extraordinary General Meeting of VGAC II—Revoking Your Proxy
.”
Interests of VGAC II’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the VGAC II Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, VGAC II’s directors, and executive officers, have interests in such proposal that are different from, or in addition to, those of VGAC II shareholders and VGAC II warrantholders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor has agreed not to redeem any Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for 10,062,500 Class B ordinary shares, of which the Sponsor currently owns 9,972,500 Class B ordinary shares and each of the three independent directors owns 30,000 Class B ordinary shares, and such securities will have a significantly higher value at the time of the Business Combination; as described further below:

	Shares of Class B ordinary shares(1)	Value of Class B ordinary shares implied by the Business Combination(3)	Value of Class B ordinary shares based on recent trading price(4)
Sponsor(2)	9,972,500	$99,725,000	$
Chris Burggraeve	30,000	$300,000	$
Elizabeth Nelson	30,000	$300,000	$
Latif Peracha	30,000	$300,000	$

(1)	Interests shown consist solely of founder shares. Such shares will automatically convert into shares of New Grove Class A Common Stock upon Domestication on a one-for-one basis.
(2)	VG Acquisition Sponsor II LLC is the record holder of the shares reported herein.
(3)	Assumes a value of $10.00 per share, the deemed value of the Class B ordinary shares in the Business Combination.
(4)	Assumes a value of $ per share, the closing price of the Class B ordinary shares on

•	the fact that the Sponsor paid an aggregate of $10,050,000 for 6,700,000 private placement warrants, as described further below:

	Shares of private placement warrants(1)	Value of private placement warrants implied by the Business Combination(3)	Value of private placement warrants based on recent trading price(4)
Sponsor(2)	6,700,000	$0	$

(1)
Interests shown consist solely of private placement warrants. Such warrants will automatically convert into warrants to acquire New Grove Class A Common Stock upon the Domestication on a one-for-one basis.

(2)	VG Acquisition Sponsor II LLC is the record holder of the warrants reported herein.
(3)	Assumes a value of $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.
(4)	Assumes a value of $[●] per warrant, the closing price of the public warrants on [●].

•
the fact that each of Mr. Bayliss and Mr. Lovell invested $300,000 in the Sponsor and hold interests in the Sponsor that represent an indirect interest in 1,246,600 Class B ordinary shares and 197,939 private placement warrants, and the fact that Mr. Burggraeve, Ms. Nelson and Mr. Peracha each invested $100,000, in the Sponsor indirectly through an investment in VG Acquisition Holdings II LLC, an affiliate of the Sponsor, and each holds interests in VG Acquisition Holdings II LLC that represent an indirect interest in 70,216 Class B ordinary shares, and 66,550 private placement warrants, and all of such securities would be worthless if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents); as described further below:

	Shares of Class B ordinary shares indirectly held(1)	Number of private placement warrants indirectly held(2)	Value of Class B ordinary shares implied by the Business Combination(3)	Value of private placement warrants implied by the Business Combination(4)	Value of Class B ordinary shares/ private placement warrants based on recent trading price(5)	Value of private placement warrants based on recent trading price(6)
Josh Bayliss	1,246,600	197,939	$12,466,000	$0	$	$
Evan Lovell	1,246,600	197,939	$12,466,000	$0	$	$
Chris Burggraeve	70,216	66,550	$702,160	$0	$	$
Elizabeth Nelson	70,216	66,550	$702,160	$0	$	$
Latif Peracha	70,216	66,550	$702,160	$0	$	$

(1)	Interests shown consist solely of founder shares. Such shares will automatically convert into shares of New Grove Class A Common Stock upon the Domestication on a one-for-one basis.
(2)	Interests shown consist solely of private placement warrants. Such warrants will automatically convert into warrants to acquire New Grove Class A Common Stock upon the Domestication.
(3)	Assumes a value of $10.00 per share, the deemed value of the Class B ordinary shares in the Business Combination.
(4)	Assumes a value of $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.
(5)	Assumes a value of $ per share, the closing price of the Class B ordinary shares on [●].
(6)	Assumes a value of $[●] per warrant, the closing price of the public warrants on [●].

•
the fact that given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the public shares sold in the initial public offering, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A ordinary shares trades below the price initially paid for the public shares in the initial public offering and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents), our Sponsor and VGAC II’s officers and directors will lose their entire investment in VGAC II, which investment included a capital contribution of $25,000 for the Sponsor’s Class B ordinary shares and $10,050,000 for the Sponsor’s private placement warrants, and will not be reimbursed for any out-of-pocket
expenses from any amounts held in the trust account;

•
the fact that the Sponsor and VGAC II’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if VGAC II fails to complete an initial business combination by March 25, 2023;

•	the fact that the Registration Rights Agreement will be entered into by the Sponsor;

•
the fact that the Sponsor transferred 30,000 Class B ordinary shares to each of VGAC II’s three independent directors prior to the initial public offering, and such securities would be worthless if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•
the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the Sponsor has agreed that the Sponsor Earnout Shares, consisting of 3,490,375 shares of New Grove Class A Common Stock, will be subject to certain vesting provisions set forth in the Sponsor Agreement. Immediately after the Closing, the Sponsor Earnout Shares will represent approximately 1.4% of the outstanding shares of New Grove Common Stock and approximately 0.2% of the voting power of New Grove Common Stock assuming no redemptions by VGAC II shareholders in connection with the Business Combination. The Sponsor Earnout Shares will be unvested at the Closing and will automatically vest effective (i) with respect to 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $12.50 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to the expiration of the Sponsor Earnout Period and (ii) with respect to the other 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $15.00 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to expiration of the Sponsor Earnout Period. In addition, in the event that (x) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into) after the Closing and prior to the expiration of the Sponsor Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to New Grove after the Closing Date and prior to the expiration of the Sponsor Earnout Period, the Sponsor Earnout Shares will vest (to the extent such Sponsor Earnout Shares have not already vested in accordance with the Sponsor Agreement). If, upon the expiration of the Sponsor Earnout Period, any Sponsor Earnout Shares shall have not vested, then such Sponsor Earnout Shares shall be automatically forfeited by the Sponsor and canceled by New Grove;

•	the continued indemnification of VGAC II’s directors and officers and the continuation of VGAC II’s directors’ and officers’ liability insurance after the Business Combination ( i.e. , a “tail policy”);

•
the fact that if the trust account is liquidated, including in the event VGAC II is unable to complete an initial business combination by March 25, 2023, the Sponsor has agreed to indemnify VGAC II to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which VGAC II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to VGAC II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
the fact that [●], [●] of the Sponsor is expected to be director of New Grove after the consummation of the Business Combination and as such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the New Grove Board determines to pay to him and any other applicable compensation; and

•
the fact that the Virgin Group and the Sponsor will collectively own 6,572,125 shares of New Grove Class A Common Stock, which collectively will represent up to approximately 4.4% outstanding shares of New Grove Common Stock and approximately 0.5% of the voting power of New Grove Common Stock assuming maximum redemption of VGAC II Class A ordinary shares in connection with the Business Combination.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of VGAC II held by the Sponsor, and (iii) be bound by certain earn-out
provisions with respect to its shares in

VGAC II following the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. Such shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “
Business Combination Proposal—Related Agreements—Sponsor Agreement
” in this proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Agreement.
Approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As a result, approval of each of the foregoing proposals would require 15,093,751, or 37.5%, of the 40,250,000 public shares sold in the initial public offering would need to be voted in favor of each of the foregoing proposals in addition to the founder shares held by the Sponsor (assuming all outstanding shares are voted).
Approval of each of the Domestication Proposal and the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As a result, approval of each of the foregoing proposals would require 23,479,167, or 58.3%, of the 40,250,000 public shares sold in the initial public offering would need to be voted in favor of each of the foregoing proposals in addition to the founder shares held by the Sponsor and the directors (assuming all outstanding shares are voted).
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Recommendation to Shareholders of VGAC II
The VGAC II Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of VGAC II and VGAC II shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of December 31, 2021, and (i) assuming that none of VGAC II’s outstanding public shares are redeemed in connection with the Business Combination, (ii) under the medium redemption scenario (which assumes that 15,730,300 of the Class A ordinary shares are redeemed (which represents 50% of the number of Class A ordinary shares that would be redeemed under the maximum redemption scenario)) and (iii) under the maximum redemption scenario (which assumes that 31,460,600 of the Class A ordinary shares are redeemed (which is the maximum number of redemptions that would still allow the Minimum Cash Condition to be satisfied).

No Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$402,531	Merger Consideration to Grove Equityholders(3)	$1,400,000
Merger Consideration to Grove Equityholders(3)	$1,400,000	Transaction Fees and Expenses	$47,200
PIPE Financing(3)	$87,075	Remaining Cash to Balance Sheet	$442,406

Total Sources	$1,889,606	Total Uses	$1,889,606

(1)	Totals might be affected by rounding.
(2)	As of December 31, 2021.
(3)	Shares issued to Grove Equityholders and PIPE Investors are at a deemed value of $10.00 per share.
Medium Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$402,531	Merger Consideration to Grove Equityholders(3)	$1,400,000
Merger Consideration to Grove		Transaction Fees and Expenses	$47,200
Equityholders(3)	$1,400,000	VGAC II public shareholder redemptions	$157,303
Pipe Financing(3)	$87,075	Remaining Cash to Balance Sheet	$285,103

Total Sources	$1,889,606	Total Uses	$1,889,606

(1)	Totals might be affected by rounding.
(2)	As of December 31, 2021.
(3)	Shares issued to Grove Equityholders and PIPE Investors are at a deemed value of $10.00 per share.
Maximum Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$402,531	Merger Consideration to Grove Equityholders(3)	$1,400,000
Merger Consideration to Grove		Transaction Fees and Expenses	$47,200
Equityholders(3)	$1,400,000	VGAC II public shareholder redemptions	$314,606
Pipe Financing(3)	$87,075	Remaining Cash to Balance Sheet	$127,800

Total Sources	$1,889,606	Total Uses	$1,889,606

(1)	Totals might be affected by rounding.
(2)	As of December 31, 2021.
(3)	Shares issued to Grove Equityholders and PIPE Investors are at a deemed value of $10.00 per share.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “
U.S. Federal Income Tax Considerations
.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the assets and liabilities of VGAC II as a result of the Domestication. The business, capitalization, assets and liabilities, and financial statements of New Grove immediately following the Domestication will be the same as those of VGAC II immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“
GAAP
”). Under this method of accounting, VGAC II has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) the business of Grove will comprise the ongoing operations of New Grove; (ii) Grove’s senior management will comprise the senior management of New Grove; (iii) the pre-Business
Combination stockholders of Grove will have the largest ownership of New Grove and the right to appoint the highest number of board members relative to other stockholders; and (iv) the headquarters of Grove will be that of New Grove. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Grove with the Business Combination being treated as the equivalent of Grove issuing stock for the net assets of VGAC II, accompanied by a recapitalization. The net assets of VGAC II will be stated at historical cost, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“
FTC
”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“
Antitrust Division
”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. VGAC II and Grove filed the required forms under the HSR Act with the Antitrust Division and the FTC within ten business days following the date of the Merger Agreement.
On January 20, 2022, the waiting period with respect to the Notification and Report Forms under the HSR Act expired at 11:59 p.m. Eastern Time. At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Grove’s assets, subjecting the completion of the Business Combination to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. VGAC II cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, VGAC II cannot assure you as to its result.

Neither VGAC II nor Grove is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
VGAC II is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “
JOBS Act
”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “
Sarbanes-Oxley Act
”), reduced disclosure obligations regarding executive compensation in VGAC II’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. VGAC II has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, VGAC II, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of VGAC II’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
New Grove will qualify as an “emerging growth company.” New Grove will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the initial public offering, (b) in which New Grove has total annual gross revenue of at least $1.07 billion, or (c) in which New Grove is deemed to be a large accelerated filer, which means the market value of the common equity of New Grove that is held by non-affiliates
exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Grove has issued more than $1.00 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act. Following the Business Combination, VGAC II expects that New Grove will remain an emerging growth company until [●].
Smaller Reporting Company
Additionally, VGAC II is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced or scaled disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, VGAC II expects that New Grove will no longer be a smaller reporting company.
Risk Factors
In evaluating the proposals to be presented at the VGAC II extraordinary general meeting, a VGAC II shareholder should carefully read this proxy statement/consent solicitation statement/prospectus in its entirety and especially consider the factors discussed in the section entitled “
Risk Factors
.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF VGAC II
VGAC II is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. VGAC II’s condensed balance sheet data as of December 31, 2021 and the statement of operations data and cash flow data for the period from January 13, 2021 (inception) through December 31, 2021 are derived from VGAC II’s unaudited interim condensed financial statements included elsewhere in this prospectus. In VGAC II’s management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly VGAC II’s financial position as of December 31, 2021 and the results of operations for the the period from January 13, 2021 (date of inception) to December 31, 2021.
The information is only a summary and should be read in conjunction with VGAC II’s financial statements and related notes and “
VGAC II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” contained elsewhere in this proxy statement/consent solicitation statement/prospectus. VGAC II’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

For the Period from January 13, 2021 to December 31, 2021
Statement of Operations Data
Formation and operating costs	$3,572,794

Loss from operations	(3,572,794)
Other income (expense):
Interest earned on investments held in trust account	30,526
Offering costs allocated to warrants	(570,496)
Change in fair value of warranty liability	6,811,133

Total other income (expense)	6,271,163

Net Loss	$2,698,369

Weighted average shares outstanding of Class A redeemable ordinary shares	32,705,669

Basic and diluted net income per share, Class A	$0.06

Weighted average shares outstanding of Class B non-redeemable ordinary shares	10,062,500

Basic and diluted net loss per share, Class B	$0.06

As of December 31, 2021
Balance Sheet Data
Total Current Assets	$1,136,339
Prepaid expenses—non-current portion	629,106
Cash and investments held in trust account	402,530,526

Total Assets	403,808,198

Total Liabilities	30,848,501
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 40,250,000 shares subject to possible redemption at a redemption value of $10.00 per share	402,500,000
Shareholders’ Deficit:
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 10,062,500 shares issued and outstanding	1,006
Additional paid-in capital	—
Accumulated deficit	(29,541,309)

Total Shareholders’ deficit	(29,540,303)

Total Liabilities and Shareholders’ deficit	403,808,198

SELECTED HISTORICAL FINANCIAL INFORMATION OF GROVE
The following tables show selected historical financial data of Grove for the periods ended and as of the dates indicated. The selected historical statements of operations data of Grove for the years ended December 31, 2019, 2020 and 2021 and the historical balance sheet data as of December 31, 2020 and 2021 are derived from Grove’s audited financial statements included elsewhere in this proxy statement/prospectus/information statement. The selected historical statement of operations data of Grove for 2018 is derived from audited financial statements that are not included in this proxy statement/prospectus/information statement.
The financial information contained in this section relates to Grove, prior to and without giving pro forma effect to the impact of the Merger. The results reflected in this section may not be indicative of the results of the post-combination company going forward. See “
Unaudited Pro Forma Condensed Combined Financial Information
”.
The following selected historical financial information should be read together with the financial statements and accompanying notes and
 “Grove Management’s Discussion and Analysis of Financial Condition and Results of Operations
” appearing elsewhere in this proxy statement/prospectus/information statement. The selected historical financial information in this section is not intended to replace Grove’s financial statements and the related notes. Grove’s historical results are not necessarily indicative of the results that may be expected in the future.

Grove is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Merger.

	Year Ended December 31,
	2018	2019	2020	2021
	(in thousands)
Statement of Operations Data:
Revenue, net	$104,928	$233,116	$364,271	$383,685
Cost of goods sold	68,502	149,681	188,267	195,181

Gross profit	36,426	83,435	176,004	188,504

Operating expenses:
Advertising	32,095	77,842	55,547	107,313
Product development	5,581	13,604	18,655	23,408
Selling, general and administrative	79,486	155,158	168,295	186,638

Operating loss	(80,736)	(163,169)	(66,493)	(128,855)

Interest expense	619	2,052	5,607	5,202
Loss on extinguishment of debt	—	—	—	1,027
Other expense (income), net	339	(3,763)	119	760

Interest and other expense (income), net	958	(1,711)	5,726	6,989

Loss before provision for income taxes	(81,694)	(161,458)	(72,219)	(135,844)
Provision for income taxes	1	12	41	52

Net loss	$(81,695)	$(161,470)	$(72,260)	$(135,896)

Deemed dividend due to the exchange of Series Seed convertible preferred stock and Series A convertible preferred stock for Series D convertible preferred stock	—	(1,801)	—	—

Net loss attributable to common stockholders, basic and diluted	$(81,695)	$(163,271)	$(72,260)	$(135,896)

Net loss per share attributable to common stockholders, basic and diluted	$(21.13)	$(43.37)	$(15.82)	$(18.65)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,865,812	3,764,374	4,568,540	7,288,145

	December 31,
	2020	2021
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$176,523	$78,376
Working capital (1)	164,793	71,719
Total assets	269,718	182,473
Debt, current	1,918	10,750
Debt, noncurrent	29,782	56,183
Total liabilities	121,441	150,834
Convertible preferred stock	487,918	487,918
Accumulated deficit	(354,247)	(490,143)
Total stockholders’ deficit	(339,641)	(456,279)

(1)
Working capital is defined as current assets less current liabilities. See the financial statements and the related notes included elsewhere in this proxy statement/prospectus/information statement for further details regarding Grove’s current assets and current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Merger and other events contemplated by the Merger Agreement as described in the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
” included in this proxy statement/prospectus/information statement. The Merger will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Virgin Group Acquisition Corp. II (“
VGAC II
”) will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Grove will represent a continuation of the financial statements of Grove with the Merger treated as the equivalent of Grove issuing stock for the net assets of VGAC II, accompanied by a recapitalization. The net assets of VGAC II will be stated at historical cost and no goodwill or other intangible assets will be recorded. Operations prior to the Merger will be presented as those of Grove in future reports of New Grove.
The selected unaudited pro forma condensed combined balance sheet data as of December 31, 2021 gives pro forma effect to the Merger and other events contemplated by the Merger Agreement as if they had occurred on December 31, 2021. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 gives pro forma effect to the Merger and other events contemplated by the Merger Agreement as if they had occurred on January 1, 2021.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments reflected in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company upon consummation of the Merger and the related PIPE Investment.
The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New Grove appearing elsewhere in this proxy statement/prospectus/information statement and the accompanying notes, in the section titled “
Unaudited Pro Forma Condensed Combined Financial Information.
” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of VGAC II and Grove and related notes included elsewhere in this proxy statement/prospectus/information statement. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what New Grove’s financial position or results of operations actually would have been had the Merger and the other transactions contemplated by the Merger Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of New Grove. VGAC II and Grove have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The following table presents selected pro forma information after giving effect to the Merger and other events contemplated by the Merger Agreement, presented under three scenarios:

•	No Redemption Scenario: This scenario assumes that no shares of VGAC II Class A ordinary shares are redeemed.

•
Medium Redemption Scenario:
This scenario assumes 15,730,300 of the Class A ordinary shares are redeemed for an aggregate payment of $157.3 million, which represents 50% of the number of shares that would be redeemed under the Maximum Redemption Scenario.

•
Maximum Redemption Scenario:
 This scenario assumes 31,460,600 of the Class A ordinary shares are redeemed for an aggregate payment of $314.6 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of December 31, 2021 and still satisfy the Minimum Cash Condition required to consummate the Business Combination of at least $175.0 million, after giving effect to the proceeds from the PIPE Investment.

The following summarizes the pro forma New Grove Class A and Class B Common Stock issued and outstanding immediately after the Business Combination, after giving effect to the Exchange Ratio, presented under the three redemption scenarios:

	No Redemption		Medium Redemption		Maximum Redemption
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Former VGAC II shareholders	40,250,000	22.4%	40,250,000	22.4%	40,250,000	22.4%
Less: VGAC II Class A shares redeemed	—	—%	(15,730,300)	(7.5)%	(31,460,600)	(16.5)%

Total held by former VGAC II shareholders	40,250,000	22.4%	24,519,700	14.9%	8,789,400	5.9%
Sponsor	6,572,125	3.7%	6,572,125	4.0%	6,572,125	4.4%
Grove Stockholders	124,239,710	69.1%	124,239,710	75.8%	124,239,710	83.8%
PIPE Investors	8,707,500	4.8%	8,707,500	5.3%	8,707,500	5.9%

Pro forma shares outstanding	179,769,335	100.0%	164,039,035	100.0%	148,308,735	100.0%

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

	Pro Forma Combined
	No Redemption	Medium Redemption	Maximum Redemption
	(in thousands, except per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data—Year Ended December 31, 2021
Revenue	$383,685	$383,685	$383,685
Operating loss	(134,263)	(134,263)	(134,263)
Net loss	(133,829)	(133,829)	(133,829)
Net loss per share, basic and diluted	$(0.75)	$(0.82)	$(0.91)
Weighted average shares, basic and diluted	178,802,235	163,071,935	147,341,635
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data—As of December 31, 2021
Total current assets	$595,307	$438,004	$280,701
Total assets	633,940	476,637	319,334
Total current liabilities	70,706	70,706	70,706
Total liabilities	314,160	314,160	314,160
Total stockholders’ deficit	319,780	162,477	5,174

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/consent solicitation statement/prospectus, including the Annexes and the accompanying financial statements of Grove and VGAC II, in evaluating the Business Combination and the proposals to be voted on at the extraordinary general meeting. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/consent solicitation statement/prospectus, including matters addressed in the section entitled “
Cautionary Note Regarding Forward-Looking Statements
.” Grove or VGAC II may face additional risks and uncertainties that are not presently known to Grove or VGAC II, or that Grove or VGAC II currently deems immaterial, which may also impair Grove’s or VGAC II’s business or financial condition.
Risks Related to Grove and New Grove’s Business Following the Business Combination
Our significant growth may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to effectively manage our growth or evaluate our future prospects. If we fail to effectively manage our future growth, our business could be adversely affected.
We have experienced significant growth since our launch in 2012. For example, our revenue grew from approximately $7 million in 2016 to $384 million in the year ended December 31, 2021. This growth has placed significant demands on our management, financial, operational, technological and other resources. The anticipated growth and expansion of our business depends on a number of factors, including our ability to increase awareness of our brand and successfully compete with other companies; price our products effectively so that we are able to attract new consumers and expand sales to our existing consumers; expand distribution to new retail partners; continue to innovate and introduce new products; maintain and improve our technology platform supporting our
e-commerce
business; expand our supplier and fulfillment capacities; expand internationally; and maintain quality control over our product offerings.
Such growth and expansion of our business places significant demands on our management and operations teams and requires significant additional resources, financial and otherwise, to meet our needs, which may not be available in a cost-effective manner, or at all. We expect to continue to expend substantial resources on marketing efforts to increase brand awareness; product innovation and development; technology platform maintenance and improvements to support sales; and general administration, including increased finance, legal, and accounting expenses associated with being a public company.
These investments may not result in the growth of our business. Even if these investments do result in the growth of our business, if we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy consumer requirements or maintain high-quality product offerings, any of which could adversely affect our business, financial condition, results of operations and prospects. You should not rely on our historical rate of revenue growth as an indication of our future performance or the rate of growth which we may experience in any new category or from international expansion.
In addition, to support continued growth, we must effectively integrate, develop and motivate a large number of new employees while maintaining our corporate culture. We face significant competition for personnel. To attract top talent, we must offer competitive compensation and benefits packages before we can validate the productivity of new employees. We may also need to increase our employee compensation levels to remain competitive in attracting and retaining talented employees. Additionally, we may not be able to hire new employees quickly enough to meet our needs. The risks associated with a rapidly growing workforce will be particularly acute to the extent we expand into new product categories and markets outside of the United States. If we fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could have an adverse effect on our business, financial condition, results of operations and prospects.

We are also required to manage numerous relationships with vendors and other third parties. Further growth of our operations, vendor base, fulfillment centers, information technology systems or internal controls and procedures may not be adequate to support our operations. If we are unable to manage the growth of our organization effectively, our business, financial condition, results of operations and prospects may be adversely affected.
Our quarterly operating results fluctuate, which could cause our stock price to decline.
Our quarterly operating results fluctuate for a variety of reasons, many of which are beyond our control. Our revenue has fluctuated for a variety of reasons, including as a result of adverse market conditions due to the
COVID-19
pandemic and the associated imposition and easing of restrictions on retail and travel opportunities; the seasonality of market transactions; our success in attracting new and maintaining relationships with existing retail and ecommerce partners; our success in executing on our strategy and the impact of any changes in our strategy; the timing and success of product launches, including new products that we may introduce; the success of our marketing efforts; general market conditions; disruptions or defects in our technology platform, such as privacy or data security breaches, errors in our software or other incidents that impact the availability, reliability, or performance of our platform; the impact of competitive developments and our response to those developments; supply chain issues; and our ability to recruit and retain employees. Historically, we have realized a higher portion of our net revenues in the first quarter when customers are focused on improving their lifestyle and quality of living, which we believe makes our products and marketing messages particularly appealing, and a lower portion of our net revenues in the fourth quarter when many customers are focused on holiday shopping. In addition, our operating expenses fluctuate from period to period, in part in anticipation of their seasonality.
Fluctuations in our quarterly operating results may cause those results to fall below our financial guidance or other projections, or the expectations of analysts or investors, which could cause the price of our common stock to decline. Fluctuations in our results could also cause other problems, including, for example, analysts or investors changing their models for valuing our common stock, particularly post-pandemic. We could experience short-term liquidity issues, our ability to retain or attract key personnel may diminish, and other unanticipated issues may arise.
We believe that our quarterly operating results may vary in the future and that period-to-period
comparisons of our operating results may not be meaningful. For example, our overall historical growth rate and the impacts of the
COVID-19
pandemic may have overshadowed the effect of seasonal variations on our recent historical operating results. Any seasonal effects may change or become more pronounced over time, which could also cause our operating results to fluctuate. You should not rely on the results of any given quarter as an indication of future performance.
We have incurred significant losses since inception, we expect to incur losses in the future, and New Grove may not be able to generate sufficient revenue to achieve and maintain profitability.
Grove has incurred significant losses since its inception. For the years ended December 31, 2021 and December 31, 2020, Grove incurred net losses of $136 million and $72 million, respectively. As of December 31, 2021, Grove had an accumulated deficit of $490 million.
We expect to continue to incur significant expenses and operating losses for the foreseeable future as we broaden our customer base, develop our brick-and-mortar retail distribution platform and expand our sales to third-party ecommerce channels, enhance our existing online direct-to-consumer website and mobile application, continue to expand research and development efforts grow the product assortment offered by our Grove-owned brands, acquire or create additional Grove-owned brands, and hire additional employees to support our growth. Historically, Grove has devoted most of its financial and other resources on sales and marketing, including a significant expansion of our marketing team and budget; continued expansion of our business; research and development related to our products; and general administration expenses, including legal, accounting and other expenses. We may not succeed in increasing our revenues, which historically have been reliant on our online direct-to-consumer website and mobile application, in a manner that will be sufficient to offset these higher expenses. Any failure to increase our revenues as we implement initiatives to grow our business could prevent us from achieving profitability. We cannot be certain that we will be able to achieve profitability on a quarterly or annual basis. If we are unable to address these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.
Grove’s independent registered public accounting firm have expressed substantial
doubt about Grove’s ability to continue as a going concern, and neither Grove nor VGAC II can assure you that the consummation of the merger will eliminate this concern.
Grove’s independent registered public accounting firm have expressed substantial
doubt about Grove’s ability to continue as a going concern, as set forth in their opinion included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The substantial doubts about Grove’s ability to continue as a going concern relate primarily to Grove’s forecasted working capital deficit, which Grove expects will be cured as a result of the cash Grove expects to receive upon the consummation of the merger. Grove’s ability to continue as a going concern is, however, dependent on various factors, and neither Grove nor VGAC II can assure you that the consummation of the merger will eliminate any doubts about Grove’s ability to continue as a going concern. For example, if holders of VGAC II common stock elect to redeem shares in an amount that is above what VGAC II expects, there may be less cash available to New Grove at the consummation of the merger than expected. If Grove is unable to continue as a going concern, Grove may be forced to sell assets, seek bankruptcy relief or otherwise restructure its balance sheet or liquidate and you could lose all or a substantial portion of your investment.
We may not be able to compete successfully.
The markets in which we compete are evolving rapidly and intensely competitive, and we face a broad array of competitors from many different industry sectors.
Our business includes a variety of product types and delivery channels. Our current and potential competitors include: (1) companies that sell household and personal care products online and in physical stores; (2) physical,
e-commerce,
and omnichannel retailers, vendors, distributors, and manufacturers of the products we offer and sell to consumers; and (3) web search engines, comparison shopping websites, social networks, and other online and app-based
means of discovering, using, or acquiring goods, either directly or in collaboration with other retailers. We compete based on various product attributes, including sustainability, price, and quality.
We compete with producers of household and personal care products and
e-commerce
and traditional sales outlets for these products. Some of our competitors, like Seventh Generation and Mrs. Meyers, are also our partners and we distribute their products. In addition, there is a risk that our emerging retail distribution partnerships will erode the success of our DTC
e-commerce
business Some of our current and potential competitors have longer histories, larger fulfillment infrastructures, better established wholesale and retail distribution networks, faster shipping times, lower-cost shipping, lower operating costs, larger consumer bases, and greater control over inputs critical to our business such as financial, marketing, institutional and other resources, and larger consumer bases than we do. They may secure better terms from suppliers, adopt more aggressive pricing, pursue restrictive distribution agreements that restrict our access to supply, direct consumers to their own offerings instead of ours, and devote more resources to research and development, technology, infrastructure, fulfillment, and marketing and develop products or services that are similar to ours or that achieve greater market acceptance. The Internet facilitates competitive entry and comparison shopping, which enhances the ability of new, smaller, or lesser-known businesses to compete against us. Our businesses is subject to rapid change and the development of new business models and the entry of new and well-funded competitors. Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

Competition in the natural and sustainable consumer products market presents an ongoing threat to the success of our business.
The number of companies entering the natural and sustainable consumer products market with offerings similar to ours continues to increase. We believe that our ability to compete depends upon many factors both within and beyond our control, including the size of our customer base; the timing and market acceptance of products, including the developments and enhancements to those products and services that we or our competitors offer; customer service and support efforts, selling and marketing efforts, ease of use, performance, price and reliability of the products and services that we and our competitors develop, and our brand strength relative to our competitors. Some of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than we do. These factors may allow our competitors to respond more quickly or efficiently than we can to new or emerging technologies. These competitors may engage in more extensive research and development efforts, undertake more far-reaching
marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases than ours or greater market acceptance than us.
We must find sustainable solutions that support our brand and long-term growth.
Our vision to grow our business will require us to innovate and develop more sustainable ways of doing business. In a world where resources are scarce and demand for them continues to increase, it is critical that we succeed in reducing our resource consumption and converting to sustainably sourced supplies. In doing this, we are dependent on the efforts of partners and various certification bodies. There can be no assurance that we will be successful developing sustainable business solutions and our failure to do so could limit our growth and profit potential and damage our corporate reputation.
Today, Grove is completely plastic neutral, which means that for every ounce of plastic that we ship to our customers, we, through our partner rePurpose Global, collect and retire the same amount of nature bound plastic pollution. To quantify the amount of plastic we ship to our customers, we weigh and record the amount of plastic in every Grove Brand product we sell, and receive data on plastic weight from the makers of third-party products sold on our platform. Using these numbers, we calculate how much plastic we send in each order. Furthermore, Grove has a stated goal of our products being plastic-free by 2025. If Grove is unable to remain plastic neutral or unable to meet our goal of our products being plastic-free by 2025, our brand reputation may suffer. Not only is there a risk around finding appropriate replacement materials, but due to high demand the cost of alternative packaging materials could significantly increase in the foreseeable future and this could impact our business performance. Similarly, the cost associated with collecting and recycling nature bound plastic could significantly increase in the foreseeable future and this could impact our business performance.
If we fail to cost-effectively acquire new consumers or retain our existing consumers, our business could be adversely affected.
Our success depends on our ability to attract new customers and engage existing customers cost-effectively. To acquire and engage customers, we must, among other things, promote and sustain our platform, provide high-quality products, user experiences, and customer service. If customers do not perceive our
e-commerce
service or products to be reliable, sustainable and of high quality, if we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received by the market, we may not be able to attract or retain customers.
We have historically acquired a significant number of our customers through digital advertising on social media channels owned by Facebook that may, along with other social media platforms we may engage in the future, terminate their agreements with us at any time or introduce factors beyond our control, such as such as adjustments to algorithms that may decrease user engagement or negatively affect our ability to reach a broad audience; increases in pricing; and changes in policies that may delay or prevent our advertising through these channels, all of which could impact our ability to attract new customers.

We have recently introduced marketing initiatives designed to acquire customers through increased search engine optimization, streaming digital video services, and linear television. These new acquisition channels may not perform as well as our historical social media advertising channels. Our efforts to diversify customer acquisition channels may not be effective, which could negatively affect our results of operations.
Customer acquisition costs may fluctuate and rise on the channels that have been successful for us historically and on new channels that we are introducing. Rising costs may limit our ability to expand or maintain or acquisition efforts which could negatively affect our results of operations.
Changes to our DTC business designed to attract new customers and retain existing customers, including, but not limited to expanded shopping personalization, non-subscription options, and user generated and editorial content may not perform as well as our historical DTC platform which could negatively impact our results of operations.
Other factors may reduce our ability to acquire, maintain and further engage with customers, including the effectiveness of our marketing efforts and other expenditures we make to continue to acquire new customers and maintain and increase engagement with existing customers; system updates to app stores and advertising platforms; changes in search algorithms by search engines; the development of new search engines or social media sites that reduce traffic on existing search engines and social media sites; and consumer behavior changes as a result of the
COVID-19
pandemic, or otherwise.
In addition, we believe that many of our new customers originate from word-of-mouth
and other
non-paid
referrals from existing customers, including referral discounts and gift giving, so we must ensure that our existing customers remain loyal and continue to derive value from our products and services in order to continue receiving those referrals. Consequently, if our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers.
Moreover, consumer preferences may change, and customers may not purchase through our marketplace as frequently or spend as much with us as historically has been the case. As a result of these potential changes, the revenue generated from customer transactions may not be as high as revenue generated from transactions historically.
We must expend resources to maintain consumer awareness of our brand, build brand loyalty and generate interest in our products. Our marketing strategies and channels will evolve and our efforts may or may not be successful.
To remain competitive and expand and keep market share for our products across our various channels, we need to increase our marketing and advertising spending. Substantial advertising and promotional expenditures may be required to maintain or improve our brand’s market position or to introduce new products to the market, and we are increasingly engaging with more traditional media, such as television and web-based
streaming services, which may not prove successful. An increase in our marketing and advertising efforts may not maintain our current reputation, lead to increased brand awareness, or attract new customers. If we are unable to maintain and promote a favorable perception of our brand and products on a cost-effective basis, our business, financial condition, results of operations and prospects could be adversely affected.
Our brand and reputation may be diminished due to real or perceived quality, safety, efficacy or environmental impact issues with our products, which could have an adverse effect on our business, financial condition, results of operations and prospects.
We believe our consumers rely on us to provide them with clean, sustainable, well-designed, and effective products. Any loss of confidence on the part of consumers in our products or the ingredients used in our products, whether related to actual or perceived product contamination or product safety or quality failures, environmental impacts, or inclusion of prohibited ingredients, or ingredients that are perceived to be “toxic”, could tarnish the image of our brand and could cause consumers to choose other products. Allegations of contamination or other adverse effects on product safety or efficacy or suitability for use by a particular consumer or on the environment, even if untrue, may require us to expend significant time and resources responding to such allegations and could, from time to time, result in a recall of a product from any or all of the markets in which the affected product was distributed. Any such issues or recalls could negatively affect our ability to achieve or maintain profitability and brand image.
If our products are found to be, or perceived to be, defective or unsafe, or if they otherwise fail to meet our consumers’ expectations, our relationships with consumers could suffer, the appeal of our brand could be diminished, we may need to recall some of our products and/or become subject to regulatory action, and we could lose sales or market share or become subject to boycotts or liability claims. In addition, safety or other defects in our competitors’ products or products using the Grove name in other consumer categories, could reduce consumer confidence in or demand for our own products if consumers view them to be similar. Any such adverse effect could be exacerbated by our market positioning as a purveyor of clean, sustainable, well-designed, and effective products and may significantly reduce our brand value. Issues regarding the safety, efficacy, quality or environmental impact of any of our products, regardless of the cause, may have an adverse effect on our brand, reputation and operating results.
Further, our customers may engage with us online through social media platforms by providing feedback and public commentary about all aspects of our business. Information concerning us, whether accurate or not, may be posted on social media platforms at any time and may have a disproportionately adverse impact on our brand, reputation, or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our business, results of operations, financial condition, and prospects.
Failure to introduce new products that meet the expectations of our customers may adversely affect our ability to continue to grow.
We have a limited history introducing new products and services to our customers. New potential products and services may fail at any stage of development or commercialization, including after launch, and if we determine that any of our current or future products are unlikely to succeed, we may abandon them without any return on our investment. In addition, any unsuccessful effort may adversely affect our brand and reputation. If our efforts to attract new customers and engage existing customers with new and enhanced products are unsuccessful or if such efforts are more costly than we expect, our business may be harmed and our potential for growth may be impaired.
The
COVID-19
global pandemic and related government, private sector and individual consumer responsive actions may adversely affect our business operations, employee availability, financial performance, liquidity and cash flow for an unknown period of time.
The outbreak of
COVID-19
has been declared a pandemic by the World Health Organization and continues to spread in the U.S., Canada, and in many other countries globally. Related government and private sector responsive actions have adversely affected, and may continue to adversely affect, our business operations. It is impossible to predict the effect and ultimate impact of the
COVID-19
pandemic, as the situation continues to evolve and variant strains of the virus have led to increased uncertainty. The
COVID-19
pandemic has disrupted the global supply chain and may cause disruptions to our operations if a significant number of employees are quarantined or if they are otherwise limited in their ability to work at our locations or travel. Any worsening of the
COVID-19
pandemic, including the unknown potential impact of variant strains, and any future actions in response to the
COVID-19
pandemic by federal, state or local authorities, including those that order the shutdown of non-essential
businesses or limit the ability of our employees to travel to work, could impact our ability to take or fulfill our customers’ orders and operate our business. If surges related to the
COVID-19
pandemic or any future pandemics outpace our capacity or occur at unexpected times, we may be unable to fully meet our customers’ demands for our products.

As a result of the
COVID-19
pandemic, many of our personnel are working remotely and it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security and fraud concerns, increase our exposure to potential wage and hour issues, and decrease the cohesiveness of our teams and our ability to maintain our corporate culture. We may experience increased costs as we prepare our facilities for a safe return to work environment and experiment with hybrid work models.
Plans to open new fulfillment centers or to expand the capacity of our existing fulfillment centers over the next few years may also be delayed or made more costly by the continuing spread of
COVID-19
and variant strains. Disruptions to the operations of our fulfillment centers and delays or increased costs in the expansion of our fulfillment center capacity may negatively impact our financial performance and slow our future growth.
Quantifying the adverse impact of the COVID-19 pandemic is difficult given the pervasive disruptions and changes to society that it has caused. At the onset of the pandemic, we incurred approximately $600,000 in costs associated with additional cleaning and sanitization measures such as sanitation stations, supplies, and installation of disinfecting lights. In early 2020, we also reduced our marketing spending because of the economic uncertainty associated with the pandemic, which potentially reduced our new customer acquisition, which is primarily driven by our marketing activities. As the pandemic has continued, its disruption has spread to our shipping, supply chain and labor, along with inflation resulting from the pandemic. For example, since the start of the pandemic we have experienced an increase of approximately 10% in wages for employees at our fulfillment centers due to labor shortages and macroeconomic trends in labor markets, and increased inbound shipping rates that reduced margins on our Grove-owned brands by approximately 200 basis points. As a result of supply chain disruptions and increased shipping costs, we are also placing orders with our suppliers further in advance, which negatively impacts our cash flow. While we believe some of these upward cost trends have stabilized, others may continue to increase in the future which may result in further adverse financial impacts.
At the same time, the
COVID-19
pandemic has driven a surge of demand for
direct-to-consumer
businesses such as ours. Early in the pandemic, we saw substantial growth in our customer base and orders, particularly for certain cleaning products, as consumers have opted for ecommerce solutions rather than in person shopping, but the pandemic also caused many customers to over-purchase and cancel their subscriptions. As the
COVID-19
pandemic and restrictions related thereto wind down, we have begun to experience a softening of demand compared to the COVID-19 pandemic surge as consumers retain to “normal” shopping activities.
The uncertainty around the duration of business disruptions and the extent of the spread of the virus in the U.S. and to other areas of the world will likely continue to adversely impact the national or global economy and negatively impact consumer spending. Any of these outcomes could have a material adverse impact on our business, financial condition, operating results and ability to execute and capitalize on our strategies. The full extent of the
COVID-19
pandemic’s impact on our operations and financial performance depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its impact on capital and financial markets and any new information that may emerge concerning the severity of the virus, its spread to other regions as well as the actions taken to contain it, among others. The
COVID-19
pandemic has adversely affected our business operations, costs of doing business, availability of labor, access to inventory, supply chain operations and financial results for a period of time that is currently unknown.
We pursue acquisitions to expand our business, and if any of those acquisitions are unsuccessful, our business may be harmed.
Our strategy includes the expansion of our business through the acquisition of other businesses, products or technologies, or through strategic alliances. Acquisitions involve numerous risks, including the possibility that we will pay more than the value we derive from the acquisitions which could result in future non-cash

impairment charges, and incremental operating losses; difficulties in integration of the operations, technologies and products of the acquired companies, which may require significant attention of our management that otherwise would be available for the ongoing development of our business; the assumption of certain known and unknown liabilities of the acquired companies; difficulties in retaining key relationships with employees, customers, collaborators, vendors and suppliers of the acquired company; and in the case of acquisitions outside of the jurisdictions where we currently operates, the need to address the particular economic, currency, political, and regulatory risks associated with specific countries, particularly those related to our collection of sensitive data, regulatory approvals, and tax management, which may result in significant additional costs or management overhead for our business. Failure to successfully address any of these or other unforeseen challengers would adversely affect our business.
We may experience damage or destruction to our distribution centers, which may harm our business, results of operations and financial condition.
Our distribution centers, as well as our headquarters, are located in areas that have a history of natural disasters, including severe weather events, rendering our distribution centers vulnerable to damage. Any large-scale damage to or catastrophic loss of products stored in our distribution centers, due to natural disasters or man-made
disasters such as arson, theft, power disruptions, computer viruses, data security breaches or terrorism, could result in the reduction in value of our inventory and a significant disruption in our business. Further, natural disasters such as earthquakes, hurricanes, tornadoes, fires, floods and other adverse weather and climate conditions; unforeseen health crisis, such as pandemics and epidemics, political crises, such as terrorist attacks, war and other political instability (including, for example, cyberattacks or other attacks carried out by Russia following its invasion of Ukraine in February 2022); or other catastrophic events, could disrupt our operations in any of our offices, our remote workforce and distribution centers. For example, in March 2020, due to the progression of
COVID-19,
we temporarily closed our corporate offices to slow the spread of
COVID-19
and protect our employees. Such closures have slowed and may in the future slow or temporarily halt our operations and harm our business, results of operations and financial condition.
We are dependent on our management team, and the loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.
Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our Chief Executive Officer. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive our business. We do not have employment agreements with any our executive officers or key management personnel and, therefore, they could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employee. The loss of one or more of our key employees or groups could seriously harm our business.
Labor-related matters, including labor disputes, may adversely affect our operations.
None of our employees are currently represented by a union. If our employees decide to form or affiliate with a union, we cannot predict the negative effects such future organizational activities will have on our business and operations. If we were to become subject to work stoppages, we could experience disruption in our operations, including delays in merchandising operations and shipping, and increases in our labor costs, which could harm our business, results of operations and financial condition.
If we cannot successfully manage the unique challenges presented by international markets, we may not be successful in expanding our operations outside of the United States.
We offer our products and services in the contiguous United States. Although international expansion is part of our strategy, we may never pursue international expansion and may not be successful if we do so. We would be subject to a variety of risks inherent in doing business internationally, including political, social and/or economic instability; risks related to governmental regulations in foreign jurisdictions and unexpected changes in regulatory requirements and enforcement; fluctuations in currency exchange rates; higher levels of credit risk and payment fraud; enhanced difficulties of integrating any foreign acquisitions; burdens of complying with a variety of foreign laws; lesser protection for intellectual property rights in some countries; difficulties in staffing and managing global operations and the increased travel, infrastructure and legal compliance costs associated with operation from international locations and subsidiaries; different regulations and practices with respect to employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain international jurisdictions; compliance with statutory equity requirements; and management of tax consequences and compliance.
Our business, including our costs and supply chain, is subject to risks associated with sourcing, manufacturing, warehousing, distribution, infrastructure and logistics to third-party providers, and the loss of any of our key suppliers or logistical service providers could negatively impact our business.
All of the products we offer are supplied or manufactured by a limited number of third-party suppliers and manufacturers, and as a result we may be subject to price fluctuations or supply disruptions. Our operating results would be negatively impacted by increases in the costs of our products, and we have no guarantees that costs will not rise. In addition, as we expand into new categories and product types, we expect that we may not have strong purchasing power in these new areas, which could lead to higher costs than we have historically seen in our current categories. We may not be able to pass increased costs on to consumers, which could adversely affect our operating results. Moreover, in the event of a significant disruption in the supply of the materials used in the manufacture of the products we offer, we and the vendors that we work with might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price. Furthermore, our reliance on suppliers and manufacturers outside of the United States, the number of third parties with whom we transact and the number of jurisdictions to which we sell complicates our efforts to comply with customs duties and excise taxes; any failure to comply could adversely affect our business.
In addition, products and merchandise we receive from manufacturers and suppliers may not be of sufficient quality or free from damage, or such products may be damaged during shipping, while stored in our warehouse fulfillment centers or with third-party ecommerce or retail customers or when returned by consumers. We may incur additional expenses and our reputation could be harmed if consumers and potential consumers believe that our products do not meet their expectations, are not properly labeled or are damaged. Quality control problems could also result in regulatory action, such as FDA Warning Letters, restrictions on importation, product liability litigation, product seizures, products of inferior quality or product stock outages or shortages, harming our sales and creating inventory write-downs for unusable products.
We purchase significant amounts of product from a limited number of suppliers with limited supply capabilities. There can be no assurance that our current suppliers will be able to accommodate our anticipated growth or continue to supply current quantities at preferential prices. In the past, we have experienced supply shortage of certain goods that has resulted in lost sales. We generally do not maintain long-term supply contracts with any of our suppliers and any of our suppliers could discontinue selling to us at any time. An inability of our existing suppliers to provide materials in a timely or cost-effective manner could impair our growth and have an adverse effect on our business, financial condition, results of operations and prospects.
We rely or may rely on SaaS technologies from third parties in order to operate critical functions of our business, including financial management services, payment processing, customer relationship management services, website platform services, ecommerce services, email services, supply chain services and data storage services. If these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices or for any other reason, or if we fail to migrate successfully to new services, our expenses could increase, our ability to manage our finances could be interrupted, our processes for managing sales of our offerings and supporting our consumers could be impaired, our ability to communicate with our suppliers could be weakened and our ability to access or save data stored to the cloud may be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could have an adverse effect on our business, financial condition, results of operations and prospects.
We utilize cloud services from third-party data center facilities operated by AWS. Any damage to, failure of or interference with our cloud service that is hosted by us, AWS or by third-party providers we may utilize in the future, whether as a result of our actions, actions by the third-party data centers, actions by other third parties, or acts of God, could result in interruptions in our cloud service and/or the loss of our or our customers’ data, including personal information. Impairment of, or interruptions in, our cloud services may subject us to claims and litigation and adversely affect our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our services are unreliable. Additionally, any limitation of the capacity of our data centers could impede our ability to scale, onboard new customers or expand the usage of existing customers, which could adversely affect our business, financial condition and results of operations. While we have some disaster recovery arrangements in place, our preparations may not be adequate to account for disasters or similar events that may occur in the future and may not effectively permit us to continue operating in the event of any problems with respect to our systems or those of our third-party data centers or any other third-party facilities. Our disaster recovery and data redundancy measures may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.
If any of our key suppliers becomes insolvent, ceases or significantly reduces its operations or experiences financial distress or if any environmental, economic or other outside factors impact their operations, our operations could be substantially disrupted. If we are unable to identify or enter into distribution relationships with new suppliers or to replace the loss of any of our existing suppliers, we may experience a competitive disadvantage, our business may be disrupted and our business, financial condition, results of operations and prospects could be adversely affected.
If our third-party suppliers and manufacturers do not comply with ethical business practices or with applicable laws and regulations, our reputation, business, financial condition, results of operations and prospects could be harmed.
We continually seek to expand our base of suppliers, especially as we identify new products that necessitate new or additional materials. We also require our new and existing suppliers to meet our ethical and business partner standards. Suppliers may also have to meet governmental and industry standards and any relevant standards required by our consumers, which may require additional investment and time on behalf of suppliers and us.
Our reputation and our consumers’ willingness to purchase our products depend in part on our suppliers’, manufacturers’, and retail partners’ compliance with ethical employment practices, such as with respect to child labor, wages and benefits, forced labor, discrimination, safe and healthy working conditions, and with all legal and regulatory requirements relating to the conduct of their businesses. We do not exercise control over our suppliers, manufacturers, and retail partners and cannot guarantee their compliance with ethical and lawful business practices. If our suppliers, manufacturers, or retail partners fail to comply with applicable laws, regulations, safety codes, employment practices, human rights standards, quality standards, environmental standards, production practices, or other obligations, norms, or ethical standards, our reputation and brand image could be harmed, and we could be exposed to litigation, investigations, enforcement actions, monetary liability, and additional costs that would harm our reputation, business, financial condition, results of operations and prospects.
If we or our distribution partners do not successfully optimize, operate and manage the expansion of the capacity of our warehouse fulfillment centers, our business, financial condition, results of operations and prospects could be adversely affected.
We operate warehouse fulfillment centers located in Reno, Nevada, Elizabethtown, Pennsylvania, and St. Peters, Missouri. If we do not optimize and operate our warehouse fulfillment centers successfully and efficiently, it could result in excess or insufficient fulfillment capacity, an increase in costs or impairment charges or harm our business in other ways. In addition, if we do not have sufficient fulfillment capacity or experience a problem fulfilling orders in a timely manner, our consumers may experience delays in receiving their purchases, which could harm our reputation and our relationship with our consumers.
We have designed and established our own fulfillment center infrastructure, including customizing inventory and package handling software systems, which is tailored to meet the specific needs of our business. If we continue to add fulfillment and warehouse capabilities, add new businesses or categories with different fulfillment requirements or change the mix in products that we sell, our fulfillment network will become increasingly complex and operating it will become more challenging. Failure to successfully address such challenges in a cost-effective and timely manner could impair our ability to timely deliver purchases to our consumers and merchandise inventory to our retail and ecommerce partners, and could have an adverse effect on our reputation and ultimately, our business, financial condition, results of operations and prospects.
If we grow faster than we anticipate, we may exceed our fulfillment center capacity sooner than we anticipate, we may experience problems fulfilling orders in a timely manner or our consumers may experience delays in receiving their purchases, which could harm our reputation and our relationships with our consumers. In such event, we would need to increase our capital expenditures more than anticipated and in a shorter time frame than we currently anticipate. Our ability to expand our fulfillment center capacity, including our ability to secure suitable facilities and recruit qualified employees, have been and may in the future be adversely affected by the
COVID-19
pandemic and related governmental orders. Many of the expenses and investments with respect to our fulfillment centers are fixed, and any expansion of such fulfillment centers will require additional investment of capital. We expect to incur higher capital expenditures in the future for our fulfillment center operations as our business continues to grow.
Shipping is a critical part of our business and any changes in our shipping arrangements or any interruptions in shipping could adversely affect our operating results.
We rely on several vendors for our shipping requirements. If we are not able to negotiate acceptable pricing and other terms with these vendors or if they experience performance problems or other difficulties, it could negatively impact our operating results and our consumer experience. Rising shipping costs and the imposition of surcharges from time to time could negatively impact our operating results. In addition, our ability to receive inbound inventory and ship products to consumers and retailers may be negatively affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, trade embargoes, customs and tax requirements and similar factors. For example, the recent invasion of Ukraine by Russia in February 2022 could increase disruptions in shipping or our supply chain. We are also subject to risks of damage or loss during delivery by our shipping vendors. If our products are not delivered in a timely fashion or are damaged or lost during delivery, our consumers could become dissatisfied and cease shopping on our site or retailer or third-party ecommerce sites that carry our products, which could have an adverse effect on our business, financial condition, operating results and prospects.
Risks associated with the outsourcing of our fulfillment process and other technology-related functions could materially and adversely affect our business, financial condition, and results of operations.
We have also outsourced portions of our fulfillment process, as well as certain technology-related functions, to third-party service providers. Specifically, we rely on third parties in a number of foreign countries and territories, we are dependent on third-party vendors for credit card processing, and we use third-party hosting and networking providers to host our sites. The failure of one or more of these entities to provide the expected services on a timely basis, or at all, or at the prices we expect, or the costs and disruption incurred in changing these outsourced functions to being performed under our management and direct control or that of a third party, could have an adverse effect on our business, financial condition, results of operations and prospects. We are not party to long-term contracts with some of our retail and ecommerce partners, and upon expiration of these existing agreements, we may not be able to renegotiate the terms on a commercially reasonable basis, or at all.

We are subject to risks related to online payment methods, including third-party payment processing-related risks.
We currently accept payments using a variety of methods, including credit card, debit card, and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements, fraud and other risks. We also rely on third parties to provide payment processing services, and for certain payment methods, we pay interchange and other fees, which may increase over time and raise our operating costs and affect our ability to achieve or maintain profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard, or
PCI-DSS,
and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we (or a third party processing payment card transactions on our behalf) suffer a security breach affecting payment card information, we may have to pay onerous and significant fines, penalties and assessments arising out of the major card brands’ rules and regulations, contractual indemnifications or liability contained in merchant agreements and similar contracts, and we may lose our ability to accept payment cards for payment for our goods and services, which could materially impact our operations and financial performance.
Furthermore, as our business changes, we may be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. As we offer new payment options to consumers, including by way of integrating emerging mobile and other payment methods, we may be subject to additional regulations, compliance requirements and fraud. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card payments from consumers or facilitate other types of online payments. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs.
We also occasionally receive orders placed with fraudulent data and we may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. Charge-backs result not only in our loss of fees earned with respect to the payment, but also leave us liable for the underlying money transfer amount. If our charge-back rate becomes excessive, card associations also may require us to pay fines or refuse to process our transactions. In addition, we may be subject to additional fraud risk if third-party service providers or our employees fraudulently use consumer information for their own gain or facilitate the fraudulent use of such information. Overall, we may have little recourse if we process a criminally fraudulent transaction. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations and financial condition.
We have only recently expanded to offer our own branded products in retail stores and our inability to secure, maintain and increase our presence in retail stores could adversely impact our revenue.
Our omnichannel strategy includes selling our products through third-party ecommerce and retail partners (including their websites). Our retail operations were established in 2021 and include sales to retail stores and their related websites. The success of our business is largely dependent on our continuing development of strong relationships with major retail chains. To date, our only retail partnership has been with Target, and our experience operating through the retail channel is extremely limited. Factors that could affect our ability to maintain or expand our sales to Target or any future retail distribution partner include: (a) failure to accurately identify the needs of our customers; (b) a lack of customer acceptance of new products or product expansions; (c) unwillingness of our retail distribution partners and customers to attribute premium value to our new or existing products or product expansions relative to competing products; (d) failure to obtain floor space from retail distribution partners; (e) new, well-received product introductions by competitors; (f) damage to our relationships with our retail distribution partners due to brand or reputational harm; (g) delays or defaults on our retail distribution partners’ payment obligations to us; and (h) store closures, decreased foot traffic, recession or other adverse effects resulting from public health crises such as the current COVID-19 pandemic (or other future pandemics or epidemics).
The loss of our relationship with Target or any other future large retail partner could have a significant impact on our revenue. In addition, we may be unable to secure adequate shelf space in new markets, or any shelf space at all, until we develop relationships with the retailers that operate in such markets. We may not be successful in developing those relationships. Consequently, growth opportunities through our retail operations may be limited and our revenue, business, financial condition, results of operations and prospects could be adversely affected if we are unable to successfully establish relationships with other retailers in new or current markets. To date, our retail sales have not comprised a significant percentage of our total revenue.
We also face competition to display our products on store shelves and obtain optimal presence on those shelves. Due to the intense competition for limited shelf space, retailers are in a position to negotiate favorable terms of sale, including price discounts, allowances and product return policies. To the extent we increase discounts or allowances in an effort to secure shelf space, our operating results could be adversely affected. We may not be able to increase or sustain our volume of retail shelf space or offer retailers price discounts sufficient to overcome competition. As a result our retail distribution channels may not continue to grow and may shrink and our sales and results of operations could be adversely affected. In addition, many of our competitors have significantly greater financial, manufacturing, marketing, management and other resources than we do and may have greater name recognition, a more established distribution network and a larger base of wholesale customers and distributors. Furthermore, our retail sales, to the extent successful, may compete with and erode our DTC business. If we are unable to address these challenges, our business may be adversely affected.
We may be unable to adequately obtain, maintain, protect, defend and enforce our intellectual property rights.
Our ability to compete effectively is dependent in part upon our ability to obtain, maintain, protect, defend and enforce our intellectual property and other proprietary rights, including our proprietary technology. We establish and protect our intellectual property and proprietary rights, including our proprietary information and technology, through a combination of confidentiality procedures and other contractual provisions, as well as through patent, trademark, copyright, trade secret and other intellectual property laws in the United States and similar laws in certain other jurisdictions. However, the steps we take to obtain, maintain, protect, defend and enforce our intellectual property and proprietary rights may be inadequate. There can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors or other third parties from copying, reverse engineering, accessing or otherwise obtaining and using our technology, intellectual property or proprietary rights or solutions without our permission.
We pursue the registration of certain aspects of our intellectual property in the U.S. and other countries. We are seeking to protect certain aspects of our intellectual property in an increasing number of jurisdictions, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every jurisdiction in which we conduct business. As we apply to register our unregistered trademarks in the U.S. and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. In addition, third parties may oppose our trademark and service mark applications or trademark registrations, or otherwise challenge our use of the trademarks and service marks. In certain countries outside of the U.S., trademark registration is required to enforce trademark rights. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would. We also may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, or diminish the value of our intellectual property.

As of December 31, 2021, we had four issued U.S. patents, five pending U.S. patent applications, 11 issued foreign patents and two patent applications pending through the Patent Cooperation Treaty. We cannot offer any assurances about which, if any, patents will issue from our applications, the breadth of any such patents, or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or, if applicable in the future, licensed to us could deprive us of rights necessary for the successful commercialization of products that we may develop. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file on the technologies covered in several of the patent applications related to our technologies or products. Furthermore, a derivation proceeding can be provoked by a third party, or instituted by the U.S. Patent and Trademark Office (USPTO), to determine who was the first to invent any of the subject matter covered by the patent claims of our applications.
Enforcement of our intellectual property rights may be difficult and may require considerable resources. We are not always able to discover or determine the extent of any unauthorized use of our intellectual property. Moreover, the steps we take to protect our intellectual property do not always adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights. In addition, any of our intellectual property rights may be challenged or circumvented by others or invalidated or held unenforceable through administrative process or litigation in the U.S. or in foreign jurisdictions.
In addition, the laws of some foreign countries do not protect intellectual property rights to the same level of protection as the laws of the U.S., and we may encounter difficulties in protecting and defending such rights in foreign jurisdictions. To the extent we expand our international activities, our exposure to unauthorized copying and use of our intellectual property and proprietary information may increase. Consequently, we may not be able to prevent third parties from infringing on our intellectual property in all countries outside the U.S., or from selling or importing products made using our intellectual property in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export infringing products to territories where we have patent protection, but enforcement of patents and other intellectual protection is not as strong as that in the U.S. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
As we move into new markets and expand our products or services offerings, incumbent participants in such markets may assert their intellectual property and other proprietary rights against us as a means of slowing our entry into such markets or as a means to extract substantial license and royalty payments from us. In addition, our agreements with some of our customers, suppliers or other entities with whom we do business requires us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. As a result, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.
Third parties may knowingly or unknowingly infringe our intellectual property and proprietary rights, third parties may challenge our intellectual property and proprietary rights, pending and future patent, copyright, trademark and other applications may not be approved and we may not be able to prevent infringement without incurring substantial expense. If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. With respect to any intellectual property rights claim, we may have to seek a license to continue practices found to be in violation of a third parties rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us at all.

Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Any litigation of this nature, regardless of outcome or merit, may be time-consuming and could incur substantial costs and expenses, substantial liability for damages, or could require us to stop our development and commercialization efforts for our products and services. Our efforts to enforce our intellectual property and proprietary rights might be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property and proprietary rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property and proprietary rights. Furthermore, many of our current and potential competitors may be in a position to dedicate substantially greater resources to enforce their intellectual property and proprietary rights than us. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property and proprietary rights. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.
Moreover, the outcome of any such litigation might not be favorable to us, even when our rights have been infringed, misappropriated or otherwise violated. If we do not prevail, we may be required to pay significant money damages, suffer losses of significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), be required to cease offering certain products or services, incur significant license, royalty or technology development expenses, or be required to comply with other unfavorable terms. Even if we were to prevail, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition. We may also be required to enter into license agreements that may not be available on commercially reasonable terms or at all. In addition, although in some cases a third party may have agreed to indemnify us for such costs, such an indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.
We rely on trademark, copyright, and patent law, trade secret protection, and confidentiality and/or license agreements with our employees, customers, and others to protect our proprietary rights.
We rely and expect to continue to rely on a combination of confidentiality, invention assignment and other agreements with our employees, consultants and third parties with whom we have relationships and who may have access to confidential or patentable aspects of our research and development output, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. However, any of these parties may breach their agreements with us and disclose information improperly. In addition, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets or each party that has developed intellectual property on our behalf. Moreover, no assurance can be given that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering or disclosure of our proprietary information, know-how and trade secrets, platform or confidential information. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings. These agreements may be insufficient or breached, and we may not have adequate remedies for any such breach. Additionally, such agreements may not effectively prevent unauthorized access to or unauthorized use, disclosure, misappropriation or reverse engineering of, our confidential information, intellectual property, or technology. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or know-how is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how
can be difficult to protect and some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed.

Additionally, individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property. For example, we may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed
patents, trade secrets or other intellectual property as an inventor or co-inventor.
Ownership disputes may arise, for example, from conflicting obligations of employees, consultants or others who are involved in developing our future products and services.
We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
We employ, and expect to employ in the future, individuals who were previously employed at universities or other companies, including our competitors or potential competitors. We may be subject to claims that our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or other third parties, or to claims that we have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. In defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or key personnel, which could adversely impact our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.
Indemnity provisions in various agreements to which we are party potentially expose us to substantial liability for infringement, misappropriation or other violation of intellectual property rights.
Our agreements with our customers and other third parties may include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of infringement, misappropriation or other violation of intellectual property rights or other liabilities relating to or arising from our products, our acts or omissions under such agreements or other contractual obligations. Some of these indemnity agreements provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. As we continue to grow, the possibility of infringement claims and other intellectual property rights claims against us may increase. For any intellectual property rights indemnification claim against us or our customers, we will incur significant legal expenses and may have to pay damages, settlement fees, license fees or stop using products or technology found to be in violation of the third party’s rights. Large indemnity payments could harm our business, financial condition and results of operations.
Although we attempt to contractually limit our liability with respect to such indemnity obligations, we are not always successful and we may still incur substantial liability related to them. We may be required to cease use of certain functions of our platform or cease selling certain products as a result of any such claims. Any dispute with a customer or other third party with respect to such indemnification obligations could have adverse effects on our relationship with such customer or other third party and other existing or current and prospective customers, subject us to costly and time-consuming litigation, expensive remediation and licenses, divert management attention and financial resources, reduce demand for our products and adversely affect our brand, reputation, business, financial conditions and results of operations. In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed or otherwise protect us from liabilities or damages with respect to claims alleging compromises of customer data, and any such coverage may not continue to be available to us on acceptable terms or at all.
We must successfully maintain, scale and upgrade our information technology systems, and our failure to do so could have an adverse effect on our business, financial condition, results of operations and prospects.
We have identified the need to significantly expand, scale and improve our information technology systems and personnel to support recent and expected future growth. As such, we are in the process of implementing, and will continue to invest in and implement, significant modifications and upgrades to our information technology systems and procedures, including replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality, hiring employees with information technology expertise and building new policies, procedures, training programs and monitoring tools. There are inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, the need to acquire and retain sufficiently skilled personnel to implement and operate the new systems, demands on management time, the introduction of errors or vulnerabilities and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. Additionally, difficulties with implementing new technology systems, delays in our timeline for planned improvements, significant system failures, or our inability to successfully modify our information systems to respond to changes in our business needs may cause disruptions in our business operations and could have an adverse effect on our business, financial condition, results of operations and prospects.
If we (or our vendors) are unable to protect against or adequately respond to mitigate the impacts of a service interruption, data corruption, or cybersecurity attack, our operations could be disrupted, our reputation may be harmed and we could face significant costs to remediate the incident and defend against claims by business partners, customers, or regulators. Such security breaches or other cybersecurity incidents may harm our reputation and expose us to loss of consumers and business.
We rely on information technology networks and systems and data processing (some of which are managed by third-party service providers) to market, sell and deliver our products and services, to fulfill orders, to collect, receive, store, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, share and otherwise process personal information, confidential or proprietary information, financial information and other information, to manage a variety of business processes and activities, for financial reporting purposes, to operate our business, process orders and to comply with regulatory, legal and tax requirements. These information technology networks and systems, and the processing they perform, may be susceptible to damage, disruptions or shutdowns, software or hardware vulnerabilities, security incidents, ransomware attacks, unauthorized activity and access, malicious code (such as malware, viruses and worms), acts of vandalism, employee or contractor theft, misplaced or lost data, fraud, misconduct or misuse, social engineering attacks and denial of service attacks, supply-side
attacks, phishing and spearphishing attacks, organized cyberattacks, programming or human errors, failures during the process of upgrading or replacing software, databases or components, power outages, fires, natural disasters, hardware failures, telecommunication failures, user errors or catastrophic events, any of which could result in the loss or disclosure of confidential customer information or our own proprietary information, software, methodologies and business information.
In addition, due to the
COVID-19
pandemic, our personnel are temporarily working remotely and relying on their own computers, routers and other equipment, which may pose additional data security risks to networks, systems and data. Any material disruption of our networks, systems or data processing activities, or those of our third-party service providers, could disrupt our ability to undertake, and cause a material adverse impact to our business, reputation and financial condition. If our information technology networks and systems or data processing (or of our third-party service providers) suffers damage, security breaches, vulnerabilities, disruption or shutdown (including, for example, cyberattacks or other attacks on global networking infrastructure carried out by Russia following its invasion of Ukraine in February 2022), and we do not effectively resolve the issues in a timely manner, they could cause a material adverse impact to our business, reputation and financial condition. Our DTC and ecommerce operations are critical to our business and our financial performance. Our website serves as an effective extension of our marketing strategies by exposing potential new consumers to our brand, product offerings and enhanced content. Due to the importance of our website and DTC operations, any material disruption of our networks, systems or data processing activities related to our websites and DTC operations could reduce DTC sales and financial performance, damage our brand’s reputation and materially adversely impact our business.
The recovery systems, security protocols, network protection mechanisms and other security measures that we have integrated into our systems, networks and physical facilities, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure data loss or theft, or other material adverse consequences. We and our third-party service providers regularly defend against and respond to cybersecurity incidents. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident, and our incident response procedures may be inadequate to fully contain, mitigate, or remediate a data security incident. Moreoever, notwithstanding any contractual rights or remedies we may have, because we do not control our third-party service providers, including their security measures and their processing of data, we cannot ensure the integrity or security of measures they take to protect customer information and prevent data loss.
The risk of unauthorized circumvention of our security measures or those of our third-party providers, has been heightened by the increased use of the Internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including without limitation, the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering incidents, ransomware, extortion, publicly announcing security breaches, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment and identity theft. Because the techniques used by hackers change frequently, we may be unable to anticipate these techniques or implement adequate preventive measures. Our applications, systems, networks, software and physical facilities could have material vulnerabilities, be breached or personal or confidential information could be otherwise compromised due to employee error or malfeasance, such as where third parties fraudulently induce our personnel or our consumers to disclose information or user names and/or passwords, or otherwise compromise the security of our networks, systems and/or physical facilities. Third-party criminals regularly attempt to exploit vulnerabilities in, or obtain unauthorized access to, platforms, software, applications, systems, networks, sensitive information, and/or physical facilities utilized by us or our vendors. Improper access to our systems or databases could result in the theft, publication, deletion or modification of personal information, confidential or proprietary information, financial information and other information. An actual or perceived breach of our security systems or those of our third-party service providers may require notification under applicable data privacy regulations or contractual obligations, or for consumer relations or publicity purposes, which could result in reputational harm, costly litigation (including class action litigation), material contract breaches, liability, settlement costs, loss of sales, regulatory scrutiny, actions or investigations, a loss of confidence in our business, systems and processing, a diversion of management’s time and attention, and significant fines, penalties, assessments, fees and expenses.
As is common in the digital world we operate in, we and our third-party service providers have experienced occasional security incidents involving unauthorized access to our account credentials, however, all such incidents have been remediated and we are not aware of any of significant impact resulting from such incidents. While we regularly defend against and respond to cybersecurity threats and attacks, our efforts to contain, mitigate and remediate a data security incident may not be successful, resulting in unexpected interruptions, delays, cessation of service, negative publicity, and other harm to our business and our competitive position. The costs to respond to a significant security breach or security vulnerability, including to provide breach notification where required, can be substantial. We may have to notify stakeholders of security breaches, which may harm our reputation and expose us to loss of consumers and business. Breach notification can lead to negative publicity, may cause our consumers to lose confidence in the effectiveness of our security measures, and could require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. A security breach could lead to claims by our consumers or ecommerce or retail customers, or other relevant stakeholders that we have failed to comply with our legal or contractual obligations. As a result, we could be subject to legal action or our consumers or ecommerce or retail customers could end their relationships with us. There can be no assurance that any limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages. We could be required to fundamentally change our business activities and practices in response to a security breach or related regulatory actions or litigation, which could have an adverse effect on our business. We may not have, or in the future be able to obtain, adequate insurance coverage for security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. Any incidents may result in loss of, or increased costs of, our cybersecurity insurance. We also cannot ensure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims related to a security incident or breach, or that the insurer will not deny coverage as to any future claim. If the impact of a security incident or breach or the successful assertion of one or more large claims against us exceeds our available insurance coverage or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance
requirements), it could have an adverse effect on our business, financial condition, reputation and results of operations.
We use open source software in our platform, which may subject us to additional risks and harm our intellectual property.
We use open source software in our platform and expect to continue to use open source software in the future. There are risks and uncertainties regarding the proper interpretation of and compliance with open source software licenses. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. Consequently, there is a risk that the owners of the copyrights in such open source software may claim that the open source licenses governing their use impose certain conditions or restrictions on our ability to use the software that we did not anticipate. Such owners may seek to enforce the terms of the applicable open source license, including by demanding release of the source code for the open source software, derivative works of such software, or, in some cases, our proprietary source code that uses or was developed using such open source software. These claims could also result in litigation, subject us to significant damages, require us to purchase costly third-party licenses, require us to devote additional research and development resources to change our products or discontinue the sale of our proprietary products, any of which could result in reputational harm and would be disruptive to our business. In addition, if the license terms for the open source software we utilize change, we may be forced to re engineer our platform or incur additional costs to comply with the changed license terms or to replace the affected open source software. Furthermore, if we were to combine our proprietary platform with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary platform to the public or offer our platform to users at no cost. This could allow our competitors to create similar platforms with lower development effort and time and ultimately could result in a loss of sales for us.
In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or assurance of title or controls on origin of the software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance.
Although we have implemented policies and tools to regulate the use and incorporation of open source software into our platform, we cannot be certain that we have not incorporated open source software in our platform in a manner that is inconsistent with such policies. Therefore, we may inadvertently use open source in a manner that we do not intend or that could expose us to claims for breach of contract or intellectual property infringement, misappropriation or other violation. Any of the foregoing could have a material adverse effect on our business, financial condition, prospects and results of operations.

The actual or perceived failure by us or our vendors to comply with applicable privacy and data protection laws, regulations or industry standards could have an adverse effect on our business, financial condition, results of operations and prospects.
We collect, store, share, use, retain, safeguard, transfer, analyze and otherwise process, and our vendors process on our behalf, personal information, confidential information and other information necessary to provide and deliver our products through our
e-commerce
channel to operate our business, for legal and marketing purposes, and for other business-related purposes. Collection and use of this information might raise privacy and data protection concerns, which could negatively impact our business. Data privacy and information security has become a significant issue in the United States, countries in Europe, and in many other countries. The legal and regulatory framework for privacy and security issues is rapidly evolving and is expected to increase our compliance costs and exposure to liability. There are numerous federal, state, local, and international laws, orders, codes, rules, regulations and regulatory guidance regarding privacy, information security and processing (which we collectively refer to as “
Data Protection Laws
”), the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws or obligations (which we collectively refer to as “
Data Protection Obligations
”). Therefore, the regulatory framework for privacy and data protection worldwide is, and is likely to remain, uncertain and complex for the foreseeable future, and our actual or perceived failure to address or comply with applicable Data Protection Laws and Data Protection Obligations could have an adverse effect on our business, financial condition, results of operations and prospects. We also expect that there will continue to be new Data Protection Laws and Data Protection Obligations, and we cannot yet determine the impact such future Data Protection Laws and Data Protection Obligations may have on our business. Any significant change to Data Protection Laws and Data Protection Obligations, including without limitation, regarding the manner in which the express or implied consent of consumers for processing is obtained, could increase our costs and require us to modify our operations, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process consumer data and operate our business.
We are or may also be subject to the terms of our external and internal privacy and security policies, codes, representations, certifications, industry standards, publications and frameworks (which we collectively refer to as “
Privacy Policies
”) and contractual obligations to third parties related to privacy, information security and processing, including contractual obligations to indemnify and hold harmless third parties from the costs or consequences of non-compliance
with Data Protection Laws or Data Protection Obligations.
We may not be successful in achieving compliance if our employees, partners or vendors do not comply with applicable Data Protection Laws, Privacy Policies and Data Protection Obligations. If we or our vendors fail (or are perceived to have failed) to comply with applicable Data Protection Laws, Privacy Policies and Data Protection Obligations, or if our Privacy Policies are, in whole or part, found to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of our actual practices, our business, financial condition, results of operations and prospects could be adversely affected.
In the United States, our obligations include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act (the “
CCPA
”) and other state and federal laws relating to privacy and data security. The CCPA, which took effect on January 1, 2020, requires companies that process information of California residents to make new disclosures to consumers about their data collection, use and sharing practices, allows consumers to opt out of the sale of personal information with third parties and prohibits covered businesses from discriminating against California residents (for example, charging more for services) for exercising any of their rights under the CCPA. The law also provides a private right of action and statutory damages for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. However, it remains unclear how various provisions of the CCPA will be interpreted and enforced. Therefore, the CCPA may increase our compliance costs and potential liability.

In addition, California voters recently approved the California Privacy Rights Act of 2020 (the “
CPRA
”) that goes into effect on January 1, 2023. The CPRA will significantly modify the CCPA, and will impose additional data protection obligations on companies doing business in California, potentially resulting in further complexity. The law will, among other things, give California residents the ability to limit the use of their sensitive information, provide for penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the law. The effects of this legislation are potentially far-reaching and may impact our business. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business, financial condition, results of operations and prospects.
Other jurisdictions in the United States have already passed or are considering laws similar to the CCPA, with potentially greater penalties and more rigorous compliance requirements relevant to our business. Many state legislatures have already adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security, data breaches and the protection of sensitive and personal information. For example, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (the “
CDPA
”), a comprehensive privacy statute that shares similarities with the CCPA, CPRA, and legislation proposed in other states. The CDPA will require us to incur additional costs and expenses in an effort to comply with it before it becomes effective on January 1, 2023. June 2021, Colorado also enacted a similar law, the Colorado Privacy Act (the “
CPA
”), which becomes effective on July 1, 2023. Many other states are currently considering proposed comprehensive data privacy legislation and all 50 states have passed at least some form of data privacy legislation (for example, all 50 states have enacted laws requiring disclosure of certain personal data breaches). At the federal level, the United States Congress is also considering various proposals for comprehensive federal data privacy legislation and, while no comprehensive federal data privacy law currently exists, we are subject to applicable existing federal laws and regulations, such as the rules and regulations promulgated under the authority of the Federal Trade Commission, which regulates unfair or deceptive acts or practices, including with respect to data privacy and security. These state statutes, and other similar state or federal laws, may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses.
We rely on a variety of marketing techniques and practices, including email and social media marketing, online targeted advertising, cookie-based processing, and postal mail to sell our products and services and to attract new consumers, and we, and our vendors, are subject to various current and future Data Protection Laws and Data Protection Obligations that govern marketing and advertising practices. Governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices, web browsers and application stores have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, require additional consents, or limit the ability to track user activity, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Laws and regulations regarding the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new consumers on cost-effective terms, which, in turn, could have an adverse effect on our business, financial condition, results of operations and prospects.
Government regulation of the Internet and ecommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could have an adverse effect on our business, financial condition, results of operations and prospects.
We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and ecommerce, including consumer protection regulations that regulate retailers and govern the promotion and sale of merchandise. Existing and future regulations and laws could impede the growth of the Internet, ecommerce or mobile commerce, which could in turn adversely affect our growth. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, sales practices and Internet neutrality. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or ecommerce. It is possible that general business regulations and laws, or those specifically governing the Internet or ecommerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities, customers, suppliers or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our website and mobile applications by customers and suppliers and may result in the imposition of monetary liabilities and burdensome injunctions. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of noncompliance with any such laws or regulations. As a result, adverse developments with respect to these laws and regulations could have an adverse effect on our business, financial condition, results of operations and prospects.
Advertising inaccuracies or product mislabeling may have an adverse effect on our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.
Many products that we sell are labeled and advertised with claims as to their origin, ingredients or health, wellness, environmental or other benefits, including, by way of example, the use of the term “natural”, “organic”, “clean conscious”, or “sustainable”, or similar synonyms or implied statements relating to such benefits. Grove’s brand as a whole is marketed using similar environmental language. The Federal Trade Commission’s (FTC) Guides For The Use Of Environmental Marketing Claims, or the “Green Guides,” or “Green Guides,” provide guidance on how to use environmental marketing claims, provide specific guidance for certain terms (e.g. “recyclable”), and recommend against using unqualified statements about environmental benefits such as
“eco-friendly”.
Although the FDA and the USDA each have issued statements regarding the appropriate use of the word “natural,” there is no single, U.S. government regulated definition of the term “natural” for use in the consumer and personal care industry. This is also true for many other claims common in the clean conscious product industry.
Consumer class actions, actions from industry groups such as the National Advertising Division of the Better Business Bureau, and public enforcement actions have been brought against numerous companies that market “natural,” “sustainable,” or other ecologically conscious products or ingredients, asserting false, misleading and deceptive advertising and labeling claims. These suits often identify ingredients or components of a product for which certain marketing claims may not be fully accurate, and claim that their presence in the product renders the statements false and deceptive. For example, some actions concerning “natural” claims have focused on the presence of genetically modified and/or synthetic ingredients or components in products, including synthetic forms of otherwise natural ingredients.
Many of our products are subject to regulatory enforcement:

•
The FDA regulates product labels and other product claims for the consumer products subject to its jurisdiction and has the authority to challenge product labels and claims that it believes are non-compliant
or false or misleading, through the use of a variety of enforcement tools (e.g., Warning Letters, untitled letters, and seizure actions). In limited circumstances, the FDA has taken regulatory action against products labeled “natural” but that nonetheless contain synthetic ingredients or components.

•
The FTC has the authority to challenge claims made in product advertising and requires that such claims are adequately substantiated prior to use. The FTC similarly has enforcement tools that it uses to challenge advertising claims that it deems non-compliant
with the law.

•
The USDA enforces federal standards for organic production and use of the term “organic” on product labeling. These laws prohibit a company from selling or labeling products as organic unless they are produced and handled in accordance with the applicable federal law. Failure to comply with these requirements may subject us to liability or regulatory enforcement. Consumers may also pursue state law claims challenging use of the organic label as being intentionally mislabeled or misleading or deceptive to consumers.

•
In addition, certain products, including the disinfectant products, we sell may require approval from and registration with the EPA and state regulatory agencies prior to sale. Products that expressly or impliedly claim to control microorganisms that pose a threat to human health may be subject by additional regulatory scrutiny and need to be supported by additional efficacy data. Should we advertise or market these regulated products with claims that are not permitted by the terms of their registration or are otherwise false or misleading, the EPA and states may be authorized to take enforcement action to prevent the sale or distribution of disinfectant products.

State and local enforcers also have the authority to prosecute false advertising cases, including relating to environmental marketing claims.
Should we become subject to actions regarding our branding or product marketing, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is unfounded. Moreover, any regulatory or government enforcement actions may trigger class action lawsuits under state consumer protection laws.
Adverse publicity about these matters may discourage consumers from buying our products. The cost of defending against any such claims could be significant and we may incur substantial costs remediating product claims in labeling and advertising if we are unsuccessful in defending such actions. Any loss of confidence on the part of consumers in the truthfulness of our labeling, advertising or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value. Any of these events could adversely affect our reputation and brand and decrease our sales, which could have an adverse effect on our business, financial condition, results of operations and prospects.
False or misleading marketing claims concerning a product’s registration or its efficacy may also create the risk for challenges under federal or state law.
We may become subject to product liability claims, which could harm our reputation, financial condition, and liquidity if Grove is not able to successfully defend or insure against such claims.
Selling consumer product goods and personal care products involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding product safety. Such products are highly regulated by numerous government agencies.
Some of the products we sell or manufacture expose us to product liability claims relating to personal injury or illness, death, or environmental or property damage, and can require product recalls or other actions. Third parties who sell products using our services also expose us to product liability claims. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability.
Adverse reactions, including illnesses, injury or death related to ingredients, allergens, or foreign material contamination in our products or other product safety incidents or efficacy failures with our products, or involving our suppliers, could result in the disruption or discontinuance of sales of these products or our relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions (e.g., seizure), and harm to our reputation.
Shipment of adulterated, misbranded or expired products, even if inadvertent or the fault of a third-party supplier, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies or not subject to insurance would have to be paid from our cash reserves, which would reduce our capital resources.
The occurrence of adverse reactions, ineffectiveness or other safety incidents associated with our products could also adversely affect the price and availability of affected ingredients or products, resulting in higher costs, disruptions in supply and a reduction in our sales. Furthermore, any safety, contamination, defects, or regulatory noncompliance issues, whether or not caused by our actions, could compel us, our suppliers, our retail or ecommerce customers, or our consumers, depending on the circumstances, to conduct a recall in accordance with requests from the FDA, the Consumer Product Safety Commission, or CPSC, the USDA, the U.S. Environmental Protection Agency, or EPA, or other federal, state or local authorities. Product recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing retail or ecommerce partners or consumers, negative publicity and a potential negative impact on our ability to attract new consumers due to negative consumer experiences or because of an adverse impact on our brand and reputation. The costs of a recall could be outside the scope of our existing or future insurance policy coverage or limits.
Companies that sell consumer and personal care products have also been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any such company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into products, as well as product substitution. Governmental regulations require companies like us to analyze, prepare and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If we do not adequately address the possibility, or any actual instance, of product tampering, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions, which could have an adverse effect on our business, financial condition, results of operations and prospects.
We are subject to a number of other laws and regulations, which could impact our business.
We are subject to a broad range of federal, state, local, and foreign laws and regulations intended to protect public and worker health and safety, natural resources, the environment and consumers. Our operations are subject to regulation by the Occupational Safety and Health Administration, or OSHA, the FDA, the CPSC, the USDA, the FTC, EPA, and by various other federal, state, local and foreign authorities regarding the manufacture, processing, packaging, storage, sale, order fulfillment, advertising, labeling, import and export of our products. In addition, we and our manufacturing partners are subject to additional regulatory requirements, including environmental, health and safety laws and regulations administered by the EPA, state, local and foreign environmental, health and safety legislative and regulatory authorities and the National Labor Relations Board, covering such areas as discharges and emissions to air and water, the use, management, disposal and remediation of, and human exposure to, hazardous materials and wastes, and public and worker health and safety, and Current Good Manufacturing Practice requirements, or GMPs, enforced by the FDA.
In addition, as the provider of products with a subscription-based element, a variety of laws and regulations govern the ability of users to cancel subscriptions and auto-payment renewals. California’s automatic renewal law in particular has been the basis for both consumer class actions and government enforcement.

Violations of or liability under any of these laws and regulations may result in administrative, civil or criminal fines, penalties or sanctions against us, revocation or modification of applicable permits, licenses or authorizations, environmental, health and safety investigations or remedial activities, voluntary or involuntary product recalls, warning or untitled letters or cease and desist orders against operations that are not in compliance, among other things. Such laws and regulations generally have become more stringent over time and may become more so in the future, and we may incur (directly, or indirectly through our manufacturing partners) material costs to comply with current or future laws and regulations or in any required product recalls. For example, in just the last year or so, California, New York, Illinois, Delaware, and Colorado all enacted more robust requirements for subscription programs.
Liabilities under, and/or costs of compliance, and the impacts on us of any non-compliance,
with or investigations under any such laws and regulations could have an adverse effect on our business, financial condition, results of operations and prospects. For example, the Consumer Protection Division of the Santa Clara County District Attorney’s Office, in conjunction with other county and city prosecutors, is currently investigating our automatic renewal practices, and we may be subject to future claims under auto-payment renewal laws and regulations that could have a material adverse effect on our business. In addition, changes in the laws and regulations to which we are subject, or in the prevailing interpretations of such laws and regulations by courts and enforcement authorities, could impose significant limitations and require changes to our business, which may increase our compliance expenses, make our business more costly and less efficient to conduct, and compromise our growth strategy, which could have an adverse effect on our business, financial condition, results of operations and prospects.
Our products are also subject to state laws and regulations, such as California’s Proposition 65, or Prop 65, which requires a specific warning on any product that causes an exposure to a substance listed by the State of California as known to cause cancer or birth defects, unless the exposure is below the warning level. We have in the past been subject to lawsuits brought under Prop 65, and if we fail to comply with Prop 65 in the future, it may result in lawsuits and regulatory enforcement that could have a material adverse effect on our reputation, business, financial condition, results of operations and prospects. Further, the inclusion of warnings on our products to comply with Prop 65 could also reduce overall consumption of our products or leave consumers with the perception (whether or not valid) that our products do not meet their health and wellness needs, all of which could adversely affect our reputation, business, financial condition, results of operations and prospects.
These developments, depending on the outcome, could have an adverse effect on our reputation, business, financial condition, results of operations and prospects.
Changes in existing laws or regulations or related official guidance, or the adoption of new laws or regulations or guidance, may increase our costs and otherwise adversely affect our business, financial condition, results of operations and prospects.
The regulatory environment in which we operate has changed in the past and could change significantly and adversely in the future. For example, in December 2009, the FTC substantially revised its Guides Concerning the Use of Endorsements and Testimonials in Advertising, or “Endorsement Guides,” to eliminate a safe harbor principle that formerly recognized that advertisers could publish consumer testimonials that conveyed truthful but extraordinary results from using the advertiser’s product as long as the advertiser clearly and conspicuously disclosed that the endorser’s results were not typical. Similarly, in 2012, the FTC announced revisions to its Green Guides discussed above, which assist advertisers in avoiding the dissemination of false or deceptive environmental claims for their products. The Green Guides revisions introduced new and proscriptive guidance regarding advertisers’ use of product certifications and seals of approval, “recyclable” claims, “renewable materials” claims, “carbon offset” claims and other environmental benefit claims. In October 2021, California passed a new environmental marketing law banning recyclability claims unless a product and/or its packaging meets specifically enumerated benchmarks focused on the practical realities of the recycling process; the benchmarks, which have not yet been enumerated, may be more stringent than those currently imposed by the FTC’s Green Guides.

Although we strive to adapt our marketing efforts to evolving legal and regulatory requirements and related guidance, we may not always anticipate or timely identify changes in regulation or official guidance that could impact our business, with the result that we could be subjected to litigation and enforcement actions that could adversely affect our business, financial condition, results of operations and prospects. Future changes in laws, regulations, and related official agency guidance, such as the Endorsement Guides and Green Guides (or state automatic renewal laws, discussed above), could also introduce new restrictions that impair our ability to market our products effectively and place us at a competitive disadvantage with competitors who, for example, depend less than we do on environmental marketing claims and social media influencer relationships.
Moreover, any change in laws, regulations or guidance relating to manufacturing, advertising, labeling or packaging for our products may lead to an increase in costs or interruptions in production, either of which could adversely affect our business, financial condition, results of operations and prospects. New or revised government laws, regulations or guidelines could result in additional compliance costs and, in the event of non-compliance,
civil remedies, including fines, injunctions, withdrawals, recalls or seizures and confiscations, as well as potential criminal sanctions, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.
Failure by our network of retail and ecommerce partners, suppliers or manufacturers to comply with product safety, environmental or other laws and regulations, or with the specifications and requirements of our products, may disrupt our supply of products and adversely affect our business.
If our network of retail and ecommerce partners, suppliers or manufacturers fail to comply with environmental, health and safety or other laws and regulations, or face allegations of non-compliance,
their operations may be disrupted and our reputation could be harmed. Additionally, our retail and ecommerce partners, suppliers and manufacturers are required to maintain the quality of our products and to comply with our standards and specifications. In the event of actual or alleged non-compliance,
we might be forced to find alternative retail or ecommerce partners, suppliers or manufacturers and we may be subject to lawsuits and/or regulatory enforcement actions related to such non-compliance
by the suppliers and manufacturers. As a result, our supply of products could be disrupted or our costs could increase, which could adversely affect our business, financial condition, results of operations and prospects. The failure of any partner or manufacturer to produce products that conform to our standards could adversely affect our reputation in the marketplace and result in product recalls, product liability claims, government or third-party actions and economic loss. For example, a manufacturer’s failure to meet cGMPs, could result in the delivery of a product that is subject to a product recall, product liability litigation, or government investigations and enforcement. Additionally, actions we may take to mitigate the impact of any disruption or potential disruption in our supply of materials or finished inventory, including increasing inventory in anticipation of a potential supply or production interruption, could have an adverse effect on our business, financial condition, results of operations and prospects.
Our status as a public benefit corporation and a Certified B Corporation may not result in the benefits that we anticipate.
We are a public benefit corporation incorporated under Delaware law. As a public benefit corporation we are required to balance the financial interests of our stockholders with the best interests of those stakeholders materially affected by our conduct, including particularly those affected by the specific benefit purposes set forth in our certificate of incorporation. In addition, there is no assurance that the expected positive impact from being a public benefit corporation will be realized. Accordingly, being a public benefit corporation and complying with our related obligations could negatively impact our ability to provide the highest possible return to our stockholders.
As a public benefit corporation, we are required to disclose to stockholders a report at least biennially on our overall public benefit performance and on our assessment of our success in achieving our specific public benefit purpose. If we are not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with us or regulators or others reviewing our credentials, our reputation and status as a public benefit corporation may be harmed.
While not required by Delaware law or the terms of our certificate of incorporation, we have elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit
organization. As a result of this assessment, we have been designated as a “Certified B Corporation,” which refers to companies that are certified as meeting certain levels of social and environmental performance, accountability and transparency. The standards for Certified B Corporation certification are set by an independent organization and may change over time. Currently, we are required to recertify as a Certified B Corporation once every three years, with our next certification required by October 20, 2023. Our reputation could be harmed if we lose our status as a Certified B Corporation, whether by our choice or by our failure to continue to meet the certification requirements, if that failure or change were to create a perception that we are more focused on financial performance and are no longer as committed to the values shared by Certified B Corporations. Likewise, our reputation could be harmed if our publicly reported Certified B Corporation score declines.
As a public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.
As a public benefit corporation, our board of directors has a duty to balance (i) the pecuniary interest of our stockholders, (ii) the best interests of those materially affected by our conduct and (iii) specific public benefits identified in our charter documents. In balancing these interests our board of directors may take actions that do not maximize stockholder value. Any benefits to stockholders resulting from our public benefit purposes may not materialize within the timeframe we expect or at all and may have negative effects. For example: we may choose to revise our policies in ways that we believe will be beneficial to our stakeholders, including customers, suppliers, employees and local communities, even though the changes may be costly; we may be influenced to pursue programs and services to demonstrate our commitment to the communities to which we serve and bringing ethically produced food to the table even though there is no immediate return to our stockholders; or in responding to a possible proposal to acquire the company, our board of directors may be influenced by the interests of our stakeholders, including farmers, suppliers, crew members and local communities, whose interests may be different from the interests of our stockholders.
We may be unable or slow to realize the benefits we expect from actions taken to benefit our stakeholders, including farmers, suppliers, crew members and local communities, which could adversely affect our business, financial condition and results of operations, which in turn could cause our stock price to decline.
As a public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on our financial condition and results of operations.
As a Delaware public benefit corporation, our stockholders (if they, individually or collectively, own at least 2% of our outstanding capital stock or shares having at least $2 million in market value (whichever is less)) are entitled to file a derivative lawsuit claiming that our directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute our strategy. Any such derivative litigation may be costly and have an adverse impact on our financial condition and results of operations.
We and our directors and executive officers may be subject to litigation for a variety of claims, which could harm our reputation and adversely affect our business, results of operations and financial condition.
In the ordinary course of business, we may face allegations, lawsuits, and regulatory inquiries, audits, and investigations regarding labor and employment, wage and hour, consumer protection, commercial, antitrust, alleged securities law violations or other investor claims, claims that our employees or independent contractors have wrongfully disclosed or we have wrongfully used proprietary information of our employees’ or independent contractors’ former employers and other matters, data privacy, security, consumer protection, and intellectual property infringement, acquisitions, or business practices. The number and significance of these potential claims and disputes may increase as our business expands. Further, our general liability insurance may not cover all potential claims made against us or be sufficient to indemnify us for all liability that may be imposed. Any claim against us, regardless of its merit, could be costly, divert management’s attention and operational resources, and harm our reputation.
Our directors and executive officers may also be subject to litigation. The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, our amended and restated bylaws and indemnification agreements that we entered into with our directors and executive officers provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law and may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. Such provisions may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against our directors and executive officers as required by these indemnification provisions. We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. These insurance policies may not cover all potential claims made against our directors and executive officers, may not be available to us in the future at a reasonable rate and may not be adequate to indemnify us for all liability that may be imposed. As litigation is inherently unpredictable, we cannot assure you that any potential claims or disputes will not harm our business, results of operations and financial condition.
The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. Regardless of the outcome of any litigation, the litigation itself can have an adverse impact on us because of legal costs, diversion of management resources and other factors.
Risks Related to the Business Combination and Integration of Businesses
Each of VGAC II and Grove have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting, and financial advisory fees.
As part of the Business Combination, each of VGAC II and Grove are utilizing professional service firms for legal, accounting, and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates.
Risks Related to the Business Combination and VGAC II
Unless the context otherwise requires, any reference in this section of this proxy statement/consent solicitation statement/prospectus to “VGAC II,” “we,” “us,” or “our” refers to VGAC II prior to the Business Combination and to New Grove and its subsidiaries following the Business Combination.
The Sponsor has entered into a letter agreement with VGAC II to vote in favor of the Business Combination, regardless of how VGAC II public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor, pursuant to the Sponsor Agreement, has agreed, among other things, to vote in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares (excluding the private placement shares underlying the private placement warrants).
The
COVID-19
pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.
In December 2019, the
COVID-19
outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China,
COVID-19
has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses and governmental entities, including in the United States and the United Kingdom. Given the ongoing and dynamic nature of the
COVID-19
crisis, it is difficult to predict the impact on the businesses of VGAC II, Grove, and New Grove, and there is no guarantee that efforts by VGAC II, Grove, and New Grove to address the adverse impact of
COVID-19
will be effective. If VGAC II or Grove are unable to recover from a business disruption on a timely basis, the Business Combination and New Grove’s business and financial conditions and results of operations following the completion of the Business Combination could be adversely affected. The Business Combination may also be delayed and adversely affected by
COVID-19,
and become more costly. Each of VGAC II and Grove may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect their respective financial condition and results of operations.
Since the Sponsor and VGAC II’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of VGAC II shareholders, a conflict of interest may have existed in determining whether the Business Combination with Grove is appropriate as VGAC II’s initial business combination. Such interests include that the Sponsor, as well as VGAC II’s executive officers and directors, will lose their entire investment in VGAC II if VGAC II’s business combination is not completed.
When you consider the recommendation of the VGAC II Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, VGAC II’s directors, and executive officers, have interests in such proposal that are different from, or in addition to, those of VGAC II shareholders and VGAC II warrantholders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor has agreed not to redeem any Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for 10,062,500 Class B ordinary shares, of which the Sponsor currently owns 9,972,500 Class B ordinary shares and each of the three independent directors owns 30,000 Class B ordinary shares, and such securities will have a significantly higher value at the time of the Business Combination; as described further below:

	Shares of Class B ordinary shares (1)	Value of Class B ordinary shares implied by the Business Combination (3)	Value of Class B ordinary shares based on recent trading price (4)
Sponsor(2)	9,972,500	$99,725,000	$
Chris Burggraeve	30,000	$300,000	$
Elizabeth Nelson	30,000	$300,000	$
Latif Peracha	30,000	$300,000	$

(1)	Interests shown consist solely of founder shares. Such shares will automatically convert into shares of New Grove Class A Common Stock upon Domestication on a one-for-one basis.
(2)	VG Acquisition Sponsor II LLC is the record holder of the shares reported herein.

(3)	Assumes a value of $10.00 per share, the deemed value of the Class B ordinary shares in the Business Combination.
(4)	Assumes a value of $ per share, the closing price of the Class B ordinary shares on

•	the fact that the Sponsor paid an aggregate of $10,050,000 for 6,700,000 private placement warrants, as described further below:

	Shares of private placement warrants(1)	Value of private placement warrants implied by the Business Combination(3)	Value of private placement warrants based on recent trading price(4)
Sponsor(2)	6,700,000	$0	$

(1)
Interests shown consist solely of private placement warrants. Such warrants will automatically convert into warrants to acquire New Grove Class A Common Stock upon the Domestication on a one-for-one basis.

(2)	VG Acquisition Sponsor II LLC is the record holder of the warrants reported herein.
(3)	Assumes a value of $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.
(4) Assumes a value of $[●] per warrant, the closing price of the public warrants on [●].

•
the fact that each of Mr. Bayliss and Mr. Lovell invested $300,000 in the Sponsor and hold interests in the Sponsor that represent an indirect interest in 1,246,600 Class B ordinary shares and 197,939 private placement warrants, and the fact that Mr. Burggraeve, Ms. Nelson and Mr. Peracha each invested $100,000, in the Sponsor indirectly through an investment in VG Acquisition Holdings II LLC, an affiliate of the Sponsor, and each holds interests in VG Acquisition Holdings II LLC that represent an indirect interest in 70,216 Class B ordinary shares, and 66,550 private placement warrants, and all of such securities would be worthless if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents); as described further below:

	Shares of Class B ordinary shares indirectly held(1)	Number of private placement warrants indirectly held(2)	Value of Class B ordinary shares implied by the Business Combination(3)	Value of private placement warrants implied by the Business Combination(4)	Value of Class B ordinary shares/ private placement warrants based on recent trading price(5)	Value of private placement warrants based on recent trading price(6)
Josh Bayliss	1,246,600	197,939	$12,466,000	$0	$	$
Evan Lovell	1,246,600	197,939	$12,466,000	$0	$	$
Chris Burggraeve	70,216	66,550	$702,160	$0	$	$
Elizabeth Nelson	70,216	66,550	$702,160	$0	$	$
Latif Peracha	70,216	66,550	$702,160	$0	$	$

(1)	Interests shown consist solely of founder shares. Such shares will automatically convert into shares of New Grove Class A Common Stock upon the Domestication on a one-for-one basis.
(2)	Interests shown consist solely of private placement warrants. Such warrants will automatically convert into warrants to acquire New Grove Class A Common Stock upon the Domestication.
(3)	Assumes a value of $10.00 per share, the deemed value of the Class B ordinary shares in the Business Combination.
(4)	Assumes a value of $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.
(5)	Assumes a value of $ per share, the closing price of the Class B ordinary shares on [●].
(6)	Assumes a value of $[●] per warrant, the closing price of the public warrants on [●].

•
the fact that given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the public shares sold in the initial public offering, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A ordinary shares trades below the price initially paid for the public shares in the initial public offering and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents), our Sponsor and VGAC II’s officers and directors will lose their entire investment in VGAC II, which investment included a capital contribution of $25,000 for the Sponsor’s Class B ordinary shares and $10,050,000 for the Sponsor’s private placement warrants, and will not be reimbursed for any out-of-pocket
expenses from any amounts held in the trust account;

•
the fact that the Sponsor and VGAC II’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if VGAC II fails to complete an initial business combination by March 25, 2023;

•	the fact that the Registration Rights Agreement will be entered into by the Sponsor;

•
the fact that the Sponsor transferred 30,000 Class B ordinary shares to each of VGAC II’s three independent directors prior to the initial public offering, and such securities would be worthless if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•
the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the Sponsor has agreed that the Sponsor Earnout Shares, consisting of 3,490,375 shares of New Grove Class A Common Stock, will be subject to certain vesting provisions set forth in the Sponsor Agreement. Immediately after the Closing, the Sponsor Earnout Shares will represent approximately 1.4% of the outstanding shares of New Grove Common Stock and approximately 0.2% of the voting power of New Grove Common Stock assuming no redemptions by VGAC II shareholders in connection with the Business Combination. The Sponsor Earnout Shares will be unvested at the Closing and will automatically vest effective (i) with respect to 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $12.50 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to the expiration of the Sponsor Earnout Period and (ii) with respect to the other 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $15.00 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to expiration of the Sponsor Earnout Period. In addition, in the event that (x) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into) after the Closing and prior to the expiration of the Sponsor Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to New Grove after the Closing Date and prior to the expiration of the Sponsor Earnout Period, the Sponsor Earnout Shares will vest (to the extent such Sponsor Earnout Shares have not already vested in accordance with the Sponsor Agreement). If, upon the expiration of the Sponsor Earnout Period, any Sponsor Earnout Shares shall have not vested, then such Sponsor Earnout Shares shall be automatically forfeited by the Sponsor and canceled by New Grove;

•	the continued indemnification of VGAC II’s directors and officers and the continuation of VGAC II’s directors’ and officers’ liability insurance after the Business Combination ( i.e. , a “tail policy”);

•	the fact that if the trust account is liquidated, including in the event VGAC II is unable to complete an initial business combination by March 25, 2023, the Sponsor has agreed to indemnify VGAC II to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which VGAC II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to VGAC II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
the fact that [●], [●] of the Sponsor is expected to be director of New Grove after the consummation of the Business Combination and as such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the New Grove Board determines to pay to him and any other applicable compensation; and

•
the fact that the Virgin Group and the Sponsor will collectively own 6,572,125 shares of New Grove Class A Common Stock, which collectively will represent up to approximately 4.4% outstanding shares of New Grove Common Stock and approximately 0.5% of the voting power of New Grove Common Stock assuming maximum redemption of VGAC II Class A ordinary shares in connection with the Business Combination.

See “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for additional information on interests of VGAC II’s directors and executive officers.
The exercise of VGAC II’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in VGAC II shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require VGAC II to agree to amend the Merger Agreement, to consent to certain actions taken by Grove, or to waive rights that VGAC II is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Grove’s business, a request by Grove to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement, or the occurrence of other events that would have a material adverse effect on Grove’s business and would entitle VGAC II to terminate the Merger Agreement. In any of such circumstances, it would be at VGAC II’s discretion, acting through the VGAC II Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for VGAC II and VGAC II shareholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/consent solicitation statement/prospectus, VGAC II does not believe there will be any changes or waivers that VGAC II’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, VGAC II will circulate a new or amended proxy statement/consent solicitation statement/prospectus and resolicit VGAC II shareholders if changes to the terms of the transaction that would have a material impact on VGAC II shareholders are required prior to the vote on the Business Combination Proposal.
The dual-class structure of New Grove’s common stock will have the effect of concentrating voting power with the current Grove stockholders, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
Shares of New Grove Class B Common Stock will have ten votes per share, while shares of New Grove Class A Common Stock will have one vote per share. Upon the consummation of the Business Combination, holders of Grove Common Stock and Grove Preferred Stock will hold all of the issued and outstanding shares of New Grove Class B Common Stock. Accordingly, upon the consummation of the Business Combination, holders of Grove Common Stock and Grove Preferred Stock will hold, directly or indirectly, and assuming maximum redemptions by the public shareholders, approximately 83.8% of the voting power of New Grove’s Common Stock on a fully-diluted basis and will be able to control matters submitted to New Grove stockholders for approval, including the election of directors, amendments of New Grove’s organizational documents, and any merger, consolidation, sale of all or substantially all of New Grove’s assets, or other major corporate transactions. The current holders of Grove Common Stock and Grove Preferred Stock may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing, or deterring a change in control of New Grove, could deprive VGAC II shareholders of an opportunity to receive a premium for their capital stock as part of a sale of New Grove, and might ultimately affect the market price of shares of New Grove Class A Common Stock. For information about New Grove’s dual-class structure, see the section titled “
Description of New
Grove
Securities.
”
VGAC II cannot predict the impact New Grove’s dual-class structure may have on the stock price of New Grove Class A Common Stock.
VGAC II cannot predict whether New Grove’s dual-class structure will result in a lower or more volatile market price of New Grove Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly-public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote
and multi-class structures and temporarily barred new multi-class listings from certain of its indices. However, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, New Grove’s dual-class capital structure would make New Grove ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices will not invest in New Grove Class A Common Stock. These policies are still fairly new and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of New Grove’s dual-class structure, New Grove will likely be excluded from certain of these indices and VGAC II cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of New Grove Class A Common Stock less attractive to other investors. As a result, the market price of shares of New Grove Class A Common Stock could be adversely affected.
Subsequent to consummation of the Business Combination, VGAC II may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on VGAC II’s financial condition, results of operations, and the share price of VGAC II’s securities, which could cause you to lose some or all of your investment.
VGAC II cannot assure you that the due diligence conducted in relation to Grove has identified all material issues or risks associated with Grove, its business, or the industry in which it competes. As a result of these factors, VGAC II may incur additional costs and expenses and VGAC II may be forced to later write-down or write-off
assets, restructure VGAC II’s operations, or incur impairment or other charges that could result in VGAC II reporting losses. Even if VGAC II’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with VGAC II’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on VGAC II’s financial condition and results of operations and could contribute to negative market perceptions about VGAC II’s securities or New Grove. Accordingly, any VGAC II shareholders who choose to remain New Grove stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such VGAC II shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by VGAC II officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/consent solicitation statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Grove, including those from Grove, and some of whom may join New Grove following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Grove.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of VGAC II’s key personnel. VGAC II expects Grove’s current management to remain in place. VGAC II cannot assure you that VGAC II will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals VGAC II determines may be necessary following the Business Combination.
The unaudited pro forma financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus may not be indicative of what New Grove’s actual financial position or results of operations would have been.
The unaudited pro forma financial information in this proxy statement/consent solicitation statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including Grove being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Grove at the Closing, and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of VGAC II’s future operating or financial performance and VGAC II’s actual financial condition and results of operations may vary materially from VGAC II’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/consent solicitation statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/consent solicitation statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any operating efficiencies or cost savings that may be associated with the Business Combination. See “
Unaudited Pro Forma Condensed Combined Financial Information
.”
The ability of the public shareholders to exercise redemption rights with respect to a large number of VGAC II public shares may not allow VGAC II to complete the most desirable business combination or optimize the capital structure of New Grove.
At the time of entering into the Merger Agreement, VGAC II did not know how many shareholders may exercise their redemption rights, and therefore, VGAC II needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things: (i) the approval by VGAC II shareholders of the Condition Precedent Proposals; (ii) the expiration or termination of the applicable waiting period under the HSR Act relating to the Merger Agreement; (iii) VGAC II having at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing; (iv) the Minimum Available Cash Condition; (v) the approval by the NYSE of VGAC II’s initial listing application in connection with the Business Combination; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

If third parties bring claims against VGAC II, the proceeds held in the trust account could be reduced and the per share redemption amount received by VGAC II shareholders may be less than $10.00 per share (which was the offering price in the initial public offering).
VGAC II’s placing of funds in the trust account may not protect those funds from third-party claims against VGAC II. Although VGAC II will seek to have all vendors, service providers (other than VGAC II’s independent registered public accounting firm), prospective target businesses, or other entities with which VGAC II does business execute agreements with VGAC II waiving any right, title, interest, or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case, in order to gain advantage with respect to a claim against VGAC II’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, VGAC II’s management will consider whether competitive alternatives are reasonably available to VGAC II and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.
Examples of possible instances where VGAC II may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, VGAC II’s independent registered public accounting firm, and the underwriters of VGAC II’s initial public offer have not executed agreements with VGAC II waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with VGAC II and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to VGAC II if and to the extent any claims by a third party (other than WithumSmith+Brown, PC, VGAC II’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which VGAC II has entered into a written letter of intent, confidentiality, or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under VGAC II’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, VGAC II has not asked the Sponsor to reserve for such indemnification obligations, nor has VGAC II independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and VGAC II believes that the Sponsor’s only assets are securities of VGAC II. Therefore, VGAC II cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, VGAC II may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of VGAC II’s officers or directors will indemnify VGAC II for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if VGAC II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against VGAC II which is not dismissed, or if VGAC II otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in VGAC II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of VGAC II shareholders. To the extent any bankruptcy claims deplete the trust account, VGAC II may not be able to return to the public shareholders $10.00 per share (which was the offering price in the initial public offering).

If, after VGAC II distributes the proceeds in the trust account to the public shareholders, VGAC II files a bankruptcy petition or an involuntary bankruptcy petition is filed against VGAC II that is not dismissed, a bankruptcy court may seek to recover such proceeds, and VGAC II and the VGAC II Board may be exposed to claims of punitive damages.
If, after VGAC II distributes the proceeds in the trust account to the public shareholders, VGAC II files a bankruptcy petition or an involuntary bankruptcy petition is filed against VGAC II that is not dismissed, any distributions received by public shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by VGAC II shareholders. In addition, the VGAC II Board may be viewed as having breached its fiduciary duty to VGAC II’s creditors and/or having acted in bad faith, thereby exposing it and VGAC II to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. VGAC II cannot assure you that claims will not be brought against VGAC II for these reasons.
If, before distributing the proceeds in the trust account to the public shareholders, VGAC II files a bankruptcy petition or an involuntary bankruptcy petition is filed against VGAC II that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of VGAC II shareholders and the per share amount that would otherwise be received by VGAC II shareholders in connection with VGAC II’s liquidation may be reduced.
If, before distributing the proceeds in the trust account to the public shareholders, VGAC II files a bankruptcy petition or an involuntary bankruptcy petition is filed against VGAC II that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in VGAC II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of public shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by VGAC II shareholders in connection with VGAC II’s liquidation may be reduced.
VGAC II shareholders may be held liable for claims by third parties against VGAC II to the extent of distributions received by them upon redemption of their shares.
If VGAC II is forced to enter into an insolvent liquidation, any distributions received by VGAC II shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, VGAC II was unable to pay VGAC II’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by VGAC II shareholders. Furthermore, VGAC II directors may be viewed as having breached their fiduciary duties to VGAC II or VGAC II’s creditors and/or may have acted in bad faith, and thereby exposing themselves and VGAC II’s company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against VGAC II for these reasons.
VGAC II is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if VGAC II takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make VGAC II’s securities less attractive to investors and may make it more difficult to compare VGAC II’s performance with other public companies.
VGAC II is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and VGAC II may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in VGAC II’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, VGAC II shareholders may not have access to certain information they may deem important. VGAC II could be an emerging growth company for up to five years, although circumstances could cause VGAC II to lose that status earlier, including if the market value of Class A ordinary shares or, after the Domestication, the New Grove Class A Common Stock held by non-affiliates
exceeds $700 million as of any June 30th (or, if after the Business Combination, September 30th) before that time, in which case VGAC II would no longer be an emerging growth company as of the following December 31st (or, if after the Business Combination, March 31st). Following the Business Combination, VGAC II expects that New Grove will remain an emerging growth company until [●]. VGAC II cannot predict whether investors will find VGAC II’s securities less attractive because VGAC II will rely on these exemptions. If some investors find VGAC II’s securities less attractive as a result of VGAC II’s reliance on these exemptions, the trading prices of VGAC II’s securities may be lower than they otherwise would be, there may be a less active trading market for VGAC II’s securities and the trading prices of VGAC II’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. VGAC II has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, VGAC II, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of VGAC II’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, VGAC II is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, VGAC II expects that New Grove will no longer be a smaller reporting company.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for VGAC II to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that VGAC II is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on VGAC II as compared to other public companies. Grove is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Grove management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Grove after the Business Combination. If VGAC II is not able to implement the requirements of Section 404, including any additional requirements once VGAC II is no longer an emerging growth company, in a timely manner or with adequate compliance, VGAC II may not be able to assess whether its internal control over financial reporting are effective, which may subject VGAC II to adverse regulatory consequences and could harm investor confidence and the market price of New Grove Class A Common Stock. Additionally, once VGAC II is no longer an emerging growth company, VGAC II will be required to comply with the independent registered public accounting firm attestation requirement on VGAC II’s internal control over financial reporting.

The price of New Grove Class A Common Stock and New Grove’s warrants may be volatile.
Upon consummation of the Business Combination, the price of New Grove Class A Common Stock and New Grove’s warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Grove and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	any material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New Grove’s quarterly or annual results of operation;

•	publication of research reports by securities analysts about New Grove or its competitors or its industry;

•	the public’s reaction to New Grove’s press releases, its other public announcements, and its filings with the SEC;

•	New Grove’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Grove or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New Grove;

•	changes in New Grove’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Grove Class A Common Stock available for public sale;

•	sales of shares of New Grove Class A Common Stock by the PIPE Investors; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political, and economic risks, and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Grove Class A Common Stock and New Grove’s warrants regardless of the operating performance of New Grove.
A significant portion of VGAC II’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Grove Class A Common Stock to drop significantly, even if New Grove’s business is doing well.
Sales of a substantial number of shares of New Grove Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Grove Class A Common Stock.
It is anticipated that, upon completion of the Business Combination, based on the assumptions below, (i) the Grove Stockholders will own approximately 69.1% of the outstanding New Grove Common Stock and (ii) the Sponsor will own approximately 3.7% of the outstanding New Grove Common Stock, in each case, assuming that none of VGAC II’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 83.8% and 4.4%, respectively, assuming maximum redemption of VGAC II Class A ordinary shares in connection with the Business Combination. These percentages assume that (i) all shares of New Grove Class B Common Stock that will be held by existing holders of Grove Common Stock and Grove Preferred Stock, including affiliates and permitted transferees thereof, immediately following Closing, have been converted into New Grove Class A Common Stock on a
one-for-one
basis; (ii) 8,707,500 shares of New Grove Class A Common Stock will be issued in the PIPE Financing; (iii) no vested or unvested options to acquire New Grove Class A Common Stock that will be held by Grove Equityholders immediately following Closing have been exercised; and (iv) no restricted stock units to acquire shares of New Grove Class A Common Stock that will be held by Grove Equityholders immediately following Closing have been exercised. In addition, the numbers of shares and percentages set forth above do not take into account (i) potential future exercises of warrants to purchase New Grove Class A Common Stock that will be outstanding immediately following the Closing and (ii) the Grove Earnout Shares. If the actual facts are different than these assumptions, the ownership percentages in New Grove will be different.
Although the Sponsor and certain Grove Stockholders will be subject to certain restrictions regarding the transfer of New Grove Class A Common Stock, these shares may be sold after the expiration of the lock-up
under the Sponsor Agreement. VGAC II intends to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Grove Class A Common Stock could decline if the holders of currently restricted shares sell such shares or are perceived by the market as intending to sell such shares.
The public shareholders will experience immediate dilution as a consequence of the issuance of New Grove Common Stock as consideration in the Business Combination and in the PIPE Financing.
In accordance with the terms and subject to the conditions of the Merger Agreement, at the time at which the Merger becomes effective (the “
Effective Time
”), based on an implied equity value of $1.4 billion: (a) each share of Grove Common Stock and Grove Preferred Stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B Common Stock, as determined pursuant to an exchange ratio set forth in the Merger Agreement and (ii) a number of shares of Grove Earnout Shares, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus; (b) each outstanding option to purchase Grove Common Stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of Grove RSUs will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove Common Stock or Grove Preferred Stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove Common Stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of the Company Unvested 2021 Options.
The issuance of additional New Grove Common Stock will significantly dilute the equity interests of existing holders of VGAC II securities, and may adversely affect prevailing market prices of New Grove Class A Common Stock and/or New Grove warrants.
Warrants will become exercisable for New Grove Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to VGAC II shareholders.
If the Business Combination is completed, outstanding warrants to purchase an aggregate of [●] shares of New Grove Class A Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Grove Class A Common Stock will be issued, which will result in dilution to the holders of New Grove Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of New Grove Class A Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See below risk factor, “
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment
.”
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.
The public warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and VGAC II. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, VGAC II may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although VGAC II’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash, shorten the exercise period, or decrease the number of shares of New Grove Class A Common Stock purchasable upon exercise of a public warrant and private warrant.
VGAC II may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
VGAC II has the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Grove Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations, and the like) for any 20 trading days within a
30-trading-day
period ending on the third trading day prior to the date VGAC II sends the notice of redemption to the warrantholders. If and when the public warrants become redeemable by VGAC II, VGAC II may exercise its redemption right even if VGAC II is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
In addition, VGAC II may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of Class A ordinary shares. The value received upon exercise of the public warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by the Sponsor or its permitted transferees.

NYSE may not list New Grove’s securities on its exchange, which could limit investors’ ability to make transactions in New Grove’s securities and subject New Grove to additional trading restrictions.
An active trading market for New Grove’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to list VGAC II’s securities on NYSE, VGAC II will be required to demonstrate compliance with NYSE’s listing requirements. VGAC II will apply to have New Grove’s securities listed on NYSE upon consummation of the Business Combination. VGAC II cannot assure you that VGAC II will be able to meet all listing requirements. Even if New Grove’s securities are listed on NYSE, New Grove may be unable to maintain the listing of its securities in the future.
If New Grove fails to meet the listing requirements and NYSE does not list its securities on its exchange, Grove would not be required to consummate the Business Combination. In the event that Grove elected to waive this condition, and the Business Combination was consummated without New Grove’s securities being listed on NYSE or on another national securities exchange, New Grove could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Grove’s securities;

•	reduced liquidity for New Grove’s securities;

•
a determination that New Grove Class A Common Stock is a “penny stock” which will require brokers trading in New Grove Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Grove’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Grove’s securities were not listed on NYSE, such securities would not qualify as covered securities and VGAC II would be subject to regulation in each state in which VGAC II offers VGAC II’s securities because states are not preempted from regulating the sale of securities that are not covered securities.
Reports published by analysts, including projections in those reports that differ from VGAC II’s actual results, could adversely affect the price and trading volume of New Grove Class A Common Stock.
Securities research analysts may establish and publish their own periodic projections for New Grove following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results New Grove actually achieves. The share price of New Grove Class A Common Stock may decline if New Grove’s actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on New Grove downgrades New Grove Class A Common Stock or publishes inaccurate or unfavorable research about its business, the share price of New Grove Class A Common Stock could decline. If one or more of these analysts ceases coverage of New Grove or fails to publish reports on New Grove regularly, the share price or trading volume of New Grove Class A Common Stock could decline. While VGAC II expects research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of New Grove, the market price and volume for shares of New Grove Class A Common Stock could be adversely affected.
VGAC II is subject to, and New Grove will be subject to, changing law and regulations regarding regulatory matters, corporate governance, and public disclosure that have increased both VGAC II’s costs and the risk of non-compliance
and will increase both New Grove’s costs and the risk of
non-compliance.
VGAC II is, and New Grove will be, subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. VGAC II’s efforts to comply with new and changing laws and regulations have resulted in, and New Grove’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention.
Moreover, because these laws, regulations, and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Grove’s disclosure and governance practices. If VGAC II fails to address and comply with these regulations and any subsequent changes, VGAC II may be subject to penalty and VGAC II’s business may be harmed.
VGAC II’s warrants are accounted for as liabilities and the changes in value of VGAC II’s warrants could have a material effect on our financial results and thus may have an adverse effect on the market price of VGAC II’s securities.
On April 12, 2021, the staff of the SEC (the “
SEC Staff
”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“
SPACs
”) (the “
SEC Staff Statement
”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of our 8,050,000 public warrants and 6,700,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
ASC 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or
loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or
losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.
VGAC II has identified a material weakness in our internal control over financial reporting as of December 31, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We have identified a material weakness in our internal control over financial reporting related to VGAC II’s accounting and reporting of complex financial instruments, including application of ASC 480-10-S99-3A to its accounting classification of public shares. As a result of this material weakness, our management has concluded that our disclosure controls and procedures were not effective as of December 31, 2021. We have taken a number of measures to remediate the material weaknesses described herein. However, if we are unable to remediate our material weaknesses in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which VGAC II’s ordinary shares are listed, the SEC or other regulatory authorities. The existence of material weaknesses in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our shares. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Risks Related to the Consummation of the Domestication
Certain Holders may be required to recognize gain for U.S. federal income tax purposes as a result of the Domestication.
As discussed more fully under the section “
U.S. Federal Income Tax Considerations,
” the Domestication should constitute a
tax-free
reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in such section) of Class A ordinary shares will be subject to Section 367(b) of the Code and, as a result:

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who is not a 10% shareholder (as defined above) will not recognize any gain or loss and will not be required to include any part of VGAC II’s earnings in income.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% shareholder will generally recognize gain (but not loss) on the deemed receipt of New Grove Class A Common Stock in the Domestication. As an alternative to recognizing gain as a result of the Domestication, such U.S. Holder may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied.

•
Subject to the discussion below concerning PFICs, a U.S. Holder of Class A ordinary shares who on the date of the Domestication is a 10% shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its VGAC II shares provided certain other requirements are satisfied.

•
As discussed further under “
U.S. Federal Income Tax Considerations
” below, VGAC II believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. In the event that VGAC II is (or in some cases has been) treated as a PFIC, notwithstanding the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain as a result of the Domestication unless the U.S. Holder makes (or has made) certain elections discussed further under

“U.S. Federal Income Tax Considerations – The Domestication.” The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code will be adopted. Further, it is not clear how any such regulations would apply to the warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.” Each U.S. Holder of Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules to the exchange of Class A ordinary shares for New Grove Class A Common Stock and public warrants for New Grove warrants pursuant to the Domestication.

Additionally, the Domestication may cause
Non-U.S.
Holders (as defined in “
U.S. Federal Income Tax Considerations
” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such
Non-U.S.
Holder’s New Grove Class A Common Stock subsequent to the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “
U.S. Federal Income Tax Considerations.
”
Upon consummation of the Domestication, the rights of holders of New Grove Class A Common Stock arising under the DGCL and the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law and the Existing Governing Documents.
Upon consummation of the Domestication, the rights of holders of New Grove Class A Common Stock will be as provided in the Proposed Governing Documents and the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Grove Class A Common Stock could differ from the rights that holders of Class A ordinary shares currently have. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Grove becomes involved in costly litigation, which could have a material adverse effect on New Grove.
In addition, there are differences between the Proposed Governing Documents and the Existing Governing Documents. For a more detailed description of the rights of holders of New Grove Class A Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “
Comparison of Corporate Governance and Shareholder Rights
.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Grove are attached as Annex C and Annex D, respectively, to this proxy statement/consent solicitation statement/prospectus, and VGAC II urges you to read them.
Delaware law and New Grove’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Governing Documents that will be in effect upon consummation of the Domestication, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Grove Board and therefore depress the trading price of New Grove Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Grove Board or taking other corporate actions, including effecting changes in VGAC II’s management. Among other things, the Proposed Governing Documents include provisions regarding:

•	a classified board of directors;

•	the dual-class structure that provides for New Grove Class B Common Stock being entitled to ten (10) votes per share;

•
the ability of the New Grove Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Grove’s directors and officers;

•
the requirement that a special meeting of stockholders may only be called by a majority of the entire New Grove Board, the Chairman of the New Grove Board, or the Chief Executive Officer of New Grove, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•
the ability of the New Grove Board to amend the bylaws, which may allow the New Grove Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to the New Grove Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Grove Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Grove.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Grove Board or management, that stockholders may consider to be in their best interests.
New Grove’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Grove and its stockholders, which could limit New Grove’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Grove or its directors, officers, stockholders, employees, or agents.
The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New Grove consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Grove, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of New Grove to New Grove or New Grove’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against New Grove governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims arising under the Securities Act or the Exchange Act and, unless New Grove consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act or the Exchange Act.
These choice of forum provisions in the Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Grove or any of New

Grove’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Grove may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Grove’s business, results of operations, and financial condition.
Risks Related to the Redemption
Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If VGAC II shareholders fail to comply with the redemption requirements specified in this proxy statement/consent solicitation statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) holds public shares through units and elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, VGAC II’s transfer agent, in which it (a) requests that New Grove redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number, and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 P.M., Eastern Time, on [●], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a public shareholder’s broker and/or clearing broker, DTC and Continental, will need to act to facilitate this request. It is VGAC II’s understanding that public shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because VGAC II does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, New Grove will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “
Extraordinary General Meeting of VGAC II—Redemption Rights
” for additional information on how to exercise your redemption rights.
If a public shareholder fails to receive notice of VGAC II’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite VGAC II’s compliance with the proxy rules, a public shareholder fails to receive VGAC II’s proxy materials, such public shareholder may not become aware of the opportunity to redeem its public shares. In addition, the proxy materials that VGAC II is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “
Extraordinary General Meeting of VGAC II— Redemption Rights
” for additional information on how to exercise your redemption rights.

VGAC II does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for VGAC II to complete the Business Combination with which a substantial majority of VGAC II shareholders do not agree.
The Existing Governing Documents do not provide a specified maximum redemption threshold, except that VGAC II will not redeem public shares in an amount that would cause VGAC II’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act).
As a result, VGAC II may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, its director or officers, or their respective affiliates. As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements with respect to the private purchase of public shares by VGAC II or the persons described above have been entered into with any such investor or holder. VGAC II will file a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, VGAC II will require each public shareholder seeking to exercise redemption rights to certify to VGAC II whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to VGAC II at that time, such as Section 13D, Section 13G, and Section 16 filings under the Exchange Act, will be the sole basis on which VGAC II makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over VGAC II’s ability to consummate the Business Combination and you could suffer a material loss on your investment in VGAC II if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if VGAC II consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. VGAC II cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share
redemption price. Notwithstanding the foregoing, shareholders may challenge VGAC II’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, VGAC II shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a public shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the public shareholder in a better future economic position.
VGAC II can give no assurance as to the price at which a public shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business

Combination, may cause an increase in VGAC II share price, and may result in a lower value realized now than a public shareholder might realize in the future had the public shareholder not redeemed its shares. Similarly, if a public shareholder does not redeem its shares, the public shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a public shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/consent solicitation statement/prospectus. A public shareholder should consult the public shareholder’s own financial advisor for assistance on how this may affect his, her, or its individual situation.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the VGAC II Board will not have the ability to adjourn the extraordinary general meeting to a later date or dates in order to solicit further votes, and, therefore, the Business Combination will not be approved, and the Business Combination may not be consummated.
The VGAC II Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the VGAC II Board will not have the ability to adjourn the extraordinary general meeting to a later date or dates and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such event, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If VGAC II is not able to complete the Business Combination with Grove nor able to complete another business combination by March 25, 2023, in each case, as such date may be extended pursuant to the Existing Governing Documents, VGAC II would cease all operations except for the purpose of winding up and VGAC II would redeem VGAC II Class A ordinary shares and liquidate the trust account, in which case the public shareholders may only receive approximately $10.00 per share and VGAC II warrants will expire worthless.
If VGAC II is not able to complete the Business Combination with Grove nor able to complete another business combination by March 25, 2023, in each case, as such date may be extended pursuant to the Existing Governing Documents, VGAC II will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of VGAC II’s remaining shareholders and the VGAC II Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to VGAC II’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, the public shareholders may only receive approximately $10.00 per share and VGAC II warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such public shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of VGAC II’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of the public shares if VGAC II does not complete VGAC II’s initial business combination by March 25, 2023 or (B) with respect to any other provision relating to the rights of holders of Class A ordinary shares; and (iii) the redemption of the public shares if VGAC II has not consummated an initial business combination by March 25, 2023, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if VGAC II has not consummated an initial business combination by March 25, 2023, with respect to such public shares so redeemed. In no other circumstances will a VGAC II shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
If VGAC II does not consummate an initial business combination by March 25, 2023, the public shareholders may be forced to wait until after March 25, 2023 before redemption from the trust account.
If VGAC II is unable to consummate an initial business combination by March 25, 2023 (as such date may be extended pursuant to the Existing Governing Documents), VGAC II will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account, if any, (less taxes payable and up to $100,000 of interest income to pay dissolution expenses) pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up of VGAC II’s affairs, as further described in this proxy statement/consent solicitation statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If VGAC II is required to wind-up,
liquidate the trust account, and distribute such amount therein, pro rata, to the public shareholders, as part of any liquidation process, such winding up, liquidation, and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond March 25, 2023 (as such date may be extended pursuant to the Existing Governing Documents) before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. VGAC II has no obligation to return funds to investors prior to the date of VGAC II’s redemption or liquidation unless, prior thereto, VGAC II consummates an initial business combination or amend certain provisions of the Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon VGAC II’s redemption or any liquidation will public shareholders be entitled to distributions if VGAC II does not complete an initial business combination by March 25, 2023 and do not amend the Existing Governing Documents. The Existing Governing Documents provide that, if VGAC II winds up for any other reason prior to the consummation of an initial business combination, VGAC II will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
If the net proceeds of the initial public offering not being held in the trust account are insufficient to allow VGAC II to operate through March 25, 2023, and VGAC II is unable to obtain additional capital, VGAC II may be unable to complete an initial business combination, in which case the public shareholders may only receive $10.00 per share, and the warrants will expire worthless.
As of December 31, 2021, VGAC II had cash of $507,233 held outside the trust account, which is available for use by VGAC II to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2021, VGAC II had total current liabilities of $3,420,991. The funds available to VGAC II outside of the trust account may not be sufficient to allow VGAC II to operate until March 25, 2023, assuming that an initial business combination is not completed during that time. Of the funds available to VGAC II, VGAC II could use a portion of the funds available to it to pay fees to consultants to assist VGAC II with VGAC II’s search for a target business. VGAC II could also use a portion of the funds as a down payment or to fund a
“no-shop”
provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although VGAC II does not have any current intention to do so. If VGAC II entered into a letter of intent where VGAC II paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of VGAC II’s breach or otherwise), VGAC II might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If VGAC II is required to seek additional capital, VGAC II would need to borrow funds from the Sponsor, members of its management team, or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to VGAC II upon completion of an initial business combination. If VGAC II is unable to obtain additional financing, VGAC II may be unable to complete an initial business combination. If VGAC II is unable to complete an initial business combination because it does not have sufficient funds available to it, VGAC II will be forced to cease operations and liquidate the trust account. Consequently, the public shareholders may only receive approximately $10.00 per share on VGAC II’s redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF VGAC II
General
VGAC II is furnishing this proxy statement/consent solicitation statement/prospectus to VGAC II shareholders as part of the solicitation of proxies by the VGAC II Board for use at the extraordinary general meeting to be held on [●], 2022, and at any adjournment thereof. This proxy statement/consent solicitation statement/prospectus is first being furnished to VGAC II shareholders on or about [●], 2022 in connection with the vote on the proposals described in this proxy statement/consent solicitation statement/prospectus. This proxy statement/consent solicitation statement/prospectus provides VGAC II shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held at the offices of Davis Polk & Wardwell LLP located at 450 Lexington Avenue, New York, New York 10017 and virtually via the Internet at [●], Eastern Time, on [●], 2022, unless the extraordinary general meeting is adjourned. Due to public health concerns regarding the
COVID-19
pandemic, and the importance of ensuring the health and safety of VGAC II directors, officers, employees and VGAC II shareholders, VGAC II encourages VGAC II shareholders to attend the extraordinary general meeting virtually via the Internet. The VGAC II extraordinary general meeting can be accessed virtually by visiting the VGAC II meeting website ([●]), where VGAC II shareholders will be able to listen to the meeting, submit questions and vote online.
Purpose of the VGAC II Extraordinary General Meeting
At the extraordinary general meeting, VGAC II is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the adoption and approval of the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
the following five separate
non-binding,
advisory proposals to approve by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•
to authorize the change in the authorized share capital of VGAC II from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 600,000,000 shares of New Grove Class A Common Stock, 200,000,000 shares of New Grove Class B Common Stock, and 100,000,000 shares of New Grove Preferred Stock;

•
to amend and restate the Existing Governing Documents and authorize all other immaterial changes in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Virgin Group Acquisition Corp. II” to “Grove Collaborative Holdings, Inc.” (which is expected to occur upon the effectiveness of the Domestication), (ii) making New Grove’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) removing certain provisions related to VGAC II’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the VGAC II Board believes is necessary to adequately address the needs of New Grove after the Business Combination;

•	to authorize the issuance of shares of New Grove Class B Common Stock, which will allow holders of New Grove Class B Common Stock to cast ten votes per share of New Grove Class B Common Stock;

•
a proposal to approve by ordinary resolution the issuance of shares of New Grove Class A Common Stock and shares of New Grove Class B Common Stock in connection with the Business Combination and the PIPE Financing pursuant to NYSE Listing Rule 312.03;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP;

•
a proposal to elect Stuart Landesberg, Christopher Clark, Catherine Beaudoin, David Glazer, John Replogle, [●], [●], [●] and [●], in each case, to serve as directors of New Grove until their respective successors are duly elected and qualified, or until their earlier death, resignation, or removal; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Recommendation of the VGAC II Board
The VGAC II Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of VGAC II and VGAC II shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal— Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
VGAC II shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share beneficially owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. VGAC II warrants do not have voting rights. As of the close of business on the record date, there were 50,312,500 ordinary shares issued and outstanding, of which 40,250,000 were issued and outstanding public shares.
Quorum
A quorum of VGAC II shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares as of the record date entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, [●] ordinary shares would be required to achieve a quorum.
Abstentions and Broker
Non-Votes
Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that are
“non-routine”
without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the extraordinary general meeting are
“non-routine”
matters.
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to VGAC II but marked by brokers as “not voted” (“
broker
non-votes
”) will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Vote Required for Approval
The following votes are required for each proposal at the extraordinary general meeting:

(i)
Business Combination Proposal
: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ii)
Domestication Proposal
: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iii)
Charter Amendment Proposal
: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(iv)
Governing Documents Proposals
:
The approval of the Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the VGAC II Board or New Grove.

(v)
NYSE Proposal
: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vi)
Incentive Equity Plan Proposal
: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(vii)	ESPP Proposal : The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands Law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(viii)
Director Election Proposal
: Pursuant to the Existing Governing Documents, until the Closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Class B ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(ix)
Adjournment Proposal
: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, and the Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
Voting Your Shares
Shares Held of Record
If you hold shares directly in your name as a stockholder of record, you may submit your proxy to vote such shares via the Internet, by telephone or by mail.
To submit your proxy via Internet or by telephone, follow the instructions provided on your enclosed proxy card. If you vote via the Internet or by telephone, you must do so by no later than 11:59 PM, Eastern Time, on [●], 2022.
As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail. To submit your proxy by mail, you will need to complete, sign and date your proxy card and return it in the enclosed, postage-paid envelope. If you vote by mail, your proxy card must be received by no later than [●], 2022. If you have registered in advance to attend the extraordinary general meeting at the VGAC II meeting website, you may also vote at the extraordinary general meeting via the VGAC II meeting website. You can also attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive.
Shares Held in Street Name
If you hold your shares in “street name”, which means your shares are held of record by a broker, bank, or nominee, you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the extraordinary general meeting.
If you want to vote in person virtually at the extraordinary general meeting, you must register in advance at the VGAC II meeting website. You can also attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the extraordinary general meeting. Further instructions will be provided to you as part of your registration process.
Please carefully consider the information contained in this proxy statement/consent solicitation statement/prospectus and, whether or not you plan to attend the extraordinary general meeting, submit your proxy via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you decide not to attend the extraordinary general meeting.

Revoking Your Proxy
If you are an VGAC II shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify VGAC II’s Chief Financial Officer in writing that you have revoked your proxy, such written notification must be received by 11:59 PM, Eastern Time, on [●], 2022; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call [●], VGAC II’s proxy solicitor, by calling [●], or banks and brokers can call collect at [●], or by emailing [●].
Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request of VGAC II that New Grove redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)
(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, VGAC II’s transfer agent, in which you (a) request that New Grove redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(iii)	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 P.M., Eastern Time, on [
●
], 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, VGAC II’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, New Grove will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2022, this would have amounted to approximately $[●] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly, it is shares of New Grove Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically along with the other redemption forms (as applicable). Shares of New Grove Class A Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to VGAC II unless the VGAC II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, VGAC II’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.
The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of VGAC II held by the Sponsor, and (iii) be bound by certain earn-out
provisions with respect to its shares in VGAC II following the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. Such shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “
Business Combination Proposal—Related Agreements—Sponsor Agreement
” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on [●], 2022, the most recent closing price, was $[●]. For illustrative purposes, as of December 31, 2021, funds in the trust account plus accrued interest thereon totaled approximately $402,530,526 or $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. VGAC II cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither VGAC II shareholders nor VGAC II warrantholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
VGAC II is soliciting proxies on behalf of the VGAC II Board. This solicitation is being made by mail but also may be made by telephone or in person. VGAC II and its directors, officers, and employees may also solicit proxies in person, by telephone, or by other electronic means. VGAC II will bear the cost of the solicitation.
VGAC II has hired [●] to assist in the proxy solicitation process. VGAC II will pay that firm a fee of $[●] plus disbursements. Such fee will be paid with non-trust
account funds.
VGAC II will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. VGAC II will reimburse them for their reasonable expenses.
VGAC II Sponsor Agreements
As of the date of this proxy statement/consent solicitation statement/prospectus, there are 50,312,500 ordinary shares issued and outstanding, which includes an aggregate of 10,062,500 Class B ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/consent solicitation statement/prospectus, there are 14,750,000 warrants outstanding, comprised of 6,700,000 private placement warrants held by Sponsor and the 8,050,000 public warrants.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding VGAC II or its securities, the Sponsor, Grove, and/or their directors, officers, advisors, or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of VGAC II shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Grove, and/or their directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, the Director Election Proposal, and the Adjournment Proposal are approved by the affirmative vote of the holders of a majority of the ordinary shares, who being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of the holders of a majority of not less than two-thirds
(2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, (iii) Minimum Available Cash Condition is satisfied and/or otherwise limit the number of public shares electing to redeem, and (iv) New Grove’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. VGAC II will file a Current Report on Form
8-K
to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL
Overview
VGAC II is asking its shareholders to adopt and approve the Merger Agreement, certain related agreements, and the transactions contemplated
thereby (including the Business Combination). VGAC II shareholders should read carefully this proxy statement/consent solicitation statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus, and the transactions contemplated thereby. Please see “
—The Merger Agreement
” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal. The descriptions of the Merger Agreement and the related agreements and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Merger Agreement and the related agreements that are filed with this proxy statement/consent solicitation statement/prospectus.
Because VGAC II is holding a shareholder vote on the Business Combination, VGAC II may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
The Merger Agreement
On December 7, 2021, VGAC II entered into that certain Agreement and Plan of Merger, by and among VGAC II, VGAC II Merger Sub and Grove pursuant to which, among other things, at least one day following the de-registration
of VGAC II as an exempted company in the Cayman Islands and the continuation and domestication of VGAC II as a public benefit corporation in the State of Delaware with the name “Grove Collaborative Holdings, Inc.”, VGAC II Merger Sub will merge with and into Grove, with Grove as the surviving company in the Merger and, after giving effect to such Merger, Grove shall be a wholly owned direct subsidiary of New Grove.
The parties will hold the closing of the Merger (the “
Closing
”) on the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as VGAC II and Grove may mutually agree.
Domestication
In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of VGAC II will convert automatically, on a one-for-one
basis, into shares of New Grove Class A Common Stock, (ii) each issued and outstanding warrant to purchase Class A ordinary shares of VGAC II will convert automatically into a warrant to acquire New Grove Class A Common Stock in the same form and on the same terms and conditions as the converted VGAC II warrant, and (iii) each issued and outstanding unit of VGAC II that has not been previously separated into the underlying Class A ordinary share of VGAC II and underlying VGAC II warrant upon the request of the holder thereof prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Grove Class A Common Stock and one-fifth
of one warrant representing the right to purchase one share of New Grove Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the VGAC II Warrant Agreement.
Conversion of Securities
At the Effective Time, based on an implied equity value of $1.4 billion: (a) each share of Grove common stock and preferred stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class common stock, par value $0.0001 per share, of New Grove (the “
New Grove Class
 B Common Stock
”), as determined pursuant to an exchange ratio set forth in the Merger Agreement (the “
Exchange Ratio
”) and (ii) a number of restricted shares of New Grove Class B Common Stock that will vest upon the achievement of certain earnout thresholds prior to the tenth anniversary of the Closing, as more fully described in this proxy statement/consent solicitation statement/prospectus (such shares, the “
Grove Earnout Shares
”); (b) each outstanding option to purchase Grove common stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of restricted stock units to acquire Grove common stock (collectively, “
Grove RSUs
”) will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove common stock or Grove preferred stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove common stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options to purchase Grove common stock granted since January 1, 2021 under Grove’s 2016 Equity Incentive Plan that have not yet vested as of immediately prior to the Closing (the “
Company Unvested 2021 Options
”).
Grove Earnout Shares
Pursuant to the rights set forth above, 14,000,000 Grove Earnout Shares will be issued to the holders of (i) Grove Common Stock, (ii) Grove Preferred Stock, (iii) restricted stock units to acquire Grove Common Stock, (iv) options to purchase Grove Common Stock and (v) warrants to purchase Grove Common Stock, in each case, which will vest upon the achievement of the applicable share price thresholds set forth below (each, a “
Grove Earnout Milestone
”):

(a)
If the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $12.50 per share for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and on or prior to the ten year anniversary of the Closing Date (the “Grove Earnout Period”) (the first occurrence of the foregoing being referred to as the “
$12.50 Share Price Milestone
”), 7,000,000 of the Grove Earnout Shares (the “
$12.50 Grove Earnout Shares
”) will automatically vest; and

(b)
If the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $15.00 per share for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and on or prior to expiration of the Grove Earnout Period (the first occurrence of the foregoing being referred to as the “
$15.00 Share Price Milestone
”), 7,000,000 of the Grove Earnout Shares (the “
$15.00 Grove Earnout Shares
”) will automatically vest.

In the event that (x) there is a Change of Control (as defined below) (or a definitive agreement providing for a Change of Control has been entered into) after the Closing and prior to the expiration of the Grove Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to Grove after the Closing Date and on or prior to the expiration of the Grove Earnout Period, the $12.50 Grove Earnout Shares and/or the $15.00 Grove Earnout Shares that have not vested prior to such occurrence will automatically vest.
If, upon the expiration of the Grove Earnout Period, any Grove Earnout Shares shall have not vested, then such Grove Earnout Shares shall be automatically forfeited by the holders thereof and canceled by New Grove.

For purposes of the Grove Earnout Share provisions, a “
Change of Control
” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events:

(a)
any person or any “group” of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of New Grove in substantially the same proportions as their ownership of stock of New Grove) (x) is or becomes the beneficial owner, directly or indirectly, of securities of New Grove representing more than fifty percent (50%) of the combined voting power of New Grove’s then outstanding voting securities or (y) has or acquires control of the New Grove Board;

(b)
a merger, consolidation, reorganization or similar business combination transaction involving New Grove, and, immediately after the consummation of such transaction or series of transactions, either (x) the New Grove Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of New Grove immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof; or

(c)
the sale, lease or other disposition, directly or indirectly, by New Grove of all or substantially all of the assets of New Grove and its subsidiaries, taken as a whole, other than such sale or other disposition by VGAC II of all or substantially all of the assets of New Grove and its subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by the stockholders of New Grove.

Representations, Warranties and Covenants
Representations and Warranties
The Merger Agreement contains customary representations, warranties and covenants of (a) Grove and (b) VGAC II and VGAC II Merger Sub, in each case, relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.
The Merger Agreement contains representations and warranties made by Grove to VGAC II and VGAC II Merger Sub relating to a number of matters, including the following:

•	organization and qualification to do business, subsidiaries;

•	organizational documents;

•	capitalization;

•	authority to enter into the Merger Agreement;

•	no conflicts and required filings and consents;

•	permits and compliance;

•	financial statements;

•	absence of certain changes or events;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property and data security;

•	regulatory compliance;

•	taxes;

•	environmental matters;

•	material contracts;

•	insurance;

•	approval of the Grove board and Grove stockholder vote required;

•	certain business practices;

•	interested party transactions;

•	customers and vendors;

•	exchange act;

•	brokers;

•	the information set forth in this proxy statement/consent solicitation statement/prospectus; and

•	exclusivity of the representations and warranties made by Grove.
The Merger Agreement contains representations and warranties made by VGAC II and VGAC II Merger Sub relating to a number of matters, including the following:

•	corporate organization;

•	organizational documents;

•	capitalization;

•	authority to enter into the Merger Agreement;

•	no conflicts and required filings and consents;

•	compliance;

•	SEC filings, financial statements and Sarbanes-Oxley Act;

•	absence of certain changes or events;

•	absence of litigation;

•	approval of the VGAC II Board and VGAC II shareholder vote required;

•	brokers;

•	the Fairness Opinion;

•	the trust account;

•	employees;

•	taxes;

•	registration and listing of VGAC II Class A ordinary shares, VGAC II warrants and VGAC II units;

•	material contracts;

•	properties;

•	affiliate transactions;

•	the PIPE Financing;

•	certain business practices and anti-corruption;

•	the information set forth in the proxy statement/consent solicitation statement/prospectus;

•	investigation and reliance; and

•	exclusivity of the representations and warranties made by VGAC II and VGAC II Merger Sub.
Conduct of Business Pending the Merger
Grove has agreed that, prior to the Effective Time or the earlier termination of the Merger Agreement, it will use commercially reasonable efforts to conduct its business, and cause its subsidiaries to use their commercially reasonable efforts to conduct their respective businesses, in the ordinary course of business. Grove has also agreed to use its reasonable best efforts to preserve substantially intact the current business organizations of Grove and its subsidiaries, to keep available the services of the current officers and key employees and to preserve the current relationships of Grove and its subsidiaries with customers, suppliers and other persons with which Grove or any of its subsidiaries has significant business relations.
In addition to the general covenants above, Grove has agreed that prior to the Effective Time or the earlier termination of the Merger Agreement, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of VGAC II:

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (any shares of any class of capital stock of Grove or any of its subsidiaries, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Grove or any of its subsidiaries, other than (A) issuances of Grove warrants in connection with drawdowns in the ordinary course of business pursuant to its existing credit agreement, (B) issuances of Grove securities or other equity securities in connection with acquisitions by Grove or any of its subsidiaries of any corporation, partnership, other business organization or any division or assets thereof in the ordinary course of business, (C) issuances or grants made under the Grove’s 2016 Equity Incentive Plan, (D) the exercise or settlement of any Grove options or Grove warrants or (E) the conversion of any shares of capital stock in accordance with their terms;

•
sell, lease, license, sublicense, exchange, mortgage, pledge, create any liens (other than permitted liens or liens created in connection with indebtedness incurred in compliance with the seventh bullet) on, transfer or otherwise dispose of any material tangible assets of Grove or its subsidiaries outside of the ordinary course of business;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except dividends and distributions by a wholly-owned subsidiary of Grove to another wholly-owned subsidiary;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than (a) redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (b) the withholding of equity securities to satisfy the exercise price or the applicable tax withholding requirements upon the exercise or vesting of any equity-based compensation award or (c) transactions between Grove and any wholly-owned subsidiary of Grove or between wholly-owned subsidiaries of Grove;

•
(a) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other entity or (b) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, if such acquisition exceeds $10,000,000;

•
(a) other than drawdowns under its existing credit agreement in the ordinary course of business, incur or assume any indebtedness for borrowed money or indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument in excess of $18,000,000 in the aggregate, (B) cancel or forgive any material debts or other material amounts owed to Grove or any of its subsidiaries other than in the ordinary course of business or (C) make any loans, advances to, or guarantees for the benefit of, any person other than any wholly-owned subsidiary of Grove, except for loans and advances to customers, suppliers or vendors in the ordinary course of business;

•
merge or consolidate itself with any person or authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Grove or any of its subsidiaries (other than the Merger);

•
hire, terminate (other than for cause) or change the material compensation terms of any officer of Grove or any of its subsidiaries who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated by the Merger Agreement;

•
change any of its or its subsidiaries’ accounting methods, policies or procedures, other than reasonable and usual amendments in the ordinary course of business as required by GAAP or applicable law or to obtain compliance with the auditing standards of the Public Company Accounting Oversight Board and any division or subdivision thereof;

•
(a) make or change any material tax election, (b) adopt or change any material tax accounting method, (c) settle or compromise any material tax liability, (d) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law), (e) file any amended material tax return, (f) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes, or (g) settle or consent to any claim or assessment relating to any material amount of taxes;

•
(a) commence, waive, release, assign, settle, satisfy or compromise any litigation, suit, claim, action, proceeding, audit or investigation by or before any governmental authority, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not involve an admission of wrongdoing, do not result in any material restriction on Grove or its subsidiaries and do not exceed $10,000,000 individually or in the aggregate or (B) other than in the ordinary course of business, waive, release or assign any claims or rights of Grove or its subsidiaries;

•
other than in the ordinary course of business (including, in the case of clause (b) below, upon any expiration of the term of any material contract or as needed to continue conducting its business in the ordinary course of business), (a) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material contract, (b) materially amend, extend or renew any material contract or (c) enter into any material contract;

•
except for
non-exclusive
licenses granted in the ordinary course of business, assign, transfer or dispose of, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any lien (other than a permitted lien or liens incurred in connection with indebtedness permitted to be incurred under the Merger Agreement) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material intellectual property owned or licensed by Grove or any of its subsidiaries;

•	permit any specified insurance policies to be canceled or terminated in a manner that would be adverse or detrimental to Grove or its business, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

•	make any commitments for capital expenditures that would reasonably be expected to require payments during fiscal years 2021 or 2022 in excess of $10,000,000 in the aggregate;

•
fail to maintain or timely obtain any franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval or order that is material to the ongoing operations of Grove and its subsidiaries; or

•	enter into any binding formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
VGAC II and VGAC II Merger Sub have agreed that prior to the Effective Time or the earlier termination of the Merger Agreement, subject to specified exceptions, they will not, without the written consent of Grove (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change (a) the organizational documents of VGAC II or VGAC II Merger Sub or (b) the Trust Agreement or any other agreement related to the Trust Agreement;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust fund that are required pursuant to the Existing Governing Documents;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Class A ordinary shares, Class B ordinary shares or VGAC II warrants other than (A) any redemption from the trust fund] that is required pursuant to the Existing Governing Documents or (B) as otherwise required by the Existing Governing Documents in order to consummate the Business Combination;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of VGAC II or VGAC II Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of VGAC II or VGAC II Merger Sub other than in connection with the exercise of any VGAC II warrants outstanding on the date hereof;

•
(a) acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, alliance or business association with any other entity or (b) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization;

•
other than working capital loans from the Sponsor to fund operating expenses, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of VGAC II, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law;

•
(a) make or change any material tax election, (b) adopt or change any material tax accounting method, (c) settle or compromise any material tax liability, (d) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (e) file any amended material tax return, (f) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes, or (g) settle or consent to any claim or assessment relating to any material amount of Taxes;

•
merge or consolidate itself with any person or authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving VGAC II or any of its subsidiaries (other than the Merger);

•
(a) enter into any material contract or, other than in the ordinary course of business, (1) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material contract or (2) materially amend, extend or renew any material contract, or (b) amend, modify, terminate, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements, other than to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements;

•	hire any employees or adopt any benefit plans;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•
(a) waive, release, assign, settle or compromise any litigation, suit, claim, action, proceeding, audit or investigation by or before any governmental authority, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not involve an admission of wrongdoing, do not result in any material restriction on VGAC II or New Grove, as applicable, or the Surviving Corporation and do not exceed $50,000 individually or in the aggregate or (B) waive, release or assign any claims or rights of VGAC II or VGAC II Merger Sub;

•
sell, lease, license, sublicense, exchange, mortgage, pledge, create any liens (other than permitted liens) on, transfer or otherwise dispose of any material tangible or intangible assets of VGAC II or VGAC II Merger Sub;

•	change any of VGAC II’s or VGAC II Merger Sub’s accounting policies or procedures, other than as required by GAAP or applicable law;

•	pay or make any commitments for capital expenditures; or

•	enter into any binding formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Additional Agreements
Proxy Statement; Registration Statement
As promptly as practicable after the date of the Merger Agreement, VGAC II (with the assistance and cooperation of Grove as reasonably requested by VGAC II) agreed to prepare and file with the SEC this proxy statement/consent solicitation statement/prospectus to be sent to the shareholders of VGAC II and to the stockholders of Grove as (x) an information statement relating, with respect to Grove’s stockholders, to the action to be taken by stockholders of Grove pursuant to a written consent or by vote at a meeting of Grove’s stockholders, and (y) as a proxy statement, with respect to VGAC II’s shareholders, in which VGAC II will solicit proxies from VGAC II’s shareholders to vote at the extraordinary general meeting for the purpose of voting on the proposals presented to VGAC II shareholders in this proxy statement/consent solicitation statement/prospectus.
VGAC II Shareholders Meeting; VGAC II Merger Sub Stockholder Approval; Grove Stockholders’ Requisite Approval
VGAC II has agreed to call and hold the extraordinary general meeting as promptly as practicable after the date on which this proxy statement/consent solicitation statement/prospectus becomes effective (but in any event no later than 30 days after the date on which this proxy statement/consent solicitation statement/prospectus becomes effective). VGAC II has agreed, through the VGAC II Board, to unanimously recommend to its shareholders that they approve the proposals contained in this proxy statement/consent solicitation statement/prospectus and to include the recommendation of the VGAC II Board in this proxy statement/consent solicitation statement/prospectus.
Grove has agreed to solicit the irrevocable written consent, in form and substance reasonably acceptable to VGAC II, of holders of the Requisite Approval (as defined in the Merger Agreement) in favor of the approval and adoption of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement (the “
Written Consent
”) as soon as promptly as practicable after this proxy statement/consent solicitation statement/prospectus becomes effective. In the event Grove determines it is not able to obtain the Written Consent, Grove has agreed to call and hold a meeting of holders of Grove Common Stock and Grove Preferred Stock for the purpose of voting solely upon the adoption of the Merger Agreement and the approval of the Merger and the Business Combination (the “
Grove Stockholders Meeting
”) as soon as reasonably practicable after this proxy statement/consent solicitation statement/prospectus becomes effective. The Requisite Approval of the stockholders of Grove, whether obtained by the Written Consent or at the Grove Stockholders Meeting, is hereinafter referred to as the “
Grove Stockholder Approval
.”
Exclusivity
From the date of the Merger Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Merger Agreement, the parties will not, and will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, recapitalization, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to the Merger Agreement and their respective representatives (an “
Alternative Transaction
”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction.
Each party has agreed to, and agreed to cause their respective subsidiaries and its and their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Alternative Transaction. Each party will (a) promptly request each person (other than the parties to the Merger Agreement and their respective representatives) that has prior to the date thereof been provided with confidential information in connection with its consideration of an Alternative Transaction to return or destroy all such confidential information furnished to such person by or on behalf of it. If a party or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then it will promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that it is subject to an exclusivity agreement with respect to the Business Combination that prohibits it from considering such inquiry or proposal.
Stock Exchange Listing
VGAC II will use its reasonable best efforts to cause the shares of New Grove Class A Common Stock to be issued in connection with the Business Combination to be approved for listing on the NYSE at the Closing. Until the Closing, VGAC II will use its reasonable best efforts to keep the VGAC II units, the VGAC II Class A ordinary shares and the VGAC II warrants listed for trading on the NYSE.

Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to:

•	Grove and VGAC II providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	certain employee benefit matters;

•	director and officer indemnification;

•	prompt notification of certain matters;

•	Grove and VGAC II using reasonable best efforts to consummate the Business Combination;

•	public announcements relating to the Business Combination;

•	agreement relating to the intended tax treatment of the Business Combination;

•	cooperation regarding any filings required under the HSR Act; and

•	VGAC II making disbursements from the trust account.
Conditions to Closing; Termination
Conditions to Closing
Mutual
The obligations of Grove, VGAC II and VGAC II Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) in writing by all of the parties at or prior to the Closing of the following conditions:

(a)	the Grove Stockholder Approval will have been obtained and such approval shall remain in full force and effect;

(b)
the Condition Precedent Proposals will have been approved and adopted by the requisite affirmative vote of the shareholders of VGAC II in accordance with this proxy statement/consent solicitation statement/prospectus and such approval shall remain in full force and effect;

(c)
VGAC II shall have approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement in its capacity as the sole stockholder of VGAC II Merger Sub and such approval shall remain in full force and effect;

(d)
no governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation or other judgment which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibits the Business Combination;

(e)
all required filings under the HSR Act, will have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act will have expired or been terminated;

(f)
the registration statement, of which this proxy statement/consent solicitation statement/prospectus forms a part, will have been declared effective under the Securities Act; no stop order suspending the effectiveness of such registration statement will be in effect; and no proceedings for purposes of suspending the effectiveness of such registration statement will have been initiated or be threatened by the SEC;

(g)	the Domestication will have been consummated;

(h)
VGAC II will have at least $5,000,001 of net tangible assets following the consummation of the PIPE Financing and the closing of the redemption rights in accordance with the Existing Governing Documents; and

(i)	Grove will have delivered to VGAC II the financial statements required to be included in the Current Report on Form 8-K to be filed in connection with the Closing.
VGAC II and VGAC II Merger Sub
The obligations of VGAC II and VGAC II Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) in writing by VGAC II and VGAC II Merger Sub at or prior to the Closing of the following additional conditions:

(a)
(x) the representations and warranties of Grove contained in (i) the sections of the Merger Agreement titled (A) Organization and Qualification; Subsidiaries, (B) Certificate of Incorporation and Bylaws, (C) Capitalization, (D) Authority Relative to the Merger Agreement and (E) Brokers (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined in the Merger Agreement) or any similar limitation set forth therein) will each be true and correct in all material respects as of the Closing as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; and (ii) clause (c) of the section of the Merger Agreement titled Absence of Certain Changes or Events will be true and correct in all respects as of the Closing as though made on the Closing Date; and (y) all other representations and warranties of Grove contained in the Merger Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing, as though made on and as of the Closing Date, except, in the case of this clause (y), (1) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (2) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

(b)
Grove will have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)	Grove will have delivered to VGAC II a customary officer’s certificate, dated the Closing Date, certifying as to the satisfaction of certain conditions;

(d)	no Company Material Adverse Effect will have occurred and be continuing since the date of the Merger Agreement;

(e)
other than those persons identified as continuing directors and officers in the Merger Agreement, all members of the board of directors and all officers of Grove, as required pursuant to the Merger Agreement, will have executed written resignations effective as of the Effective Time;

(f)
all parties to the Registration Rights Agreement (other than VGAC II) will have delivered, or cause to be delivered, to VGAC II copies of the Registration Rights Agreement duly executed by all such parties; and

(g)
Grove will have delivered to VGAC II a certification satisfying the requirements of Treasury Regulations Sections
1.897-2(h)
and
1.1445-2(c)(3),
that Grove is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations
Section 1.897-2(h)(2);
provided
, that if Grove fails to deliver such certificate, the Business Combination shall nonetheless be able to be consummated and New Grove shall be entitled to withhold from any consideration paid pursuant to the Merger Agreement the amount required to be withheld under Section 1445 of the Code.

Grove
The obligations of Grove to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) in writing by Grove at or prior to the Closing of the following additional conditions:

(a)
(x) the representations and warranties of VGAC II and VGAC II Merger Sub contained in the sections of the Merger Agreement titled (A) Corporate Organization, (B) Governing Documents, (C) Capitalization, (D) Authority Relative to the Merger Agreement and (E) Brokers (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” (as defined in the Merger Agreement) or any similar limitation set forth therein) will each be true and correct in all material respects as of the Closing as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date; and (y) all other representations and warranties of VGAC II and VGAC II Merger Sub contained in the Merger Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except, in the case of this clause (y) (1) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (2) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect;

(b)
VGAC II and VGAC II Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)	VGAC II will have delivered to Grove a customary officer’s certificate, dated the Closing Date, certifying as to the satisfaction of certain conditions;

(d)	no Parent Material Adverse Effect will have occurred and be continuing since the date of the Merger Agreement;

(e)	the Minimum Available Cash Condition will have been satisfied;

(f)
the Class A ordinary shares will be listed on the NYSE as of the Closing Date and a supplemental listing will have been filed with the NYSE as of the Closing Date to list the shares constituting the merger consideration contemplated to be listed pursuant to the Merger Agreement, and VGAC II will not have received any notice of non-compliance
with any applicable initial and continuing listing requirements of the NYSE;

(g)	VGAC II will have delivered a copy of the Registration Rights Agreement duly executed by VGAC II; and

(h)
other than those persons identified as continuing directors or officers in the Merger Agreement, all members of the VGAC II Board and all officers of VGAC II, as required pursuant to the Merger Agreement, will have executed written resignations effective as of the Effective Time.

Termination
The Merger Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Business Combination by the stockholders of Grove or the shareholders of VGAC II, respectively, as follows:

(a)	by mutual written consent of VGAC II and Grove;

(b)	by VGAC II or Grove, if the Effective Time has not occurred prior to July 31, 2022 (the “Outside Date”); provided , however , that the Merger Agreement may not be terminated by any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Merger Agreement and such breach or violation is the principal cause of the failure of any of the conditions precedent to the Merger on or prior to the Outside Date;

(c)
by VGAC II or Grove, if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination;

(d)
by VGAC II or Grove, if any of the Conditions Precedent Proposals fail to receive the requisite vote for approval at the extraordinary general meeting (subject to any permitted or required adjournment or postponement of the extraordinary general meeting);

(f)
by VGAC II if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Grove set forth in the Merger Agreement, or if any representation or warranty of Grove will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing; VGAC II and VGAC II Merger Sub” would not be satisfied (a “
Terminating Grove Breach
”);
provided
that VGAC II and VGAC II Merger Sub are not then in breach of their representations, warranties, covenants or agreements in the Merger Agreement which breach would constitute a Terminating VGAC II Breach;
provided
,
further
, that, if such Terminating Grove Breach is curable by Grove, VGAC II may not terminate the Merger Agreement under this provision for so long as Grove continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by VGAC II to Grove; or

(e)
by Grove if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of VGAC II or VGAC II Merger Sub set forth in the Merger Agreement, or if any representation or warranty of VGAC II or VGAC II Merger Sub will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “
Conditions to Closing; Grove
” would not be satisfied (a “
Terminating VGAC II Breach
”);
provided
that Grove is not then in breach of its representations, warranties, covenants or agreements in the Merger Agreement which breach constitutes a Terminating Grove Breach;
provided
,
further
, that, if such Terminating VGAC II Breach is curable by VGAC II and VGAC II Merger Sub, Grove may not terminate the Merger Agreement under this section for so long as VGAC II and VGAC II Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Grove to VGAC II.

Effect of Termination
If the Merger Agreement is terminated, the Merger Agreement will become void, and there will be no termination fee payable or any other liability under the Merger Agreement on the part of any party thereto, except as set forth in the Merger Agreement or in the case of termination subsequent to an intentional and willful breach of the Merger Agreement by a party thereto.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Agreement, the form of Subscription Agreement, the Amended and Restated Registration Rights Agreement, and the form of Grove Stockholder Support Agreement are attached hereto as Annex E, Annex F, Annex G and Annex H, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

PIPE Financing
Concurrently with the execution of the Merger Agreement, VGAC II entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and VGAC II agreed to issue and sell to the PIPE Investors, on the Closing Date, an aggregate of 8,707,500 shares of New Grove Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $87,075,000. One of the PIPE Investors is an affiliate of the Sponsor that has agreed to subscribe for 5,000,000 shares of New Grove Class A Common Stock. In addition, the other PIPE Investors include existing equityholders of Grove that have agreed to subscribe for 3,707,500 shares of New Grove Class A Common Stock in the aggregate. The shares of New Grove Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.
The Subscription Agreements provide for certain registration rights. In particular, VGAC II is required to, no later than 20 business days after the consummation of the Business Combination, submit to or file with the SEC a registration statement registering the resale of the shares of New Grove Class A Common Stock purchased in the PIPE Financing. Additionally, VGAC II is required to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies VGAC II that it will “review” the registration statement) following the Closing Date and (ii) the 5th business day after the date VGAC II is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. The registration rights under the Subscription Agreements are separate and distinct from those provided for in the Registration Rights Agreement. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.
Amended and Restated Registration Rights Agreement
At the Closing, New Grove will enter into the Registration Rights Agreement with the Sponsor and certain other initial stockholders (collectively, with each other person who has executed and delivered a joinder thereto, the “
RRA Parties
”), pursuant to which the RRA Parties will be entitled to registration rights in respect of certain shares of New Grove Class A Common Stock and certain other equity securities of New Grove that are held by the RRA Parties from time to time. The Registration Rights Agreement is expected to initially cover up to approximately [●] million shares of New Grove Class A Common Stock (which amount is exclusive of registration rights a holder may be provided in respect of shares acquired by such holder pursuant to the PIPE Financing).
The Restated Registration Rights Agreement provides that New Grove will as soon as practicable but no later than 30 calendar days following the consummation of the Business Combination file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act registering the resale of certain shares of New Grove Class A Common Stock and certain other equity securities of New Grove held by the RRA Parties and will use its commercially reasonably efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies New Grove that it will “review” such shelf registration statement and (y) the 10th business day after the date New Grove is notified in writing by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review.
The RRA Parties will be entitled to make demand registrations in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds, applicable lock-up
restrictions and certain other conditions. In addition, the RRA Parties have certain “piggy-back” registration rights. The Rights Agreement includes customary indemnification and confidentiality provisions. New Grove will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.

Support Agreement
Pursuant to the Merger Agreement, the Grove Support Stockholders entered into the Grove Stockholder Support Agreement with VGAC II. As of the date of this proxy statement/consent solicitation statement/prospectus, the Grove Support Stockholders collectively owned approximately 53% of the voting power of Grove Common Stock and 76% of the voting power of Grove Preferred Stock.
In the Grove Stockholder Support Agreement, the Grove Support Stockholders agreed to vote all of their Grove equity interests in favor of the Merger Agreement and the transactions contemplated thereby and to take certain other actions in support of the Business Combination. The Grove Stockholder Support Agreement also prevents the Grove Support Stockholders from transferring their voting rights with respect to their Grove equity interests or otherwise transferring their Grove equity interests prior to the Effective Time. In addition, the Grove Support Stockholders have each agreed, with certain exceptions, to a lock-up for the Lock-up Period with respect to any shares of New Grove Common Stock that they receive as merger consideration under the Merger Agreement.
Sponsor Agreement
Concurrently with the execution of the Merger Agreement, VGAC II, the Sponsor, Grove, and certain other persons party thereto entered into the Sponsor Agreement pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger) and (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of VGAC II held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
In addition, the Sponsor has agreed that the Sponsor Earnout Shares, consisting of 3,490,375 shares of New Grove Class A Common Stock, will be subject to certain vesting provisions set forth in the Sponsor Agreement. Immediately after the Closing, the Sponsor Earnout Shares will represent approximately 1.4% of the outstanding shares of New Grove Common Stock and approximately 0.2% of the voting power of New Grove Common Stock assuming no redemptions by VGAC II shareholders in connection with the Business Combination. The Sponsor Earnout Shares will be unvested at the Closing and will automatically vest effective (i) with respect to 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $12.50 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to the expiration of the Sponsor Earnout Period and (ii) with respect to the other 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $15.00 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to expiration of the Sponsor Earnout Period. In addition, in the event that (x) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into) after the Closing and prior to the expiration of the Sponsor Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to New Grove after the Closing Date and prior to the expiration of the Sponsor Earnout Period, the Sponsor Earnout Shares will vest (to the extent such Sponsor Earnout Shares have not already vested in accordance with the Sponsor Agreement). If, upon the expiration of the Sponsor Earnout Period, any Sponsor Earnout Shares shall have not vested, then such Sponsor Earnout Shares shall be automatically forfeited by the Sponsor and canceled by New Grove. For additional information, see “
Business Combination Proposal—Related Agreements—Sponsor Agreement
.”
Background of the Business Combination
VGAC II is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The transactions contemplated by the Merger Agreement and related agreements, including the Business Combination, the Domestication and the PIPE Financing, are a result of an extensive search for a potential transaction utilizing the global network and investing, operating and transaction experience of VGAC II’s management team, the VGAC II Board and Virgin.
On March 23, 2021, VGAC II consummated the initial public offering of 35,000,000 units. Each unit consists of one Class A ordinary share and one-fifth
of one public warrant. Each whole public warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $350,000,000. Substantially concurrently with the closing of the initial public offering and the sale of the units, VGAC II completed a private placement of 6,000,000 warrants at a price of $1.50 per warrant, issued to the Sponsor, generating gross proceeds of $9,000,000. A total of $350,000,000, comprised of $343,000,000 of the proceeds from the initial public offering, including $7,000,000 of the underwriters’ deferred discount, and $7,000,000 of the proceeds of the private placement of the public warrants, was placed in the trust account.
On April 9, 2021, the underwriters of the initial public offering notified VGAC II of their intent to partially exercise their over-allotment option. As such, on April 13, 2021, VGAC II sold an additional 5,250,000 units, at a price of $10.00 per unit, and an additional 700,000 private placement warrants to the Sponsor, at $1.50 per private placement warrant. A total of $52,500,000 of the net proceeds was deposited into the trust account, bringing the aggregate proceeds held in the trust account to $402,500,000.
Prior to the completion of the initial public offering, neither VGAC II, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with any prospective target business regarding a transaction with VGAC II.
As described in the prospectus for the initial public offering, VGAC II’s business strategy was to focus on effecting a business combination with a target that operates in one of Virgin’s core sectors: travel & leisure, financial services, health & wellness, technology & internet-enabled, music & entertainment, media & mobile and renewable energy. However, VGAC II was not required to complete its initial business combination with a business in one of these sectors.
VGAC II identified certain general,
non-exclusive
criteria and guidelines that it believed were important in evaluating prospective targets for its initial business combination. VGAC II broadly focused on target businesses that it believed:

•	would perform well in the public markets over the long term and offer attractive returns to VGAC II shareholders;

•	would uniquely benefit from an association with a trusted name like Virgin through brand enhancement and improved operational performance;

•	could be sourced through VGAC II’s extensive proprietary networks so as to avoid broadly marketed processes;

•	generate stable free cashflows or that have a clear near-term path to produce healthy free cashflows;

•	have the ability to provide a strong consumer experience that is meaningfully differentiated from competitors;

•	have a strong and experienced management team that VGAC II could work alongside and augment as the business scales; and

•
are prepared from a management, corporate governance, and reporting perspective to become a publicly traded company and can benefit from the access to the broader capital markets that this will provide.

After the initial public offering, VGAC II commenced an active search for prospective business combination candidates. VGAC II contacted, and was contacted by, a number of individuals and entities with respect to business combination opportunities. During this search process, VGAC II reviewed, and entered into preliminary discussions with respect to, a number of acquisition opportunities other than Grove.
During that process, VGAC II’s management:

•
developed an initial list of potential business combination candidates, which were primarily identified through VGAC II’s and Virgin’s respective knowledge and network and the knowledge and network of VGAC II’s financial advisors;

•	considered and conducted analyses of approximately 441 potential business combination candidates; and

•
engaged in preliminary, high-level discussions of illustrative transaction structure to effect an initial business combination with 69 potential business combination candidates or their representatives.

Of these 69 potential candidates, VGAC II engaged in meaningful and detailed discussions, due diligence, and negotiations with 28 potential business combination candidates or their representatives, one of which was Grove. VGAC II entered into nondisclosure agreements with each of these candidates. The potential valuations discussed for these potential targets ranged from $1 billion to over $4 billion and these target businesses operated in a variety of industries, including the technology & internet, travel & leisure, financial services, health & wellness, music & entertainment, media & mobile, and renewable energy industries.
VGAC II did not pursue further a potential transaction with the other potential business combination targets with which it engaged in discussions for a variety of factors, including material regulatory risks to the target business, insufficient track record to validate projected financial performance, VGAC II’s assessment of the target company’s ability to execute its business plan, scale its business, and achieve its targeted financial projections, the long-term viability of the target business or its industry, customer concentration and corresponding risk to future financial performance, the impact of the
COVID-19
crisis, unfavorable competitive dynamics, and an inability to reach an agreement on valuation and VGAC’s assessment of limited Wall Street interest in the target business or Industry.
Grove management had been preparing Grove for a potential entry into the public markets at the direction of the Grove Board since December 2020. In February and March 2021, Grove management was approached by multiple SPACs interested in a potential business combination, and Grove entered into nondisclosure agreements with each of such parties.
In April 2021, Grove engaged Morgan Stanley & Co. LLC. (“Morgan Stanley”) to act as its financial advisor in connection with a potential strategic transaction, which could take the form of an initial public offering, a sale of the company to a strategic buyer, or a business combination with a SPAC.
On April 29, 2021, the Grove Board met with senior management and representatives of Morgan Stanley and Sidley Austin LLP (“Sidley”), legal counsel to Grove, and directed management to pursue a dual-track process by launching initial outreach to SPACs and potential strategic partners in early May following the upcoming Grove Board meeting.
Throughout May and June 2021, Grove entered into nondisclosure agreements with and met with multiple strategic and SPAC counterparties to discuss a potential business combination.
In May 2021, Evan Lovell, the Chief Financial Officer of VGAC II and a member of the VGAC II Board and Stuart Landesberg, the Chief Executive Officer of Grove, began exploring a potential business combination between VGAC II and Grove. In particular, Mr. Lovell highlighted the interest of Sir Richard Branson, an affiliate of the Sponsor, in purpose-driven and innovative businesses.

On May 28, 2021, Mr. Landesberg introduced Mr. Lovell to representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to organize an introductory meeting between Grove and VGAC II. At this time, VGAC II was still engaged in meaningful and detailed discussions with five potential business combination candidates.

•
Company A (Media & entertainment company): Discussions between VGAC II and Company A regarding a potential business combination did not progress in any material respect following the signing of a non-disclosure
agreement between VGAC II and Company A on March 31, 2021.

•
Company B (Digital advertising company): After evaluating the competitive outlook for the industry as well as public investor appetite in the industry and Company B’s product and technology differentiation, VGAC II determined that Company B would find it difficult to perform in the public markets. Accordingly, VGAC II terminated discussions with Company B regarding a potential business combination on June 11, 2021.

•
Company C (Agriculture technology company): VGAC II reviewed the business model provided by Company C in detail and determined that the execution risk in the business could result in significant risk to the future profitability of its business. Additionally, the amount of capital required to reach cash flow breakeven could materially increase should Company C not be able to meet the projections as outlined in its business model. For these reasons, VGAC II terminated discussions with Company C regarding a potential business combination on June 8, 2021.

•
Company D (Travel & leisure company): VGAC II determined that the public markets would be unlikely to support the proposed use of proceeds from the SPAC transaction given the large proportion of secondary proceeds that Company D’s ownership was seeking from the de-SPAC
transaction. Furthermore, VGAC II believed that the growth plans that Company D’s management had proposed were not compelling. As a result, VGAC II terminated discussions with Company D regarding a potential business combination on June 7, 2021.

•
Company E (Packaging manufacturing company): After detailed diligence of Company E, VGAC II determined that it was not prepared to underwrite the projected financial performance outlined in the business plan provided by Company E, particularly given that achieving the business plan outlined would require the installation of new manufacturing equipment that had not been tested at scale and there was therefore, in VGAC II’s view, an insufficient track record to prove the projected run-rate
unit economics. VGAC II terminated discussions with Company E regarding a potential business combination on June 15, 2021.

On June 7, 2021, VGAC II and Grove executed a nondisclosure agreement in connection with VGAC II’s consideration of a possible business combination involving Grove.
On June 15, 2021, VGAC II and Grove held a telephonic meeting, which was also attended by representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to explore a potential business combination in further detail. The parties had in-depth
business, operational and strategic discussions, including a review of Grove’s strategic initiatives, plans for future growth and potential future capital requirements. The parties further discussed the amount of capital Grove was looking to raise in connection with such a business combination and the desired attributes of a potential partner. Following this discussion, Grove provided representatives of VGAC II with access to a virtual data room containing certain confidential information to assist in VGAC II’s due diligence review of Grove, and VGAC II began conducting commercial and financial due diligence.
On June 17, 2021, VGAC II held a telephonic meeting with Credit Suisse Securities (USA) LLC, which had served as a financial advisor to VGAC II beginning with the initial public offering (in such capacity as financial advisor to VGAC II, unless the context requires otherwise, “Credit Suisse”), to have Credit Suisse provide additional support in conducting commercial and financial due diligence on Grove.

On June 18, 2021, representatives of Morgan Stanley, in its capacity as financial advisor to Grove, sent an email communication to VGAC II communicating the intent to have VGAC II and other interested special purpose acquisition companies submit a non-binding
letter of intent by June 30, 2021, and Grove’s goal to announce a transaction during the third quarter of 2021.
Between June 23, 2021 and June 28, 2021, VGAC II held numerous telephonic meetings with representatives of Grove and conducted general market diligence of the direct-to-consumer
(“
DTC
”) and home and personal care (“
HPC
”) industry as part of its due diligence review of Grove.
On June 23, 2021, VGAC II held a telephonic meeting with Credit Suisse to discuss Grove. The discussion primarily focused on current market valuations for various publicly traded consumer packaged goods and DTC companies.
Later on June 23, 2021, VGAC II held a telephone meeting with Grove and representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to discuss Grove’s financial model in detail. During the call, the parties discussed a number of items relating to Grove’s financials, including revenue and cost trends, details of each business segment and management’s growth strategy for the business.
On June 25, 2021, VGAC II held a telephonic meeting with Grove and representatives of Morgan Stanley, in its capacity as financial advisor to Grove. The parties discussed business, operational and strategic matters respecting Grove’s retail business.
Later on June 25, 2021, VGAC II held a telephonic meeting with representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to discuss the submission of the non-binding
letter of intent. Representatives of Morgan Stanley provided an update on the process with respect to a potential business combination being undertaken by Grove, including VGAC II’s positioning in the overall process, details on the amount of proceeds Grove was seeking to raise in a potential business combination, planned uses of proceeds, Grove’s desire to include PIPE financing as a part of the proceeds, and Grove’s intention to move forward with a select number of special purpose acquisition companies following submission to engage in more detailed due diligence before selecting a partner for the potential business combination.
On June 28, 2021, VGAC II held a telephonic meeting with Davis Polk & Wardwell LLP (“
Davis Polk
”), legal counsel to VGAC II, to discuss a draft letter of intent that it was proposed would be submitted to Grove in advance of the deadline of June 30, 2021 set by Grove for initial non-binding
letters of intent.
Later on June 28, 2021, VGAC II held a telephonic meeting with Grove and representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to discuss Grove’s DTC business and general corporate strategy in detail. During the call, the parties discussed a number of items relating to Grove’s DTC business, including revenue and cost trends and management’s growth strategy for the DTC and overall business.
Later on June 28, 2021, VGAC II held a telephonic meeting with Credit Suisse to discuss current market valuations for various publicly traded consumer packaged goods and DTC companies and implications to the non-binding
letter of intent.
On June 29, 2021, the VGAC II Board held a telephonic meeting to discuss the potential business combination with Grove. VGAC II’s management team provided an update to the VGAC II Board on VGAC II’s due diligence of Grove and reviewed the proposed non-binding
letter of intent to combine with Grove including the following key terms:

•	an equity value of Grove between $1,913,000,000 and $2,365,000,000;

•	a PIPE financing of $200,000,000, with at least $25,000,000 and up to $50,000,000 funded by the Sponsor;

•	a lock-up/earn-out with respect to 15% of VGAC II shares held by the Sponsor;

•
mutual exclusivity provisions for a period ending
45-days
following the execution of the
non-binding
letter of intent, subject to Grove’s right to terminate such exclusivity period if VGAC II proposed a reduction in equity value at any time or other adverse change to the material terms; and

•
certain conditions to the consummation of the business combination including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances and a $350,000,000 minimum cash condition to be agreed by the parties

The VGAC II Board then engaged in extensive discussions and deliberations with VGAC II management covering operational, financial and regulatory due diligence completed to date, as well as a thorough review of the proposed non-binding
letter of intent. VGAC II’s management team noted that at this stage of the process the non-binding
letter of intent would not lead to immediate exclusivity, but rather to the next phase of the process where Grove intended to hold more detailed discussions with a select number of special purpose acquisition companies. The VGAC II Board agreed to move forward with the submission of the non-binding
letter of intent with the understanding that the VGAC II Board would be informed of the status of a potential business combination after Grove made a decision on selecting special purpose acquisition companies to continue discussions with.
Later on June 29, 2021, VGAC II held a telephonic meeting with representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to discuss key terms of the non-binding
letter of intent prior to submission. During the call, the parties discussed VGAC II’s positioning in the overall process and details of the amount of proceeds Grove was seeking to raise in a potential business combination.
On June 30, 2021, VGAC II held a telephonic meeting with Davis Polk to further discuss the non-binding
letter of intent.
Later on June 30, 2021, VGAC II submitted a
non-binding
letter of intent to Grove consistent with the terms discussed by the VGAC II Board. Several additional SPAC counterparties also submitted non-binding letters of intent to Grove on such date. No strategic counterparties submitted letters of intent to Grove following the meetings that took place in May and June 2021.
On July 2, 2021, the Grove management team held a telephonic meeting with Morgan Stanley to discuss the letters of intent received from VGAC II and the other bidders.
Between July 2, 2021 and July 27, 2021, Grove and its advisors continued to discuss the letters of intent received from interested bidders and continued to reach out to such parties to negotiate certain terms within the proposed letters of intent.
On July 8, 2021, VGAC II held a telephonic meeting with representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to discuss feedback on the non-binding
letter of intent submitted on June 30, 2021. Representatives of Morgan Stanley, in its capacity as financial advisor to Grove, discussed potential changes to the non-binding
letter of intent necessary in order to advance in the process, including restructuring of the earn-out,
PIPE commitment from the Sponsor and valuation of Grove. They further communicated the intent to have VGAC II and other special purpose acquisition companies submit revised non-binding
letters of intent by July 13, 2021, and Grove’s intent to have more detailed conversations with select special purpose acquisition companies before entering into exclusivity regarding a potential business combination.
On July 9, 2021, Mr. Lovell held a telephonic meeting with Mr. Landesberg to discuss key considerations for Grove in evaluating non-binding
letters of intent submitted as a part of the process.

On July 13, 2021, VGAC II submitted a revised
non-binding
letter of intent to Grove including the following key terms:

•	an equity value of Grove between $2,000,000,000 and $2,500,000,000;

•	a PIPE financing of $200,000,000, with at least $25,000,000 and up to $50,000,000 funded by the Sponsor;

•	a lock-up/earn-out with respect to 30% of VGAC II shares held by the Sponsor;

•
mutual exclusivity provisions for a period ending
45-days
following the execution of the
non-binding
letter of intent, subject to Grove’s right to terminate such exclusivity period if VGAC II proposed a reduction in equity value at any time or other adverse change to the material terms; and

•
certain conditions to the consummation of the business combination including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances and a $350,000,000 minimum cash condition to be agreed by the parties

On July 15, 2021, Sir Richard Branson held a telephonic meeting with Mr. Landesberg, indicating an interest in a potential business combination with Grove.
On July 16, 2021, Mr. Landesberg held a telephonic meeting with Mr. Lovell about the revised non-binding
letter of intent. Mr. Landesberg reiterated the importance to Grove of certainty of capital in selecting a special purpose acquisition partner.
On July 18, 2021, Mr. Landesberg held a telephonic meeting with Mr. Lovell indicating that VGAC II would be moving on to the next round of the process, which would include additional access to management and information for financial diligence.
On July 19, 2021, Rayhan Arif, the Chief Operating Officer of VGAC II, held a telephonic meeting with representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to discuss the next round of the process. Representatives of Morgan Stanley, in its capacity as financial advisor to Grove, provided an update on the process, including VGAC II’s position in the overall process, additional diligence sessions to be scheduled and Grove’s goal to select a special purpose acquisition company to pursue a potential business combination with in August and launch a PIPE financing process after Labor Day.
On July 21, 2021, VGAC II held a telephonic meeting with Davis Polk to further discuss the revised non-binding
letter of intent.
On July 22, 2022, VGAC II held a telephonic meeting with Credit Suisse to discuss the diligence done on Grove, Grove’s financial model, current market valuations for various publicly traded consumer packaged goods and DTC companies, and implications to the revised non-binding
letter of intent.
On July 23, 2021, VGAC II held a telephonic meeting with Grove and representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to discuss Grove’s DTC and retail business in detail. During the call, the parties discussed a number of items relating to Grove’s DTC and retail business, including revenue and cost trends, management’s growth strategy for the business and the Q2 2021 performance.
On July 25, 2021, VGAC II held a telephonic meeting with Credit Suisse to discuss the key performance indicators for both private and public DTC companies.
On July 26, 2021, the VGAC II Board held a telephonic meeting during which the VGAC II management team provided an update on VGAC II’s due diligence of Grove and reviewed the revised non-binding
letter of intent submitted to Grove on July 13, 2021. The VGAC II Board then engaged in extensive discussions and deliberations with VGAC II management covering operational, financial and regulatory due diligence completed to date, as well as a thorough review of the revised non-binding
letter of intent. VGAC II’s management team further noted that they would inform the VGAC II Board of the status of a potential business combination after Grove made a decision on selecting special purpose acquisition companies with whom to continue discussions.
Later on July 26, 2021, VGAC II held a telephonic meeting with Grove and representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to discuss the financial model in additional detail.
On July 28, 2021, each of the interested bidders, including VGAC II, presented to the Grove Board. During VGAC II’s telephonic meeting with the Grove Board, VGAC II discussed the unique benefits that VGAC II could bring to Grove from association with a trusted name like Virgin through brand enhancement and improved operational performance. Following the presentations, Grove management met with its advisors to discuss the presentations and the terms offered by the potential counterparties.
On July 29, 2021, the Grove Board met informally to discuss presentations by VGAC II and the other bidders and to discuss the term sheets presented by the bidders.
Between July 29, 2021 and August 13, 2021, Grove’s senior management team met with representatives of Morgan Stanley and Sidley, as well as with members of the Grove Board, to discuss the term sheets presented by the bidders.
On July 30, 2021, VGAC II held a telephonic meeting with representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to discuss the process following VGAC II’s meeting with the Grove Board. Representatives of Morgan Stanley, in its capacity as financial advisor to Grove, provided an update on the process, including VGAC II’s position in the overall process, additional diligence sessions to be scheduled, and key elements of the non-binding
letter of intent to consider prior to the next submission.
On August 9, 2021, VGAC II held a telephonic meeting with Grove and representatives of Morgan Stanley, in its capacity as financial advisor to Grove, to continue conducting diligence on Grove and its financial model.
Between August 3, 2021 and August 12, 2021, VGAC II, Grove, and their respective financial and legal advisors held several calls to further discuss and negotiate a non-binding
letter of intent that was agreeable to both parties.
On August 13, the VGAC II Board held a telephonic meeting to discuss the potential business combination with Grove. VGAC II’s management team provided an update to the VGAC II Board on VGAC II’s due diligence of Grove and reviewed the proposed non-binding
letter of intent to combine with Grove including the following key terms:

•	an equity value of Grove equal to $1,720,000,000;

•	a PIPE financing of $150,000,000, with at least $25,000,000 and up to $50,000,000 funded by the Sponsor;

•	a lock-up/earn-out with respect to 35% of VGAC II shares held by the Sponsor;

•
an agreement to transfer up to 50% of VGAC II private placement warrants held by the Sponsor to certain PIPE investors, in a manner to be agreed by Sponsor and Grove, if such transfer is needed to reach the PIPE financing amount;

•
mutual exclusivity provisions for a period ending on September 12, 2021, subject to Grove’s right to terminate such exclusivity period if VGAC II proposed a reduction in equity value at any time or other adverse change to the material terms; and

•
certain conditions to the consummation of the business combination including shareholder approval and other customary matters, including the receipt of all applicable regulatory and stock exchange clearances and a $200,000,000 minimum cash condition to be agreed by the parties

The equity value reflected in the revised
non-binding
letter of intent reflected a reduction from the equity values included in the earlier non-binding
letters of intent submitted by VGAC II due to changing public market conditions and feedback provided by Grove and representatives of Morgan Stanley, in its capacity as financial advisor to Grove. The VGAC II Board then engaged in extensive discussions and deliberations with VGAC II management covering operational, financial and regulatory due diligence completed to date, as well as a thorough review of the proposed non-binding
letter of intent. The VGAC II Board agreed to move forward with the execution of the non-binding
letter of intent.
Later on August 13, 2021, after further internal deliberations between VGAC II’s management team and its advisors and after additional discussions with Grove and its advisors, VGAC II submitted to Grove the revised non-binding
letter of intent consistent with the terms discussed by the VGAC II Board, and VGAC II and Grove each executed the agreed upon non-binding
letter of intent.
Later on August 13, 2021, VGAC II and Grove, together with their respective financial and legal advisors, held a telephonic meeting to discuss certain additional due diligence that VGAC II required to be completed and the PIPE investment in connection with the proposed business combination.
On August 16, 2021, Davis Polk was granted access to the Grove virtual data room and began conducting legal due diligence.
During the weeks of August 16 through September 6, 2021, VGAC II, Grove and their respective financial advisors prepared an investor presentation to present to potential investors in the PIPE financing. The investor presentation outlined the proposed business combination and included information regarding Grove, which was refined through several rounds of review and comments amongst VGAC II’s management team, Grove’s management team, and their respective advisors.
On August 19, 2021, VGAC II, Grove, Morgan Stanley, Credit-Suisse and external counsel met to decide on investor targets for the proposed PIPE Financing. Between August 19, 2021 and September 10, 2021, VGAC II, Grove and their respective financial and legal advisors held numerous telephonic meetings to discuss certain matters relating to the proposed business combination, including the time to signing and closing the potential business combination, the disclosure documentation required to be publicly filed by VGAC II in connection with the business combination (including the review of such documentation by the SEC), certain outstanding due diligence matters and the proposed PIPE Financing (including the marketing and timing of such financing and the investors to be approached in connection therewith).
Between August 13, 2021 and September 1, 2021, Sidley prepared a first draft of the Merger Agreement reflecting the terms agreed to in the executed non-binding
letter of intent, which draft VGAC II reviewed and discussed with Davis Polk in detail.
On September 1, 2021, Sidley sent Davis Polk the first draft of the Merger Agreement.
On September 13, 2021, VGAC II held a telephonic meeting with representatives from Houlihan Lokey Capital, Inc. (“
Houlihan Lokey
”) regarding the possible retention of Houlihan Lokey to provide a fairness opinion in connection with VGAC II’s potential business combination with Grove.
Beginning on September 16, 2021, following preparation of the investor presentation for the PIPE Financing, representatives of Credit Suisse and representatives of Morgan Stanley, each in its capacity as placement agent on the PIPE Financing, Grove and VGAC II began marketing an investment in the PIPE Financing to a limited number of potential qualified institutional buyers and institutional accredited investors.

Throughout the remainder of September and October 2021, Mr. Lovell and Mr. Landesberg met with potential investors in the PIPE Financing. From October to November 2021, Mr. Lovell and Mr. Landesberg spoke to discuss feedback from investors, as well as potential changes to the business terms laid out in the non-binding letter of intent in order to make the business combination more appealing to potential investors.
On September 21, 2021, Davis Polk sent Sidley their markup of the first draft of the Merger Agreement, which VGAC II had reviewed and discussed with Davis Polk.
On September 23, 2021 and over the following days, Davis Polk circulated drafts of the Sponsor Agreement and the Registration Rights Agreement.
On October 5, 2021, VGAC II engaged Houlihan Lokey, which engagement was later documented by Houlihan Lokey’s engagement letter dated November 9, 2021, to provide an opinion to the VGAC II Board as to the fairness, from a financial point of view, to VGAC II of the consideration to be paid in VGAC II’s potential business combination with Grove.
On October 18, 2021, Sidley sent Davis Polk a proposed form of the Support Agreement.
From September through early December 2021, Davis Polk continued to finalize the legal due diligence investigation of Grove and held multiple calls with representatives of Grove.
Following negotiations between the parties through the first three weeks of November, culminating the week of November 22, 2021, regarding the overall terms of the potential business combination, and taking into consideration a significant market-wide downturn in the PIPE market conditions and the feedback received by representatives of Credit Suisse and representatives of Morgan Stanley, each in its capacity as placement agent on the PIPE Financing, during meetings with prospective qualified institutional buyers and institutional accredited investors regarding the initial proposed valuation, the parties agreed to reduce the enterprise value from $1.8 billion (as implied by the equity value of $1.72 billion to Grove set forth in the final letter of intent) to approximately $1.5 billion. The parties also determined to reduce the size of the PIPE financing to $87.075 million, with commitments from the Sponsor and certain existing investors of Grove. In light of the reduced PIPE size, the parties later agreed to make a reduction to the minimum cash condition, from $200 million to $175 million.
On November 23, 2021, representatives of VGAC II and Houlihan Lokey held a telephonic meeting with Grove to discuss Grove’s financial model in detail. During the call, the parties discussed a number of items relating to Grove’s financials, including revenue and cost trends, details of each business segment and management’s growth strategy for the business.
On November 29, 2021, the Grove Board met to discuss the latest proposal by VGAC II regarding the business combination and found the terms satisfactory and in the best interests of Grove and its stakeholders, and advised Mr. Landesberg to pursue a deal as soon as possible.
Between September 21, 2021 and December 7, 2021, representatives of each of VGAC II, Grove, Davis Polk and Sidley met telephonically and exchanged numerous emails to finalize the remaining open items related to the Merger Agreement, the form of the Support Agreement, the Sponsor Agreement, the Registration Rights Agreement and various other agreements contemplated therein. Following these discussions, representatives from Davis Polk and Sidley exchanged revised drafts of the Merger Agreement and related transaction agreements, which reflected the outcome of their discussions.
On December 6, 2021, the VGAC II Board held a telephonic meeting at which senior management and members of the VGAC II Board (other than Mr. Lovell, who was unable to attend due to an unavoidable scheduling conflict but had otherwise expressed his support for the proposed business combination) were in attendance. Representatives of Credit Suisse, Davis Polk and Maples LLP (“
Maples
”), Cayman counsel to VGAC II, were also in attendance. Prior to the meeting, summaries of the significant transaction documents were distributed to the VGAC II Board in substantially final form. At the beginning of the meeting, a representative of Davis Polk reminded the directors of the VGAC II Board that Josh Bayliss, VGAC II’s Chief Executive Officer, and Mr. Lovell should be regarded as “interested” in connection with the proposed Business Combination, as Mr. Bayliss and Mr. Lovell are, among other things, employed by an affiliate of the Sponsor. Rayhan Arif, VGAC II’s Chief Operating Officer, and members of VGAC II’s senior management team then updated the VGAC II Board on VGAC II’s final due diligence findings and the terms of the proposed Business Combination. Representatives of Credit Suisse then led a discussion designed to aid the VGAC II Board in its evaluation of the proposed transaction. A representative of Maples reviewed with the VGAC II Board the fiduciary duties that applied to their consideration of the proposed business combination. At the request of the VGAC II Board, a representative of Houlihan Lokey then reviewed and discussed its financial analyses with respect to Grove and the proposed Business Combination, and orally rendered their fairness opinion (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the VGAC II Board dated December 6, 2021), as to the fairness, from a financial point of view, to VGAC II of the merger consideration to be issued by VGAC II in the Merger pursuant to the Merger Agreement. A representative of Davis Polk then discussed with the VGAC II Board the proposed terms of the Merger Agreement and the other transaction documents to be entered into in connection with the proposed transaction, including the Subscription Agreements, the Sponsor Agreement, and the Support Agreements. The representative of Davis Polk also discussed the proposed resolutions approving the Merger Agreement, the form of the Subscription Agreement, Sponsor Agreement, the form of the Support Agreement, the Registration Rights Agreement and the transactions contemplated thereby (the “Resolutions”). The VGAC II Board then engaged in extensive discussions and deliberations with VGAC II’s management and advisors. Among other things, the VGAC II Board asked questions pertaining to legal due diligence, valuation of comparable companies, feedback from PIPE Investors, and risks, timing and process relating to closing the Business Combination. Following these discussions and deliberations, VGAC II’s three independent directors held an executive session to further discuss the merits of the proposed transaction. Following the discussions, the non-independent
directors rejoined the meeting, and Mr. Bayliss made a motion that the VGAC II Board approve the Resolutions, which the VGAC II Board, having determined that the Business Combination and the transactions contemplated thereby were in the best interest of VGAC II, approved.
Later in the day on December 6, the Grove Board met with members of management and representatives of Sidley. Mr. Landesberg reviewed with the Board the state of negotiations on the proposed business combination and the remaining open issues. The Board, management and Sidley discussed potential resolution of the open issues, as well as the expected timing for the execution and announcement of the transaction.
On December 7, 2021, the Grove Board held a telephonic meeting at which senior management and all members of the Grove Board were in attendance. Representatives of Sidley were also in attendance. Representatives of Sidley discussed with the Board its fiduciary duties in connection with the proposed transaction. Mr. Landesberg and other members of Grove management reviewed with the Grove Board the resolutions of the final business and legal terms of the transaction documents. Mr. Landesberg also discussed with the Board the post-signing process for completing the transaction, including potential risks relating to redemption rates seen in recent de-SPAC merge transactions. After discussion, Sidley Representatives reviewed with the Grove Board the proposed resolutions for approval of the transaction. At the conclusion of the discussion, upon a motion duly made and seconded, the Grove Board unanimously approved the Business Combination and the related transaction documents.
On December 7, 2021, following the approval of the Business Combination by the VGAC II Board and the Grove Board, VGAC II, VGAC II Merger Sub and Grove executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, (i) VGAC II and the Sponsor entered into the Sponsor Agreement, (ii) VGAC II and the PIPE Investors entered into the Subscription Agreements and (iii) VGAC II and the Grove Support Stockholders entered into the Grove Stockholder Support Agreement.

On the morning of December 8, 2021, prior to the commencement of trading of the shares of VGAC II Class A ordinary shares on the NYSE, VGAC II and Grove issued a joint press release announcing the Business Combination.
Since December 7, 2021, VGAC II and Grove, along with their respective counsel, have worked jointly on the preparation of this proxy statement/consent solicitation statement/prospectus.
VGAC II and Grove have continued and expect to continue regular discussions regarding the execution and timing of the business combination and to take actions and exercise their respective rights under the merger agreement to facilitate the completion of the business combination.
The VGAC II Board’s Reasons for the Business Combination
The VGAC II Board considered a wide variety of factors and consulted with VGAC II’s legal and financial advisors in connection with its evaluation of the Merger Agreement and the Business Combination. Before reaching its decision to approve the Merger Agreement and the Business Combination, the VGAC II Board reviewed the results of due diligence conducted by VGAC II’s management, together with its legal and financial advisors, which included, among other things:

•	extensive meetings with Grove’s management team regarding operations and forecasts;

•	research on the DTC, HPC and consumer packaged goods industries, including historical growth trends and market share information as well as end-market size and growth projections;

•	analysis of Grove’s historical and projected financials to understand and validate the key assumptions underpinning the financial projections prepared by Grove management;

•	multiple expert calls with professionals in the HPC sector regarding the competitive landscape, benefits and effectiveness of Grove’s positioning in the HPC sector;

•	discussions with Grove’s management team to assess their product development track record, current product development pipeline and strategy for building the company’s business moving forward;

•	discussions with Grove’s management team to assess their strategic plans for the retail channel, performance to date in that channel, and team capabilities to execute on their retail strategy;

•	review of Grove’s material contracts regarding financials, tax, legal, accounting, information technology, security, insurance and intellectual property;

•	financial and valuation analyses of Grove and the Business Combination;

•	Grove’s historical financial statements;

•	reports related to tax and legal diligence prepared by external advisors; and

•	assessment of Grove’s public company readiness.
In the prospectus for its initial public offering, VGAC II identified general, non-exclusive
criteria and guidelines that VGAC II believed would be important in evaluating prospective target businesses. VGAC II indicated its intention to acquire companies that it believes:

•	will perform well in the public markets over the long term and offer attractive returns to shareholders;

•	would uniquely benefit from an association with a trusted name like the Virgin Group through brand enhancement and improved operational performance;

•	can be sourced through the Virgin Group’s extensive proprietary networks so as to avoid broadly marketed processes;

•	generate stable free cashflows or that have a clear near-term path to produce healthy free cashflows;

•	have the ability to provide a strong consumer experience that is meaningfully differentiated from competitors;

•	have a strong and experienced management team that VGAC II can work alongside and augment as the business scales; and

•
are prepared from a management, corporate governance, and reporting perspective to become a publicly traded company and can benefit from the access to the broader capital markets that this will provide.

In considering the Business Combination, the VGAC II Board concluded that Grove met the above criteria and guidelines overall.
In particular, the VGAC II Board considered the following positive factors:

•	Commercial Rationale . The VGAC II Board noted that Grove possesses several compelling qualities that enable multiple avenues for value creation:

•
Investing in a sustainable future for consumer packaged goods
– With its sustainability-first mindset and ability to innovate quickly as a digitally native company with access to millions of customers, Grove is at the forefront of the growing demand for natural, sustainable home and personal care products that are high performing. As a purpose-led
brand with an ambitious goal of becoming 100% plastic free by 2025, Grove is poised to capitalize on this demand.

•
Scale Opportunity
– Expected revenue of $385 million in 2021 represents only a fraction of the $180 billion addressable market for home and personal care in the U.S., leaving tremendous opportunity for growth domestically and internationally.

•
Rapid Growth and Broad Consumer Adoption
– Proven ability to drive growth as the brand in a fast-growing space, with a 54% revenue CAGR expected from 2018-2021 and projected growth to over $600 million in 2024, attracting customers across a diverse demographic set who exhibit high levels of brand engagement, repeat purchase behavior and long-term retention.

•
Strong and Increasing Margins
—Healthy 50% gross margin expected in 2021 projected to grow to 56% by 2024 as the Company scales, drives brand awareness and continues to increase the mix of owned-brand products.

•
Retail Strategy Offers Significant Upside
– Anchored by a strong and loyal DTC customer base, Grove has a significant opportunity for growth and to pursue omnichannel opportunities. Grove recently went into physical retail for the first time at Target stores nationwide. Grove’s high performance during the first year to date validates Grove’s ability to unlock the retail channel, in which 90% of the category’s sales still occur, and presents material upside beyond plan.

•
Financial Condition
. The VGAC II Board also considered factors such as Grove’s historical financial results, outlook, and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors.

•
Opinion of Financial Advisor
. The financial analysis reviewed by Houlihan Lokey with the Board as well as the oral opinion of Houlihan Lokey rendered to the VGAC II Board on December 6, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the VGAC II Board dated December 6, 2021), as to the fairness, from a financial point of view, to VGAC II of the merger consideration to be issued by VGAC II in the Merger pursuant to the Merger Agreement, as more fully described in the section entitled “
The Business Combination Proposal— Opinion of the Financial Advisor to VGAC II.
”

•	Proven Existing Management Team . Grove has an experienced management team with a proven track record of operational excellence.

•	Strong Sponsorship . Following the closing, New Grove will have a public platform suitable for its long-term success, providing stability to all stakeholders.

•	Significant Equity Investment . $87.075 million of private capital has been committed by the PIPE Investors in the PIPE Financing.

•
Terms of the Merger Agreement
. The VGAC II Board reviewed the financial and other terms and conditions of the Merger Agreement, including with respect to the Business Combination, and determined that they were reasonable and were the product of arm’s-length
negotiations among the parties.

•
Shareholder Approval
. The VGAC II Board considered the fact that in connection with the Business Combination VGAC II shareholders have the option to (i) remain shareholders of VGAC II, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account.

•
Independent Director Role
. The VGAC II Board is comprised of a majority of independent directors who are not affiliated with the Sponsor or its affiliates. In connection with the Business Combination, VGAC II’s independent directors took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement and the related agreements. VGAC II’s independent directors evaluated and unanimously approved, as members of the VGAC II Board, the Merger Agreement and the related agreements and the transactions contemplated thereby.

•
Other Alternatives
. The VGAC II Board’s belief is that the Business Combination represents the best potential business combination for VGAC II based upon the process utilized to evaluate and assess other potential acquisition targets, and the VGAC II Board’s and management’s belief that such processes had not presented a better alternative.

In the course of its deliberations, the VGAC II Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including, among others, the following:

•	Risks Associated with the Business Combination.

•
The risk that the Business Combination might not be consummated in a timely manner or that the Closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of VGAC II shareholders.

•
The significant fees and expenses associated with completing the Business Combination and related transactions and the substantial time and effort of management required to complete the Business Combination.

•	The possibility of litigation challenging the Business Combination.

•	The risk that VGAC II does not obtain the PIPE Financing or otherwise retain sufficient cash in the trust account or find replacement cash to meet the requirements of the Merger Agreement.

•
The fact that the PIPE Financing is being provided largely by the Sponsor and existing equityholders of Grove, each of whom may have interest in the transaction that are different from, or in addition to, the interests of VGAC II shareholders in general, and the resulting risk that the value at which the PIPE Investors were willing to invest in the combined company may not be reflecting of the price at which other public market investors are willing to invest.

•
The fact that the Merger Agreement does not permit our board of directors to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation to approve the proposals contained in this proxy statement/consent solicitation statement/prospectus, unless our board of directors determines, upon the advice of counsel, that a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred and making such a change in recommendation is required in order to comply with its fiduciary duties.

•	Risks Associated with Grove’s Business.

•	The risks associated with macroeconomic uncertainty and the effects it could have on Grove’s revenues.

•	The risks associated with Grove’s ability to maintain and grow its customer base.

•
The fact that Grove has incurred significant losses since inception, expects to incur losses in the future, and may not be able to reach a sufficient margin profile to achieve and maintain profitability.

•	The risks associated with the DTC, HPC and consumer packaged goods industries in general, including the development, effects and enforcement of laws and regulations with respect to the industry.

•	The risk that key employees of Grove might not remain with New Grove following the Closing.

•	The challenge of attracting and retaining senior management personnel.

•	The risk that Grove might not be able to protect its trade secrets or maintain its trademarks, patents and other intellectual property consistent with historical practice.

•	The risk associated with sourcing, manufacturing, warehousing, distribution and logistics to third-party providers.

•	Risks Related to Grove’s Governmental Regulation and Litigation.

•	The risk of being subject to increased derivative litigation concerning duty to balance stockholder and public benefit interests as a public benefit corporation.

•
Risks Associated with Post-Closing Corporate Governance. The dual-class structure of New Grove’s common stock will have the effect of concentrating voting power with the existing holders of Grove Class B Common Stock, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

•	The other risks described in the section entitled “ Risk Factors .”
In addition to considering the factors described above, the VGAC II Board also considered that certain of the officers and directors of VGAC II may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of VGAC II’s shareholders. VGAC II’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the VGAC II Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. See the section entitled “
The Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.
This discussion of the information and factors considered by the VGAC II Board includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the VGAC II Board. In view of the wide variety of factors considered in connection with their evaluation of the transaction, and the complexity of these matters, the VGAC II Board did not find it useful and did not attempt to rank, quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement and to make the recommendation to VGAC II shareholders contained in this proxy statement/consent solicitation statement/prospectus. Rather, the VGAC II Board viewed its decision as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the VGAC II Board may have given differing weights to different factors. The VGAC II Board’s reasons for its approval of the Merger Agreement and the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “
Cautionary Note Regarding Forward-Looking Statements
.”

After considering the foregoing potentially negative and potentially positive reasons, the VGAC II Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination outweighed the potentially negative reasons. In connection with its deliberations, the VGAC II Board did not consider the fairness of the consideration to be paid by VGAC II in the Business Combination to any person other than VGAC II.
Opinion of the Financial Advisor to VGAC II
On December 6, 2021, Houlihan Lokey orally rendered its opinion to the VGAC II Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the VGAC II Board dated December 6, 2021), as to the fairness, from a financial point of view, to VGAC II of the Closing Payment Shares to be issued by VGAC II in the Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was directed to the VGAC II Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to VGAC II of the Closing Payment Shares to be issued by VGAC II in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex L to this proxy statement/consent solicitation statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/consent solicitation statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the VGAC II Board, VGAC II, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise, including, without limitation, whether holders of VGAC II Class A ordinary shares should redeem their shares or whether any party should participate in the PIPE Financing.
In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1.	reviewed a draft, dated December 5, 2021, of the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to VGAC II and Grove that Houlihan Lokey deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Grove made available to Houlihan Lokey by Grove and VGAC II, including financial projections prepared by the management of Grove relating to Grove (the “
Projections
”);

4.
spoke with certain members of the managements of VGAC II and Grove and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of Grove, the Business Combination, the Domestication and related matters;

5.	compared the financial and operating performance of Grove with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, at VGAC II’s direction, Houlihan Lokey assumed that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Grove as to the future financial results and condition of Grove. At VGAC II’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate Grove and the Transaction, and Houlihan Lokey, at VGAC II’s direction, used and relied upon the Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based. In reaching its conclusions under the opinion, with VGAC II’s consent, Houlihan Lokey did not rely upon a review of the publicly available financial terms of other transactions, because Houlihan Lokey did not identify a sufficient number of relevant transactions in which Houlihan Lokey deemed the acquired companies to be sufficiently similar to Grove. In addition, for purposes of its financial analyses and opinion, with VGAC II’s consent, Houlihan Lokey (i) did not perform any financial analyses to evaluate the value of VGAC II or to derive valuation reference ranges for any shares of VGAC II for purposes of comparison with the Closing Payment Shares or otherwise, (ii) assumed that other than the Grove Earnout Shares, the value of each share of VGAC II’s capital stock (including, without limitation, each VGAC II Class A ordinary share, each VGAC II Class B ordinary share and each share of New Grove Common Stock) was equal to $10.00 (with such $10.00 value being based on VGAC II’s initial public offering and VGAC II’s approximate cash per VGAC II Class A ordinary share outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding VGAC II Class B ordinary shares or any VGAC II warrants)), notwithstanding the different voting rights and other non-financial
terms of such shares that could impact their value, (iii) assumed that the Closing Payment Shares had a value equal to $1.4 billion, and (iv) did not evaluate the Grove Earnout Shares and assumed they had no value. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Grove or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with VGAC II’s consent, that (i) the Domestication would qualify as a reorganization under Section 368(a) of the Code and (ii) the Merger would qualify as a reorganization under Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Grove or VGAC II, or otherwise have an effect on the Transaction, Grove or VGAC II or any expected benefits of the Transaction that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet
or otherwise) of VGAC II, Grove or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which VGAC II or Grove was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which VGAC II or Grove was or may have been a party or was or may have been subject.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of VGAC II, Grove or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the VGAC II Board, VGAC II or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the VGAC II Board, VGAC II or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. Houlihan Lokey did not express any opinion as to what the value of the VGAC II Common Stock actually would be when issued in the Transaction pursuant to the Merger Agreement or the price or range of prices at which VGAC II Class A ordinary shares, VGAC II Class B ordinary shares, New Grove Common Stock, Grove Common Stock or Grove Preferred Stock could be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey’s opinion was furnished for the use of the VGAC II Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the VGAC II Board, VGAC II, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of VGAC II Class A ordinary shares should redeem their shares or whether any party should participate in the PIPE Financing.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the VGAC II Board, Parent, its security holders or any other party to proceed with or effect the Business Combination and the Domestication, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Business Combination and the Domestication or otherwise (other than the Closing Payment Shares to the extent expressly specified in the opinion), including, without limitation, the Grove Earnout Shares or any other transaction contemplated by the Merger Agreement or the status of Parent as, or consequences of Parent being, a Delaware public benefit corporation, (iii) the fairness of any portion or aspect of the Business Combination and the Domestication to the holders of any class of securities, creditors or other constituencies of Parent, or to any other party (including, without limitation, the potential dilutive or other effects of the Closing Payment Shares, the Grove Earnout Shares, the VGAC II Class B ordinary shares, the VGAC II warrants, or any other portion or aspect of the Business Combination and the Domestication), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might have been available for VGAC II or any other party, (v) the fairness of any portion or aspect of the Business Combination and the Domestication to any one class or group of Parent’s or any other party’s security holders or other constituents vis-à-vis
any other class or group of Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of VGAC II, whether VGAC II should be issuing debt or equity securities or a combination of both in the Business Combination and the Domestication, or the form, structure or any aspect or terms of any debt or equity financing for the Business Combination and the Domestication (including, without limitation, the PIPE Financing) or the likelihood of obtaining such financing, (vii) the acquisition by any parties or group of parties, as a result of the receipt by such parties or group of shares of New Grove Class B Common Stock in the Business Combination and the

Domestication, of a controlling interest in VGAC II, (viii) whether or not VGAC II, Grove, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Business Combination and the Domestication, (ix) the solvency, creditworthiness or fair value of VGAC II, Grove or any other participant in the Business Combination and the Domestication, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Business Combination and the Domestication, any class of such persons or any other party, relative to the Closing Payment Shares or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters requiring legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the VGAC II Board, on the assessments by the VGAC II Board, VGAC II, Grove and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to VGAC II, Grove and the Business Combination and the Domestication or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Grove, and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of VGAC II or Grove. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the VGAC II Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Closing Payment Shares or of the views of the VGAC II Board or management with respect to the Merger or the Closing Payment Shares. The type and amount of consideration payable in the Merger were determined through negotiation between VGAC II and Grove, and the decision to enter into the Merger Agreement was solely that of the VGAC II Board.
Financial Analyses
In preparing its opinion to the VGAC II Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the VGAC II Board on December 6, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible
preferred stock, capital lease obligations and
non-controlling
interests less the amount of cash and cash equivalents on its balance sheet).
Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of December 3, 2021. The estimates of the future financial performance of Grove relied upon for the financial analyses described below were based on the Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
Assumed Value.
For purposes of its financial analyses, with VGAC II’s consent, Houlihan Lokey assumed that, other than the Grove Earnout Shares, the value of each share of VGAC II’s capital stock (including, without limitation, each VGAC II Class A ordinary share, each VGAC II Class B ordinary share and each share of New Grove Common Stock) was equal to $10.00 (with such $10.00 value being based on VGAC II’s initial public offering and VGAC II’s approximate cash per VGAC II Class A ordinary share outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding VGAC II Class B ordinary shares or any VGAC II warrants)), and (ii) assumed that the Closing Payment Shares had a value equal to $1.4 billion. The assumed value of the Closing Payment Shares excludes the value of any Grove Earnout Shares, as to which Houlihan Lokey, with VGAC II’s consent, expressed no view or opinion.
Selected Companies Analysis
. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.
The financial data reviewed included:

•	Enterprise value as a multiple of estimated net revenue for the 2021 calendar year, or “CY 2021E” net revenue; and

•	Enterprise value as a multiple of estimated net revenue for the 2022 calendar year, or “CY 2022E” net revenue.

The selected companies and corresponding financial data included the following:

Enterprise Value to Net Revenue
	CY 2021E	CY 2022E
Consumer Packaged Goods
Church & Dwight Co., Inc.	4.77x	4.54x
The Clorox Company	3.28x	3.28x
Colgate-Palmolive Company	4.13x	3.98x
Kimberly-Clark Corporation	2.82x	2.71x
The Procter & Gamble Company	5.07x	4.87x
Reckitt Benckiser Group plc	4.09x	4.10x
Unilever PLC	2.76x	2.63x

High-Growth Consumer Brands
Beyond Meat, Inc.	9.67x	6.88x
Fevertree Drinks Plc	9.52x	8.22x
Freshpet, Inc.	10.03	7.61x
The Honest Company, Inc.	2.25x	1.98x
Lululemon Athletica Inc.	9.12x	7.72x
Peloton Interactive, Inc.	3.36x	2.76x
The Simply Good Foods Company	3.86x	3.56x
Vital Farms, Inc	2.41x	1.91x

Enterprise Value to Net Revenue
	CY 2021E	CY 2022E
Low	2.25x	1.91x
High	10.03x	8.22x
Median	4.09x	3.98x
Mean	5.14x	4.45x
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 3.50x to 4.50x CY 2021E net revenue and 3.25x to 4.25x CY 2022E net revenue to corresponding financial data for Grove. The selected companies analysis indicated implied total equity value reference ranges for Grove of approximately $1,350.4 million to $1,735.8 million based on CY 2021E net revenue and approximately $1,398.5 million to $1,828.4 million based on CY 2022E net revenue, in each case as compared to the assumed aggregate value of the Closing Payment Shares to be issued in the Merger of $1.4 billion.
Discounted Cash Flow Analysis.
Houlihan Lokey performed a discounted cash flow analysis of Grove based on the Projections. Houlihan Lokey applied a range of terminal value multiples of 3.25x to 4.25x to Grove’s estimated CY2024E net revenue and discount rates ranging from 9.25% to 10.25%. The discounted cash flow analysis indicated an implied total equity value reference range for Grove of approximately $1,296.1 million to $1,831.0 million, as compared to the assumed aggregate value of the Closing Payment Shares to be issued in the Merger of $1.4 billion.
Other Matters
Houlihan Lokey was engaged by VGAC II to provide an opinion to the VGAC II Board as to the fairness, from a financial point of view, to VGAC II of the Closing Payment Shares to be issued by VGAC II in the Merger pursuant to the Merger Agreement. VGAC II engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by VGAC II, Houlihan Lokey became entitled to an aggregate fee of $750,000 for its services, of which $125,000 became payable to Houlihan Lokey upon its retention by VGAC II, $125,000 was earned by Houlihan Lokey and payable upon the delivery of its opinion, and $500,000 was earned by Houlihan Lokey upon the delivery of its opinion and payable upon the consummation of the Merger. VGAC II has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest,
may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, VGAC II, Grove or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and/or certain of its affiliates in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Virgin Group, for which Houlihan Lokey and/or its affiliates have received, and may receive, compensation, including, among other things, during the prior two years, having acted as financial advisor to Virgin Atlantic Airways Ltd., a member of the Virgin Group, in connection with certain financing and recapitalization transactions, which were completed in September 2020, March 2021 and December 2021, for which Houlihan Lokey received aggregate fees of approximately $16.5 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to VGAC II, Grove, members of the Virgin Group, other participants in the Business Combination and the Domestication or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation.
Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to,
VGAC II, Grove, members of the Virgin Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Certain Company Projected Financial Information
The projections set out below were requested by, and disclosed to, VGAC II for use as a component of its overall evaluation of Grove and are included in this proxy statement/consent solicitation statement/prospectus because they were provided to the VGAC II Board for its evaluation of the Business Combination and to Houlihan Lokey, who was authorized and directed to use and rely upon such projections for purposes of its financial analyses. Grove has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including us. Neither the management of Grove nor any of its representatives, advisors or affiliates has made or makes any representation to any person regarding the ultimate performance of Grove compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. You are cautioned not to rely on the projections in making a decision regarding the transaction, as actual results may be materially different than the projections.

The management of Grove based its revenue projections on the following factors: the expected net revenue from Grove’s DTC platform, including net revenue associated with VIP membership program, shipping charges and referrals, and expected net revenue from Grove’s retail business. Grove management used a compound annual growth rate of approximately 18.8% between calendar year 2021 and calendar year 2024 for its revenue projections. Expense projections were based on anticipated advertising and operating expenses to support the revenue growth.
The financial projections for revenue and costs are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Grove’s control. These include the risks described in the section entitled “Risk Factors.” While all projections are necessarily speculative, Grove believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/consent solicitation statement/prospectus should not be regarded as an indication that Grove or its representatives considered or currently consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.
The projections were prepared by, and are the responsibility of, the management of Grove. The projections were not prepared with a view towards compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation of prospective financial information. Ernst & Young LLP, Grove’s independent registered public accounting firm, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, does not express an opinion or any other form of assurance on it. The report of Ernst & Young LLP included in this proxy statement/consent solicitation statement/prospectus relates to historical financial information of Grove. It does not extend to the projections and should not be read as if it does.
The projections were prepared by the management of Grove as of December 2, 2021. For more information on Grove’s financial information, see the section entitled “
Audited Financial Statements of Grove Collaborative, Inc
.” in this proxy statement/consent solicitation statement/prospectus.
The key elements of the projections provided to us are summarized in the table below (in millions of dollars, unaudited).

	2021E	2022E	2023E	2024E
Net Revenue	$385.5	$429.9	$514.1	$647.0
Gross Margin	49.8%	50.8%	51.6%	55.8%
Adjusted EBITD A (1)	($108.5)	($128.9)	($81.6)	$0.4

(1)
The reconciliation of projected Adjusted EBITDA to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, such as the impact of depreciation and amortization of fixed assets, amortization of internal use software, the effects of net interest expense (income), other expense (income), and non-cash stock based compensation expense.

Satisfaction of 80% Test
It is a requirement under the Existing Governing Documents that any business acquired by VGAC II have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Grove generally used to approve the transaction, the VGAC II Board determined that this requirement was met. The VGAC II Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was in the best interests of VGAC II and VGAC II shareholders and appropriately reflected Grove’s value. In reaching this determination, the VGAC II Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Grove’s historical growth rate and its potential for future growth in revenue and profits. The VGAC II Board believes that the financial skills and background of its members qualify it to conclude that the business combination with Grove met this requirement.
Interests of VGAC II’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the VGAC II Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, VGAC II’s directors, and executive officers, have interests in such proposal that are different from, or in addition to, those of VGAC II shareholders and VGAC II warrantholders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor has agreed not to redeem any Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for 10,062,500 Class B ordinary shares, of which the Sponsor currently owns 9,972,500 Class B ordinary shares and each of the three independent directors owns 30,000 Class B ordinary shares, and such securities will have a significantly higher value at the time of the Business Combination; as described further below:

	Shares of Class B ordinary shares(1)	Value of Class B ordinary shares implied by the Business Combination(3)	Value of Class B ordinary shares based on recent trading price(4)
Sponsor(2)	9,972,500	$99,725,000	$
Chris Burggraeve	30,000	$300,000	$
Elizabeth Nelson	30,000	$300,000	$
Latif Peracha	30,000	$300,000	$

(1)	Interests shown consist solely of founder shares. Such shares will automatically convert into shares of New Grove Class A Common Stock upon Domestication on a one-for-one basis.
(2)	VG Acquisition Sponsor II LLC is the record holder of the shares reported herein.
(3)	Assumes a value of $10.00 per share, the deemed value of the Class B ordinary shares in the Business Combination.
(4)	Assumes a value of $[●] per share, the closing price of the Class B ordinary shares on [●].

•	the fact that the Sponsor paid an aggregate of $10,050,000 for 6,700,000 private placement warrants, as described further below:

	Shares of private placement warrants(1)	Value of private placement warrants implied by the Business Combination(3)	Value of private placement warrants based on recent trading price(4)
Sponsor(2)	6,700,000	$0	$

(1)
Interests shown consist solely of private placement warrants. Such warrants will automatically convert into warrants to acquire New Grove Class A Common Stock upon the Domestication on a one-for-one basis.

(2)	VG Acquisition Sponsor II LLC is the record holder of the warrants reported herein.
(3)	Assumes a value of $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.
(4)	Assumes a value of $[●] per warrant, the closing price of the public warrants on [●].

•
the fact that each of Mr. Bayliss and Mr. Lovell invested $300,000 in the Sponsor and hold interests in the Sponsor that represent an indirect interest in 1,246,600 Class B ordinary shares and 197,939 private placement warrants, and the fact that Mr. Burggraeve, Ms. Nelson and Mr. Peracha each invested $100,000, in the Sponsor indirectly through an investment in VG Acquisition Holdings II LLC, an affiliate of the Sponsor, and each holds interests in VG Acquisition Holdings II LLC that represent an indirect interest in 70,216 Class B ordinary shares, and 66,550 private placement warrants, respectively, and all of such securities would be worthless if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents); as described further below:

	Shares of Class B ordinary shares indirectly held(1)	Number of private placement warrants indirectly held(2)	Value of Class B ordinary shares implied by the Business Combination(3)	Value of private placement warrants implied by the Business Combination(4)	Value of Class B ordinary shares/ private placement warrants based on recent trading price(5)	Value of private placement warrants based on recent trading price(6)
Josh Bayliss	1,246,600	197,939	$12,466,000	$0	$	$
Evan Lovell	1,246,600	197,939	$12,466,000	$0	$	$
Chris Burggraeve	70,216	66,550	$702,160	$0	$	$
Elizabeth Nelson	70,216	66,550	$702,160	$0	$	$
Latif Peracha	70,216	66,550	$702,160	$0	$	$

(1)	Interests shown consist solely of founder shares. Such shares will automatically convert into shares of New Grove Class A Common Stock upon the Domestication on a one-for-one basis.
(2)	Interests shown consist solely of private placement warrants. Such warrants will automatically convert into warrants to acquire New Grove Class A Common Stock upon the Domestication.
(3)	Assumes a value of $10.00 per share, the deemed value of the Class B ordinary shares in the Business Combination.
(4)	Assumes a value of $0.00 per warrant, which reflects that the exercise price of the warrants ($11.50 per warrant) exceeds the value of the underlying ordinary shares in the Business Combination.
(5)	Assumes a value of $ per share, the closing price of the Class B ordinary shares on [●].
(6)	Assumes a value of $[●] per warrant, the closing price of the public warrants on [●].

•
the fact that given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the public shares sold in the initial public offering, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A ordinary shares trades below the price initially paid for the public shares in the initial public offering and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents), our Sponsor and VGAC II’s officers and directors will lose their entire investment in VGAC II, which investment included a capital contribution of $25,000 for the Sponsor’s Class B ordinary shares and $10,050,000 for the Sponsor’s private placement warrants, and will not be reimbursed for any out-of-pocket
expenses from any amounts held in the trust account;

•
the fact that the Sponsor and VGAC II’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if VGAC II fails to complete an initial business combination by March 25, 2023;

•	the fact that the Registration Rights Agreement will be entered into by the Sponsor;

•
the fact that the Sponsor transferred 30,000 Class B ordinary shares to each of VGAC II’s three independent directors prior to the initial public offering, and such securities would be worthless if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents);

•
the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the Sponsor has agreed that the Sponsor Earnout Shares, consisting of 3,490,375 shares of New Grove Class A Common Stock, will be subject to certain vesting provisions set forth in the Sponsor Agreement. Immediately after the Closing, the Sponsor Earnout Shares will represent approximately 1.4% of the outstanding shares of New Grove Common Stock and approximately 0.2% of the voting power of New Grove Common Stock assuming no redemptions by VGAC II shareholders in connection with the Business Combination. The Sponsor Earnout Shares will be unvested at the Closing and will automatically vest effective (i) with respect to 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $12.50 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to the expiration of the Sponsor Earnout Period and (ii) with respect to the other 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $15.00 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to expiration of the Sponsor Earnout Period. In addition, in the event that (x) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into) after the Closing and prior to the expiration of the Sponsor Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to New Grove after the Closing Date and prior to the expiration of the Sponsor Earnout Period, the Sponsor Earnout Shares will vest (to the extent such Sponsor Earnout Shares have not already vested in accordance with the Sponsor Agreement). If, upon the expiration of the Sponsor Earnout Period, any Sponsor Earnout Shares shall have not vested, then such Sponsor Earnout Shares shall be automatically forfeited by the Sponsor and canceled by New Grove;

•	the continued indemnification of VGAC II’s directors and officers and the continuation of VGAC II’s directors’ and officers’ liability insurance after the Business Combination ( i.e. , a “tail policy”);

•
the fact that if the trust account is liquidated, including in the event VGAC II is unable to complete an initial business combination by March 25, 2023, the Sponsor has agreed to indemnify VGAC II to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which VGAC II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to VGAC II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
the fact that [●], [●] of the Sponsor is expected to be director of New Grove after the consummation of the Business Combination and as such, in the future, [he/she/they] may receive cash fees, stock options, stock awards or other remuneration that the New Grove Board determines to pay to [him/her/them] and any other applicable compensation; and

•
the fact that the Virgin Group and the Sponsor will collectively own 6,572,125 shares of New Grove Class A Common Stock, which collectively will represent up to approximately 4.4% outstanding shares of New Grove Common Stock and approximately 0.5% of the voting power of New Grove Common Stock assuming maximum redemption of VGAC II Class A ordinary shares in connection with the Business Combination.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents with respect to the Class B ordinary shares of VGAC II held by the Sponsor, and (iii) be bound by certain earn-out
provisions with respect to its shares in VGAC II following the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. Such shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “
Business Combination Proposal—Related Agreements—Sponsor Agreement
” in this proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Agreement.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, VGAC II has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) the business of Grove will comprise the ongoing operations of New Grove; (ii) Grove’s senior management will comprise the senior management of New Grove; (iii) the pre-Business
Combination stockholders of Grove will have the largest ownership of New Grove and the right to appoint the highest number of board members relative to other stockholders; and (iv) the headquarters of Grove will be that of New Grove. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Grove with the Business Combination being treated as the equivalent of Grove issuing stock for the net assets of VGAC II, accompanied by a recapitalization. The net assets of VGAC II will be stated at historical costs, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. VGAC II and Grove filed the required forms under the HSR Act with the Antitrust Division and the FTC within ten business days following the date of the Merger Agreement.
On January 20, 2022, the waiting period with respect to the Notification and Report Forms under the HSR Act expired at 11:59 p.m. Eastern Time.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in, the United States, or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Grove’s assets, subjecting the completion of the Business Combination to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. VGAC II cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, VGAC II cannot assure you as to its result.
Neither VGAC II nor Grove is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Business Combination Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that VGAC II’s entry into that certain Agreement and Plan of Merger, dated as of December 7, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the (“
Merger Agreement
”), by and among VGAC II, Treehouse Merger Sub, Inc., a Delaware corporation (“
VGAC II Merger Sub
”), and Grove Collaborative, Inc., a Delaware public benefit corporation (“
Grove
”), a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex A, be approved, pursuant to which, among other things, at least one day following the de-registration
of VGAC II as an exempted company in the Cayman Islands and the continuation and domestication of VGAC II as a corporation in the State of Delaware with the name “Grove Collaborative Holdings, Inc.”, (x) VGAC II Merger Sub will merge with and into Grove (the “
Merger
”), with Grove as the surviving company in the Merger and, after giving effect to such Merger, Grove shall be a wholly owned direct subsidiary of New Grove and (y) in accordance with the terms and subject to the conditions of the Merger Agreement, at the time at which the Merger becomes effective (the “
Effective Time
”), based on an implied equity value of $1.4 billion: (a) each share of Grove Common Stock and Grove Preferred Stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B Common Stock, as determined pursuant to an exchange ratio set forth in the Merger Agreement and (ii) a number of shares of Grove Earnout Shares, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus; (b) each outstanding option to purchase Grove Common Stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of Grove RSUs will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove Common Stock or Grove Preferred Stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove Common Stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of the Company Unvested 2021 Options.”

Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT THE VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
VGAC II is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
As a condition to closing the Business Combination, the VGAC II Board has approved, and VGAC II shareholders are being asked to consider and vote upon a proposal to approve a change of VGAC II’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a public benefit corporation incorporated under the laws of the State of Delaware. To effect the Domestication, VGAC II will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which VGAC II will be domesticated and continue as a Delaware public benefit corporation.
In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of VGAC II will convert automatically, on a one-for-one
basis, into shares of New Grove Class A Common Stock, (ii) each issued and outstanding warrant to purchase Class A ordinary shares of VGAC II will convert automatically into a warrant to acquire New Grove Class A Common Stock in the same form and on the same terms and conditions as the converted VGAC II warrant, and (iii) each issued and outstanding unit of VGAC II that has not been previously separated into the underlying Class A ordinary share of VGAC II and underlying VGAC II warrant upon the request of the holder thereof prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Grove Class A Common Stock and one-fifth
of one warrant representing the right to purchase one share of New Grove Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the VGAC II Warrant Agreement.
The Domestication Proposal, if approved, will approve a change of VGAC II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while VGAC II is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Grove will be governed by the DGCL. VGAC II encourages shareholders to carefully consult the information set out below under “
Comparison of Corporate Governance and Shareholder Rights
.” Additionally, VGAC II notes that if the Domestication Proposal is approved, then VGAC II will also ask its shareholders to approve the Charter Amendment Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with the Proposed Certificate of Incorporation and the Proposed Bylaws under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and VGAC II encourages shareholders to carefully consult the information set out below under “
Governing Documents Proposals
,” the Existing Governing Documents, attached hereto as Annex B and the Proposed Governing Documents, attached hereto as Annex C and Annex D.
Reasons for the Domestication
The VGAC II Board believes that there are significant advantages to VGAC II that will arise as a result of a change of VGAC II’s domicile to Delaware. Further, the VGAC II Board believes that any direct benefit that the DGCL provides to a public benefit corporation also indirectly benefits its stockholders, who are the owners of the corporation. The VGAC II Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of VGAC II and VGAC II shareholders. As explained in more detail below, these reasons can be summarized as follows:

•
Prominence, Predictability, and Flexibility of Delaware Law
. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as VGAC II.

•
Well-Established Principles of Corporate Governance
. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. VGAC II believes, such clarity would be advantageous to New Grove, the New Grove Board, and New Grove management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Grove’s stockholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors
. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Grove’s incorporation in Delaware may make New Grove more attractive to future candidates for the New Grove Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, VGAC II has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The VGAC II Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Grove to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for VGAC II shareholders from possible abuses by directors and officers.

•
In the judgement of the VGAC II Board, the Proposed Certificate of Incorporation is necessary to address the needs of New Grove. The purpose of the new public entity reflects its designation as a public benefit corporation under Delaware law.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, VGAC II believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, VGAC II believes that the corporate environment afforded by Delaware will enable New Grove to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the assets and liabilities of VGAC II as a result of the Domestication. The business, capitalization, assets and liabilities, and financial statements of New Grove immediately following the Domestication will be the same as those of VGAC II immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that VGAC II be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered
in the Cayman Islands, VGAC II be continued and domesticated as a public benefit corporation under the laws of the state of Delaware and, conditioned upon, and with effect from, the registration of VGAC II as a corporation in the State of Delaware, the name of VGAC II be changed from “Virgin Group Acquisition Corp. II” to “Grove Collaborative Holdings, Inc.” and the registered office of the Company be changed to 3500 South DuPont Highway, City of Dover, County of Kent, Delaware 19901, be approved.”
Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

CHARTER AMENDMENT PROPOSAL
Overview
VGAC II is asking its shareholders to approve the Charter Amendment Proposal. If the Condition Precedent Proposals are approved and the Domestication is to be consummated, VGAC II will replace the Existing Governing Documents with the Proposed Governing Documents, in each case, under the DGCL.
Reasons for the Charter Amendment
The Proposed Certificate of Incorporation, as well as the Proposed Bylaws, was negotiated as part of the Business Combination. VGAC II Board’s specific reasons for each of the Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Governing Documents Proposals.”
Vote Required for Approval
The approval of Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.
The Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that the existing amended and restated memorandum and articles of association of VGAC II (together, the “
Existing Governing Documents
”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex C (the “
Proposed Certificate of Incorporation
”) and the proposed new bylaws, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex D (the “
Proposed Bylaws
”) of “Grove Collaborative Holdings, Inc.” upon the Domestication, be approved as the certificate of incorporation and bylaws, respectively, of Grove Collaborative Holdings, Inc., effective upon the effectiveness of the Domestication”
Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal— Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS
If the Charter Amendment Proposal and the Condition Precedent Proposals are approved and the Domestication is to be consummated, VGAC II will replace the Existing Governing Documents, with a proposed new certificate of incorporation and proposed new bylaws of New Grove, in each case, under the DGCL.
VGAC II will ask its shareholders to consider and to vote to approve by non-binding,
advisory resolution five separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding on the VGAC II Board or New Grove.
The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Grove. This summary is qualified by reference to the complete text of the Existing Governing Documents of VGAC II, attached to this proxy statement/consent solicitation statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex C, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, VGAC II encourages shareholders to carefully consult the information set out under the “
Comparison of Corporate Governance and Shareholder Rights
” section of this proxy statement/consent solicitation statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$22,100 divided into 200,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share, and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 600,000,000 shares of New Grove Class A Common Stock, 200,000,000 shares of New Grove Class B Common Stock, and 100,000,000 shares of New Grove Preferred Stock.
	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights, and preferences as may be determined from time to time by the VGAC II Board. Accordingly, VGAC II Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting, or other rights, provided	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof, as the New Grove Board may determine.

	Existing Governing Documents	Proposed Governing Documents
that the issuance of such preference shares does not materially adversely affect the rights attached to the other shareholders of VGAC II.
	See paragraph 5 of the Memorandum of Association and Articles 3 and 10 of the Articles of Association.	See Article IV subsection 2 of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal B)	The Existing Governing Documents provide the name of the company is “Virgin Group Acquisition Corp. II”	The Proposed Governing Documents will provide that the name of the corporation will be “Grove Collaborative Holdings, Inc.”
	See paragraph 1 of VGAC II’s Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal B)	The Existing Governing Documents provide that if VGAC II does not consummate a business combination (as defined in the Existing Governing Documents) by March 25, 2023 (twenty-four months after the closing of the initial public offering), VGAC II will cease all operations except for the purposes of winding up and will redeem the shares issued in the initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New Grove’s ongoing existence; the default under the DGCL will make New Grove’s existence perpetual.
	See Article 49 of VGAC II’s Articles of Association.	This is the default rule under the DGCL.
Exclusive Forum (Governing Documents Proposal B)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and the Exchange Act.
See Article XI of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal B)	The Existing Governing Documents set forth various provisions related to VGAC II’s status as a blank check company	The Proposed Governing Documents do not include such provisions related to VGAC II’s status as a blank check company, which no longer will apply upon

	Existing Governing Documents	Proposed Governing Documents
	prior to the consummation of a business combination.	consummation of the Business Combination, as VGAC II will cease to be a blank check company at such time.
See Article 49 of VGAC II’s Amended and Restated Articles of Association.
Voting Rights of Common Stock (Governing Documents Proposal C)	The Existing Governing Documents provide that the holders of each ordinary share of VGAC II is entitled to one vote for each share on each matter properly submitted to the shareholders entitled to vote.	The Proposed Governing Documents provide that holders of shares of New Grove Class A Common Stock will be entitled to cast one vote per share of New Grove Class A Common Stock, and holders of shares of New Grove Class B Common Stock will be entitled to cast ten votes per share of New Grove Class B Common Stock on each matter properly submitted to the stockholders entitled to vote.
	See Article 23 of VGAC II’s Articles of Association.	See Article IVof the Proposed Certificate of Incorporation.

GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal A—to approve the change in the authorized share capital of VGAC II from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 600,000,000 shares of New Grove Class A Common Stock, 200,000,000 shares of New Grove Class B Common Stock, and 100,000,000 shares of New Grove Preferred Stock.
As of the date of this proxy statement/consent solicitation statement/prospectus, there are 50,312,500 ordinary shares issued and outstanding, which includes an aggregate of 10,062,500 Class B ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/consent solicitation statement/prospectus, there are 14,750,000 warrants to acquire ordinary shares outstanding, comprised of 6,700,000 private placement warrants held by Sponsor and 8,050,000 public warrants.
In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of VGAC II will convert automatically, on a one-for-one
basis, into shares of New Grove Class A Common Stock, (ii) each issued and outstanding warrant to purchase Class A ordinary shares of VGAC II will convert automatically into a warrant to acquire New Grove Class A Common Stock in the same form and on the same terms and conditions as the converted VGAC II warrant, and (iii) each issued and outstanding unit of VGAC II that has not been previously separated into the underlying Class A ordinary share of VGAC II and underlying VGAC II warrant upon the request of the holder thereof prior to the Domestication will be canceled and will entitle the holder thereof to one share of New Grove Class A Common Stock and one-fifth
of one warrant representing the right to purchase one share of New Grove Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the VGAC II Warrant Agreement. See “
Domestication Proposal
.”
In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, based on an implied equity value of $1.4 billion: (a) each share of Grove Common Stock and Grove Preferred Stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B Common Stock, as determined pursuant to an exchange ratio set forth in the Merger Agreement and (ii) a number of shares of Grove Earnout Shares, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus; (b) each outstanding option to purchase Grove Common Stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of Grove RSUs will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove Common Stock or Grove Preferred Stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove Common Stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of Company Unvested 2021 Options. For further details, see “
Business Combination Proposal—Consideration to Grove Equityholders in the Business Combination
.”

In order to ensure that New Grove has sufficient authorized capital for future issuances, the VGAC II Board has approved, subject to stockholder approval, the Proposed Governing Documents of New Grove change the authorized share of VGAC II from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preference shares of VGAC II to (ii) 600,000,000 shares of New Grove Class A Common Stock, 200,000,000 shares of New Grove Class B Common Stock, and 100,000,000 shares of New Grove Preferred Stock.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Grove, copies of which are attached to this proxy statement/consent solicitation statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New Grove that will enable it to continue as an operating company governed by the DGCL. The VGAC II Board believes that it is important for New Grove to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support New Grove’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Vote Required for Approval
The approval of the Governing Documents Proposal A requires the affirmative vote of the holders of a majority of the ordinary shares who, being represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Because the vote on the Governing Documents Proposal A is advisory only, it will not be binding on the VGAC II Board or New Grove.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a
non-binding,
advisory resolution, that the change in the authorized share capital of VGAC II from (i) US$22,100 divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 600,000,000 shares of New Grove Class A Common Stock, (b) 200,000,000 shares of New Grove Class B Common Stock, and (c) 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Grove (the “
New Grove Preferred Stock
”) be approved.”
Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS
Overview
Governing Documents Proposal B
—to amend and restate the Existing Governing Documents and to authorize all other immaterial changes in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/consent solicitation statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Virgin Group Acquisition Corp. II” to “Grove Collaborative Holdings, Inc.” (which is expected to occur after the consummation of the Domestication), (ii) making New Grove’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) removing certain provisions related to VGAC II’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the VGAC II Board believes is necessary to adequately address the needs of New Grove after the Business Combination. All material changes in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication are being presented to VGAC II shareholders as part of Governing Documents Proposal A, Governing Documents Proposal B and Governing Documents Proposal C.
VGAC II shareholders are also being asked to approve Governing Documents Proposal B, which is, in the judgment of the VGAC II Board, necessary to adequately address the needs of New Grove after the Business Combination.
The Proposed Governing Documents will be further amended in connection with the Domestication to provide that the name of the corporation will be “Grove Collaborative Holdings, Inc.”. In addition, the Proposed Governing Documents will make New Grove’s corporate existence perpetual.
The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New Grove consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Grove, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of New Grove to New Grove or New Grove’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against New Grove governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Securities Act and, unless New Grove consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of VGAC II’s operations should VGAC II not complete a business combination by a specified date, and other such blank check-specific provisions that are in the Existing Governing Documents) because following the consummation of the Business Combination, New Grove will not be a blank check company.
Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of the Existing Governing Documents with New Grove’s Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents

Proposal B, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals) if VGAC II shareholders approve this Governing Documents Proposal B. Accordingly, VGAC II encourages shareholders to carefully review the terms of the Proposed Governing Documents of New Grove, attached hereto as Annex C and Annex D, as well as the information set under the “
Comparison of Corporate Governance and Shareholder Rights
” section of this proxy statement/consent solicitation statement/prospectus.
Reasons for the Amendments
Corporate Name
The VGAC II Board believes that changing the post-Domestication corporate name from “Virgin Group Acquisition Corp. II” to “Grove Collaborative Holdings, Inc.” is desirable to reflect the Business Combination with Grove and to clearly identify New Grove as the publicly traded entity.
Perpetual Existence
The VGAC II Board believes that making New Grove’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and the VGAC II Board believes that it is the most appropriate period for New Grove following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Grove in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims. The VGAC II Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Grove will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost, and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Grove’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Adopting U.S. federal district courts as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist New Grove in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues and encourage consistent application of a relatively known body of case law and perceived level of expertise. The VGAC II

Board believes that the U.S. federal district courts are best suited to address disputes involving actions arising under the Securities Act given that the Securities Act is promulgated by the federal government. This provides New Grove and its stockholders with more predictability regarding the outcome of disputes arising under the Securities Act.
The portion of the exclusive forum provision in the Proposed Certificate of Incorporation requiring the Court of Chancery of the State of Delaware or the state courts of the State of Delaware be the exclusive forum for certain suits would not be enforceable with respect to any suits brought to enforce any liability or duty created by the Exchange Act or the Securities Act. To the extent the exclusive forum provision restricts the venue in which holders of New Grove common stock may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions. The exclusive forum provision in the Proposed Certificate of Incorporation shall not relieve New Grove of its duties to comply with the federal securities laws and the rules and regulations thereunder, and New Grove’s stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to VGAC II’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain other provisions in the Existing Governing Documents require that proceeds from the initial public offering be held in the trust account until a business combination or liquidation of VGAC II has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.
Vote Required for Approval
The approval of Governing Documents Proposal B requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Because the vote on the Governing Documents Proposal B is advisory only, it will not be binding on the VGAC II Board or New Grove.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a
non-binding,
advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other immaterial changes necessary or, as mutually agreed in good faith by VGAC II and Grove, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annex C and Annex D, respectively), including (i) changing the corporate name from “Virgin Group Acquisition Corp. II” to “Grove Collaborative Holdings, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Grove’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF DUAL-CLASS STRUCTURE
Overview
Governing Documents Proposal C—to authorize the issuance of shares of New Grove Class B Common Stock, which will allow holders of New Grove Class B Common Stock to cast ten votes per share of New Grove Class B Common Stock.
VGAC II shareholders are also being asked to approve Governing Documents Proposal C, which is, in the judgment of the VGAC II Board, necessary to adequately address the needs of New Grove after the Business Combination.
Reasons for the Amendments
The Proposed Governing Documents provide that holders of shares of New Grove Class B Common Stock will have ten votes on each matter properly submitted to the stockholders entitled to vote. Because, upon consummation of the Business Combination, the former holders of Grove Common Stock and Grove Preferred Stock will collectively have majority voting power, and these shares are generally restricted from transfers, except in limited circumstances, this dual class stock structure provides such stockholders with the ability to control the outcome of matters requiring stockholder approval. We believe that our success rests on our ability to undertake a long-term view and the controlling interest of such former stockholders of Grove, will enhance New Grove’s ability to focus on long-term value creation and help insulate New Grove from short-term outside influences.
Vote Required for Approval
The approval of Governing Documents Proposal C requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Because the vote on the Governing Documents Proposal C is advisory only, it will not be binding on the VGAC II Board or New Grove.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a
non-binding,
advisory resolution, that the issuance of shares of New Grove Class B Common Stock, which will allow holders of New Grove Class B Common Stock to cast ten votes per share of New Grove Class B Common Stock be approved.”
Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

NYSE PROPOSAL
Overview
VGAC II is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of shares of New Grove Class A Common Stock and shares of New Grove Class B Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require shareholder approval under NYSE Listing Rule 312.03.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Under NYSE Listing Rule 312.03(c), a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Merger Agreement, VGAC II currently expects to issue an estimated [●] shares of New Grove Class A Common Stock and [●] shares of New Grove Class B Common Stock (assuming that none of VGAC II’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Financing. In addition, New Grove may issue up to [●] shares of New Grove Class B Common Stock upon the exercise of stock options, restricted stock units and warrants assumed in the Business Combination. For further details, see “
Business Combination Proposal— Consideration to Grove Equityholders in the Business Combination,
” and “
Incentive Equity Plan Proposal
.”
Additionally, pursuant to NYSE Listing Rule 312.03(b), a NYSE-listed company is required to seek shareholder approval when such company proposes to issue securities to a substantial security holder, or an affiliate of a substantial security holder, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. NYSE Listing Rule 312.04(e) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. As the Sponsor currently owns greater than 5% of VGAC II’s ordinary shares, the Sponsor is considered a substantial security holder of VGAC II under NYSE Listing Rule 312.04(e). Additionally, because one of the PIPE Investors is an affiliate of the Sponsor, and has agreed to subscribe for 5,000,000 shares of New Grove Class A Common Stock, VGAC II may be required to seek shareholder approval under NYSE Listing Rule 312.03(b).
In the event that this proposal is not approved by VGAC II shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by VGAC II shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Grove Class A Common Stock and New Grove Class B Common Stock pursuant to the Merger Agreement, New Grove will not issue such shares of New Grove Class A Common Stock or New Grove Class B Common Stock.
Vote Required for Approval
The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that for the purposes of complying with the applicable provisions of New York Stock Exchange (“
NYSE
”) Listing Rule 312.03, the issuance of shares of New Grove Class A Common Stock and shares of New Grove Class B Common Stock be approved.”
Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder.
See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

INCENTIVE EQUITY PLAN PROPOSAL
Overview
VGAC II is asking VGAC II shareholders to vote upon a proposal to approve the Incentive Equity Plan, including the authorization of the initial share reserve under the Incentive Equity Plan. The VGAC II Board adopted the Incentive Equity Plan on [●], subject to its approval by the VGAC II shareholders. If the shareholders approve the Incentive Equity Plan, it will become effective upon the Closing of the Business Combination.
Purposes of the Incentive Equity Plan
The purposes of the Incentive Equity Plan are (i) to align the interests of New Grove stockholders and the recipients of awards under the Incentive Equity Plan by increasing the proprietary interest of such recipients in New Grove’s growth and success, (ii) to advance the interests of New Grove by attracting and retaining non-employee
directors, officers, other employees, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long-term best interests of New Grove and its shareholders.
Description of the Incentive Equity Plan
The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Annex I to this proxy statement/consent solicitation statement/prospectus and incorporated into this proxy statement/consent solicitation statement/prospectus by reference.
Administration
The Incentive Equity Plan will be administered by the compensation committee of the New Grove Board, or a subcommittee thereof, or such other committee designated by the New Grove Board (the “
Plan Committee
”), in each case consisting of two or more members of the New Grove Board. Each member of the Plan Committee is intended to be (i) a
“non-employee
director” within the meaning of
Rule 16b-3 under
the Exchange Act, and (ii) “independent” within the meaning of the rules of the NYSE.
Subject to the express provisions of the Incentive Equity Plan, the Plan Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards are evidenced by an agreement containing such provisions not inconsistent with the Incentive Equity Plan as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the Incentive Equity Plan and to decide questions of interpretation or application of any provision of the Incentive Equity Plan. The Plan Committee may take any action such that (i) any outstanding options and SARs become exercisable in part or in full, (ii) all or any portion of a restriction period on any outstanding awards lapse, (iii) all or a portion of any performance period applicable to any awards lapse, and (iv) any performance measures applicable to any outstanding award be deemed satisfied at the target, maximum or any other level.
The Plan Committee may delegate some or all of its power and authority under the Incentive Equity Plan to the New Grove Board (or any members thereof), a subcommittee of the New Grove Board, a member of the New Grove Board, the Chief Executive Officer or other executive officer of New Grove as the Plan Committee deems appropriate, except that it may not delegate its power and authority to a member of the New Grove Board, the Chief Executive Officer or any executive officer with regard to awards to persons subject to Section 16 of the Exchange Act.
Types of Awards
Under the Incentive Equity Plan, New Grove may grant:

•	Non-qualified stock options;

•	Incentive stock options (within the meaning of Section 422 of the Code);

•	Stock appreciation rights (“ SARs ”);

•	Restricted stock, restricted stock units and other stock awards (collectively, “ Stock Awards ”); and

•	Performance awards.
Available Shares
Subject to the capitalization adjustment provisions contained in the Incentive Equity Plan, the number of shares of New Grove Class A Common Stock initially available for awards under the Incentive Equity Plan is equal to 15% of the number of shares of New Grove Class A Common Stock and New Grove Class B Common Stock outstanding as of immediately following the Closing of the Business Combination, on an as-converted
basis. Subject to the capitalization adjustment provisions contained in the Incentive Equity Plan, no more than [●] shares of New Grove Class A Common Stock in the aggregate may be issued under the Incentive Equity Plan in connection with incentive stock options. The number of shares available under the Incentive Equity Plan shall increase annually on the first day of each calendar year, beginning immediately following the calendar year ending December 31, 2023, and continuing until (and including) the calendar year ending December 31, 2032, with such annual increase equal to the lesser of (i) 5% of the number of shares issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the New Grove Board. The number of shares that remain available for future grants under the Incentive Equity Plan shall be reduced by the sum of the aggregate number of shares that become subject to outstanding options, outstanding free-standing SARs, outstanding stock awards and outstanding performance awards denominated in shares, in each case, other than substitute awards. As of the Closing of the Business Combination, no future equity awards shall be granted under the Grove Collaborative, Inc. Amended and Restated 2016 Equity Incentive Equity Plan (the “
Prior Plan
”).
To the extent that shares subject to an outstanding option, SAR, stock award or performance award granted under the Incentive Equity Plan or the Prior Plan, other than substitute awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related tandem SAR or shares subject to a tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares shall again be available under the Incentive Equity Plan. In addition, shares subject to an award under the Incentive Equity Plan or the Prior Plan shall again be available for issuance under the Incentive Equity Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR or (y) shares delivered to or withheld by New Grove to pay the purchase price or the withholding taxes related to an outstanding award. Notwithstanding the foregoing, shares repurchased by New Grove on the open market with the proceeds of an option exercise shall not again be available for issuance under the Incentive Equity Plan.
The number of shares available for awards under the Incentive Equity Plan shall not be reduced by (i) the number of shares subject to substitute awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with New Grove (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under the Incentive Equity Plan (subject to applicable stock exchange requirements).
Shares to be delivered under the Incentive Equity Plan shall be made available from authorized and unissued shares, or authorized and issued shares reacquired and held as treasury shares or otherwise or a combination thereof.
As of [●], the closing share price of a Class A ordinary share of VGAC II was $[●] per share.

Change in Control
Unless otherwise provided in an award agreement, in the event of a change in control of New Grove, the New Grove Board (as constituted prior to such change in control) may, in its discretion, require that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target, maximum or any other level, in each case, on such terms and conditions and at such time or times as the Plan Committee shall determine. In addition, in the event of a change in control, the New Grove Board may, in its discretion, require that any outstanding award shall be assumed or continued or that shares of capital stock of the corporation resulting from or succeeding to the business of New Grove pursuant to such change in control (or a parent corporation thereof) or other property be substituted for some or all of the shares subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the New Grove Board, and/or require outstanding awards, in whole or in part, to be surrendered to New Grove in exchange for a payment of cash, shares of capital stock in the company resulting from the change in control, or the parent thereof, other property, or a combination of cash and shares or other property.
Under the terms of the Incentive Equity Plan, a change in control is generally defined to include (i) certain acquisitions of more than 50% of New Grove’s then outstanding securities entitled to vote in the election of directors of New Grove, (ii) the consummation of any merger, consolidation or reorganization of New Grove, other than any such transaction that does not result in a change in (a) the majority of the directors constituting the New Grove and (b) more than 50% of New Grove’s then outstanding securities entitled to vote in the election of directors of New Grove, (iii) any transaction or series of transactions in which all or substantially all of New Grove’s assets are disposed, or (iv) a change in the New Grove Board resulting in the incumbent directors ceasing to constitute at least a majority of the New Grove Board over a
24-month
period.
Clawback of Awards
The awards granted under the Incentive Equity Plan and any cash payment or shares of common stock delivered pursuant to an award are subject to forfeiture, recovery by New Grove or other action pursuant to the applicable award agreement or any clawback or recoupment policy which New Grove may adopt from time to time, including any such policy which New Grove may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
Effective Date, Termination and Amendment
The Incentive Equity Plan will become effective as of the closing of the Business Combination and will terminate on the 10 th
 anniversary of the effective date of the Incentive Equity Plan, unless earlier terminated by the New Grove Board. The New Grove Board may amend the Incentive Equity Plan or any award agreement at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including any rule of the NYSE, or any other stock exchange on which the shares are then traded and provided that no amendment may be made that seeks to modify the non-employee
director compensation limit under the Incentive Equity Plan or prohibition on repricings or that materially impairs the rights of a holder of an outstanding award without the consent of such holder.
Eligibility
Participants in the Incentive Equity Plan will consist of such officers, other employees, non-employee
directors, consultants, independent contractors, and agents of New Grove and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Plan Committee. The aggregate value of cash compensation and the grant date fair value of shares of common stock that may be awarded or granted during any fiscal year of New Grove to any non-employee
director will not exceed $[●] (or, $[●], with respect to the fiscal year of a non-employee
director’s initial service as a
non-employee
director); provided, however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by New Grove or compensation received by the director in his or her capacity as an executive officer or employee of New Grove. It is anticipated that, as of the closing of the Business Combination, approximately 1,200 employees and [●]
non-employee
directors will be eligible to participate in the Incentive Equity Plan if selected by the Plan Committee to participate.
Stock Options and SARs
The Incentive Equity Plan provides for the grant of stock options and SARs. The Plan Committee will determine the conditions to the exercisability of each option and SAR.
Each option will be exercisable for no more than 10 years after its date of grant. If the option is an incentive stock option and the optionee owns greater than 10% of the voting power of all shares of capital stock of New Grove (a “ten percent holder”), then the option will be exercisable for no more than five (5) years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of New Grove Class A Common Stock on the date of grant, unless the option is an incentive stock option and the optionee is a 10% holder, in which case the exercise price will not be less than the price required by the Code (currently 100% of fair market value).
No SAR granted in tandem with an option (a “
tandem SAR
”) will be exercised later than the expiration, cancellation, forfeiture or other termination of the related option, and no free-standing SAR will be exercised later than 10 years after its date of grant. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of New Grove Class A Common Stock on the date of grant, provided that the base price of a tandem SAR will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of New Grove Class A Common Stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of New Grove Class A Common Stock on the exercise date and the base price of the SAR.
All of the terms relating to the exercise, cancellation or other disposition of stock options and SARs (i) upon a termination of employment of a participant with or service to New Grove of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Plan Committee and set forth in the applicable award agreement. Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of New Grove Class A Common Stock subject to such option or SAR.
The Plan Committee will not, without the approval of the shareholders of New Grove, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the fair market value of a share on the date of such cancellation, in each case, other than in connection with a change in control or the Incentive Equity Plan adjustment provisions.

Stock Awards
The Incentive Equity Plan provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award as a restricted stock award, restricted stock unit award or other stock award. Restricted stock awards are subject to forfeiture if the holder does not remain continuously in the employment of New Grove or its subsidiaries during the restriction period or if specified performance measures (if any) are not attained during the performance period.
Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a shareholder of New Grove, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of New Grove Class A Common Stock; provided, however, that (i) a distribution with respect to shares of New Grove Class A Common Stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of New Grove Class A Common Stock that are subject to performance-based vesting conditions, in each case, will be deposited by New Grove and will be subject to the same restrictions as the shares with respect to which such distribution was made.
The agreement awarding restricted stock units will specify (i) whether such award may be settled in shares of New Grove Class A Common Stock, cash or a combination thereof; and (ii) whether the holder will be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Plan Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of New Grove Class A Common Stock subject to such award. Any dividend equivalents with respect to restricted stock units that are subject to performance-based vesting conditions will be subject to the same vesting conditions as the underlying awards. Prior to settlement of a restricted stock unit in shares of New Grove Class A Common Stock, the holder of a restricted stock unit has no rights with respect to the shares of New Grove Class A Common Stock subject to such award.
The Plan Committee is authorized to grant other stock awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of New Grove Class A Common Stock, including without limitation shares of New Grove Class A Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of New Grove Class A Common Stock issued in lieu of obligations of New Grove to pay cash under any compensatory plan or arrangement, subject to such terms as determined by the Plan Committee. The Plan Committee will determine the terms and conditions of such awards. Any distribution, dividend or dividend equivalents with respect to other stock awards that are subject to performance-based besting conditions will be subject to the same vesting conditions as the underlying awards.
All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to a Stock Award, or the forfeiture and cancellation of a Stock Award (i) upon a termination of employment with or service to New Grove or any of its subsidiaries of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.
Performance Awards
The Incentive Equity Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of New Grove Class A Common Stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Any dividends or dividend equivalents with respect to a performance award will be subject to the same performance-based vesting restrictions as such performance award. Prior to the settlement of a performance award in shares of New Grove Class A Common Stock, including restricted stock the holder of such award has no rights as a shareholder of New Grove with respect to such shares.
All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment with or service to New Grove or any of its subsidiaries of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.
Performance Measures
Under the Incentive Equity Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of New Grove Class A Common Stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance measures shall mean the criteria and objectives, established by the Plan Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable restriction period or performance period as a condition to the vesting of the holder’s interest, in the case of a restricted stock award, of the shares subject to such award, or, in the case of a restricted stock unit award, other stock award or performance award, to the holder’s receipt of the shares subject to such award or of payment with respect to such award. One or more of the following business criteria for New Grove, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of New Grove or individual basis, may be used by the Plan Committee in establishing performance measures under the Incentive Equity Plan: the attainment by a share of a specified fair market value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of New Grove before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“
EBITDA
”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations;
price-to-earnings
growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, sustainability, and acquisitions or divestitures, any combination of the foregoing, or such other goals as the Plan Committee may determine whether or not listed in the Incentive Equity Plan. Each goal may be determined on a pre-tax
or
post-tax
basis or on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of New Grove (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). Performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of a performance measure, the Plan Committee may provide that achievement of the applicable performance measures may be amended or adjusted to include or exclude components of any performance measure, including, without limitation: (i) foreign exchange gains and losses; (ii) asset write-downs; (iii) acquisitions and divestitures; (iv) change in fiscal year; (v) unbudgeted capital expenditures; (vi) special charges such as restructuring or impairment charges; (vii) debt refinancing costs; (viii) extraordinary or noncash items; (ix) unusual, infrequently occurring, nonrecurring or one-time
events affecting New Grove or its financial statements; or (x) changes in law or accounting principles. Performance measures shall be subject to such other special rules and conditions as the Plan Committee may establish at any time.

Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Incentive Equity Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Incentive Equity Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States
tax consequences of participating in the Incentive Equity Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States
tax laws before taking any actions with respect to any awards.
Section 162(m)
Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s (i) chief executive officer, (ii) chief financial officer, (iii) three most highly compensated executive officers other than the chief executive officer or chief financial officer and (iv) any employee of the corporation who was an individual described in clauses (i), (ii) or (iii) in any preceding taxable year beginning after December 31, 2016.
Stock Options
A participant will not recognize taxable income at the time an option is granted and New Grove will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified
stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and New Grove (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two (2) years from the date the option was granted and one (1) year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and New Grove will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and New Grove (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
SARs
A participant will not recognize taxable income at the time SARs are granted and New Grove will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by New Grove, and New Grove (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
Stock Awards
A participant will not recognize taxable income at the time restricted stock is granted and New Grove will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by New Grove (or the applicable employer) as compensation expense, subject to the limitations under Section 162(m) of the Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and New Grove (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
A participant will not recognize taxable income at the time a restricted stock unit is granted and New Grove will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by New Grove, and New Grove (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
The tax consequences of another type of Stock Award will depend on the structure and form of such award. A participant who receives a Stock Award in the form of shares of New Grove Class A Common Stock that are not subject to any restrictions under the Incentive Equity Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and New Grove (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
Performance Awards
A participant will not recognize taxable income at the time performance awards are granted and New Grove will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by New Grove, and New Grove (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
New Plan Benefits
The number of stock options and other forms of awards that will be granted under the Incentive Equity Plan is not currently determinable.
Equity Compensation Plan Information
Prior to the Effective Time, VGAC II has no equity compensation plans or outstanding equity awards.
Vote Required for Approval
The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the Incentive Equity Plan Proposal.

If the Business Combination Proposal and the NYSE Proposal are not approved, the Incentive Equity Plan Proposal will not be presented at the extraordinary general meeting. The Incentive Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
The Merger is conditioned upon the approval of the Incentive Equity Plan, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Incentive Equity Plan, if the Merger is not consummated for any reason, the actions contemplated by the Incentive Equity Plan will not be effected.
The Sponsor has agreed to vote all of its ordinary shares in favor of the Incentive Equity Plan Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Equity Plan, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex I, be adopted and approved.”
Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE EQUITY PLAN PROPOSAL.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

THE ESPP PROPOSAL
Overview
We are asking the VGAC II shareholders to vote upon a proposal to approve the ESPP, including the authorization of the initial share reserve under the ESPP. The VGAC II Board adopted the ESPP on [●], subject to its approval by the VGAC II shareholders. The VGAC II Board believes that the adoption of the ESPP will benefit New Grove by providing employees with an opportunity to acquire shares of New Grove Class A Common Stock and will enable New Grove to attract, retain and motivate valued employees.
Purposes of the ESPP
The purpose of the ESPP is to provide employees of New Grove and participating subsidiaries with an opportunity to purchase New Grove Class A Common Stock through accumulated payroll deductions. The VGAC II Board believes that the adoption of the ESPP will benefit New Grove by providing employees with an opportunity to acquire shares of New Grove Class A Common Stock and will enable New Grove to attract, retain and motivate valued employees.
The ESPP includes two components: (a) a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “
423 Component
”), the provisions of which shall be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code; and (b) a component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code (the “
Non-423
Component
”), under which options shall be granted pursuant to rules, procedures or sub-plans
designed to achieve tax, securities laws or other objectives for eligible employees, New Grove and participating subsidiaries.
Description of the ESPP
The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Annex J to this proxy statement/consent solicitation statement/prospectus and incorporated into this proxy statement/consent solicitation statement/prospectus by reference.
Administration
The ESPP will be administered by the compensation committee of the New Grove Board (the “
Compensation Committee
”). The Compensation Committee has the discretionary authority to do everything necessary and appropriate to administer the ESPP, including, without limitation, interpreting the provisions of the ESPP. All actions, decisions and determinations of, and interpretations by the Compensation Committee with respect to the ESPP will be final and binding upon all participants.
Available Shares
If the ESPP is approved, [                ] shares of New Grove Class A Common Stock, subject to adjustment for stock splits, stock dividends or other changes in New Grove’s capital stock, will be reserved for issuance under the ESPP. Subject to the capitalization adjustment provisions included in the ESPP, the maximum number of shares which shall be made available for sale under the ESPP will automatically increase on the first day of each fiscal year, beginning immediately following the fiscal year ending December 31, 2023, and continuing until (and including) the fiscal year ending December 31, 2032, with such annual increase equal to the lesser of (i) [●] shares, (ii) 1% of the number of shares issued and outstanding on December 31 of the immediately preceding fiscal year, and (iii) an amount determined by the New Grove Board. If, on a given exercise date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the ESPP, the Compensation Committee will make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. As of [●], the closing share price of a Class A ordinary share of VGAC II was $[●] per share.

Merger or Asset Sale
In the event of a proposed sale of all or substantially all of the assets of New Grove, or the merger of New Grove with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the New Grove Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding options and return to each participant the payroll deductions credited to such participant’s purchase account or to provide for the offering period in progress to end on a date prior to the consummation of such sale or merger.
Participation
Only employees of New Grove or a participating subsidiary will be eligible to be granted options under the ESPP and, in no event may a participant be granted an option under the ESPP following his or her termination date. Any provisions of the ESPP to the contrary notwithstanding, no employee will be granted an option under the 423 Component of the ESPP if (i) immediately after the grant, such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code) would own capital stock of New Grove and/or hold outstanding options or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of New Grove or of any of its subsidiaries or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of New Grove and its subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time each such option is granted) for each calendar year in which such option is outstanding at any time. Except as otherwise determined by the Compensation Committee prior to the commencement of an offering period, no participant may purchase more than 10,000 shares during any purchase period.
An employee shall be eligible to participate on the first enrollment date that occurs at least 15 days after such employee’s first date of employment with New Grove or a participating subsidiary (or such other time as determned by the Compensation Committee); provided, that such employee properly completes and submits an election form by the deadline prescribed by New Grove. An employee who does not become a participant on the first enrollment date on which he or she is eligible may thereafter become a participant on any subsequent enrollment date by properly completing and submitting an election form by the deadline prescribed by New Grove. Payroll deductions for a participant shall commence on the first payroll date following the enrollment date and shall end on the last payroll date in the purchase period to which such authorization is applicable, unless sooner terminated by the participant as provided in the ESPP. It is anticipated that, as of the closing of the Business Combination, approximately 1,200 employees will be eligible to participate in the ESPP.
Payroll Deductions
A participant may elect to have payroll deductions made during an offering period equal to no less than 1% of the participant’s eligible compensation up to a maximum of 20% (or such other amount as the Compensation Committee establishes from time to time). All payroll deductions made by a participant will be credited to his or her purchase account. Notwithstanding the foregoing or any provisions to the contrary in the ESPP, the Compensation Committee may allow participants to make other contributions under the ESPP via cash, check, or other means instead of payroll deductions if payroll deductions are not permitted under applicable local law, and for any offering period under the 423 Component, the Compensation Committee determines that such other contributions are permissible under Section 423 of the Code.
Purchase Price of Shares
The purchase price per share shall be the lesser of: (i) 85% percent of the fair market value of a share on the first day of the offering period and (ii) 85% percent of the fair market value of a share on the applicable purchase date; provided, however, that the Compensation Committee may determine a different per share purchase price provided that such per share purchase price is communicated to participants prior to the beginning of the offering period and provided that in no event shall such per share purchase price be less than the lesser of (i) 85% of the fair market value of a share on the applicable enrollment date or (ii) 85% of the fair market value of a share on the exercise date.
Offering Periods
Under the 423 Component of the ESPP and unless otherwise determined by the Compensation Committee, an offering period will last for 24 months, comprised of four six-month purchase
periods. Purchases will be made four times during each offering period on the last trading day of each purchase period, and the dates of such purchases are referred to as “purchase dates.” A new purchase period will begin the day after a purchase date. Except as otherwise determined by the Compensation Committee, a new 24-month offering
period will commence on each May 16th and November 16th during the term of the ESPP. Offering periods under the Non-423 Component
of the ESPP may have a different duration. Purchases will be made on the last trading day of the purchase period, and a new purchase period will begin the day after a purchase date and a new offering period for participants not participating in the current offering period or for participants whose participation in the current offering period terminates will begin on the day after a purchase date. The Compensation Committee may change the frequency and duration of offering periods and purchase dates under the ESPP, for offerings under either the 423 Component or the Non-423 Component.
If the fair market value per share of the New Grove Class A Common Stock on any purchase date in the 423 Component of the ESPP is less than the fair market value per share on the start date of a 24-month offering
period, then that offering period will automatically terminate, a new 24-month offering
period will begin on the next day after the purchase date, and all participants participating in such original offering period will be automatically enrolled in such new offering period.
Assignability of Options
Neither payroll deductions credited to a participant’s purchase account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant.
Termination of Employment
Except as otherwise determined by the Compensation Committee in advance of an offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, on the termination date of a participant for any reason prior to the applicable exercise date, whether voluntary or involuntary, and including termination of employment due to retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting New Grove or a participating subsidiary, the corresponding payroll deductions credited to his or her purchase account will be returned to him or her or, in the case of the participant’s death, to the participant’s designated beneficiaries or estate, and his or her option will be automatically terminated.
Amendments and Termination
Subject to any requirement for stockholder approval under applicable law, the New Grove Board or the Compensation Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the ESPP without notice; provided that no participant’s existing rights in respect of existing options are adversely affected thereby. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the New Grove Board or the Compensation Committee will be entitled to change the purchase price, offering periods, limit or increase the frequency and/or number of changes in the amount withheld during a purchase period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a participant in order to adjust for delays or mistakes in New Grove’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the New Grove Board or the Compensation Committee determines in its sole discretion advisable which are consistent with the ESPP.
Summary of U.S. Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to the ESPP. This discussion does not address all aspects of the United States federal income tax consequences of participating in the ESPP that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States
tax consequences of participating in the ESPP. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States
tax laws before taking any actions with respect to any awards.
In general, the ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under Section 423 of the Code, an eligible employee who elects to participate in the ESPP will not recognize any taxable income and New Grove will not be entitled to a deduction at the time shares of New Grove Class A Common Stock are purchased for the employee under the ESPP. If an employee disposes of the New Grove Class A Common Stock purchased under the ESPP within two years after the grant date (i.e., the first day of the offering period) or one year after the purchase date if later, the employee will recognize compensation taxable as ordinary income, and New Grove will generally be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the New Grove Class A Common Stock on the purchase date over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee, and the employee will recognize capital gain or loss equal to the difference between the price at which the shares are later sold (or otherwise disposed) and the cost basis for the shares, as so increased. New Grove will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.
If an employee does not dispose of the New Grove Class A Common Stock purchased under the ESPP until after the holding period described above, the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the start date of that offering period). The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long-term capital gain. If the shares are sold (or otherwise disposed) at a price below the purchase price under the ESPP, the loss will be treated as long-term capital loss. New Grove will not be entitled to any deduction with respect to a disposition of shares occurring under these circumstances.
With respect to the Non-423 Component of the ESPP, to the extent a participant is subject to U.S. federal income tax, the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price is taxed as ordinary income at the time of such purchase and is subject to tax withholding. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. New Grove will generally be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant.

New Plan Benefits
The benefits that might be received by participating employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of New Grove Class A Common Stock in future offering periods.
Equity Compensation Plan Information
Prior to the Effective Time, VGAC II has no equity compensation plans or outstanding equity awards.
Vote Required for Approval
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the ESPP Proposal.
If the Business Combination Proposal and the NYSE Proposal are not approved, the ESPP Proposal will not be presented at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
The Merger is conditioned upon the approval of the ESPP, subject to the terms of the Merger Agreement. Notwithstanding the approval of the ESPP, if the Merger is not consummated for any reason, the actions contemplated by the ESPP will not be effected.
The Sponsor has agreed to vote all of its ordinary shares in favor of the ESPP Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex J, be adopted and approved.”
Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
The Director Election Proposal
—to consider and vote upon a proposal to (i) reelect [●] and (ii) elect Stuart Landesberg, Christopher Clark, Catherine Beaudoin, David Glazer, John Replogle, [●], [●] and [●], to serve as directors of the New Grove Board until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation or removal. Each of the director nominees meets the director qualification and eligibility criteria of the New Grove Board. The New Grove Board has determined that each of [●], [●], [●], and [●] qualify as independent directors such that if each of the nominated individuals are elected to the New Grove Board, a majority of the directors as of immediately following the Closing will qualify as independent directors. Following the Domestication, the VGAC II Board will be divided into three classes, with only one class of directors being elected in each year. Each class of directors will generally serve for a three-year term. In addition, if each of the director nominees is elected to the New Grove Board, the classes of the New Grove Board will be composed as follows: Class I—[●], [●] and [●]; Class II—[●], [●] and [●]; and Class III— Stuart Landesberg, [●], and [●]. For more information on the experience of each of the director nominees, please see the section entitled “Management After the Business Combination” of this proxy statement/consent solicitation statement/prospectus.
Nominees for Election to the Board of Directors
Stuart Landesberg, Christopher Clark, Catherine Beaudoin, David Glazer, John Replogle, [●], [●], [●] and [●].
Vote Required for Approval
Pursuant to the Existing Governing Documents, until the Closing, only holders of Class B ordinary shares can appoint or remove directors. Therefore, only holders of Class B ordinary shares will vote on the Director Election Proposal. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Class B ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on the Director Election Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the outcome of the election of the director nominees.
The Director Election Proposal is conditioned on the approval and adoption of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the proposal to elect Stuart Landesberg, Christopher Clark, Catherine Beaudoin, David Glazer, John Replogle, [●], [●], [●] and [●], in each case, to serve as directors of New Grove until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal, be adopted and approved.”

Name of Director	Class of Director
[●]	Class I
[●]	Class I
[●]	Class I
[●]	Class II
[●]	Class II
[●]	Class II
Stuart Landesberg	Class III

Name of Director	Class of Director
[●]	Class III
[●]	Class III
Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the VGAC II Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to VGAC II shareholders, (ii) in order to solicit additional proxies from VGAC II shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iii) if VGAC II shareholders redeem an amount of public shares such that the Minimum Available Cash Condition would not be satisfied. See “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the VGAC II Board may not be able to adjourn the extraordinary general meeting to a later date or dates in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Adjournment Proposal is not conditioned on any other proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to VGAC II shareholders, (B) in order to solicit additional proxies from VGAC II shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (C) if VGAC II shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the issuance and sale of an aggregate of 8,707,500 shares of New Grove Class A Common Stock at a price of $10.00 per share pursuant to the Subscription Agreements (the “
Subscription Agreements
”) with certain investors (the “
PIPE Investors
”), for aggregate gross proceeds of $87,075,000 (the “
PIPE Financing
”), equal no less than $200,000,000 after deducting any amounts paid to VGAC II shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”
Recommendation of the VGAC II Board
THE VGAC II BOARD UNANIMOUSLY RECOMMENDS THAT VGAC II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of VGAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of VGAC II and VGAC II shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, VGAC II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of VGAC II’s Directors and Executive Officers in the Business Combination
” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
In the opinion of Davis Polk & Wardwell LLP, the following are the material U.S. federal income tax consequences of (i) the ownership and disposition of Class A ordinary shares and public warrants in the event that the Domestication Proposal is not approved and the Domestication does not occur, (ii) the Domestication, (iii) an exercise of redemption rights generally applicable to holders of Class A ordinary shares or public warrants or shares of New Grove Class A Common Stock or New Grove warrants and (iv) the ownership and disposition of New Grove Class A Common Stock following the Domestication and the Business Combination. This section applies only to beneficial owners that hold their Class A ordinary shares and public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of such beneficial owner’s circumstances or status, including:

•	our sponsor;

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	“controlled foreign corporations,” PFICs, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

•	persons that actually or constructively own 10 percent or more of VGAC II shares, by vote or value;

•	persons that acquired our securities as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction; or

•	U.S. Holders whose functional currency is not the U.S. dollar.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum tax considerations, special tax accounting rules under Section 451(b) of the Code, or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or
non-U.S.
taxation.
We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “
IRS
”) regarding the Domestication, an exercise of redemption rights or the Business Combination. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of Class A ordinary shares or public warrants or shares of New Grove Class A Common Stock or New Grove warrants, as the case may be, who or that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used herein, the term
“Non-U.S.
Holder” means a beneficial owner of Class A ordinary shares or public warrants or shares of New Grove Class A Common Stock or New Grove warrants that is for U.S. federal income tax purposes: (i) a non-resident
alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates), (ii) a foreign corporation or (iii) an estate or trust that is not a U.S. Holder, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.
If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds Class A ordinary shares or public warrants or shares of New Grove Class A Common Stock or New Grove warrants, the tax treatment of such partnership, and of a person treated as a partner of such partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Class A ordinary shares or public warrants or shares of New Grove Class A Common Stock or New Grove warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of redemption rights and the Business Combination to them.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLASS A ORDINARY SHARES OR PUBLIC WARRANTS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND
NON-U.S.
TAX LAWS.

Tax Consequences of the Ownership and Disposition of Class A Ordinary Shares and Public Warrants if the Domestication Does Not Occur
U.S. Holders
Taxation of Distributions
Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Class A ordinary shares to the extent the distribution is paid out of VGAC II’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A ordinary shares.
With respect to
non-corporate
U.S. Holders, under tax laws currently in effect but subject to the PFIC rules discussed below, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Ordinary Shares and Warrants
” below) only if the Class A ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met.
U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Class A ordinary shares.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Class A ordinary shares or warrants (including on VGAC II’s dissolution and liquidation if we do not consummate an initial business combination within the required time period). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A ordinary shares or warrants exceeds one year at the time of such disposition. It is unclear, however, whether certain redemption rights described in this proxy statement/consent solicitation statement/prospectus may suspend the running of the applicable holding period for this purpose.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A ordinary shares or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A ordinary shares or warrants generally will equal the U.S. Holder’s acquisition cost reduced (in the case of Class A ordinary shares) by any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate
U.S. Holder is currently eligible to be taxed at reduced rates. See “Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s basis in a Class A ordinary share acquired pursuant to the exercise of a warrant. The deduction of capital losses is subject to certain limitations.
Redemption of Class A Ordinary Shares
Subject to the PFIC rules discussed below, in the event that a U.S. Holder’s Class A ordinary shares are redeemed (including pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal) or if VGAC II purchases a U.S. Holder’s Class A ordinary shares in an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A ordinary shares under Section 302 of the Code. If the redemption or purchase by us qualifies as a sale of Class A ordinary shares, the U.S. Holder will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Public Warrants” above. If the redemption or purchase by VGAC II does not qualify as a sale of Class A ordinary shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described above under “Taxation of Distributions.” Whether a redemption or purchase by VGAC II qualifies for sale treatment will depend largely on the total number of Class A ordinary shares treated as held by the U.S. Holder (including any Class A ordinary shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all of VGAC II shares outstanding both before and after such redemption or purchase. The redemption or purchase by VGAC II of Class A ordinary shares generally will be treated as a sale of the Class A ordinary shares (rather than as a corporate distribution) if such redemption or purchase (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in VGAC II or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (collectively, the “
302 tests
”). These tests are explained more fully below.
In determining whether any of the 302 tests is satisfied, a U.S. Holder takes into account not only VGAC II shares actually owned by the U.S. Holder, but also VGAC II shares that are constructively owned by such U.S. Holder under the relevant rules. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A ordinary shares which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of VGAC II outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of Class A ordinary shares must, among other requirements, be less than 80 percent of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the VGAC II shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the VGAC II shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other VGAC II shares. The redemption of Class A ordinary shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in VGAC II. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in VGAC II will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the 302 tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “Taxation of Distributions” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining VGAC II shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by such U.S. Holder.
Exercise or Lapse of a Warrant
Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A ordinary share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in a Class A ordinary share received upon exercise of the warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in its warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A ordinary shares received generally would equal the U.S. Holder’s tax basis in the warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares will commence on the date of exercise of the warrants or the day following the date of exercise of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A ordinary shares would include the holding period of the warrants.
It is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Class A ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of cashless exercise of warrants.
Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of Class A ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from VGAC II if, for example, the adjustment increases the warrantholders’ proportionate interest in VGAC II’s assets or earnings and profits (e.g., through an increase in the number of Class A ordinary shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Class A ordinary shares which is taxable to the U.S. Holders of such Class A ordinary shares as described under “Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from VGAC II equal to the fair market value of the increase in the interest. For certain information reporting purposes, VGAC II is required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which VGAC II may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.
Passive Foreign Investment Company Rules
A
non-U.S.
corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
Because VGAC II is a blank check company, with no current active business, VGAC II (i) will be a PFIC for the current year (which would end with the Domestication) if the Domestication occurs, and (ii) will be a PFIC for the current year if the Domestication does not occur. The determination of whether VGAC II is a PFIC for the previous taxable year depends (in part) on the application of a start-up
exception, the application of which is unclear in various respects.
Although VGAC II’s PFIC status is determined annually, an initial determination that VGAC II is a PFIC will generally apply for subsequent years to a U.S. Holder who held Class A ordinary shares or warrants while VGAC II was a PFIC, whether or not VGAC II meets the test for PFIC status in those subsequent years. If VGAC II is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A ordinary shares or warrants and, in the case of Class A ordinary shares, the U.S. Holder did not make either a timely qualified electing fund (“
QEF
”) election or
“mark-to-market”
election for VGAC II’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A ordinary shares, in each case as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A ordinary shares or warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A ordinary shares). Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A ordinary shares or warrants;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of VGAC II’s first taxable year in which VGAC II is a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

A U.S. Holder will avoid the PFIC tax consequences described above in respect of Class A ordinary shares (but not warrants) by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of VGAC II’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which VGAC II’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
It is not entirely clear how various aspects of the PFIC rules apply to warrants. However, a U.S. Holder may not make a QEF election with respect to its warrants to acquire Class A ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and VGAC II was a PFIC at any time during the U.S. Holder’s holding period of such warrants, proposed Treasury Regulations would provide that any gain generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired Class A ordinary shares (or has previously made a QEF election with respect to Class A ordinary shares), the QEF election will apply to the newly acquired Class A ordinary shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Class A ordinary shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under the purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Class A ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.
U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
The QEF election is made on a
shareholder-by-shareholder
basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election (and a purging election, if applicable) by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from VGAC II. There is no assurance that VGAC II will timely provide such required information.
If a U.S. Holder has made a QEF election with respect to its Class A ordinary shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for VGAC II’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Class A ordinary shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if VGAC II is a PFIC for any taxable year, a U.S. Holder of Class A ordinary shares that has made a QEF election will be currently taxed on its pro rata share of VGAC II’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if VGAC II is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to Class A ordinary shares for such taxable year.
If the Class A ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) Class A ordinary shares, makes a mark-to-market
election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A ordinary shares at the end of such year over its adjusted basis in its Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A ordinary shares over the fair market value of its Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market
election). The U.S. Holder’s basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A ordinary shares will be treated as ordinary income. Currently, a mark-to-market
election may not be made with respect to warrants.

The
mark-to-market
election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market
election with respect to Class A ordinary shares under their particular circumstances.
If VGAC II is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if VGAC II receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that VGAC II will have timely knowledge of the status of any such lower-tier PFIC. In addition, VGAC II may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance VGAC II will be able to cause the lower-tier PFIC to provide any required information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market
election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and
mark-to-market
elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Class A ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to VGAC II securities under their particular circumstances.
Tax Reporting
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to VGAC II. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in VGAC II constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders are urged to consult their tax advisers regarding the foreign financial asset and other reporting obligations and their application to an investment in Class A ordinary shares and warrants.
Non-U.S.
Holders
Dividends (including constructive distributions and amounts paid in connection with a redemption that is treated as a distribution, as discussed under “
U.S. Holders—Redemption of Class
 A Ordinary Shares
” above) paid or deemed paid to a
Non-U.S.
Holder in respect of Class A ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a
Non-U.S.
Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Class A ordinary shares or warrants (including a redemption treated as a sale or exchange transaction as discussed above) unless such gain is effectively connected with the
Non-U.S.
Holder’s conduct of

a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States).
Dividends (including constructive distributions) and gains that are effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a
Non-U.S.
Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of a
Non-U.S.
Holder’s exercise of a warrant, or the lapse of a warrant held by a
Non-U.S.
Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “
U.S. Holders—Exercise or Lapse of a Warrant
,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a
Non-U.S.
Holder’s gain on the sale or other disposition of Class A ordinary shares and warrants.
Information Reporting and Backup Withholding
Dividend payments with respect to Class A ordinary shares and proceeds from the sale, exchange or redemption of Class A ordinary shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A
Non-U.S.
Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form
W-8
or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

The Domestication
Effects of the Domestication
Under Section 368(a)(1)(F) of the Code, a reorganization (an “
F Reorganization
”) is defined to include a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, VGAC II will change its jurisdiction of incorporation from the Cayman Islands to Delaware and will change its name to Grove Collaborative Holdings, Inc. The Domestication should qualify as an F Reorganization for U.S. federal income tax purposes. However, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The remainder of this disclosure assumes that the Domestication qualifies as an F Reorganization.
Except as provided below under “Section 367” and “PFIC Considerations”:

•	U.S. Holders generally will not recognize taxable gain or loss as a result of the Domestication for U.S. federal income tax purposes,

•
the tax basis of a share of New Grove Class A Common Stock or New Grove warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Class A ordinary share or public warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and

•
the holding period for a share of New Grove Class A common stock or a New Grove warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Class A ordinary share or public warrant surrendered in exchange therefor.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders and
Non-U.S.
Holders exercising such redemption rights will (if the Domestication occurs) be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights are urged to consult with their tax advisors with respect to the potential tax consequences of the Domestication and an exercise of redemption rights to them.
Section 367
Section 367 of the Code applies to certain
non-recognition
transactions involving foreign corporations, including a Domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free.
Section 367(b) of the Code will generally apply to U.S. Holders of VGAC II at the time of the Domestication. Because the Domestication will occur prior to the redemption of holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
U.S. Holders of VGAC II that Own More Than 10% of VGAC II Shares
A U.S. Holder who on the date of the Domestication is a 10% shareholder must include in income as a dividend the “all earnings and profits amount” attributable to the VGAC II shares it directly owns, within the meaning of Treasury Regulation
Section 1.367(b)-2(d).
A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder is a 10% shareholder, and complex attribution rules apply in determining whether a U.S. Holder owns 10% or more (by vote or value) of VGAC II’s shares.
A 10% shareholder’s all earnings and profits amount with respect to its VGAC II shares is the net positive earnings and profits of VGAC II (as determined under Treasury Regulation
Section 1.367(b)-2(d)(2))
attributable to the shares (as determined under Treasury Regulation
Section 1.367(b)-2(d)(3))
but without regard to any gain

that would be realized on a sale or exchange of such shares. Treasury Regulation
Section 1.367(b)-2(d)(3)
provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Accordingly, under Treasury Regulation
Section 1.367(b)-3(b)(3),
a 10% shareholder should be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation
Section 1.367(b)-2(d))
with respect to its VGAC II shares. If VGAC II’s cumulative earnings and profits through the date of the Domestication are not greater than zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its VGAC II shares. However, if VGAC II’s earnings and profits are greater than zero through the date of the Domestication, depending upon the period in which a U.S. Holder held its VGAC II shares, such U.S. Holder could be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation
Section 1.367(b)-3(b)(3)
as a result of the Domestication. The determination of VGAC II’s earnings and profits is complex and may be impacted by numerous factors.
U.S. Holders of Class A Ordinary Shares that Own Less Than 10% of VGAC II Shares
A U.S. Holder who on the date of the Domestication actually and constructively owns VGAC II shares with a fair market value of $50,000 or more but who is not a 10% shareholder will recognize gain (but not loss) with respect to the deemed receipt of shares of New Grove Class A common stock in the Domestication unless such holder elects to recognize the “all earnings and profits” amount as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to the deemed receipt of shares of New Grove Class A common stock in the Domestication. Any such gain should be equal to the excess of the fair market value of the share of New Grove Class A common stock received over the U.S. Holder’s adjusted basis in the Class A ordinary shares deemed to be surrendered in exchange therefor. Such gain should be capital gain, and should be long-term capital gain if the U.S. Holder held the Class A ordinary shares for longer than one year. Long-term capital gains of non-corporate
taxpayers are generally subject to tax at preferential rates under current law.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Class A ordinary shares under Section 367(b) of the Code.
There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the Domestication is a Section 367(b) exchange; (ii) a complete description of the Domestication; (iii) a description of any stock, securities, or other consideration transferred or received in the Domestication; (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from VGAC II establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s VGAC II shares and (B) a representation that the U.S. Holder has notified New Grove that such U.S. Holder is making the election; and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Domestication and the U.S. Holder must send notice to New Grove of the election no later than the date such tax return is filed. There is no assurance that VGAC II will timely provide the required information for making this election.

If VGAC II’s cumulative earnings and profits are not greater than zero through the date of the Domestication, a U.S. Holder who makes this election should generally not have an income inclusion under Section 367(b) of the Code provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. If VGAC II had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.
U.S. Holders that Own Class A Ordinary Shares with a Fair Market Value Less Than $50,000
Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the Domestication owns (or is considered to own) VGAC II shares with a fair market value less than $50,000 and is not a 10% shareholder should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(B) IN THE CASE OF THE DOMESTICATION.
Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described above relating to Section 367(b) of the Code and below relating to PFIC considerations, a U.S. Holder of public warrants should not recognize gain or loss for U.S. federal income tax purposes with respect to the exchange of public warrants for New Grove warrants in the Domestication.
PFIC Considerations
As discussed under “
Tax Consequences of the Ownership and Disposition of Class
 A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Passive Foreign Investment Company Rules
” above, VGAC II believes that it is (and has been) treated as a PFIC for U.S. federal income tax purposes. In addition to the discussion under the heading “Section 367,” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
Even if the Domestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of VGAC II securities for New Grove securities in the Domestication if VGAC II were classified as a PFIC at any time during such U.S. Holder’s holding period in the VGAC II securities unless such U.S. Holder made a timely and effective QEF election for VGAC II’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A ordinary shares, or made a QEF election along with a purging election, or made a mark-to-market
election (a U.S. Holder that has not made such a QEF or
mark-to-market
election, a “
Non-Electing
Shareholder
” and any U.S. Holder that has made such a QEF election (or QEF election along with a purging election, or mark-to-market
election), an “
Electing Shareholder
”). Any

such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above under “Passive Foreign Investment Company Rules.” In addition, such regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of Code requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “Section 367.” The proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) should not apply to an Electing Shareholder with respect to its Class A ordinary shares for which a timely QEF election (or a QEF election along with a purging election, or mark-to-market
election) is made. An Electing Shareholder may, however, be subject to the rules discussed above under the section entitled “Section 367.” The application of the PFIC rules to warrants is unclear. A proposed regulation issued under the PFIC rules generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled make a QEF election with respect to the option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of public warrants for New Grove warrants pursuant to the Domestication.
The rules dealing with PFICs and with the QEF election, purging election and mark-to-market
election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Class A ordinary shares or warrants should consult its own tax advisor concerning the application of the PFIC rules to such Class A ordinary shares or public warrants under such U.S. Holder’s particular circumstances.
Tax Consequences of a Redemption of New Grove Class A Common Stock
If the Domestication Proposal is approved and the Domestication is consummated, VGAC II will become New Grove prior to any redemption of equity held by holders that elect to redeem their equity interests in VGAC II in connection with the vote regarding the Business Combination Proposal. Accordingly, at the time of any such redemption, such holders will hold shares of New Grove Class A Common Stock. The treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the common stock under the 302 tests discussed under “
Tax Consequences of the Ownership and Disposition of Class
 A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Redemption of Class
 A Ordinary Shares
” above. Whether a redemption by New Grove meets one of the 302 tests will, in turn, depend largely on the total number of New Grove shares treated as held by the holder (including any shares constructively owned by the holder as a result of owning warrants) relative to all New Grove shares outstanding both before and after such redemption or purchase.
If the redemption or purchase by New Grove qualifies as a sale of New Grove Class A Common Stock, the U.S. Holder will be treated as described under “
Tax Consequences of the Ownership and Disposition of Class
 A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Ordinary Shares and Warrants
” above (other than with respect to the consequences described under “Passive Foreign Investment Company Rules”) and
Non-U.S.
Holders will be treated as described under “
Tax Consequences of the Ownership and Disposition of New Grove Class
 A Common Stock and New Grove Warrants
Post-Domestication—Non-U.S.
Holders— Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Grove Class
 A Common Stock and New Grove Warrants
” below. If the redemption or purchase by New Grove does not qualify as a sale of New Grove Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to U.S. Holders described above under “
Tax Consequences of the Ownership and Disposition of Class
 A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Taxation of Distributions
”

(other than with respect to the consequences described under “Passive Foreign Investment Company Rules”) and the tax consequences to
Non-U.S.
Holders described below under “
Tax Consequences of the Ownership and Disposition of New Grove Class
 A Common Stock and New Grove Warrants
Post-Domestication—Non-U.S.
Holders—Taxation of Distributions on Class
 A Common Stock.
”
Because the satisfaction of the 302 tests described above is dependent on matters of fact, the withholding agents may presume, for withholding purposes, that all amounts paid to
Non-U.S.
Holders in connection with a redemption are treated as distributions in respect of their shares. Accordingly, a
Non-U.S.
Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a
Non-U.S.
Holder pursuant to a redemption at a rate of 30% unless such
Non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable). Each holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its New Grove Class A Common Stock.
See “
Tax Consequences of the Ownership and Disposition of Class
 A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Redemption of Class
 A Ordinary Shares
” and “
Tax Consequences of the Ownership and Disposition of Class
 A Ordinary Shares and Public Warrants if the Domestication Does Not
Occur—Non-U.S.
Holders
” above for a discussion of the consequences of a redemption of Class A ordinary shares in the event that the Domestication does not occur.

Tax Consequences of the Ownership and Disposition of New Grove
Class A Common Stock and New
Grove Warrants Post-Domestication
U.S. Holders
Taxation of Distributions on New Grove Class A Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on New Grove Class A Common Stock to the extent the distribution is paid out of New Grove’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates but will be eligible (subject to applicable requirements and limitations) for the dividends-received deduction.
Distributions in excess of current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its stock (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such stock as described below under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Grove Class A Common Stock and New Grove Warrants.”
With respect to
non-corporate
U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Grove Class
 A Common Stock and New Grove Warrants
” below), subject to applicable requirements and limitations.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Grove Class A Common Stock and New Grove Warrants
A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of New Grove Class A Common Stock or New Grove warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for New Grove Class A Common Stock or New Grove warrants so disposed of exceeds one year at the time of disposition. It is unclear, however, whether the redemption rights with respect to the New Grove Class A Common Stock described in this proxy statement/consent solicitation statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate
U.S. Holders are generally subject to tax at preferential rates under current law. The deductibility of capital losses is subject to limitations.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New Grove Class A Common Stock or New Grove warrants so disposed of.
Exercise or Lapse of a New Grove Warrant
Except with respect to the application of the PFIC rules, the tax consequences of the exercise or lapse of a New Grove warrant will generally be the same as the tax consequences of the exercise or lapse of a public warrant, as discussed above under “
Tax Consequences of the Ownership and Disposition of Class
 A Ordinary Shares and Public Warrants if the Domestication Does Not Occur—U.S. Holders—Exercise or Lapse of a Warrant
.”
Possible Constructive Distributions
The terms of each New Grove warrant provide for an adjustment to the number of shares of New Grove Class A Common Stock for which a New Grove warrant may be exercised or to the exercise price of a New

Grove warrant in certain events, as discussed in the section of this proxy statement/consent solicitation statement/prospectus entitled “
Description of New Grove Securities—Warrants.
” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of New Grove warrants would, however, be treated as receiving a constructive distribution from New Grove if, for example, the adjustment increases the warrantholders’ proportionate interest in New Grove’s assets or earnings and profits (e.g., through an increase in the number of shares of New Grove Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of New Grove Class A Common Stock which is taxable to the U.S. Holders of such stock as described under “
Taxation of Distributions on New Grove Class
 A Common Stock
” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the New Grove warrants received a cash distribution from New Grove equal to the fair market value of such increased interest.
Non-U.S.
Holders
Taxation of Distributions on New Grove Class A Common Stock
Any cash distribution (or a constructive distribution) New Grove makes to a
Non-U.S.
Holder of New Grove securities, to the extent paid out of New Grove’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a
Non-U.S.
Holder in respect of New Grove Class A Common Stock (or New Grove warrants) that are not effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such
Non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
or other applicable IRS Form
W-8).
In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution New Grove projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the
Non-U.S.
Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the
Non-U.S.
Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the
Non-U.S.
Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “
Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Grove Class
 A Common Stock and New Grove Warrants
” below.
Dividends (including constructive dividends) New Grove pays to a
Non-U.S.
Holder that are effectively connected with such
Non-U.S.
Holder’s conduct of a trade or business within the United States generally will not be subject to the foregoing U.S. federal withholding tax, provided such
Non-U.S.
Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form
W-8ECI).
Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, if the
Non-U.S.
Holder is a corporation, such
Non-U.S.
Holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of New Grove Class A Common Stock and New Grove Warrants
A
Non-U.S.
Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of New Grove Class A Common Stock or New Grove warrants unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States;

•
New Grove is or has been a “United States real property holding corporation” (“
USRPHC
”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the
Non-U.S.
Holder’s holding period for such securities disposed of, and either (i) the New Grove Class A Common Stock and New Grove warrants have ceased to be regularly traded on an established securities market or (ii) the
Non-U.S.
Holder has owned, actually or constructively, more than five percent (5%) of such securities, as applicable, at any time during the shorter of the five-year period ending on the date of disposition or the
Non-U.S.
Holder’s holding period for the security disposed of.

Unless an applicable tax treaty provides otherwise, any gain described in the first or third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in addition, a
Non-U.S.
Holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such
Non-U.S.
Holder’s effectively connected earnings and profits (subject to adjustments).
Information Reporting and Backup Withholding
Dividend payments with respect to shares of New Grove Class A Common Stock and proceeds from the sale, exchange or redemption of shares of New Grove Class A Common Stock or New Grove warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A
Non-U.S.
Holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its
non-U.S.
status on a duly executed applicable IRS Form
W-8
or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “
FATCA
”), payments of dividends on and the gross proceeds of dispositions of common stock or warrants of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a
“non-financial
foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed Treasury Regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury Regulations until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of common stock or warrants. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.
Non-U.S.
holders should consult their tax advisors regarding the possible implications of this withholding tax on their shares of New Grove Class A Common Stock or New Grove warrants.

GROVE’S SOLICITATION OF WRITTEN CONSENTS
Purpose of the Consent Solicitation
Grove stockholders are being asked to consent to adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby (the “
Business Combination Proposal
”) and to consent to certain other matters specified in the consent.
The Grove Board has determined that the Merger Agreement, the Merger contemplated by the Merger Agreement, the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of Grove and its stockholders and adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Grove Board recommends that you consent to the Business Combination Proposal and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.
Grove Stockholders Entitled to Consent
Only Grove stockholders of record holding shares of Grove Common Stock or Grove Preferred Stock are entitled to sign and deliver written consents with respect to the Business Combination Proposal. As of the close of business on [●], 2022, there were approximately [●] shares of Grove Common Stock (including the shares of Grove Preferred Stock on an as-converted
basis) outstanding and entitled to sign and deliver written consents with respect to the Business Combination Proposal. You are urged to return a completed, dated, and signed written consent by [●] Eastern Time, on [●], 2022.
Consents; Required Consents
Written consents from the holders of at least a majority of the voting power of the outstanding shares of Grove Common Stock entitled to vote (including common stock issuable upon conversion of Grove Preferred Stock) are required to adopt the Business Combination Proposal.
Concurrent with the execution of the Merger Agreement, certain holders of Grove Preferred Stock (determined on an as-converted
basis) representing the requisite vote required under the certificate of incorporation of Grove executed a written consent pursuant to which all of the issued and outstanding Grove Preferred Stock will be converted immediately prior to the Merger into shares of Grove Common Stock in accordance with the Grove certificate of incorporation. The Grove Preferred Stock will be converted to Grove Common Stock on a one-to-one
basis. The written consents solicited via this proxy statement/consent solicitation statement/prospectus will become effective upon such conversion of the Grove Preferred Stock.
Also concurrent with the execution of the Merger Agreement, the Grove Support Stockholders entered into the Grove Stockholder Support Agreement with VGAC II. In the Grove Stockholder Support Agreement, the Grove Support Stockholders agreed to vote all of their Grove equity interests in favor of the Merger Agreement and the transactions contemplated thereby and to take certain other actions in support of the Business Combination. The Grove Stockholder Support Agreement also prevents the Grove Support Stockholders from transferring their voting rights with respect to their Grove equity interests or otherwise transferring their Grove equity interests prior to the Effective Time. In addition, the Grove Support Stockholders have each agreed, with certain exceptions, to a lock-up for the Lock-up Period with respect to any shares of New Grove Common Stock that they receive as merger consideration under the Merger Agreement.
Submission of Consents
You may consent to the Business Combination Proposal with respect to your shares of Grove Common Stock (on an as-converted
basis) by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to Grove.

If you hold shares of Grove Common Stock or Grove Preferred Stock, you must fill out the enclosed written consent, date, and sign it, and promptly return it to Grove. Once you have completed, dated, and signed the written consent, you may deliver it to Grove by emailing a .pdf copy to writtenconsent@grove.co or by mailing it to Grove at 1301 Sansome Street, San Francisco, CA 94111, Attention: Nathan Francis.
Executing Consents
You may execute a written consent to approve of the Business Combination Proposal. A written consent to approve the Business Combination Proposal is equivalent to a vote for such proposal. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the Business Combination Proposal.
Solicitation of Consents; Expenses
The expense of preparing, printing and mailing these consent solicitation materials is being borne by Grove. Officers and employees of Grove may solicit consents by telephone, by text message, by email, by text message, and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of
Regulation S-X as
amended by the final rule,
Release 33-10786 “Amendments
to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial statements of Virgin Group Acquisition Corp. II (“
VGAC II
”) and Grove, adjusted to give effect to the Merger and other related events contemplated by the Merger Agreement. VGAC II and Grove shall collectively be referred to herein as the “
Companies.”
 The Companies, after giving effect to the Merger, shall be referred to herein as “
New Grove.”
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical audited balance sheet of VGAC II as of December 31, 2021 with the historical audited balance sheet of Grove as of December 31, 2021 on a pro forma basis as if the Merger and the other events contemplated by the Merger Agreement, summarized below, had been consummated on December 31, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical audited statement of operations of VGAC II for the period from January 13, 2021 (date of inception) through December 31, 2021 and the historical audited statement of operations of Grove for the year ended December 31, 2021 on a pro forma basis as if the Merger and other events contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus:

•	the historical audited financial statements of VGAC II as of December 31, 2021 and for the period from January 13, 2021 (inception) to December 31, 2021;

•	the historical audited financial statements of Grove as of and for the year ended December 31, 2019, 2020, and 2021, and

•
other information relating to Grove and VGAC II included in this proxy statement/consent solicitation statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “Business Combination Proposal.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Grove’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Grove. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
The unaudited pro forma condensed combined financial information should also be read together with “VGAC II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Grove’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Description of the Transactions
On December 7, 2021, VGAC II, a Cayman Islands exempted company, entered into the Merger Agreement, which provides for, among other things, the following transactions:
(i) At least one day prior to the closing date, VGAC II will become a Delaware corporation (the “
Domestication
”) and, in connection with the Domestication,

(A)	VGAC II’s name will be changed to “Grove Collaborative Holdings, Inc.” (“ New Grove ”),

(B)	each then-issued and outstanding Class A ordinary share of VGAC II will convert automatically into one share of Class A Common Stock of New Grove (the “ New Grove Class A Common Stock ”),

(C)	each then-issued and outstanding Class B ordinary share of VGAC II will convert automatically into one share of New Grove Class A Common Stock,

(D)
each then-issued and outstanding warrant to purchase Class A ordinary shares of VGAC II (“
Public Warrant
”) will convert automatically into one warrant to purchase one share of New Grove Class A Common Stock, and

(E)	each then-issued and outstanding sponsor warrant of VGAC II (“ Private Placement Warrant ”) will convert automatically into one warrant to purchase one share of New Grove Class A Common Stock.
(ii) On the closing date, VGAC II Merger Sub will merge with and into Grove, with Grove as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of New Grove (the “
Merger
”). The Merger and the other transactions contemplated by the Merger Agreement other than the Domestication are hereinafter referred to as the “Business Combination.”
(iii) Upon the consummation of the Business Combination, Grove equity holders will receive or have the right to receive shares of class B common stock of New Grove (the “
New Grove Class
 B Common Stock
”) at a deemed value of $10.00 per share after giving effect to the exchange ratio of 1.17 (“
Exchange Ratio
”). Accordingly, an estimated 124,239,710 shares of New Grove Class B Common Stock will be immediately issued and outstanding, an estimated 30,625,010 shares will be reserved for the potential future issuance of New Grove Class B Common Stock upon the exercise of New Grove stock options, the vesting of New Grove restricted stock units, and the exercise of New Grove warrants, based on the following transactions contemplated by the Merger Agreement:

(A)
the conversion of all outstanding shares of Grove’s convertible preferred stock into shares of Grove’s common stock at the then-effective conversion rate as calculated pursuant to Grove’s certificate of incorporation;

(B)
the conversion of each issued and outstanding share of Grove’s common stock (including shares of Grove common stock resulting from the conversion of all outstanding shares of Grove’s convertible preferred stock) to a number of shares of New Grove Class B Common Stock equal to the Exchange Ratio;

(C)
the conversion of all outstanding shares of Grove’s restricted stock into shares of New Grove Class B Common Stock at the Exchange Ratio, which shares will continue to be governed by the same terms and conditions (including vesting and repurchase terms) effective immediately prior to the Business Combination;

(D)
the conversion of all outstanding Grove warrants, excluding 266,660 warrants to purchase Grove common stock that will be net settled or canceled prior to the consummation of the Business Combination, into warrants exercisable for shares of New Grove Class B Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio;

(E)
the conversion of all outstanding vested and unvested Grove stock options into New Grove stock options exercisable for shares of New Grove Class B Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio; and

(F)
the conversion of all outstanding Grove restricted stock units into New Grove restricted stock units with the same terms that each represent the right to receive the number of shares of New Grove Class B Common Stock adjusted using the Exchange Ratio.

The holders of New Grove Class A Common Stock will have one vote per share and the holders of New Grove Class B Common Stock will have ten votes per share. The New Grove Class B Common Stock will be subject to automatic conversion to New Grove Class A Common Stock upon any transfers (except for certain permitted transfers).
Other Related Events in Connection with the Business Combination
Other related events that are contemplated to take place in connection with the Business Combination are summarized below:
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, VGAC II entered into the Subscription Agreements with respect to the PIPE Investment. Pursuant to the Subscription Agreements, certain accredited and strategic investors have committed to purchase 8,707,500 shares of New Grove Class A Common Stock (“
PIPE Shares
”), for a purchase price of $10.00 per share and an aggregate purchase price of $87,075,000. The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions. The consummation of the PIPE Investment is a closing condition under the Merger Agreement.
Grove Earnout Shares
At the Effective Time, 14,000,000 shares of New Grove Class B Common Stock (“
Grove Earnout Shares
”) will be issued to Grove stockholders (including Grove stock option, restricted stock unit, restricted stock, and warrant holders), that will vest upon certain triggering events that may occur during the period of ten years following the closing of the Business Combination (the “Earnout Period”). The triggering events that will result in the vesting of the Grove Earnout Shares during the Earnout Period are the following:

•
7,000,000 shares will vest if the share price of New Grove Class A Common Stock is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period during the Earnout Period;

•
7,000,000 shares will vest, including the shares subject to the $12.50 threshold if not previously vested, if the share price of New Grove Class A Common Stock is greater than or equal to $15.00 over any 20 trading days within any 30 consecutive trading day period during the Earnout Period; and

•
If, during the Earnout Period, there is a Change of Control Transaction (as defined in the Merger Agreement), then all remaining triggering events that have not previously occurred and the related vesting conditions shall be deemed to have occurred.

If, at any time prior to the expiration of the Earnout Period, any holder of Grove Earnout Shares forfeits all or any portion of such holder’s converted Grove options and restricted stock units, all unvested Grove Earnout Shares issued to such holder with respect to any such awards shall be automatically forfeited to New Grove and distributed to the other holder of Grove securities as if immediately prior to the closing of the Business Combination on a pro rata basis.

Sponsor Earnout Shares
During January 2021, VGAC II and certain founders subscribed to purchase 7,187,500 shares of VGAC II Class B ordinary shares for an aggregate price of $25,000 (“
Founder Shares
”). On February 12, 2021, the Company effected a
33-for-25
share split with respect to the Founder Shares, resulting in an aggregate of 9,487,500 Founder Shares issued and outstanding. On March 22, 2021, the Company effected a
35-for-33
share split with respect to the Founder Shares resulting in an aggregate of 10,062,500 Founder Shares issued and outstanding, of which 9,972,500 shares are held by VGAC II as of December 31, 2021.
As part of the Business Combination, VGAC II restructured 35% of the Founder Shares into an earnout structure with the same terms as the Grove Earnout Shares (the “
Sponsor Earnout Shares
”). The triggering events that will result in the vesting and release of the 3,490,375 Sponsor Earnout Shares during the Earnout Period are the following:

•
50% of the Sponsor Earnout Shares will vest if the share price of New Grove Class A Common Stock is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period during the Earnout Period.

•
50% of the Sponsor Earnout Shares, including the shares subject to the $12.50 threshold if not previously vested, will vest if the share price of New Grove Class A Common Stock is greater than or equal to $15.00 over any 20 trading days within any 30 consecutive trading day period during the Earnout Period.

•	If, during the Earnout Period, there is a Change of Control Transaction, then all remaining triggering events that have not previously occurred shall be deemed to have occurred.
Expected Accounting Treatment of the Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, VGAC II is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Grove will represent a continuation of the financial statements of Grove with the Business Combination treated as the equivalent of Grove issuing stock for the net assets of VGAC II, accompanied by a recapitalization. The net assets of VGAC II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Grove in future reports of New Grove.
Grove has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Current Grove stockholders will have a relative majority of the voting power of New Grove;

•	The New Grove Board will have nine members of whom one individual shall be designated by VGAC II and of whom eight individuals shall be designated by Grove;

•	Grove’s senior management will comprise the senior management roles of New Grove and be responsible for the day-to-day operations;

•	New Grove will assume the Grove name; and

•	The intended strategy and operations of New Grove will continue Grove’s current strategy.
Grove is in process of assessing the accounting related to the Business Combination and the treatment related to the:

•
Sponsor and Grove Earnout Shares – The Earnout Shares, excluding those allocated to the unvested Grove options and restricted stock units, are expected to be accounted for as liability classified equity instruments that are earned upon achieving the triggering events, which include events that are not indexed to the common stock of New Grove, and if the arrangements should be recorded as long term. The Company has preliminarily concluded that liability classification for these Earnout Shares is appropriate and as such, the liability will be recognized at fair value upon the Merger closing and remeasured in future reporting periods through the statement of operations The preliminary fair value of the Earnout Shares was determined using the most reliable information currently available. The actual fair value could change materially once the final valuation is determined upon consummation of the Business Combination. The Earnout Shares attributed to the unvested Grove options and restricted stock units are expected to be accounted for as stock-based compensation due to the continued service requirement and will be equity-classified. Compensation expense, if any, related to such Earnout Shares has not been reflected in the unaudited pro forma condensed combined statement of operations.

•
Public Warrants and Private Placement Warrants –The Company has preliminarily concluded that liability classification for the Public Warrants and Private Placement Warrants is appropriate and as such, the liability will be recognized at fair value upon the Merger closing and remeasured in future reporting periods through the statement of operations.

•
Direct and Incremental Transaction Costs—Estimates are necessary to finalize the allocation of direct and incremental transaction costs between instruments issued or assumed in the Business Combination. The Company has preliminarily allocated such costs on a relative fair value basis between the VGAC II ordinary shares, PIPE Shares, Sponsor Earnout Shares, the Public Warrants and the Private Placement Warrants based on estimates that are available. Direct and incremental transaction costs allocated to equity-classified instruments have been preliminarily recorded within equity in the unaudited pro forma condensed combined financial statements. Direct and incremental transaction costs allocated to liability-classified equity instruments were expensed in the unaudited pro forma condensed combined financial statements.

The final accounting related to the Business Combination, including the Sponsor and Grove Earnout Shares, Public Warrants, Private Placement Warrants, and transaction costs will be finalized by New Grove and reported on in the first reporting period following the consummation of the Business Combination.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X.
The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of New Grove upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings, or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Grove following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. VGAC II and Grove have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined information contained herein assumes VGAC II’s shareholders approve the proposed Business Combination. VGAC II’s public shareholders may elect to redeem their shares of VGAC II Class A ordinary shares even if they approve the proposed Business Combination. VGAC II cannot predict how many of its public shareholders will elect to redeem their shares of VGAC II Class A ordinary shares for cash. As a result, VGAC II has provided pro forma combined financial statements under three different redemption scenarios:

•	Assuming no redemptions: This scenario assumes that no shares of VGAC II Class A ordinary shares are redeemed.

•
Assuming medium redemptions: This scenario assumes 15,730,300 of the Class A ordinary shares are redeemed for an aggregate payment of $157.3 million, which represents 50% of the number of shares that would be redeemed under the maximum redemptions scenario below.

•
Assuming maximum redemptions: This scenario assumes 31,460,600 of VGAC II’s Class A ordinary shares are redeemed for an aggregate payment of $314.6 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of December 31, 2021 and still satisfy the Minimum Cash Condition required to consummate the Business Combination of at least $175.0 million, after giving effect to the proceeds from the PIPE Investment.

The actual redemptions will likely be within the scenarios described above; however, there can be no assurance regarding which scenario will be closest to the actual results. Under all scenarios presented, Grove is considered the accounting acquirer, as further discussed in “—Basis of the Pro Forma Presentation.”
The following summarizes the pro forma New Grove Class A and Class B Common Stock issued and outstanding immediately after the Business Combination, after giving effect to the Exchange Ratio, presented under the three redemption scenarios (the below ownership calculations exclude Grove Earnout Shares and Sponsor Earnout Shares):

	No Redemption		Medium Redemption		Maximum Redemption
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Former VGAC II shareholders	40,250,000	22.4%	40,250,000	22.4%	40,250,000	22.4%
Less: VGAC II Class A shares redeemed	—	—%	(15,730,300)	(7.5)%	(31,460,600)	(16.5)%

Total held by former VGAC II shareholders	40,250,000	22.4%	24,519,700	14.9%	8,789,400	5.9%
Sponsor	6,572,125	3.7%	6,572,125	4.0%	6,572,125	4.4%
Grove Stockholders	124,239,710	69.1%	124,239,710	75.8%	124,239,710	83.8%
PIPE Investors	8,707,500	4.8%	8,707,500	5.3%	8,707,500	5.9%

Pro forma shares outstanding	179,769,335	100.0%	164,039,035	100.0%	148,308,735	100.0%

The following summarizes the pro forma New Grove Class A and Class B Common Stock issued and outstanding immediately after the Business Combination, inclusive of the dilutive effects of the Grove Earnout, the Sponsor Earnout, Public and Private Placement Warrants, and the rollover of Grove equity awards, after giving effect to the Exchange Ratio, presented under the three redemption scenarios:

	No Redemption		Medium Redemption		Maximum Redemption
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Former VGAC II shareholders	40,250,000	16.6%	40,250,000	16.6%	40,250,000	16.6%
Less: VGAC II Class A shares redeemed	—	—%	(15,730,300)	(5.8)%	(31,460,600)	(12.4)%

Total held by former VGAC II shareholders	40,250,000	16.6%	24,519,700	10.8%	8,789,400	4.2%
Sponsor	6,572,125	2.7%	6,572,125	2.9%	6,572,125	3.1%
Grove Stockholders	124,239,710	51.2%	124,239,710	54.7%	124,239,710	58.8%
PIPE Investors	8,707,500	3.6%	8,707,500	3.9%	8,707,500	4.2%
Private Placement Warrants	6,700,000	2.8%	6,700,000	3.0%	6,700,000	3.2%
Public Warrants	8,050,000	3.3%	8,050,000	3.5%	8,050,000	3.8%
Sponsor Earnout Shares	3,490,375	1.4%	3,490,375	1.5%	3,490,375	1.7%
Grove common stock options	27,750,914	11.4%	27,750,914	12.2%	27,750,914	13.1%
Grove restricted stock units	1,768,822	0.7%	1,768,822	0.8%	1,768,822	0.8%
Grove common stock warrants	1,105,274	0.5%	1,105,274	0.5%	1,105,274	0.5%
Grove common stock issued upon early exercise of options	81,364	—%	81,364	—%	81,364	—%
Grove Earnout Shares (4)	14,000,000	5.8%	14,000,000	6.2%	14,000,000	6.6%

Pro forma shares outstanding, diluted	242,716,084	100.0%	226,985,784	100.0%	211,255,484	100.0%

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2021
(in thousands)

			No Redemption Scenario			Medium Redemption Scenario			Maximum Redemption Scenario
	VGAC II (Historical)	Grove (Historical)	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$507	$78,376	402,531	A	$532,121	(157,303)	F.1	$374,818	(314,606)	F.2	$217,515
			87,075	B
			(14,088)	C
			(22,280)	D
Inventory, net	—	54,453			54,453			54,453			54,453
Prepaid expenses and other current assets	629	8,104			8,733			8,733			8,733

Total current assets	1,136	140,933	453,238		595,307	(157,303)		438,004	(314,606)		280,701
Prepaid expenses - noncurrent	141				141			141			141
Cash and Investments held in trust account	402,531	—	(402,531)	A	—			—			—
Property and equipment, net	—	15,932			15,932			15,932			15,932
Operating lease right-of-use assets	—	21,214			21,214			21,214			21,214
Other long-term assets	—	4,394	(3,048)	D	1,346			1,346			1,346

Total assets	$403,808	$182,473	$47,659		$633,940	$(157,303)		$476,637	(314,606)		$319,334

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$21,346	$(82)	D	$21,264			21,264			$21,264
Accrued expenses	2,418	20,651	(1,846)	D	21,223			21,223			21,223
Due to related party	2				2			2			2
Deferred revenue	—	11,267			11,267			11,267			11,267
Operating lease liabilities, current	—	3,550			3,550			3,550			3,550
Other current liabilities	—	1,650			1,650			1,650			1,650
Debt, current	—	10,750			10,750			10,750			10,750
Prommisory note - related party	1,000				1,000			1,000			1,000

Total current liabilities	3,420	69,214	(1,928)		70,706	—		70,706	—		70,706
Debt, noncurrent	—	56,183			56,183			56,183			56,183
Operating lease liabilities, noncurrent	—	20,029			20,029			20,029			20,029
Other long-term liabilities	—	5,408	(4,787)	K	621			621			621
Warrant liability	13,340	—			13,340			13,340			13,340
Earnout liability	—	—	153,281	G	153,281			153,281			153,281
Deferred underwriters’ discount	14,088	—	(14,088)	C	—			—			—

Total liabilities:	30,848	150,834	132,478		314,160	—		314,160	—		314,160
Convertible preferred stock	—	487,918	(487,918)	I	—			—			—
VGAC II Class A ordinary shares subject to redemption	402,500	—	(402,500)	E	—			—			—
Stockholders’ equity (deficit):								—
Grove Common stock	—	1	(1)	J	—			—			—
Preferred stock (VGAC II)	—				—			—			—
VGAC II Class A Ordinary Shares	—				—			—			—
VGAC II Class B Ordinary Shares	1		(1)	E	—			—			—
New Grove Class A common stock	—		1	B	6	(2)	F.1	4	(3)	F.2	3
			5	E				—
New Grove Class B common stock	—		1	J	11			11			11
			10	I				—
Additional paid-in capital	—	33,863	87,074	B	811,741	(157,301)	F.1	654,440	(314,603)	F.2	497,138
			(21,565)	D
			402,496	E
			(153,281)	G
			(29,541)	H
			487,908	I
			4,787	K
Accumulated deficit	(29,541)	(490,143)	29,541	H	(491,978)			(491,978)			(491,978)
			(1,835)	D

Total stockholders’ (deficit) equity	(29,540)	(456,279)	805,599		319,780	(157,303)		162,477	(314,606)		5,174

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$403,808	$182,473	$47,659		$633,940	$(157,303)		$476,637	$(314,606)		$319,334

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021
(in thousands, except share and per share data)

			No Redemption Scenario			Medium Redemption Scenario			Maximum Redemption Scenario
	For the period from January 13, 2021 (inception) to December 31, 2021 VGAC II (Historical)	For the Year Ended December 31, 2021 Grove (Historical)	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined
Revenue, net	$—	$383,685	$—		$383,685	$—		$383,685	$—		$383,685
Cost of goods sold	—	195,181	—		195,181	—		195,181	—		195,181

Gross profit	—	188,504	—		188,504	—		188,504	—		188,504
Operating expenses:
Advertising	—	107,313	—		107,313	—		107,313	—		107,313
Product development	—	23,408	—		23,408	—		23,408	—		23,408
Selling, general and administrative	—	186,638	1,835	AA	188,473	—		188,473	—		188,473
Formation and operating costs	3,573	—	—		3,573	—		3,573	—		3,573

Operating loss	(3,573)	(128,855)	(1,835)		(134,263)	—		(134,263)	—		(134,263)
Interest income earned on investments held in Trust Account	(31)	—	31	BB	—	—		—	—		—
Offering costs allocated to warrants	570	—	—		570	—		570	—		570
Change in fair value of warrant liabilities	(6,811)	—	—		(6,811)	—		(6,811)	—		(6,811)
Interest expense	—	5,202	—		5,202	—		5,202	—		5,202
Loss on extinguishment of debt	—	1,027	—		1,027	—		1,027	—		1,027
Other expense (income), net	—	760	(1,234)	CC	(474)	—		(474)	—		(474)
									—
Interest and other expense (income), net	(6,272)	6,989	(1,203)		(486)	—		(486)	—		(486)

Income (Loss) before provision for income taxes	2,699	(135,844)	(632)		(133,777)	—		(133,777)	—		(133,777)
Provision for income taxes	—	52	—		52	—		52	—		52

Net income (loss)	2,699	(135,896)	(632)		(133,829)	—		(133,829)	—		(133,829)

Net loss attributable to common stockholders, basic and diluted	2,699	(135,896)	(632)		(133,829)	—		(133,829)	—		(133,829)

Weighted average shares outstanding of New Grove Class A and B Common Stock – basic and diluted				DD	178,802,235		DD	163,071,935		DD	147,341,635

Net loss per share of New Grove Class A and B Common Stock – basic and diluted					$(0.75)			$(0.82)			$(0.91)

Weighted average shares outstanding of Grove common stock – basic and diluted		7,288,145

Net loss per share of Grove common stock – basic and diluted		$(18.65)

Weighted average shares outstanding of VGAC II Class A ordinary shares – basic and diluted	32,705,669

Net loss per share of VGAC II Class A ordinary shares – basic and diluted	$0.06

Weighted average shares outstanding of VGAC II Class B ordinary shares – basic and diluted	10,062,500

Net loss per share of VGAC II Class B ordinary shares – basic and diluted	$0.06

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1—Description of the Business Combination
On December 7, 2021, VGAC II entered into the Merger Agreement with Grove. Pursuant to the Merger Agreement, at the closing, Grove will merge with a wholly owned subsidiary of VGAC II, with Grove being the surviving corporation as a wholly owned subsidiary of VGAC II. At closing, VGAC II will change its name to Grove Collaborative Holdings, Inc. (“
New Grove
”). Following the closing, (a) New Grove will own all the equity interests of Grove and (b) the former equity holders of Grove will hold all of the outstanding New Grove Class B Common Stock.
Note 2—Basis of the Pro Forma Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, VGAC II will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Grove will represent a continuation of the financial statements of Current Grove with the Business Combination treated as the equivalent of Current Grove issuing stock for the net assets of VGAC II, accompanied by a recapitalization. The net assets of VGAC II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Current Grove in future reports of New Grove.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 present pro forma effect to the Business Combination as if it had been completed on January 1, 2021, (the date of inception for VGII was January 13, 2021), on a pro forma basis as if the Merger and the other related events, summarized below, had been consummated on such date.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus:

•	the historical audited financial statements of VGAC II as of December 31, 2021 and for the period from January 13, 2021 (inception) to December 31, 2021;

•	the historical audited financial statements of Grove as of and for the year ended December 31, 2019, 2020, and 2021, and

•
other information relating to Grove and VGAC II included in this proxy statement/consent solicitation statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “Business Combination.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that VGAC II believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. VGAC II believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of VGAC II and Grove.
Note 3—Pro Forma Adjustments
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of
Regulation S-X as
amended by the final rule,
Release No. 33-10786 “Amendments
to Financial Disclosures about Acquired and Disposed Businesses.”
Release No. 33-10786 replaces
the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“
Transaction Accounting Adjustments
”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“
Management’s Adjustments
”). Given such Management Adjustments, if any, would not enhance an understanding of the pro forma effects of the Transaction, VGAC II has elected not to present any Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
VGAC II and Grove have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed income tax returns during the periods presented. VGAC II has a full valuation allowance on any of its net deferred assets and accordingly, has not recorded any provision for income taxes in its historical statements of operations. Therefore, the pro forma adjustments assume a 0% effective interest rate.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

(A)	The reclassification of $402.5 million of cash and investments held in the VGAC II Trust Account that becomes available at closing of the Business Combination.

(B)
In connection with the signing of the Merger Agreement, VGAC II entered into subscription agreements with certain investors (the “
PIPE Investors
”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and VGAC II agreed to issue and sell to such investors 8.7 million shares of New Grove Class A Common Stock with par value of $0.0001, resulting in gross proceeds of $87.1 million. The costs related to the issuance of the PIPE Financing are adjusted against additional paid in capital (see adjustment D below).

(C)	Reflects the cash settlement of the $14.1 million liability for VGAC II’s deferred underwriting commissions related to its initial public offering.

(D)
Represents the preliminary estimated direct and incremental transaction costs incurred by Grove related to the Business Combination, including underwriting/banking, legal, accounting and other fees for all presented scenarios, of which $21.6 million is allocated to the VGAC II ordinary shares, excluding those subject to the Sponsor Earnout, and PIPE Shares and reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to New Grove’s additional paid-in
capital and are assumed to be cash settled. The direct and incremental costs related to liability-classified instruments totaling $1.8 million is expensed as of January 1, 2021 (see adjustment CC below). As of December 31, 2021, Grove had deferred transaction costs incurred of $3.0 million, of which $1.9 million was unpaid.

(E)	Reflects the recapitalization of VGAC II Class A ordinary shares subject to possible redemption and VGAC II Class B ordinary shares into New Grove Class A Common Stock at $0.0001 par value.

(F.1)
Represents the medium redemption scenario in which approximately 15.7 million VGAC II Class A ordinary shares are redeemed for $157.3 million, using a par value of $0.0001 per share at a redemption price of approximately $10.00 per share.

(F.2)
Represents the maximum redemptions scenario in which approximately 31.5 million VGAC II Class A ordinary shares are redeemed for $314.6 million, using a par value of $0.0001 per share at a redemption price of approximately $10.00 per share.

(G)
Reflects the preliminary estimated fair value of contingently issuable Sponsor Earnout Shares and Grove Earnout Shares, excluding those allocated to the unvested Grove options and restricted stock units, that are expected to be accounted for as liability classified equity instruments that are earned upon achieving the triggering events, which include events that are not indexed to the common stock of New Grove. The preliminary fair value of these Earnout Shares was determined using the most reliable information currently available. The actual fair value could change materially once the final valuation is determined upon Closing. Refer to Note 5 for more information. Subsequent to the consummation of the Business Combination, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value will be recognized in New Grove’s statement of operations within other income/expense.

(H)
Reflects the elimination of VGAC II’s historical accumulated deficit with a corresponding adjustment to additional paid-in
capital for New Grove in connection with the reverse recapitalization upon closing of the Business Combination.

(I)
Reflects the conversion of Grove convertible preferred stock into shares of Grove common stock, and such shares will be converted into the right to receive shares of New Grove Class B Common Stock pursuant to the Exchange Ratio concurrent with the closing of the Business Combination.

(J)	Reflects the conversion of Grove Common Stock into shares of New Grove Class B Common Stock pursuant to the Exchange Ratio concurrent with the closing of the Business Combination.

(K)
Reflects the reclassification of Grove warrants from liability to equity classification as the warrants will become exercisable for shares of New Grove Class B Common Stock rather than Grove convertible preferred stock upon closing of the Business Combination.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are as follows:

(AA)
Represents the preliminary estimated direct and incremental transaction costs incurred by Grove related to the Business Combination, including underwriting/banking, legal, accounting and other fees for both the no redemption and maximum redemption scenarios, of which $1.8 million is allocated to the Sponsor Earnout Shares, Public Warrants, and Private Placement Warrants that are expected to be liability-classified and expensed.

(BB)	Reflects the elimination of interest income related to the investments held in the VGAC II trust account.

(CC)	Reflects the elimination of remeasurement losses on the Grove convertible preferred stock warrant liability.

(DD)
As the Business Combination is being reflected as if it had occurred on January 1, 2021, the calculation of weighted average shares outstanding for pro forma basic and diluted net income per share assumes that the shares issuable in connection with the Business Combination and the PIPE Financing have been outstanding for the entire year presented. If the medium or maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire year.

Note 4—Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the year presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire year presented. If the medium or maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire year.
The unaudited pro forma condensed combined financial information has been prepared assuming no redemption, medium redemption and maximum redemption into cash of VGAC II’s common stock for the year ended December 31, 2021 (in thousands, except share and per share data):

	Year Ended December 31, 2021
	No Redemption	Medium Redemption	Maximum Redemption
Pro Forma net loss	$(133,829)	$(133,829)	$(133,829)
Basic weighted average shares outstanding	178,802,235	163,071,935	147,341,635
Pro forma net loss per share, basic and diluted	$(0.75)	$(0.82)	$(0.91)

Following the closing of the Business Combination, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share because including them would have had an anti-dilutive effect:

	Year Ended December 31, 2021
	No Redemption	Medium Redemption	Maximum Redemption
Private Placement Warrants (1)	6,700,000	6,700,000	6,700,000
Public Warrants	8,050,000	8,050,000	8,050,000
Sponsor Earnout Shares (2)	3,490,375	3,490,375	3,490,375
Grove common stock options (3)	27,750,914	27,750,914	27,750,914
Grove restricted stock units (3)	1,768,822	1,768,822	1,768,822
Grove common stock warrants	1,105,274	1,105,274	1,105,274
Grove common stock issued upon early exercise of options	81,364	81,364	81,364
Grove Earnout Shares (4)	14,000,000	14,000,000	14,000,000

Total	62,946,749	62,946,749	62,946,749

(1)
One whole warrant entitles the holder to purchase one share of New Grove Class A Common Stock at a price of $11.50 per share. New Grove’s warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of New Grove’s shares outstanding at the time of closing.

(2)	Sponsor Earnout Shares vest upon the achievement of the Share Price Milestones. Upon the closing of the Business Combination, these shares remain outstanding and unvested.
(3)
All outstanding Grove options and restricted stock units at the closing, whether vested or unvested, will convert into options or rights to purchase a number of shares of New Grove Class B Common Stock, determined in accordance with the Exchange Ratio. Additionally, holders of Grove options and restricted stock units will receive a pro rata share of the Grove Earnout Shares.

(4)	Grove Earnout Shares are contingently issuable upon the achievement of the Share Price Milestones.
Note 5—Earnout Shares
The Sponsor Earnout Shares and Grove Earnout Shares, excluding those related to unvested Grove options and restricted stock units, are expected to be accounted for as liability classified equity instruments that are earned upon achievement of the Share Price Milestones, which provide for settlement provisions that are not indexed to New Grove’s Class A common stock. The preliminary estimated fair value of these Earnout Shares is $153.3 million.
The estimated fair value of the Earnout Shares was determined by a Monte Carlo simulation valuation model using a distribution of potential outcomes on a rolling basis over the ten-year earnout period. The preliminary estimated fair value of the Earnout Shares was determined using the most reliable information currently available. Assumptions used in the preliminary valuation, which are subject to change at the closing of the Business Combination, were as follows:
Current stock price:
the current stock price was set at the current value per share for VGAC II Class A ordinary shares.
Expected volatility:
the volatility rate was determined using an average of historical volatilities of selected industry peers deemed to be comparable to Grove’s business, corresponding to the expected term of the awards.

Risk-free
 interest rate:
the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected ten-year term of the earnout period.
Expected term:
the expected term is the ten-year term of the earnout period.
Expected dividend yield:
the expected dividend yield is zero as Grove has never declared or paid cash dividends and has no current plans to do so during the expected term.
The actual fair values of the Earnout Shares are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the closing of the Business Combination.

INFORMATION ABOUT VGAC II
VGAC II is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, which is referred to throughout this proxy statement/consent solicitation statement/prospectus as an initial business combination.
Our company’s founder is Sir Richard Branson, a renowned global entrepreneur and founder of the Virgin Group. The Virgin Group is a leading international investment group and one of the world’s most recognized and respected brands. Created in 1970 with the birth of Virgin Records, the Virgin Group has gone on to invest in, incubate, and grow a number of successful businesses in the private and public markets. Each Virgin branded company brings a fresh, innovative, and distinctive consumer proposition, shaking up the status quo to create businesses that lift experiences out of the ordinary. This focus on the consumer, since it is not tied to a specific product or industry, has given the brand the ability to expand into new sectors and new geographies. The Virgin Group has expanded into many sectors since its inception, driven by Sir Richard’s ambition to create the world’s most irresistible brand. These sectors include travel & leisure, financial services, health & wellness, technology & internet-enabled, music & entertainment, media & mobile, space, and renewable energy. The Virgin Group has built significant expertise across these sectors, which it has also successfully applied to investments in non-Virgin
branded businesses in which it has seen the opportunity to generate attractive financial returns.
Given the Virgin Group’s resources, ranging from its experienced investment executives to skilled brand experts, VGAC II believes VGAC II’s team has the required investment, operational, diligence, and capital raising expertise to effect a business combination with an attractive target and to position it for long-term success in the public markets.
On March 25, 2021, VGAC II consummated the initial public offering of 35,000,000 units. Each unit consists of one Class A ordinary share of VGAC II, par value $0.0001 per share, and one-fifth
of one redeemable warrant of VGAC II, each whole warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to VGAC II of $350,000,000. Substantially concurrent with the closing of the initial public offering, VGAC II completed the private sale of 6,000,000 warrants to Sponsor at a purchase price of $1.50 per private warrant, generating gross proceeds to VGAC II of $9,000,000. On April 13, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, VGAC II sold an additional 5,250,000 units, at a price of $10.00 per unit, and an additional 700,000 private placement warrants to the Sponsor, at $1.50 per private placement warrant, generating total proceeds of $51,450,000.
A total of $402,500,000, including $14,087,500 of the underwriters’ deferred discount, was placed in a
U.S.-based
trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds in the trust account that may be released to VGAC II to pay its taxes, the funds held in the trust account will not be released from the trust account until the earliest of (i) the completion of VGAC II’s initial business combination, (ii) the redemption of all of VGAC II’s public shares if it is unable to complete its business combination within 24 months from the closing of the initial public offering, subject to applicable law, or (iii) the redemption of VGAC II’s public shares properly submitted in connection with a shareholder vote to approve an amendment to VGAC II’s amended and restated memorandum and articles of association (A) to modify the substance or timing of VGAC II’s obligation to redeem 100% of its public shares if it does not complete an initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity.
VGAC II’s units, Class A ordinary shares, and warrants are each traded on the NYSE under the symbols “VGII.U,” “VGII,” and “VGII.WS,” respectively.

Financial Position
As of December 31, 2021, VGAC II had approximately $402,530,526 held in the trust account, not taking into account payment of $14,087,500 of deferred underwriting fees. As a result, VGAC II offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because VGAC II is able to complete an initial business combination using VGAC II’s cash, debt, or equity securities, or a combination of the foregoing, VGAC II has the flexibility to use the most efficient combination that will allow VGAC II to tailor the consideration to be paid to the target business to fit its needs and desires.
Effecting the Business Combination
Fair Market Value of Target Business
The rules of the NYSE require and the Existing Governing Documents provide that VGAC II must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting commission held in trust) at the time of VGAC II’s signing a definitive agreement in connection with an initial business combination. The VGAC II Board made the determination as to the fair market value of an initial business combination upon standards generally accepted by the financial community. The VGAC II Board determined that this test was met in connection with the proposed Business Combination.
Lack of Business Diversification
For an indefinite period of time after the completion of an initial business combination, the prospects for VGAC II’s success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that VGAC II will not have the resources to diversify VGAC II’s operations and mitigate the risks of being in a single line of business. By completing an initial business combination with only a single entity, VGAC II’s lack of diversification may:

•
subject VGAC II to negative economic, competitive, and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which VGAC II operates after an initial business combination; and

•	cause VGAC II to depend on the marketing and sale of a single product or limited number of products or services.
Redemption Rights for Public Shareholders upon Completion of the Business Combination
VGAC II will provide the public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of an initial business combination at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to VGAC II to pay its taxes, divided by the number of then-outstanding public shares, subject to the limitations and on the conditions described herein. As of December 31, 2021, the amount in the trust account was approximately $10.00 per public share. The per-share
amount VGAC II will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions VGAC II will pay to the underwriters. The Sponsor, officers, and directors have entered into a letter agreement with VGAC II, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the completion of an initial business combination.

Limitations on Redemption Rights
The Existing Governing Documents provide that in no event will VGAC II redeem the public shares in an amount that would cause VGAC II’s net tangible assets to be less than $5,000,001. However, the Business Combination requires the retention of cash to satisfy certain conditions in accordance with the terms of the Business Combination. In the event the aggregate cash consideration VGAC II would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to us, VGAC II will not complete the Business Combination or redeem any shares, and all Class A ordinary shares submitted for redemption will be returned to the holders thereof. VGAC II has the option, however, to raise funds through the issuance of equity-linked securities or through loans, advances, or other indebtedness in connection with an initial business combination, including pursuant to forward purchase agreements or backstop arrangements VGAC II may enter into following consummation of this offering, in order to, among other reasons, satisfy such net tangible assets or minimum cash requirements. VGAC II does not expect to need to exercise this option in connection with the Business Combination.
Redemption of Public Shares and Liquidation if No Business Combination
The Existing Governing Documents provide that VGAC II has only 24 months from the closing of the initial public offering to complete an initial business combination. If VGAC II has not completed an initial business combination within such
24-month
period, VGAC II will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of VGAC II’s remaining shareholders and the VGAC II Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to VGAC II’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to VGAC II warrants, which will expire worthless if VGAC II fails to complete an initial business combination within the
24-month
time period.
The Sponsor, officers, and directors have entered into a letter agreement with VGAC II, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if VGAC II fails to complete an initial business combination within 24 months from the closing of the initial public offering. However, if the Sponsor or management team acquired public shares in or after the initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if VGAC II fails to complete an initial business combination within the allotted
24-month
time period. The Sponsor, officers, and directors have agreed, pursuant to a written agreement with VGAC II, that they will not propose any amendment to the Existing Governing Documents (A) to modify the substance or timing of VGAC II’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the public shares if VGAC II does not complete an initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity, unless VGAC II provides the public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to VGAC II to pay VGAC II’s taxes, divided by the number of then-outstanding public shares. However, VGAC II may not redeem the public shares in an amount that would cause VGAC II’s net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that VGAC II cannot satisfy the net tangible asset requirement, VGAC II would not proceed with the amendment or the related redemption of the public shares at such time.

VGAC II expects that all costs and expenses associated with implementing VGAC II’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the trust account, although VGAC II cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing VGAC II’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay income taxes on interest income earned on the trust account balance, VGAC II may request the trustee to release to VGAC II an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If VGAC II were to expend all of the net proceeds of the initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share
redemption amount received by shareholders upon VGAC II’s dissolution would be approximately $10.00. The funds deposited in the trust account could, however, become subject to the claims of VGAC II’s creditors which would have higher priority than the claims of the public shareholders. VGAC II cannot assure you that the actual per-share
redemption amount received by shareholders will not be substantially less than $10.00. While VGAC II intends to pay such amounts, if any, VGAC II cannot assure you that VGAC II will have funds sufficient to pay or provide for all creditors’ claims.
Although VGAC II has sought to have all vendors, service providers, prospective target businesses, and other entities with which VGAC II does business execute agreements with VGAC II waiving any right, title, interest, or claim of any kind in or to any monies held in the trust account for the benefit of the public shareholders, there is no guarantee that any future vendors, service providers, or other entities with which VGAC II does business will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against VGAC II’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, VGAC II’s management will consider whether competitive alternatives are reasonably available to VGAC II and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of VGAC II under the circumstances. Examples of possible instances where VGAC II may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, VGAC II’s independent registered public accounting firm, and the underwriters of VGAC II’s initial public offer have not executed agreements with VGAC II waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with VGAC II and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to VGAC II if and to the extent any claims by a third party (other than WithumSmith+Brown, PC, VGAC II’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which VGAC II has entered into a written letter of intent, confidentiality, or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under VGAC II’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, VGAC II has not asked the Sponsor to reserve for such indemnification obligations, nor has VGAC II independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and VGAC II believes that the Sponsor’s only assets are securities of VGAC II. Therefore, VGAC II cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, VGAC II may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of VGAC II’s officers or directors will indemnify VGAC II for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the funds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, VGAC II’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While VGAC II currently expects that VGAC II’s independent directors would take legal action on VGAC II’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that VGAC II’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, VGAC II cannot assure you that due to claims of creditors the actual value of the per-share
redemption price will not be less than $10.00 per share.
VGAC II has sought to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses, or other entities with which VGAC II does business execute agreements with VGAC II waiving any right, title, interest, or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under VGAC II’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. VGAC II has access to up to approximately $1,000,000 from the proceeds of the initial public offering with which to pay any such potential claims (including costs and expenses incurred in connection with VGAC II’s liquidation, currently estimated to be no more than approximately $100,000). In the event that VGAC II liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from VGAC II’s trust account could be liable for claims made by creditors. In the event that VGAC II’s offering expenses exceed VGAC II’s estimate of $1,000,000, VGAC II may fund such excess with funds from the funds not to be held in the trust account. In such case, the amount of funds VGAC II intends to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than VGAC II’s estimate of $1,000,000, the amount of funds VGAC II intends to be held outside the trust account would increase by a corresponding amount. If VGAC II files a bankruptcy or winding-up
petition or an involuntary bankruptcy or
winding-up
petition is filed against VGAC II that is not dismissed, the funds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in VGAC II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of VGAC II shareholders. To the extent any bankruptcy claims deplete the trust account, VGAC II cannot assure you that VGAC II will be able to return $10.00 per share to the public shareholders. Additionally, if VGAC II files a bankruptcy or winding-up
petition or an involuntary bankruptcy or
winding-up
petition is filed against VGAC II that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by VGAC II shareholders.
Furthermore, the VGAC II Board may be viewed as having breached its fiduciary duty to VGAC II’s creditors and/or may have acted in bad faith, and thereby exposing itself and VGAC II to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. VGAC II cannot assure you that claims will not be brought against VGAC II for these reasons. VGAC II’s public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of the public shares if VGAC II does not complete an initial business combination within 24 months from the closing of the initial public offering, (ii) in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of VGAC II’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the public shares if VGAC II does not complete an initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity, or (iii) if they redeem their respective shares for cash upon the completion of an initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event VGAC II seeks shareholder approval in connection with an initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to VGAC II for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Existing Governing Documents, like all provisions of the Existing Governing Documents, may be amended with a shareholder vote.
See
“Risk Factors—Risks Related to the Business Combination and VGAC II—If, after VGAC II distributes the proceeds in the trust account to the public shareholders, VGAC II files a bankruptcy petition or an involuntary bankruptcy petition is filed against VGAC II that is not dismissed, a bankruptcy court may seek to recover such proceeds, and VGAC II and the VGAC II Board may be exposed to claims of punitive damages.”
Employees
We currently have three officers: Josh Bayliss, Evan Lovell and Rayhan Arif. These individuals are not obligated to devote any specific number of hours to VGAC II’s matters, but they intend to devote as much of their time as they deem necessary to VGAC II’s affairs until VGAC II has completed an initial business combination. VGAC II currently does not have and VGAC II does not intend to have any full-time employees prior to the completion of an initial business combination.
Directors and Executive Officers
Our current officers and directors are as follows:

Name	Age	Position
Josh Bayliss	48	Chief Executive Officer and Director
Evan Lovell	52	Chief Financial Officer and Director
Rayhan Arif	34	Chief Operating Officer
Latif Peracha	41	Director
Elizabeth Nelson	61	Director
Chris Burggraeve	57	Director
Josh Bayliss, Chief Executive Officer and Director
Josh Bayliss has been a member of the VGAC II Board and has served as VGAC II’s Chief Executive Officer since VGAC II’s inception in January 2021. Since 2011, Mr. Bayliss has served as the Chief Executive Officer of the Virgin Group and has been responsible for the Virgin Group’s strategic development, licensing of the brand globally, and management of direct investments on behalf of the Virgin Group in various branded and unbranded companies around the world. From 2005 to 2011, Mr. Bayliss served as General Counsel of the Virgin Group. Prior to joining the Virgin Group, Mr. Bayliss was a senior associate at Slaughter and May, a leading international law firm. Mr. Bayliss has extensive experience as a director of a large number of companies across the Virgin Group globally, and currently serves as a director of Virgin Red (2018—present), Virgin’s group-wide loyalty program that is currently in development. Mr. Bayliss holds a Bachelor of Laws and Bachelor of Arts from the University of Auckland, New Zealand. VGAC II believes Mr. Bayliss’s extensive leadership experience, broad network of senior business executives, and deep understanding of the Virgin brand make him a valuable member of VGAC II’s management team and the VGAC II Board.

Evan Lovell, Chief Financial Officer and Director
Evan Lovell has been a member of the VGAC II Board and has served as VGAC II’s Chief Financial Officer since VGAC II’s inception in January 2021. Since 2012, Mr. Lovell has served as the Chief Investment Officer of the Virgin Group, where he has been responsible for managing the Group’s portfolio and investments in North America. From 2008 to 2012, Mr. Lovell was the Founding Partner of Virgin Green Fund, a private equity fund investing in the renewable energy and resource efficiency sectors. From 1998 to 2008, Mr. Lovell served as an investment professional at TPG Capital, where he also served on the board of directors of a number of TPG portfolio companies. Mr. Lovell currently serves on the boards of several companies including Virgin Hotels (2012—present), Virgin Voyages (2014—present), BMR Energy LLC (2016—present), Virgin Galactic Holdings, Inc. (NYSE: SPCE) (2017—present), Virgin Orbit (2017—present), and 23andMe (2021—present). Mr. Lovell previously served on the board of directors of Virgin America Inc. (Nasdaq: VA) from 2013 until its acquisition by Alaska Air Group, Inc. in 2016. Mr. Lovell holds a Bachelor’s Degree from the University of Vermont. VGAC II believes Mr. Lovell’s broad experience directing the Virgin Group’s investments and management expertise from serving on boards of both public and private companies make him a valuable addition to VGAC II’s management team and the VGAC II Board.
Rayhan Arif, Chief Operating Officer
Rayhan Arif has served as our Chief Operating Officer since our inception. Mr. Arif is an Investment Director at the Virgin Group, where he has worked since 2017. He is responsible for investing the Virgin Group’s capital across a range of opportunities and supporting the strategic development of Virgin’s portfolio companies in the Americas. Mr. Arif currently serves on the boards of Virgin Mobile Latin America and BMR Energy. From 2013 to 2015, Mr. Arif served as an investment professional at AEA Investors, a global private equity firm focused on leveraged buyouts and growth capital investments. From 2012 to 2013, Mr. Arif worked on the strategy team of Zipcar, a leading car-sharing
network. Prior thereto, Mr. Arif was a management consultant at Bain & Company. Mr. Arif received a B.A. in Economics from Harvard College and an M.B.A from Columbia Business School. We believe that Mr. Arif’s investment and operational experience make him a valuable addition to our management team.
Latif Peracha, Director
Mr. Peracha is a General Partner at M13 Ventures, a venture capital firm focused on early-stage consumer technology companies. He currently serves as a director on the boards of Feelmore Labs, Rho Technologies, and Emerge. Prior to joining M13 in 2019, Mr. Peracha was a Managing Director at the Virgin Group, where he was responsible for both supporting the Virgin Group’s portfolio as well as direct venture investments in the Americas. Mr. Peracha joined Virgin in 2011 and during his tenure he was a board observer at Ring, Virgin Galactic, Virgin Orbit and Virgin Hotels and served on the boards of Virgin Mobile Latin America and The Hard Rock Hotel Las Vegas. Before Virgin, Mr. Peracha worked at IAC where he focused on corporate and business development for Ticketmaster, their biggest operating company at the time. Mr. Peracha holds an M.B.A. from Columbia Business School and a B.B.A. from the University of Michigan. We believe that Mr. Peracha’s experience in investing in technology businesses and his extensive networks in the sector will enhance our ability to source and evaluate potential investment opportunities. Additionally, we believe that Mr. Peracha’s experience on the boards of a number private companies makes him well qualified to serve as a member of our board of directors.
Elizabeth Nelson, Director
Ms. Nelson is an advisor and investor in emerging growth technology companies who has served on many public and private company boards. She currently serves on the boards of BerkeleyLights Inc (NASDAQ: BLI) since 2019, and Upwork Inc. (NASDAQ: UPWK) since 2015. From 2012 to 2021 she served on the board of Nokia Corporation (NYSE: NOK), from 2012 to 2019 she served as Lead Independent Director on the board of

Zendesk, Inc (NYSE: ZEN), and from 2013 to 2017 she served on the board of Pandora Media, Inc. (NYSE: P). From 1996 until 2006, Ms. Nelson served as the Executive Vice President and Chief Financial Officer of Macromedia, Inc. (NASDAQ: MACR), a software development company acquired by Adobe Systems. Ms. Nelson holds an M.B.A. in Finance from the Wharton School at the University of Pennsylvania and a B.S. in Foreign Service from Georgetown University. We believe that Ms. Nelson will be a valuable member of our board of directors because her network across the technology sector will enhance our sourcing processes and her financial expertise will support our review of potential investment opportunities. Additionally, we believe that Ms. Nelson’s experience on the boards of public and private companies makes her well qualified to serve as a member of our board of directors.
Chris Burggraeve, Director
Mr. Burggraeve served as Global Chief Marketing Officer of AB InBev, the leading global brewer (2007-2012). Previously he worked for The Coca-Cola Company (1995-2007), where he became Group Marketing Director for the European Union Group, having started his early brand career at P&G. He has served on a number of marketing industry and non-profit
boards, most notably the World Federation of Advertisers. Since 2013, he has operated Vicomte LLC, his own CEO/Board marketing strategy advisory. He is an active angel investor and serves on the boards of several private and public consumer and tech companies: Seaters (2014-present), Toast Holdings (2016-present), AYR Wellness, Inc. (CSE: AYR.A) (2019-present). From 2012-2018 he served as an Operating Advisor to Verlinvest, a leading family owned evergreen investment group. He has been an adjunct faculty member at the NYU Stern School of Business since 2012, and is an active author (“
Marketing is Finance is Business
” and “
Marketing is not a Black Hole
”) and speaker. Mr. Burggraeve holds degrees in Economics and Business (KU Leuven—Belgium, CEU Nancy—France), and is a TRIUM Global MBA (NYU Stern/London School of Economics/HEC Paris). We believe that Mr. Burggraeve brings an ability to identify and nurture purposeful brands, and that his extensive networks in the consumer and technology sectors will enhance our sourcing processes. Additionally, we believe that Mr. Burggraeve’s experience on the boards of a number of public and private companies makes him well qualified to serve as a member of our board of directors.
Number and Terms of Office of Officers and Directors
The VGAC II Board consists of five members, divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to VGAC II’s first general meeting) serving a three-year term. In accordance with the NYSE’s corporate governance requirements, VGAC II is not required to hold an annual general meeting until one year after VGAC II’s first fiscal year end following VGAC II’s listing on the NYSE. The term of office of the first class of directors, consisting of Latif Peracha, will expire at VGAC II’s first annual general meeting. The term of office of the second class of directors, consisting of Elizabeth Nelson and Chris Burggraeve, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Josh Bayliss and Evan Lovell, will expire at the third annual general meeting.
Only holders of Class B ordinary shares will have the right to appoint directors in any general meeting held prior to or in connection with the completion of an initial business combination. Holders of the public shares will not be entitled to vote on the appointment of directors during such time. These provisions of the Existing Governing Documents relating to the rights of holders of Class B ordinary shares to appoint directors may be amended by a special resolution passed by a majority of at least 90% of the ordinary shares voting in a general meeting.
VGAC II’s officers are appointed by the VGAC II Board and serve at the discretion of the VGAC II Board, rather than for specific terms of office. The VGAC II Board is authorized to appoint officers as it deems appropriate pursuant to the Existing Governing Documents.

Director Independence
The rules of the NYSE require that a majority of the VGAC II Board be independent within one year of the initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder, stockholder, or officer of an organization that has a relationship with the company). VGAC II currently has three “independent directors” as defined in NYSE rules and applicable SEC rules. The VGAC II Board has determined that Latif Peracha, Elizabeth Nelson, and Chris Burggraeve are “independent directors” as defined in NYSE listing standards and applicable SEC rules. VGAC II’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
The VGAC II Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.
Both VGAC II’s audit committee and VGAC II’s compensation committee are composed solely of independent directors. Subject to phase-in
rules, the rules of the NYSE and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by the VGAC II Board and has the composition and responsibilities described below. The charter of each committee is available on VGAC II’s website (https://www.vgacquisition.com/). Information contained on VGAC II’s website is not part of this proxy statement/consent solicitation statement/prospectus, and the inclusion of VGAC II’s website address in this proxy statement/consent solicitation statement/prospectus is an inactive textual reference only.
Audit Committee
Latif Peracha, Elizabeth Nelson, and Chris Burggraeve serve as the members of the audit committee and Ms. Nelson serves as chair of the audit committee. Mr. Peracha, Mr. Nelson, and Mr. Burggraeve are independent of and unaffiliated with the Sponsor. Under NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent.
Latif Peracha, Elizabeth Nelson, and Chris Burggraeve are financially literate and the VGAC II Board has determined that Ms. Nelson qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. The principal functions of the audit committee include:

•
assisting board oversight of (1) the integrity of VGAC II’s financial statements, (2) VGAC II’s compliance with legal and regulatory requirements, (3) VGAC II’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of VGAC II’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by VGAC II;

•
pre-approving
all audit and
non-audit
services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval
policies and procedures;

•
reviewing and discussing with the independent registered public accounting firm all relationships the registered public accounting firm have with VGAC II in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss VGAC II’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing VGAC II’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to VGAC II entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and VGAC II’s legal advisors, as appropriate, any legal, regulatory, or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding VGAC II’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC, or other regulatory authorities.

Nominating and Corporate Governance Committee
The members of VGAC II’s nominating and corporate governance are Latif Peracha, Elizabeth Nelson, and Chris Burggraeve. Latif Peracha serves as chair of the nominating and corporate governance committee. Under NYSE listing standards, all the directors on the nominating and corporate governance committee must be independent.
The purpose and responsibilities of the nominating and corporate governance committee include:

•
identifying, screening, and reviewing individuals qualified to serve as directors, consistent with criteria approved by the VGAC II Board, and recommending to the VGAC II Board candidates for nomination for appointment at the annual general meeting or to fill vacancies on the VGAC II Board;

•	developing and recommending to the VGAC II Board and overseeing implementation of VGAC II’s corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the VGAC II Board, its committees, individual directors, and management in the governance of VGAC II; and

•	reviewing on a regular basis VGAC II’s overall corporate governance and recommending improvements as and when necessary.
The charter of the nominating and corporate governance committee also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and has been directly responsible for approving the search firm’s fees and other retention terms.
VGAC II has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the VGAC II Board considers educational background, diversity of professional experience, knowledge of VGAC II’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of VGAC II shareholders. Prior to an initial business combination, holders of the public shares will not have the right to recommend director candidates for nomination to the VGAC II Board.

Compensation Committee
Latif Peracha, Elizabeth Nelson, and Chris Burggraeve serve as the members and Chris Burggraeve serves as chair of the compensation committee. Under NYSE listing standards, all the directors on the compensation committee must be independent. The principal functions of the compensation committee include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to VGAC II’s chief executive officer’s compensation;

•
evaluating VGAC II’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of VGAC II’s chief executive officer’s based on such evaluation;

•
reviewing and making recommendations to the VGAC II Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to VGAC II Board approval of all of VGAC II’s other officers;

•	reviewing VGAC II’s executive compensation policies and plans;

•	implementing and administering VGAC II’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with VGAC II’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments, and other special compensation and benefit arrangements for VGAC II’s officers and employees;

•	producing a report on executive compensation to be included in VGAC II’s annual proxy statement; and

•	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.
Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of up to $10,000 per month, for up to 24 months, for office space, and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting, or other similar fees, will be paid to any of VGAC II’s existing shareholders, officers, directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The Existing Governing Documents also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel, or other adviser and will be directly responsible for the appointment, compensation, and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.
Code of Business Conduct and Ethics
VGAC II adopted a Code of Business Conduct and Ethics applicable to VGAC II directors, officers, and employees. You will be able to review this document by accessing VGAC II’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of the VGAC II Board will be provided without charge upon request from us. See the section of this prospectus entitled “Where You Can Find Additional Information.” If VGAC II makes any amendments to VGAC II’s Code of Business Conduct and Ethics other than technical, administrative, or other non-substantive

amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to VGAC II’s principal executive officer, principal financial officer, principal accounting officer, or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, VGAC II will disclose the nature of such amendment or waiver on VGAC II’s website. The information included on VGAC II’s website is not incorporated by reference into this proxy statement/consent solicitation statement/prospectus or in any other report or document VGAC II files with the SEC, and any references to VGAC II’s website are intended to be inactive textual references only.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having the general knowledge, skill, and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings.
Certain of VGAC II’s officers and directors presently have, and any of them in the future may have additional, fiduciary, or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of VGAC II’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. VGAC II does not believe, however, that the fiduciary duties or contractual obligations of VGAC II’s officers or directors have materially affected or will materially affect VGAC II’s ability to complete an initial business combination.

Below is a table summarizing the Virgin Group-related and other entities to which VGAC II’s executive officers and directors currently have fiduciary duties, contractual obligations, or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Josh Bayliss	Virgin Group Virgin Group Holdings Limited Corvina Holdings Limited Virgin Investments Limited Virgin Entertainment Holdings, Inc. Virgin Red Limited Virgin Group Acquisition Corp. III	Investment Firm Investment Firm Investment Firm Investment Firm Investment Firm Loyalty/Rewards Special Purpose Acquisition Company	Chief Executive Officer Director Director Director Director Director Chief Executive Officer and Director

Evan Lovell
Virgin Group
Virgin Galactic Holdings, Inc.
VO Holdings, Inc.
Virgin Hotels, LLC
Virgin Cruises Limited
Sport Group Limited
BMR Energy Ltd.
BMR Energy LLC
Virgin Group Acquisition Corp. III
23andMe Holding Co.
		Investment Firm Space Space Hospitality Travel Health & Wellness Energy Energy Special Purpose Acquisition Company Personal genomics and biotechnology	Chief Investment Officer Director Director Director Director Director Director Director Chief Financial Officer and Director Director

Rayhan Arif	BMR Energy Virgin Mobile LATAM	Energy Wireless Communications	Director Director

Latif Peracha	M13 Feelmore Labs Rho Technologies Emerge	Venture Capital Health & Wellness FinTech Technology	General Partner Director Director Director

Elizabeth Nelson	Nokia Corporation Upwork Inc. Berkeley Lights Inc.	Wireless Communications Technology Healthcare	Director Director Director

Chris Burggraeve	Vicomte LLC Seaters A.I. Toast Holdings AYR Wellness, Inc.	Marketing Marketing Consumer Goods Medicinal	Founder & Chief Executive Officer Director Director Director
Potential investors should also be aware of the following other potential conflicts of interest:

•
VGAC II’s officers and directors are not required to, and will not, commit their full-time to VGAC II’s affairs, which may result in a conflict of interest in allocating their time between VGAC II’s operations and VGAC II’s search for a business combination and their other businesses. VGAC II currently does not have and does not intend to have any full-time employees prior to the completion of an initial business combination. Each of VGAC II’s officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and VGAC II’s officers are not obligated to contribute any specific number of hours per week to VGAC II’s affairs.

•
VGAC II’s initial shareholders purchased founder shares prior to the date of the initial public offering and purchased private placement warrants in a transaction that closed simultaneously with the closing of the initial public offering. The Sponsor, officers, and directors have entered into a letter agreement with VGAC II, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of an initial business combination. Additionally, the Sponsor, officers, and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if VGAC II fails to complete an initial business combination within the prescribed time frame. If VGAC II does not complete an initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Furthermore, the Sponsor, officers, and directors have agreed not to transfer, assign, or sell any of their founder shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of an initial business combination or (ii) the date following the completion of an initial business combination on which VGAC II completes a liquidation, merger, share exchange or other similar transaction that results in all of VGAC II shareholders having the right to exchange their ordinary shares for cash, securities, or other property. Notwithstanding the foregoing, if the closing price of VGAC II Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading-day
period commencing at least 150 days after an initial business combination, the founder shares will be released from the lockup.

•
The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable until 30 days following the completion of an initial business combination. Because each of VGAC II’s officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination.

•
Each of Mr. Bayliss and Mr. Lovell invested $300,000 in the Sponsor and hold interests in the Sponsor that represent an indirect interest in 1,246,600 Class B ordinary shares and 197,939 private placement warrants. Mr. Arif, Mr. Burggraeve, Ms. Nelson and Mr. Peracha invested $50,000, $100,000, $100,000 and $100,000, respectively, in the Sponsor indirectly through an investment in VG Acquisition Holdings II LLC (an affiliate of the Sponsor), and hold interests in VG Acquisition Holdings II LLC that represent an indirect interest in 73,341, 70,216, 70,216 and 70,216 Class B ordinary shares, respectively, and 33,212, 66,550, 66,550 and 66,550 private placement warrants, respectively. All of such securities would be worthless if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents).

•
The fact that the Virgin Group and the Sponsor will collectively own 6,572,125 shares of New Grove Class A Common Stock, which collectively will represent up to approximately 4.4% of outstanding shares of New Grove Common Stock and approximately 0.5% of the voting power of New Grove Common Stock assuming maximum redemption of VGAC II Class A ordinary shares in connection with the Business Combination.

In no event will the Sponsor or any of VGAC II’s existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee, or other compensation prior to, or for any services they render in order to effectuate, the completion of an initial business combination. Further, commencing on March 25, 2021, VGAC II will also pay the Sponsor or an affiliate thereof up to $10,000 per month for office space, secretarial and administrative services.
VGAC II cannot assure you that any of the above mentioned conflicts will be resolved in VGAC II’s favor.
The Sponsor, officers, and directors have agreed to vote their founder shares and any shares purchased during or after the offering in favor of an initial Business Combination.

Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of VGAC II’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.
VGAC II purchased a policy of directors’ and officers’ liability insurance that insures VGAC II’s officers and directors against the cost of defense, settlement, or payment of a judgment in some circumstances and insures VGAC II against VGAC II’s obligations to indemnify VGAC II’s officers and directors. VGAC II also entered into indemnity agreements with them.
Our officers and directors have agreed to waive any right, title, interest, or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest, or claim of any kind they may have in the future as a result of, or arising out of, any services provided to VGAC II and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by VGAC II if (i) VGAC II has sufficient funds outside of the trust account or (ii) VGAC II consummates an initial business combination. VGAC II’s indemnification obligations may discourage shareholders from bringing a lawsuit against VGAC II’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against VGAC II’s officers and directors, even though such an action, if successful, might otherwise benefit VGAC II and VGAC II shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent VGAC II pays the costs of settlement and damage awards against VGAC II’s officers and directors pursuant to these indemnification provisions. VGAC II believes that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation and Director Compensation and Other Interests
None of VGAC II’s officers or directors have received any cash compensation from VGAC II for services rendered to VGAC II. Commencing on March 25, 2021, VGAC II will pay the Sponsor or an affiliate thereof up to $10,000 per month for office space, secretarial, and administrative support services. In addition, the Sponsor, officers, and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on VGAC II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. VGAC II’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or VGAC II’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, VGAC II does not expect to have any additional controls in place governing VGAC II’s reimbursement payments to VGAC II directors and officers for their out-of-pocket
expenses incurred in connection with VGAC II’s activities on VGAC II’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, has or will be paid by VGAC II to the Sponsor, officers, and directors, or any of their respective affiliates, prior to completion of an initial business combination.
After the completion of an initial business combination, directors or members of VGAC II’s management team who remain with VGAC II may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to VGAC II shareholders in connection with a proposed initial business combination. VGAC II has not established any limit on the amount of such fees that may be paid by the combined company to VGAC II directors or members of management. It is unlikely that the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to VGAC II’s officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the VGAC II Board.
VGAC II does not intend to take any action to ensure that members of VGAC II’s management team maintain their positions with VGAC II after the consummation of an initial business combination, although it is possible that some or all of VGAC II’s officers and directors may negotiate employment or consulting arrangements to remain with VGAC II after an initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with VGAC II may influence VGAC II’s management’s motivation in identifying or selecting a target business but VGAC II does not believe that the ability of VGAC II’s management to remain with VGAC II after the consummation of an initial business combination will be a determining factor in VGAC II’s decision to proceed with any potential business combination. VGAC II is not party to any agreements with VGAC II’s officers and directors that provide for benefits upon termination of employment.
Legal Proceedings
To the knowledge of VGAC II’s management, there is no litigation currently pending or contemplated against VGAC II or any of VGAC II’s officers or directors in their capacity as such or against any of VGAC II’s property.
Properties
VGAC II currently utilizes office space at 65 Bleecker Street, 6th Floor, New York, NY 10012 and at 179 Harrow Road, London, W2 6NB, U.K. from the Sponsor and the members of VGAC II’s management team as VGAC II’s executive offices. VGAC II considers its current office space adequate for its current operations.
Periodic Reporting and Audited Financial Statements
VGAC II registered VGAC II’s units, Class A ordinary shares, and warrants under the Exchange Act and has reporting obligations, including the requirement that VGAC II files annual, quarterly, and current reports with the SEC. In accordance with the requirements of the Exchange Act, VGAC II’s annual reports contain financial statements audited and reported on by VGAC II’s independent registered public accountants.
VGAC II is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, VGAC II received, a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains, or appreciations will apply to VGAC II or its operations and, in addition, that no tax to be levied on profits, income, gains, or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of VGAC II’s shares, debentures, or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by VGAC II to VGAC II shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
VGAC II is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, VGAC II is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in VGAC II’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find VGAC II’s securities less attractive as a result, there may be a less active trading market for VGAC II’s securities and the prices of VGAC II’s securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. VGAC II intends to take advantage of the benefits of this extended transition period.
VGAC II will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the initial public offering, (b) in which VGAC II has total annual gross revenue of at least $1.07 billion, or (c) in which VGAC II is deemed to be a large accelerated filer, which means the market value of VGAC II Class A ordinary shares that are held by non-affiliates
exceeds $700 million as of the prior June 30th (or, if after the Business Combination, September 30th), and (2) the date on which VGAC II has issued more than $1.0 billion in non-convertible
debt during the prior three-year period. Following the Business Combination, VGAC II expects that New Grove will remain an emerging growth company until [●] .
Additionally, VGAC II is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, VGAC II expects that New Grove will no longer be a smaller reporting company.

VGAC II’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that VGAC II’s management believes is relevant to an assessment and understanding of VGAC II’s results of operations and financial condition. This discussion and analysis should be read together with VGAC II’s audited financial statements and related notes that are included elsewhere in this proxy statement/consent solicitation statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement/consent solicitation statement/prospectus entitled “Information About VGAC II.” In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/consent solicitation statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of VGAC II.
Overview
We are a blank check company incorporated in the Cayman Islands on January 13, 2021 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the initial public offering and the sale of the private placement warrants, our shares, debt or a combination of cash, shares and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.
Recent Developments
On December 7, 2021, we entered into the Merger Agreement with VGAC II Merger Sub, and Grove. The Merger Agreement provides for, among other things, the following transactions: (i) at least one day prior to the Closing Date, the Domestication, in connection with which (A) VGAC II’s name will be changed to “Grove Collaborative Holdings, Inc.,” (B) each then-issued and outstanding Class A ordinary share of VGAC II will convert automatically into one share of New Grove Class A Common Stock, (C) each then-issued and outstanding Class B ordinary share of VGAC II will convert automatically into one share of New Grove Class A Common Stock, and (D) each then-issued and outstanding common warrant of VGAC II will convert automatically into one warrant to purchase one share of New Grove Class A Common Stock; and (ii) on the Closing Date at the Effective Time, VGAC II Merger Sub will merge with and into Grove, with Grove as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of New Grove.
In connection with the Business Combination, VGAC II will adopt a dual class stock structure, comprised of New Grove Class A Common Stock, which will carry one vote per share, and New Grove Class B Common Stock, which will carry ten votes per share. The New Grove Class B Common Stock will be subject to conversion to New Grove Class A Common Stock (i) upon any transfers of New Grove Class B Common Stock (except for certain permitted transfers) or (ii) on the date that is the earliest to occur of (A) the fifth anniversary of the closing date and (B) the forty-fifth day (or, if such day is not a business day in the United States, the next such business day) after the end of the first fiscal quarter of New Grove in which the number of shares of New Grove Class B Common Stock outstanding or subject to outstanding securities convertible into or exercisable therefor, or otherwise underlying outstanding equity compensation awards, represents, in the aggregate, less than ten percent (10%) of all shares of common stock outstanding or subject to outstanding securities convertible into or exercisable therefor, or otherwise underlying outstanding equity compensation awards, in each case, measured on the last day of such fiscal quarter.
In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, based on an implied equity value of $1.4 billion: (a) each share of Grove Common Stock and Grove Preferred Stock (on an as-converted
to common stock basis) (other than dissenting shares) will be canceled and converted into the right to receive (i) a number of shares of New Grove Class B Common Stock, as determined pursuant to an exchange ratio set forth in the Merger Agreement and (ii) a number of shares of Grove Earnout Shares, as more fully described in the accompanying proxy statement/consent solicitation statement/prospectus; (b) each outstanding option to purchase Grove Common Stock (whether vested or unvested) will be assumed by New Grove and converted into (i) comparable options that are exercisable for shares of New Grove Class B Common Stock, with a value determined in accordance with the Exchange Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code) and (ii) the right to receive a number of Grove Earnout Shares; (c) each award of Grove RSUs will be assumed by New Grove and converted into (i) a comparable award of restricted stock units to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares; and (d) each warrant to acquire shares of Grove Common Stock or Grove Preferred Stock will be assumed by New Grove and converted into (i) a comparable warrant to acquire shares of New Grove Class B Common Stock and (ii) the right to receive a number of Grove Earnout Shares. The implied equity value of $1.4 billion includes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of options (whether vested or unvested) to purchase Grove Common Stock but excludes the value of the options exercisable for shares of New Grove Class B Common Stock that are issued and outstanding in respect of Company Unvested 2021 Options.
The Merger Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. VGAC II and Grove have also agreed to take all necessary action such that, effective immediately after the closing of the Business Combination, the VGAC II board of directors (the “
Board
”) shall consist of nine directors, of whom one individual shall be designated by VGAC II, with the remaining eight individuals designated by Grove. In addition, VGAC II has agreed to adopt an equity incentive plan in an amount not to exceed 15% of New Grove’s equity interests outstanding as of immediately following the Merger with an annual evergreen provision in an amount not to exceed 5% of New Grove’s equity interests outstanding as of the day prior to such increase, as well as an employee stock purchase plan in an amount to be determined by the Board prior to the closing of the Business Combination with an annual evergreen provision in an amount of no less than 1% of New Grove’s equity interests outstanding as of the day prior to such increase.
Results of Operations
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through December 31, 2021 were organizational activities and those necessary to prepare for the initial public offering, described below. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We expect to generate non-operating
income in the form of interest income on marketable securities held after the initial public offering. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the period from January 13, 2021 (inception) through December 31, 2021, we had net income of $2,698,369, which consisted of a gain of $6,811,133 for the change in fair value of our warrant liability and interest income of $30,526, offset by formation and operating costs of $3,572,794 and offering costs allocated to warrants of $570,496. We are required to revalue our liability-classified warrants at the end of each reporting period and reflect in the statement of operations a gain or loss from the change in fair value of the warrant liability in the period in which the change occurred.

Liquidity and Capital Resources
On March 25, 2021, we consummated the initial public offering of 35,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $350,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 6,000,000 private placement warrants to the Sponsor at a price of $1.50 per private placement warrant generating gross proceeds of $9,000,000.
On April 13, 2021, in connection with the underwriters’ election to fully exercise of their over-allotment option, we consummated the sale of an additional 5,250,000 units and the sale of an additional 700,000 private placement warrants, generating total gross proceeds of $53,550,000.
Following the initial public offering, the sale of the private placement warrants, and the underwriters election to fully exercise their over-allotment option on April 13, 2020, a total of $402,500,000 was placed in the trust account, and we had $166,264 of cash held outside of the trust account, after payment of costs related to the initial public offering, and available for working capital purposes. We incurred $22,733,025 in transaction costs, including $8,050,000 of underwriting fees, and $14,087,500 of deferred underwriting fees and $595,525 of other offering costs.
For the period from January 13, 2021 (inception) through December 31, 2021, net cash used in operating activities was $1,922,242.
At December 31, 2021, we had $507,233 in our operating bank account and a working capital deficit of $2,284,652.
At December 31, 2021, we had cash and investments held in the trust account of $402,530,526 (including approximately $30,526 of interest income). We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete our business combination. We may withdraw interest from the trust account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
At December 31, 2021, we had cash of $507,233 held outside of the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants. As of December 31, 2021, we had $1,000,000 of outstanding borrowings under such loans.
We do not believe that we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth
due diligence and negotiating a business combination are less than the actual amount necessary to do so,

we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.
Off-Balance
Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance
sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance
sheet arrangements. We have not entered into any
off-balance
sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial
assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative support services, provided to VGAC II. We began incurring these fees on March 25, 2021 and will continue to incur these fees monthly until the earlier of the completion of a business combination and VGAC II’s liquidation.
The underwriters are entitled to a deferred fee of $0.35 per unit, or $14,087,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Recent Accounting Standards
In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 13, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Derivative Warrant Liability
We account for the warrants issued in connection with our initial public offering in accordance with the guidance contained in ASC
815-40
under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The initial fair value of the public warrants and the private placement warrants was estimated using a Monte Carlo simulation approach. As of December 31, 2021 fair value of the public warrants was estimated using the Company’s publicly traded warrant price. The fair value of the private placement warrants was estimated using a Monte Carlo simulation approach.
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“
ASC
”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our balance sheet.
Net Income (Loss) per Ordinary Share
We apply the
two-class
method in calculating earnings per share. Net income per ordinary share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the trust account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted for Class B non-redeemable
ordinary shares is calculated by dividing the net income (loss), less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable
ordinary shares outstanding for the periods presented.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 13, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Controls and Procedures
Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. VGAC II’s management evaluated, with the participation of VGAC II’s current chief executive officer and chief financial officer (the “
VGAC II Certifying Officers
”), the effectiveness of VGAC II’s disclosure

controls and procedures as of December 31, 2021, pursuant to Rule 13a-15(b) under the Exchange Act. Due to a material weakness in VGAC II’s internal control over financial reporting related to VGAC II’s accounting and reporting of complex financial instruments, including application of ASC 480-10-S99-3A to its accounting classification of public shares, which resulted in the restatement of VGAC II’s financial statements as described in the section entitled “Risk Factors,” the VGAC II Certifying Officers concluded that VGAC II’s disclosure controls and procedures were not effective as of December 31, 2021. In light of this material weakness, VGAC II performed additional analysis as deemed necessary to ensure that VGAC II’s financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, VGAC II’s management believes that the financial statements included in this proxy statement/consent solicitation statement/prospectus present fairly in all material respects VGAC II’s financial position, results of operations and cash flows for the periods presented.
VGAC II does not expect that its disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.
Changes in Internal Control over Financial Reporting
We have commenced our remediation efforts in connection with the identification of the material weakness surrounding internal controls over financial reporting for complex financial instruments discussed above and have taken the following steps subsequent to the quarter ended December 31, 2021:

•	We have implemented procedures intended to ensure that we identify and apply the applicable accounting guidance to all complex transactions.

•	We are establishing additional monitoring and oversight controls designed to ensure the accuracy and completeness of our financial statements and related disclosures.
There have been no changes to our internal control over financial reporting during the quarter ended December 31, 2021 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT GROVE
OUR VISION
Grove is transforming the consumer products industry into a force for human and environmental good by relentlessly creating and curating planet-first, high-performance brands and products. Because sustainability is the only future, and what we do now matters.

OVERVIEW
Grove is a digital-first, sustainability-oriented consumer products innovator. We use our connection with consumers to create and curate authentic, disruptive brands and products. Grove builds natural products that perform as well as or better than many leading CPG brands (both conventional and natural), while being healthier for consumers and the planet.
Grove’s omnichannel distribution strategy enables us to reach consumers where they want to shop. We operate an online direct-to-consumer
website and mobile application (“
DTC platform
”) where we both sell our Grove-owned brands (“
Grove Brands
”) and partner with other leading natural and mission-based CPG brands, providing consumers the best selection of curated products across many categories and brands. In the year ended December 31, 2021, we generated approximately 49% of our net revenue from Grove Brands, with 71% of that net revenue from home care products. As we grow our product assortment and distribution in beauty and personal care, we expect the contribution of sales from these categories to increase.
Over the last five years, our Grove Co. brand has emerged as a market leader in several important categories including sustainable home care and direct-to-consumer
natural home care. Grove Co. has also quickly established itself as a leader in the hand, dish, and cleaning categories at Target.
Grove is a public benefit corporation
and a Certified B Corporation, meaning we adhere to third party standards for prioritizing social, environmental, and community wellbeing. We have a history of doing well by doing good, which is supported by our flywheel: as we have grown, our product development capabilities and data have improved. That improved innovation grows both topline and expands margins as our innovation tends to be both market expanding and margin accretive. Since inception, Grove has grown rapidly and invested heavily in building out both its Grove ecommerce platform and its Grove Brands, and over this period we have operated at a loss and have accumulated deficits of ($490) million as of December 31, 2021. We believe that we will continue to grow and to decrease our losses as a percentage of net revenue over time as we work to realize the benefits of this investment in margin expansion and optimization of costs.

Company History
Grove started in 2012 under the name “ePantry” as an online retailer for third-party natural household, beauty and personal care brands. We leveraged our ecommerce platform to learn about the industry, gain significant insight into consumer preferences and determine how we might drive change. Early on, it became clear that the current carbon, plastic, and ingredient footprint of our industry is unsustainable, and that there will be massive share shift to products that perform while supporting human and environmental health.
Our key long-term strategic advantage comes from a combination of our authentic mission and our direct relationships with customers. We gained differentiated insights on consumer preferences and provided a platform for them to tell us what they value in each product category we carried. We paired this insight with best-in-class
product innovation capabilities, and in 2016 we launched Grove Co., our flagship home care brand. We have since brought more than 400 Grove Brand products to customers across our portfolio of brands, and Grove Co. has grown into the largest brand by revenue on our DTC platform.
After building a robust portfolio of highly efficacious,
good-for-the-world
products, we have recently pushed into an omnichannel model in order to reach consumers where and how they shop. We continue to operate our DTC platform where we maintain direct relationships with over 1.5 million consumers annually who enjoy our best-in-class
assortment of natural home, beauty and personal care products. In addition, we launched a nationwide partnership with Target in April 2021, and we continue to actively pursue opportunities to develop our brick-and-mortar
retail distribution platform and expand our sales to third-party ecommerce channels.
Company Performance
Our mission driven approach, deep consumer-centric sustainable portfolio and omnichannel strategy have driven strong financial performance.
The Company’s fiscal year-end is December 31. In 2019, 2020, and 2021:

•	Revenue increased from $233 million in 2019 to $364 million and $384 million in 2020 and 2021, respectively;

•	Gross margin increased from 36% in 2019 to 48% and 49% in 2020 and 2021, respectively;

•	Gross profit increased from $83 million in 2019 to $176 million in 2020 and $189 million in 2021;

•	Net loss was ($161) million and ($72) million and ($136) million in 2019, 2020 and 2021, respectively, and our accumulated deficit was ($490) million as of December 31, 2021; and

•	Adjusted EBITDA was ($145) million in 2019 compared to ($54) million in 2020 and ($109) million in 2021.
Adjusted EBITDA is a measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. For further information about how we calculate adjusted EBITDA, limitations of its use and a reconciliation of adjusted EBITDA to net loss and the most directly comparable financial measure stated in accordance with GAAP, see—“Non-GAAP
Financial Measure—Adjusted EBITDA.”
OUR PURPOSE
We believe that the consumer products industry has contributed to the current environmental crises. We need to create business models and products that meet the environmental needs of our time and the growing demand of consumers that are aware of the importance of each of our roles in the future.
Grove is transforming the consumer products industry into a force for human and environmental good by relentlessly creating and curating planet-first, high-performance brands and products. Because sustainability is the only future, and what we do now matters.

Our ability to foster positive change is fundamental to our business, rather than an afterthought to profits or a way to mitigate the negative impacts of “business as usual”. This is codified within decision making at every level of our company, from our corporate structure, our material selection process to the way we ship our products. The depth and authenticity of our mission is a sustainable competitive advantage in a world where consumers urgently demand more conscientious products. We also believe that our success is driven by our exceptional team, and we believe that our authentic mission is a competitive advantage in attracting and retaining top talent in a competitive market.

Public Benefit Corporation and Certified B Corporation

We believe that authentic commitment to our vision, and to “doing well by doing good,” is a durable competitive advantage. As a way to codify our values, Grove became a public benefit corporation (PBC) in 2021. We are devoted to the development, promotion and distribution of consumer products as a positive force for human and environmental health. As a PBC, we have a legal duty to prioritize not just stockholders’ financial interests, but also the best interest of those materially affected by our business operations, including consumers, employees, partners, the environment and the communities in which we operate. In addition, Grove is a Certified B Corporation, meaning we adhere to rigorous third-party standards for prioritizing social, environmental and community wellbeing, and our performance is periodically independently audited against this framework.

Leading our Industry in Sustainability

Sustainability
and conscientious business practices are our reason for being and are true differentiators of our business—from our brands, to every product we carry, to our policies and practices within the workplace. Our sustainability objectives are rooted in the areas most material to our business and our industry that we believe connect with growing areas of consumer interest and demand: plastic, carbon and forests. We have set ambitious goals to lead across all categories—from being plastic free across our DTC Platform by 2025, to being carbon neutral by 2030 and to planting one million trees by the end of 2022, which are detailed further below.
As of today, we are 100% plastic neutral, a Certified CarbonNeutral® company and have planted nearly 800,000 trees in the U.S.—well on track to reach our goal next year.
OUR MARKET OPPORTUNITY
Traditional HPC Retail is a Large and Attractive Market for Grove
Our business is focused on addressing the household and personal care (“
HPC
”) market, which is approximately a $1 trillion global market, according to Euromonitor (2022 Edition). We started by building a digital-first business, which solidified our consumer feedback loop and enabled us to develop efficiently and scale our Grove Brands. However, we estimate that approximately 90% of consumers still buy at diversified retail, so we believe our retail presence allows us to reach more consumers, and ultimately, improve our brand awareness. As such, with our distinctive product innovation capabilities firmly in place, as well as the strong brand and product portfolio, we are now expanding into third-party distribution where we will be able to monetize this innovation in the $180 billion U.S. market according to Euromonitor (2022 Edition), and ultimately, in the global HPC market.

The retail market is many times the size of the market where we built our original consumer connection, and we believe it can be a core driver of capital-efficient growth over the long term.

In addition to our retail growth potential, Grove sits at the intersection of two fast-growing segments of the HPC market: digital, and natural and sustainable products. We believe consumers will continue to shift from in-store
to online shopping, and from conventional to natural and sustainable products, and Grove is well-positioned to take advantage of both industry tailwinds to help us to achieve higher growth than our incumbent competitors.

Growth of HPC Ecommerce
We believe that the HPC market is increasingly moving omnichannel. While the DTC market is modest in size today, we expect that over time the secular trend towards online purchasing will continue. HPC products are still much earlier in their ecommerce adoption than many other industries. Euromonitor expects household care ecommerce in the U.S. to grow at approximately 18% CAGR through 2025.
With our established DTC platform and distribution, connection to our customer community, and ability to innovate and quickly bring new brands and products to market on our platform, we believe we are well positioned to capitalize on this long-term trend.
Shift to Clean and Natural
We believe the scale of the market opportunity for clean and natural HPC products is matched by the scale of the environmental problem. In the U.S., 28 billion pounds of plastic packaging is created annually according to the Environmental Protection Agency, and globally up to 24 billion pounds of plastic enters the ocean each year according to research by Jenna Jambeck,
Science,
Feb 2015. And consumers in the U.S. are taking notice.
We expect continued outperformance of natural products as consumers become more conscious of the impact that products used in their homes have on their health and on the environment. Industry sources expect the clean and natural segment to grow at an approximately 9% CAGR through 2025.

Current environmental crises and growing public awareness of the negative impact the HPC industry has on the planet make changes in our categories inevitable over the coming years. In our industry, we expect consumers to evaluate the HPC products they choose increasingly on the basis of greenhouse gas emissions and plastic waste associated with those products, and that the transition of the industry to cleaner and more sustainable product offerings will be driven by this shift in consumer demand. Grove’s commitment to sustainable innovation across the three pillars of plastic reduction, carbon reduction and ingredient integrity, positions us as a beneficiary of the trends towards higher quality sustainability-focused products, which continue to gain momentum.

Penetration of natural products is still nascent in our categories even though over 70% of consumers value sustainability, transparency, and social impact. We believe that adoption of natural products is accelerating: in consumer surveys we found 63% of customers who bought natural HPC did so for the first time in just the last two years. We believe that in the coming years, consumer spending on natural products will continue to increase in proportion to the overall HPC market, which represents a growing opportunity for further market penetration as we increase our channel distribution and product offering.
We believe our positioning as a market leader in developing products and packaging formats that reduce plastic and waste will continue to allow us to simultaneously capitalize on the market opportunity, while helping to solve one of the largest environmental crises we face as an industry.
OUR STRENGTHS
Revolutionary, Customer-Centric Brands
At Grove, we are constantly exploring new formats, new formulas and new systems that meet our consumers’ needs while doing what is right for the planet. Every brand and product we develop follows our innovation trifecta: consumer centricity, efficacy and sustainability. We are consumer-centric: we innovate to fulfill consumer demands of today and tomorrow, and we target price points that are accessible for most U.S. consumers and are in line overall with other scale market-leading branded CPG products. We also seek to raise the bar on efficacy, especially among natural brands. We believe that consumers do not have to compromise on sustainability for performance and vice-versa, and we are committed to creating clean and sustainable products that are better for both home and planet. We understand that our success is dependent on our community, and we always seek to over-deliver for our consumer in every product across every axis.
Differentiated Innovation Enabled by Our DTC Platform
Our innovation process is informed by our highly engaged customer base, which provides real-time insights giving Grove access to better, more specific data and a more rapid test and learn cycle than competitors. We utilize data derived from extensive customer engagement in assessing demand and market acceptance for new products prior to full scale launch. Our Grove Brands leverage our DTC platform as a feedback-rich channel where we iterate, improve our products, and ultimately maximize success at full-scale launch, both on our DTC platform and in retail channels. As an example of industry recognition for innovation, Peach not Plastic, our line of plastic-free hair and skincare bars was awarded the Fast Company Innovation by Design Award, Women’s Health 2021 Beauty Award and Byrdie’s Best Eco Bodycare Product. Grove Co. was awarded EPA Safer Choice Partner of the Year for the second consecutive year.
Engaged and Loyal Customer Base
Our growth and innovation advantage is only possible because of our deep connection with our customer base. Grove customers interact frequently with our web platform, our app, and their carts, presenting opportunities for us to cross-sell and up-sell,
and gather additional data points to power our innovation. Our customers have created a vibrant digital community across social media platforms, creating content and driving word of mouth brand awareness.
Home and personal care are categories where the strongest brands are built around customers who often develop brand affinities that can last a lifetime. The loyalty of our customer base is best demonstrated by our average long-term stable net revenue retention across our cohorts of approximately 50%. This asymptotic retention is indicative of the long-term relationship we are building with customers that is fueled by the inherent retention dynamic of reusable product formats as well as high engagement with our flexible monthly shipments feature and our mobile app. In the year ended December 31, 2021, approximately 84% of our net revenue came from customers who had the flexible monthly shipments feature turned on. The stickiness of our customer base has enabled us to achieve high returns on our marketing investments, giving us the confidence to aggressively fuel growth.

Highly Experienced Team and Innovation-Focused Culture
Grove is a people-oriented company. We believe that the core of our success starts with our ability to continue to attract and retain top talent. We are led by a team of industry veterans with highly relevant sustainability, consumer, and technology expertise, who leverage a wealth of knowledge in management roles at both public and private companies ranging from
start-ups
to Fortune 500 companies. We have created an innovation-focused, entrepreneurial culture that has powered our rapid growth, through our unique combination of talent from both the CPG industry and Silicon Valley. We operate in a data-rich environment that empowers employees to generate insights to improve our business and informs decisions across the organization. Our team is united by a common mission and vision for a more sustainable future.
VALUE PROPOSITION TO CONSUMERS
Grove’s products are a unique blend of
best-in-class
sustainability, efficacy, consumer centricity and modern design offered at accessible prices and supported by exceptional customer service and a strong online community. We believe our Grove Brand products, whether sold on our DTC platform or at retailers, make it easy for consumers to make environmentally and family-friendly purchasing decisions. Consumers trust our standards, knowing that our products prioritize plant-based ingredients, are cruelty-free, and are free of synthetic colors, synthetic fragrances, parabens, phthalates, BPA, and toxic varnishes (based on ingredient declarations, third-party certifications, and independent testing), and are as effective as many traditional competitor products. Our products and packaging help consumers reduce their single use plastic usage and environmental footprint. Grove products are designed for consumers to create the best version of their homes and feel good about the choices they are making for their families and the environment.
Our DTC platform gives our customers access to a wide assortment of curated, high-quality, environmentally-friendly products at competitive prices, with many products and scents exclusive to our platform. We offer our flexible monthly shipment service to help customers stay on top of their home and personal care regimen. Customers can subscribe to individual products at appropriate cadences to make sure they never run out. We leverage data about customer activity and preferences to further enhance the customer experience by personalizing pages to better fit customer shopping needs.
Our team of Grove Guides provides concierge customer service on topics ranging from delivery options to product recommendations. Grove Guides provide personal service to our customers and are available through multiple channels including phone, text, email and chat. We believe the combination of high-quality products and a friendly support team has allowed us to gain the trust of our customers, which in turn provides us with the differentiated consumer insights that power our innovation flywheel.
In 2021, Grove launched in Target to provide a true omnichannel experience to customers. As we expand our brick-and-mortar
retail distribution platform, we believe that this presence, coupled with our DTC platform, will enable us to meet the consumer wherever they are.
VALUE PROPOSITION TO PARTNERS
Grove believes that we can go farther together in achieving the shared goal of making our industry more sustainable. We remain committed to building high value long-term relationships with other leading brands that can complement the Grove Brand products in our DTC offering. For our third-party brand partners, our DTC platform provides a unique way for them to tell their brand and product stories to consumers at scale. We provide a fast-growing channel that enables brands to reach customers directly which they are unable to through typical brick-and-mortar
channels. For many of our partners, we are a profitable, top five distribution channel and our platform is essential to their operations. Our direct connection to consumers aids our partners by providing valuable product feedback at a rate typically much faster than retail channels. As a result of our scale and strict product standards, we believe placement on our platform provides a positive brand association for our partners.
Additionally, being a digitally native company, our customers tend to be young, digitally-inclined and social media-savvy which helps retailers drive digital engagement and build omnichannel accessibility.
Our flagship Grove Brand products that are sold at retail outlets offer an attractive value proposition to our brick-and-mortar
retail partners. Our products offer
low-risk,
incremental revenue stemming from our DTC proof

points and the benefit of association with our earth-friendly market positioning. Retailers understand the importance of offering consumers zero-waste
options, and Grove’s assortment is a market leader.
In April 2021, Target began distributing 22 Grove Co. brand items in the cleaning, dish and hand categories at Target stores nationwide in the U.S. and through the Target.com ecommerce website. As part of the partnership between Grove and Target, the parties agreed that Target, through its stores and Target.com, would be the exclusive U.S. retailer for Grove Co. brand products outside of Grove’s online direct-to-consumer website and mobile application for one year, with an option to extend such exclusivity. Since launching at Target, our products have been leaders in both repeat rate and units per trip among the cleaners, dish, and hand soap categories while bringing new shoppers into the categories. We also believe that our Grove Co. brand signature vessel and refill system drives repeat store visits to our retail partners, as our customers return to restock on our effective and high-quality refill system.
While we do not believe the distribution of Grove Co. brand products is material to our financial results in 2021, we expect retail expansion to be a significant driver of growth and revenue in future years. We believe the Target partnership is significant because it reflects the first meaningful proof point that our products and brands can compete in the retail market, which is significantly larger than the direct-to-consumer market. In 2022, we expect to expand our assortment, categories and marketing support at Target as part of our continued collaboration while expanding Grove Co. brand distribution with key grocery, drug & specialty retailers across the U.S.
OUR GROWTH STRATEGY
We believe the opportunity ahead of us is significant, both in terms of the market and environmental impact, and we are capitalizing on the opportunity across a number of growth vectors.
Retail & Omnichannel Strategy
We believe that the future of CPG purchasing is omnichannel. Certain consumers will prefer the convenience of a DTC experience, some will prefer to buy in-store
as part of a regular shopping rhythm, and others will prefer a hybrid as consumer purchasing behavior continues to evolve.
We kicked off our expansion into
brick-and-mortar
retail in April 2021, with the launch of a curated assortment of Grove Co. best sellers in cleaning, hand and dish categories at Target, in a nationwide partnership both in store and on Target.com, including endcap, category and mobile app activation. To date, we have seen early success with this strategy. According to Numerator, a data and market research company, in July 2021 for Target stores where we had been rolled out, our products were:

•	#1 brand in units per store per trip: Cleaners, dish and hand categories, all brands;

•	#1 brand in repeat sales: Cleaners (#2 in dish and hand), all brands; and

•	#1 brand in % of basket: Dish (#2 in cleaners and hand), all brands.
We plan to increase our retail presence in two ways 1) by growing our retail assortment, expanding into new product categories and brands, and 2) aggressively expanding into more retail doors with additional retail partnerships to reach more and more consumers no matter where they shop.
We believe our retail strategy will generate additional brand awareness, drive significant household penetration and produce growth in our business by introducing tens of millions of consumers to Grove Co. and our suite of Grove Brands while allowing us to capitalize on our DTC advertising more effectively over the long term. As we execute our retail strategy, we expect to realize meaningful growth in distribution of our Grove Brands and, most importantly, demonstrate mission-driven leadership and positive impact on the environment.
New Customer Acquisition and Increased Existing Customer Engagement
We grow by acquiring new customers and increasing engagement with our existing customers over the long term. We are driving new customer acquisition by diversifying our customer acquisition models and accelerating the growth of our brand awareness. To do this, we have expanded our marketing mix to include broad reach offline channels including TV and radio, and we are also investing more heavily in brand marketing. Our aided awareness among natural shoppers increased from 31% in June 2021 to 37% in January 2022 driven by our brand marketing (online channels, TV and retail presence at Target).
Word of mouth is also a key driver of our growth - with nearly one third of our new customers reporting that they first heard of Grove from friends or family. Additionally, as we have begun to sell products through other retailers, we are now also acquiring new customers via these retailer channels.
We also grow through increased engagement and share-of-wallet with our existing customer base. There are many factors that result in increased customer engagement, ranging from increased presence in broad reach advertising channels, improving the quality of our product recommendations, optimizing our promotional and loyalty programs, investing in our mobile app experience, growing our product assortment and introducing a wider variety of innovative, and sustainable products. Increasing engagement with our existing customer base not only generates increased sales in the near term, but also correlates strongly with higher lifetime value, which we can re-invest into additional marketing to grow our customer base and awareness.
Product Category Expansion
We have a history of regular and strategic expansion into additional product categories, which has multiple benefits: we are able to serve loyal customers with choices in more categories, and we can drive increased profitability through new, margin accretive products, and increased average order value on our DTC Platform.
Grove started as a provider of home care products with laundry, dish, and surface cleaning products. We have since expanded into personal care, beauty and pet care, expanding our addressable market and increasing our exposure to higher margin categories. We plan to leverage the Grove brand and associated brand equity to continue to expand our current category assortment as well as launch new categories in the future.
International Expansion
We believe the need for high-efficacy HPC products that are better for the health of both home and planet is universal. We currently operate solely in the U.S., however the global market for HPC products is greater than 5x that of the U.S., according to Euromonitor. Additionally, we estimate that many economic regions outpace the U.S. when it comes to sustainable shopping preference, and we believe that there is significant opportunity for Grove to satisfy the needs of global consumers. We receive regular interest from both consumers and distributors in international markets and will continue to explore ways to meet this market opportunity. We believe that international expansion could be a long-term driver of business growth.
Acquisition Opportunities
We have a history of successful acquisitions to expand into new product lines, with five acquisitions to date across vitamins, minerals, and supplements, personal care, and pet care. We will continue to pursue opportunistic acquisitions in spaces that we consider to be attractive.

OUR BRANDS

Grove’s Brand Strategy
Increasingly, consumers are demanding brands that are thoughtfully designed with a focus on consumer needs and preferences, and that meet higher standards than ever in sustainability and health. The shift away from plastic in HPC products is a clear consumer and industry trend. Combined with our mission, we believe that our direct relationship with consumers gives us a durable competitive advantage in building the brands to lead that change. All our product innovation work leverages our three pillars of development: consumer centricity, efficacy, and sustainability. To date, we have leveraged this to build the largest DTC natural HPC brand in Grove Co. We also create value for consumers by building other brands and providing additional product options in other categories.

Grove Brands
All Grove Brand products meet the Grove Standard, which means they prioritize plant-based ingredients, are cruelty-free, and are free of synthetic colors, synthetic fragrances, parabens, phthalates, BPA, and toxic varnishes (based on ingredient declarations, third-party certifications, and independent testing). Currently, Grove offers 400+ individual products across multiple brands in the home, personal care, and beauty space.

The Grove Co. Brand
Grove Co. is our flagship brand and the cornerstone of our portfolio, representing approximately 91% of Grove Brands revenue in the year ended December 31, 2021.

The Grove Co. Brand is a market leader in
zero-waste
and plastic reduction. It is the thought leader in the home care space and was brought to life under the core proposition: Sustainably Powerful for a Healthy Home and Planet. This is underpinned by clean, safe formulations (no harsh chemicals & 100% naturally derived fragrances), and innovative formats with sustainable packaging and uncompromised performance. Grove Co. products allow consumers to care for their homes, live more sustainably and fully recycle our packaging and formats where such facilities are available to consumers. With an assortment of products ranging from household cleaners to hand and dish soaps to paper-free home tissues and laundry, Grove Co. is the largest brand on our DTC platform and the largest independent natural CPG brand in the U.S. Grove Co. will be our flagship brand as we increasingly look to develop third-party distribution channels.
Incubator Brands
The rest of our portfolio consists of incubator brands sold on our DTC platform, for which we continue to build brand propositions and product assortments, honing each before expanding into third-party distribution. While still early in the product distribution cycle, each of our incubator brands are category leaders by revenue on the Grove DTC platform.

Peach not Plastic (“
Peach
”):
Peach is clean, vegan, and 100% plastic-free, making sustainability easy and fun. Peach is on a mission to remove plastic from beauty and personal care routines with innovative hair, face, and body care products. While the plastic problem is serious, choosing to live sustainably does not have to be. Peach brings optimism and cheerfulness to the space as a way of empowering consumers to take the leap and show that they can make better choices with Peach while not compromising performance. The positive vibes are infused in every aspect of the brand, from the inclusivity promise, the fun shapes and vibrant colors to our expressive scents and optimistic mantras—because “Sustainability looks great on you.”

Rooted Beauty:
What matters most in skincare are nutrients and ingredients. Rooted Beauty crafts accessible, efficacious skincare products with a potent mix of antioxidants that make up our signature R7 Complex, which through years of clinical trials are proven to help hydrate, smooth, brighten and protect for more radiant, youthful looking skin.

Superbloom:
Made with the latest botanical science and clean ingredients, Superbloom’s 100% vegan formulas are carefully crafted with highly effective ingredients like bakuchiol and alpine rose stem cells to defend the skin from modern aggressors like pollution, blue light and free radicals. Superbloom is also clinically proven to hydrate and reduce fine lines and wrinkles and validated by consumers to make skin more vibrant and radiant.

Honu:
An easy-to-navigate line of high-quality (no fillers) dietary supplements with efficacious ingredients like astaxanthin, melatonin, PLE (fern extract) and others backed by years of clinical trials, while reducing plastic with all glass packaging and soon-to-be aluminum lids.

Sustain:
Feminine care products designed with organic cotton and Fair-Trade Rubber.

Good Fur:
Grove’s newest brand is a fresh take on pet grooming, including organic ingredients, aluminum refill bottles, and 100% natural fragrances. Good Fur treats pets like family and leaves them smelling great.

Third-Party Brands (
51% of sales in the year ended December 31, 2021)
In addition to Grove Brands, we offer a curated portfolio of third-party brands on our DTC platform, providing consumers with a selection of over 2,000 SKUs across more than 150 brands. By carrying third-party products, we are not only able to better serve our customers by providing a wider product assortment, but we are able to understand both category demand and the product attributes that our consumers value before investing in development of our own products.

We carry a wide range of clean and natural products within home, beauty and personal care, including products aimed at baby and pet care. We take a data-driven approach to category expansion by leveraging the insights garnered through our DTC platform. No single third-party brand represented more than 15% of our total net revenue in the year ended December 31, 2021.
Since our inception, we have attracted and maintained strong relationships with a diverse group of clean and natural brands within home care, beauty and personal care, from emerging brands such as Aunt Fannie’s, Hello, and Terra Beauty Bars to globally recognized brands such as Mrs. Meyers, Seventh Generation, Method, Burt’s Bees and Babyganics. Prior to onboarding new brand partners, all brands undergo a thorough review process to ensure they meet our rigorous sustainability criteria, including goals to reduce and eliminate plastic, safe and transparent ingredient standards, certified cruelty-free products, and ethical production.
These brand relationships provide customers with breadth across product categories, while reinforcing Grove’s position as the destination for discovery and providing us with valuable data on customer purchasing behavior and preferences. On the other hand, we offer a highly compelling proposition to our third-party brands, providing access to more than 1.5 million environmentally-conscious and digitally-savvy customers who shop our DTC platform.
We consider these third-party brands to be important long-term partners both in serving our customers on our digital platform and in changing the industry for the better. We expect to continue to collaborate with these brands to help them bring complementary products to consumers and our digital strategy is enhanced by their success. Over the long term, we do not view the trends driving Grove’s growth as winner-take-all, but rather that lifting the industry towards zero waste will be the “new normal” and will materially benefit Grove.
PRODUCT DEVELOPMENT AND INNOVATION
We believe we have a durable competitive advantage in product development, based on the data and consumer insights garnered through our DTC platform. We estimate that we can develop products up to 6x faster than most traditional CPG companies using a variety of strategies only available as a result of our DTC platform:

•
We can test market acceptance of product attributes prior to or as part of product launch, including fragrance, price point, marketing messaging, sustainability and more. We can assess market acceptance of products on our DTC platform prior to a product ready date to determine consumer interest via our waitlist feature.

•
We can quickly gather consumer feedback by including samples in existing shipments, conducting online focus groups, and asking our consumers directly. We can then improve the products where possible and relaunch or drop underperforming SKUs at very little cost.

•	We can launch products on our DTC platform at any point, without the constraints of retailer shelf reset timelines.

•	We have a deep understanding of our consumers based on historical purchasing behavior, demographic information, and the ways in which they engage with our community and platform.

In addition, our research and product development team brings both HPC product experience as well as digital channel know-how
to our innovation road map. We believe the combination of
best-in-class
data along with our innovation capabilities allows us to consistently produce high-quality, efficacious products with a speed to market unmatched in our industry.
Our Innovation Advantage Drives Growth and Margin Improvement
Our ability to quickly launch and iterate new products utilizing our rich consumer data has been a material driver of our growth, with our Grove Brands net revenue increasing approximately 30x since 2017, while simultaneously enhancing the margin profile of our business, as gross product margins on Grove Brands products are approximately 28 percentage points higher than third-party brands sold on the Grove DTC platform.

LEADING OUR INDUSTRY IN SUSTAINABILITY
Our corporate sustainability ethos and sustainable product offering are Grove’s primary differentiator. Our customers demonstrate a prioritization for our carefully curated and screened products that align with their values around environmental health and safety. As part of that value proposition, we pride ourselves on our industry-leading work in sustainability around the areas most material to our business: plastic, carbon and forests.

I.
Plastic
: The HPC industry has been built on seemingly cheap and disposable single-use
plastic packaging. As consumers awaken to the reality of the plastic pollution crisis, they are urgently and increasingly demanding bold new solutions.

○
Plastic Neutral:
Grove is leading the industry in becoming a plastic-neutral consumer products retailer. For every ounce of plastic we sell, we fund the collection of an equal amount of ocean-bound or terrestrial plastic pollution to mitigate our plastic footprint while we transition to long-

term plastic-free solutions. We work with two partners, rePurpose Global and Plastic Bank, to fund plastic pollution collection and infrastructure development in the Philippines, India, Kenya and Colombia.

○
Plastic-Free by the End of 2025:
Our industry has historically addressed the plastic pollution crisis by setting unrealistic goals about recycled content that will be impossible to achieve given the realities of recycling infrastructure. Our goal to be plastic-free by the end of 2025 is meant to engender bold action and spur our industry towards innovation. This is necessary in order to move away from plastics that are contributing to fossil fuel extraction, global pollution and the erosion of core ecosystems.

II.
Forests:
Our industry is heavily dependent on natural fiber, and paper goods are a staple of home essentials. Without a robust commitment to a deforestation-free supply chain or to increase the recycled content within paper products, the HPC industry supports a fiber industry which is increasingly at odds with the reforestation and biodiversity protection that climate science calls for with increasing urgency. Our aim is to restore forests through our business, both by avoiding use of paper products that contribute to deforestation as well as by actively funding reforestation, both directly and through our carbon offset program.

○
One Million Trees:
Through the Arbor Day Foundation, we have planted over 795,000 trees and are on track to meet our goal of one million trees by the end of 2022. This initiative is included within the One Trillion Trees Initiative, to which Grove is a signatory.

○
Tree-Free Paper:
Grove’s line of tree-free paper products is made entirely from Forest Stewardship Council
®
certified
bamboo, a sustainable and fast-regenerating fiber. Not only do Grove’s paper products offer a high-quality alternative to traditional paper products that contribute to deforestation, but they reforest our planet by funding our Arbor Day Partnership with each purchase.

III.
Carbon
:
Our goal is to decouple the growth of our business from our carbon footprint through a focus on mitigation and supplier engagement. For our remaining emissions, we are committed to the highest standard of offset purchases, with a focus on nature-based projects which prioritize habitat protection, biodiversity and supporting local and indigenous communities.

○
CarbonNeutral
®
Certified Company:
We are proud to be a Certified CarbonNeutral
®
company as of 2021—meaning that we have purchased carbon offsets to neutralize all of the emissions related to the business activities that are under our direct control, which excludes manufacturing and supply chain. In order to maintain this certification, we are required to continue to reduce or offset the carbon emissions generated by our business activities, consumer shipments and several other areas of our company indicated by the CarbonNeutral
®
protocol. This codifies our commitment to maintain our values as our business grows.

○
Net Zero by 2030
: Expanding upon our efforts to mitigate and neutralize our direct emissions, we are committed to achieving Net Zero emissions by or before 2030 for our entire carbon footprint for GHG Protocol Scopes 1-3 (which include all business activities, product manufacturing and our supply chain). We plan to achieve this through a primary focus on mitigation, with nature-based offsets augmenting the effort. We plan to disclose progress on achieving these goals in our annual sustainability report.

○
Science-Based Targets:
With a priority on reducing our emissions as much as possible, we have set Science-Based Targets for emissions reduction across Scopes 1-3. We are currently on track to meet these goals as detailed in our annual sustainability report and will continue to report on that progress.

OUR CUSTOMERS

It has been our intention to build a brand that appeals to a broad consumer population, and we have found that our customer base is diverse and expansive, reinforcing our belief that our product offerings, brands, and value proposition span gender, age, geography, ethnicity, and household income across the United States. From the beginning, we have prioritized getting to know our customers. This has provided invaluable insight into who they are, what is important to them, and how to continuously meet and exceed their needs with our unique brand offering.
The successful launch of our Target partnership was the first step in our omnichannel expansion strategy into brick-and-mortar
distribution and established that Grove can have mass-market appeal with an attractive and growing demographic. The top 20 locations for our sales at Target stores (for the month of December 2021) were spread across West Coast, East Coast and the
Mid-West
and had very little overlap with our top 10 DTC zip codes, providing evidence of the potential demand for Grove’s products across the U.S.

The common thread among our customers is that they care deeply about their families and their homes, want safe and effective products, and are conscientious about the impact they have on the planet. Motivated by a desire to learn and discover, they are spending more time engaging with the natural HPC category and making sustainable choices as part of their environmentally conscious lifestyle. Of note, we see success in geographies across political and demographic groups, not just with a niche of dark green consumers.
Our customers exhibit strong alignment to our sustainability values and agreement that our products meet rigorous standards that are good for them, their families, and the environment. In consumer surveys, we learned that more than 90% of our customers find that Grove is easy to use, allows them to discover new products, provides products that meet their standards, and has high standards for quality and ingredients. Our customers also tell us that they believe Grove offers natural and sustainable products, delivers on its promise, helps them make good decisions, and offers a wide variety of products. Overall, our customers demonstrate a powerful ability to further amplify our purpose and brand mission.
OUR OMNICHANNEL PRESENCE
We reach consumers through both DTC and Retail channels to maximize exposure to our consumers. Our omnichannel approach enables us to reach more customers with differentiated offerings. Our channels are complementary to each other and learnings from each further enhance the entire Grove community.

•
DTC
. Our website enables consumers to view our entire product portfolio including Grove Brand and third-party products across a variety of categories. Through the website, we are able to offer customers exclusive deals and offers, share newly launched products and display our wide array of seasonal bundles. We offer customers our flexible monthly shipment service to help them stay on top of their home care regimen. Customers can subscribe to individual products at appropriate cadences to make sure they never run out. We leverage data to further enhance the customer experience by personalizing pages to better fit the customers shopping needs. Our DTC shoppers can reach out to our Grove Guides team for any questions pertaining to their orders. Customers can call, chat, text, or email our Grove Guides team to modify orders, ask about new products, request a refund, or learn more about our sustainability practices. All of our shipments are carbon neutral and all plastic sold is offset through our partnerships with rePurpose Global and Plastic Bank.

•
Retail
. We kicked off our expansion into
brick-and-mortar
retail in April 2021, with the launch of a curated assortment of Grove Co. best sellers in cleaning, hand and dish categories at Target, in a nationwide partnership both in store and on Target.com, including endcap, category and mobile app activation. Our products are in all Target stores across the United States, in over 1,900 retail doors. We believe our partnership is a key investment for Target in the sustainability space and it includes exclusive-for-Target
scents and seasonal scents and products. We believe our retail strategy will generate additional brand awareness and drive significant household penetration by introducing tens of millions of consumers to Grove Co. and our suite of Grove Brands. We continue to actively pursue opportunities to develop additional third-party distribution channels.

OUR MARKETING STRATEGY
We have a three-pronged marketing strategy. Each aspect of our marketing strategy reinforces the others and has allowed us to rapidly expand our customer base while building strong brand loyalty.

1.
Build a vibrant and engaged online community of consumers who care deeply about both home and planet. In our customer insights surveys, we found that while 61% of consumers self-identify as buying some natural products (across home, personal care, beauty and food), many are unfamiliar with natural and sustainable brands and are only buying products from a small handful of brands, or in one or two categories. They are early on in their journey of switching to natural and sustainable products, and recommendations from friends, family, influencers and other shoppers are especially powerful. On an average day, our community will comment, share or post thousands of times. This vibrant and ever-evolving dialogue has been instrumental in breaking down barriers to trial.

2.
Efficiently acquire new customers using performance marketing across a wide variety of digital and offline marketing channels. We pair insights and content sourced directly from our community with sophisticated in-house
media measurement and optimization capabilities. This combination has enabled us to efficiently acquire a large customer base and build both interest and desire for our Grove Brands and product lines.

3.
Enable customers to try a variety of natural and/or sustainable products, starting with their first order. This emphasis on product and brand discovery differentiates us from many other brands in the natural and sustainable market who offer a limited selection, or only have a presence in one part of the home. The natural and sustainable products industry is highly fragmented, with no clear market leader, forcing consumers to spend time and energy to research and discover new products. By moving beyond a single category, we provide our customers with a whole-home solution that not only matches their values, but is also easy, affordable, and low-risk
(due to our price matching policy and 100% Happiness Guarantee, in which we commit to respond to customer service inquiries within 24 hours, and allow customers to return products within 30 days of delivery, or cancel their subscriptions at any time if they are not completely satisfied).
This strategy is self-reinforcing—community engagement and online content creation drive our new customer acquisition via performance marketing, which in turn grows our community and expands the number of consumers trying new natural and sustainable products. This grows our community and expands awareness for us and the brands we offer. While this flywheel has been instrumental in rapidly growing the adoption of Grove Brands, we believe we are only at the beginning of our brand-building journey, and that brand awareness expansion can significantly propel both our DTC platform and our sales via retail partners.
SUPPLY CHAIN AND OPERATIONS
Freight
Our freight strategy focuses on inbound and outbound transportation. For inbound shipments, we utilize state-of-the-art
transportation management systems that optimize time and costs. For outbound fulfillment parcel shipping, we partner with national as well as regional carriers to ensure timely and efficient delivery to our customers. We utilize a rate-shop service to identify best pricing and time in transit for our delivery points.
Fulfillment
We have three fulfillment centers capable of reaching approximately 91% of our consumers with two-day or faster shipping. We do not rely on third-party logistics partnerships for DTC operations and our fulfillment centers are capable of processing substantially greater throughput than our current volume with no additional investments. We also continue to explore the opportunities to automate operations to improve our margin profile and to ensure a seamless shopping experience for customers.

Supply Chain
We maintain a diversified global supply chain for sourcing our Grove Brand products to ensure product quality and integrity. Grove suppliers are required to meet standards around workplace safety and conditions, human rights record and product liability coverage. In addition, Grove is a member of Amfori’s Global BSCI audit platform that is working to improve social performance in human supply chains.
We work with the most respected product certifications companies in the world to substantiate the work that we do. One or more of these certifications touch every one of our Grove Brands. Tying our supply chain to our emissions reduction goals, we have set Science-Based Targets (SBTs) for Scopes 1-3 and are collecting emissions data from all top suppliers.
COMPETITION
The markets in which we operate are highly competitive.
Our Grove Brands face significant competition from both established, well-known legacy HPC players as well as from emerging direct-to-consumer
brands. Select competitors include: The Clorox Company (parent company of Burt’s Bees), Colgate-Palmolive Company (parent company of Tom’s of Maine and hello), The Honest Company, Procter & Gamble (parent company of Native), Reckitt Benckiser Group plc., SC Johnson (parent company of method and Mrs. Meyer’s Clean Day), and Unilever PLC (parent company of Seventh Generation). Certain of these and other competitive brands are also vendor partners on our DTC platform.
We compete based on a variety of factors, including product efficacy, clean formulation, sustainability and value. We believe that we compete favorably across these factors.
Our DTC platform competes with players across two primary channels:
(i) brick-and-mortar
businesses including supermarkets, warehouse clubs and mass merchants and (ii) ecommerce platforms and online retailers.
We compete based on a variety of factors, including product availability, value, trust, and convenience, as well as our ability to connect with and establish direct relationships with our consumers. We believe that we compete favorably across these factors.
TEAM AND CULTURE

We strive to make our workplace, our products, our services, and our communities more equitable and inclusive. We engage Grove and the communities we touch through programs designed to eradicate barriers, encourage self-reflection and awareness, and celebrate different perspectives. We believe an inclusive culture contributes to Grove’s success in spreading healthy habits.
Our People
We value our employees; they are our most important asset and key to the success of our company and mission. We seek to recruit and retain talented and engaged team members who are committed to our values, goals, and our community. The passion of our employees is evident in the design and delivery of our products, the support we provide to our consumers and the impact we are making in our community and industry.

As of December 31 2021, we had approximately 940 full-time employees, as well as a smaller number of part-time and temporary employees; 65% of our total employee population is located in our fulfillment centers.
Justice, Equity, Diversity and Inclusion
We believe that a more inclusive and equitable HPC industry starts with a strong commitment within our workplace. From the beginning, we have been focused on building a team where all employees and customers are seen, heard and feel valued. We began our Justice, Equity, Diversity and Inclusion journey by engaging our employees and leaders in trainings that require critical thinking, programs that inspire grassroots action, and conversations that open us up to diversity of thought. This foundational framework was more important for us to focus on before we hit the checkmarks, because a company with good-looking numbers means nothing if we cannot thrive.
FACILITIES
Our corporate headquarters is located in San Francisco, California, and we use this facility for engineering, finance, marketing, human resources, legal, information technology and security, physical product development, research and science, supply chain, and other administrative functions.
We also lease three fulfillment center locations in Reno, Nevada; St. Peters, Missouri; and Elizabethtown, Pennsylvania, which we use for inbound and receiving, packing and shipping, transportation, operations technology, warehouse IT, operations management, and human resources.
TECHNOLOGY
Our technology and data platform was built from the
ground-up
to help Grove customers find, use, and love natural products. Our development technology is designed with the goal of enabling rapid iteration, testing, and optimization throughout the customer experience, a seamless post-order, fulfillment, and customer service experience, and complete, accurate, and insightful data collection and analysis. Our ecommerce platform has been built in-house
in order to maximize flexibility and speed of prototyping. Additionally, our DTC platform creates significant advantages for our physical product development via differentiated data, rapid access to customer insights, and a route to market that powers innovation and adoption of our own distinctive brands.
Our data platform and approach focuses on several areas we believe necessary to unlock value in data:

•
Large
 & Unique Data Asset
. Our technology collects, structures, and analyzes data we have collected over eight years. Our mix of proprietary and commercial data ingestion tools process tens of millions of records daily, delivering a complete and unified picture of customer activity across platforms and touchpoints. Our speed-to-insight
gives us access to HPC trends long before they are seen in
brick-and-mortar
retail.

•
The Right People
. Our analytics staff is organized into four groups: analytics, data engineering, analytics engineering, and data science. This structure allows us to deliver raw data, structured reporting, insights, and algorithms efficiently across the different functional groups at Grove. For example, merchandisers and analysts monitor and react to on-site
buying trends in near real time, and modify
on-site
presentation of products to drive success in key campaigns.

•
Pragmatic Algorithms
. Our data science team develops models for recommendations, automated merchandising decisions, and operational forecasting. Our curated catalog, purchase history data and subscription data are used to build algorithms to predict which products customers are most likely to repurchase, or buy for the first time, which we use to make on-site
and
in-app
recommendations to encourage product discovery and drive higher average order value.

•
Data Privacy and Cybersecurity
. We invest in cybersecurity to protect intellectual property, customer data, manage reputational risk, and maintain business continuity across our devices, applications, and corporate networks. We strive to ensure ongoing compliance with the requirements under relevant standards including PCI and the Sarbanes-Oxley Act of 2002 (SOX). Additionally, our teams use the standards, guidelines, and practices from the NIST Cybersecurity Framework to understand and manage cybersecurity risk. We continually monitor and proactively address identified cyber security risks through a combination of automated tools, external audits, and recurring review from our internal cybersecurity working group and report any material findings and incidents to the audit committee. Our data privacy practices are designed to ensure security, compliance, and privacy while collecting, storing, and creating insights from the data.

Our technology investment in the customer experience includes:

•
Subscription Engine
. Our subscription engine generates repeat orders for our customers based on their purchase history. This allows for repeat purchase behavior with a large number of different products, which each are consumed at different rates.

•
Flexible Monthly Shipments Feature
. The majority of our shipments are run through a proprietary engine that generates shipments scheduled to arrive at a future date, part of an optional service called “Flexible Monthly Shipments”. The system publishes events that remind customers to engage with their order, allowing customers to edit and modify order items or purchase their order at any time by choosing “Ship Now”.

•
Marketing Campaigns
. In order to send relevant campaigns and messages to our customers, our ecommerce platform integrates with commercial
Software-as-a-Service
marketing solutions, as well as custom-built marketing and messaging services to reach customers in channels where commercial software is unable to meet our needs. Our proprietary campaign offer systems allow us to incentivize new products, offer free gifts and drive incremental orders for seasonal items.

TRADEMARKS AND OTHER INTELLECTUAL PROPERTY
We protect our intellectual property through a combination of trademarks, domain names, copyrights, trade secrets and patents, as well as contractual provisions and restrictions on access to our proprietary technology. Our principal trademark assets include the trademarks “Grove,” “Grove Co.,” and “Grove Collaborative,” which are registered in the U.S. and targeted foreign jurisdictions, as well as our logos, taglines and multiple product brand names. We have applied to register or registered many of our trademarks in the U.S. and other jurisdictions, and we will pursue additional trademark registrations to the extent we believe they would be beneficial and cost-effective.
We have four issued U.S. patents, five pending U.S. patent applications, 11 issued foreign patents and two patent applications pending through the Patent Cooperation Treaty. Our issued patents will begin expiring in December 2038. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost-effective.
We are the registered holder of multiple domestic and international domain names that include “grove” and similar variations. We also hold domain registrations for many of our product names and other related trade names and slogans. In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with our employees, consultants, contractors and business partners. Our employees are also subject to invention assignment agreements. We further control the use of our proprietary technology and intellectual property through provisions in both our customer terms of use on our website and the terms and conditions governing our agreements with other third parties.
GOVERNMENT REGULATION
The vitamins/dietary supplements, cosmetic products and medical device products we sell under our own brands and from third-party brands are subject to regulation by the Food and Drug Administration (the “
FDA
”).

Substantially all of our products are subject to regulation by one or more of the following: the Consumer Product Safety Commission (the “
CPSC
”), the EPA, the Federal Trade Commission (the “
FTC
”), as well as various other federal, state, and local regulatory authorities. These laws and regulations principally relate to the ingredients or components, proper labeling, advertising, packaging, marketing, manufacture, registration, safety, shipment and disposal of our products.
Under the Federal Food, Drug and Cosmetic Act (the “
FDCA
”), cosmetics are defined as articles or components of articles that are applied to the human body and intended to cleanse, beautify or alter its appearance, with the exception of soap. The labeling of cosmetic products is also subject to the requirements of the FDCA, the Fair Packaging and Labeling Act, the Poison Prevention Packaging Act and other FDA regulations. Cosmetics are not subject to pre-market
approval by the FDA, however certain ingredients, such as color additives, must be pre-authorized.
If the safety of the products or ingredients has not been adequately substantiated, a specific warning label is required. Other warnings may also be mandated pursuant to FDA regulations. The FDA monitors compliance of cosmetic products through market surveillance and inspection of cosmetic manufacturers and distributors to ensure that the products neither contain false nor misleading labeling and that they are not manufactured under unsanitary conditions. Inspections also may arise from consumer or competitor complaints filed with the FDA. In the event the FDA identifies false or misleading labeling or unsanitary conditions or otherwise a failure to comply with FDA requirements, we may be required by a regulatory authority or we may independently decide to conduct a recall or market withdrawal of our product or to make changes to our manufacturing processes or product formulations or labels.
Our tampon, feminine and sexual health products are regulated as medical devices by the FDA and must be manufactured by an establishment registered with the FDA and in conformity with applicable regulatory clearances and quality system regulations.
The FDA may change the regulations as to any product category, requiring a change in labeling, product formulation or analytical testing.
We are subject to regulation by the CPSC under the Consumer Product Safety Act, the Federal Hazardous Substances Act, and other laws enforced by the CPSC. These statutes and the related regulations establish safety standards and bans for consumer products. The CPSC monitors compliance of consumer products under its jurisdiction through market surveillance and has the authority to conduct product safety related inspections of establishments where consumer products are manufactured, held, or transported. The CPSC has the authority to require the recall of noncompliant products or products containing a defect that creates a substantial risk of injury to the public. The CPSC may seek penalties for regulatory noncompliance under certain circumstances. CPSC regulations also require manufacturers of consumer products to report to the CPSC certain types of information regarding products that fail to comply with applicable regulations, that contain a defect which could create a substantial product hazard, or that create an unreasonable risk of serious injury or death. Certain state laws also address the safety of consumer products and mandate reporting requirements, and noncompliance may result in penalties or other regulatory action.
Certain of our products are also subject to regulation by the EPA under the Federal Insecticide, Fungicide and Rodenticide Act (“
FIFRA
”). FIFRA establishes a system of pesticide, including disinfectant products, regulation to protect applicators, consumers and the environment. Under FIFRA, certain of our cleaning products, including the disinfectant products, may require approval from and registration with the EPA prior to sale. Products subject to FIFRA must comply with specified approval, registration, manufacture, labeling, and reporting requirements, among other requirements. The EPA is authorized to take enforcement action to prevent the sale or distribution of no-compliant
disinfectant products, including to prevent the sale or distribution of unregistered disinfectants and to prevent the sale or distribution of registered pesticides that are not permitted to make claims permitted by the terms of their registration, among other areas of non-compliance.
The EPA may seek penalties for regulatory noncompliance under certain circumstances. Manufacturers subject to FIFRA may also be required to report certain types of information regarding disinfectant products to the EPA. Certain state laws may also address requirements applicable to cleaning products, and non-compliance
may result in penalties or other regulatory action.
The USDA enforces federal standards for organic production and use of the term “organic” on certain product labeling. These laws prohibit a company from selling or labeling products as organic unless they are produced and handled in accordance with the applicable federal law.
The FTC, FDA, USDA, EPA, and other government authorities also regulate advertising and product claims regarding the characteristics, quality, safety, performance and benefits of our products. These regulatory authorities typically require a safety assessment of the product and reasonable basis to support any factual marketing claims. What constitutes a reasonable basis for substantiation can vary widely from market to market, and there is no assurance that our efforts to support our claims will be considered sufficient. The most significant area of risk for such activities relates to improper or unsubstantiated claims about the composition, use, efficacy and safety of our products and their environmental impacts. If we cannot adequately support safety or substantiate our product claims, or if our promotional materials make claims that exceed the scope of allowed claims for the classification of the specific product, the FDA, FTC or other regulatory authority could take enforcement action, impose penalties, require us to pay monetary consumer redress, require us to revise our marketing materials or stop selling certain products and require us to accept burdensome injunctions, all of which could harm our business, reputation, financial condition and results of operations.
In addition, the FTC regulates the use of endorsements and testimonials in advertising as well as relationships between advertisers and social media influencers pursuant to principles described in the FTC’s Guides Concerning the Use of Endorsements and Testimonials in Advertising (the “
Endorsement Guides
”). The Endorsement Guides provide that an endorsement must reflect the honest opinion of the endorser and cannot be used to make a claim about a product that the product’s marketer could not itself legally make. They also say that if there is a connection between an endorser and the marketer that consumers would not expect and it would affect how consumers evaluate the endorsement, that connection should be disclosed. Another principle in the Endorsement Guides applies to ads that feature endorsements from people who achieved exceptional, or even above average, results from using a product. If the advertiser does not have proof that the endorser’s experience represents what people will generally achieve using the product as described in the ad, then an ad featuring that endorser must make clear to the audience what results they can generally expect to achieve, and the advertiser must have a reasonable basis for its representations regarding those generally expected results. Although the Endorsement Guides are advisory in nature and do not operate directly with the force of law, they provide guidance about what the FTC staff generally believes the Federal Trade Commission Act (the “
FTC Act
”) requires in the context using of endorsements and testimonials in advertising and any practices inconsistent with the Endorsement Guides can result in violations of the FTC Act’s proscription against unfair and deceptive practices.
To the extent we may rely on endorsements or testimonials, we will review any relevant relationships for compliance with the Endorsement Guides and we will otherwise endeavor to follow the FTC Act and other legal standards applicable to our advertising. However, if our advertising claims or claims made by our social media influencers or by other endorsers with whom we have a material connection do not comply with the Endorsement Guides or any requirement of the FTC Act or similar state requirements, the FTC and state consumer protection authorities could subject us to investigations and enforcement actions, impose penalties, require us to pay monetary consumer redress, require us to revise our marketing materials and require us to accept burdensome injunctions, all of which could harm our business, reputation, financial condition and results of operations.
We are also subject to a number of U.S. federal and state laws and regulations that affect companies conducting business on the Internet, including consumer protection regulations that regulate retailers and govern the promotion and sale of merchandise. Many of these laws and regulations are still evolving and being tested in courts, and could be interpreted in ways that could harm our business. These may involve user privacy, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, telecommunications, product liability, taxation, economic or other trade prohibitions or sanctions and online payment services. In particular, we are subject to federal, state, and local laws regarding privacy and protection of people’s data. Foreign data protection, privacy and other laws and regulations can be more restrictive than those in the U.S. Federal and state laws in the U.S. and foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application, interpretation and enforcement of these laws and regulations are often uncertain and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. The
CCPA
requires companies that process information on California residents to make new disclosures to consumers about their data collection, use and sharing practices, allows consumers to opt out of the sale of personal information with third parties and prohibits covered businesses from discriminating against California residents (for example, charging more for services) for exercising any of their rights under the CCPA. The law also provides a private right of action and statutory damages for certain data breaches that result in the loss of personal information. In addition, California voters recently approved the
CPRA
, that goes into effect on January 1, 2023. The CPRA will significantly modify the CCPA, and will impose additional data protection obligations on companies doing business in California, potentially resulting in further complexity. The law will, among other things, give California residents the ability to limit the use of their sensitive information, provide for penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the law. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning privacy and data protection which could affect us. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business, results of operations, and financial condition. If our privacy or data security measures fail to comply with applicable current or future laws and regulations, we may be subject to litigation, regulatory investigations, enforcement notices requiring us to change the way we use personal data or our marketing practices, fines or other liabilities, as well as negative publicity and a potential loss of business.
LEGAL PROCEEDINGS
From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

GROVE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Selected Historical Financial Information for Grove,” our audited financial statements as of and for the years ended December 31, 2019, 2020 and 2021 and the related notes included elsewhere in this proxy statement/prospectus/information statement. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward Looking Statements”. Throughout this section, unless the context requires otherwise, references to “Grove”, “we,” “us” and “our” in this section are to the business and operations of Grove prior to the Business Combination.
OVERVIEW
Grove is a digital-first, sustainability-oriented consumer products innovator. We use our connection with consumers to create and curate authentic, disruptive brands and products. Grove builds natural products that perform as well as or better than many leading CPG brands (both conventional and natural), while being healthier for consumers and the planet.
Grove’s omnichannel distribution strategy enables us to reach consumers where they want to shop. We operate an online direct-to-consumer website and mobile application (“
DTC platform
”) where we both sell our Grove-owned brands (“
Grove Brands
”) and partner with other leading natural and mission-based CPG brands, providing consumers the best selection of curated products across many categories and brands. In the year ended December 31, 2021, we generated approximately 49% of our net revenue from Grove Brands, with 71% of that net revenue from home care products. As we grow our product assortment and distribution in beauty and personal care, we expect the contribution of sales from these categories to increase.
Over the last five years, our Grove Co. brand has emerged as a market leader in several important categories including sustainable home care and direct-to-consumer natural home care. Grove Co. has also quickly established itself as a leader in the hand, dish, and cleaning categories at Target.
Grove is a public benefit corporation and a Certified B Corporation, meaning we adhere to third party standards for prioritizing social, environmental, and community wellbeing. We have a history of doing well by doing good, which is supported by our flywheel: as we have grown, our product development capabilities and data have improved. That improved innovation grows both topline and expands margins as our innovation tends to be both market expanding and margins accretive. Since inception, Grove has grown rapidly and invested heavily in building out both its Grove ecommerce platform and its Grove Brands, and over this period we have operated at a loss and have an accumulated deficit of ($490) million as of December 31, 2021. We anticipate that we will continue to incur losses in the future as we continue to invest in advertising and other strategic incentives planned for future growth and as a result, we will need additional capital resources to fund our operations. Refer to Liquidity, Capital Resources and Requirements below for more information We believe that we will continue to grow and to decrease our losses as a percentage of net revenue over time as we work to realize the benefits of this investment in margin expansion and optimization of costs.

Company History
Grove started in 2012 under the name “ePantry” as an online retailer for third-party natural household, beauty and personal care brands. We leveraged our ecommerce platform to learn about the industry, gain significant insight into consumer preferences and determine how we might drive change. Early on, it became clear that the current carbon, plastic, and ingredient footprint of our industry is unsustainable, and that there will be massive share shift to products that perform while supporting human and environmental health.
Our key long-term strategic advantage comes from a combination of our authentic mission and our direct relationships with customers. We gained differentiated insights on consumer preferences and provided a platform for them to tell us what they value in each product category we carried. We paired this insight with best-in-class product innovation capabilities, and in 2016 we launched Grove Co., our flagship home care brand. We have since brought more than 400 Grove Brand products to customers across our portfolio of brands, and Grove Co. has grown into the largest brand by revenue on our DTC platform.
After building a robust portfolio of highly efficacious, good-for-the-world products, we have recently pushed into an omnichannel model in order to reach consumers where and how they shop. We continue to operate our DTC platform where we maintain direct relationships with over 1.5 million consumers annually who enjoy our best-in-class assortment of natural home, beauty and personal care products. In addition, we launched a nationwide partnership with Target in April 2021, and we continue to actively pursue opportunities to develop our brick-and-mortar retail distribution platform and expand our sales to third-party ecommerce channels.
Company Performance
Our mission driven approach, deep consumer-centric sustainable portfolio and omnichannel strategy have driven strong financial performance.
The Company’s fiscal year-end is December 31. In 2019, 2020, and 2021:

•	Revenue increased from $233 million in 2019 to $364 million and $384 million in 2020 and 2021, respectively;

•	Gross margin increased from 36% in 2019 to 48% and 49% in 2020 and 2021, respectively;

•	Gross profit increased from $83 million in 2019 to $176 million in 2020 and $189 million in 2021;

•	Net loss was ($161) million and ($72) million and ($136) million in 2019, 2020 and 2021, respectively, and our accumulated deficit was ($490) million as of December 31, 2021; and

•	Adjusted EBITDA was ($145) million in 2019 compared to ($54) million in 2020 and ($109) million in 2021.
Adjusted EBITDA is a measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. For further information about how we calculate adjusted EBITDA, limitations of its use and a reconciliation of adjusted EBITDA to net loss and the most directly comparable financial measure stated in accordance with GAAP, see“—Non-GAAP Financial Measure—Adjusted EBITDA.”
Key Factors Affecting Our Operating Performance
We believe that the growth of our business and our future success are dependent on many factors. While each of these factors presents significant opportunities for us, they also pose important challenges that we must successfully address to enable us to sustain the growth of our business and improve our operations while staying true to our mission, including those discussed below and in the section of this proxy statement/prospectus/information statement titled “Risk Factors.”
Ability To Grow our Brand Awareness
Our brand is integral to the growth of our business and is essential to our ability to engage with our community. Our performance will depend on our ability to attract new customers and encourage consumer spending across our product portfolio. Despite rapid growth in our brand awareness, we believe Grove still only has aided brand awareness of approximately 37% among shoppers who have or intend to purchase natural products, which is lower than many Home and Personal Care peers. We believe the core elements of continuing to grow our awareness, and thus increase our penetration, are highlighting our products’ qualities of being natural, sustainable and effective, the efficacy of our marketing efforts and the success of our continued retail rollout. Beyond preserving the integrity of our brand, our performance will depend on our ability to augment our reach and increase the number of consumers aware of Grove and our product portfolio.
Ability to Continue to Innovate in Products and Packaging
Our continued product innovation is integral to our future growth. We have successfully developed and launched over 400 individual products in recent years. The research, development, testing and improvement has been led by the Grove R&D team, which includes experienced chemists and formulators, who work closely with our Sustainability team. These new and innovative products, as well as our focus on environmentally responsible packaging, have been key drivers to our revenue growth to date. An important element of our product development strategy is our ability to engage directly with customers through our DTC platform to assess demand and market preferences. To the extent our customers increasingly access our products through retail channels, we will need to innovate our modalities of customer engagement to maintain this important feedback loop. Our continued success in research and development and ability to assess customer needs and develop sustainable and effective products will be central to attracting and retaining consumers in the future and to growing our market penetration and our impact on human and environmental health.
Ability to Expand our Retail Distribution
We have a significant opportunity to expand our distribution in retail channels, both broadening our partner reach and introducing our products across more doors, as well as deepening our retail distribution in terms of the number of individual products. Our success and speed of doing so will impact our financial performance. We will pursue partnerships with a wide variety of retailers, including big-box
retailers, online retailers, grocery stores, drugstores and specialty retailers. Our ability to execute this strategy will depend on a number of factors, such as retailers’ satisfaction with the sales and profitability of our products. In the near-term, retail expansion will require partnerships with retailers on launches and we may choose to invest in promotions to drive sales and awareness over time. To the extent we are successful in retail expansion over the next several years, we expect to see potential negative effects on gross margins resulting from the retail cost structure to be approximately offset by savings in fulfillment costs driven by bulk shipping to retailers versus individualized fulfillment to consumers, through our fulfillment centers.
Cost-Efficient Acquisition of New Customers and Retention of Existing Customers on our DTC Platform
Our ability to attract new customers is a key factor for our future growth. To date we have successfully acquired new customers through many online and offline marketing channels. As a result, revenue has increased each year since our launch. In recent periods, changes in the algorithms used for targeting and purchasing online advertising, supply demand dynamics in the market, and other factors have caused the cost of marketing on these channels to increase consistently. Failure to effectively adapt to changes in online marketing dynamics or otherwise to attract customers on a cost-efficient basis would adversely impact our profitability and operating results. We have several initiatives underway that we believe may lower marketing and customer acquisition cost, but these may not be successful and our inability to drive success in new marketing initiatives would adversely impact our profitability and operating results.
To date, we have been successful in attracting customers who have, on a cohort basis, continued to re-order
products and stayed active, thus generating a continuing revenue stream over time. The retention of these customer cohorts has been combined with increasing profitability of customer cohorts over time, driven by the trends in customer behavior that increased Net Revenue per DTC Order as well as the Grove Brands % Net DTC

Revenue in their orders. These trends have led to an increasing profitability of cohorts over time, as shown by the following chart:

In 2020, new customer acquisition, customer acquisition cost, average order value, promotion rates, and growth in order volume by cohort were favorably impacted to a substantial degree by the onset of the
COVID-19
pandemic. This was driven both by the increasing use of online retail platforms by customers sheltering in place and by substantially higher demand for many of our product categories, especially personal care and household paper and cleaning products, experienced substantially higher demand. Our results through December 31, 2021 indicate that we have so far been able to continue to grow our business since the
COVID-19
pandemic, though 2021 growth is significantly lower than the growth we saw during the early phases of the
COVID-19
pandemic. Post-pandemic consumer behavior patterns are a risk to our business and will impact our financial performance.
The future activity level and profitability of our DTC customer base will depend on our ability to continue to offer a compelling value proposition to consumers including strong selection, pricing, customer service, smooth and compelling web and mobile app experience, fast and reliable fulfillment, and curation within natural and sustainable products. Our success is also dependent on our ability to maintain relevance with our consumers on a regular basis through high performing products and a consumer-friendly refill and fulfillment process, and most importantly to provide consumers with products that consistently outperform their expectations. Our ability to execute on these key value-driving areas for consumers, and to remain competitive and compelling in a post-pandemic landscape, are necessary for our future growth. Failure to achieve these things would materially impact our operating results and financial performance.
Ability to Drive Operating Efficiency and Leverage as We Scale
We believe we are in the early stages of realizing a substantial opportunity to transform the consumer products industry into a force for human and environmental good by relentlessly creating and curating planet-first, high-performance brands and products. We have made substantial operating and capital expenditures to build our operations for this opportunity and believe that realization will require sustained and increasing levels of investment for the foreseeable future. Funding these capital requirements is the principal purpose for the financing we expect to achieve from this transaction. To achieve profitability over the longer term, we will need to leverage economies of scale in sourcing our products, generating brand awareness, acquiring customers, creating operating leverage over headcount and other overhead, and fulfilling orders. Our retail strategy is designed, in part, to help accelerate achievement of this scale, as we leverage the retail presence of our partners and minimize the fulfillment costs associated with our DTC platform and create new revenue streams for our product development efforts. However, we believe that maintaining our DTC presence will remain a key driver of our product innovation and customer satisfaction strategies and serves the need of an important and growing group of consumers that wants to shop online. If we are unable to achieve sufficient operating leverage in our business, we may need to curtail our expenditures, which would in turn compromise our prospects for growth and or negatively impact our ability to operate profitably.
Impact of
COVID-19
The global
COVID-19
pandemic has impacted and will continue to impact our operating results, financial condition and cash flows.
We have implemented a number of measures to protect the health and safety of our workforce. These measures include substantial modifications to employee travel, employee work locations, and virtualization or cancellation of in-person
meetings, among other modifications. In our fulfillment centers, as well as for the staff employees who work in our offices, we are following the guidance from public health officials and applicable government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and the wearing of masks.
During the height of the
COVID-19
outbreak in Q2 and Q3 2020, we perceived a marked increase in the attention and demand for our products, especially personal care and household paper and cleaning products. At the same time, the pandemic caused significant uncertainty in the overall business environment, including risks to business continuity in our fulfillment centers, as well as in inbound freight and inventory supply disruptions. We navigated this situation by significantly reducing our expenses for paid customer acquisition, while investing in the health and safety of our employees.
The inventory supply challenges adversely affected revenue due to an above-average out-of-stock
rate. We responded to this and the ongoing challenges in global logistics by temporarily building up an increased level of inventory that can absorb more unpredictability within our inbound freight procurement processes. We continue to work with our existing manufacturing, logistics and other supply chain partners to ensure our ability to service our customers. We recognize that the
COVID-19
pandemic may impact the global supply chain in ways that negatively impact our ability to source our products and the cost at which we are able to source products. While we have a number of efforts in place to ensure we maintain strong service levels for our consumers, if we are unable to navigate cost inflation and supply chain disruptions it will have a material impact on our operating results and financial performance.
Overall, we believe that the
COVID-19
pandemic has led to an increase in revenue and profitability leading to better operating results in 2020. The positive drivers were the increase in unpaid new customer acquisition, in general a more favorable customer marketing environment with lower advertising cost, a reduced need for promotion, and a higher activity level of our existing customer base. These factors drove up both revenue and profitability and more than offset the operational and inventory challenges which the company successfully navigated. As COVID restrictions are lifted and to the extent the pandemic subsides, we do not expect that the rate of growth experienced in 2020 will continue.
Even after the
COVID-19
pandemic subsides, we may experience materially adverse impacts to our business as a result of its economic impact. For additional discussion of
COVID-19-related
risks, see “Risk Factors”.

Key Operating and Financial Metrics
In addition to our financial statements, included elsewhere in this proxy statement/consent solicitation statement/prospectus, we assess the performance of our overall business based on the following metrics and measures, including identifying trends, formulating financial projections, making strategic decisions, assessing operational efficiencies and monitoring our business.
Over the coming years, we expect to grow our omnichannel presence both in core assortment and adjacent categories as well as consumers and channels, which we believe will lead to meaningful growth of our Grove Brands distribution revenue but most importantly mission driven leadership and positive impact on the environment.
We believe that the future of CPG brand building and consumer demand is omnichannel. Our DTC platform remains a core part of our strategy and customer value proposition in addition to providing key data and customer feedback driving our innovation process. We kicked off our expansion into brick and mortar retail in April 2021, with the launch of a curated assortment of Grove Co. products at Target. Our products are currently sold across the United States in over 1,900 retail doors. As we aim to continue our leadership in both omnichannel and sustainability, we will aggressively expand our presence into physical retail over the next few years to reach more and more consumers no matter where they shop.
Our current operating metrics reflect our core strategic focus on growing our Grove Brands omnichannel presence and revenue, as well as our key DTC platform metrics.

(in thousands , except DTC Net Revenue Per Order and percentages)	Years Ended December 31,
	2018	2019	2020	2021
Financial and Operating Data
Grove Brands % Net Revenue	28%	37%	45%	49%
DTC Total Orders	2,833	5,618	6,860	6,659
DTC Active Customers	959	1,696	1,732	1,640
DTC Net Revenue Per Order	$37	$41	$53	$56
Grove Brands % Net Revenue
We define Grove Brands % Net Revenue as total net revenue across all channels attributable to Grove Brands, including: Grove Co, Honu, Peach, Rooted Beauty, Seedling, Superbloom and Sustain divided by our total net revenue. On our DTC Platform our total net revenue includes revenue from both Grove Brands and third-party brands that we carry, whereas for our retail sales total net revenues is comprised exclusively of revenue from Grove Brand products. We view Grove Brands % Net Revenue as a key indicator of the success of our product innovation and growth strategy, and customers’ acceptance of our products.
DTC Total Orders
We determine our number of DTC Total Orders by counting the number of customer orders submitted through our website and mobile applications that have been shipped within the period. The metric includes orders that have been refunded, excludes reshipments of customer orders for any reason including damaged and missing products, and excludes retail orders. Refunded orders are included in DTC Total Orders as we believe this provides more meaningful order management performance metrics, including fulfillment cost efficacy and refund rates. Changes in DTC Total Orders in a reporting period capture both the inflow of new customers, as well as changes in order frequency of existing customers. We view the number of Total DTC Orders as a key indicator of the growth and vitality of our DTC platform and expect to continue to drive growth through new customer acquisition and by increasing existing customer engagement. We believe the modest decline in 2021 is reflective of demand moderation resulting from the relaxation of the COVID-driven dynamics that greatly accelerated growth in the 2020 period, and from what we believe was material consumer stock-up
during 2020 that dampened demand for our category from both Grove customers and in the market as a whole in 2021.

DTC Active Customers
As of the last day of each reporting period, we determine our number of DTC Active Customers by counting the number of individual customers who submitted orders through our DTC platform, and for whom an order has shipped, at least once during the preceding
364-day
period. The change in active customers in a reporting period captures both the inflow of new customers as well as the outflow of customers who have not made a purchase in the last 364 days. We view the number of active customers as one of the key indicators of our growth of our DTC channel. We believe the modest decline in this metric in 2021 is reflective of demand moderation resulting from the relaxation of the COVID-19 driven dynamics that greatly accelerated growth in 2020, and from what we believe was material consumer stock-up
during 2020 that dampened demand for our category from both Grove customers and in the market as a whole in 2021.
DTC Net Revenue Per Order
We define DTC Net Revenue Per Order as our DTC Total Net Revenue in a given reporting period, divided by the DTC Total Orders in that period. We view DTC Net Revenue per Order as a key indicator of the profitability of our DTC business.
Adjusted EBITDA and Adjusted EBITDA Margin
We prepare and present our financial statements in accordance with U.S. GAAP (“
GAAP
”). In addition, we believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. For these reasons, management uses Adjusted EBITDA in evaluating our operating performance and resource allocation and forecasting. As such, we believe Adjusted EBITDA provides investors with additional useful information in evaluating our performance.
We calculate adjusted EBITDA as net loss, adjusted to exclude: (1) stock-based compensation expense; (2) depreciation and amortization; (3) remeasurement of convertible preferred stock warrant liability; (4) interest expense; (5) loss on extinguishment of debt, and (6) provision for income taxes. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Because Adjusted EBITDA excludes these elements that are otherwise included in our GAAP financial results, this measure has limitations when compared to net loss determined in accordance with GAAP. Further, Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. For these reasons, investors should not consider Adjusted EBITDA in isolation from, or as a substitute for, net loss determined in accordance with GAAP.
The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented.

	Year Ended December 31,
	2018	2019	2020	2021
Reconciliation of Net Loss to Adjusted EBITDA	(in thousands)
Net loss	$(81,695)	$(161,470)	$(72,260)	$(135,896)
Stock-based compensation	1,593	11,960	7,762	14,610
Depreciation and amortization	571	2,361	4,115	4,992
Remeasurement of convertible preferred stock warrant liability	651	430	964	1,234
Interest expense	619	2,052	5,607	5,202
Loss on extinguishment of debt	—	—	—	1,027
Provision for income taxes	1	12	41	52

Total Adjusted EBITDA	$(78,260)	$(144,655)	$(53,771)	$(108,779)

Net loss margin	(78)%	(69)%	(20)%	(35)%
Adjusted EBITDA margin	(75)%	(62)%	(15)%	(28)%

Components of Results of Operations
Revenue, Net
We generate revenue primarily from the sale of both third-party and our Grove Brands products through our DTC platform. Customers purchase products through the website or mobile application through a combination of directly selecting items from the catalog, items that are suggested by our recurring shipment recommendation engine, and featured products that appear in marketing on-site,
in emails and on our mobile app. Most customers purchase a combination of products recommended by us based on previous purchases and new products discovered through marketing or catalog browsing. Customers can have orders auto-shipped to them on a specified date or shipped immediately through an option available on the website and mobile application. In 2021, approximately 84% of our net revenue came from customers who had the flexible monthly shipments feature turned on. We also generate revenue from the sale of our Grove Brands products to the retail channel.
We recognize revenue from the sale of our products through our DTC platform net of discounts, sales tax, customer service credits and estimated refunds. Sales tax collected from customers is not considered revenue and is included in accrued liabilities until remitted to the taxing authorities.
Cost of Goods Sold
Cost of goods sold consists of the product costs of merchandise, inbound freight costs, vendor allowances, costs associated with inventory shrinkage and damages and inventory write-offs and related reserves.
Gross Profit and Gross Margin
Gross profit represents revenue less cost of goods sold. Gross margin is gross profit expressed as a percentage of revenue. We generally record higher gross margins associated with sales of Grove Brands products compared to sales of third-party products. To help induce first-time customers to purchase on our DTC platform, we generally offer higher discounts and free product offerings, and as a result our overall margins can be adversely affected in periods of rapid new customer acquisition. Our gross margin also fluctuates from period to period based on promotional activity, product and channel mix, the timing of promotions and launches, and in-bound
transportation rates, among other factors. Our gross profit and gross margin may not be comparable with that of other retailers because we include certain fulfillment related costs in selling, general, and administrative expenses while other retailers may include these expenses in cost of merchandise sold.
Operating Expenses
Our operating expenses consist of advertising, product development, and selling, general and administrative expenses.
Advertising
Advertising expenses are expensed as incurred and consist primarily of our customer acquisition costs associated with online advertising, as well as advertising on television, direct mail campaigns and other media. Costs associated with the production of advertising are expensed when the first advertisement is shown. We expect advertising costs to increase in the future as we seek to increase brand awareness and acquire new customers to drive continued sales growth.
Product Development
Product development expenses relate to the product and packaging innovation in our Grove Brands product lines and costs related to the ongoing support and maintenance of the Company’s proprietary technology, including the Company’s DTC platform, as well as amortization of capitalized internally developed software.

Product development expenses consist primarily of personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation expense. Product development costs also include allocated facilities, equipment, depreciation and overhead costs. We expect product development costs to increase in the future as we invest in the expansion of our product line, innovative packaging and product improvements.
Selling, General and Administrative
Selling, general and administrative expenses consist primarily of compensation and benefit costs for personnel involved in general corporate functions, including stock-based compensation expense, and certain fulfillment costs, as further outlined below. Selling, general and administrative expenses also include the allocated facilities, equipment, depreciation and overhead costs, marketing costs including qualified cost of credits issued through our referral program, costs associated with our customer service operation and costs of environmental offsets. We expect selling, general and administrative expense to increase in the future as we scale our fulfillment costs, grow our selling and administrative infrastructure and incur costs associated with operating as a public company.
Fulfillment costs represent those costs incurred in operating and staffing our fulfillment centers, including costs attributable to receiving, inspecting and warehousing inventories, picking, packing and preparing customer orders for shipment (“
Fulfillment Labor
”), shipping and handling expenses, packing materials costs and payment processing and related transaction costs. These costs are included within selling, general and administrative expenses in the statements of operations. We expect fulfillment costs to increase in the future on an absolute basis and on a per order basis primarily from shipping rate increases from our carriers.
Interest Expense
Interest expense consists primarily of interest expense associated with our leasing and debt financing arrangements.
Other Income (Expense), Net
Other income (expense), net consists primarily of losses on remeasurement of our convertible preferred stock warrant liabilities and investment income earned on our cash and cash equivalents balances. In 2019, other income (expense) included a $2.7 million gain related to the acquisition of Sustain LLC.
Provision for Income Taxes
We account for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We recognize the benefits of tax-return
positions in the financial statements when they are more likely than not to be sustained by the taxing authority, based on the technical merits at the reporting date. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments, and which may not accurately forecast actual outcomes. We recognize interest and penalties related to unrecognized tax benefits, if any, as income tax expense.

Results of Operations
The following table sets forth our results of operations for each period presented:

	Year Ended December 31,
	2019	2020	2021
	(in thousands)
Revenue, net	$233,116	$364,271	$383,685
Cost of goods sold	149,681	188,267	195,181

Gross profit	83,435	176,004	188,504

Operating expenses:
Advertising	77,842	55,547	107,313
Product development	13,604	18,655	23,408
Selling, general and administrative	155,158	168,295	186,638

Operating loss	(163,169)	(66,493)	(128,855)

Interest expense	2,052	5,607	5,202
Loss on extinguishment of debt	—	—	1,027
Other expense (income), net	(3,763)	119	760

Interest and other expense (income), net	(1,711)	5,726	6,989

Loss before provision for income taxes	(161,458)	(72,219)	(135,844)
Provision for income taxes	12	41	52

Net loss	$(161,470)	$(72,260)	$(135,896)

The following table sets forth our statements of operations data expressed as a percentage of revenue:

	Year Ended December 31,
	2019	2020	2021
	(as a percentage of revenue)
Revenue, net	100%	100%	100%
Cost of goods sold	64	52	51

Gross profit	36	48	49

Operating expenses:
Advertising	33	15	28
Product development	6	5	6
Selling, general and administrative	67	46	49

Operating loss	(70)	(18)	(34)

Interest expense	1	2	1
Loss on extinguishment of debt	—	—	—
Other expense (income), net	(2)	—	—

Interest and other expense (income), net	(1)	2	1

Loss before provision for income taxes	(69)	(20)	(35)
Provision for income taxes	—	—	—

Net loss	(69)%	(20)%	(35)%

Comparison of the Year Ended December 31, 2020 and December 31, 2021
Revenue, Net

	Year Ended December 31,		Change
	2020	2021	Amount	%
	(in thousands)
Revenue, net:
Grove Brands	$164,372	$187,055	$22,683	14%
Third-party products	199,899	196,630	(3,269)	(2)%

Total revenue, net	$364,271	$383,685	$19,414	5%

Revenue increased by $19.4 million, or 5%, for 2021 as compared to 2020, primarily driven by an increase in DTC Net Revenue Per Order, offset by a decrease in DTC Total Orders caused by a reduction in DTC Active Customers as of December 31, 2021 as compared to December 31, 2020. The decrease in DTC Active Customers is reflective of demand moderation resulting from the relaxation of the COVID-driven dynamics that greatly accelerated growth in 2020. Grove Brands revenue increased by $22.7 million, or 14% for 2021 as compared to 2020, primarily driven by continued catalog expansion in Grove Brands SKUs.
Cost of Goods Sold and Gross Profit

	Year Ended December 31,		Change
	2020	2021	Amount	%
	(in thousands)
Cost of goods sold	$188,267	$195,181	$6,914	4%
Gross profit	176,004	188,504	12,500	7%
Gross margin	48%	49%		1%
Cost of goods sold increased by $6.9 million, or 4%, for 2021 as compared to 2020, primarily due to increased product costs associated with the increased sales of our products and an increase in inventory reserves. Gross margin in 2021 increased by 81 basis points compared to 2020 primarily due to improved mix of Grove Brands products, a decrease in number of lower-margin first orders as a percentage of total orders, offset by higher discounts offered to customers in 2021 compared to 2020 due to a less favorable customer marketing environment as the COVID-19 pandemic subsides, an increase in in-bound freight costs and an increase in inventory reserves.
Operating Expenses
Advertising Expenses

	Year Ended December 31,		Change
	2020	2021	Amount	%
	(in thousands)
Advertising	$55,547	$107,313	$51,766	93%
Adverting expenses increased by $51.8 million, or 93%, for 2021 as compared to 2020, primarily due to lower investment in advertising in 2020 as we were able to leverage the higher unpaid customer acquisition resulting from the
COVID-19
pandemic, and in general a more favorable customer marketing environment with lower advertising costs. Online and television advertising expenses increased by $22.5 million and $16.6 million, respectively, for 2021 as compared to 2020.

Product Development Expenses

	Year Ended December 31,		Change
	2020	2021	Amount	%
	(in thousands)
Product development	$18,655	$23,408	$4,753	25%
Product development expenses increased by $4.8 million, or 25% for 2021 as compared to 2020, primarily due to a $2.4 million increase in salaries and other personnel-related expenses, including stock-based compensation, driven by increased headcount, and $0.5 million increase in professional and consulting fees as a result of as a result of ongoing maintenance and support of our proprietary technology and our continued investment in the development of products in our Grove Brands product lines. In addition, there was a $0.7 million increase in amortization of internally developed software.
Selling, General and Administrative Expenses

	Year Ended December 31,		Change
	2020	2021	Amount	%
	(in thousands)
Selling, general and administrative	$168,295	$186,638	$18,343	11%
Selling, general and administrative expenses increased by $18.3 million, or 11% for 2021 as compared to 2020. Professional and consulting fees increased by $6.3 million as a result of the overall growth of the business and our efforts in preparing to become a public company. Stock-based compensation related to stock options granted to employees increased by $6.3 million due an increase in options granted, as we invested in our talent. Facilities expenses and other general and administrative expenses, excluding stock-based compensation, increased by $7.1 million, primarily due to increased headcount and investment in marketing. Fulfillment costs decreased by $1.4 million, including $1.2 million decrease in shipping and handling expenses and $0.4 million decrease in fulfillment labor, driven by a decrease in the volume of orders partially offset by an increase in carrier rates and as well as expanded investments in wages and benefits for fulfillment members.
Interest Expense

	Year Ended December 31,		Change
	2020	2021	Amount	%
	(in thousands)
Interest expense	$5,607	$5,202	$(405)	(7)%
Interest expense decreased by $0.4 million, or 7% for 2021 as compared to 2020, primarily due to the pay down of a loan facility in April 2021. See the section titled “Liquidity and Capital Resources — Loan Facilities” below for further details.
Loss on extinguishment of debt

	Year Ended December 31,		Change
	2020	2021	Amount	%
	(in thousands)
Loss on extinguishment of debt	$—	$1,027	$1,027	*

*	Percentage change not meaningful.
Loss on extinguishment of debt resulted from refinancing of certain of our loan facilities during 2021. See the section titled “Liquidity and Capital Resources—Loan Facilities” below for further details.
Other expense, net

	Year Ended December 31,		Change
	2020	2021	Amount	%
	(in thousands)
Other expense, net	$119	$760	$641	*

*	Percentage change not meaningful.
Other expense, net changed by $0.6 million for 2021 as compared to 2020, primarily due to a loss on remeasurement of our convertible preferred stock warrant liability driven by an increase in the fair value of the underlying securities.
Comparison of the Years Ended December 31, 2019 and December 31, 2020
Revenue, net

	Year Ended December 31,		Change
	2019	2020	Amount	%
	(in thousands)
Revenue, net:
Grove Brands	$86,717	$164,372	$77,655	90%
Third-party products	146,399	199,899	53,500	37%

Total revenue, net	$233,116	$364,271	$131,155	56%

Revenue increased by $131.2 million, or 56%, for 2020 as compared to 2019, primarily driven by increases in DTC Net Revenue Per Order and Active Customers in 2020 as compared to 2019, primarily driven by higher activity levels from our existing customer base as a result of the
COVID-19
pandemic. Grove Brands revenue increased by $77.7 million, or 90% for 2020 as compared to 2019, primarily driven by continued expansion in Grove Brands SKUs, and continued adoption and repeat ordering of Grove Brands products by our customers.
Cost of Goods Sold and Gross Profit

	Year Ended December 31,		Change
	2019	2020	Amount	%
	(in thousands)
Cost of goods sold	$149,681	$188,267	$38,586	26%
Gross profit	83,435	176,004	92,569	111%
Gross margin	36%	48%		12%
Cost of goods sold increased by 38.6 million, or 26%, for 2020 as compared to 2019, primarily due to increased product costs associated with the increased sales of our products. Gross margin for 2020 increased by 1,253 basis points compared 2019 primarily due improved mix of Grove Brands products as well as a decrease in number of lower-margin first orders as a percentage of total orders.

Operating Expenses
Advertising Expenses

	Year Ended December 31,		Change
	2019	2020	Amount	%
	(in thousands)
Advertising	$77,842	$55,547	$(22,295)	(29)%
Advertising expenses decreased by $22.3 million, or 29% for 2020 as compared to 2019, primarily due to a decrease in investment in advertising in 2020 resulting from the
COVID-19
pandemic as we significantly reduced our expenses for paid customer acquisition, while able to leverage higher unpaid customer acquisition. Online advertising and direct mail campaign expenses decreased by $17.9 million and $2.8 million, respectively, for the year ended December 31, 2020 as compared to the year ended December 31, 2019.
Product Development Expenses

	Year Ended December 31,		Change
	2019	2020	Amount	%
	(in thousands)
Product development	$13,604	$18,655	$5,051	37%
Product development expenses increased by $5.1 million, or 37% for 2020 as compared to 2019. As we hired more employees for the ongoing maintenance and support of our proprietary technology and our continued investment in the development of products in our Grove Brands product lines, salaries and other personnel-related expenses, including stock-based compensation increased by $5.3 million. The increased hiring resulted in less reliance on professional fees, which decreased by $1.6 million. In addition, there was a $0.9 million increase in amortization of capitalized internally developed software.
Selling, General and Administrative Expenses

	Year Ended December 31,		Change
	2019	2020	Amount	%
	(in thousands)
Selling, general and administrative	$155,158	$168,295	$13,137	8%
Selling, general and administrative expenses increased by $13.1 million, or 8% for 2020 as compared to 2019. Facilities expenses and other general and administrative expenses, excluding stock-based compensation, increased by $12.4 million primarily due to increased headcount and IT expenses incurred to support the growth of the business, and increase in environmental offsets. Fulfillment costs increased by $5.4 million, including an $8.6 million increase in shipping and handling expenses, driven by an increase in volume of customer orders, offset by $5.0 million decrease in fulfillment labor as a result of efficiencies gained as operations scaled with the growth of the business. Stock-based compensation decreased by $4.7 million. In 2019, we recorded $7.3 million in stock-based compensation related to secondary sales of shares held by employees and non-employees.
Stock-based compensation related to stock options granted to employees increased by $2.6 million due to an increase in options granted, as we invest in our talent, and option value driven by increase in common stock fair value.
Interest Expense

	Year Ended December 31,		Change
	2019	2020	Amount	%
	(in thousands)
Interest expense	$2,052	$5,607	$3,555	173%

Interest expense increased by $3.6 million, or 173% for 2020 as compared to 2019, primarily due to a higher balance of outstanding debt in 2020.
Other Expense (Income), Net

	Year Ended December 31,		Change
	2019	2020	Amount	%
	(in thousands)
Other expense (income), net	$(3,763)	$119	$3,882	(103)%
Other expense (income), net changed by $3.9 million for 2020 as compared to 2019, primarily due to a $2.7 million gain recorded in 2019 related to the acquisition of Sustain LLC and a $1.1 million decrease in interest income due to a reduction in U.S. interest rates on interest earned from our cash equivalents.
Liquidity, Capital Resources and Requirements
As of December 31, 2021, we had $78.4 million of cash and cash equivalents, an accumulated deficit of approximately $490.1 million, working capital of $71.7 million and incurred negative cash flows from operating activities of $127.1 million for the year ended December 31, 2021. We anticipate that we will continue to incur losses in the future as we continue to invest in advertising and other strategic incentives planned for future growth and as a result, we will need additional capital resources to fund our operations. These factors raise substantial doubt regarding our ability to continue as a going concern. To date, we have funded our operations principally through convertible preferred stock financings and the incurrence of debt. As of December 31, 2021, gross proceeds from convertible preferred stock financings total $478.3 million and we have total outstanding indebtedness of $66.9 million.
On December 7, 2021, we entered into an Agreement and Plan of Merger with Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“VGAC II”), a special purpose acquisition company and Treehouse Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC II (“VGAC II Merger Sub”) whereby we will merge with and into VGAC II Merger Sub, with us surviving the merger as a wholly owned direct subsidiary of New Grove (the “Merger”).
We believe that the net proceeds from the Merger, together with our existing cash and cash equivalents, will enable us to continue to fund our operating expenses, capital expenditure requirements and debt service payments. However, there can be no assurance that the Company will be successful in acquiring additional funding at levels sufficient to fund its future operations and therefore if the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce its operations, or delay, scale back or discontinue operations completely. As a result of our recurring losses from operations, negative cash flows from operating activities and the need to raise additional capital, our independent registered public accounting firm included an emphasis of matter paragraph expressing substantial doubt about the Company’s ability to continue as a going concern in its report on our audited financial statements for the year ended December 31, 2021.
Contractual Obligations and Other Commitments
Our most significant contractual obligations relate to our loan facilities, purchase commitments on inventory and operating lease obligations on our fulfillment centers and corporate offices. As of December 31, 2021, we had $36.1 million of enforceable and legally binding inventory purchase commitments predominantly due within one year. For information on our contractual obligations for operating leases, please see “Leases” in Note 7 of the Notes to our audited financial statements as of and for the years ended December 31, 2019, 2020 and 2021 included elsewhere in this proxy statement/prospectus/information statement.

Loan Facilities
Silicon Valley Bank Loan Facilities
In December 2016, we entered into a loan and security agreement (the “
SVB Loan Facility
”) with Silicon Valley Bank (“
SVB
”). The terms of the SVB Loan Facility, as amended and restated, provided for: (i) a revolving line of credit not to exceed $25.0 million (“
Loan Revolver
”), (ii) growth capital advance (“
Term Loan
”) of $3.9 million and (iii) a letter of credit sublimit of $6.0 million. The Term Loan had a maturity date in December 2022 and bore interest at Prime Rate, payable monthly. The Loan Revolver borrowing capacity was limited to 60% of eligible inventory balances.
In April 2021, we entered into an amendment to the SVB Loan Facility. The terms of the amendment provided for the Loan Revolver letter of credit sublimit to increase to $10.0 million and an increased borrowing capacity to 65% of eligible inventory balances. The Loan Revolver borrowing capacity is reduced by outstanding letters of credit and credit available to the Company from certain credit card facilities, which amounted to $3.1 million and $3.5 million, respectively, as of December 31, 2021. The Loan Revolver incurs a facility fee of 0.20% per annum assessed on the daily average undrawn portion of revolving line of credit. The amended Loan Revolver bears an interest rate equal to the greater of prime rate or 3.25% and matures on March 31, 2023. Interests on the Loan Revolver is payable monthly in arrears. In April 2021, all of our outstanding borrowings under the SVB Term Loan were refinanced directly through the SVB and Hercules Loan Facility (see below).
The SVB Loan Facility is collateralized by substantially all of our assets on a first priority basis and contains customary events of default and covenants that restrict our ability to, among other things, incur additional indebtedness, other than permitted indebtedness, enter into mergers or acquisitions, sell or otherwise dispose of assets, pay dividends, or repurchase stock, subject to customary exceptions. The SVB Loan Facility contains a financial covenant which requires us to maintain minimum liquidity of $45.0 million. Minimum liquidity is defined as the sum of the aggregate amount of unrestricted and unencumbered cash deposited with SVB plus amounts available to be drawn under the loan revolver, as adjusted for any outstanding standby letters of credit issued by SVB.
As of December 31, 2021, we were in compliance with all covenants and had $5.9 million outstanding under the Loan Revolver. The effective interest rate is 3.85% on the revolving line of credit. Based on current working capital requirements, we are likely to trigger the minimum liquidity covenant during 2022 and therefore the Loan Revolver is reclassified as Debt, current on our balance sheet on December 31, 2021.
Silicon Valley Bank and Hercules Loan Facility
In April 2021, we entered into a Mezzanine Loan and Security Agreement (“
SVB and Hercules Loan Facility
”) with SVB and Hercules Capital, Inc. (“
Hercules
”). The SVB and Hercules Loan Facility provides for a draw period, which runs from the effective date until March 31, 2022, for advances of up to $60.0 million. In April 2021, we drew $25.0 million, which was used to directly settle the amounts outstanding under the SVB Term Loan and the Triplepoint Loan Facility (see below). In September and December 2021, we drew down the remaining additional borrowings of $25.0 and $10.0 million, respectively, on the SVB and Hercules Loan Facility. The SVB and Hercules Loan Facility bears interest at the greater of 8.75% or prime plus 5.5%, payable monthly. The principal repayment period commences on November 1, 2022 and continues for 30 monthly installments with an additional final payment equal to 6.75% of the aggregate term loan advances. SVB and Hercules have committed to fund 51.0% and 49.0%, respectively, of all draws made under the SVB and Hercules Loan Facility.
The SVB and Hercules Loan Facility is collateralized on a second priority basis, subordinate to the SVB Loan Facility, by substantially all of our assets and contains restrictive covenants that are substantially similar to the SVB Loan Facility. The SVB and Hercules Loan Facility does not include any financial covenants, but does contain a subjective acceleration clause in the event that lenders determine that a material adverse change has or will occur within the business, operations, or financial condition of the Company or a material impairment of the prospect of repaying any portion of this financial obligation. In accordance with the loan agreement, we have provided SVB and Hercules with periodic financial statements and projections to facilitate their ongoing assessment company performance. We believe the likelihood that SVB and Hercules would exercise the subjective acceleration clause is remote, and as a result the SVB and Hercules Loan Facility is classified as Debt, noncurrent on the balance sheet as of December 31, 2021.
As of December 31, 2021, we owe an aggregate of $60.0 million outstanding under the SVB and Hercules Loan Facility with effective interest rates ranging from 11.39% to 14.44%. As of December 31, 2021, we were in compliance with all covenants under the SVB and Hercules Loan Facility.
Triplepoint Loan Facility
In April 2018, we entered into an agreement, as amended and restated from time to time, with Triplepoint Venture Growth BDC Corp. and its affiliates (collectively, “
Triplepoint
”) which provided for various term loans (the “
Triplepoint Loan Facility
”). We made two draws of $20.0 million each on the loan facility with Triplepoint in January 2020. The first draw was repaid in July 2020 and the second draw was repaid in April 2021 directly by proceeds from the SVB and Hercules Loan Facility, at which time the Triplepoint Loan Facility was terminated.
Atel Loan Facility
In July 2018, we entered into an equipment financing arrangement (the “
Atel Loan Facility
”) with Atel Ventures, Inc. (“
Atel
”) to fund purchases of machinery and warehouse equipment that are held as collateral under the Atel Loan Facility. As of December 31, 2021, we had an aggregate of $1.8 million outstanding borrowing under the Atel Loan Facility through two separate loan draws that will be fully repaid in April 2023, and May 2023, respectively. As of December 31, 2021, we were in compliance with all of our covenants under the Atel Loan Facility.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
	2019	2020	2021
	(in thousands)
Net cash used in operating activities	$(124,805)	$(83,656)	$(127,089)
Net cash used in investing activities	(12,307)	(4,820)	(5,768)
Net cash provided by financing activities	107,447	228,170	34,710

Net increase (decrease) in cash and cash equivalents	$(29,665)	$139,694	$(98,147)

Operating Activities
Net cash used in operating activities decreased by $41.1 million for the year ended December 31, 2020 compared to December 31, 2019 primarily attributable to a decrease in net loss of $89.2 million. The decrease in net loss was primarily driven by a reduction in advertising expenses due to a decrease in investment in advertising in 2020 resulting from the COVID-19 pandemic as we significantly reduced our expenses for paid customer acquisition, while able to leverage higher unpaid customer acquisition. This was largely offset by a cash outflow related to changes in operating assets and liabilities of $50.5 million, from increases in inventory to support the growth of our business and decrease in accounts payable and accrued expenses due to timing of invoices from and payments to our vendors and suppliers.
Net cash used in operating activities increased by $43.4 million for the year ended December 31, 2021 compared to December 31, 2020 primarily attributable to an increase in net loss of $63.6 million. The increase in net loss was primarily driven by an increase in advertising expenses due to lower investment in advertising in 2020 as we were able to leverage the higher unpaid customer acquisition resulting from the COVID-19 pandemic. This was partially offset by an increase in non-cash adjustments of $12.6 million and cash inflow related to changes in operating assets and liabilities of $7.6 million. Increase in non-cash adjustments primarily relates to increase in stock-based compensation of $6.8 million and an increase in inventory reserve of $2.9 million.

Investing Activities
Net cash used in investing activities of $5.8 million for the year ended December 31, 2021 was due to purchases of property and equipment.
Net cash used in investing activities of $4.8 million for the year ended December 31, 2020 was due to purchases of property and equipment.
Net cash used in investing activities of $12.3 million for the year ended December 31, 2019 was due to purchases of $10.7 million in property and equipment, $8.6 million in short-term investments and $0.9 million in intangible assets, and $0.8 million in business acquisition, partially offset by proceeds from the maturities of short-term investments of $8.7 million.
Financing Activities
Net cash provided by financing activities of $34.7 million for the year ended December 31, 2021 primarily consisted of issuance of debt of $60.0 million and $1.2 million proceeds from exercise of stock options and warrants, partially offset by $21.9 million of repayment of debt, $2.5 million payment in connection with debt extinguishment and $1.4 million payment in connection with deferred offering and convertible preferred stock issuance costs.
Net cash provided by financing activities of $228.2 million for the year ended December 31, 2020 consisted of proceeds from issuance of convertible preferred stock of $214.8 million, issuance of debt of $43.5 million and exercise of stock option awards of $3.3 million, partially offset by $33.1 million for repayment of debt.
Net cash provided by financing activities of $107.4 million for the year ended December 31, 2019 consisted of proceeds from issuance of convertible preferred stock of $96.5 million and issuance of debt of $17.2 million, partially offset by $6.0 million for repayment of debt.
Off-Balance
Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance
sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance
sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that can have a significant impact on the amounts reported in those financial statements and accompanying notes. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. Our significant accounting policies are described in Note 2 to our financial statements included elsewhere in this proxy statement/prospectus/information statement.
Inventories
Inventory is recorded at the lower of weighted average cost and net realizable value. The cost of inventory consists of merchandise costs and in-bound
freight, net of any vendor allowances. Inventory valuation requires us to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers or liquidations, and expected recoverable values of each disposition category. We record inventory reserves based on the excess of the carrying value or average cost over the amount we expect to realize from the ultimate sale of the inventory.
Convertible Preferred Stock Warrant Liability
We classify warrants to purchase shares of our convertible preferred stock that are contingently redeemable as liabilities. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date.
As of December 31, 2021, the fair value of the convertible preferred stock warrant liability is measured using the Black-Scholes option-pricing model. Inputs to that model include the warrants’ expected remaining term, the risk-free interest rate, expected volatility based on representative peer companies, and the estimated fair value of the underlying securities. Generally, increases and decreases in the fair value of the underlying securities and the expected term would result in directionally similar impacts to the fair value measurement. At the end of each reporting period, we recognize changes in fair value within other expense (income), net in our statements of operations. We will continue to adjust the convertible preferred stock warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or in the event that all of the Company’s preferred stock are converted into common stock, at which time all such warrants will be converted into warrants to purchase shares of common stock and the liability will be reclassified to additional paid-in
capital.
Stock-Based Compensation
We recognize the cost of share-based awards granted to employees and non-employees
based on the estimated grant-date fair value of the awards.
For stock option awards with service only vesting conditions, we recognize expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. We estimate the grant-date fair value of the stock option awards with service only vesting conditions using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model utilizes inputs and assumptions which involve inherent uncertainties and generally require significant judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, our stock-based compensation could be materially different. Significant inputs and assumptions include:
Fair value of Common Stock
– As our common stock is not currently publicly traded, the fair value of our underlying common stock was determined by our board of directors based upon a number of objective and subjective factors, as described in the section titled “—Common Stock Valuation” below.
Expected Term
 – Our expected term represents the period that our stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point
between the vesting date and the end of the contractual term).
Expected Volatility
 – Because we are privately held and there is no active trading market for our common stock, the expected volatility was estimated based on the average volatility for publicly traded companies that we consider to be comparable, over a period equal to the expected term of the stock option grants.
Risk-Free Interest Rate
 – The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.
Expected Dividend
 – We have never paid dividends on our common stock and has no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.
For restricted stock unit (“
RSU
”) awards with performance vesting conditions, we evaluate the probability of achieving the performance vesting condition at each reporting date. We begin to recognize expense for RSUs with performance vesting conditions using an accelerated attribution method when it is deemed probable that the performance condition will be met. The fair value of RSU awards is determined using the price of our common stock on the grant date, as determined by our board of directors.
For awards with both market and service vesting conditions, we recognize expense over the derived service period using an accelerated attribution method. The fair value of stock option awards with both market and performance conditions is estimated using multifactor Monte Carlo simulations. The Monte Carlo simulation model incorporates the probability of satisfying a market condition and utilizes inputs and assumptions which involve inherent uncertainties and generally require significant judgment, including our stock price, contractual terms, maturity and risk-free interest rates, as well as volatility.
Common Stock Valuation
Given the absence of a public market of our common stock, and in accordance with the American Institute of Certified Public Accountants,
Valuation of Privately-Held-Company Equity Securities Issued as
Compensation
, our board of directors exercises significant judgment and considers numerous factors to determine the best estimate of fair value of our common stock, including the following:

•	independent third-party valuations of our common stock;

•	the rights, preferences and privileges of our redeemable convertible preferred stock relative to our common stock;

•	our operating results, financial position and capital resources;

•	our stage of development and current business conditions and projections, including the introduction of new products;

•	the lack of marketability of our common stock;

•	the hiring of key personnel and the experience of our management;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions;

•	and the nature and history of our business;

•	industry trends and competitive environment;

•	trends in consumer spending, including consumer confidence; and

•	the overall economic, regulatory and capital market conditions.
We performed valuations of our common stock that took into account the factors described above. We primarily used a combination of the market and income approach to determine the equity value of our business. The income approach estimates equity value based on the expectation of future cash flows that a company will generate. These future cash flows, and an assumed terminal value, are discounted to their present values using a discount rate based on a weighted-average cost of capital that reflects the risks inherent in the cash flows. The market approach estimates equity value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company. The resulting common stock value is then discounted by a non-marketability
factor. Public company trading revenue multiple comparisons provide a quantitative analysis that our board of directors’ reviews in addition to the qualitative factors described above in order to determine the fair value of our common stock.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
For valuations after the completion of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
Recent Accounting Pronouncements
See Note 2 to our financial statements included elsewhere in this proxy statement/prospectus/information statement for additional details regarding recent accounting pronouncements.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.
Interest Rate Risk
We had cash and cash equivalents of $78.4 million as of December 31, 2021, which consisted of bank accounts and money market funds. Interest-earning instruments carry a degree of interest rate risk. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates.
Interest rates under our Loan Revolver with Silicon Valley Bank and our loan facilities with Silicon Valley Bank and Hercules are tied to the prime rate with a floor of 3.25% and 8.75%, respectively and therefore carry interest rate risk. As of December 31, 2021, we have $5.9 million principal outstanding under the Loan Revolver with Silicon Valley Bank, at an interest rate of 3.25%, and an aggregate of $60.0 million principal outstanding under our loan facilities with Silicon Valley Bank and Hercules, at an interest rate of 8.75%. Fluctuations in interest rates have not been significant to date. A hypothetical 10% change in interest rates would not result in a material impact on our financial statements.
Inflation Risk
We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases, product innovation, and sales velocity. Our inability or failure to do so could harm our business, results of operations and financial condition.
Emerging Growth Company Status
Each of VGAC II and Grove is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. Following the closing of the Business Combination, New Grove expects to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date New Grove (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

EXECUTIVE AND DIRECTOR COMPENSATION OF GROVE
This section discusses the material components of the executive compensation program for Grove’s named executive officers who are identified in the 2021 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on New Grove’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Grove adopts following the completion of the business combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
Overview
We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies as VGAC II is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. Such rules, in the context of an S-4 Registration Statement, require compensation disclosure for Grove’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2021 exceeded $100,000, who were serving as executive officers as of December 31, 2021 and who will continue with the combined company. We refer to these individuals as “named executive officers.” For 2021, Grove’s named executive officers were:

•	Stu Landesberg, Chief Executive Officer;

•	Delida Costin, Chief Legal and People Officer; and

•	Jennie Perry, Chief Marketing Officer
We expect that New Grove’s executive compensation program will evolve to reflect its status as a newly publicly-traded company, while still supporting New Grove’s overall business and compensation objectives.
2021 Compensation of Named Executive Officers
Cash Compensation
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, Grove provides a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. While cash bonuses have been provided on a discretionary basis in prior years, none of our named executive officers received a cash bonus with respect to 2021.
Equity Awards
To further focus Grove’s executive officers on Grove’s long-term performance, Grove has granted equity compensation in the form of stock options and restricted stock units (“RSUs”).
In 2021, the Grove board of directors granted equity awards to the named executive officers with respect to the following number of shares: Mr. Landesberg, 3,991,892 stock options; Ms. Costin, 450,000 stock options, 50,000 RSUs; and Ms. Perry, 700,000 stock options. The 2021 stock options generally vest in quarterly installments over four years, subject to the grantee’s continued service through the applicable vesting date. The RSUs granted to Ms. Costin vest in quarterly installments over two years following a liquidity event, provided that such liquidity event occurs within five years of the date of grant. The stock options granted to Ms. Perry, who joined Grove in February 2021, vest 25% on the one-year anniversary of the grant date and in quarterly installments thereafter through the four-year anniversary of the grant date. In addition, of the stock options granted to Mr. Landesberg in 2021, 864,910 of the stock options will vest on the earlier of (i) if Grove’s shares are not publicly traded, such time as Grove closes a preferred or common equity financing in the amount of at least $25.0 million at a price per share of at least $15.03, (ii) if Grove’s shares (or its successor’s shares) are publicly traded, such time as the

20-day
trading day volume-weighted average price is at least $15.03 per share, or (iii) immediately prior to the consummation of certain corporate transactions in which the holders of shares of Grove common stock will receive, in exchange for such shares, cash or other consideration the aggregate amount of $15.03 per share. The consummation of the business combination will constitute a liquidity event for purposes of the RSUs and the RSUs will remain subject to the service-based vesting requirements set forth in the award agreements.
In connection with the business combination, outstanding equity awards of Grove will be assumed by VGAC II and converted into equity awards with respect to New Grove common stock. In addition, pursuant to the terms of the business combination agreement and as described above, holders of options and RSUs will receive Earnout Shares, which will be forfeited in the event the service-based vesting conditions applicable to the underlying stock options and RSUs are not achieved prior to the achievement of the performance milestones with respect to such Earnout Shares.
Please see the Outstanding Equity Awards at 2021 Fiscal Year-End table for a summary of the equity awards held by the named executive officers as of December 31, 2021.
2021 Summary Compensation Table
The following table shows information regarding the compensation of the named executive officers for services performed in the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Option Awards ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Stuart Landesberg	2021	255,000	—	18,387,940	—	—	—	18,642,940
Chief Executive Officer and President
Delida Costin	2022	425,000	—	1,854,572	436,500	—	—	2,716,072
Chief Legal and People Officer
Jennie Perry	2022	404,134	—	2,897,846	—	—	—	3,301,980
Chief Marketing Officer

(1)	Ms. Perry jointed Grove on February 8, 2021. Amounts reported in this column for Ms. Perry reflect a base salary of $450,000 prorated to her start date.
(2)
Amounts reported in this column for Mr. Landesberg and Mses. Costin and Perry reflect the aggregate grant date fair value of stock options awarded in 2021, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation based on the following assumptions: risk-free interest rate of 0.67% - 0.69%; expected volatility of 73.66% - 73.74%; expected term of 6.0 – 6.1 years; and expected dividend rate of 0.00%. As noted above, 864,910 of the stock options granted to Mr. Landesberg vest based on market conditions. The fair value for Mr. Landesberg’s stock options with a market based vesting condition was determined using the probability weighted expected term method (“PWERM”), which involves the estimation of future potential outcomes as well as values and probabilities associated with each potential outcome. Two potential scenarios were used in the PWERM that utilized 1) the value of the Company’s common equity, and 2) a Monte Carlo simulation to specifically value the award. The total grant date fair value of the award, based on the probable satisfaction of the market-based vesting conditions, was determined to be $5.5 million. Under FASB ASC Topic 718, due to the vesting conditions related to Mr. Landesberg’s 864,910 stock options, there is no grant date fair value below or in excess of the amount reflected in the table above for Mr. Landesberg that could be calculated and disclosed based on the achievement of the underlying conditions.

(3)
The amount reported in this column for Ms. Costin reflects the grant date fair value of $8.73 for her RSUs, computed in accordance with FASB ASC Topic 718, calculated based on the Company’s most recent Section 409A valuation available prior to the grant date.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table presents information regarding the outstanding stock options and RSUs held by each of the named executive officers as of December 31, 2021. In connection with the closing of the business combination, the Grove equity awards will be adjusted to reflect equity awards with respect to New Grove, with the number of shares and exercise price adjusted to maintain the value of the awards prior to the closing of the business combination.

	Option Awards								Equity Incentive Plan Awards
Name	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stuart Landesberg	3/30/2018	(2)	12/18/2017	2,256,324	—	—	0.75	3/29/2028	—	—
	5/31/2019	(3)	12/21/2018	3,638,130	—	—	2.25	5/30/2029	—	—
	2/15/2021	(4)	1/1/2021	586,309	2,540,673	—	4.43	2/14/2031	—	—
	2/15/2021	(5)	(5)	—	—	864,910	4.43	2/14/2031	—	—
Delida Costin	5/31/2019	(6)	5/20/2019	205,000	150,000	—	2.25	5/30/2029	—	—
	1/15/2020	(7)	1/7/2020	110,000	—	—	2.25	1/14/2030	—	—
	2/15/2021	(8)	1/1/2021	84,375	365,625	—	4.43	2/14/2031	—	—
	9/22/2021	(9)	N/A	—	—	—	—	—	50,000	436,500
Jennie Perry	2/15/2021	(10)	2/8/2021	—	700,000	—	4.43	2/14/2031	—	—

(1)
As of December 31, 2021, Grove’s equity was not publicly traded and, therefore, there was no ascertainable public market value for the equity on such date. The market value reported in this table is based upon a Section 409A valuation analysis of Grove’s equity as of August 31, 2021, the most recent report available.

(2)
This option vests 25% on the first anniversary of the vesting commencement date and then vests quarterly for the next 36 months, subject to Mr. Landesberg’s continuous employment through each applicable vesting date, with accelerated vesting if Mr. Landesberg’s employment is terminated by Grove without cause or he resigns for good reason. Because these options may be early exercised for restricted stock, they are reported in this table as “Exercisable.”

(3)
This option vests 25% on the first anniversary of the vesting commencement date and then vests quarterly for the next 36 months, subject to Mr. Landesberg’s continuous employment through each applicable vesting date, with accelerated vesting if Mr. Landesberg’s employment is terminated by Grove without cause or he resigns for good reason. Because these options may be early exercised for restricted stock, they are reported in this table as “Exercisable.”

(4)
This option vests on the earlier of (i) if Grove’s shares are not publicly traded, such time as Grove closes a preferred or common equity financing in the amount of at least $25.0 million at a price per share of at least $15.03, (ii) if Grove’s shares (or its successor’s shares) are publicly traded, such time as the 20-day trading day volume-weighted average price is at least $15.03 per share, or (iii) immediately prior to the consummation of certain corporate transactions in which the holders of shares of Grove common stock will receive, in exchange for such shares, cash or other consideration the aggregate amount of $15.03 per share, subject to Mr. Landesberg’s continuous employment on the date of such milestone.

(5)
This option vests 25% on the first anniversary of the vesting commencement date and then vests quarterly for the next 36 months, subject to Ms. Costin’s continuous employment through each applicable vesting date, with accelerated vesting following a change in control if Ms. Costin’s employment is terminated by Grove without cause or she resigns for good reason.
(6)
This option vests 25% on the first anniversary of the vesting commencement date and then vests quarterly for the next 36 months, subject to Ms. Costin’s continuous employment through each applicable vesting date, with accelerated vesting following a change in control if Ms. Costin’s employment is terminated by Grove without cause or she resigns for good reason. Because these options may be early exercised for restricted stock, they are reported in this table as “Exercisable.”

(7)
This option vests 25% on the first anniversary of the vesting commencement date and then vests quarterly for the next 36 months, subject to Ms. Costin’s continuous employment through each applicable vesting date, with accelerated vesting following a change in control if Ms. Costin’s employment is terminated by Grove without cause or she resigns for good reason. Because these options may be early exercised for restricted stock, they are reported in this table as “Exercisable.”

(8)
This option vests quarterly for 48 months starting with the first quarter following the vesting commencement date, subject to Ms. Costin’s continuous employment through each applicable vesting date, with accelerated vesting following a change in control if Ms. Costin’s employment is terminated by Grove without cause or she resigns for good reason.

(9)
The vesting the RSUs requires the satisfaction of both of two conditions: an event condition and a service condition. The event condition will be satisfied if a liquidity event occurs prior to the expiration date (five years from the grant date) subject to Ms. Costin’s continuous employment through the date of such liquidity event. The service condition is satisfied with respect to 1/8th of the RSUs on the date of the liquidity event and quarterly for the next 18 months, subject to Ms. Costin’s continuous employment through the applicable vesting date. Any RSU for which both conditions are satisfied shall become vested. The vesting of the RSUs accelerate following a change in control if Ms. Costin’s employment is terminated by Grove without cause or she resigns for good reason.

(10)
This option vests 25% on the first anniversary of the vesting commencement date and then vests quarterly for the next 36 months, with accelerated vesting following a change in control if Ms. Perry’s employment is terminated by Grove without cause or she resigns for good reason.

Additional Narrative Disclosure
Severance Arrangements
Grove generally executes an offer of employment before an executive joins Grove. This offer describes the basic terms of the executive’s employment, including his or her start date, starting salary, annual incentive target and equity awards. The terms of the executive’s employment are based thereafter on sustained good performance rather than contractual terms, and Grove’s policies will apply as warranted. Grove does not generally provide contractual severance rights to its employees.
401(k) Plan
Grove maintains a qualified 401(k) savings plan which allows participants to defer a portion of their compensation to the 401(k) saving plan on a before-tax basis. Grove provides discretionary matching employer contributions on behalf of its eligible participants. Grove did not make any matching contributions in 2021.
Director Compensation
2021 Director Compensation Table
Grove’s historical director compensation program has consisted of equity awards. In 2021, Messrs. Glazer and Replogle and Ms. Beaudoin were granted stock options with respect to 133,333, 333,343 and 372,576 shares of Grove common stock, respectively, and Messrs. Glazer and Replogle were granted RSUs with respect to 133,333 and 333,343 shares of Grove common stock, respectively. Mr. Glazer’s stock options and RSUs will vest 25% on the one-year anniversary of the vesting commencement date and in subsequent 1/12th increments for each subsequent quarter of continuous service. Mr. Replogle’s stock options and RSUs will each vest 30% on the one-

year anniversary of the vesting commencement date, 7.5% for each subsequent quarter of continuous service for the following year and then 5% for each quarter subsequent quarter of continuous service for the following two years. Ms. Beaudoin’s stock options will vest quarterly over a period of four years.
The following table provides information regarding the compensation of our outside directors for 2021 and who will continue with the combined company. As Grove’s Chief Executive Officer and Chief Technology Officer, respectively, Messrs. Landesberg and Clark do not receive any additional compensation for their service on the Grove board of directors. Please see the 2021 Summary Compensation Table for the compensation paid or awarded to Mr. Landesberg.

Name	Stock Awards($)(1)	Option Awards($)(2)	Total($)
Catherine Beaudoin
David Glazer
John Replogle

(1)
The amount reported in this column for Messrs. Glazer and Replogle reflects the grant date fair value of $

for RSUs awarded in 2021, computed in accordance with FASB ASC Topic 718, calculated based on the Company’s most recent Section 409A valuation available prior to the grant date. As of December 31, 2021, Messrs. Glazer and Replogle held outstanding RSUs with respect to 133,333 and 333,343 shares of Grove common stock, respectively.

(2)
Amounts reported in this column for Ms. Beaudoin and Messrs. Glazer and Replogle reflect the aggregate grant date fair value of stock options awarded in 2021, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation based on the following assumptions: risk-free interest rate of

% -

%; expected volatility of

% -

%; expected term of

–

 years; and expected dividend rate of 0.00%. As of December 31, 2021, Ms. Beaudoin and Messrs. Glazer and Replogle held outstanding options with respect to 133,333, 333,343 and 372,576 shares of Grove common stock, respectively.

MANAGEMENT OF NEW GROVE FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of the date of this proxy statement/consent solicitation statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Grove following the consummation of the Business Combination.
Executive Officers, Significant Employees, and Directors After the Business Combination
Upon the consummation of the Business Combination, the business and affairs of New Grove will be managed by or under the New Grove Board. The directors, executive officers, and significant employees of New Grove upon consummation of the Business Combination will include the following:

Name	Age	Position
Executive Officers
Stuart Landesberg	36	Chief Executive Officer and Director
Christopher Clark	36	Chief Technology Officer and Director
Delida Costin	52	Chief Legal and People Officer; Secretary
Janae De Crescenzo	37	Interim Co-Chief Financial Officer
Phil Moon	36	Interim Co-Chief Financial Officer
Jennie Perry	55	Chief Marketing Officer
Andrew Rendich	54	Chief Operating Officer
Jon Silverman	49	Senior Vice President, Physical Goods

Non-Employee Directors
Catherine Beaudoin	58	Director
David Glazer	38	Director
John Replogle	55	Director
Executive Officers of New Grove
Stuart Landesberg.
Mr. Landesberg, 36, is the President and Chief Executive Officer of Grove. Mr. Landesberg
co-founded
Grove Collaborative in 2012 and has served as its Chief Executive Officer since inception. Prior to co-founding
Grove, he worked for TPG Capital, where he was involved in consumer and internet investments. Mr. Landesberg started his career in the investment banking division of Lehman Brothers. Mr. Landesberg earned a B.A. in Economics and Spanish from Amherst College where he graduated magna cum laude
with distinction. VGAC II and Grove believe Mr. Landesberg’s extensive direct to consumer industry experience, as well as his institutional knowledge as the co-founder
of Grove qualify him to serve on the New Grove Board.
Christopher Clark.

Mr. Clark, 36,

co-founded

Grove in 2012 and has served as its Chief Technology Officer since 2013. Prior to joining Grove, in 2012 Mr. Clark led project management and engineering at Kaggle, Inc. and was a product manager and engineer at Blackbaud from 2007 to 2012. Mr. Clark earned a B.S. in Computer Science from Vanderbilt University. VGAC II and Grove believe Mr. Clark’s experience as a technology executive, as well as his institutional knowledge as the co-founder

of Grove qualify him to serve on the New Grove Board.
Delida Costin
. Ms. Costin, 52, has served as Grove’s Chief Legal and People Officer since January 2020 and as Grove’s General Counsel since 2019. Prior to joining Grove, in 2015 Ms. Costin served as General Counsel of lynda.com, and from 2010 to 2014, she served as General Counsel and Corporate Secretary at Pandora Media Networks, Inc. From 2007 to 2010, Ms. Costin maintained a private legal practice where she worked with public and private companies in the San Francisco Bay Area. From 2000 to 2006, Ms. Costin served as assistant general counsel, and from 2006 to 2007 as vice president and assistant general counsel at CNET Networks, a media company, where she focused on legal issues relating to the digital media industry. Prior to that, Ms. Costin was an associate at the law firms of Goodwin Procter and Pillsbury Winthrop Shaw Pittman. During her years of legal practice, Ms. Costin has advised on issues related to compliance, securities law, digital media, privacy, data protection and online advertising. Ms. Costin holds a J.D. degree from Boston University School of Law and a B.A. degree from Northwestern University.
Janae De Crescenzo
. Ms. De Crescenzo, 37, joined Grove in 2017 and has served as Director of Finance, VP of Finance, and most recently as Grove’s Interim Co-Chief Financial Officer. Prior to joining Grove, Ms. De Crescenzo worked at Shift Technologies as Controller from 2016-2017, and at Square as Corporate Accounting Manager from 2013-2016. Ms. De Crescenzo earned an M.S. degree in Accounting and a B.S. degree in Accounting from Brigham Young University.
Phil Moon
. Mr. Moon, 36, has served in various positions with Grove since 2017, most recently as Grove’s Interim
Co-Chief
Financial Officer. Prior to joining Grove, Mr. Moon worked at Eero as Head of Strategic Finance from 2016-2017. Mr. Moon earned a B.A. degree in Economics from the University of California, Berkeley.
Jennie Perry
. Ms. Perry, 55, has served as Grove’s Chief Marketing Officer since 2021. Prior to joining Grove, Ms. Perry worked for Amazon, Inc. from 2011-2019, most recently as the Chief Marketing Officer of Prime and Amazon North America. Ms. Perry received a M.B.A. from the University of Pennsylvania, Wharton School of Business and a B.A. degree in Economics from the University of California, Davis.
Andrew Rendich
. Mr. Rendich, 54, has served as Grove’s Chief Operating Officer since 2019. Mr. Rendich has also served as a principal of
Mackenzie-Maxwell
LLC since 2017. Prior to joining
Mackenzie-Maxwell
LLC, Mr. Rendich was the Chief Operating Officer of Hampton Creek Foods, Inc. from 2015-2016. Mr. Rendich received a B.S. degree in Technology from the Rochester Institute of Technology.
Jon Silverman
. Mr. Silverman, 49, has served in various positions at Grove since 2017, most recently as Senior Vice President of Physical Products. Mr. Silverman received a B.A. degree in Government and Environmental Studies from Bowdoin College.
Non-Employee
Directors
Catherine Beaudoin.

Upon the consummation of the Business Combination, Ms. Beaudoin, 58, will serve on the New Grove Board. Ms. Beaudoin has been a member of the Grove Board since 2018. Ms. Beaudoin previously served as President of Amazon Fashion from 2009 to 2017. Prior to Amazon, she served as General Manager of Gap’s Piperlime, the e-commerce shoe

platform she founded in 2005 until 2008. While at Gap, she held a number of senior marketing positions across the company’s Old Navy and Banana Republic brands. Ms. Beaudoin began her career at Ogilvy One Worldwide. Ms. Beaudoin is currently a member of the board of directors of Nerdy, Inc. (NYSE: NRDY). VGAC II and Grove believe Ms. Beaudoin is qualified to serve on the New Grove Board because of her experience in consumer retail and

e-commerce.
David Glazer
. Upon the consummation of the Business Combination, Mr. Glazer, 38, will serve on the New Grove Board. Since 2013, Mr. Glazer has served in various positions at Palantir Technologies Inc. (NYSE: PLTR), most recently as Chief Financial Officer and Treasurer. Prior to that, Mr. Glazer was a corporate securities attorney at Wilson Sonsini Goodrich & Rosati. Mr. Glazer received a J.D degree from Emory University School of Law and a B.A from Santa Clara University. VGAC II and Grove believe Mr. Glazer is qualified to serve on the New Grove Board because of his public company financial experience.
John Replogle.
Upon the consummation of the Business Combination, Mr. Replogle, 55, will serve on the New Grove Board. Mr. Replogle has been a member of the Grove Board since 2021. Since October 2017, he has served as a Founding Partner of One Better Ventures, LLC, a venture capital firm focused on consumer brands that have a positive impact. From March 2011 to October 2017, he served as Chief Executive Officer and President of Seventh Generation, Inc., a manufacturer and distributor of sustainable household products. From

2006 to 2011, Mr. Replogle served as President and Chief Executive Officer of Burt’s Bees, Inc., and from 2003 to 2006, he served as General Manager of Unilever’s Skin Care division. Previously, he worked for Diageo, Plc for seven years in a number of different capacities, including as President of Guinness Bass Import Company and Managing Director of Guinness Great Britain. He started his career with the Boston Consulting Group. Mr. Replogle is currently a member of the board of directors of
AEA-Bridges
Impact Corp. (NYSE: IMPX) and Wolfspeed, Inc. (NYSE: WOLF), and also served as a director of Sealy Corporation, a publicly traded mattress manufacturer, from 2010 to 2013, until its sale to Tempur-Pedic International Inc. VGAC II and Grove believe Mr. Replogle is qualified to serve on the New Grove Board because of his significant senior executive leadership experience, including eleven years of experience as chief executive officer at two companies, as well as deep experience in marketing, branding and distribution of consumer goods.
Family Relationships
There are no other family relationships among any of the individuals who shall serve as directors or executive officers of New Grove following the consummation of the Business Combination.
Board Composition
Upon the consummation of the Business Combination, the New Grove Board will be composed as follows: Class I – [●], [●], and [●]; Class II – [●], [●], and [●]; Class III – Stuart Landesberg, [●] and [●].
Director Independence
Upon the consummation of the Business Combination, the New Grove Board is expected to determine that [●] and [●] will qualify as independent directors, as defined under NYSE listing rules. In addition, New Grove will be subject to the rules of the SEC and NYSE relating to the memberships, qualifications, and operations of the audit committee, as discussed below.
Board Oversight of Risk
Upon the consummation of the Business Combination, one of the key functions of the New Grove Board will be informed oversight of New Grove’s risk management process. The New Grove Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Grove Board as a whole, as well as through various standing committees of the New Grove Board that address risks inherent in their respective areas of oversight. For example, the audit committee of the New Grove Board will be responsible for overseeing the management of risks associated with New Grove’s financial reporting, accounting, and auditing matters and the compensation committee of the New Grove Board will oversee the management of risks associated with compensation policies and programs.
Board Committees
Upon the consummation of the Business Combination, the New Grove Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The New Grove Board may establish other committees to facilitate the management of New Grove’s business. The New Grove Board and its committees will set schedules for meetings throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The New Grove Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full New Grove Board. Each member of the audit, compensation, and nominating and corporate governance committees of the New Grove Board is expected to qualify as an independent director in accordance with NYSE listing standards. Each committee of the New Grove Board will have a written charter approved by the New Grove Board. Upon the consummation of the Business Combination, copies of each committee charter will be posted on New Grove’s website at www.grove.co under the Investor Relations section.

The inclusion of New Grove’s website address in this proxy statement does not include or incorporate by reference the information on the website of Grove Collaborative (or its affiliates) into this proxy statement/consent solicitation statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the New Grove Board.
Audit Committee
Upon the consummation of the Business Combination, the members of the audit committee will be [●], [●] and [●], each of whom can read and understand fundamental financial statements. The New Grove Board has determined that each of [●], [●], and [●] is independent under the rules and regulations of the SEC and NYSE listing standards applicable to audit committee members. [●] will be the chair of the audit committee. The New Grove Board has determined that each of [●] and [●] qualify as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of NYSE. New Grove’s audit committee will assist the New Grove Board with its oversight of the following: the integrity of New Grove’s financial statements; New Grove’s compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; and the design and implementation of New Grove’s internal audit function and risk assessment and risk management. Among other things, the audit committee will be responsible for reviewing and discussing with management of New Grove the adequacy and effectiveness of New Grove’s disclosure controls and procedures. The audit committee will also discuss with New Grove’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of New Grove’s financial statements, and the results of the audit, quarterly reviews of New Grove’s financial statements, and, as appropriate, will initiate inquiries into certain aspects of New Grove’s financial affairs. The audit committee of the New Grove Board will be responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, as well as for the confidential and anonymous submissions by New Grove’s employees of concerns regarding questionable accounting or auditing matters. In addition, audit committee of the New Grove Board will have direct responsibility for the appointment, compensation, retention, and oversight of the work of New Grove’s independent registered public accounting firm. The audit committee will have sole authority to approve the hiring and discharging of New Grove’s independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit
engagements with the independent auditor. The audit committee of the New Grove Board will review and oversee all related person transactions in accordance with New Grove’s policies and procedures.
Compensation Committee
Upon the consummation of the Business Combination, the members of the compensation committee will be [●], [●], and [●], and [●] will be the chair of the compensation committee. Each member of New Grove’s compensation committee is independent under the rules and regulations of the SEC and NYSE listing standards applicable to compensation committee members. The compensation committee of the New Grove Board will assist the New Grove Board in discharging certain of New Grove’s responsibilities with respect to compensating New Grove’s executive officers, and the administration and review of New Grove’s incentive plans for employees and other service providers, including New Grove’s equity incentive plans, and certain other matters related to New Grove’s compensation programs.
Nominating and Corporate Governance Committee
Upon the consummation of the Business Combination, the members of the nominating and corporate governance committee will be [●], [●], and [●], and [●] will be the chair of the nominating and governance committee. Each member of the compensation committee of the New Grove Board is independent under the rules and regulations of the SEC and NYSE listing standards applicable to nominating and governance committee members. The nominating and governance committee will assist the New Grove Board in identifying, screening, and reviewing individuals qualified to serve as directors, consistent with criteria approved by the New Grove Board, recommending to the New Grove Board candidates for nomination for appointment at the annual general meeting or to fill vacancies on the New Grove Board, developing and recommending to the New Grove Board and overseeing implementation of the New Grove corporate governance guidelines, coordinating and overseeing the annual self-evaluation of New Grove Board, its committees, individual directors, and management in the governance of the company, and reviewing on a regular basis New Grove’s overall corporate governance and recommending improvements as and when necessary.
Code of Conduct
Upon the consummation of the Business Combination, the New Grove Board will adopt a Code of Conduct. The Code of Conduct will apply to all of New Grove’s employees, officers, and directors, as well as all of its contractors, consultants, suppliers, and agents in connection with their work for New Grove. Upon the consummation of the Business Combination, the full text of New Grove’s Code of Conduct will be posted on New Grove’s website at www.grove.co under the Investor Relations section. New Grove intends to disclose future amendments to, or waivers of, New Grove’s Code of Conduct, as and to the extent required by SEC regulations, at the same location on New Grove’s website identified above or in public filings. Information contained on New Grove’s website is not incorporated by reference into this proxy statement/consent solicitation statement/prospectus, and you should not consider information contained on New Grove’s website to be part of this proxy statement/consent solicitation statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of the intended members of New Grove’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the board of directors of New Grove or the compensation committee thereof. Certain members of the compensation committee may be deemed to have an interest in certain transactions requiring disclosure under Item 404 of Regulation
S-K
under the Securities Act that are disclosed in “
Certain Relationships and Related Person Transactions—Grove Collaborative”
which disclosure is hereby incorporated by reference in this section.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of VGAC II ordinary shares as of the record date ([●], 2022) and (ii) expected beneficial ownership of New Grove Class A Common Stock and New Grove Class B Common Stock immediately following consummation of the Business Combination by:

•
each person known by VGAC II to be the beneficial owner of more than 5% of VGAC II’s outstanding ordinary shares on the record date ([●], 2022) or the beneficial owner of more than 5% of the shares of the Company’s common stock upon completion of the Business Combination;

•	each person known by VGAC II who may become beneficial owner of more than 5% of New Grove outstanding Common Stock immediately following the Business Combination;

•	each of VGAC II’s current executive officers and directors;

•	each person who will become an executive officer or a director of New Grove upon consummation of the Business Combination;

•	all of VGAC II’s current executive officers and directors as a group; and

•	all of New Grove executive officers and directors as a group after the consummation of the Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. New Grove Class B stock will be convertible into New Grove Class A stock on a one-for-one basis. Ownership of New Grove Class B stock is therefore deemed to be beneficial ownership of New Grove Class A stock under SEC regulations. For purposes of the presentation of ownership of New Grove Class A stock in this table, it has been assumed that each person listed therein as holding New Grove Class B stock has converted into New Grove Class A stock all shares of New Grove Class B stock of which that person is deemed the beneficial owner. Thus, all shares of New Grove Class B stock held by the reporting parties have been included in the calculation of the total amount of New Grove Class A stock owned by each such person as well as in the calculation of the total amount of New Grove Class B stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

	Prior to Business Combination(2)		After Business Combination
			Assuming No Redemptions(3)				Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners	Number of Ordinary Shares	%	Number of Shares of New Grove Collaborative Class A Common Stock	%	Number of Shares of New Grove Collaborative Class B Common Stock	%	Number of Shares of New Grove Collaborative Class A Common Stock	%	Number of Shares of New Grove Collaborative Class B Common Stock	%
Directors and executive officers prior to the Business Combination(1):
Rayhan Arif	—	—	—	—	—	—	—	—	—	—
Josh Bayliss	—	—	—	—	—	—	—	—	—	—
Chris Burggraeve	30,000	*	30,000	*	—	—	30,000	*	—	—
Evan Lovell	—	—	—	—	—	—	—	—	—	—
Elizabeth Nelson	30,000	*	30,000	*	—	—	30,000	*	—	—
Latif Peracha	30,000	*	30,000	*	—	—	30,000	*	—	—

	Prior to Business Combination(2)		After Business Combination
			Assuming No Redemptions(3)					Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners	Number of Ordinary Shares	%	Number of Shares of New Grove Collaborative Class A Common Stock		%	Number of Shares of New Grove Collaborative Class B Common Stock	%	Number of Shares of New Grove Collaborative Class A Common Stock		%	Number of Shares of New Grove Collaborative Class B Common Stock	%
All directors and executive officers prior to the Business Combination (6 persons)	90,000	*	90,000		*	—	—	90,000		*	—	—
Directors and executive officers after the Business Combination(5):
Stu Landesberg(6)	—	—	8,740,169	(7)		8,737,669		8,740,169	(7)		8,737,669
Janae De Crescenzo(8)	—	—	202,900			202,900		202,900			202,900
Phil Moon(9)	—	—	548,415			548,415		548,415			548,415
Chris Clark(10)	—	—	1,478,527			1,478,527		1,478,527			1,478,527
Delida Costin(11)(12)	—	—	533,810			533,810		533,810			533,810
Andrew Rendich(13)	—	—	1,168,569			1,168,569		1,168,569			1,168,569
Jon Silverman(14)	—	—	653,988			653,988		653,988			653,988
Jennie Perry(15)	—	—	204,750			204,750		204,750			204,750
Cathy Beaudoin(16)	—	—	506,945			506,945		506,945			506,945
David Glazer(17)	—	—	5,119			5,119		5,119			5,119
John Replogle(18)(19)	—	—	225,306			225,306		225,306			225,306
[●]
[●]
[●]
All directors and executive officers after the Business Combination as a group ( persons)
Five Percent Holders:
Entities associated with Mayfield(20)	—	—	14,506,518	(21)		14,306,518		14,506,518	(21)		14,306,518
Norwest Venture Partners XIII, LP(22)	—	—	14,644,569	(23)		14,144,569		14,644,569	(23)		14,144,569
General Atlantic (GC), L.P.(24)	—	—	12,313,290	(25)		11,813,290		12,313,290	(25)		11,813,290

*	Less than 1%
(1)	The business address of each of VGAC II directors and executive officers prior to the Business Combination is 65 Bleecker Street, 6th Floor, New York, New York 10012.
(2)
Prior to the Business Combination, the percentage of beneficial ownership of VGAC II on the record date is calculated based on (i) [●] Class A ordinary shares and (ii) [●] Class B ordinary shares, in each case, outstanding as of such date.

(3)	The expected beneficial ownership of New Grove immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs on , 2022, is based on (A) shares of New Grove Class A Common Stock outstanding as of such date, and consists of (i) [●] Class A ordinary shares and [●] Class B ordinary shares that will convert into a like number of shares of New Grove Class A Common Stock and (ii) (A) 8,700,000 shares of New Grove Class A Common Stock that will be issued in the PIPE Financing and (B) shares of Grove capital stock that will be exchanged for New Grove Class B Common Stock as determined pursuant to the exchange ratio in the Merger Agreement. For purposes of this table the exchange ratio has been estimated as of December 7, 2021 at 1.17.
(4)
The expected beneficial ownership of New Grove immediately upon consummation of the Business Combination, assuming holders of VGAC II’s public shares exercise their redemption rights in connection therewith and the Closing occurs on                     , 2022, is based on (A)             shares of New Grove Class A Common Stock outstanding as of such date, and consists of (i)             Class A ordinary shares and             Class B ordinary shares that will convert into a like number of shares of New Grove Class A Common Stock and (ii) (A) 8,700,000 shares of New Grove Class A Common Stock that will be issued in the PIPE Financing and (B)             shares of Grove Collaborative’s capital stock will be exchanged for             New Grove Class B Common Stock as determined pursuant to the exchange ratio in the Merger Agreement. For purposes of this table the exchange ratio has been estimated as of December 7, 2021 at 1.17.

(5)
The business address of each of Stuart Landesberg, Janae De Crescenzo, Phil Moon, Chris Clark, Delida Costin, Andrew Rendich, Jon Silverman, Jennie Perry, Cathy Beaudoin, David Glazer, and John Replogle is 1301 Sansome Street, San Francisco, CA 94111.

(6)	Includes 8,737,669 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(7)	Includes 2,500 shares of New Grove Class A Common Stock to be bought in the PIPE Financing by Stuart Landesberg.
(8)	Includes 202,900 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(9)	Includes 548,415 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(10)	Includes 1,478,527 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(11)
Consists of 16,085 shares of New Grove Class B Common Stock that are held by the Weatherspoon Costin Family Trust. Ms. Costin may be deemed to have voting and dispositive investment power with respect to the shares held by the Weatherspoon Costin Family Trust.

(12)	Includes 533,810 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis
(13)	Includes 1,168,569 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(14)	Includes 653,988 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(15)	Includes 204,750 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(16)	Includes 506,945 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(17)	Includes 5,119 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(18)
Consists of 227 shares of New Grove Class B Common Stock that are held by the Replogle Family Trust. Mr. Replogle may be deemed to have voting and dispositive investment power with respect to the shares held by the Replogle Family Trust.

(19)	Includes 225,306 shares of New Grove Class B Common Stock that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis.
(20)
Consists of 12,156,141 shares of New Grove Class B Common Stock held by Mayfield XV, a Cayman Islands Exempted Limited Partnership (“
MF XV
”) and 2,150,377 shares of New Grove Class B Common Stock held by Mayfield Select, a Cayman Islands Exempted Limited Partnership (“
MF Select
”). Mayfield

XV Management (UGP), Ltd., a Cayman Islands Exempted Company (“
MF XV UGP
” is the general partner of Mayfield XV Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership, which is the general partner of MF XV. Rajeev Batra, Navin Chaddha and Urshit Parikh are the directors of MF XV UGP. As a result, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the shares owned by MF XV, but each of the individuals disclaims such beneficial ownership. Mayfield Select Management (UGP), Ltd., a Cayman Islands Exempted Company (“
MF Select UGP
) is the general partner of Mayfield Select Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership, which is the general partner of MF Select. Rajeev Batra, Navin Chaddha and Urshit Parikh are the directors of MF Select UGP. As a result, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the shares owned by MF Select, but each of the individuals disclaims such beneficial ownership. The address for each of these entities and individuals is c/o Mayfield, 2484 Sand Hill Road, Menlo Park, CA 94025
(21)	Includes 200,000 shares of New Grove Class A Common Stock to be bought in the PIPE Financing by MF Select.
(22)
Includes 14,144,569 shares of New Grove Class B Common Stock held of record by Norwest Venture Partners XIII, LP that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis. Genesis VC Partners XIII, LLC is the general partner of Norwest Venture Partners XIII, LP, and NVP Associates, LLC is the managing member of Genesis VC Partners XIII, LLC. Each of Promod Haque, Jeffrey Crowe, and Jon Kossow, who are co-chief executive officers of NVP Associates, LLC, may be deemed to share voting and dispositive power over the shares held by Norwest Venture Partners XIII, LP. Mr. Crowe disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein, if any. The address for each of these entities and individuals is c/o 525 University Avenue, #800, Palo Alto, California 94301.

(23)	Includes 500,000 shares of New Grove Class A Common Stock to be bought in the PIPE Financing by Norwest Venture Partners XIII, LP.
(24)
Includes 11,813,290 shares of New Grove Class B Common Stock held of record by General Atlantic (GC), L.P. (“
GA GC
”) that are convertible into shares of New Grove Class A Common Stock on a one-for-one basis. The limited partners that share beneficial ownership of the shares held by GA GC are the following General Atlantic investment funds (the “
GA Funds
”): General Atlantic Partners 100, L.P. (“
GAP 100
”), General Atlantic Partners (Bermuda) EU, L.P. (“
GAP Bermuda EU
”), GAP Coinvestments III, LLC (“
GAPCO III
”), GAP Coinvestments IV, LLC (“
GAPCO IV
”), GAP Coinvestments V, LLC (“
GAPCO V
”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of GA GC is General Atlantic (SPV) GP, LLC (“
GA SPV
”). The general partner of GAP 100 is ultimately controlled by General Atlantic, L.P. (“
GA LP
”), which is controlled by the Management Committee of GASC MGP, LLC (the “
Management Committee
”). The general partner of GAP Bermuda EU is ultimately controlled by GAP (Bermuda) L.P. (“
GAP Bermuda
”), which is also controlled by the Management Committee. GA LP is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. There are nine members of the Management Committee. GA GC, GA LP, GAP Bermuda, GA SPV and the GA Funds (collectively, the “
GA Group
”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The mailing address of the foregoing General Atlantic entities, other than GAP Bermuda EU and GAP Bermuda, is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAP Bermuda EU and GAP Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Each of the members of the Management Committee disclaims ownership of the shares except to the extent that he has a pecuniary interest therein.

(25)	Includes 500,000 shares of New Grove Class A Common Stock to be bought in the PIPE Financing by GA GC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions—VGAC II
Class B Ordinary Shares
On January 22, 2021, prior to the initial public offering, VGAC II issued 7,187,500 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000. On March 15, 2021, the Sponsor transferred 30,000 founder shares to each of the three independent VGAC II directors. As a result of the underwriters’ election to fully exercise their over-allotment option on April 13, 2021, 1,312,500 shares held by the Sponsor were no longer subject to forfeiture.
In addition, the Sponsor has agreed that the Sponsor Earnout Shares, consisting of 3,490,375 shares of New Grove Class A Common Stock, will be subject to certain vesting provisions set forth in the Sponsor Agreement. Immediately after the Closing, the Sponsor Earnout Shares will represent approximately 1.4% of the outstanding shares of New Grove Common Stock and approximately 0.2% of the voting power of New Grove Common Stock assuming no redemptions by VGAC II shareholders in connection with the Business Combination. The Sponsor Earnout Shares will be unvested at the Closing and will automatically vesteffective (i) with respect to 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $12.50 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to the expiration of the Sponsor Earnout Period and (ii) with respect to the other 50% of the Sponsor Earnout Shares, if the daily volume weighted average price of the shares of New Grove Class A Common Stock is greater than or equal to $15.00 for any 20 trading days (which may be consecutive or not consecutive) within any
30-trading-day
period that occurs after the Closing Date and prior to expiration of the Sponsor Earnout Period. In addition, in the event that (x) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into) after the Closing and prior to the expiration of the Sponsor Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to New Grove after the Closing Date and prior to the expiration of the Sponsor Earnout Period, the Sponsor Earnout Shares will vest (to the extent such Sponsor Earnout Shares have not already been vested in accordance with the Sponsor Agreement). If, upon the expiration of the Sponsor Earnout Period, any Sponsor Earnout Shares shall have not vested, then such Sponsor Earnout Shares shall be automatically forfeited by the Sponsor and canceled by New Grove. For additional information, see “
Business Combination Proposal—Related Agreements—Sponsor Agreement
.”
Director Investments in the Sponsor
Each of Mr. Bayliss and Mr. Lovell invested $300,000 in the Sponsor and hold interests in the Sponsor that represent an indirect interest in 1,246,600 Class B ordinary shares and 197,939 private placement warrants. Mr. Burggraeve, Mr. Nelson and Ms. Peracha each invested $100,000, in the Sponsor indirectly through an investment in VG Acquisition Holdings II LLC (an affiliate of the Sponsor), and each holds interests in VG Acquisition Holdings II LLC that represent an indirect interest in 70,216 Class B ordinary shares, and 66,550 private placement warrants. All of such securities would be worthless if a business combination is not consummated by March 25, 2023 (unless such date is extended in accordance with the Existing Governing Documents).
Private Placement Warrants
Simultaneous with the consummation of the initial public offering, VGAC II consummated a private placement, pursuant to which Sponsor purchased 6,000,000 private placement warrants at a price of $1.50 per private placement warrant, generating total proceeds of $9,000,000. On April 13, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, VGAC II sold an additional 700,000 private placement warrants to the Sponsor, at a price of $1.50 per private placement warrant, generating additional proceeds of $1,050,000. As a result of both private placements, the Sponsor purchased 6,700,000 private placement warrants for a total of $10,050,000.

Related Party Loans
On January 22, 2021, the Sponsor agreed to loan VGAC II an aggregate of up to $250,000 to cover expenses related to the initial public offering pursuant to a promissory note (the “First Promissory Note”). On March 25, 2021, VGAC II repaid the First Promissory Note in full.
On September 28, 2021, VGAC II issued an unsecured promissory note (the “Second Promissory Note”) in the amount of up to $1,000,000 to the Sponsor. The proceeds of the Second Promissory Note, which may be drawn down from time to time until VGAC II consummates its initial business combination, will be used for general working capital purposes. The Second Promissory Note bears no interest and is payable in full upon the earlier to occur of (i) March 22, 2023 or (ii) the consummation of VGAC II’s initial business combination.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of VGAC II’s officers and directors may, but are not obligated to, loan VGAC II funds as may be required. If VGAC II completes an initial business combination, VGAC II may repay such loaned amounts out of the proceeds of the trust account released to VGAC II. Otherwise, such loans would be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, VGAC II may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from VGAC II’s trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination company at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. To date, VGAC II had no outstanding borrowings under any arrangement. Pursuant to the Sponsor Agreement, VGAC II waived the right to convert any such loans into warrants of New Grove.
Administrative Services Agreement
Effective March 25, 2021, VGAC II entered into an agreement to pay monthly expenses of $10,000 for office space, secretarial, and administrative services to an affiliate of the Sponsor. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of VGAC II.
VGAC II Registration Rights Agreement
VGAC II has previously entered into the VGAC II Registration Rights Agreement pursuant to which its initial shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any), and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares.
Registration Rights Agreement
At the Closing, New Grove intends to enter into the Registration Rights Agreement, which will terminate and replace the VGAC II Registration Rights Agreement and pursuant to which, among other things, the Sponsor will be granted certain registration rights with respect to its shares of New Grove Class A Common Stock. For additional information, see “
Business Combination Proposal—Related Agreements—Registration Rights Agreement
.”
Certain Relationships and Related Person Transactions—Grove Collaborative
Other than compensation arrangements for Grove Collaborative’s directors and executive officers, which are described elsewhere in this proxy statement/consent solicitation statement/prospectus, the following describes transactions since January 1, 2019, and each currently proposed transaction in which:

•	Grove Collaborative has been or is to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•
any of Grove Collaborative’s directors or executive officers that are expected to continue as directors or executive officers following the Business Combination or holders of more than 5% of Grove Collaborative’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Family Relationships
Alexandra Crane, Stu Landesberg’s
sister-in-law,
is an employee of Grove Collaborative. Her employment began in May 2015, prior to her marriage to Mr. Landesberg’s brother. Ms. Crane does not report to Mr. Landesberg, her salary is $175,000, and in 2021 she was granted options to purchase 6,500 shares of Grove Collaborative’s common stock.
Nicole De Crescenzo, Janae De Crescenzo’s
sister-in-law,
is an employee of Grove Collaborative. Her employment began in April 2018, prior to her marriage to Ms. De Crescenzo’s brother. Ms. Nicole De Crescenzo does not report to Ms. Janae De Crescenzo, her salary is $128,000, and in 2021 she was granted options to purchase 5,600 shares of Grove Collaborative’s common stock.
Series E Preferred Stock Financing (November 2020)
Between November 2020 and January 2021, Grove Collaborative issued an aggregate of 12,552,973 shares of Series E preferred stock at $9.9578 per share for aggregate proceeds to Grove Collaborative of approximately $125,000,000.
The table below sets forth the number of shares Series E preferred stock sold to Grove Collaborative directors, executive officers or owners of more than 5% of Grove Collaborative capital stock, or an affiliate or immediate family member thereof.

Name	Number of Shares of Series E Preferred Stock	Aggregate Purchase Price ($)
SCM GC Investments Limited*(1)	5,021,189	$49,999,995.83

*	Owners, together with their affiliates, of more than 5% of Grove Collaborative capital stock
(1)
Additional details regarding this stockholder and its equity holdings are provided in this proxy statement/consent solicitation statement/prospectus under the section “
Beneficial Ownership of Securities
”.

Series
D-2
Preferred Stock Financing (May 2020)
Between August 2019 and September 2019, Grove Collaborative issued an aggregate of 12,373,174 shares of Series
D-2
preferred stock at $7.2738 per share for aggregate proceeds to Grove Collaborative of approximately $90,000,000.

The table below sets forth the number of shares Series
D-2
preferred stock sold to Grove Collaborative directors, executive officers or owners of more than 5% of Grove Collaborative capital stock, or an affiliate or immediate family member thereof.

Name	Number of Shares of Series D-2 Preferred Stock	Aggregate Purchase Price ($)
SCM GC Investments Limited*(1)	2,749,595	$20,000,004.11
General Atlantic (GC), L.P. *(1)	1,374,798	$10,000,005.69
Norwest Venture Partners XIII, LP*(1)	1,374,798	$10,000,005.69
Lone Cypress, Ltd. *(1)	766,175	$5,573,003.72
Lone Cascade, L.P. *(1)	528,610	$3,845,003.42
Mayfield Select, a Cayman Islands Exempted Partnership*(1)	274,960	$2,000,004.05
MHS Capital Partners II, L.P. *(1)	137,480	$1,000,002.02
Lone Monterey Master Fund, Ltd. *(1)	38,219	$277,997.37
Lone Sierra, L.P. *(1)	26,809	$195,003.31
Lone Spruce, L.P. *(1)	14,985	$108,997.90
Weatherspoon Costin Family Trust (2)	13,748	$100,000.20
Andy Rendich	6,874	$50,000.10

*	Owners, together with their affiliates, of more than 5% of Grove Collaborative capital stock
(1)
Additional details regarding this stockholder and its equity holdings are provided in this proxy statement/consent solicitation statement/prospectus under the section “
Beneficial Ownership of Securities
”

(2)	Weatherspoon Costin Family Trust is an affiliate of Delida Costin, Grove Collaborative’s Secretary and Chief Legal and People Officer.
Series
D-1
Preferred Stock Financing (August 2019)
Between August 2019 and September 2019, Grove Collaborative issued an aggregate of 4,518,724 shares of Series
D-1
preferred stock at $10.6703 per share for aggregate proceeds to Grove Collaborative of approximately $48,216,000.
The table below sets forth the number of shares Series
D-1
preferred stock sold to Grove Collaborative directors, executive officers or owners of more than 5% of Grove Collaborative capital stock, or an affiliate or immediate family member thereof.

Name	Number of Shares of Series D-1 Preferred Stock	Aggregate Purchase Price ($)
General Atlantic (GC), L.P. *(1)	937,180	$9,999,991.76
Norwest Ventures Partners XIII, LP*(1)	374,872	$3,999,996.72
Lone Cypress, Ltd. *(1)	349,716	$3,731,574.64
Mayfield Select, a Cayman Islands Exempted Limited Partnership*(1)	93,718	$999,999.18
Lone Spruce, L.P.*(1)	6,410	$68,396.63

*	Owners, together with their affiliates, of more than 5% of Grove Collaborative capital stock
(1)
Additional details regarding this stockholder and its equity holdings are provided in this proxy statement/consent solicitation statement/prospectus under the section “
Beneficial Ownership of Securities
”

Series D Preferred Stock Financing (January 2019)
Between January 2019 and February 2019, Grove Collaborative issued an aggregate of 15,154,816 shares of Series D preferred stock at $8.2482 per share for aggregate proceeds to Grove Collaborative of approximately $124,580,000.
The table below sets forth the number of shares Series D preferred stock sold to Grove Collaborative directors, executive officers or owners of more than 5% of Grove Collaborative capital stock, or an affiliate or immediate family member thereof.

Name	Number of Shares of Series D Preferred Stock	Aggregate Purchase Price ($)
Lone Cypress, Ltd. *(1)	6,534,759	$53,899,999.19
General Atlantic (GC), L.P. *(1)	5,823,008	$48,029,994.45
Norwest Venture Partners XIII, LP*(1)	1,382,119	$11,399,993.93
MHS Capital Partners G2, LLC*(1)	373,414	$3,079,993.37
Mayfield Select, a Cayman Islands Exempted Limited Partnership*(1)	121,238	$999,995.28
OBV Rooted, LLC(2)	50,920	$419,998.35
MHS Capital Partners II, L.P. *(1)	26,672	$219,996.00

*	Owners, together with their affiliates, of more than 5% of Grove Collaborative capital stock
(1)
Additional details regarding this stockholder and its equity holdings are provided in this proxy statement/consent solicitation statement/prospectus under the section “
Beneficial Ownership of Securities
”

(2)	OBV Rooted, LLC is an affiliate of John Replogle, a member of Grove Collaborative’s board of directors.
In addition to the primary issuance of Grove Collaborative’s Series D preferred stock, in connection with the financing, General Atlantic (GC), L.P. purchased an additional 1,181,578 shares of Grove Collaborative capital stock from certain stockholders of Grove Collaborative pursuant to individual secondary stock purchase and exchange agreements entered into by General Atlantic (GC), L.P., Grove Collaborative, and each Grove Collaborative stockholder participating in the transaction. Shares purchased by General Atlantic (GC), L.P. were immediately exchanged for Grove Collaborative’s Series D preferred stock. Each of Stuart Landesberg, Chris Clark, and Phil Moon entered into individual secondary stock purchase and exchange agreements and respectively sold 950,000, 125,000, 44,572 shares of Grove Collaborative capital stock to General Atlatnic (GC), L.P. in this portion of the financing.
Voting Agreement
Grove Collaborative entered into an Amended and Restated Voting Agreement, dated November 25, 2020, with certain holders of Grove Collaborative capital stock, including entities with which certain of Grove Collaborative’s directors and 5% stockholders are affiliated, pursuant to which parties agreed to vote their shares of Grove Collaborative capital stock on certain matters, including election of directors. This agreement will terminate in connection with the consummation of the Business Combination.
Investors’ Rights Agreement
Grove Collaborative is party to that certain Amended and Restated Investors’ Rights Agreement, dated as of November 25, 2020, with certain holders of Grove Collaborative capital stock, including entities with which certain of Grove Collaborative’s directors and 5% stockholders are affiliated, which provides, among other things, that certain stockholders have the right to demand Grove Collaborative file a registration statement or request that their shares of Grove Collaborative capital stock be covered by a registration statement that Grove Collaborative is otherwise filing. This agreement with terminate in connection with the consummation of the Business Combination.

Right of First Refusal
Pursuant to certain of Grove Collaborative’s equity compensation plans and certain agreements with its stockholders, including that certain Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of November 25, 2020 (the “
ROFR Agreement
”), Grove Collaborative or its assignees have the right to purchase shares of Grove Collaborative capital stock which certain holders propose to sell to other parties. Certain holders of Grove Collaborative capital stock which are expected to hold more than 5% of New Grove Collaborative stock following the consummation of the Business Combination, including [•], have rights of first refusal and co-sale
under the ROFR Agreement. This agreement will terminate in connection with the consummation of the Business Combination.
One Better Ventures Advisor Agreement
On September 17, 2018, Grove Collaborative purchased certain assets of Rooted Beauty, Inc. (the “
Rooted Beauty Purchase
”), and, in connection with the purchase, Grove Collaborative entered into an advisor agreement with OBV Rooted, LLC (
“OBV Rooted
”) for OBV Rooted to provide consulting services related to the Rooted Beauty Purchase. In exchange for the services, Grove Collaborative granted OBV Rooted 50,920 shares of Series D Preferred Stock and paid OBV Rooted $350,000 in 2020. OBV Rooted is an affiliate of Mr. Replogle.
PIPE Financing
In connection with the Business Combination, VGAC II entered into Subscription Agreements with PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and VGAC II agreed to issue and sell to PIPE Investors, following the Domestication, an aggregate of 8,707,500 shares of New Grove Collaborative Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $87,075,000. Seven PIPE Investors are related parties of New Grove Collaborative.
The Subscription Agreements provide for certain registration rights. In particular, VGAC II is required to, no later than 20 calendar days after the consummation of the Business Combination, submit to or file with the SEC a registration statement registering the resale of the shares of New Grove Collaborative Class A Common Stock purchased in the PIPE Financing. Additionally, VGAC II is required to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing thereof, but not later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies VGAC II that it will “review” the registration statement) following the Closing Date and (ii) the 5th business day after VGAC II is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. The registration rights under the Subscription Agreement are separate and distinct from those provided for in the Registration Rights Agreement.
Indemnification Agreements
The Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, will provide that New Grove Collaborative will indemnify each of its executive officers and directors to the fullest extent permitted under the DGCL The Proposed Certificate of Incorporation will also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of New Grove Collaborative.
Grove Collaborative has entered into indemnification agreements with each of its officers and directors, and New Grove Collaborative intends to enter into new indemnification agreements with all of its directors and executive officers and other key employees. The indemnification agreements will provide that New Grove Collaborative will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the New Grove Collaborative directors, executive officers, or other key employees, to the fullest extent permitted by Delaware Law, the Proposed Certificate of Incorporation, and the Proposed Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by the DGCL, New Grove Collaborative will advance all expenses incurred by its directors, executive officers, and other key employees in connection with the legal proceeding involving his or her status as a director, executive director, or key employee. For more information regarding these indemnification agreements, see the section entitled “
Description of New Grove Securities.
”
Support Agreement
For a detailed description of the Support Agreement, see the sections title “
The Business Combination—Support Agreement
” and “
The Merger and Related Agreements—Support Agreement
.”
Related Party Policy
Grove Collaborative, as a private company, does not have a formal written related party transaction policy. The post-Business Combination company will implement policies and procedures with respect to the approval of related party transactions in connection with the Closing.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
VGAC II is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Grove, your rights will differ in some regards as compared to when you were a shareholder of VGAC II.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of VGAC II and New Grove according to applicable law and/or the organizational documents of VGAC II and New Grove. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws attached hereto as Annex C and Annex D to this proxy statement/consent solicitation statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to VGAC II and New Grove.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares.
Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/ subsidiary mergers) require shareholder approval. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of at least a majority of shareholders present in

	Delaware	Cayman Islands
	meeting and entitled to vote on the subject matter.	person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b), and (c) above.	Pursuant to the Cayman Islands Companies Act, shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Governing Documents Proposal C).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

	Delaware	Cayman Islands
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty, and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence, and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud, dishonesty, or willful default or to protect from the consequences of committing a crime.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW GROVE SECURITIES
The following summary of certain provisions of New Grove securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws, and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/consent solicitation statement/prospectus as Annex C and Annex D, respectively.
Authorized Capitalization
General
The total amount of VGAC II’s authorized share capital consists of 600,000,000 shares of New Grove Class A Common Stock, 200,000,000 shares of New Grove Class B Common Stock, and 100,000,000 shares of New Grove Preferred Stock. VGAC II expects to have approximately (i) [●] shares of New Grove Class A Common Stock and [●] shares of New Grove Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of VGAC II’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and (ii) [●] shares of New Grove Class A Common Stock and [●] shares of New Grove Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming [●] of VGAC II’s outstanding public shares (being VGAC II’s estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination.
The following summary describes all material provisions of VGAC II’s capital stock. VGAC II urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/consent solicitation statement/prospectus as Annex C and Annex D, respectively).
Common Stock
New Grove Class A Common Stock
Voting rights
. Each holder of New Grove Class A Common Stock will be entitled to one (1) vote for each share of New Grove Class A Common Stock held of record by such holder on all matters voted upon by New Grove stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any New Grove Preferred Stock, the holders of New Grove Class A Common Stock will not be entitled to vote on any amendment to New Grove’s Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Grove Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to New Grove’s Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Grove Preferred Stock) or pursuant to the DGCL.
Dividend rights
. Subject to the DGCL and the rights of holders of New Grove Preferred Stock, holders of shares of New Grove Class A Common Stock and New Grove Class B Common Stock will be entitled to receive ratably, on a per share basis, dividends and other distributions in cash, capital stock, or property of New Grove as may be declared and paid from time to time by the New Grove Board out of any of New Grove’s assets or funds legally available therefor; provided, that in the event a dividend is paid in the form of shares of New Grove Class A Common Stock or New Grove Class B Common Stock (or rights to acquire such shares), then the holders of New Grove Class A Common Stock will receive shares of New Grove Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of New Grove Class B Common Stock will receive shares of New Grove Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of New Grove Class A Common Stock and New Grove Class B Common Stock receiving, on a per share basis, the same number of shares of New Grove Class A Common Stock or New Grove Class B Common Stock, as applicable.

Rights upon liquidation
. Subject to the DGCL and the rights of holders of New Grove Preferred Stock, holders of shares of New Grove Class A Common Stock and New Grove Class B Common Stock, after payment or provision for payment of the debts and other liabilities of New Grove, shall be entitled to receive all of the assets and funds of New Grove available for distribution in the event of any liquidation, dissolution, or winding up of New Grove, whether voluntary or involuntary, ratably in proportion to the number of shares of the New Grove Class A Common Stock held by them.
Other rights
. No holder of shares of New Grove Class A Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New Grove Class A Common Stock. The rights, preferences and privileges of holders of the New Grove Class A Common Stock will be subject to those of the holders of any shares of the New Grove Preferred Stock that New Grove may issue in the future.
New Grove Class B Common Stock
Voting rights
. Each holder of New Grove Class B Common Stock will be entitled to ten (10) votes for each share of New Grove Class B Common Stock held of record by such holder on all matters voted upon by
New Grove’s stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any New Grove Preferred Stock, the holders of New Grove Class B Common Stock will not be entitled to vote on any amendment to New Grove’s Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Grove Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to New Grove’s Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Grove Preferred Stock) or pursuant to the DGCL.
Dividend rights
. Subject to the DGCL and the rights of holders of New Grove Preferred Stock, holders of shares of New Grove Class A Common Stock and New Grove Class B Common Stock will be entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock, or property of New Grove as may be declared and paid from time to time by the New Grove Board out of any of New Grove’s assets or funds legally available therefor; provided that in the event a dividend is paid in the form of shares of New Grove Class A Common Stock or New Grove Class B Common Stock (or rights to acquire such shares), then the holders of New Grove Class A Common Stock will receive shares of New Grove Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of New Grove Class B Common Stock will receive shares of New Grove Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of New Grove Class A Common Stock and New Grove Class B Common Stock receiving, on a per share basis, the same number of shares of New Grove Class A Common Stock or New Grove Class B Common Stock, as applicable.
Rights upon liquidation
. Subject to the DGCL and the rights of holders of New Grove Preferred Stock, holders of shares of New Grove Class A Common Stock and New Grove Class B Common Stock, after payment or provision for payment of the debts and other liabilities of New Grove, shall be entitled to receive all of the assets and funds of New Grove available for distribution in the event of any liquidation, dissolution, or winding up of New Grove, whether voluntary or involuntary, ratably in proportion to the number of shares of the New Grove Class B Common Stock held by them.
Transfers.
Pursuant to the Proposed Certificate of Incorporation, holders of New Grove Class B Common Stock are generally restricted from transferring such shares, other than to another Class B Common Stockholder or a Permitted Entity (as defined in the Proposed Certificate of Incorporation).

Mandatory Conversion.
Each share of New Grove Class B Common Stock will be automatically converted into an equal number of fully paid and nonassessable shares of New Grove Class A Common Stock upon any Transfer (as defined in the Proposed Certificate of Incorporation) of such shares of New Grove Class B Common Stock, except for a Transfer to a Permitted Entity (as defined in the Proposed Certificate of Incorporation). Holders of New Grove Class B Common Stock may also elect to convert into an equal number of fully paid and nonassesable shares of New Grove Class A Common Stock at their option.
Other rights
. No holder of shares of New Grove Class B Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New Grove Class B Common Stock. The rights, preferences, and privileges of holders of the New Grove Class B Common Stock will be subject to those of the holders of any shares of the New Grove Preferred Stock that New Grove may issue in the future.
Preferred Stock
The New Grove Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series, and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Grove Preferred Stock could have the effect of decreasing the trading price of New Grove Class A Common Stock, restricting dividends on the capital stock of New Grove, diluting the voting power of the New Grove Class A Common Stock, impairing the liquidation rights of the capital stock of New Grove, or delaying or preventing a change in control of New Grove.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the New Grove Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Grove Board, but shall initially consist of seven directors. Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New Grove Board.
The New Grove Board will be divided into three classes of directors designated as Class I, Class II, and Class III, respectively. Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New Grove Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships, and any vacancies on the New Grove Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (and not by New Grove stockholders). All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of New Grove Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the then outstanding voting stock of New Grove entitled to vote at an election of directors, voting together as a single class.
In addition to the powers and authorities before or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by New

Grove, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation, and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Grove Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New Grove Preferred Stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation or Proposed Bylaws; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Proposed Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of New Grove issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the New Grove Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. VGAC II expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Grove to first negotiate with the New Grove Board, which VGAC II believes may result in an improvement of the terms of any such acquisition in favor of New Grove’s stockholders. However, they also give the New Grove Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the New Grove Class A Common Stock (or units or warrants) remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of New Grove Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New Grove Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Grove by means of a merger, tender offer, proxy contest, or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Grove Class A Common Stock at prices higher than prevailing market prices.

Dual-Class Stock
As described above in “—
Common Stock—Class
 A Common Stock—Voting Rights
” and “—
Common Stock—Class
 B Common Stock—Voting Rights
,” the Proposed Certificate of Incorporation will provide for a dual-class common stock structure.
Special Meeting, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Grove Preferred Stock, special meetings of the stockholders of New Grove, for any purpose or purposes, may be called only by a majority of the New Grove Board, the Chairman of the New Grove Board, the Chief Executive Officer of New Grove or when requested in writing by the holders of not less than 20% of all votes entitled to be cast at the meeting, and may not be called by any other person. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Grove Board or of any committee thereof may be taken without a meeting, if all members of the New Grove Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Grove Board or committee.
In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New Grove Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to New Grove’s secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of New Grove’s outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Proposed Certificate of Incorporation will provide that all provisions therein may be altered, amended, or repealed only by the affirmative vote of the holders of at least two-thirds
(66.7%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Additionally, the Proposed Certificate of Incorporation will provide that the authorized number of shares of any class of stock may not be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.
The Proposed Bylaws may be amended, altered, or repealed (A) by the affirmative vote of a majority of the New Grove Board or (B) in addition to any vote of the holders of any class or series of capital stock of New Grove required by law or the Proposed Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds
(66.7%) of the voting power of all then-outstanding shares of capital stock of New Grove entitled to vote generally in the election of directors, voting together as a single class.

Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1)	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Classified Board and Stockholder Action by Written Consent
The Proposed Certificate of Incorporation provides that the New Grove Board will be classified into three classes of directors, each of which will hold office for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of New Grove at a time when there is a classified board as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
Under the Proposed Certificate of Incorporation, New Grove stockholders will be required to take action at an annual or special meeting of New Grove stockholders. This provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of New Grove.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation limits the liability of the directors of New Grove to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that VGAC II will indemnify them to the fullest extent permitted by such law. VGAC II has entered and expects to continue to enter into agreements to indemnify VGAC II directors, executive officers, and other employees as determined by the New Grove Board. Under the terms of such indemnification agreements, VGAC II is required to indemnify each of VGAC II directors, officers, and other employees party to such an agreement, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of New Grove or any of its subsidiaries or was serving at New Grove’s request in an official capacity for another entity. VGAC II must indemnify VGAC II’s officers and directors against all reasonable fees, expenses, charges, judgments, fines, amounts paid in settlement, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 20 days (or 10 days in any action brought by the indemnitee for indemnification under the indemnification agreement) of such request all reasonable fees, expenses, charges, and other costs that such director, officer or other employee party to such an agreement incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us.

Any claims for indemnification by New Grove directors, officers, or other employees may reduce New Grove’s available funds to satisfy successful third-party claims against New Grove and may reduce the amount of money available to New Grove.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless New Grove consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New Grove, actions against current or former directors, officers, employees, and agents for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws and actions asserting a claim against New Grove governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and any stockholder will be deemed to have consented to such provision. Although VGAC II believes this provision benefits New Grove by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against VGAC II directors and officers.
The exclusive forum provision in the Proposed Certificate of Incorporation would not apply to claims brought under the Exchange Act or the Securities Act. To the extent the exclusive forum provision restricts the venue in which holders of New Grove common stock may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions. The exclusive forum provision in the Proposed Certificate of Incorporation shall not relieve New Grove of its duties to comply with the federal securities laws and the rules and regulations thereunder, and New Grove’s stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
In addition, the Proposed Certificate of Incorporation require that, unless New Grove consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
Warrants
New Grove Public Warrants
Each New Grove public warrant entitles the registered holder to purchase one (1) share of New Grove at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the initial public offering and 30 days after the completion of an initial business combination, provided in each case that New Grove has an effective registration statement under the Securities Act covering the New Grove Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or New Grove permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified, or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of New Grove Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
New Grove will not be obligated to deliver any shares of New Grove Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Grove Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Grove satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and New Grove will not be obligated to issue a share of New Grove Class A Common Stock upon exercise of a warrant unless the share of New Grove Class A Common Stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Grove be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Grove Class A Common Stock underlying such unit.
VGAC II has agreed that as soon as practicable, but in no event later than 15 business days after the Closing, New Grove will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New Grove Class A Common Stock issuable upon exercise of the warrants. New Grove will use its commercially reasonable efforts to cause the same to become effective, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of New Grove Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the Closing, warrantholders may, until such time as there is an effective registration statement and during any period when VGAC II will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if shares of New Grove Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Grove may, at New Grove’s option, require holders of New Grove public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Grove so elects, New Grove will not be required to file or maintain in effect a registration statement, and in the event New Grove does not so elect, New Grove will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of New Grove Class A Common Stock shares equal to the less of (A) the quotient obtained by dividing (x) the product of the number of New Grove Class A Common Stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the New Grove Class A Common Stock shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per New Grove Class A Common Stock Equals or Exceeds $18.00
Once the warrants become exercisable, VGAC II may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•
if, and only if, the last reported sale price of the New Grove Class A Common Stock for any 20 trading days within a
30-trading-day
period ending three business days before New Grove sends the notice of redemption to the warrantholders (which is referred to as the “
Reference Value
”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations, and the like).

If and when the warrants become redeemable by New Grove, New Grove may exercise its redemption right even if New Grove is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, New Grove will not redeem the warrants unless an effective registration statement under the Securities Act covering the New Grove Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those New Grove Class A Common Stock is available throughout the
30-day
redemption period.
VGAC II has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Grove issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her, or its warrant prior to the scheduled redemption date. However, the price of the shares of New Grove Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations, and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants for New Grove Class A Common Stock Equals or Exceeds $10.00
Commencing ninety (90) days after the warrants become exercisable, VGAC II may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New Grove Class A Common Stock (as defined below);

•
if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per New Grove Class A Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted per share sub-divisions,
share dividends, reorganizations, reclassifications, recapitalizations, and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations, and the like) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of New Grove Class A Common Stock that a warrantholder will receive upon exercise in connection with a redemption by New Grove pursuant to this redemption feature, based on the “fair market value” of the New Grove Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the volume-weighted average price for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New Grove will provide its warrantholders with the final fair market value no later than one business day after the
10-trading-day
period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New Grove Class A Common Stock issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “
—Anti-dilution Adjustments
” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted share prices in the column headings will be multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “
—Anti-dilution Adjustments”
and the denominator of which is $10.00.

Redemption Date (period to expiration of warrants)	$Fair Market Value of Class A Ordinary Shares
	≥ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.377	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Grove Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a
365-
or
366-day
year, as applicable. For example, if the volume-weighted average price of the shares of New Grove Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Grove Class A Common Stock for each whole warrant. For an example, where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the shares of New Grove Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Grove Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of New Grove Class A Common Stock per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Grove Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of New Grove Class A Common Stock is below the exercise price of the warrants. VGAC II has established this redemption feature to provide New Grove with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “
—Redemption of Warrants When the Price per New Grove Class
 A Common Stock Equals or Exceeds $18.00.
” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides New Grove with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to New Grove’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. New Grove will be required to pay the applicable redemption price to warrantholders if New Grove chooses to exercise this redemption right and it will allow New Grove to quickly proceed with a redemption of the warrants if New Grove determines it is in New Grove’s best interest to do so. As such, New Grove would redeem the warrants in this manner when it believes it is in New Grove’s best interest to update New Grove’s capital structure to remove the warrants and pay the redemption price to the warrantholders.
As stated above, New Grove can redeem the warrants when the shares of New Grove Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to New Grove’s capital structure and cash position while providing warrantholders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New Grove chooses to redeem the warrants when the shares of New Grove Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrantholders receiving fewer shares of New Grove Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Grove Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of New Grove Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, VGAC II will round down to the nearest whole number of the number of shares of New Grove Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Grove Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Grove Class A Common Stock, New Grove will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption Procedures
A holder of a warrant may notify New Grove in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New Grove Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of New Grove Class A Common Stock is increased by a share capitalization payable in shares of New Grove Class A Common Stock, or by a split-up
of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up,
or similar event, the number of shares of New Grove Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of ordinary shares entitling holders to purchase shares of New Grove Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of New Grove Class A Common Stock equal to the product of (i) the number of shares of New Grove Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Grove Class A Common Stock) and (ii) one minus the quotient of (x) the price per New Grove Class A Common Stock share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for shares of New Grove Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of New Grove Class A Common Stock shares as reported during the
10-trading-day
period ending on the trading day prior to the first date on which the shares of New Grove Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Grove Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of New Grove Class A Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of the public shares upon VGAC II’s failure to complete a business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Grove Class A Common Stock in respect of such event.
If the number of outstanding shares of New Grove Class A Common Stock is decreased by a consolidation, combination, reverse share split, or reclassification of shares of New Grove Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification, or similar event, the number of shares of New Grove Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Grove Class A Common Stock.
Whenever the number of shares of New Grove Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of share of New Grove Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Grove Class A Common Stock so purchasable immediately thereafter.
In addition, if (x) New Grove issue additional New Grove Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the New Grove Board and, in the case of any such issuance to VGAC II’s initial shareholders or their affiliates, without taking into account any founder shares held by VGAC II’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “
Newly Issued Price
”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination, on the date of the completion of an initial business combination (net of redemptions) and (z) the volume-weighted average trading price of VGAC II Class A ordinary shares during the
20-trading-day
period starting on the trading day prior to the day on which New Grove completes an initial business combination (such price, the “
Market Value
”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of warrants when the price per New Grove Class A Common Stock equals or exceeds $10.00” and “Redemption of warrants when the price per New Grove Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
In case of any reclassification or reorganization of the outstanding shares of New Grove Class A Common Stock (other than those described above or that solely affects the par value of such shares of New Grove Class A Common Stock), or in the case of any merger or consolidation of New Grove with or into another corporation (other than a consolidation or merger in which New Grove is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of New Grove Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Grove as an entirety or substantially as an entirety in connection with which New Grove is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Grove Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Grove Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New Grove Class A Common Stock in such a transaction is payable in the form of shares of New Grove Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, VGAC II will, upon exercise, round down to the nearest whole number the number of shares of New Grove Class A Common Stock to be issued to the warrantholder.
Private Placement Warrants
The private placement warrants (including the shares of New Grove Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of an initial business combination (except, among other limited exceptions, to VGAC II’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us, so long as they are held by the Sponsor, members of the Sponsor, or their permitted transferees. The sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by New Grove and exercisable by the holders on the same basis as the warrants included in the units being sold.

Except as described under “
—Redemption of Warrants When the Price per New Grove Class
 A Common Stock Equals or Exceeds $10.00
,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Grove Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Grove Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” of the New Grove Class A Common Stock over the exercise price of the warrants by (y) the fair market value. For these purposes, the “historical fair market value” will mean the average reported closing price of the shares of New Grove Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that VGAC II has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with New Grove following a business combination. If they remain affiliated with New Grove, their ability to sell New Grove securities in the open market will be significantly limited. New Grove expects to have policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell New Grove securities, an insider cannot trade in New Grove securities if he or she is in possession of material non-public
information. Accordingly, unlike public shareholders who could exercise their warrants and sell the New Grove Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, VGAC II believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Transfer Agent and Warrant Agent
The transfer agent for New Grove Class A Common Stock and warrant agent for the New Grove Public Warrants and private placement warrants will be Continental Stock Transfer & Trust Company.
Listing of Common Stock and Warrants
Application will be made for the shares of New Grove Class A Common Stock and the warrants of New Grove to be approved for listing on NYSE under the symbols “GROV” and “GROV WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW GROVE CLASS A COMMON STOCK
Pursuant to Rule 144 under the Securities Act (“
Rule 144
”), a person who has beneficially owned restricted New Grove Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Grove at the time of, or at any time during the three months preceding, a sale and (ii) New Grove is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as New Grove was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New Grove Class A Common Stock shares for at least six months but who are affiliates of New Grove at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Grove Class A Common Stock then-outstanding; or

•	the average weekly reported trading volume of the New Grove Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of New Grove under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Grove.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form
8-K;
and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell its Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after VGAC II has completed the Business Combination. Absent registration under the Securities Act, other stockholders who receive restricted securities will not be permitted to sell their restricted securities under Rule 144 earlier than one year after VGAC II has completed the Business Combination.
VGAC II anticipates that following the consummation of the Business Combination, New Grove will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New Grove’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Grove’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the New Grove Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Grove Board (or any committee thereof), or (iii) properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New Grove’s Proposed Bylaws. To be timely for New Grove’s annual meeting of stockholders, New Grove’s secretary must receive the written notice at New Grove’s principal executive offices:

•	not later than the close of business on the 90th day; and

•	not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.
In the event that no annual meeting was held in the previous year or New Grove holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year
anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or (y) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Chairperson of the New Grove Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Under Rule
14a-8
of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the annual general meeting pursuant to Rule
14a-8
must be received at New Grove’s principal office a reasonable time before New Grove begins to print and send out its proxy materials for such annual meeting (and New Grove will publicly disclose such date when it is known).
Stockholder Director Nominees
New Grove’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Grove’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Grove’s secretary in accordance with New Grove’s Proposed Bylaws, which, in general, require that the notice be received by New Grove’s secretary within the time periods described above under
“—Stockholder Proposals”
for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the VGAC II Board, any committee chairperson or the non-management
directors as a group by writing to the board or committee chairperson in care of Virgin Group Acquisition Corp. II, 65 Bleecker Street, 6th Floor, New York, New York 10012. Following the Domestication, such communications should be sent in care of New Grove, 1301 Sansome Street, San Francisco, CA 94111. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson, or all non-management
directors.

LEGAL MATTERS
Davis Polk & Wardwell LLP have passed upon the validity of the securities of New Grove offered by this proxy statement/consent solicitation statement/prospectus and certain other legal matters related to this proxy statement/consent solicitation statement/prospectus.
OTHER MATTERS
As of the date of this proxy statement/consent solicitation statement/prospectus, the VGAC II Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/consent solicitation statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
APPRAISAL RIGHTS
Under the DGCL, if a Grove stockholder does not wish to accept the merger consideration provided for in the Merger Agreement, does not consent to the adoption of the Merger Agreement and the Merger is consummated, such stockholder has the right to seek appraisal of his, her, or its shares of Grove Common Stock and to receive payment in cash for the fair value of his, her, or its shares of Grove Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Grove Common Stock. These rights are known as appraisal rights. The “fair value” of such shares of Grove Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Grove Common Stock under the terms of the Merger Agreement. Stockholders of Grove who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Stockholders of Grove who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement.
This section is intended only as a brief summary of the material provisions of the statutory procedures under the DGCL that a Grove stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex K to this proxy statement/consent solicitation statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Grove Common Stock immediately prior to the Effective Time of the Merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of Grove Common Stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
Section 262 of the DGCL requires that where a Merger Agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, stockholders entitled to appraisal rights must be given notice within ten (10) days of the approval of the Merger that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Merger is approved and no later than ten (10) days after the effective date of the Merger. Only those Grove stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the

DGCL are entitled to receive such notice. The notice may be given by Grove. If given at or after the effective date of the Merger, the notice must also specify the effective date of the Merger; otherwise, a supplementary notice will provide this information.
This proxy statement/consent solicitation statement/prospectus is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.
Following Grove’s receipt of sufficient written consents to adopt the Merger Agreement, Grove will send all non-consenting
Grove stockholders who satisfy the other statutory conditions the notice within ten (10) days of the approval of the Merger regarding the receipt of such written consents and the availability of appraisal rights. A Grove stockholder electing to exercise his, her, or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Grove stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.
In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares through the effective date of the Merger.
If you elect to demand appraisal of your shares of Grove Common Stock, you must, within twenty (20) days after the date of mailing of the notice, make a written demand for the appraisal of your shares of Grove Common Stock to Grove, at the specific address which will be included in the notice of appraisal rights.
Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.
A Grove stockholder wishing to exercise appraisal rights must hold of record the shares of Grove Common Stock on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the shares of Grove Common Stock through the effective date of the Merger. Appraisal rights will be lost if your shares of Grove Common Stock are transferred prior to the Effective Time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.
If you and/or the record holder of your shares of Grove Common Stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Merger is completed, your shares of Grove Common Stock (assuming that you hold them through the Effective Time of the Merger) will be converted into the right to receive the merger consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.
As noted above, a holder of shares of Grove Common Stock wishing to exercise his, her, or its appraisal rights must, within twenty (20) days after the date of mailing of the notice of appraisal rights, make a written demand for the appraisal of his, her, or its shares of Grove Common Stock. The demand must reasonably inform Grove of the identity of the stockholder of record and his, her, or its intent to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Grove Common Stock issued and outstanding immediately prior to the effective date will be entitled to assert appraisal rights for the shares of Grove Common Stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Grove Common Stock, fully and correctly, as the stockholder’s name appears on the Grove stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Grove Common Stock in connection with the Merger. The demand cannot be made by the beneficial owner of shares of Grove Common Stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Grove Common Stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks, and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank, or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank, or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Grove of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Grove Common Stock are owned of record in a fiduciary capacity (such as by a trustee, guardian, or custodian) execution of the demand for appraisal should be made in that capacity. If the shares of Grove Common Stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she, or it is acting as agent for the record holder or holders. A record holder who holds shares of Grove Common Stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Grove Common Stock as to which appraisal is sought. Where no number of shares of Grove Common Stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Grove Common Stock held in the name of the record holder. Stockholders who hold their shares of Grove Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
At any time within sixty (60) days after the effective date of the Merger, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her, or its shares of Grove Common Stock by delivering to Grove a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective date of the Merger will require written approval of Grove. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Grove stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Grove does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of Grove Common Stock.
Within one hundred twenty (120) days after the effective date of the Merger, either Grove (as the surviving corporation of the Merger) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Grove Common Stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Grove. VGAC II has no present intent to cause Grove to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Grove will file a petition. Accordingly, it is the obligation of the holders of Grove Common Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Grove Common Stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her, or its previous written demand for appraisal. In addition, within one hundred twenty (120) days after the effective date of the Merger, any stockholder who has properly complied with the requirements for the exercise of appraisal rights, upon written request, will be entitled to receive from Grove a statement setting forth the aggregate number of shares of Grove Common Stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by Grove or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Grove Common Stock may, in such person’s own name, file a petition for appraisal or request from Grove such statement.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon Grove, then Grove will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Grove Common Stock and with whom agreements as to the value of their shares of Grove Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Grove Common Stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After determination of the stockholders entitled to appraisal of their shares of Grove Common Stock, the Delaware Court of Chancery will appraise such shares of Grove Common Stock, determining their fair value as of the effective date of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Grove stock certificates, representing their shares of Grove Common Stock. Holders of Grove Common Stock considering seeking appraisal should be aware that the fair value of their shares of Grove Common Stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Grove Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Grove may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.
No representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the merger consideration. Moreover, none of VGAC II or Grove anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and VGAC II or Grove reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Grove Common Stock is less than the per share merger consideration.
Under the Merger Agreement, holders of Grove Preferred Stock will have their shares converted into shares of Grove Common Stock immediately prior to the Effective Time. Accordingly, the foregoing discussion is applicable to holders of Grove Preferred Stock in their capacity as holders of Grove Common Stock immediately prior to the Merger.
FAILING TO FOLLOW PROPER STATUTORY PROCEDURES MAY RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Grove Common Stock who may wish to pursue appraisal rights should consult their legal and financial advisors.
VGAC II shareholders are not entitled to appraisal rights in connection with the Merger.
EXPERTS
The financial statements of Virgin Group Acquisition Corp. II as of December 31, 2021, and for the period from January 13, 2021 (inception) through December 31, 2021, have been included herein and in the registration statement in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Grove Collaborative, Inc. at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in this proxy statement/prospectus of Virgin Group Acquisition Corp. II, which is referred to and made a part of this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
HOUSEHOLDING; DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, VGAC II and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of VGAC II’s annual report to shareholders and VGAC II’s proxy statement. Upon written or oral request, VGAC II will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that VGAC II delivers single copies of such documents in the future. Shareholders may notify VGAC II of their requests by calling or writing VGAC II at its principal executive offices at 65 Bleecker Street, 6th Floor, New York, New York 10012.
ENFORCEABILITY OF CIVIL LIABILITY
VGAC II is a Cayman Islands exempted company. If VGAC II does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon VGAC II. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against VGAC II in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, VGAC II may be served with process in the United States with respect to actions against VGAC II arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of VGAC II’s securities by serving VGAC II’s U.S. agent irrevocably appointed for that purpose.
TRANSFER AGENT AND REGISTRAR
The transfer agent for VGAC II’s securities is Continental Stock Transfer & Trust Company.
WHERE YOU CAN FIND MORE INFORMATION
VGAC II has filed a registration statement on Form
S-4
to register the issuance of securities described elsewhere in this proxy statement/consent solicitation statement/prospectus. This proxy statement/consent solicitation statement/prospectus is a part of that registration statement.
VGAC II files reports, proxy statements, and other information with the SEC as required by the Exchange Act. You may access information on VGAC II at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, VGAC II’s corporate website at https://www.vgacquisition.com/. VGAC II’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/consent solicitation statement/prospectus.
Information and statements contained in this proxy statement/consent solicitation statement/prospectus or any annex to this proxy statement/consent solicitation statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/consent solicitation statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/consent solicitation statement/prospectus relating to VGAC II has been supplied by VGAC II, and all such information relating to Grove has been supplied by Grove. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/consent solicitation statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
[●]
[●]
[●]
Individuals call toll-free: [●]
Banks and brokers call collect: [●]
E-mail:
[●]
To obtain timely delivery of the documents, you must request them by [●], 2022 (five business days before the date of the meetings).

VIRGIN GROUP ACQUISITION CORP. II

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Virgin Group Acquisition Corp. II.
Opinion on the Financial Statement
We have audited the accompanying balance sheet of Virgin Group Acquisition Corp. II. (the “Company”) as of December 31, 2021, the related statement of operations, changes in shareholders’ deficit and cash flows for the period from January 13, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the result of its operations and its cash flow for the period from January 13, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit
,
 we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, NY
February 2
4
, 2022
PCAOB Number 100

VIRGIN GROUP ACQUISITION CORP. II
BALANCE SHEET
DECEMBER 31, 2021

ASSETS:
Current Assets:
Cash	$507,233
Prepaid expenses	629,106

Total current assets	1,136,339
Prepaid expenses – non-current portion	141,333
Cash and investments held in trust account	402,530,526

TOTAL ASSETS	$403,808,198

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued costs and expenses	$2,419,324
Due to related party	1,667
Promissory note – related party	1,000,000

Total current liabilities	3,420,991
Derivative warrant liabilities	13,340,010
Deferred underwriters’ discount	14,087,500

Total liabilities	30,848,501
Commitments and Contingencies (Note 7)
Class A ordinary shares, $0.001 par value; 200,000,000 shares authorized; 40,250,000 shares subject to possible redemption at a redemption value of $10.00 per share	402,500,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized 10,062,500 shares issued and outstanding	1,006
Additional paid-in capital	—
Accumulated deficit	(29,541,309)

Total Shareholders’ deficit	(29,540,303)

TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$403,808,198

The accompanying notes are an integral part of this financial statement.

VIRGIN GROUP ACQUISITION CORP. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 13, 2021 (INCEPTION) TO DECEMBER 31, 2021

Formation and operating costs	$3,572,794

Loss from operations	(3,572,794)

Other income (expense)
Interest income earned on cash and investments held in trust account	30,526
Offering costs allocated to warrants	(570,496)
Change in fair value of warrant liabilities	6,811,133

Total other income	6,271,163

Net income	$2,698,369

Basic and diluted weighted average shares outstanding, Class A ordinary shares	32,705,669

Basic and diluted net income per ordinary share, Class A ordinary shares	$0.06

Basic and diluted weighted average shares outstanding, Class B ordinary shares	10,062,500

Basic and diluted net income per ordinary share, Class B ordinary shares	$0.06

The accompanying notes are an integral part of this financial statement.

VIRGIN GROUP ACQUISITION CORP. II
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM JANUARY 13, 2021 (INCEPTION) TO DECEMBER 31, 2021

	Class B Ordinary Shares
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance as of January 13, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B Ordinary shares to Sponsor	10,062,500	1,006	23,994	—	25,000
Accretion for Class A Ordinary Shares to redemption amount			(23,994)	(32,239,678)	(32,263,672)
Net incom e	—	—	—	2,698,369	2,698,369

Balance as of December 31, 2021	10,062,500	$1,006	$—	$(29,541,309)	$(29,540,303)

The accompanying notes are an integral part of this financial statement.

VIRGIN GROUP ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 13, 2021 (INCEPTION) TO DECEMBER 31, 2021

Cash flows from operating activities:
Net income	$2,698,369
Adjustments to reconcile net income to net cash used in operating activities:
Interest income on cash and investments held in Trust Account	(30,526)
Offering costs allocated to derivative warrant liabilities	570,496
Change in fair value of derivative warrant liabilities	(6,811,133)
Changes in operating assets and liabilities:
Prepaid assets	(770,439)
Accrued costs and expenses	2,419,324
Due to related party	1,667

Net cash used in operating activities	(1,922,242)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(402,500,000)

Net cash used in investing activities	(402,500,000)

Cash flows from financing activities:
Proceeds from purchase of Class B shares by initial shareholder	25,000
Proceeds from initial public offering, net of underwriters’ discount	394,450,000
Proceeds from private placement	10,050,000
Proceeds from notes payable—related party	1,000,000
Payment of offering costs	(595,525)

Net cash provided by financing activities	404,929,475

Net change in cash	507,233
Cash, beginning of the period	—

Cash, end of the period	$507,233

Supplemental disclosure of cash flow information:
Deferred underwriting commissions charged to temporary equity	$14,087,500

The accompanying notes are an integral part of this financial statement.

VIRGIN GROUP ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2021
Note 1 — Organization and Business Operations
Virgin Group Acquisition Corp. II (the “Company”) was incorporated as a Cayman Islands exempted company on January 13, 2021. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (“Business Combination”). The Company has not selected any specific business combination target and the Company has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to the Business Combination.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period through December 31, 2021 relates to the Company’s formation, the initial public offering (“IPO”), which is described below, and the Company’s search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on from the proceeds derived from the IPO.
The registration statement for the Company’s IPO was declared effective on March 22, 2021 (the “Effective Date”). On March 25, 2021, the Company consummated the IPO of 35,000,000 units (the “Units”), which is discussed in Note 3. Each unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary
Shares”), and one-fifth
of one redeemable warrant of the Company (“Warrant”), each whole Warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds of $350,000,000. Only whole warrants are exercisable.
Concurrently with the closing of the IPO, the Company completed the private sale (the “Private Placement”) of 6,000,000 warrants (the “Private Placement Warrants”) to Virgin Group Acquisition Sponsor II LLC (the “Sponsor”) at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9,000,000, which is discussed in Note 4.
Transaction costs of the IPO amounted to $19,845,525 consisting of $7,000,000 of underwriting discount, $12,250,000 of deferred underwriting discount, and $595,525 of other offering costs.
On April 13, 2021, the underwriters exercised their full over-allotment option which resulted in the sale of an additional 5,250,000 units to the public generating additional proceeds of $52,500,000. The over-allotment exercise resulted in an additional purchase of 700,000 Private Placement Warrants which generated gross proceeds of $1,050,000.
Additional transaction costs of the overallotment amounted to $2,887,500 consisting of $1,050,000 of underwriting discount and $1,837,500 of deferred underwriting discount.
As of December 31, 2021, $507,233 of cash is not held in the Trust Account (as defined below) and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

Following the closing of the Public Offering on March 25, 2021, and the over-allotment exercise on April 13, 2021, an amount equal to at least $10.00 per Unit sold in the IPO was placed in a trust account (“Trust Account”), to be invested only in U.S. government securities with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7
under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the offering will not be released from the Trust Account until the earliest to occur of (a) the completion of the Company’s initial Business Combination (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend its amended and restated memorandum and articles of association to (i) modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of its public shares if the Company does not complete its initial Business Combination within 24 months from the closing of its IPO or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial
Business Combination activity, and (c) the redemption of the Company’s public shares if the Company is unable to complete its initial Business Combination within 24 months from the closing of the IPO, subject to applicable law.
The Company will provide the holders of its issued and outstanding public shares (the “Public Shareholders”) of its Class A Ordinary Shares, sold in the IPO (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations), calculated as of two business days prior to the completion of the Business Combination.
The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of the Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 3) and Public Shares held by it in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Company’s sponsor has agreed to waive: (i) its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its Business Combination within 24 months from March 25, 2021 or (B) with respect to any other provision relating to shareholders’
rights or pre-initial
business combination activity.
If the Company is unable to complete its initial business combination within the Combination Period, the Company will: i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less taxes payable and up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Company’s sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to any founder shares held by it if the Company fails to complete its initial business combination within the Combination Period. However, if the sponsor acquires public shares in or after the IPO, the sponsor will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination during the Combination Period.
Merger Agreement
On December 7, 2021, the Company, entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Treehouse Merger Sub, Inc., a Delaware corporation (“VGAC II Merger Sub”), and Grove Collaborative, Inc., a Delaware public benefit corporation (“Grove”).

The Business Combination
The Merger Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will become a Delaware public benefit corporation (the “Domestication”) and, in connection with the Domestication, (a) the Company’s name will be changed to “Grove Collaborative Holdings, Inc.” (“New Grove”), (b) each then-issued and outstanding Class A ordinary share of the Company will convert automatically into one Class A ordinary share of New Grove (the “New Grove Class A Ordinary Shares”), (c) each then-issued and outstanding Class B ordinary share of the Company will convert automatically into one New Grove Class A Ordinary Share, and (d) each then-issued and outstanding common warrant of the Company will convert automatically into one warrant to purchase one New Grove Class A Ordinary Share; and (ii) following the Domestication, VGAC II Merger Sub will merge with and into Grove, with Grove as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of New Grove (the “Merger”).
The Domestication, the Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”
In connection with the Business Combination, the Company will adopt a dual class stock structure pursuant to which (i) all shareholders of Grove will hold Class B ordinary shares of New Grove (the “New Grove Class B Ordinary Shares”), which will have ten votes per share. The New Grove Class B Ordinary Shares will be subject to conversion to New Grove Class A Ordinary Shares (i) upon any transfers of New Grove Class B Ordinary Shares (except for certain permitted transfers) or (ii) on the date that is the earliest to occur of (A) the fifth anniversary of the closing date and (B) the forty-fifth day (or, if such day is not a business day in the United States, the next such business day) after the end of the first fiscal quarter of New Grove in which the number of New Grove Class B Ordinary Shares outstanding or subject to outstanding securities convertible into or exercisable therefore, or otherwise underlying outstanding equity compensation awards, represents, in the aggregate, less than ten percent (10%) of all ordinary shares outstanding or subject to outstanding securities convertible into or exercisable therefor, or otherwise underlying outstanding equity compensation awards, in each case, measured on the last day of such fiscal quarter.
The Business Combination is expected to close in early the second quarter of 2022, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other customary closing conditions.
Risks and Uncertainties
Management continues to evaluate the impact
of the COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Capital Resources
As of December 31, 2021, the Company had $507,233 in its operating bank account and a working capital deficit of $2,284,652.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating the business. However, if the estimate of the costs of identifying a target business, undertaking in-depth
due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination.
In order to finance transaction costs in connection with a Business Combination, or because the Company becomes obligated to redeem a significant number of the public shares upon consummation of the Business

Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below). As of December 31, 2021, the Company had $1,000,000 of outstanding borrowings under the Working Capital Loans. In addition, the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of the Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.

Based on the
foregoing
, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statement of the Company is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of financial statement and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statement, and income and expenses during the period reported. Actual results could materially differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.
Investment in Trust Account
When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statement of operations. At December 31, 2021, the assets held in the Trust Account were held in a mutual fund.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all of the Company’s 40,250,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements
of ASC 340-10-S99-1
and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering. The Company allocates the offering costs between ordinary shares and public and private warrants using the relative fair value method, the offering costs allocated to the public warrants will be expensed immediately and offering costs associated with equity components will be charged to temporary equity. Accordingly, as of December 31, 2021, the Company incurred offering costs in the aggregate of $22,733,025 of which $22,162,529 have been allocated to temporary equity and $570,496 was allocated to the public and private warrants and was expensed immediately.

Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15.
The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
Derivative assets and liabilities are classified on the balance sheet as current or non-current
based on whether
or not net-cash
settlement or conversion of the instrument is required within 12 months of the balance sheet date. The Company has determined that both the private and public warrants are a derivative instrument.

Net Income Per Ordinary Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 14,750,000 potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the period from January 13, 2021 (inception) to December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary share:

	For the period from January 13, 2021 (inception) to December 31, 2021
	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$2,063,496	$634,873
Denominator:
Weighted-average shares outstanding including shares subject to redemption	32,705,669	10,062,500
Basic and diluted net income per share	$0.06	$0.06

Income Taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recently Adopted Accounting Standards
In August 2020, the FASB
issued ASU 2020-06,
Debt-Debt with Conversion and Other Options (Subtopic
 470-20)
and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic
 815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
 (“ASU 2020-06”)
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted
ASU 2020-06
on January 13, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

F-1
4

Note 3 — Initial Public Offering
Pursuant to the IPO on March 25, 2021, the Company sold 35,000,000 Units, at a price of $10.00 per Unit. On April 13, 2021, the underwriter exercised their full over-allotment option which resulted in the sale of an additional 5,250,000 Units, for a total aggregate of 40,250,000 Units sold in connection with the IPO. Each Unit consists of one share of Class A Ordinary Shares, par value $0.0001 per share, and one-fifth
of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A Ordinary Shares at a price of $11.50 per share. Each whole warrant will become exercisable 30 days from the completion of the initial Business Combination or 12 months from the closing of the public offering and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.
All of the 40,250,000 Class A ordinary share sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require ordinary share subject to redemption to be classified outside of permanent equity.
The Class A ordinary shares are accounted for in accordance to codified in ASC
480-10-S99.
If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in
capital and accumulated deficit.
As of December 31, 2021, the ordinary shares reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$402,500,000
Less:
Proceeds allocated to Public Warrants	(10,101,143)
Ordinary share issuance costs	(22,162,529)
Plus:
Accretion of carrying value to redemption value	32,263,672
Contingently redeemable ordinary shares	$402,500,000
Note 4 — Private Placement
Concurrently with the closing of the IPO, the Company completed the Private Placement of 6,000,000 Private Placement Warrants to Virgin Group Acquisition Sponsor II LLC at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9,000,000. On April 13, 2021 the underwriter exercised their full over-allotment option which resulted in the purchase of an additional 700,000 private placement warrants for proceeds of $1,050,000. Therefore the aggregate Private Placement Warrants purchased by Virgin Group Acquisition Sponsor II LLC were 6,700,000 for gross proceeds to the Company of $10,050,000. Each warrant is exercisable to purchase one share of the Company’s Class A Ordinary Shares at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the IPO and held in the trust account, such that $402,500,000 is held in the trust
account. If the Company does not complete its initial Business Combination within 24 months from the closing of the IPO, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Note 5 — Related Party Transactions
Founder Shares
On January 22, 2021, the Company issued 7,187,500 Class B Ordinary Shares to the Sponsor in consideration for the Sponsor paying certain offering and formation costs on behalf of the Company with a value of $25,000. On February 12, 2021, the Company effected a 33-for-25
share split with respect to the Founder Shares, resulting in an aggregate of 9,487,500 founder shares issued and outstanding. On March 22, 2021, the Company effected a 35-for-33
share split with respect to the Founder Shares resulting in an aggregate of 10,062,500 founder shares issued and outstanding. On April 13, 2021, the underwriters exercised their full over-allotment option which resulted in 1,312,500 Founder Shares no longer being subject to forfeiture, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the IPO and exercise of the over-allotment option.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of a Business Combination or (ii) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lockup.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021, the Company had $1,000,000 of outstanding borrowings under the Working Capital Loans, payable in full upon the earlier to occur of (i) March 22, 2023 or (ii) the consummation of the Company’s initial business combination.
Administrative Service Fee
Commencing on March 25, 2021, the Company has agreed to pay the Sponsor up to $10,000 per month for office space, secretarial and administrative services. Upon completion of the initial Business Combination or its liquidation, it will cease paying these monthly fees. For the period from January 13, 2021 (inception) to December 31, 2021, the Company accrued $91,667 of administrative service fees in the Due to related party account on the balance sheet, of which $90,000 was paid.

Note 6 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments in the Mutual Fund.

	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Mutual Fund held in Trust Account	$402,530,526	402,530,526	$—	$—

Liabilities:
Derivative warrant liability –Public Warrants	$6,731,959	$6,731,959	$—	$—
Derivative warrant liability –Private Warrants	6,608,051	—	—	6,608,051

Derivative warrant liabilities	$13,340,010	$6,731,959	$—	$6,608,051

The estimated fair value of the warrant liability for the private warrants at December 31, 2021 was determined using Level 3 inputs. Inherent in a Monte Carlo options pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on projected volatility of comparable public companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S.
Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in May 2021 when the Public Warrants were listed separately.
The following table provides quantitative information regarding Level 3 fair value measurements as of December 31, 2021:

December 31, 2021
Strike price	$11.50
Share price	$9.59
Volatility	40%
Risk-free rate	1.28%
Expected term (years)	5
Note 7 — Commitments and Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on

March 22, 2021, the effective date of the IPO, requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter
a 45-day
option from the date of the IPO to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the price paid by the underwriters in the IPO. On April 13, 2021 the underwriters exercised their over-allotment option in full. The underwriters were paid an underwriting discount of $0.20 per unit, or $8,050,000 in the aggregate upon the closing of the IPO and exercise of the full over-allotment. Additionally, a deferred underwriting discount of $0.35 per unit, or $14,087,500 in the aggregate, will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The Company had $14,087,500 accrued as of December 31, 2021.
Note 8 — Derivative Warrant Liabilities
As of December 31, 2021, there were 8,050,000 Public Warrants and 6,700,000 Private Placement Warrants outstanding. The total Warrants will become exercisable on the later of (a) 30 days from the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from
registration under the Securities Act).
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky
laws to the extent an exemption is not available. The warrants will expire at 5:00 p.m., New York City time, five years after the completion of a
Business
Combination or
earlier
upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the trust account
. The
Company
may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the ordinary shares in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary shares, and (ii) in all other cases, the volume weighted average price of the ordinary shares as reported during the ten-trading
day period ending on the trading day prior to the effective date of the Business Combination.
The Company believes that the Alternative Issuance provision and the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a
“fixed-for-fixed”
option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting.
The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the IPO. Accordingly, the Company has classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement
at each balance sheet date. With
each such re-measurement,
the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. As such, the Company recorded $17,796,406 of warrant liability upon issuance as of March 25, 2021 and an additional $2,392,661 upon exercise of the over-allotment for an aggregate original warrant liability of $20,189,067. For the period from January 13, 2021 (inception) to December 31, 2021, the Company recorded a change in the fair value of the warrant liabilities in the amount of $6,811,133 on the statement of operations, resulting in derivative warrant liabilities of $13,340,010 as of December 31, 2021 on the balance sheet.
The change in fair value of the derivative warrant liabilities is summarized as follows:

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Derivative warrant liabilities – initial measurement	$10,087,924	$10,101,143	$20,189,067
Transfer to Level 1	—	(10,338,960)	(10,338,960)
Change in fair value of derivative warrant liabilities	(3,479,873)	237,817	(3,242,056)

Derivative warrant liabilities at December 31, 2021	$6,608,051	$—	$6,608,051

Note 9 — Shareholders’ Equity
Preference Shares
— The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. At December 31, 2021 there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
— The Company is authorized to issue a total of 200,000,000 Class A ordinary shares with a par value of $0.0001 each. At December 31, 2021, there were no shares issued and outstanding, excluding 40,250,000 shares subject to possible redemption.
Class
 B Ordinary Shares
— The Company is authorized to issue a total of 20,000,000 Class B ordinary shares with a par value of $0.0001 each. Holders are entitled to one vote for each Class B Ordinary Share. As of December 31, 2021, there were 10,062,500 shares of Class B ordinary shares issued and outstanding. On April 13, 2021, the underwriters exercised their over-allotment option in full, hence, 1,312,500 Founder Shares were no longer subject to forfeiture. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as specified in the Company’s amended and restated memorandum and articles of association, or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions require a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two thirds of the shareholders who attend and vote at a general meeting of the company, and pursuant to the Company’s amended and restated memorandum and articles of association, such actions include amending the Company’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s initial business combination, the holders of more than 50% of the Company’s ordinary shares voted for the appointment of directors can appoint all of the directors. Only holders of Class B ordinary shares will have the right to appoint directors in any general meeting held prior to or in connection with the completion of the Company’s initial business combination. Holders of the

Company’s
public
shares will not be entitled to vote on the appointment of directors during such time. These provisions of the Company’s amended and restated memorandum and articles of association relating to the rights of holders of Class B ordinary shares to appoint directors may be amended by a special resolution passed by a majority of at least 90% of the Company’s ordinary shares voting in a general meeting. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the Company’s initial business combination, except as required by law, holders of the founder shares and holders of the Company’s public shares will vote together as a single class, with each share entitling the holder to one vote. If the company seeks shareholder approval of the Company’s initial business combination, the Company will complete the Company’s initial business combination only if the Company receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, the Company’s sponsor, officers and directors have agreed to vote their founder shares and any public shares purchased during or after the public offering (including in open market and privately-negotiated transactions) in favor of the Company’s initial business combination.
The Class B ordinary shares will automatically convert into
Class
A ordinary shares on
with
or immediately following the consummation of the initial Business Combination on a one-for-one
basis, subject to adjustment for
share sub-divisions,
share capitalization, reorganizations, recapitalization and the like and subject to further adjustments as provided in the IPO. The number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the Company’s sponsor, officers or directors upon conversion of working capital loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Grove Collaborative, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Grove Collaborative, Inc. (the Company) as of December 31, 2020 and 2021, the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
Redwood City, California
March 10, 2022

Grove Collaborative, Inc.
Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$176,523	$78,376
Inventory, net	46,580	54,453
Prepaid expenses and other current assets	4,828	8,104

Total current assets	227,931	140,933
Property and equipment, net	15,100	15,932
Operating lease right-of-use assets	24,234	21,214
Other long-term assets	2,453	4,394

Total assets	$269,718	$182,473

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$23,814	$21,346
Accrued expenses	19,810	20,651
Deferred revenue	11,119	11,267
Operating lease liabilities, current	2,955	3,550
Other current liabilities	3,522	1,650
Debt, current	1,918	10,750

Total current liabilities	63,138	69,214
Debt, noncurrent	29,782	56,183
Operating lease liabilities, noncurrent	23,579	20,029
Other long-term liabilities	4,942	5,408

Total liabilities	121,441	150,834

Commitments and contingencies (Note 8)
Convertible preferred stock, $0.0001 par value – 98,234,236 shares authorized at December 31, 2020 and 2021; 97,611,343 shares issued and outstanding at December 31, 2020 and 2021	487,918	487,918
Stockholders’ deficit:
Common stock, $0.0001 par value – 165,000,000 shares authorized at December 31, 2020 and 2021; 7,200,243 and 7,965,857 shares issued and outstanding at December 31, 2020 and December 31, 2021, respectively	1	1
Additional paid-in capital	14,605	33,863
Accumulated deficit	(354,247)	(490,143)

Total stockholders’ deficit	(339,641)	(456,279)

Total liabilities, convertible preferred stock and stockholders’ deficit	$269,718	$182,473

The accompanying notes are an integral part of these financial statements.

Grove Collaborative, Inc.
Statements of Operations
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2020	2021
Revenue, net	$233,116	$364,271	$383,685
Cost of goods sold	149,681	188,267	195,181

Gross profit	83,435	176,004	188,504

Operating expenses:
Advertising	77,842	55,547	107,313
Product development	13,604	18,655	23,408
Selling, general and administrative	155,158	168,295	186,638

Operating loss	(163,169)	(66,493)	(128,855)

Interest expense	2,052	5,607	5,202
Loss on extinguishment of debt	—	—	1,027
Other expense (income), net	(3,763)	119	760

Interest and other expense (income), net	(1,711)	5,726	6,989

Loss before provision for income taxes	(161,458)	(72,219)	(135,844)
Provision for income taxes	12	41	52

Net loss	$(161,470)	$(72,260)	$(135,896)

Deemed dividend due to the exchange of Series Seed convertible preferred stock and Series A convertible preferred stock for Series D convertible preferred stock (Note 9)	(1,801)	—	—

Net loss attributable to common stockholders, basic and diluted	$(163,271)	$(72,260)	$(135,896)

Net loss per share attributable to common stockholders, basic and diluted	$(43.37)	$(15.82)	$(18.65)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,764,374	4,568,540	7,288,145

The accompanying notes are an integral part of these financial statements.

Grove Collaborative, Inc.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
(In thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	61,010	$167,675	4,657	$—	$1,585	$(120,301)	$(118,716)
Issuance of Series D convertible preferred stock, net of issuance costs of $50	5,887	48,505	—	—	—	—	—
Issuance of Series D-1 convertible preferred stock, net of issuance costs of $70	4,519	48,146	—	—	—	—	—
Exchange of common stock, Series Seed convertible preferred stock and Series A convertible preferred stock for Series D convertible preferred stock, inclusive of deemed dividend of $1,801	43	1,801	(43)	—	(1,585)	(216)	(1,801)
Exchange of common stock for Series D convertible preferred stock, inclusive of stock-based compensation of $7,285	1,226	7,285	(1,228)	—	—	—	—
Issuance of common stock for business and asset acquisitions	—	—	178	—	530	—	530
Issuance of common stock upon exercise of stock options	—	—	373	—	140	—	140
Vesting of early exercise of options	—	—	—	—	49	—	49
Stock-based compensation associated with stock options	—	—	—	—	4,716	—	4,716
Net loss	—	—	—	—	—	(161,470)	(161,470)

Balance at December 31, 2019	72,685	273,412	3,937	—	5,435	(281,987)	(276,552)
Issuance of Series D-2 convertible preferred stock, net of issuance costs of $362	12,373	89,638	—	—	—	—	—
Issuance of Series E convertible preferred stock, net of issuance costs of $132	12,553	124,868	—	—	—	—	—
Issuance of common stock for an asset acquisition	—	—	30	—	67	—	67
Issuance of common stock upon exercise of stock options, net of amount related to early exercised options of $2,080	—	—	3,233	1	1,183	—	1,184
Vesting of early exercise of options	—	—	—	—	68	—	68
Stock-based compensation	—	—	—	—	7,852	—	7,852
Net loss	—	—	—	—	—	(72,260)	(72,260)

Balance at December 31, 2020	97,611	$487,918	7,200	$1	$14,605	$(354,247)	$(339,641)
Issuance of common stock for services	—	—	8	—	49	—	49
Issuance of common stock warrants	—	—	—	—	1,622	—	1,622
Issuance of common stock upon exercise of warrants	—	—	243	—	150	—	150
Issuance of common stock upon exercise of stock options, net of amount related to early exercised options of $8	—	—	646	—	1,051	—	1,051
Vesting of early exercise of options	—	—	—	—	1,577	—	1,577
Repurchase of early exercised options	—	—	(131)	—	—	—	—
Stock-based compensation	—	—	—	—	14,809	—	14,809
Net loss	—	—	—	—	—	(135,896)	(135,896)

Balance at December 31, 2021	97,611	$487,918	7,966	$1	$33,863	$(490,143)	$(456,279)

The accompanying notes are an integral part of these financial statements.

Grove Collaborative, Inc.
Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2019	2020	2021
Cash Flows from Operating Activities
Net loss	$(161,470)	$(72,260)	$(135,896)
Adjustments to reconcile net loss to net cash used in operating activities:
Remeasurement of convertible preferred stock warrant liability	430	964	1,234
Stock-based compensation	11,960	7,762	14,610
Depreciation and amortization	2,361	4,115	4,992
Non-cash interest expense	848	917	704
Gain on purchase of a business	(2,670)	—	—
Inventory reserve	349	1,820	4,725
Loss on extinguishment of debt	—	—	1,027
Other non-cash expenses	215	401	1,274
Changes in operating assets and liabilities:
Inventory	(1,661)	(18,611)	(12,598)
Prepaids and other assets	(194)	(1,437)	(3,294)
Accounts payable	19,286	(16,250)	(2,489)
Accrued expenses	(1,829)	5,582	(817)
Deferred revenue	4,603	2,102	148
Operating lease right-of-use assets and liabilities	—	278	65
Other liabilities	2,967	961	(774)

Net cash used in operating activities	(124,805)	(83,656)	(127,089)

Cash Flows from Investing Activities
Purchase of investments	(8,640)	—	—
Proceeds from maturities of investments	8,700	—	—
Purchase of property and equipment	(10,744)	(4,820)	(5,768)
Purchase of intangible assets	(873)	—	—
Acquisition of a business	(750)	—	—

Net cash used in investing activities	(12,307)	(4,820)	(5,768)

Cash Flows from Financing Activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	96,529	214,790	—
Payment of deferred offering and convertible preferred stock issuance costs	—	—	(1,396)
Proceeds from issuance of debt	17,172	43,513	60,000
Repayment of debt	(6,029)	(33,118)	(21,932)
Payment of debt extinguishment	—	—	(2,499)
Payment of debt issuance costs	(365)	(279)	(375)
Proceeds from exercise of stock options and warrants	140	3,264	1,209
Repurchase of common stock	—	—	(297)

Net cash provided by financing activities	107,447	228,170	34,710

Net increase (decrease) in cash and cash equivalents	(29,665)	139,694	(98,147)
Cash and cash equivalents at beginning of year	66,494	36,829	176,523

Cash and cash equivalents at end of year	$36,829	$176,523	$78,376

Grove Collaborative, Inc.
Statements of Cash Flows  (continued)
(In thousands)

	Year Ended December 31,
	2019	2020	2021
Supplemental Disclosure
Cash paid for income taxes	$1	$4	$52
Cash paid for interest	1,153	3,887	4,472
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Purchases of property and equipment included in accounts payable and accrued liabilities	$408	$86	$112
Issuance of common stock for business and asset acquisitions	530	67	—
Deferred offering and convertible preferred stock issuance costs included in accounts payable and accrued liabilities	—	284	1,928
Debt issuance costs recorded with an offset to convertible preferred stock warrant liability	374	323	—
Initial measurement of common stock warrants recorded as debt issuance costs	—	—	1,622
Vesting of early exercised stock options	49	68	1,577

The accompanying notes are an integral part of these financial statements.

Grove Collaborative, Inc.
Notes to Financial Statements

1.	Description of Business
Grove Collaborative, Inc. (the “Company” or “Grove”), which was incorporated in Delaware and converted to a Delaware public benefit corporation in March 2021, is a digital-first, sustainability-oriented consumer products innovator specializing in the development and sale of household, personal care, beauty and other consumer products with an environmental focus. In the United States, the Company sells its products through two channels: a direct-to-consumer
(“DTC”) platform at www.grove.co and the Company’s mobile applications, where the Company sells products from Grove-owned brands (“Grove Brands”) and third-parties, and the retail channel into which we sell products from Grove-owned brands at wholesale. The Company develops and sells natural products that are free from the harmful chemicals identified in the Company’s “anti-ingredient” list and we design form factors and product packaging that reduces plastic waste and improves the environmental impact of the categories in which we operate. The Company also purchases environmental offsets that have made it the first plastic neutral retailer in the world, and we plan to become 100% plastic-free by 2025.
On December 7, 2021, the Company entered into an Agreement and Plan of Merger with Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“VGAC II”), a special purpose acquisition company and Treehouse Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC II (“VGAC II Merger Sub”) whereby VGAC II Merger Sub will merge with and into Grove, with Grove surviving the merger as a wholly owned direct subsidiary of New Grove (the “Merger”). Upon closing of the proposed Merger, VGAC II will become a Delaware public benefit corporation, be renamed Grove Collaborative Holdings, Inc. and will be listed on the New York Stock Exchange under the ticker symbol “GROV”. The proposed transaction, which has been approved by the Boards of Directors of the Company and VGAC II, is subject to approval by VGAC II stockholders, satisfaction of the conditions stated in the merger agreement, and other customary closing conditions.

2.	Summary of Significant Accounting Policies
Basis of Presentation and Liquidity
The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. Since the Company’s inception through December 31, 2021, the Company has funded its operations principally through convertible preferred stock financings with gross proceeds totaling $478.3 million. The Company has historically incurred losses and negative cash flows from operations. As of December 31, 2021, the Company had an accumulated deficit of $490.1 million and cash and cash equivalents of $78.4 million. During the year ended December 31, 2021, the Company incurred a net loss of $135.9 million and had negative cash flows from operating activities of $127.1 million. Based on the Company’s current operating plan, including investment in advertising and other strategic incentives planned for future growth, the Company has projected continued operating losses and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date that these financial statements are issued.
To achieve profitability over the longer term, the Company will need to leverage economies of scale in sourcing their products, generating brand awareness, acquiring customers, creating operating leverage over headcount and other overhead, and fulfilling orders. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansions, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

The Company’s plan is to seek additional funding through the completion of a reverse merger with VGAC II, per the terms of a definitive merger agreement entered into on December 7, 2021. At this time, the Company is focused on completing the reverse merger with VGAC II, which is subject to approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources. If the Company is unable to complete the reverse merger with VGAC II, the Company would have to pursue a secondary course of action to seek additional capital through other debt and equity financings.
There can be no assurances that the Company will be able complete the reverse merger or that in the event that the reverse merger does not take place, that the Company will be able to secure alternate forms of financing at terms that are acceptable to management if at all. In that event, the Company might be forced to limit many of its business plans.
Based on the factors described above, and after considering management’s plans, there is still substantial doubt about the Company’s ability to continue as a going concern within one year from the date that these financial statements are issued.
Comprehensive Loss
Comprehensive loss represents all changes in stockholders’ deficit. The Company’s net loss was equal to its comprehensive loss for the years ended December 31, 2019, 2020 and 2021.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. These estimates made by management include the determination of reserves amounts for the Company’s inventories on hand, useful life of intangible assets, sales returns and allowances and certain assumptions used in the valuation of equity awards, including the estimated fair value of convertible preferred stock and convertible preferred stock warrants, the estimated fair value of common stock warrants and stock-based compensation expense. Actual results could differ from those estimates, and such estimates could be material to the Company’s financial position and the results of operations.
The novel coronavirus
(“COVID-19”)
pandemic has created significant global economic uncertainty and resulted in the slowdown of economic activity. As of the date of issuance of these financial statements, the extent to which
COVID-19
may impact the future financial condition or results of operations is still uncertain. The Company is not aware of any specific event or circumstance that would require revisions to estimates, updates to judgments, or adjustments to the carrying value of assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and will be recognized in the financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the financial statements.
Segments
The Company’s chief operating decision maker, who is its Chief Executive Officer, manages the Company’s operations as a single segment for the purposes of assessing performance and making operating decisions. All long-lived assets are located in the United States and all revenue is attributed customers based in the United States. For the years ended December 31, 2019, 2020 and 2021, no individual customer represented more than 10% of total revenue.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Net Loss Per Share Attributable to Common Stockholders
The Company follows
the two-class
method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class
method determines net loss per common share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class
method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
The Company’s participating securities include the Company’s convertible preferred stock, as the holders are entitled to receive noncumulative dividends on a pari passu basis in the event that a dividend is paid on common stock. The Company also considers any shares issued on the early exercise of stock options subject to repurchase to be participating securities because holders of such shares have non-forfeitable
dividend rights in the event a dividend is paid on common stock. The holders of convertible preferred stock, as well as the holders of early exercised shares subject to repurchase, do not have a contractual obligation to share in losses.
Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, adjusted for outstanding shares that are subject to repurchase.
Diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted
method based on the nature of such securities. For periods in which the Company reports net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Cash and Cash Equivalents
Cash consists primarily of demand deposit bank accounts including amounts in transit from banks for customer credit card transactions. The Company considers all highly liquid investments with an original maturity from date of purchase of three months or less, or that are readily convertible into known amounts of cash, to be cash equivalents. As of December 31, 2020 and 2021, cash equivalents are comprised of money market funds.
Concentration of Risks
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains the majority of its cash and cash equivalents in accounts with one financial institution within the United States, generally in the form of demand accounts. Deposits in this institution may exceed federally insured limits. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.
The Company depends on a limited number of vendors to supply products sold by the Company. For the years ended December 31, 2019, 2020 and 2021, the Company’s top five suppliers combined represented more than 50% of the Company’s total inventory purchases.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Inventory
Inventory is recorded at the lower of weighted average cost and net realizable value. The cost of inventory consists of merchandise costs, net of vendor allowances, and in-bound
freight. Inventory valuation requires the Company to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers or liquidations, and expected recoverable values of each disposition category.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on a straight-line basis over the estimated useful lives of the respective assets. The estimated useful lives of the Company’s assets are as follows:

Computer equipment	3 - 5 years
Furniture and fixtures	5 years
Machinery and warehouse equipment	7 - 10 years
Leasehold improvements	Shorter of 10 years or lease term
Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the balance sheet and any resulting gain or loss is reflected in the statement of operations in the period realized.
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated from the use of the asset and its eventual disposition. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the impaired assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. The Company has not recorded impairments of long-lived assets for the years ended December 31, 2019, and 2020. For the year ended December 31, 2021, impairments on long-lived assets were not significant.
Capitalized Software Development Costs
The Company capitalizes qualifying internally developed software costs that are incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Once an application has reached the development stage, management has authorized and committed to the funding of the software project, it is probable the project will be completed and the software will be used to perform the function intended, internal and external costs, if direct and incremental, are capitalized until the application is substantially complete and ready for its intended use. Capitalized software development costs are amortized on a straight-line basis to product development expense over the estimated useful life, which is generally three to four years.
Leases
The Company adopted the Accounting Standard Update (“ASU”)
2016-02,
Leases, and additional ASUs issued to clarify and update the guidance in ASU
2016-02
(collectively, “ASC 842”), as of January 1, 2020.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

The Company determines if an arrangement is or contains a lease at inception. An arrangement is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. If a lease is identified, classification is determined at lease commencement. Operating lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. As the implicit rate in the Company’s lease is generally unknown, the Company estimates its incremental borrowing rate to discount lease payments. The incremental borrowing rate reflects the interest rate that the Company would have to pay to borrow on a collateralized basis an amount equal to the lease payments in a similar economic environment over a similar term. Operating lease right-of-use
(“ROU”) assets are based on the corresponding lease liability adjusted for any lease payments made at or before commencement, initial direct costs, and lease incentives. Certain leases also include options to renew or terminate the lease at the election of the Company. The Company evaluates these options at lease inception and on an ongoing basis. Renewal and termination options that the Company is reasonably certain to exercise are included when classifying leases and measuring lease liabilities. Operating lease expense is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease
components, which are accounted for as a single lease component. Lease payments for short-term leases with a term of twelve months or less are expensed on a straight-line basis over the lease term. The Company elected to not record operating lease right-of-use
assets or operating lease liabilities for leases with an initial term of 12 months or less. Operating leases are included in operating lease right-of-use
assets, operating lease liabilities, current, and operating lease liabilities, non-current
on the Company’s balance sheet.
Prior to the adoption of ASC 842, the Company recorded rent expense for operating leases on a straight-line basis over the noncancelable lease term and recorded the difference between the rent paid and the recognition of rent expense as a deferred rent asset or liability. Rent escalation, rent abatement, or other concessions, such as rent holidays, and landlord or tenant incentives or allowances, were recorded as deferred rent and amortized over the remaining lease term.
Convertible Preferred Stock Warrant Liability
The Company issued convertible preferred stock warrants in connection with the issuance of debt. Such warrants are recorded as other long-term liabilities on the balance sheet at their estimated fair value because the underlying shares of convertible preferred stock are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The fair value of the preferred stock warrant liability is determined using the Black-Scholes option pricing model, which involve inherent uncertainties and the application of management’s judgment. The warrants are subject to remeasurement at each balance sheet date until the earlier of the expiration or exercise of the warrants, and the change in fair value, if any, is included in other expense (income), net.
Revenue Recognition
The Company primarily generates revenue from the sale of both third-party and Grove Brands products through its DTC platform. Customers purchase products through the website or mobile application through a combination of directly selecting items from the catalog, items that are suggested by the Company’s recurring shipment recommendation engine, and features that appear in marketing on-site,
in emails and on the Company’s mobile application. Most customers purchase a combination of products recommended by the Company based on previous purchases and new products discovered through marketing or catalog browsing. Customers can have orders auto-shipped to them on a specified date or shipped immediately through an option available on the website and mobile application. In order to reduce the environmental impact of each shipment, the Company has a minimum total sales order value threshold policy which is

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

required to be met before the order qualifies for shipment. Payment is collected upon finalizing the order. The products are subsequently packaged and shipped to fill the order. Customers can customize future purchases by selecting products they want to receive on a specified cadence or by selecting products for immediate shipment.
The Company also offers a VIP membership to its customers for an annual fee which includes the rights to free shipping, free gifts and early access to exclusive sales, all of which are available at the customers’ option, should they elect to make future purchases of the Company’s products within their annual VIP membership benefit period. Many customers receive a free
60-day
VIP membership for trial purposes, typically upon their first qualifying order. After the expiration of this free trial VIP membership period, customers will be charged their annual VIP membership fee, which automatically renews annually, until cancelled. The customer is alerted before any VIP membership renews.
In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods, in an amount that reflects the consideration that it expects to receive in exchange for those goods. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration, if any, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration to which it is entitled in exchange for the goods it transfers to a customer.
A contract with a customer exists when the customer submits an order online for the Company’s products. Under this arrangement, there is one performance obligation which is the obligation for the Company to fulfill the order. Product revenue is recognized when control of the goods is transferred to the customer, which occurs upon the Company’s delivery to a third-party carrier.
The VIP membership provides customers with a suite of benefits that are only accessible to them at their option, upon making a future qualifying order of the Company’s products. The VIP membership includes free shipping, a select number of free products, and early access to exclusive sales. Under ASC 606, sales arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options; therefore the Company must assess whether these options provide a material right to the customer and if so, they are considered a performance obligation. The Company concluded that its VIP membership benefits include two material rights, one related to the future discount (i.e. free shipping) on the price of the customer’s qualifying order(s) over the membership period and the second one relating to a certain number of free products provided at pre-set
intervals within the VIP membership benefit period, that will only ship with a customer’s next qualifying order (i.e. bundled).
At inception of the VIP membership benefit period, the Company allocates the VIP membership fee to each of the two material rights using a relative standalone selling price basis. Generally, standalone selling prices are determined based on the observable price of the good or service when sold separately to non-VIP
customers and the estimated number of shipments and free products per benefit period. The Company also considers the likelihood of redemption when determining the standalone selling price for free products and then recognize these allocated amounts upon the shipment of a qualifying customer order. To date, customers buying patterns closely approximate a ratable revenue attribution method over the customers VIP Membership period.
The Company deducts discounts, sales tax, customer service credits and estimated refunds to arrive at net revenue. Sales tax collected from customers is not considered revenue and is included in accrued liabilities until remitted to the taxing authorities. The Company has made the policy election to account for

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

shipping and handling as activities to fulfill the promise to transfer the good. Shipping, handling and packaging expenses are recognized upon shipment and classified within selling, general and administrative expenses. Discounts are recorded as a reduction to revenue when revenue is recognized. The Company records a refund reserve based on historical refund patterns. As of December 31, 2020 and 2021, the refund reserve, which is included in accrued liabilities in the balance sheets, was $0.2 million and $0.1 million, respectively.
Disaggregation of Revenue
The following table sets forth revenue by product type (in thousands):

	Year Ended December 31,
	2019	2020	2021
Revenue, net:
Grove Brands	$86,717	$164,372	$187,055
Third-party products	146,399	199,899	196,630

Total revenue, net	$233,116	$364,271	$383,685

Contractual Liabilities
The Company has three types of contractual liabilities from transactions with customers: (i) cash collections for products which have not yet shipped, which are included in deferred revenue and are recognized as revenue upon the Company’s delivery to a third-party carrier, (ii) cash collections of VIP membership fees, which are included in deferred revenue and (iii) customer service credits, which are included in other current liabilities and are recognized as a reduction in revenue when provided to the customer. Contractual liabilities included in deferred revenue and other current liabilities were $11.1 million and $0.5 million, respectively, as of December 31, 2020 and $11.3 million and $0.3 million, respectively, as of December 31, 2021. The contractual liabilities included in deferred revenue are generally recognized as revenue within twelve months from the end of each reporting period.
Customer Referral Credits
The Company has a customer referral program under which credits are issued for future purchases to customers when the referral results in the generation of a new customer order. The Company records a liability at the time of issuing the credit and reduce the liability upon application of the credit to a customer’s purchase. The liability for customer referral credits was $0.1 million as of December 31, 2020 and 2021 and is included within other current liabilities in the balance sheets.
Cost of Goods Sold
Cost of goods sold consists of the product costs of merchandise, inbound freight costs, vendor allowances, costs associated with inventory shrinkage, damages and inventory write-offs and changes to the Company’s inventory reserves.
Vendor Allowances
The Company receives discounts and other product related reimbursements from certain vendors through a variety of programs intended to offset the purchase prices of inventory and for the promotion and selling of that vendor’s inventory. Discounts and other reimbursements are recorded as a reduction in the cost of the associated inventory purchased.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Advertising Expenses
Advertising expenses, other than production costs, are expensed as incurred and consist primarily of the customer acquisition costs associated with online advertising, as well as advertising on television, direct mail campaigns and other media. Costs associated with the production of advertising are expensed when the first advertisement is shown.
Product Development Expenses
Product development expenses relate to the product and packaging innovation in the Company’s Grove Brands products and costs related to the ongoing support and maintenance of the Company’s proprietary technology, including the Company’s website and mobile device application, as well as amortization of capitalized internally developed software. Product development expenses consist primarily of personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation expense. Product development costs also include allocated facilities, equipment, depreciation and overhead costs.
Selling, General and Administrative Expenses
Selling, general and administrative expenses consist primarily of compensation and benefit costs for personnel involved in general corporate functions, including stock-based compensation expense, and certain fulfillment costs, as further outlined below. Selling, general and administrative expenses also include the allocated facilities, equipment, depreciation and overhead costs, marketing costs including qualified cost of credits issued through the Company’s referral program, costs associated with the Company’s customer service operation and costs of environmental offsets.
Fulfillment Costs
Fulfillment costs represent those costs incurred in operating and staffing the Company’s fulfillment centers, including costs attributable to receiving, inspecting and warehousing inventories, picking, packaging and preparing customer orders for shipment (“Fulfillment Labor”), shipping and handling expenses, packaging materials costs and payment processing and related transaction costs. These costs are included within selling, general and administrative expenses in the statements of operations. For the years ended December 31, 2019, 2020 and 2021, the Company recorded fulfillment costs of $91.5 million, $96.9 million and $95.5 million, respectively, which included $48.7 million, $57.3 million and $56.1 million in shipping and handling expenses and $29.9 million, $24.9 million and $24.5 million in Fulfillment Labor, respectively. The Company’s gross profit may not be comparable to other retailers or distributors.
Income Taxes
The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company recognizes the benefits of tax-return
positions in the financial statements when they are more likely than not to be sustained by the taxing authority, based on the technical merits at the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments, and which may not accurately forecast actual outcomes. The Company recognizes interest and penalties related to unrecognized tax benefits, if any, as income tax expense.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Fair Value Measurements
The Company measures certain financial assets and liabilities at fair value on a recurring basis. The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:
Level
 1
– Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level
 2
– Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and
Level
 3
– Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.
Financial instruments consist of cash equivalents, accounts payable, accrued liabilities, debt and convertible preferred stock warrant liability. Cash equivalents and convertible preferred stock warrant liability are stated at fair value on a recurring basis. Accounts payable and accrued liabilities are stated at their carrying value, which approximates fair value due to the short period time to the expected receipt or payment. The carrying amount of the Company’s outstanding debt approximates the fair value as the debt bears interest at a rate that approximates prevailing market rate.
The Company classifies its cash equivalents within Level 1. Level 3 instruments consist of the convertible preferred stock warrant liability, which is included in other long-term liabilities in the balance sheets.
Stock-Based Compensation
The Company recognizes the cost of share-based awards granted to employees and non-employees
based on the estimated grant-date fair value of the awards.
For stock option awards with service-only vesting conditions, expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company estimates the grant-date fair value of the stock option awards with service only vesting conditions using the Black-Scholes option-pricing model.
The Black-Scholes option-pricing model utilizes inputs and assumptions which involve inherent uncertainties and generally require significant judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the Company’s stock-based compensation could be materially different. Significant inputs and assumptions include:
Fair value of Common Stock
– As there has been no public market for the Company’s common stock, the fair value of the shares of common stock underlying the stock-based awards on the grant-date has historically been determined by the Company’s Board of Directors with assistance of third-party valuation specialists. The Board of Directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include important developments in the Company’s operations, the prices at which the Company sold shares of its convertible preferred stock, the rights, preferences and privileges of the Company’s convertible preferred stock relative to those of the Company’s common stock, actual operating results, financial

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

performance, external market conditions, equity market conditions of comparable public companies, and the lack of marketability of the Company’s common stock.
Expected Term
 – The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point
between the vesting date and the end of the contractual term).
Expected Volatility
 – Because the Company is privately held and does not have an active trading market for its common stock, the expected volatility was estimated based on the average volatility for publicly traded companies that the Company considers to be comparable, over a period equal to the expected term of the stock option grants.
Risk-Free Interest Rate
 – The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.
Expected Dividend
 – The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.
For restricted stock unit (“RSU”) awards with performance vesting conditions, the Company evaluates the probability of achieving the performance vesting condition at each reporting date. The Company begins to recognize expense for RSUs with performance vesting conditions using an accelerated attribution method when it is deemed probable that the performance condition will be met. The fair value of RSU awards is determined using the price of the Company’s common stock on the grant date, as determined by the Company’s board of directors.
For awards with both market and service vesting conditions, expense is recognized over the derived service period using an accelerated attribution method starting from when it is deemed probable that the performance condition will be met. The fair value of stock option awards with both market and performance conditions is estimated using multifactor Monte Carlo simulations. The Monte Carlo simulation model incorporates the probability of satisfying a market condition and utilizes inputs and assumptions which involve inherent uncertainties and generally require significant judgment, including the Company’s stock price, contractual terms, maturity and risk-free interest rates, as well as volatility.
The Company accounts for forfeitures as they occur.
Recently Adopted Accounting Pronouncements
In August 2018, the FASB issued ASU
2018-15
,
 Intangibles – Goodwill and Other –
Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract
, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software (and hosting arrangements that include an
internal-use
software license). The provisions may be adopted prospectively or retrospectively. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company adopted this standard as of January 1, 2021 using the prospective method and it did not have a material impact on its condensed financial statements.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

3.	Fair Value Measurements and Fair Value of Financial Instruments
The following table sets forth the Company’s financial instruments that were measured at fair value by level within the fair value hierarchy (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash equivalents:
Money market funds	$173,315	$—	$—	$173,315

Total	$173,315	$—	$—	$173,315

Financial Liabilities:
Convertible preferred stock warrant liability	$—	$—	$3,553	$3,553

Total	$—	$—	$3,553	$3,553

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash equivalents:
Money market funds	$77,771	$—	$—	$77,771

Total	$77,771	$—	$—	$77,771

Financial Liabilities:
Convertible preferred stock warrant liability	$—	$—	$4,787	$4,787

Total	$—	$—	$4,787	$4,787

Convertible Preferred Stock Warrant Liability
The fair value of the preferred stock warrant liability is determined using the Black-Scholes option pricing model, which involve inherent uncertainties and the application of management’s judgment. The following table provides a summary of changes in the estimated fair value of the Company’s Level 3 financial liabilities (in thousands):

Balance at December 31, 2020	$3,553
Change in fair value	1,234

Balance at December 31, 2021	$4,787

The Company recorded a loss on remeasurement of preferred stock warrant liability of $0.4 million, $1.0 million and $1.2 million for the years ended December 31, 2019, 2020 and 2021, respectively.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

The following are the assumptions used in the Black-Scholes option pricing model to determine the fair value of the convertible preferred stock warrants for the dates indicated:

	December 31, 2020
	Series A Convertible Preferred Stock Warrants	Series B Convertible Preferred Stock Warrants	Series C Convertible Preferred Stock Warrants	Series D Convertible Preferred Stock Warrants
Expected term (in years)	2.0	2.0	2.0	2.0
Fair value of underlying shares	7.43	7.63	7.97	9.82
Volatility	88.04%	88.04%	88.04%	88.04%
Risk-free interest rate	0.13%	0.13%	0.13%	0.13%
Dividend yield	—	—	—	—

	December 31, 2021
	Series A Convertible Preferred Stock Warrants	Series B Convertible Preferred Stock Warrants	Series C Convertible Preferred Stock Warrants	Series D Convertible Preferred Stock Warrants
Expected term (in years)	3.72	4.11	4.59	3.38
Fair value of underlying shares	10.00	10.08	10.23	11.11
Volatility	65.07%	64.90%	64.83%	65.29%
Risk-free interest rate	1.01%	1.04%	1.09%	0.96%
Dividend yield	—	—	—	—

4.	Other Financial Statement Information
Property and Equipment
Property and equipment, net consisted of the following (in thousands):

	December 31,
	2020	2021
Machinery and warehouse equipment	$7,133	$7,252
Internally developed software	8,044	12,593
Computer equipment	2,880	3,330
Leasehold improvements hold Improvements	1,763	2,164
Furniture and fixtures	1,241	1,184
Construction in progress	471	25

Total property and equipment	21,532	26,548
Less: accumulated depreciation	(6,432)	(10,616)

Property and equipment, net	$15,100	$15,932

Depreciation expense for the years ended December 31, 2019, 2020 and 2021 was $1.5 million, $2.1 million and $2.2 million respectively. The Company capitalized software development costs of $3.0 million and $4.8 million for the years ended December 31, 2020 and 2021, respectively. Amortization of capitalized software development costs was $0.7 million, $1.7 million and $2.5 million for the years ended December 31, 2019, 2020 and 2021, respectively.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Accrued Expenses
Accrued expenses consisted of the following (in thousands):

	December 31,
	2020	2021
Inventory purchases	$6,285	$4,659
Advertising costs	1,936	2,363
Compensation and benefits	1,545	2,072
Sales taxes	1,999	1,812
Fulfillment costs	1,156	1,120
Other accrued expenses	6,889	8,625

Total accrued expenses	$19,810	$20,651

5.	Business Combination
On August 5, 2019, the Company acquired substantially all the assets of Sustain LLC, the category leader in natural sexual wellness products for women for purchase consideration of $1.1 million, consisting of $0.8 million cash and 119,401 shares of common stock. The acquisition of Sustain LLC was accounted for as a business combination. The Company acquired identifiable assets, consisting primarily of inventory, customer relationships and trademarks, with an aggregate fair value of $4.0 million and assumed liabilities of $0.2 million for identifiable net assets acquired of $3.8 million, which resulted in a bargain purchase price of $2.7 million, which was recognized as a gain within other expense (income), net for the year ended December 31, 2019.

6.	Debt and Convertible Preferred Stock Warrants
The Company’s outstanding debt, net of debt discounts, consisted of the following (in thousands):

	December 31,
	2020	2021
Silicon Valley Bank Loan Revolver	$5,947	$5,947
Silicon Valley Bank Term Loan	2,586	—
Silicon Valley Bank and Hercules Mezzanine Term Loan	—	59,237
Triplepoint Loan Facility 4	19,933	—
Atel Loan Facility Draw 1	358	—
Atel Loan Facility Draw 2	165	—
Atel Loan Facility Draw 3	2,315	1,489
Atel Loan Facility Draw 4	396	260

Total debt	31,700	66,933
Less: debt, current	(1,918)	(10,750)

Total debt, noncurrent	$29,782	$56,183

Silicon Valley Bank Loan Facility
In December 2016, the Company entered into a loan and security agreement (the “SVB Loan Facility”) with Silicon Valley Bank (“SVB”). The terms of the SVB Loan Facility, as amended and restated, provided

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

for: (i) a revolving line of credit not to exceed $25.0 million (“Loan Revolver”), (ii) growth capital advance (“Term Loan”) of $3.9 million and (iii) a letter of credit sublimit of $6.0 million. The Term Loan had a maturity date in December 2022 and bore interest at Prime Rate per annum, payable monthly. The Loan Revolver borrowing capacity was limited to 60% of eligible inventory balances.
In April 2021, the Company entered into an amendment to the SVB Loan Facility, which incurs a facility fee of 0.20% per annum assessed on the daily average undrawn portion of revolving line of credit. In addition, the Loan Revolver letter of credit sublimit increased to $10.0 million and the Loan Revolver borrowing capacity increased to 65% of eligible inventory balances. The Loan Revolver borrowing capacity is reduced by outstanding letters of credit and credit available to the Company from certain credit card facilities, which amounted to $3.1 million and $3.5 million, respectively, as of December 31, 2021. The amended Loan Revolver bears an interest rate equal to the greater of prime rate or 3.25% per annum and matures on March 31, 2023. Interest on the Loan Revolver is payable monthly in arrears.
In April 2021, all of the Company’s outstanding amounts under the SVB Term Loan were refinanced directly through the SVB and Hercules Loan Facility (see below). The Company determined the refinance represented an extinguishment of the SVB Term Loan and recorded a loss on extinguishment of $1.0 million.
The SVB Loan Facility is collateralized by substantially all of the Company’s assets on a first priority basis and contains customary events of default. The SVB Loan Facility includes affirmative, negative, and financial covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, other than permitted indebtedness, enter into mergers or acquisitions, sell or otherwise dispose of assets, pay dividends, or repurchase stock, subject to customary exceptions. The SVB Loan Facility contains certain financial covenants which requires the Company to maintain minimum liquidity of $45.0 million. Minimum liquidity is defined as the sum of the aggregate amount of unrestricted and unencumbered cash deposited with SVB plus amounts available to be drawn under the loan revolver, as adjusted for any outstanding standby letters of credit issued by SVB.
As of December 31, 2021, the Company was in compliance with all covenants and had $5.9 million outstanding under the revolving line of credit. The effective interest rate is 3.85% on the revolving line of credit. Based on current working capital requirements, the Company is likely to trigger the minimum liquidity covenant during 2022 and therefore the Loan Revolver is reclassified as Debt, current on the Company’s balance sheet on December 31, 2021.
Silicon Valley Bank and Hercules Loan Facility
In April 2021, the Company entered into a Mezzanine Loan and Security Agreement (“SVB and Hercules Loan Facility”) with SVB and Hercules Capital, Inc. (“Hercules”). The availability period runs from the effective date until March 31, 2022, provides for advances of up to $60.0 million. In April 2021, the Company drew $25.0 million, which it used to directly settle the amounts outstanding under the SVB Term Loan and the Triplepoint Loan Facility (see below). In September and December 2021, the Company drew down the remaining additional borrowings of $25.0 million and $10.0 million, respectively. The SVB and Hercules Loan Facility bears an annual interest at the greater of 8.75% or prime plus 5.5%, payable monthly. The principal repayment period commences on November 1, 2022 and continues for 30 monthly installments with an additional final payment equal to 6.75% of the aggregate term loan advances. SVB and Hercules have committed to fund 51.0% and 49.0%, respectively, of all draws made under the SVB and Hercules Loan Facility.
The SVB and Hercules Loan Facility is collateralized on a second priority basis, subordinate to the SVB Loan Facility, by substantially all of the Company’s assets and contains affirmative and negative covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, other

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

than permitted indebtedness, enter into mergers or acquisitions, sell or otherwise dispose of assets, pay dividends or repurchase stock, subject to customary exceptions. The SVB and Hercules Loan Facility does not include any financial covenants, but does contain a subjective acceleration clause in the event that lenders determine that a material adverse change has or will occur within the business, operations, or financial condition of the Company or a material impairment of the prospect of repaying any portion of this financial obligation. In accordance with the loan agreement, SVB and Hercules have been provided with the Company’s periodic financial statements and updated projections to facilitate their ongoing assessment of the Company. The Company believes the likelihood that SVB and Hercules would exercise the subjective acceleration clause is remote, and as a result the SVB and Hercules Loan Facility is classified as Debt, noncurrent on the Company’s balance sheet as of December 31, 2021.
As of December 31, 2021, the Company had an aggregate of $60.0 million outstanding under the SVB and Hercules Loan Facility with effective interest rates ranging from 11.39% to 14.44%. As of December 31, 2021, the Company was in compliance with all covenants.
Triplepoint Loan Facility
In April 2018, the Company entered into an agreement (the “Triplepoint Loan Facility”), which was subsequently amended and restated, with Triplepoint Venture Growth BDC Corp. and its affiliates (collectively, “Triplepoint”) which provided for various term loans.
The Company made two draws of $20.0 million each on the loan facility with Triplepoint in January 2020. The first draw bore annual interest at the greater of: (i) 1.25% above the Prime Rate, or (ii) 5.50% annually and was repaid in July 2020. The second draw bore annual interest at the greater of: (i) 2.25% above the Prime Rate, or (ii) 5.50% annually and was repaid in April 2021 directly by proceeds from the SVB and Hercules Loan Facility, at which time, the Triplepoint Loan Facility was terminated.
Atel Loan Facility
In July 2018, the Company entered into an equipment financing arrangement (the “Atel Loan Facility”) with Atel Ventures, Inc. (“Atel”) for funding of machinery and warehouse equipment that will become collateral. The loan agreement contains customary events of default.
As of December 31, 2021, the Company had $1.5 million outstanding on its third draw and $0.3 million outstanding on its fourth draw. Each loan has a term of 36 months and matures in April 2023, and May 2023, respectively. The effective interest rates on the loans are 19.23%. By the end of the equal monthly installments of principal and interest, the principal under each loan will be fully repaid.
A schedule of the Company’s future debt maturities is as follows (in thousands):

Year Ended December 31,
2022	$11,127
2023	24,576
2024	24,000
2025	8,000
2026	—
Thereafter	—

Total principal debt payments	67,703
Less: debt discount	(770)

Total debt	$66,933

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Convertible Preferred Stock Warrants
In connection with certain debt agreements, the Company issued to the lenders warrants to purchase shares of convertible preferred stock. All warrants issued permit a cashless exercise at the option of the holder. The Company’s outstanding convertible preferred stock warrants are as follows:

	December 31, 2021
	Lenders	Exercise Price Per Share	Number of Shares	Expiration Date
Series A warrants	SVB	$0.62	51,617	December 2026
Series B warrants	SVB	1.46	107,093	July to November 2027
Series C warrants	TriplePoint	2.84	264,140	April 2028
Series D warrants	TriplePoint	8.25	200,043	June 2026 to May 2029
Convertible preferred stock warrants issued with debt may be issued upon entering into an agreement for future funding or upon funding. Convertible preferred stock warrants issued upon entering into an agreement for future funding are capitalized as debt issuance costs and amortized over the period of loan availability. When the warrants are issued upon funding, the initial estimated fair value of the convertible preferred stock warrants is recorded as a convertible preferred stock warrant liability, with an offset to the debt discount associated with the respective loan facility. The debt discount is amortized to interest expense over the repayment period of the loan using the effective-interest method.
Common Stock Warrants
In April 2021, in connection with the SVB and Hercules Loan Facility, the Company issued warrants to purchase shares of its common stock at an exercise price of $4.43 per share. The number of shares initially issuable under the warrants is 213,328 shares. An additional 53,332 shares of common stock will become issuable upon a Term B loan advance, if any. The warrants permit a cashless exercise at the option of the holder and expire in April 2033.
The Company determined the fair value of the warrants to be $6.08 per share using the Black-Scholes option pricing model. The fair value of the 213,328 shares initially issuable under the warrants was $1.3 million and was recorded to equity with an offset to the debt discount associated with the loan facility. The debt discount is amortized to interest expense over the term of the loan using the effective-interest method.

7.	Leases
The Company has operating leases primarily for its offices and warehouses, including the lease for its office headquarters in San Francisco, CA. The lease commenced in February 2019, with an original term of approximately 8 years and an option to renew for an additional 5 years. Lease payments are made monthly and are subject to annual increases of approximately 3%.
The Company’s operating leases have remaining lease terms between 1 and 6 years. These leases require monthly lease payments that may be subject to annual increases throughout the lease term. The components of lease expense included in the Company’s statements of operations for the years ended December 31, 2020 and 2021 include operating lease expense of $6.9 million and $7.4 million respectively, and variable lease expense $0.7 million and $0.6 million respectively. Variable lease expenses are primarily related to payments made to lessors for common area maintenance, property taxes, insurance, and other operating expenses and are classified as lease expense due to the Company’s election to not separate lease and non-lease
components.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Cash paid for amounts included in the measurement of operating lease liabilities for the years ended December 31, 2020 and 2021 was $6.6 million and $6.8 million and was included in net cash used in operating activities in the Company’s statements of cash flows. There were no new operating lease right-of-use
assets obtained in exchange for new operating lease liabilities during the years ended December 31, 2020 and 2021.
Maturities of operating lease liabilities were as follows (in thousands):

Year Ended December 31,	Operating Lease
2022	$6,823
2023	6,546
2024	5,881
2025	5,371
2026	5,523
Thereafter	4,367

Total undiscounted lease payments	34,511
Less: Imputed interest	(10,932)

Present value of lease liabilities	23,579
Less: Operating lease liabilities, current	3,550

Operating lease liabilities, noncurrent	$20,029

The weighted-average remaining lease term and discount rate related to the Company’s operating lease liabilities as of December 31, 2020 and 2021 were 6.1 years and 5.3 years, respectively, and 15.3% as of December 31, 2020 and 2021.

8.	Commitments and Contingencies
Merchandise Purchase Commitments
As of December 31, 2020 and 2021, the Company had obligations to purchase $41.1 million and $36.1 million, respectively, of merchandise in the upcoming fiscal year.
Letters of Credit
The Company had irrevocable standby letters of credit in the amount of $3.1 million as of December 31, 2020 and 2021, related to the Company’s operating leases. The letters of credit have expiration dates through January 2029.
Contingencies
The Company records loss contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company also discloses material contingencies when a loss is not probable but reasonably possible. Accounting for contingencies requires the Company to use judgment related to both the likelihood of a loss and the estimate of the amount or range of loss. Although the Company cannot predict with assurance the outcome of any litigation or non-income-based
tax matters, the Company does not believe there are currently any such actions that, if resolved unfavorably, would have a material impact on the Company’s financial position, operating results or cash flows.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

9.	Convertible Preferred Stock
In January and February 2019, the Company received total gross proceeds of $48.6 million through the issuance of 5,886,737 shares of Series D convertible preferred stock at $8.2482 per share.
In January 2019, employees and investors sold an aggregate amount of 1,270,078 shares of common stock, 178,519 shares of Series Seed convertible preferred stock and 369,981 shares of Series A convertible preferred stock at $8.2482 per share, for a total of $15.0 million, to an existing investor. Upon the sale, the shares were exchanged to Series D preferred shares. As a result of the sale of shares sold by employees and a consultant, the Company recorded the excess purchase price above fair value of $7.3 million as stock-based compensation expense, with a corresponding credit to Series D preferred shares, a component of convertible preferred stock presented within the balance sheets. Additionally, the Company recognized a deemed dividend of $1.8 million for the excess purchase price above fair value for Series Seed and Series A convertible preferred shares sold by investors and then exchanged for Series D convertible preferred shares, with a corresponding credit to additional paid-in
capital, to the extent there was additional
paid-in
capital, with the remainder to accumulated deficit.
In August, September and December 2019, the Company received gross proceeds of $48.2 million through the issuance of 4,518,724 shares of Series
D-1
convertible preferred stock at $10.6703 per share.
In May and June 2020, the Company received gross proceeds of $90.0 million through the issuance of 12,373,174 shares of Series
D-2
convertible preferred stock at $7.2738 per share. The issuance of Series
D-2
convertible preferred stock was at a per share price less than the original issue prices of the Series D and
D-1
convertible preferred stock, which triggered down-round adjustments to the conversion prices of such series of convertible preferred stock. The down-round adjustments did not result in any contingent beneficial conversion feature (“BCF”) being recognized.
In November and December 2020, the Company received gross proceeds of $125.0 million through the issuance of 12,552,973 shares of Series E convertible preferred stock at $9.9578 per share. The issuance of Series E convertible preferred stock triggered further down-round adjustments to the conversion prices of the Series
D-1
convertible preferred stock. The down-round adjustment did not result in any contingent BCF being recognized.
The Company’s outstanding convertible preferred stock consisted of the following as of December 31, 2020 and 2021 (in thousands, except share data):

	Original Issue Price	Shares Authorized	Shares Outstanding	Net Carrying Value	Liquidation Preference
Series Seed	$0.6168	8,242,152	8,242,152	$3,943	$5,084
Series A	0.6168	12,015,184	11,963,567	5,240	7,379
Series B	1.4642	10,789,890	10,682,797	15,545	15,642
Series C	2.8394	13,295,062	13,030,922	36,917	37,000
Series C-1	3.7244	7,273,640	7,273,640	27,003	27,090
Series D	8.2482	17,173,437	16,973,394	136,618	140,000
Series D-1	10.6703	4,518,724	4,518,724	48,146	48,216
Series D-2	7.2738	12,373,174	12,373,174	89,638	90,000
Series E	9.9578	12,552,973	12,552,973	124,868	125,000

Total		98,234,236	97,611,343	$487,918	$495,411

Significant provisions of the convertible preferred stock are as follows:
Dividends
– The holders of convertible preferred stock are entitled to receive, on a pari passu basis, non-cumulative
dividends prior and in preference to any declaration or payment of any dividends to the

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

holders of common stock, when and if declared by the Board of Directors, at annual rates equal to 6% of the original issue price per share for each respective series, as adjusted for stock dividend, stock split, combination or the like. Holders of convertible preferred stock are also entitled to participate in dividends on the common stock on an as-converted
basis. No dividends have been declared by the Board of Directors or paid since inception.
Liquidation
– In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “liquidation event”), holders of convertible preferred stock are entitled to receive, prior and in preference to holders of common stock, an amount equal to the greater of: (i) the applicable original issue price for each series of convertible preferred, plus any declared and unpaid dividends, and (ii) the amount per share that would have been payable if all shares of convertible preferred stock were converted into common stock, subject to the applicable conversion rights. If upon occurrence of such an event, the assets and funds to be distributed among the holders of convertible preferred stock are insufficient to permit the payment to such holders, the entire assets and funds of the Company legally available for distribution will be distributed ratably among those holders. Upon completion of the distribution to the holders of the convertible preferred stock, all remaining legally available assets will be distributed ratably to the holders of common stock.
Voting
– Each share of convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such share could be converted on the record date for the vote or consent of the stockholders, except as otherwise required by law or other provisions of the Certificate of Incorporation, and generally have voting rights and powers equal to the voting rights and powers of the common stockholders. The holders of the shares of Series Seed convertible preferred stock and Series A convertible preferred stock, voting together as a single class, are entitled to elect one director of the Company, the holders of the shares of Series B convertible preferred stock, exclusively as a separate class, are entitled to elect one director of the Company, the Series C and Series
C-1
convertible preferred stock, voting together as a single class, are entitled to elect one director of the Company, and the holders of the shares of Series E preferred stock, exclusively as a separate class, are entitled to elect one director of the Company. The holders of the shares of common stock, exclusively as a separate class, are entitled to elect four directors of the Company. In addition, the holders the shares of each class of convertible preferred stock, other than the Series
D-2
Preferred Stock, and common stock, collectively, are entitled to elect one independent director of the Company.
Protective Provisions
– The holders of convertible preferred stock have certain protective provisions, whereby the Company cannot, without the written consent or affirmative vote of the holders of 63% of the outstanding shares of Preferred Stock voting together on a converted to common stock basis and not as separate series (the “Requisite Majority”): (i) liquidate, dissolve or wind-up
the business and affairs of the Company, effect any merger or consolidation or any other deemed liquidation event, or consent to any of the foregoing, (ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company, (iii) alter or change the rights, preferences or privileges of any series of the convertible preferred stock, (iv) create, or authorize creation of, any additional class or series of capital stock, unless the same ranks junior to the convertible preferred stock with respect to all rights, preferences, privileges or powers, including the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, (v) increase or decrease the authorized number of shares of convertible preferred stock, common stock, or any additional class or series of capital stock, (vi) purchase or redeem or pay or declare any dividend or make any distributions on any shares of capital stock of the Company other than those expressly identified in the Company’s Certificate of Incorporation, (vii) create, authorize the creation of, issue, or authorize the issuance of any debt security if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $20.0 million or working capital

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

revolving debt in excess of $50.0 million, (viii) permit any direct or indirect subsidiary to issue any class or series of capital stock to any third party, (ix) increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan, or (x) increase or decrease the authorized number of directors constituting the Board of Directors. In addition, the Company shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of a Series of convertible preferred stock, amend the provisions of the Certificate of Incorporation or Bylaws of the Company in a manner that impacts the voting or other powers, preferences or other special rights, privileges or restrictions of such Series of convertible preferred stock, or increase or decrease the total number of authorized shares of such Series of convertible preferred stock other than a reduction in the number of authorized shares equal to the number of any such shares that have been converted into common stock.
Conversion
– At the option of the holder, each share of convertible preferred stock is convertible into fully paid and non-assessable
shares of common stock as determined by dividing the applicable original issue price by the applicable conversion price (the “conversion ratio”), subject to adjustment for stock splits, stock dividends and the like. As of December 31, 2021, the applicable conversion price for each series of convertible preferred stock was the respective original issue price, with the exception of Series D and Series
D-1
convertible preferred stock, which have conversion prices of $8.1368 and $10.2486, and conversion ratios of 1.0136935 and 1.0411425, respectively. Each share of convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then applicable conversion ratio upon the closing of the sale of shares of common stock in a public offering, resulting in gross proceeds of at least $75.0 million. The converted shares may not be reissued by the Company.
Redemption—
The convertible preferred stock is not redeemable at the option of the holder. However, a liquidation event which includes a merger or consolidation or the sale, lease, transfer, exclusive license, or other disposition of substantially all of the assets of the Company or capital stock of the Company, would constitute a redemption event which may be outside of the Company’s control. Accordingly, the convertible preferred stock is considered contingently redeemable and is classified outside of stockholders’ equity on the balance sheets.

10.	Stock-Based Compensation
Equity Incentive Plan
In 2016, the Company adopted the 2016 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of stock-based awards to employees, directors and consultants under terms and provisions established by the Board of Directors. The number of shares authorized for issuance under the Plan was 31,745,219 shares as of December 31, 2020 and 2021, of which 10,719,708 shares and 910,660 shares, respectively, were available for grant.
Under the Plan, the Board of Directors may grant incentive stock options or nonqualified stock options, as well as restricted stock units, restricted stock and stock appreciation rights. Employee stock options and RSUs generally vest either i) 25% on the first anniversary of the grant date and 75% vest quarterly over the remaining three years, or ii) 6.25% on each quarterly anniversary over the four years. Options expire after 10 years (five years for incentive stock options granted to stockholders owning greater than 10% of the outstanding voting stock) or 60 days after termination of employment. The exercise price of incentive stock options and nonqualified stock options will be no less than 100% of the fair value per share of the Company’s common stock on the date of grant. If an individual owns capital stock representing more than 10% of the outstanding voting stock, the exercise price per share of an incentive stock option granted to such individual must be at least 110% of the fair value on the date of grant and the option is not exercisable after the expiration of five years from the grant date.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Stock options
Stock option activity under the Plan is as follows (in thousands, except share and per share amounts):

	Options Outstanding
	Number of Options	Weighted– Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balance – December 31, 2020	15,925,992	$1.74	8.15	$52,909
Granted	9,922,446	5.08
Exercised	(646,711)	1.66
Forfeited and expired	(1,492,770)	3.14

Balance – December 31, 2021	23,708,957	3.05	7.99	$125,429

Options vested and exercisable – December 31, 2021	11,372,994	$1.84	7.16	$73,885

The weighted-average grant date fair value of options granted during the years ended December 31, 2019, 2020 and 2021 was $2.12, $2.44 and $4.39 per share, respectively. The total grant date fair value of options that vested during the years ended December 31, 2019, 2020 and 2021 was $3.9 million, $5.9 million and $13.3 million, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2019, 2020 and 2021 was $0.9 million, $9.9 million and $4.3 million, respectively. The aggregate intrinsic value is the difference between the current fair value of the underlying common stock and the exercise price for in-the-money
stock options.
Early Exercise of Employee Options
The Company allows certain employees to exercise options granted under the Plan prior to vesting in exchange for shares of restricted common stock. The unvested shares, upon termination of employment, are subject to repurchase by the Company at the original purchase price. The proceeds are recorded in other current liabilities and other long-term liabilities in the balance sheets at the time of the early exercise of stock options and reclassified to common stock and additional paid-in
capital as the Company’s repurchase right lapses (i.e., as the underlying stock options vest). The Company issued 1,170,448 shares and 9,375 shares of common stock, respectively, during the years ended December 31, 2020 and 2021 upon exercise of unvested stock options. As of December 31, 2020 and 2021, the aggregate price of the restricted common stock subject to repurchase was $2.0 million and $0.2 million, respectively. A summary of the restricted common stock is as follows:

	Number of Options	Weighted– Average Exercise Price
Outstanding and unvested as of December 31, 2020	1,049,034	$1.93
Issued	9,375	0.89
Vested	(857,077)	1.84
Repurchased	(131,819)	2.25

Outstanding and unvested as of December 31, 2021	69,513	$2.25

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Determination of Fair Value
The fair value of stock option awards granted to employees was estimated at the date of grant using the Black-Scholes option-pricing model, with the following assumptions:

Year Ended December 31,
	2019	2020	2021
Fair value of common stock	$3.41 – 3.84	$3.48 – 4.15	$5.95 – 8.56
Expected term (in years)	5.00 – 6.11	5.00 – 6.11	5.00 – 6.28
Volatility	58.49% – 59.39%	61.12% – 74.34%	62.33% – 75.19%
Risk-free interest rate	1.72% – 1.98%	0.21% – 1.66%	0.50% – 1.21%
Dividend yield	— %	— %	— %
Market-Based Stock Options
In February 2021, the Company granted 864,910 stock options with market and performance-based vesting criteria with an exercise price of $4.43 per share. 100% of awards vest upon valuation of the Company’s stock at a stated price upon occurrence of specified transactions. Fair value was determined using the probability weighted expected term method (“PWERM”), which involves the estimation of future potential outcomes as well as values and probabilities associated with each potential outcome. Two potential scenarios were used in the PWERM that utilized 1) the value of the Company’s common equity, and 2) a Monte Carlo simulation to specifically value the award. The total grant date fair value of the award was determined to be $5.5 million. As of December 31, 2021, the Company believes that the specified transactions were not deemed probable of occurring and accordingly, no expense was recognized related to this option award.
Performance-Based Restricted Stock Units
For the year ended December 31, 2021, the Company granted 1,521,711 RSUs with vesting conditions based on continuous service and the occurrence of a specified liquidity event, which is considered a performance condition. The performance condition is satisfied upon the consummation of (i) an initial underwritten public offering of the Company’s common stock; (ii) a change in control event, or (iii) a merger, consolidation or similar transaction in which the Company’s common stock outstanding immediately preceding such transaction are converted or exchanged into securities that are publicly-traded on an established exchange (the “Liquidity Event”), provided that the Liquidity Event occurs prior to the fifth anniversary of the grant date and the recipient continues to provide service to the Company on such date. As of the year ended December 31, 2021, there were 1,511,191 RSUs outstanding.
The aggregate grant-date fair value of RSUs outstanding as of December 31, 2021 was $13.0 million and the weighted average grant date fair value per share was $8.62. No compensation expense is recognized for the RSUs until the performance condition is achieved; at which time the cumulative compensation expense will be recognized using the accelerated attribution method from the grant date.
Stock-Based Compensation Expense
For the years ended December 31, 2019, 2020 and 2021, the Company recognized a total of $12.0 million, $7.8 million and $14.6 million of stock-based compensation expense. Stock-based compensation expense was predominately recorded in selling, general and administrative expenses in the statements of operations for each period presented. As of December 31, 2021, the total unrecognized compensation expense related to option awards was $42.7 million, which the Company expects to recognize over an estimated weighted average period of 2.6 years.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

Secondary Sale of Stock
As noted in Note 9. Convertible Preferred Stock, during the year ended December 31, 2019, the Company recorded $7.3 million in stock-based compensation expense related to secondary sales of shares held by employees and non-employees to
an existing investor. There were no secondary sales of stock during the years ended December 31, 2020 and 2021.

11.	Provision for Income Taxes
The Company is subject to U.S. federal, state, and local corporate income taxes.
The Company’s effective income tax rate reconciliation is composed of the following for the periods presented:

	Years Ended December 31,
	2019	2020	2021
Federal statutory rate	21.0%	21.0%	21.0%
Change in valuation allowance	(19.5)%	(19.5)%	(20.2)%
Stock-based compensation	(1.4)%	(1.7)%	(0.6)%
Other	(0.1)%	(0.2)%	(0.2)%

Provision for income taxes	—%	—%	—%

The components of net deferred tax assets are as follows (in thousands):

	December 31,
	2020	2021
Deferred tax assets:
Net operating loss carryforwards	$69,486	$95,311
Deferred revenue	2,532	2,665
Inventory reserve and uniform capitalization	2,067	2,795
Operating lease liabilities	6,042	5,576
Accruals and other reserves	1,794	1,908
Stock-based compensation	240	4,339
Other	1,637	3,103

Total deferred tax assets	83,798	115,697
Less: valuation allowance	75,061	107,300

Total deferred tax assets, net of valuation allowance	8,737	8,397

Deferred tax liabilities:
Operating lease right-of-use assets	(5,518)	(5,017)
Depreciation and amortization	(3,219)	(3,380)

Total deferred tax liabilities	(8,737)	(8,397)

Net deferred tax assets	$—	$—

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized.
The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences are deductible. We consider the scheduled reversal

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

of deferred tax liabilities (including the effect of available carryback and carryforward periods), as well as projected pre-tax
book income in making this assessment. To fully utilize the net operating losses and tax credits carryforwards we will need to generate sufficient future taxable income in each respective jurisdiction.
The following summarizes the activity related to valuation allowances on deferred tax assets:

	December 31,
	2020	2021
Valuation allowance, as of beginning of year	$59,634	$75,061
Valuation allowance established	15,499	32,511
Changes to existing valuation allowances	(72)	(272)

Valuation allowance, as of end of year	$75,061	$107,300

As of December 31, 2021, the Company had federal and state net operating loss carryforwards of $413.0 million and $169.2 million, respectively, of which $25.0 million expire beginning in 2036 and $388.1 million have no expiration but can only be used to offset 80% of the Company’s future taxable income. The state NOLs are presented as an apportioned amount.
Uncertain Tax Positions
The Company’s unrecognized tax benefits are as follows (in thousands):

	December 31,
	2020	2021
Balance at beginning of year	$530	$35
Decrease related to prior period tax positions	(505)	—
Increase related to current year tax positions	10	5

Balance at end of year	$35	$40

The amount of unrecognized tax benefits relating to the Company’s tax positions is subject to change based on future events including, but not limited to, the settlements of ongoing audits and/or the expiration of applicable statute of limitations. Although the outcomes and timing of such events are highly uncertain, the Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.
The Company recognizes interest and penalties related to uncertain tax positions in its provision for income taxes. Accrued interest and penalties are included within the related tax liability.
The Company files U.S. federal and various state and local income tax returns, including the State of California. The Company has no ongoing tax examinations by the U.S. income tax authorities at this time. The Company is subject to U.S. federal, state or local income tax examinations for all prior years.
In response to the Coronavirus pandemic, the Coronavirus Aid, Relief, and Economic Security Act enacted by the U.S. government on March 27, 2020. Recent legislative developments did not have a material impact on the Company’s provision for (benefit from) income taxes.

Grove Collaborative, Inc.
Notes to Financial Statements  (continued)

12.	Net Loss Per Share Attributable to Common Stockholders
The following potentially dilutive were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented, because including them would have been anti-dilutive (on an as-converted
basis):

	Year Ended December 31,
	2019	2020	2021
Convertible preferred stock	72,685,196	98,029,647	98,029,647
Common stock options	15,466,163	15,925,992	23,708,957
Restricted stock units	—	—	1,511,191
Convertible preferred stock warrants	561,851	625,629	625,629
Common stock warrants	531,965	561,851	585,321
Shares subject to repurchase	22,300	1,049,034	69,513

Total	89,267,475	116,192,153	124,530,258

13.	Subsequent Events
Subsequent events have been evaluated through March 10, 2022, for recognition and disclosure in the condensed financial statements and March 10, 2022 for the disclosure in the financial statements, which is the date the financial statements were available to be issued.
Subsequent to December 31, 2021, the Company granted 1,432,910 RSUs under the Plan.

ANNEX A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
VIRGIN GROUP ACQUISITION CORP. II,
as Parent,
TREEHOUSE MERGER SUB, INC.,
as Merger Sub,
and
GROVE COLLABORATIVE, INC.,
as the Company
DATED AS OF DECEMBER 7, 2021

A-i

A-ii

A-iii

Annex I	Earnout Merger Consideration

Exhibit A	Form of Newco Certificate of Incorporation
Exhibit B	Form of Newco Bylaws
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of New Incentive Plan
Exhibit E	Form of New Stock Purchase Plan

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2021 (this “
Agreement
”), is made by and among Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“
Parent
”), Treehouse Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“
Merger Sub
”), and Grove Collaborative, Inc., a Delaware public benefit corporation (the “
Company
”).
RECITALS
WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;
WHEREAS, at least one day prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent will domesticate as a Delaware public benefit corporation (“
Newco
”) in accordance with the DGCL and the Cayman Islands Companies Act (the “
Domestication
”);
WHEREAS, concurrently with the Domestication, Parent will file a certificate of incorporation (the “
Newco Certificate of Incorporation
”) with the Secretary of State of the State of Delaware substantially in the form attached as
Exhibit A
hereto and adopt bylaws (the “
Newco Bylaws
”) substantially in the form attached as
Exhibit B
hereto;
WHEREAS, the parties hereto desire that, at least one day following the Domestication, Merger Sub merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the DGCL, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation;
WHEREAS, the Board of Directors of the Company (the “
Company Board
”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and has approved and adopted this Agreement and the Ancillary Agreements and declared their advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the stockholders of the Company;
WHEREAS, the Board of Directors of Parent (the “
Parent Board
”) has (a) approved and adopted this Agreement and the Ancillary Agreements and declared their advisability and approved the payment of the Merger Consideration to the holders of Company Securities pursuant to this Agreement and the other Transactions, including the Domestication, and (b) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of Parent;
WHEREAS, the Board of Directors of Merger Sub (the “
Merger Sub Board
”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and approved and adopted this Agreement and the Ancillary Agreements and declared their advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the sole stockholder of Merger Sub;
WHEREAS, Parent and the Company have, concurrently with the execution and delivery of this Agreement, entered into a Stockholder Support Agreement with the Requisite Stockholders, dated as of the date hereof (the “
Stockholder Support Agreement
”), providing that, among other things, the Requisite Stockholders will vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other Transactions and such Requisite Stockholders hold, as of the date of this Agreement, at least that number and class of shares of Company Capital Stock sufficient to constitute the Requisite Approval;

WHEREAS, Parent, Virgin Group Acquisition Sponsor II LLC, a Cayman Islands limited liability company (“
Sponsor
”), the Company and the other persons named therein and party thereto have, concurrently with the execution and delivery of this Agreement, entered into a Sponsor Letter Agreement, dated as of the date hereof (the “
Sponsor Letter Agreement
”);
WHEREAS, Parent is, concurrently with the execution and delivery of this Agreement, entering into subscription agreements (collectively, the “
Subscription Agreements
”) with certain investors (collectively, the “
PIPE Investors
”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase an aggregate number of shares of Newco Class A Common Stock as set forth in the Subscription Agreements in exchange for an aggregate purchase price at least equal to $87,075,000 (the “
PIPE Financing Amount
”) on the Closing Date, on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “
PIPE Financing
”);
WHEREAS, in connection with the Closing, Parent will cause the Registration Rights Agreement, dated as of March 22, 2021, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement substantially in the form attached hereto as
Exhibit C
(the “
Amended and Restated Registration Rights Agreement
”); and
WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that (a) the Domestication shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “
Code
”), (b) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (c) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations
Section 1.368-2(g)
with respect to each of the Domestication and the Merger.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01

Certain Definitions
. For purposes of this Agreement:
“
Action
” means any litigation, suit, claim, action, proceeding, audit, arbitration, charge or investigation by or before any Governmental Authority.
“
Affiliate
” means, with respect to any person, any other person directly or indirectly Controlling, Controlled by, or under common Control with such person.
“
Aggregate Exercise Price
” means the sum of: (i) the sum of the exercise prices of all in-the-money
Company Options (other than the Company Unvested 2021 Options); and (ii) the sum of the exercise prices of all in-the-money
Company Warrants, in each case, outstanding as of immediately prior to the Effective Time.
“
Ancillary Agreements
” means the Stockholder Support Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Amended and Restated Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“
Anti-Corruption Laws
” means, as applicable (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the U.K. Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“
Available Cash
” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the exercise of all Redemption Rights), plus
(ii) the proceeds of the PIPE Financing.
“
Business Data
” means any and all business information and data, including Confidential Information and Personal Information (whether of employees, contractors, consultants, customers, consumers, vendors, service providers or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.
“
Business Day
” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;
provided
, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.
“
Business Systems
” means any and all Software, firmware, middleware, equipment, workstations, routers, hubs, switches, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, computer systems and all other information technology equipment, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” and all documentation related to the foregoing, that are owned by, licensed or leased to, or otherwise used in the conduct of the business of, the Company or any Company Subsidiaries.
“
CARES Act
” means the Coronavirus Aid, Relief, and Economic Security Act.
“
Cayman Islands Companies Act
” means the Companies Act (As Revised) of the Cayman Islands.
“
Closing Payment Shares
” means a number of shares of Newco Class B Common Stock equal to: (i) (A) 1,400,000,000 plus
(B) the Aggregate Exercise Price
divided by
(ii) 10.
“
Company Capital Stock
” means the Company Common Stock and the Company Preferred Stock.
“
Company Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 19, 2021.
“
Company Common Stock
” means the shares of common stock of the Company, par value of $0.0001 per share, designated as Common Stock in the Company Certificate of Incorporation.
“
Company Equity Incentive Plan
” means the Company 2016 Equity Incentive Plan, as may be amended from time to time.
“
Company IP
” means, collectively, all Company Owned IP and Company Licensed IP.
“
Company Licensed IP
” means any and all Intellectual Property rights owned or purported to be owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use or for which the Company or any Company Subsidiary has obtained a covenant not to be sued.
“
Company Material Adverse Effect
” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions taken as a whole;
provided
,
however
, that, in the case of the foregoing
clause (i)
 only, no event, circumstance, change or effect, to the extent resulting from any of the following, shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (in the case of pandemic, including the
COVID-19
pandemic (the “
COVID-19
Pandemic
”)) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities)
(provided
that this
clause
 (f)
shall not apply to any representations or warranties set forth in
Section
 4.04
or
Section
 4.05
but subject to any disclosures set forth in
Section
 4.04
or
Section
 4.05
of the Company Disclosure Schedule); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (
provided
that this
clause
 (g)
shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect), (h)
COVID-19
Measures or other mandates, orders or other requirements imposed by, or guidance given by, any Governmental Authority in response to
COVID-19
or other public health emergency, or (i) any actions taken, or failures to take action, at the prior written request of Parent or as required by this Agreement, except in the cases of clauses
 (a)
through
(d
) and
(h)
, to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.
“
Company Options
” means all outstanding options to purchase Company Common Stock, whether or not exercisable and whether or not vested, under the Company Equity Incentive Plan.
“
Company Organizational Documents
” means the Company Certificate of Incorporation and the Amended and Restated Bylaws of the Company, effective as of February 24, 2021, in each case, as amended, modified or supplemented from time to time.
“
Company Owned IP
” means any and all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.
“
Company RSUs
” means all outstanding restricted stock units to acquire shares of Company Common Stock issued pursuant to an award granted under the Company Equity Incentive Plan.
“
Company Securities
” means the Company Common Stock, the Company Preferred Stock, the Company Options, the Company RSUs and the Company Warrants.
“
Company Share Awards
” means all Company Options and Company RSUs.
“
Company Transaction Expenses
” means (i) all fees and expenses of the Company incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the Transactions, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company (including any premiums and fees associated with the directors’ and officers’ liability insurance “tail” policy) and (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.
“
Company Unvested 2021 Options
” means all Company Options granted since January 1, 2021 under the Company Equity Incentive Plan that have not yet vested as of immediately prior to the Closing.
“
Company Unvested 2021 RSUs
” means all Company RSUs granted since January 1, 2021 under the Company Equity Incentive Plan that have not yet vested as of immediately prior to the Closing.
“
Confidential Information
” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers or customers of the Company or any Company Subsidiaries or Parent or its Subsidiaries (as applicable) that is not already generally available to the public, including any Company IP.
“
Contract
” means any contract, lease, license, sublicense, indenture, agreement, commitment or other legally binding arrangement.
“
Control
” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a person (the “Controlled person”) shall be deemed Controlled by (a) any other person (the “
10% Owner
”) (i) owning beneficially, as meant in Rule
13d-3
under the Exchange Act, securities entitling such person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law,
father-in-law,
sister-in-law,
or
brother-in-law
of an Affiliate of the Controlled person or a trust for the benefit of an Affiliate of the Controlled person or of which an Affiliate of the Controlled person is a trustee.
“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions or mutations thereof or related to associated epidemics, pandemics or disease outbreaks.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to
COVID-19.
“
COVID-19
Response
” means any action or inaction by the Company or any Company Subsidiary taken (or not taken), prior to, on or after the date hereof, in good faith to comply with or in response to any
COVID-19
Measure.
“
Credit Agreement
” means, collectively, that certain (i) Mezzanine Loan and Security Agreement, dated as of April 30, 2021, by and among Silicon Valley Bank, Hercules Capital, Inc. and the Company and (ii) Second Amended and Restated Loan and Security Agreement, dated as of July 29, 2020, by and between the Company and Silicon Valley Bank, in each case, as may be amended, supplemented or modified from time to time.

“
DGCL
” means the Delaware General Corporation Law.
“
Disabling Devices
” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or by a third party on behalf of the Company intentionally to protect Company IP or Business Systems from misuse.
“
Employee Benefit Plan
” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each nonqualified deferred compensation plan subject to Section 409A of the Code, and each other pension, retirement, profit-sharing, savings, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.
“
Environmental Laws
” means all applicable Laws relating to pollution or the protection of the environment or human health and safety (in respect of exposure to Hazardous Substances), including such Laws relating to the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances.
“
ERISA
” means the Employee Retirement Income Security Act of 1974, as amended.
“
Ex-Im
Laws
” means all applicable Laws relating to export,
re-export,
transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“
Exchange Act
” means the Exchange Act of 1934, as amended.
“
Exchange Ratio
” means the following ratio: the quotient obtained by dividing (i) the Closing Payment Shares by (ii) the Fully Diluted Company Stock.
“
Fully Diluted Company Stock
” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted
to shares of Company Common Stock basis, and including, without duplication, (i) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company Options (other than the Company Unvested 2021 Options), (ii) the number of shares of Company Common Stock into which the Company Preferred Stock would convert in accordance with the Company Certificate of Incorporation, (iii) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company RSUs (other than the Company Unvested 2021 RSUs) and (iv) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company Warrants.
“
Hazardous Substance(s)
” means any substances, materials, chemicals or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, friable asbestos or polychlorinated biphenyls.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“
Independent Director
” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and the NYSE.
“
Intellectual Property
” means any and all (i) patents, patent applications (including provisional and non-provisional
applications), statutory invention registrations and patent disclosures, together with all reissues, continuations, continuations-in-part,
divisionals, revisions, renewals, extensions or reexaminations thereof and all improvements to the inventions disclosed in each such registration, patent, patent application and disclosure, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, certifications, corporate names and any and all other source identifiers, together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights (whether or not registered) and other works of authorship (whether or not copyrightable), mask work rights and moral rights, and all registrations and applications for registration, renewals, reversions, restorations, derivative works and extensions thereof (regardless of the medium of fixation or means of expression), (iv) trade secrets, know-how
(including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), confidential information, customer and supplier lists (including lists of prospects), improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and related information, (v) Internet domain names and social media accounts and identifiers, (vi) Software, (vii) rights of publicity and all other intellectual property or proprietary rights of any kind or description in any jurisdiction throughout the world, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (ix) all legal rights arising from items (i) through (vii), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past, present or future infringement, misappropriation or other violation, if any, in connection with any of the foregoing.
“
Investors’ Rights Agreement
” means that certain Amended and Restated Investors’ Rights Agreement, dated as of November 25, 2020, by and among the Company and each of the investors party thereto.
“
knowledge
” or “
to the knowledge
” of a person means in the case of the Company, the actual knowledge of the persons listed on
Section
 1.01(A)
of the Company Disclosure Schedule after reasonable inquiry, and in the case of Parent, the actual knowledge of the persons listed on
Section
 1.01(A)
of the Parent Disclosure Schedule after reasonable inquiry.
“
Leased Real Property
” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.
“
Lien
” means any lien, security interest, mortgage, license, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation.
“
Merger Consideration
” means the Closing Payment Shares and the Earnout Shares payable pursuant to
Section
 3.01(b)
.
“
New Incentive Plan Size
” means (i) a number of shares of Newco Class A Common Stock equal to 15% of the shares of Newco Common Stock outstanding as of immediately following the Effective Time and (ii) an annual “evergreen” increase of 5 percent (5%) of the shares of Newco Common Stock outstanding as of the day prior to such increase.

“
Newco Class
 A Common Stock
” means Class A common stock, par value $0.0001 per share, of Newco, as set forth in the Newco Certificate of Incorporation.
“
Newco Class
 B Common Stock
” means Class B common stock, par value $0.0001 per share, of Newco, as set forth in the Newco Certificate of Incorporation.
“
Newco Common Stock
” means Newco Class A Common Stock and Newco Class B Common Stock.
“
NYSE
” means the New York Stock Exchange.
“
Open Source Software
” means (i) any Software that is licensed (a) pursuant to any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses or any successor website thereof, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or (b) the Service Side Public License, (ii) any Software that is distributed as “free,” “open source” or “copyleft” Software or under similar licensing or distribution models or (iii) any Software that requires as a condition of use, modification or distribution of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works or (z) redistributable at no charge.
“
Ordinary Course of Business
” means the ordinary course of the Company’s business consistent in all material respects with past practice, including any
COVID-19
Response.
“
Parent Class
 A Ordinary Shares
” means Class A ordinary shares, par value $0.0001 per share, of Parent.
“
Parent Class
 B Ordinary Shares
” means Class B ordinary shares, par value $0.0001 per share, of Parent.
“
Parent Common Warrant
” means a right to acquire Parent Ordinary Shares that was included in the Parent Units.
“
Parent Governing Document
” the Amended and Restated Memorandum and Articles of Association of Parent, effective as of March 22, 2021 (as may be amended, restated or otherwise modified from time to time).
“
Parent Holder Approval
” means the approval of the Parent Proposals, in each case, by a majority of not less than two-thirds
of votes cast by the holders of Parent Ordinary Shares at the Parent Holders’ Meeting, or such other standard as may be applicable to a specific Parent Proposal, in accordance with the Proxy Statement and the Parent Governing Document.
“
Parent Material Adverse Effect
” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of Parent; or (ii) would prevent, materially delay or materially impede the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Transactions taken as a whole;
provided
,
however
, that, in the case of the foregoing clause (i) only, no event, circumstance, change or effect, to the extent resulting from any of the following, shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the
COVID-19
Pandemic) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by Parent as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions,
(g) COVID-19
Measures or other mandates, orders or other requirements imposed by, or guidance given by, any Governmental Authority in response to
COVID-19
or other public health emergency, (h) any actions taken, or failures to take action, at the prior written request of the Company or as required by this Agreement, or (i) any change, event, development, effect or occurrence that is generally applicable to publicly listed special acquisition companies formed for the purposes of pursuing an initial business combination (“
SPACs
”), except in the cases of
clauses
 (a)
through
(d)
,
(g)
and
(i)
 to the extent that Parent is disproportionately and adversely affected thereby as compared with other participants in the industry in which Parent operates or other SPACs.
“
Parent Ordinary Shares
” means Parent Class A Ordinary Shares and Parent Class B Ordinary Shares.
“
Parent Sponsor Warrant
” means a right to acquire Parent Ordinary Shares that was issued to Sponsor in a private placement as part of Parent’s initial public offering.
“
Parent Transaction Expenses
” means all fees and expenses of Parent or Merger Sub, including (i) in connection with the consummation of the Transactions, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Parent (including any premiums and fees associated with the Parent directors’ and officers’ liability insurance “tail” policy), (ii) in connection with the IPO but previously deferred by the terms thereof until consummation of a business combination (including fees or commissions payable to the underwriters and any legal fees), and (iii) in connection with the PIPE Financing.
“
Parent Units
” means the units issued in the IPO or the overallotment consisting of one (1) Parent Class A Ordinary Share and one-fifth
(1/5) of one (1) Parent Warrant.
“
Parent Warrants
” means the Parent Common Warrants and the Parent Sponsor Warrants.
“
Permitted Liens
” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto or the rights of the Company and the Company and the Company Subsidiaries under their licenses or leases, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course of Business for amounts that are not yet due and payable or which are being contested in good faith through appropriate Actions, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not interfere in any material respect with the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (v) revocable, non-exclusive
licenses (or sublicenses) of Company Owned IP granted in the Ordinary Course of Business,
(vi) non-monetary
Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Financial Statements, (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, and (ix) Liens that affect the underlying fee interest of any Leased Real Property.

“
person
” or “
Person
” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“
Personal Information
” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.
“
Pre-Closing
Parent Holders
” means the Members (as defined in the Parent Governing Document) of Parent at any time prior to the Effective Time.
“
Privacy/Data Security Laws
” means any and all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, such as, to the extent applicable, the following Laws and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the
CAN-SPAM
Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and
e-mail
marketing).
“
Products
” means any products or services under development, developed, manufactured, performed, out-licensed,
sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof.
“
Redemption Rights
” means the redemption rights provided for in Section 49.5 of the Parent Governing Document.
“
Reference Date
” means January 1, 2019.
“
Registered Intellectual Property
” means any and all Intellectual Property included in the Company Owned IP that is the subject of an issued patent or registration (or a patent application or an application for registration), including Internet domain names.
“
Requisite Approval
” means such approval of this Agreement and the Transactions by at least the number of shares of Company Capital Stock as is required pursuant to the DGCL, the Company Certificate of Incorporation, the bylaws of the Company, and any other Contract to which the Company is party or otherwise bound.
“
Requisite Stockholders
” means the persons listed on
Schedule 1.01(b)
.
“
Sanctioned Person
” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.
“
Sanctions
” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.
“
SEC
” means the Securities and Exchange Commission.

“
Securities Act
” means the Securities Act of 1933, as amended.
“
Software
” means any and all computer software (in object code or source code format), including firmware, operating systems and specifications, data and databases, and related documentation and materials.
“
stockholder
” means a holder of stock or shares, as appropriate.
“
Subsidiary
” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.
“
Tax
” or “
Taxes
” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.
“
Tax Grant
” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a taxing authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.
“
Tax Return
” means any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.
“
Transactions
” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“
Transfer Tax
” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
“
Treasury Regulations
” means the United States Treasury regulations issued pursuant to the Code.
“
Virtual Data Room
” means the virtual data room (Grove Legal) established by the Company or its Representatives, hosted by Venue, a Donnelley Financial Solutions product, with access made available to Parent and its Representatives.
SECTION 1.02

Further Definitions
. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
$12.50 Earnout Shares	Annex I
$12.50 Share Price Milestone	Annex I
$15.00 Earnout Shares	Annex I
$15.00 Share Price Milestone	Annex I
Agreement	Preamble
Alternative Transaction	§ 7.05
Amended and Restated Registration Rights Agreement	Recitals
Anti-Money Laundering Laws	§ 4.20(d)
Antitrust Laws	§ 7.13(a)
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Certificate of Merger	§ 2.04

Defined Term	Location of Definition
Change of Control	Annex I
Closing	§ 2.05
Closing Date	§ 2.05
Closing Press Release	§ 7.10
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Common Stock Warrants	§ 4.03(a)(iv)
Company Disclosure Schedule	Article IV
Company Officer’s Certificate	§ 8.02(c)
Company Permits	§ 4.06
Company Preferred Stock	§ 4.03(a)(ii)
Company Series A Preferred Stock	§ 4.03(a)(ii)
Company Series A Preferred Stock Warrants	§ 4.03(a)(iv)
Company Series B Preferred Stock	§ 4.03(a)(ii)
Company Series B Preferred Stock Warrants	§ 4.03(a)(iv)
Company Series C Preferred Stock	§ 4.03(a)(ii)
Company Series C Preferred Stock Warrants	§ 4.03(a)(iv)
Company Series C-1 Preferred Stock	§ 4.03(a)(ii)
Company Series D Preferred Stock	§ 4.03(a)(ii)
Company Series D Preferred Stock Warrants	§ 4.03(a)(iv)
Company Series D-1 Preferred Stock	§ 4.03(a)(ii)
Company Series D-2 Preferred Stock	§ 4.03(a)(ii)
Company Series E Preferred Stock	§ 4.03(a)(ii)
Company Series Seed Preferred Stock	§ 4.03(a)(ii)
Company Stockholder Approval	§ 4.19
Company Stockholders Meeting	§ 7.03
Company Subsidiary	§ 4.01(a)
Company Warrants	§ 4.03(a)(iv)
Completion 8-K	§ 7.10
Continuing Employees	§ 7.06(a)
Converted Option	§ 3.01(a)(v)
Converted RSU Award	§ 3.01(a)(vi)
Converted Warrant	§ 3.01(a)(vii)
Data Security Requirements	§ 4.13(h)
Davis Polk	§ 10.14
Dissenting Shares	§ 3.05(a)
Domestication	Recitals
Domestication Effective Time	§ 2.01
Earnout Period	Annex I
Earnout Shares	§ 3.06
Effective Time	§ 2.05
Environmental Permits	§ 4.16
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
FDCA	§ 4.14(a)
Financial Statements	§ 4.07(b)
Food and Drug Law	§ 4.14(a)
GAAP	§ 1.03(d)
Governmental Authority	§ 4.05(b)

Defined Term	Location of Definition
Group	Annex I
Health Plan	§ 4.10(k)
Indemnitee	§ 7.07(a)
Intended Tax Treatment	§ 7.11(a)
Interim Financial Statements	§ 4.07(b)
Interim Financial Statements Date	§ 4.07(b)
IPO	§ 6.03
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Material Contracts	§ 4.17(a)
Maximum Annual Premium	§ 7.07(b)
Merger	§ 2.04
Merger Payment Schedule	§ 3.02(h)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(c)
Merger Sub Sole Stockholder Approval	§ 7.02(b)
Milestone	Annex I
New Incentive Plan	§ 7.01(a)
New Stock Purchase Plan	§ 7.01(a)
Newco	Recitals
Newco Board	§ 2.08(b)
Newco Bylaws	Recitals
Newco Certificate of Incorporation	Recitals
Non-Disclosure Agreement	§ 7.04(b)
Nonparty Affiliate	§ 10.12
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding Parent Transaction Expenses	§ 3.04(b)
Outstanding Transaction Expenses	§ 3.04(b)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedule	Article V
Parent Holders’ Meeting	§ 7.01(a)
Parent Material Contracts	§ 5.18
Parent Officer’s Certificate	§ 8.03(c)
Parent Proposals	§ 7.01(a)
Parent SEC Reports	§ 5.07(a)
Permitted Transferee	Annex I
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
PIPE Investors	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Prospectus	§ 6.03
Proxy Statement	§ 7.01(a)
Public Shareholders	§ 6.03
Registration Statement	§ 7.01(a)
Related Party	§ 4.21

Defined Term	Location of Definition
Released Claims	§ 6.03
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
Sarbanes-Oxley Act	§ 5.07(a)
Section 16	§ 7.16
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Stock Price	Annex I
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.04
Terminating Company Breach	§ 9.01(e)
Terminating Parent Breach	§ 9.01(f)
Top 10 Vendors	§ 4.22(a)
Top Customers	§ 4.22(b)
Trading Day	Annex I
Trust Account	§ 5.14
Trust Agreement	§ 5.14
Trust Fund	§ 5.14
Trustee	§ 5.14
Written Consent	§ 7.03
SECTION 1.03

Construction
.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder;
provided
, that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the Parent Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the Parent Disclosure Schedule, respectively, and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. For purposes of this Agreement, references to anything having been “provided”, “made available” or “delivered” (or any other similar references) to Parent means the relevant item has been posted in the Virtual Data Room no later than 8:00 p.m. (New York time) on the day immediately prior to the date hereof.
(b)    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.
(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the United States generally accepted accounting principles as in effect from time to time (“
GAAP
”).

ARTICLE II
DOMESTICATION; THE MERGER
SECTION 2.01

Domestication
. Subject to receipt of the Parent Holder Approval, at least one day prior to the Closing Date, Parent shall cause the Domestication to become effective, including by (a) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, together with the Newco Certificate of Incorporation in substantially the form attached as
Exhibit A
hereto, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration
from the Cayman Islands Registrar of Companies. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Domestication (the “
Domestication Effective Time
”).
SECTION 2.02

Bylaws of Parent
. Parent shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of Newco shall be the Newco Bylaws substantially in the form attached as
Exhibit B
hereto.
SECTION 2.03

Effects of the Domestication on the Share Capital of Parent
.
At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of Parent, the other parties hereto or any holder of Parent Ordinary Shares or Parent Warrants:
(a)    each then issued and outstanding Parent Class A Ordinary Share will convert automatically, on a one-for-one
basis, into one share of Newco Class A Common Stock;
(b)    each then issued and outstanding Parent Class B Ordinary Share will convert automatically, on a one-for-one
basis, into one share of Newco Class A Common Stock;
(c)    each then issued and outstanding Parent Common Warrant will convert automatically, on a one-for-one
basis, into a warrant to acquire Newco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Parent Common Warrant; and
(d)    each then issued and outstanding Parent Sponsor Warrant will convert automatically, on a one-for-one
basis, into a warrant to acquire Newco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Parent Sponsor Warrant.
SECTION 2.04

The Merger
. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, pursuant to an appropriate certificate of merger (the “
Certificate of Merger
”) and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “
Merger
”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “
Surviving Corporation
”).
SECTION 2.05

Closing; Effective Time
. Unless this Agreement is earlier terminated in accordance with
Article IX
, the closing of the Merger (the “
Closing
”) shall take place at the offices of Sidley Austin LLP, 1001 Page Mill Road, Building One, Palo Alto, California 94304 by electronic exchange of executed documents at 10:00 a.m. (Pacific time) on the date which is three Business Days after the date on which all conditions set forth in
Article
 VIII
shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “
Closing Date
.” At the Closing, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date and time as Merger Sub and the Company shall agree in writing and shall specify in the Certificate of Merger, but in any event at least one day after the Domestication (the date and time the Merger becomes effective being the “
Effective Time
”).
SECTION 2.06

Effects of the Merger
. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
SECTION 2.07

Certificate of Incorporation; Bylaws
.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL, except that the name of the Surviving Corporation reflected therein shall be “Grove Collaborative, Inc.”
(b)    At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and the DGCL, except that the name of the Surviving Corporation reflected therein shall be “Grove Collaborative, Inc.”
SECTION 2.08

Directors and Officers
.
(a)    Each of the parties hereto shall take all such action within its power as may be necessary or appropriate such that, effective as of the Effective Time, the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on
Section
 2.08(a)
of the Company Disclosure Schedules under the caption “Surviving Corporation Directors and Officers”, with each such individual holding the title set forth opposite his or her name on
Section
 2.08(a)
of the Company Disclosure Schedules. Parent and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company) to replace any such individual set forth on
Section
 2.08(a)
of the Company Disclosure Schedules in accordance with this
Section
 2.08(a)
with any individual.
(b)    Each of the parties hereto shall take all such action within its power as may be necessary or appropriate such that effective as of the Effective Time: (1) the Board of Directors of Newco (the “
Newco Board
”) shall consist of nine (9) directors; (2) the initial members of the Newco Board are the individuals determined in accordance with
Section
 2.08(b)(i)
and
Section
 2.08(b)(ii)
; (3) the initial members of the compensation committee, audit committee and nominating committee of the Newco Board are the individuals determined in accordance with
Section
 2.08(b)(iii)
; and (4) the officers of Newco are the individuals determined in accordance with
Section
 2.08(b)(iv)
.

(i)    Within thirty (30) days of the date hereof, Parent shall provide to the Company the name of one (1) person who shall be a Class III Director (as defined in the Newco Certificate of Incorporation) on the Newco Board effective as of the Closing. Parent may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with any other individual prior to the effectiveness of the Registration Statement with the SEC by providing the Company with notice of such replacement individual. Notwithstanding the foregoing, the individual designated to the Newco Board pursuant to this
Section
 2.08(b)(i)
must be an Independent Director.
(ii)    Within thirty (30) days of the date hereof, the Company shall provide to Parent a list of eight (8) persons who shall be directors on the Newco Board effective as of the Closing. The Company may, with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the effectiveness of the Registration Statement with the SEC by amending such list to include such replacement individual.
(iii)    Parent and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or Parent) on the directors to be appointed to the audit, compensation and nominating committees of the Newco Board prior to the filing of the Registration Statement with the SEC.
(iv)    The persons identified on
Section
 2.08(b)(iv)
of the Company Disclosure Schedules under the caption “Newco Executive Officers” shall be the officers of Newco immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name on
Section
 2.08(b)(iv)
of the Company Disclosure Schedules. Parent and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company) to replace any individual set forth on
Section
 2.08(b)(iv)
of the Company Disclosure Schedules in accordance with this
Section
 2.08(b)(iv)
with any individual prior to the filing of the Registration Statement with the SEC by delivering written notice to such other party designating the replacement individual.
SECTION 2.09

Withholding Rights
. Notwithstanding anything to the contrary contained in this Agreement, Parent, Newco, the Surviving Corporation and the Exchange Agent and each of their Affiliates shall be entitled to deduct and withhold from any payments required to be made pursuant to this Agreement or any Ancillary Agreement including in respect of delivery of the Earnout Shares, such amounts as are required to be deducted or withheld from such payments under the Code or any provision of applicable Law;
provided
,
however
, that the relevant payor will (a) use commercially reasonable efforts to provide the Company with written notice at least five (5) Business Days prior to any such deduction or withholding (other than deductions or withholdings with respect to amounts treated as compensation for applicable Tax purposes or the failure of the Company to provide the certification required under
Section
 8.02(g)
), (b) consider in good faith any claim by the Company that such deduction or withholding is not required or should be imposed at a reduced rate and (c) cooperate with the Company in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such person in respect of which such deduction and withholding was made.
SECTION 2.10

Taking of Necessary Action; Further Action
. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III
CONVERSION OF SECURITIES; MERGER CONSIDERATION
SECTION 3.01

Conversion of Securities
.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Parent, Merger Sub, the Company or the holders of any of the following securities:
(i)    each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time, other than any share referred to in
Section
 3.01(a)(iii)
and any Dissenting Shares, shall be canceled and automatically converted into the right to receive, without interest, (A) the applicable portion of the Closing Payment Shares for such share of Company Preferred Stock in accordance with the Exchange Ratio, calculated on an as-converted
to shares of Company Common Stock basis, and (B) a number of Earnout Shares in accordance with
Section
 3.06
and
Annex I
, subject to the vesting and forfeiture provisions provided for in
Annex I
;
(ii)    each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than any share referred to in
Section
 3.01(a)(iii)
and any Dissenting Shares, shall be canceled and automatically converted into the right to receive, without interest, (A) the applicable portion of the Closing Payment Shares for such share of Company Common Stock in accordance with the Exchange Ratio and (B) a number of Earnout Shares in accordance with
Section
 3.06
and
Annex I
, subject to the vesting and forfeiture provisions provided for in
Annex I
;
(iii)    each share of Company Capital Stock held in the treasury of the Company shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto;
(iv)    each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation, par value $0.01 per share (and the shares of Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time);
(v)    each Company Option that is outstanding immediately prior to the Effective Time shall be assumed by Newco and converted into (A) an option to purchase shares of Newco Class B Common Stock (each, a “
Converted Option
”),
provided
that the assumption and conversion of any such Company Options that are incentive stock options under Section 422 of the Code will be effected in a manner that is intended to be consistent with the applicable requirements of Section 424 of the Code and the applicable regulations promulgated thereunder, and (B) a number of Earnout Shares in accordance with
Section
 3.06
and
Annex I
, subject to the vesting and forfeiture provisions provided for in
Annex I
. Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately before the Effective Time, except that (1) each Converted Option will be exercisable for that number of shares of Newco Class B Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time and (y) the Exchange Ratio; and (2) the per share exercise price for each share of Newco Class B Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Option immediately before the Effective Time by (y) the Exchange Ratio;
provided
,
however
, that the exercise price and the number of shares of Newco Class B Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder;
(vi)     each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed by Newco and converted into (A) an award of restricted share units to acquire shares of

Newco Class B Common Stock (each, a “
Converted RSU Award
”), and (B) a number of Earnout Shares in accordance with
Section
 3.06
and
Annex I
, subject to the vesting and forfeiture provisions provided for in
Annex I
. Each Converted RSU Award will have and be subject to the same terms and conditions (including vesting and settlement terms) as were applicable to such award of Company RSUs immediately before the Effective Time, except that each Converted RSU Award will represent the right to receive that number of shares of Newco Class B Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company RSUs immediately before the Effective Time and (2) the Exchange Ratio; and
(vii)    each Company Warrant that is outstanding immediately prior to the Effective Time (other than each Company Warrant set forth on
Section
 3.01(a)(vii)
of the Company Disclosure Schedules) shall be assumed by Newco and converted into (A) a right to acquire shares of Newco Class B Common Stock (each, a “
Converted Warrant
”), and (B) a number of Earnout Shares in accordance with
Section
 3.06
and
Annex I
, subject to the vesting and forfeiture provisions provided for in
Annex I
. Each Converted Warrant will have and be subject to the same terms and conditions (including exercisability terms) as were applicable to such Company Warrant immediately before the Effective Time, except that (1) each Converted Warrant will be exercisable for that number of shares of Newco Class B Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company Warrant immediately before the Effective Time and (y) the Exchange Ratio; and (2) the per share exercise price for each share of Newco Class B Common Stock issuable upon exercise of the Converted Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Warrant immediately before the Effective Time by (y) the Exchange Ratio.
(b)    In connection with the assumption of the Converted Options and Converted RSU Awards pursuant to
Section
 3.01(a)
, the Company and Parent shall cause Newco to assume the Company Equity Incentive Plan as of the Effective Time. Prior to the Effective Time, the Company shall deliver to each individual who holds Converted Options or Converted RSU Awards a notice, setting forth the effect of the Merger on such Company optionholder’s Company Options or Company RSUs and describing the treatment of such equity awards in accordance with
Section
 3.01(a)(v)
or
3.01(a)(vi)
, as applicable.
SECTION 3.02
Exchange of Company Securities.
(a)
Exchange Agent
. On the Closing Date, Newco shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and that is reasonably satisfactory to the Company (the “
Exchange Agent
”), for the benefit of the holders of Company Securities, for exchange in accordance with this
Article
 III
, an instrument or instruments representing the number of shares of Closing Payment Shares and Earnout Shares issuable by Parent pursuant to
Section
 3.01
(collectively, the “
Exchange Fund
”). As promptly as practicable after the Effective Time, Newco shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.
(b)
Exchange Procedures
. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Newco shall cause the Exchange Agent to deliver to each holder of Company Securities (including shares of Company Common Stock resulting from the conversion of shares of Company Preferred Stock), in each case, as of immediately prior to the Effective Time, represented by book-entry, the Merger Consideration in accordance with the provisions of
Section
 3.01(b)
and the shares of Company Common Stock and the Company Warrants shall forthwith be cancelled.
(c)
Surrender
. The Merger Consideration payable upon conversion of shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of shares of Company

Preferred Stock) and Company Warrants, as applicable, in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and such Company Warrants.
(d)
Adjustments to Merger Consideration
. The Merger Consideration shall be adjusted to reflect appropriately the effect of any share or stock split, reverse share or stock split, share or stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Ordinary Shares or shares of Newco Common Stock, as applicable, occurring on or after the date hereof and prior to the Effective Time.
(e)
Termination of Exchange Fund
. Any portion of the Exchange Fund that remains undistributed to the holders of Company Securities for one (1) year after the Effective Time shall be delivered to Newco, upon demand, and any holders of Company Securities who have not theretofore complied with this
Section
 3.02
shall thereafter look only to Newco for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Securities as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Newco free and clear of any claims or interest of any person previously entitled thereto.
(f)
No Liability
. None of the Exchange Agent, Newco or the Surviving Corporation shall be liable to any holder of Company Securities (including shares of Company Common Stock resulting from the conversion of shares of Company Preferred Stock) for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this
Section
 3.02
.
(g)
Fractional Shares
. No certificates or scrip or shares representing fractional shares of Newco Common Stock shall be issued upon the exchange of Company Securities and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Newco Common Stock. In lieu of any fractional share of Newco Common Stock to which any holder of Company Securities would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Newco Common Stock, as applicable, with a fraction of 0.5 and greater rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
(h)
Merger Payment Schedule
. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent and the Exchange Agent a schedule (the “
Merger Payment Schedule
”) showing (i) the percentage allocation of the Merger Consideration to each of the holders of Company Securities at the Closing, as well as the corresponding number of shares of Newco Class B Common Stock to be issued to such holders of Company Securities pursuant to
Section
 3.02(b)
, and (ii) the number of shares of Newco Class B Common Stock issuable to holders of unvested Company Options, unvested Company RSUs and Company Warrants upon their exercise of a Converted Option, Converted RSU Award or Converted Warrant, as applicable, pursuant to
Section
 3.01(b)
.
SECTION 3.03

Stock Transfer Books
. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided in this Agreement or by Law.
SECTION 3.04

Payment of Expenses
.
(a)    No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all outstanding and unpaid Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof)

(collectively, the “
Outstanding Company Transaction Expenses
”). On the Closing Date, following the Closing, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Company Transaction Expenses.
(b)    No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all outstanding and unpaid Parent Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “
Outstanding Parent Transaction Expenses
” and, together with the Outstanding Company Transaction Expenses, the “
Outstanding Transaction Expenses
”). On the Closing Date, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Parent Transaction Expenses.
SECTION 3.05
Appraisal and Dissenters’ Rights.
(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have demanded properly in writing appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “
Dissenting Shares
”) shall not be converted into, and such stockholders shall have no right to receive, the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its appraisal rights under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.
(b)    Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal or, to the extent applicable, demands for dissenters’ rights received by the Company and any withdrawals or attempted withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or demands for dissenters’ rights or offer to settle or settle any such demands.
SECTION 3.06

Earnout Shares
. At the Effective Time, Newco will issue to each holder of Company Securities as of immediately prior to the Effective Time each such holder’s pro rata share (based on the percentage of the total number of shares of Company Common Stock attributable such holder as of immediately prior to the Effective Time, including due to conversion of Company Preferred Stock and unexpired, issued and outstanding Company Options, Company RSUs and Company Warrants, expressed on a fully diluted and as-converted
to shares of Company Common Stock basis) of 14,000,000 restricted shares of Newco Class B Common Stock which shall be subject to the vesting and forfeiture provisions provided for in
Annex I
(collectively, the “
Earnout Shares
”), which Earnout Shares shall otherwise be fully paid and free and clear of all Liens other than applicable securities Law restrictions. Notwithstanding the foregoing, the issuance of the Earnout Shares shall be subject to withholding pursuant to
Section
 2.09
.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company’s disclosure schedule delivered by the Company to Parent and Merger Sub in connection with this Agreement (the “
Company Disclosure Schedule
”) (subject to
Section
 10.10
), the Company hereby represents and warrants to Parent and Merger Sub as follows:
SECTION 4.01

Organization and Qualification; Subsidiaries
.
(a)    The Company and each Subsidiary of the Company (each a “
Company Subsidiary
”), is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have or would not reasonably be expected to have a Company Material Adverse Effect.
(b)    There are no Company Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.
SECTION 4.02

Certificate of Incorporation and Bylaws
. The Company has prior to the date of this Agreement made available to Parent in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified to date, of each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.
SECTION 4.03

Capitalization
.
(a)    As of December 6, 2021, the authorized capital stock of the Company consists of:
(i)    165,000,000 shares of Company Common Stock, 7,875,533 shares of which are issued and outstanding (not taking into account Company Options exercised but not fully settled as of December 6, 2021).
(ii)    98,234,236 shares of preferred stock, par value $0.0001, (A) 8,242,152 shares of which have been designated Series Seed Preferred Stock (the “
Company Series Seed Preferred Stock
”), 8,242,152 shares of which are issued and outstanding, (B) 12,015,184 shares of which have been designated Series A Preferred Stock (the “
Company Series A Preferred Stock
”), 11,963,567 shares of which are issued and outstanding, (C) 10,789,890 shares of which have been designated Series B Preferred Stock (the “
Company Series B Preferred Stock
”), 10,682,797 shares of which are issued and outstanding, (D) 13,295,062 shares of which have been designated Series C Preferred Stock (the “
Company Series C Preferred Stock
”), 13,030,922 shares of which are issued and outstanding, (E) 7,273,640 shares of which have been designated Series
C-1
Preferred Stock (the “
Company Series
C-1
Preferred Stock
”), 7,273,640 shares of which are issued and outstanding, (F) 17,173,437 shares of which have been designated Series D Preferred Stock (the “
Company Series D Preferred Stock
”), 16,973,394 shares of which are issued and outstanding, (G) 4,518,724 shares of which have been designated Series
D-1
Preferred Stock (the “
Company Series
D-1
Preferred Stock
”), 4,518,724 shares of which are issued and outstanding, (H) 12,373,174 shares of which have been designated Series
D-2
Preferred Stock (the “
Company Series
D-2
Preferred Stock
”), 12,373,174 shares of which are issued and outstanding, and (I) 12,552,973 shares of which have been designated Company Series E Preferred Stock (the “
Company Series E Preferred Stock
” and, together with the Company Series Seed Preferred Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series
C-1
Preferred Stock, the Company Series D Preferred Stock, the Company Series
D-1
Preferred Stock and the Company Series
D-2
Preferred Stock, the “
Company Preferred Stock
”), 12,552,973 shares of which are issued and outstanding.
(iii)    The Company has reserved 31,745,219 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Incentive Plan. Of such reserved shares of Company Common Stock, (A) 5,524,087 shares have been issued pursuant to the exercise of Company Options and/or the vesting of Company RSUs, (B) the right to purchase 25,383,355 shares have been granted pursuant to outstanding Company Options or Company RSUs, and (C) 837,777 shares remain available for issuance to officers, directors, employees and consultants pursuant to awards to be granted under the Company Equity Incentive Plan (in each case, not taking into account Company Options exercised but not fully settled as of December 6, 2021).
(iv)    The Company has issued (A) Common Stock Warrants convertible into 585,321 shares of Company Common Stock (the “
Company Common Stock Warrants
”), (B) Series A Preferred Stock Warrants convertible into 51,617 shares of Series A Preferred Stock (the “
Company Series A Preferred Stock Warrants
”), (C) Series B Preferred Stock Warrants convertible into 107,093 shares of Series B Preferred Stock (the “
Company Series B Preferred Stock Warrants
”), (D) Series C Preferred Stock Warrants convertible into 264,140 shares of Series C Preferred Stock (the “
Company Series C Preferred Stock Warrants
”) and (E) Series D Preferred Stock Warrants convertible into 200,043 shares of Series D Preferred Stock (the “
Company Series D Preferred Stock Warrants
” and, together with the Company Common Stock Warrants, the Company Series A Preferred Stock Warrants, the Company Series B Preferred Stock Warrants and the Company Series C Preferred Stock Warrants, the “
Company Warrants
”).
(b)    Except for conversion privileges of the Company Preferred Stock set forth in the Company Organizational Documents, the rights provided in Section 4 of the Investors’ Rights Agreement, the Company Options and the Company RSUs issued pursuant to the Company Equity Incentive Plan, the Company Warrants or as set forth on
Section
 4.03(b)
of the Company Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, arrangements or commitments of any character relating to the issued or unissued Company Capital Stock or the capital stock of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company or any Company Subsidiary.
(c)    As of the date hereof, except as set forth on
Section
 4.03(c)
of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth on
Section
 4.03(c)
of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of shares of Company Capital Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the shares of Company Capital Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries.
(d)
Section
 4.03(d)
of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of December 6, 2021 (not taking into account Company

Options exercised but not fully settled as of December 6, 2021), if applicable: (i) the name of the Company Share Award recipient; (ii) the number of shares of the Company outstanding with respect to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award; (iv) the date on which such Company Share Award was granted; and (v) the date on which such Company Share Award expires. The Company has made available to Parent in the Virtual Data Room an accurate and complete copy of the Company Equity Incentive Plan and all forms of award agreements evidencing all outstanding Company Share Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
(e)    There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Capital Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.
(f)     Except as set forth on
Section
 4.03(f)
of the Company Disclosure Schedule, (i) there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the Transactions, and (ii) all outstanding Company Share Awards and Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party and the Company Organizational Documents and the organizational documents of the Company Subsidiaries, as applicable.
(g)    Except for the Company Capital Stock held by the stockholders of the Company and the Company Share Awards or as set forth on
Section
 4.03(g)
of the Company Disclosure Schedule, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company are authorized or issued or outstanding.
(h)    All of the issued and outstanding shares of Company Capital Stock (A) have been duly authorized and validly issued in compliance with (i) applicable securities Laws and other applicable Laws, (ii) the Company Organizational Documents and (iii) any preemptive rights, rights of first refusal and other similar requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party, (B) are fully paid and nonassessable, (C) are not subject to any preemptive rights, rights of first refusal or other similar requirements and (D) are held free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Capital Stock), other than generally applicable transfer restrictions imposed by applicable securities Laws.
Section
 4.03(h)
of the Company Disclosure Schedule sets forth a true, correct and complete list, as of December 6, 2021, of the issued and outstanding shares of Company Capital Stock, and the holders thereof.
SECTION 4.04

Authority Relative to this Agreement
. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and each Ancillary Agreement to which the Company is (or is specified to be) a party has been or will be (upon execution and delivery) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and subject, as to enforceability, by general equitable principles (the “
Remedies Exceptions
”). The Company Board has approved this Agreement, the Merger and the other Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Merger or the other Transactions.
SECTION 4.05

No Conflict; Required Filings and Consents
.
(a)    The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by the Company, does not, and, subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL, the Written Consent and evidence of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on
Section
 4.05(b)
of the Company Disclosure Schedule or otherwise contemplated by
Section
 4.05(b)
being made, obtained or given, the consummation of the Transactions and the performance of this Agreement and each Ancillary Agreement to which it is a party by the Company will not (i) conflict with or violate the Company Organizational Documents or the certificate of incorporation or bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any United States or non-United
States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“
Law
”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the loss of any right under, or give to others any right of termination, amendment, acceleration or cancellation of, or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach or termination, in any case, pursuant to, any Material Contract or (iv) result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Company Permit or approval from any Governmental Authority or other Person, except, with respect to clauses
 (ii)
,
(iii)
and
(iv)
, for any such conflicts, violations, breaches, defaults or other occurrences that would not have or would not reasonably be expected to have a Company Material Adverse Effect.
(b)    The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by the Company does not, and the performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United
States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or any self-regulatory organization or arbitral body (public or private) (each, a “
Governmental Authority
”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” Laws (“
Blue Sky Laws
”) and state takeover Laws, the
pre-merger
notification requirements of the HSR Act, and the filing of the Merger Certificate in accordance with the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not be or would not reasonably be expected to have a Company Material Adverse Effect.
SECTION 4.06

Permits; Compliance
. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, clearances, certificates, approvals and orders necessary under applicable Law and necessary for each of the Company or such Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “
Company Permits
”), except where the failure to have such Company Permits would not have or would not reasonably be expected to have a Company Material Adverse Effect. Each Company

Permit is in full force and effect in accordance with its terms and no suspension, revocation, cancellation, withdrawal, adverse modification or termination of any of the Company Permits is pending or has been threatened in writing or, to the knowledge of the Company, orally. Neither the Company nor any Company Subsidiary is, nor at any time since the Reference Date has the Company or any Company Subsidiary been, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not be or would not reasonably be expected to be, individually or in the aggregate, material to the Company. Since the Reference Date, (i) none of the Company or any of the Company Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of the Company Subsidiaries with any Governmental Authority alleging any failure by the Company or any of the Company Subsidiaries to comply with any applicable Law, and (iii) none of the Company nor any of the Company Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company and the Company Subsidiaries, taken as a whole.
SECTION 4.07

Financial Statements; Records
.
(a)    Correct and complete copies of the audited consolidated balance sheet, income statement, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2020 of the Company and the Company Subsidiaries (collectively, the “
Audited Financial Statements
”), which contain an unqualified report of the Company’s auditors, are attached as
Section
 4.07(a)
of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.
(b)    The Company has made available to Parent in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet and income statement of the Company and the Company Subsidiaries as of and for the nine (9) month period ended September 30, 2021 (the “
Interim Financial Statements Date
”) (collectively, the “
Interim Financial Statements
” and, together with the Audited Financial Statements, the “
Financial Statements
”), which are attached as
Section
 4.07(b)
of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to normal and recurring year-end
adjustments that are not material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the Interim Financial Statements Date and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end
adjustments that are not material.
(c)    Except as and to the extent reflected or reserved for on the balance sheet of the Company included in the Interim Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course of Business since the Interim Financial Statements Date (none of which results from, arises out of or was caused by any tortious conduct, breach of Contract, or infringement or violation of applicable Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not material to the Company. Neither the Company nor any of the Company Subsidiaries has applied for or received any loan under the Paycheck Protection Program under the CARES Act.

(d)    Since the Reference Date, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company’s chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
(e)    To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any Law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
(f)    The Audited Financial Statements, when issued, will have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule
2-01
of
Regulation S-X
under the Securities Act.
(g)    The systems of internal accounting controls maintained by the Company and the Company Subsidiaries are designed to provide reasonable assurance that: (i)transactions are executed in accordance with management’s general or specific authorization; (ii)transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii)material information is communicated to management as appropriate.
(h)    Neither the Company nor any of the Company Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance
sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any
“off-balance
sheet arrangements” (as defined in Item 303(a) of Regulation
S-K
under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Financial Statements.
SECTION 4.08

Absence of Certain Changes or Events
. Since December 31, 2020 through the date of this Agreement, except as otherwise reflected in the Interim Financial Statements, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, (b) neither the Company nor any Company Subsidiary has sold, assigned, transferred, licensed, sublicensed, terminated, failed to take any action reasonably necessary to maintain, enforce or protect, created or incurred any Lien (other than a Permitted Lien), permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP, other than revocable, non-exclusive
licenses or sublicenses of Company Owned IP granted in the Ordinary Course of Business) or agreed to do any of the foregoing, (c) there has not been a Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken (or failed to take) any action that, if taken (or failed to be taken) after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section
 6.01
.
SECTION 4.09

Absence of Litigation
. Since the Reference Date, there have not been any, and there are currently no, (x) Actions (other than investigations) or (y) to the knowledge of the Company, investigations, in each case, pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, that would be material to the Company and the Company Subsidiaries, taken as a whole or that challenge or seek to prevent or enjoin the Transactions. Since the Reference Date, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary has been subject to any order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
SECTION 4.10

Employee Benefit Plans
.
(a)
Section
 4.10(a)
of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “
Plans
”).
(b)    With respect to each Plan, the Company has made available to Parent in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed Internal Revenue Service (“
IRS
”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, and (v) any material, non-routine
correspondence from any Governmental Authority with respect to any Plan since the Reference Date. As of the date hereof, neither the Company nor any Company Subsidiary has any express commitment to materially modify or change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law, or adopt any benefit plan that would be a Plan if adopted as of the date hereof.
(c)    None of the Plans is or has been, nor does the Company, any Company Subsidiary or any ERISA Affiliate have or reasonably expect to have any liability or obligation with respect to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “
ERISA Affiliate
” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.
(d)    Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction. Except as set forth on
Section
 4.10(d)
of the Company Disclosure Schedule, the Transactions shall not (i) result in any forgiveness of indebtedness to any current or former employee, officer, director or consultant, (ii) result in any payment (e.g., golden parachute, bonus, commission, retention, transaction bonus or otherwise) becoming due to any current or former employee, officer, director or consultant, or (iii) result in the acceleration in the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.
(e)    None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.

(f)    Each Plan is and has been since the Reference Date in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company, each Company Subsidiary and their respective ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. Currently and since the Reference Date, there is no Action pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course of Business) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. Currently and since the Reference Date, there is no audit, material inquiry, or similar proceeding pending or, to the knowledge of the Company, threatened by the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to any Plan.
(g)    Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) received a favorable determination letter from the IRS which letter has the effect of affirming that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(h)    There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. There have been no acts or omissions by the Company, any Company Subsidiary or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary or any ERISA Affiliate may be liable.
(i)    All material contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries.
(j)    The Company, each Company Subsidiary and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(k)    The Company, each Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “
Health Plan
”) is and has been in compliance in all material respects with the Patient Protection and Affordable Care Act of 2010 (“
PPACA
”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(l)    Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, none of the Company nor any of the Company Subsidiaries maintains an obligation to gross-up
or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

SECTION 4.11

Labor and Employment Matters
.
(a)    The Company has, prior to the date of this Agreement, made available to Parent in the Virtual Data Room a correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any such employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis: (i) title or position; (ii) hire date; (iii) location; (iv) whether full-time or part-time, hourly or salaried; (v) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (vi) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).
(b)     (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees; (ii) neither the Company nor any Company Subsidiary is, or has been since the Reference Date, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.
(c)    The Company and the Company Subsidiaries are and have been since the Reference Date in compliance in all material respects with all applicable Laws relating to the labor and employment, including those relating to employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, overtime pay, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.
(d)    Since the Reference Date, to the Company’s knowledge, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled relating to any current or former appointed officer or director of the Company or any of the Company Subsidiaries involving or relating to his or her services provided to the Company or any of the Company Subsidiaries. Except as would not result in material liability to the Company or any of the Company Subsidiaries, the policies and practices of the Company comply with applicable federal, state, and local laws concerning employment discrimination and employment harassment. Since the Reference Date, the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director.
SECTION 4.12

Real Property; Title to Assets
.
(a)    Neither the Company nor any Company Subsidiary owns any real property.
(b)
Section
 4.12(b)
of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a complete and accurate list of each lease pursuant to which the Company or any Company Subsidiary leases any real property (each, a “
Lease
”), with the name of the lessor and the date of

the Lease in connection therewith and each amendment to any of the foregoing (collectively, the “
Lease Documents
”). True, correct and complete copies of all Lease Documents have been made available to Parent in the Virtual Data Room. (i) There are no leases, subleases, sublicenses, concessions or other Contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, other than the Leases set forth in
Section
 4.12(b)
of the Company Disclosure Schedule, and (ii) all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by any other party to such Leases, except as would not have or would not reasonably be expected to have a Company Material Adverse Effect.
(c)    Other than any
COVID-19
Response, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary from using any Leased Real Property for the purposes for which it is currently being used, except as would not have or would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property other than those that would not have a Company Material Adverse Effect. There are no pending, or to the knowledge of the Company, threatened (i)Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or (ii)sales or dispositions in relation to any such Action or proceeding.
(d)    Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold interests in, all of the properties and assets, tangible and intangible, real, personal and mixed, reflected on the Interim Financial Statements or acquired by the Company and the Company Subsidiaries after the date of the Interim Financial Statements, except for properties, assets and rights sold since the date of the Interim Financial Statements in the Ordinary Course of Business (or, with respect to such properties and assets sold after the date of this Agreement, as permitted pursuant to
Section
 6.01
) or where the failure to have such good title or valid leasehold interests would not be material to the Company and the Company Subsidiaries, taken as a whole. Such property and assets are free and clear of all Liens other than Permitted Liens. The tangible assets of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or acquired by the Company and the Company Subsidiaries after the date of the Interim Financial Statements constitute all material tangible assets used or held for use by the Company in, and necessary and sufficient for the operation of, the business of the Company in substantially the same manner as presently operated.
SECTION 4.13

Intellectual Property; Data Security
.
(a)
Section 4.13(a)
of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Intellectual Property (showing in each case, as applicable, the owner, jurisdiction to which such registration or application applies, filing date, date of issuance, expiration date, registration or application number, and registrar). The Company IP (i) constitutes all Intellectual Property rights used, held for use in or otherwise necessary for, the operation of the business of the Company and the Company Subsidiaries as currently conducted and (ii) is sufficient for the conduct of such business as currently conducted as of the date hereof. The foregoing paragraph shall not be construed as a representation or warranty regarding the infringement or misappropriations of a third party’s Intellectual Property, the sole representations and warranties for which are as set forth in
Section
 4.13(d)
.
(b)    The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use, pursuant to a valid and, to the knowledge of the Company, enforceable, written Contract or license, all Company Licensed IP. No material Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part and all material Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable. No Action regarding the loss or expiration of any of the Company Owned IP is pending or has been threatened in writing.

(c)    Each of the Company and the applicable Company Subsidiaries has taken and takes reasonable actions in accordance with normal industry practice to maintain, protect and enforce the confidentiality of its material trade secrets and other material Confidential Information. No such trade secrets or Confidential Information have been disclosed other than to employees, contractors, consultants, representatives, agents and licensees of the Company or the applicable Company Subsidiary under written confidentiality agreements.
(d)    Except as disclosed in
Section
 4.13(d)
of the Company Disclosure Schedule, there are no pending, and since the Reference Date, there have been no Actions filed or threatened in writing against the Company or any Company Subsidiary by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other person). The operation of the business of the Company and the Company Subsidiaries (including the Products) has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any other persons. To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated any of the Company Owned IP.
(e)    All persons who have contributed, developed or conceived any material Company Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Parent in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further ongoing consideration or any restrictions or obligations whatsoever.
(f)    The use of Open Source Software by the Company and the Company Subsidiaries is in compliance in all material respects with the terms and conditions of all applicable licenses for such Open Source Software. Neither the Company nor any Company Subsidiary uses or has used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant to any other person any rights to or immunities under any of the Company IP, or (ii) in a manner that would require the Company or any Company Subsidiary to license, make available, distribute or provide any source code that is part of the Company Owned IP.
(g)    Each of the Company and the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient in all material respects for the needs of, and operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct, the business of the Company and the Company Subsidiaries as currently conducted by the Company and the Company Subsidiaries. Each of the Company and the Company Subsidiaries maintains commercially reasonable disaster recovery, data backup, business continuity and risk assessment plans, procedures and facilities, and encryption and other security protocol technology, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Business Systems under its control (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Since the Reference Date, there has not been any material failure, interruption, modification or corruption with respect to any of the Business Systems (or any information or transactions stored or contained therein or transmitted thereby) that has not been remedied or replaced in all material respects.
(h)    Each of the Company and the Company Subsidiaries currently comply, and since the Reference Date has complied, in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or any such Company Subsidiary, (ii) any applicable privacy or other policies of the Company or any such Company Subsidiary, respectively, including internal policies and policies that are published on a Company website or otherwise made publicly available by the Company or any such Company Subsidiary concerning data protection, security or privacy or the collection, dissemination, storage or use of Personal Information or Business Data, (iii) industry standards to which the Company or any such Company Subsidiary has expressly committed to adhere, and (iv) all contractual commitments that the Company or any such Company Subsidiary has entered into or is otherwise bound by with respect to privacy or data security (collectively, the “
Data Security Requirements
”). Each of the Company and the Company Subsidiaries has implemented data security safeguards designed to protect the security and integrity of the Business Systems, Company IP and Personal Information collected, used, stored, or otherwise processed by or on behalf of the Company or such Company Subsidiary. Each of the Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training in accordance with industry standards with respect to information security issues. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems, Software included in the Company Owned IP, or Product components. Since the Reference Date, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries has (i) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems (or any information or transactions store or contained therein or transmitted thereby), or any unauthorized access, acquisition, destruction, damage, disclosure, loss, modification, corruption, alteration, or use of any Personal Information or Business Data; or (ii) been subject to or received written notice of any threatened audits, proceedings, litigations, actions or investigations by any Governmental Authority or any third party, or received any claims or material complaints regarding its collection, dissemination, storage or use of Personal Information or its violation of any applicable Data Security Requirements.
(i)    The Company or one of the Company Subsidiaries (i) solely and exclusively owns, free and clean of all Liens (other than Permitted Liens) all Business Data included in the Company Owned IP and (ii) has a valid and enforceable right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of, all other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data as of prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any legal or contractual obligations, including in connection with the Transactions, that would (i) prohibit Parent from receiving or using Personal Information after the Closing Date, in a similar manner in which the Company and the Company Subsidiaries receive and use such Personal Information as of immediately prior to the Closing Date or (ii) result in any violations of, or material liabilities in connection with, the Data Security Requirements.
(j)    Neither the Company nor any Company Subsidiary is, or has been since the Reference Date, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any such Company Subsidiary to grant or offer to any other person any license or other right to any Company Owned IP.
SECTION 4.14

Regulatory Compliance
.
(a)    Each of the Company and the Company Subsidiaries is, and for the past three years has been, in material compliance with the Federal Food, Drug, and Cosmetic Act (“
FDCA
”), the Federal Trade Commission Act, and the Fair Packaging and Labeling Act (collectively “
Food and Drug Law
”). Neither the Company nor any Company Subsidiary has received any claim (and, to the Company’s knowledge, no claim has been filed, commenced or threatened against the Company or any Company Subsidiary) alleging a material violation under any Food and Drug Law that has not been duly cured, and there are no pending or, to the Company’s knowledge, threatened legal proceedings, investigations, subpoenas, or civil investigative demands by any Governmental Authority, or other entity or individual, with respect to any alleged violation by the Company or any Company Subsidiary of any Food and Drug Law.
(b)    The Products are not adulterated or misbranded within the meaning of the FDCA. All of the claims the Company and any Company Subsidiary makes or have made for its Products are and have been adequately supported and are otherwise compliant with Food and Drug Laws.

(c)    Since the Reference Date, neither the Company nor any Company Subsidiary has received any warning letter, notice of violation, seizure, recall request, injunction, regulatory enforcement action, or criminal action issued, initiated, threatened in writing, or to the Company’s knowledge, otherwise threatened, by the FDA. Neither the Company nor any Company Subsidiary has made an untrue statement of material fact or fraudulent statement to the FDA or any other similar Governmental Authority.
SECTION 4.15

Taxes
.
(a)    Each of the Company and the Company Subsidiaries: (i) has duly filed all income and other material Tax Returns that are required to have been filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is required to have paid as of the date hereof; (iii) with respect to all income and other material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); (iv) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open. The unpaid Taxes of the Company and the Company Subsidiaries as of the date of the Interim Financial Statements was adequately reflected in the reserves for Taxes of the Company and the Company Subsidiaries set forth in the Interim Financial Statements.
(b)    Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, Contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, Contract, arrangement or commitment, in each case other than an agreement, Contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing outside the Ordinary Course of Business.
(d)    Neither the Company nor any Company Subsidiary will have any liability for any Tax period (or portion thereof) ending after the Closing Date as a result of any election under Section 965(h) of the Code.
(e)    Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, has complied in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.
(f)    Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or
non-U.S.
income Tax Return (other than a group of which the Company or a Company Subsidiary was the common parent and which consists only of the Company and the Company Subsidiaries).

(g)    Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or
non-U.S.
Law), as a transferee or successor by Contract or otherwise (other than a Contract the primary purpose of which does not relate to Taxes).
(h)    Neither the Company nor any Company Subsidiary has any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand.
(i)    The Company has made available to Parent in the Virtual Data Room true, correct and complete copies of the U.S. federal income Tax Return filed by the Company Subsidiaries for tax year 2020.
(j)    Neither the Company nor any Company Subsidiary has in the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)    Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation
Section 1.6011-4(b)(2).
(l)    Neither the IRS nor any other U.S. or
non-U.S.
taxing authority or agency has asserted in writing against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which such assertion has not been resolved.
(m)    There is no material property or obligation of the Company or any of the Company Subsidiaries including uncashed checks to vendors, customers or employees or other service providers, non-refunded
overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment or unclaimed property laws, as of the date hereof or that would reasonably be expected at any time after the date hereof to become escheatable to any state or municipality under any applicable escheatment or unclaimed property laws.
(n)    There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.
(o)    Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United
States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(p)    Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.
(q)    For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation.
(r)    The Company and the Company Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that the Company and the Company Subsidiaries have utilized.
(s)    Neither the Company nor any of the Company Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(t)    Except as set forth on
Section
 4.15(t)
of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.
(u)    The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
SECTION 4.16

Environmental Matters
. (a) Neither the Company nor any Company Subsidiary has, since the Reference Date, violated applicable Environmental Laws in any material respect; (b) there has been no release of any Hazardous Substances by the Company or any Company Subsidiary at the Leased Real Property in a manner which would reasonably be expected to result in material liability to the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of, or liability under, Environmental Laws; and (d) each of the Company and the Company Subsidiaries has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law for conduct of their respective businesses as presently conducted (“
Environmental Permits
”), and each of the Company and the Company Subsidiaries is and has been since the Reference Date in compliance in all material respects with such Environmental Permits.
SECTION 4.17

Material Contracts
.
(a)
Section
 4.17(a)
of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Contracts to which the Company or any Company Subsidiary is a party or is bound by falling within the following categories and existing as of the date hereof (such Contracts required to be listed on
Section
 4.17(a)
of the Company Disclosure Schedule and, as of the Closing any other Contract in existence that would have been required to be disclosed pursuant to
Section
 4.17(a)
if in existence on the date hereof, collectively, the “
Material Contracts
”):
(i)    any Contract, the performance of which (A) involved payments by the Company or the Company Subsidiaries in the aggregate in excess of $2,000,000 during calendar year 2020 or that would reasonably be expected to be in excess of $2,000,000 during calendar year 2021 or (B) involved payments to the Company or the Company Subsidiaries in the aggregate in excess of $2,000,000 during calendar year 2020 or that would reasonably be expected to involve payments in excess of $2,000,000 during calendar year 2021 (in each case, other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);
(ii)    any Contract for the voting of equity securities of the Company or any of the Company Subsidiaries;
(iii)    any Contract with a Top 10 Vendor or Top Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);
(iv)    any employment Contract with any employee of the Company or any of the Company Subsidiaries that provides for annual base compensation in excess of $300,000;
(v)    any collective bargaining Contract;
(vi)    any Contract pursuant to which (A) the Company or any Company Subsidiary grants any right, license or covenant not to sue with respect to any Company Owned IP (other than non-exclusive
licenses (or sublicenses) of Company Owned IP granted in the Ordinary Course of Business) or (B) the Company or any Company Subsidiary obtains any right, license or covenant not to sue with respect to any Company Licensed IP (other than licenses for commercially available,
“off-the-shelf”
Software,

commercially available service agreements related to Business Systems or non-exclusive
licenses from suppliers and customers granted in the Ordinary Course of Business);
(vii)    any Contract that (A) (1) contains a covenant not to compete in any line of business, (2) contains a covenant not to solicit persons for employment (other than customary covenants not to solicit persons for employment in non-disclosure
agreements and confidentiality agreements entered into in the Ordinary Course of Business), (3) grants exclusive or preferential rights or “most favored nations” status to any person, or (4) obligates the Company or any of the Company Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $2,000,000 in the aggregate during any calendar year, or (B) prohibits the Company or any of the Company Subsidiaries from soliciting any customers or strategic partners;
(viii)    any Contract under which the Company or any of the Company Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (B) granted a Lien (other than a Permitted Lien) on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than pursuant to Contracts (1) involving immaterial advances made to an employee of the Company or any of the Company Subsidiaries or (2) for goods and services, in each case, in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $250,000;
(ix)    any Contract with any Governmental Authority;
(x)    any Contract with a Related Party (other than the Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of the Company Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business);
(xi)    each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains financial covenants, indemnities or other payment obligations (including
“earn-out”
or other contingent payment obligations) that would reasonably be expected to result in the making of payments by the Surviving Corporation and its Subsidiaries after the Closing Date (other than customary contingent obligations to make indemnification payments to the counterparty for breaches of representations, warranties and covenants where no claim for indemnification has been asserted or threatened to be asserted);
(xii)    any Contract establishing any joint venture, strategic alliance, partnership or other material collaboration;
(xiii)    any Contract involving any resolution or settlement of any actual or threatened Action under which the Company or any of the Company Subsidiaries has any ongoing non-monetary
obligations (other than customary confidentiality or similar provisions) or monetary obligations in excess of $250,000;
(xiv)    any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of the Company Subsidiaries; and
(xv)    any Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form
S-1
pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation
S-K
under the Securities Act as if the Company was the registrant.
(b)    (i) True and complete copies of each Material Contract as of the date hereof have been made available to Parent, (ii) each Material Contract is a legal, valid and binding obligation of the Company or Company Subsidiary party thereto and is enforceable against the Company or any Company Subsidiary, as applicable, and, to the knowledge of the Company, is a legal, valid and binding obligation of each other party to such Material Contract and is enforceable against such other party thereto in accordance with its terms, subject to the Remedies Exceptions, (iii) none of the Company, the Company Subsidiaries or, to the knowledge of the Company, any other party to a Material Contract is in material default or material breach of a Material Contract and neither the Company nor any of the Company Subsidiaries has received any written claim or written notice of any material default or material breach of a Material Contract, (iv) to the knowledge of the Company, there does not exist any event, condition or omission that would constitute a material default or material breach (whether by lapse of time or notice or both) under any Material Contract, (v) neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation with respect to any Material Contract, (vi) to the knowledge of the Company, there does not exist any circumstance, event, condition or omission that would cause any other party to a Material Contract to (A) terminate such Material Contract or (B) materially reduce the amount of business it will do with the Company or the applicable Company Subsidiary under such Material Contract and (vii) no other party to a Material Contract has expressed an intention in writing or, to the knowledge of the Company, orally to materially reduce the amount of business it will do with the Company or the applicable Company Subsidiary.
SECTION 4.18

Insurance
.
(a)
Section
 4.18(a)
of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged. Such insurance policies provide coverage to the Company and the Company Subsidiaries that, to the knowledge of the Company, are reasonable and appropriate considering the business of the Company and the Company Subsidiaries (including the Contracts to which they are bound).
(b)    With respect to each such insurance policy, except as would not or would not reasonably be expected to result in a Company Material Adverse Effect, (i) such policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under such policy; (iii) to the knowledge of the Company, no insurer on such policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) no written or, to the knowledge of the Company, oral notice of cancellation, termination, non-renewal,
disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since the Reference Date; and (v) there are no claims by the Company nor any of the Company Subsidiaries pending under any such insurance policy as to which coverage has been denied or disputed by the underwriters of such policies (other than a customary reservation of rights notice that is not material). Neither the Company nor any of the Company Subsidiaries have any material self-insurance programs.
SECTION 4.19

Board Approval; Vote Required
. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company, (b) approved this Agreement, the Merger and the other Transactions and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and the other Transactions and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “
Company Stockholder Approval
”) is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Merger and the other Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Merger and the other Transactions.

SECTION 4.20

Certain Business Practices
.
(a)    Since the Reference Date, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) otherwise made or authorized any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.
(b)    Since the Reference Date, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; (iii) has violated any
Ex-Im
Laws.
(c)    Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any of the Company’s Affiliates or its or their respective directors, officers, employees, agents or representatives, while acting on behalf of the Company or any Company Subsidiary, is, or is owned or controlled by one or more Persons that are: (i) the subject of any Sanctions, or (ii)Sanctioned Persons.
(d)    The operations of the Company and each of the Company Subsidiaries are and have been conducted at all times since the Reference Date in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Company Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “
Anti-Money Laundering Laws
”).
(e)    There are no, and since the Reference Date, there have not been any, material internal investigations, external investigations of which the Company has knowledge, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or
Ex-Im
Laws.
SECTION 4.21

Interested Party Transactions
. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances for routine travel and other business expenses in the Ordinary Course of Business, no (A) Person holding 5% or more of the Company Common Stock (on an as-converted
basis), (B) former or current director or officer of the Company or any of the Company Subsidiaries or (C) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules
12b-2
and
16a-1
of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (A)
 or
(B)
, in each case, other than the Company or any of its Subsidiaries (each a “
Related Party
”), (1) has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Contract or agreement disclosed in
Section
 4.21
of the Company Disclosure Schedules; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, (2) provides any services to, or is owed any money by or owes any money to, the Company or any of the Company Subsidiaries, or (3) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is material and is, has been, or is currently planned to be used by the Company or any of the Company Subsidiaries in the conduct of their business;
provided
,
however
, that, for purposes of the foregoing
clause (1)
, ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person.” The Company and the Company Subsidiaries have not, since the Reference Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit.
SECTION 4.22

Customers; Vendors
.
(a)
Section 4.22(a)
of the Company Disclosure Schedule sets forth a complete and accurate list of the 10 most significant vendors of the Company, together with the Company Subsidiaries, as measured by amounts paid by the Company and the Company Subsidiaries for the
12-month
period ended September 30, 2021 (the “
Top 10 Vendors
”), and the amount of consideration paid to such Top 10 Vendors for such period. Since September 30, 2021, no Top 10 Vendor has cancelled, terminated, materially reduced or materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of the Company Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top 10 Vendors stating the intention of such Person to do so.
(b)
Section 4.22(b)
of the Company Disclosure Schedule sets forth a complete and accurate list of the most significant customers of the Company, together with the Company Subsidiaries, as measured by amounts received by the Company and the Company Subsidiaries for the
12-month
period ended September 30, 2021, other than customers that are individuals (the “
Top Customers
”), and the amount of consideration received from such Top Customers for such period. Since September 30, 2021, no Top Customer has cancelled, terminated, materially reduced or materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of the Company Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top Customers stating the intention of such Person to do so.
SECTION 4.23

Exchange Act
. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.
SECTION 4.24

Brokers
. Except as set forth on
Section
 4.24
of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, any Company Subsidiary or any of their Affiliates. No brokerage, finder’s or other fee or commission is payable with respect to the portion of the PIPE Financing Amount provided by the Sponsor or any of its Affiliates.
SECTION 4.25

Registration Statement and Proxy Statement
. On the date the Proxy Statement is first mailed to the
Pre-Closing
Parent Holders, and at the time of the Parent Holders’ Meeting, none of the information furnished by or on behalf of the Company in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to any information supplied by or on behalf of Parent and Merger Sub.
SECTION 4.26

Exclusivity of Representations and Warranties
. Except as otherwise expressly provided in this
Article
 IV
(as modified by the Company Disclosure Schedule) and the representations and warranties as may be provided in the Ancillary Agreements, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their respective assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule), in the Company Officer’s Certificate or as set forth in any Ancillary Agreement, neither the Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Affiliates (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.
SECTION 4.27

Non-Reliance
. None of Parent, Merger Sub or any of their respective stockholders, Affiliates or Representatives shall have any liability to the Company or any of its stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company or any of its Representatives, whether orally or in writing, in any form in expectation of the Transactions. Except as expressly set forth in this Agreement (as modified by the Parent Disclosure Schedule), in the Parent Officer’s Certificate or as set forth in any Ancillary Agreement, none of Parent, Merger Sub or any of their respective stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving Parent or any of its Affiliates.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in Parent’s disclosure schedule delivered by Parent to the Company in connection with this Agreement (the “
Parent Disclosure Schedule
”) (subject to
Section
 10.10
) and in Parent SEC Reports (excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, except for any specific factual information contained therein, which shall not be excluded), Parent hereby represents and warrants to the Company as follows:
SECTION 5.01

Corporate Organization
.
(a)    Each of Parent and Merger Sub is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
(b)    Merger Sub is the only subsidiary of Parent. Except for Merger Sub, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person. There are no outstanding contractual obligations of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in any person.
(c)    Each of Parent and Merger Sub is duly licensed or qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so licensed or qualified or in good standing that would not reasonably be expected to have a Parent Material Adverse Effect.
SECTION 5.02

Governing Documents
. Each of Parent and Merger Sub has heretofore furnished to the Company complete and correct copies of its certificate of incorporation, bylaws, memorandum and articles of association or equivalent organizational documents, each certified by the Secretary of State of the State of Delaware or the Registrar of Companies in the Cayman Islands, as applicable, in each case, which are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the such organizational documents.
SECTION 5.03

Capitalization
.
(a)    The authorized share capital of Parent consists of  (i) 200,000,000 Parent Class A Ordinary Shares, of which 40,250,000 Parent Class A Ordinary Shares are issued and outstanding as of the date hereof, (ii) 20,000,000 Parent Class B Ordinary Shares, of which 10,062,500 Parent Class B Ordinary Shares are issued and outstanding as of the date hereof, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no preference shares are issued and outstanding as of the date hereof. As of the date hereof, there are issued and outstanding Parent Warrants in respect of 14,750,000 Parent Class A Ordinary Shares, which will entitle the holders thereof to purchase shares of Newco Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Parent Ordinary Shares and Parent Warrants (A) have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and (B) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity interests).
(b)    Except for the Parent Warrants, and the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares set forth in
Section
 5.03(a)
, there are no shares of capital stock or other equity interests of Parent, or any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of Parent, issued and outstanding. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
Neither Parent nor any Subsidiary of Parent is a party to, or otherwise bound by, and neither Parent nor any Subsidiary of Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Letter Agreement, Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Parent Ordinary Shares or any of the equity interests or other securities of Parent or any of its subsidiaries. Other than the Redemption Rights, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Parent.
(c)    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “
Merger Sub Common Stock
”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are held by Parent free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity interests). Merger Sub is wholly-owned by Parent and Merger Sub holds no shares of capital stock or other equity interests of any person.
(d)    The Newco Common Stock will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued with good and valid title, free and clear of any Liens other than Liens arising out of, under or in connection with applicable federal, state and local securities Laws and any restrictions set forth in the Newco Certificate of Incorporation or the Newco Bylaws.
SECTION 5.04

Authority Relative to this Agreement
. Each of Parent and Merger Sub have all necessary corporate or similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate or similar organizational action, and no other corporate or similar organizational proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Transactions (other than (a) the Parent Holder Approval and the approval and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, which approval and adoption by Parent as the sole stockholder of Merger Sub will occur immediately following the execution of this Agreement by Merger Sub, and (b) the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or is specified to be) a party has been or will be (upon execution and delivery) duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company or any other party thereto, constitutes a legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms, subject to the Remedies Exceptions.
SECTION 5.05

No Conflict; Required Filings and Consents
.
(a)    The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or is specified to be) a party by each of Parent and Merger Sub do not, and, subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL, the Parent Holder Approval, the approval and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, which approval and adoption by Parent as the sole stockholder of Merger Sub will occur immediately following the execution of this Agreement by Merger Sub, and evidence of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on
Section
 5.05(b)
of the Parent Disclosure Schedule or otherwise contemplated by
Section
 5.05(b)
being made, obtained or given, the performance of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party by each of Parent and Merger Sub will not, (i) conflict with or violate certificate of incorporation, bylaws, memorandum and articles of association or equivalent organizational documents of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their property or assets is bound or affected, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the loss of any right under, or give to others any rights of termination, amendment, acceleration or cancellation of. or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach or termination, in any case, pursuant to, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected; or (iv) result in the creation of a Lien on any property or asset of Parent or Merger Sub, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval of Parent or Merger Sub from any Governmental Authority or other Person, except, with respect to clauses
 (ii)
,
(iii)
and
(iv)
, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be, individually or in the aggregate, material to Parent and Merger Sub, taken as a whole.
(b)    The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by each of Parent and Merger Sub do not, and the performance of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or is specified to be) a party by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger
notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect and (iii) approval for listing the Newco Common Stock issued pursuant to this Agreement on the NYSE.
SECTION 5.06

Compliance
.
(a)    Each of Parent and Merger Sub, and their respective officers, directors or employees (in their respective capacities as such), are and have been since their respective dates of formation in compliance in all material respects with all Laws applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected. Since each of Parent’s and Merger Sub’s respective date of formation, (i) neither of Parent or Merger Sub has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of Parent, no claims have been filed against either of Parent or Merger Sub with any Governmental Authority alleging any material failure by Parent or Merger Sub to comply with any applicable Law, and (iii) neither of Parent or Merger Sub has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law.
(b)    Each of Parent and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.
SECTION 5.07

SEC Filings; Financial Statements; Sarbanes-Oxley
.
(a)    Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC, together with any amendments, restatements or supplements thereto (collectively, the “
Parent SEC Reports
”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “
Sarbanes-Oxley Act
”), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act.
(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and
Regulation S-X
and Regulation
S-K,
as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by
Form 10-Q
of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal year-end
adjustments which would not reasonably be expected to

individually or in the aggregate be material). Parent has no off-balance
sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.
(c)    Except as and to the extent set forth in the Parent SEC Reports, neither Parent nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of Parent’s and Merger Sub’s business consistent with past practice or incurred in connection with the Transactions.
(d)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.
(e)    Parent has established and maintains disclosure controls and procedures (as defined in
Rule 13a-15
under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(f)    Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule
13a-15
under the Exchange Act and the listing standards of the NYSE). Parent’s disclosure controls and procedures are reasonably designed to ensure (i) the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and (ii) that material information relating to Parent is accumulated and communicated to Parent’s management as appropriate. Since Parent’s formation, there have been no significant deficiencies or material weakness in Parent’s internal control over financial reporting (whether or not remediated) and no change in Parent’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.
(g)    Neither Parent nor any employee or, to the knowledge of Parent, any independent auditor of Parent has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.
(h)    None of the Parent SEC Reports are the subject of ongoing SEC review or outstanding SEC comment. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof. To the knowledge of Parent, no notice of any SEC review or investigation of Parent or the Parent SEC Reports has been received by Parent.
SECTION 5.08

Absence of Certain Changes or Events
. Since their respective formations through the date of this Agreement, (a) neither of Parent or Merger Sub has conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination as described in the Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities, (b) there has not been any Parent Material Adverse Effect, and (c) except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, Parent has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section
 6.02
.
SECTION 5.09

Absence of Litigation
. There is no Action (other than investigations) or, to the knowledge of Parent, investigations, pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority or that challenges or seeks to prevent or enjoin the Transactions. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to be, individually or in the aggregate, material to Parent.
SECTION 5.10

Board Approval; Vote Required
.
(a)    The Parent Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable, (iv) approved the transactions contemplated by this Agreement as a business combination, and (v) resolved to recommend that the shareholders of Parent approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions, be submitted for consideration by the shareholders of Parent at the Parent Holders’ Meeting.
(b)    The only vote of the holders of any class or series of capital stock of Parent necessary to enter into this Agreement and to approve the Transactions is the Parent Holder Approval.
(c)    The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement, the Merger and the other Transactions and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and the other Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.
(d)    The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.
SECTION 5.11

No Prior Operation of Merger Sub or Parent
.
(a)    Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in connection with the Transactions, and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(b)    Parent was formed solely for the purpose of effecting a business combination and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than in connection with its formation and funding, including its initial public offering and the PIPE Financing, and the sourcing and negotiation of a business combination and the execution, delivery and performance of this Agreement.
SECTION 5.12

Brokers
. Except as set forth on
Section
 5.12
of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Affiliates. No brokerage, finder’s or other fee or commission is payable with respect to the portion of the PIPE Financing Amount provided by the Sponsor or any of its Affiliates under any agreement with Parent, the Sponsor or any Affiliate of the Sponsor.

SECTION 5.13

Fairness Opinion
. The Parent Board has received the opinion of Houlihan Lokey Capital, Inc., to the effect that, as of the date of such opinion based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Closing Payment Shares to be issued by Parent in the Transaction pursuant to this Agreement, is fair, from a financial point of view, to Parent, a copy of which opinion will be made available to the Company solely for informational purposes.
SECTION 5.14

Trust Account
. As of the date of this Agreement, Parent has (and, assuming no holders of Parent Ordinary Shares exercise the Redemption Rights, will have immediately prior to the Closing) no less than $402,500,000 in the trust fund established by Parent for the benefit of its Public Shareholders (the “
Trust Fund
”) maintained in a trust account (the “
Trust Account
”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under
Rule 2a-7
promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “
Trustee
”) pursuant to the Investment Management Trust Agreement, dated as of March 22, 2021, between Parent and the Trustee (the “
Trust Agreement
”). The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated, and is valid and in full force and effect, is a legal, valid and binding obligation of Parent and the Trustee, and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in claimed or actual material breach thereof or material default thereunder and, to the knowledge of Parent, there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by Parent or the Trustee. There are no separate Contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied) with the Trustee or any other person: (i) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than (x) shareholders of Parent who shall have elected to redeem their shares of Parent Class A Ordinary Shares pursuant to the Parent Governing Document and (y) any underwriters in connection with Parent’s initial public offering which may be entitled to deferred underwriting discounts and commissions specified in the Prospectus) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Governing Document. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Effective Time.
SECTION 5.15

Employees
. Other than any consultants and advisors engaged in the ordinary course of business, Parent and Merger Sub do not employ, and have not employed, any employees and have not retained any contractors. Other than reimbursement of any out-of-pocket
expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account (exclusive of the proceeds of the PIPE Financing), Parent has no unsatisfied liability with respect to any officer or director. Parent and Merger Sub do not maintain, sponsor, contribute to or otherwise have any liability, and have never maintained, sponsored, contributed to or otherwise had any liability, under any Employee Benefit Plan. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Parent or the Merger Sub being classified as an “excess parachute payment” under Section 280G of the Code.

SECTION 5.16

Taxes
.
(a)    Parent and Merger Sub (i) have duly filed all income and other material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof; (iii) with respect to all income and other material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Parent, for any material Taxes of Parent as of the date of such financial statements that have not been paid.
(b)    Neither Parent nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, Contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, Contract, arrangement or commitment, in each case other than an agreement, Contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c)    None of Parent or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing outside the Ordinary Course of Business.
(d)    Each of Parent and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to Parent’s knowledge, has complied in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.
(e)    Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or
non-U.S.
income Tax Return (other than a group of which the Parent or Merger Sub was the common parent and which consists only of Parent and Merger Sub).
(f)    Neither Parent nor Merger Sub has any material liability for the Taxes of any person (other than Parent and Merger Sub) under Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or
non-U.S.
Law), or as a transferee or successor by Contract or otherwise (other than a Contract the primary purpose of which does not relate to Taxes).
(g)    Neither Parent nor Merger Sub has any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between Parent or Merger Sub, on the one hand, and any Tax authority, on the other hand.
(h)    Neither Parent nor Merger Sub has in the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)    Neither Parent nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation
Section 1.6011-4(b)(2).
(j)    Neither the IRS nor any other U.S. or
non-U.S.
taxing authority or agency has asserted in writing against Parent or Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which such assertion has not been resolved.
(k)    There is no material property or obligation of Parent including uncashed checks to vendors, customers or employees or other service providers, non-refunded
overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment or unclaimed property laws, as of the date hereof or that would reasonably be expected at any time after the date hereof to become escheatable to any state or municipality under any applicable escheatment or unclaimed property laws.
(l)    There are no Tax Liens upon any assets of Parent or Merger Sub except for Permitted Liens.
(m)    Neither Parent nor Merger Sub has received written notice from a non-United
States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n)    Neither Parent nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which Parent or Merger Sub does not file Tax Returns stating that Parent or Merger Sub is or may be subject to Tax in such jurisdiction.
(o)    For U.S. federal income tax purposes, each of Parent and Merger Sub is, and has been since its formation, respectively, classified as a corporation.
(p)    Parent and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
SECTION 5.17

Registration and Listing
. The issued and outstanding Parent Units, Parent Class A Ordinary Shares and Parent Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbols “VGII.U,” “VGII” and “VGII.WS,” respectively. As of the date hereof, there is no Action pending, or to the knowledge of Parent, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister any Parent Units, Parent Class A Ordinary Shares or Parent Common Warrants or prohibit or terminate the listing of any Parent Units, Parent Class A Ordinary Shares or Parent Common Warrants on the NYSE, and none of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, Parent Class A Ordinary Shares or the Parent Common Warrants under the Exchange Act.
SECTION 5.18

Contracts
. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the Parent SEC Reports, there are no Contracts to which either of Parent or Merger Sub is a party or by which either of Parent’s or Merger Sub’s properties or assets may be bound, subject or affected, that (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by Parent or Merger Sub on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of Parent or Merger Sub as its business is currently conducted, any acquisition of material property by Parent or Merger Sub, or restricts in any material respect the ability of Parent or Merger Sub from engaging in business as currently conducted by it or from competing with any other person (each such Contract, a “
Parent Material Contract
”). All Parent Material Contracts have been made available to the Company.

SECTION 5.19

Properties
. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). Parent does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.
SECTION 5.20

Affiliate Transactions
. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure
or confidentiality Contract, any Ancillary Agreement or any Contract that is an exhibit to the Parent SEC Reports or described therein (including any working capital loans made by Sponsor to Parent), (a) there are no transactions or Contracts, or series of related transactions or Contracts, between Parent, on the one hand, and any related party of Parent, Sponsor, any beneficial owner (as defined in Rule
13d-3
under the Exchange Act) of 5% or more of the Parent Ordinary Shares or, to the knowledge of Parent, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule
12b-2
and Rule
16a-1
of the Exchange Act), on the other hand, nor is any indebtedness (whether or not contingent) for borrowed money, or indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument owed by or to Parent, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of Parent, Sponsor, any beneficial owner of 5% or more of the Parent Ordinary Shares or, to the knowledge of Parent, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that Parent uses, owns or leases (other than through any equity securities of Parent) or (ii) any customer, vendor or other material business relation of Parent or Sponsor.
SECTION 5.21

PIPE Financing
.
(a)    Parent has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Parent with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of Parent (except as it relates to any PIPE Investor affiliated with the Sponsor), with respect to each PIPE Investor, each Subscription Agreement with such PIPE Investors is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent (except as relates to any PIPE Investor affiliated with the Sponsor), each PIPE Investor that is party thereto, and none of the execution, delivery or performance of obligations under such Subscription Agreement by Parent or, to the knowledge of Parent (except as relates to any PIPE Investor affiliated with the Sponsor), such PIPE Investor, violates any applicable Laws. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Parent the applicable portion of the PIPE Financing Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Financing Amount set forth in the Subscription Agreements on the terms therein.
(b)    No fees, consideration or other discounts are payable or have been agreed by Parent or any of its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the Subscription Agreements.

SECTION 5.22

Certain Business Practices; Anti-Corruption
.
(a)    Each of Parent and Merger Sub, and to the knowledge of Parent each of their respective officers, directors, employees, agents, other Representatives or other persons acting on their behalf, have complied with and are in compliance in all material respects with Anti-Corruption Laws.
(b)    Neither Parent nor Merger Sub, nor to the knowledge of Parent any of the their respective officers, directors, employees, agents, other Representatives or other persons acting on their behalf, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any government official or Governmental Authority or (B) any other person with the knowledge that all or any portion of the money or thing of value will be offered or given to a government official or Governmental Authority, in each of the foregoing clauses (A)
 and
(B)
for the purpose of influencing any action or decision of the government official or Governmental Authority in his, her or its official capacity, including a decision to fail to perform his, her or its official duties, inducing the Governmental Authority to use his, her or its influence with any government official or Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A)
 and
(B)
, a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (1) the existence of or (2) a high probability of the existence of such conduct, circumstances or results.
(c)    Neither Parent nor Merger Sub, nor to the knowledge of Parent any of their respective Affiliates or any of their respective directors, officers, employees, agents or other Representatives, is, or is owned or controlled by one or more persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any person or entity or any of its respective officers, directors, employees, agents, other Representatives or other persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).
(d)    The operations of Parent and Merger Sub are and have been conducted at all times in material compliance with all Anti-Money Laundering Laws.
SECTION 5.23

Information Supplied
.    On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to the
Pre-Closing
Parent Holders, and at the time of the Parent Holders’ Meeting, none of the information furnished by or on behalf of Parent or Merger Sub in writing specifically for inclusion in the Registration Statement or Proxy Statement (together with any amendments or supplements thereto) will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representations or warranties with respect to any information supplied by or on behalf of the Company.
SECTION 5.24

Parent
’
s and Merger Sub
’
s Investigation and Reliance
. Each of Parent and Merger Sub has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Parent and Merger Sub together with advisors, including legal counsel, that they have engaged for such purpose. Parent and Merger Sub and their Representatives have been provided with adequate access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in
Article
 IV
(as modified by the Company Disclosure Schedule) or in the Ancillary Agreements. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to Parent and Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Parent or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.
SECTION 5.25

Exclusivity of Representations and Warranties
. Except as otherwise expressly provided in this
Article
 V
(as modified by the Parent Disclosure Schedule) and the representations and warranties as may be provided in the Ancillary Agreements, each of Parent and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their respective assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective Representatives by
, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Parent Disclosure Schedule), in the Parent Officer’s Certificate or as set forth in any Ancillary Agreement, none of Parent, Merger Sub or any other person on their behalf has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or any of its Affiliates (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01

Conduct of Business by the Company Pending the Merger
.
(a)    The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in
Section
 6.01(a)
of the Company Disclosure Schedule, (iii) as required by applicable Law (including as may be compelled by any Governmental Authority) or (iv) for any
COVID-19
Response, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to conduct their business in the Ordinary Course of Business and shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.
(b)    By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (B) as set forth in
Section
 6.01(b)
of the Company Disclosure Schedule, (C) as required by applicable Law (including as may be requested or compelled by any

Governmental Authority) or (D) for any
COVID-19
Response, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;
(ii)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, other than (A) issuances of Company Warrants in connection with drawdowns in the Ordinary Course of Business pursuant to the Credit Agreement, (B) issuances of Company Securities or other equity securities in connection with acquisitions by the Company or any Company Subsidiary of any corporation, partnership, other business organization or any division or assets thereof in the Ordinary Course of Business, (C) issuances or grants made under the Company Equity Incentive Plan, (D) the exercise or settlement of any Company Options or Company Warrants or (E) the conversion of any shares of capital stock in accordance with their terms;
(iii)    sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens or Liens created in connection with indebtedness incurred in compliance with
Section
 6.01(b)(vii)
below) on, transfer or otherwise dispose of any material tangible assets of the Company or any Company Subsidiary outside of the Ordinary Course of Business;
(iv)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except dividends and distributions by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary;
(v)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than (A) redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (B) the withholding of equity securities to satisfy the exercise price or the applicable Tax withholding requirements upon the exercise or vesting of any equity-based compensation award or (C) transactions between the Company and any wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries;
(vi)    (A) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other entity or (B) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, if such acquisition exceeds $10,000,000;
(vii)    (A) other than drawdowns under the Credit Agreement in the Ordinary Course of Business, incur or assume any indebtedness for borrowed money or indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument in excess of $18,000,000 in the aggregate, (B) cancel or forgive any material debts or other material amounts owed to the Company or any Company Subsidiary other than in the Ordinary Course of Business or (C) make any loans, advances to, or guarantees for the benefit of, any person other than any wholly-owned Company Subsidiary, except for loans and advances to customers, suppliers or vendors in the Ordinary Course of Business;
(viii)    merge or consolidate itself with any person or authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary (other than the Merger);

(ix)    hire, terminate (other than for cause) or change the material compensation terms of any officer of the Company or any Company Subsidiary who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated by this Agreement;
(x)    change any of the Company’s or any Company Subsidiary’s accounting methods, policies or procedures, other than reasonable and usual amendments in the Ordinary Course of Business as required by GAAP or applicable Law or to obtain compliance with the auditing standards of the Public Company Accounting Oversight Board and any division or subdivision thereof;
(xi)    (A) make or change any material Tax election, (B) adopt or change any material Tax accounting method, (C) settle or compromise any material Tax liability, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (E) file any amended material Tax Return, (F) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (G) settle or consent to any claim or assessment relating to any material amount of Taxes;
(xii)    (A) commence, waive, release, assign, settle, satisfy or compromise any pending or threatened Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not involve an admission of wrongdoing, do not result in any material restriction on the Company or any Company Subsidiary and do not exceed $10,000,000 individually or in the aggregate or (B) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company or any Company Subsidiary;
(xiii)    other than in the Ordinary Course of Business (including, in the case of clause (B)
, upon any expiration of the term of any Material Contract or as needed to continue conducting the business of the Company in the Ordinary Course of Business), (A) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Material Contract, (B) materially amend, extend or renew any Material Contract, or (C) enter into any Material Contract;
(xiv)    except for
non-exclusive
licenses granted in the Ordinary Course of Business, assign, transfer or dispose of, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien or Liens incurred in connection with indebtedness incurred in compliance with
Section
 6.01(b)(vii)
above) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Company Owned IP or Company Licensed IP;
(xv)    permit any insurance policies listed in
Section
 4.18
of the Company Disclosure Schedule to be canceled or terminated in a manner that would be adverse or detrimental to the Company or its business, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;
(xvi)    make any commitments for capital expenditures that would reasonably be expected to require payments during fiscal years 2021 or 2022 in excess of $10,000,000 in the aggregate;
(xvii)    fail to maintain or timely obtain any Company Permit that is material to the ongoing operations of the Company or any Company Subsidiary; or
(xviii)    enter into any binding formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law, and nothing contained in this
Section
 6.01
shall give to Parent, directly or indirectly, the right to control or direct the Ordinary Course of Business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

SECTION 6.02

Conduct of Business by Parent and Merger Sub Pending the Merger
.
(a)    Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the PIPE Financing), as set forth on
Section
 6.02(a)
of the Parent Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (A) the businesses of Parent and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice and (B) neither Parent nor Merger Sub shall:
(i)    amend or otherwise change (A) the Parent Governing Document or equivalent organizational documents or (B) the Trust Agreement or any other agreement related to the Trust Agreement;
(ii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Governing Document;
(iii)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Class A Ordinary Shares, Parent Class B Ordinary Shares or Parent Warrants other than (A) any redemption from the Trust Fund that is required pursuant to the Parent Governing Document or (B) as otherwise required by the Parent Governing Document in order to consummate the Transactions;
(iv)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Parent or Merger Sub other than in connection with the exercise of any Parent Warrants outstanding on the date hereof;
(v)    (A) acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, alliance or business association with any other entity or (B) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization;
(vi)    other than working capital loans from Sponsor to fund operating expenses, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
(vii)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law;
(viii)    (A) make or change any material Tax election, (B) adopt or change any material Tax accounting method, (C) settle or compromise any material Tax liability, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (E) file any amended material Tax Return, (F) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (G) settle or consent to any claim or assessment relating to any material amount of Taxes;
(ix)    merge or consolidate itself with any person or authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any the Company or any Company Subsidiary (other than the Merger);

(x)    (A) enter into any material Contract or, other than in the ordinary course of business, (1) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material Contract or (2) materially amend, extend or renew any material Contract, or (B) amend, modify, terminate, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements, other than to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements;
(xi)    hire any employees or adopt any benefit plans;
(xii)    make any loans, advances or capital contributions to, or investments in, any other person;
(xiii)    (A) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not involve an admission of wrongdoing, do not result in any material restriction on Parent or Newco, as applicable, or the Surviving Corporation and do not exceed $50,000 individually or in the aggregate or (B) waive, release or assign any claims or rights of Parent or Merger Sub;
(xiv)    sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of any material tangible or intangible assets of Parent or Merger Sub;
(xv)    change any of Parent’s or Merger Sub’s accounting policies or procedures, other than as required by GAAP or applicable Law;
(xvi)    pay or make any commitments for capital expenditures; or
(xvii)    enter into any binding formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
(b)    Nothing in this
Section
 6.02
shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
SECTION 6.03

Claims Against Trust Account
. Reference is made to the final prospectus of Parent, dated as of March 22, 2021 and filed with the SEC (File Nos.
333-253097
and
333-254598)
on March 24, 2021 (the “
Prospectus
”). The Company hereby represents and warrants that it has read the Prospectus and understands that Parent has established the Trust Account containing the proceeds of its initial public offering (the “
IPO
”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including overallotment shares acquired by Parent’s underwriters the “
Public Shareholders
”), and that, except as otherwise described in the Prospectus, Parent may disburse monies from the Trust Account only for the express purposes set forth in the Prospectus. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees that, notwithstanding anything to the contrary in this Agreement, the Company does not now nor shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or any claim against the Trust Account (including any distributions therefrom), as a result of, in connection with or relating in any way to, this Agreement and any negotiations, Contracts or agreements between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “
Released Claims
”). The Company hereby irrevocably waives any Released Claims that the Company may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) with respect to any Released Claims (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates);
provided
,
however
, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Parent, Merger Sub or any other person (a) for legal relief against monies or other assets of Parent (or any successor entity) or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Parent (or any successor entity) or Merger Sub, including claims against any funds distributed from the Trust Account to Parent or any successor entity thereof after the completion of Parent’s Business Combination (as defined in the Prospectus) (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of Parent Ordinary Shares in accordance with the Parent Governing Document and the Trust Agreement).
ARTICLE VII
ADDITIONAL AGREEMENTS
SECTION 7.01

Proxy Statement; Registration Statement
.
(a)    As promptly as practicable after the execution of this Agreement, (i) Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “
Proxy Statement
”) to be sent to the
Pre-Closing
Parent Holders and to the stockholders of the Company (A) as an information statement relating, with respect to the Company’s stockholders, to the action to be taken by stockholders of the Company pursuant to the Written Consent or by vote at a Company Stockholders Meeting and (B) as a proxy statement, with respect to the
Pre-Closing
Parent Holders, in which Parent shall solicit proxies from
Pre-Closing
Parent Holders to vote at the extraordinary general meeting of all holders of Parent Ordinary Shares called for the purpose of voting on the following matters (the “
Parent Holders’ Meeting
”) in favor of (1) the approval and adoption of this Agreement and the Transactions, including the Merger, (2) the Domestication, (3) in connection with the Domestication, the amendment of the Parent Governing Document and approval of the Newco Certificate of Incorporation and Newco Bylaws, (4) the issuance of Newco Common Stock as contemplated by this Agreement and the Subscription Agreements, (5) the approval and adoption of an equity incentive plan, substantially in the form attached as
Exhibit D
hereto, that provides for the grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted shares, restricted share units and/or other equity-based awards based on Newco Class A Common Stock with a total pool of awards of Newco Class A Common Stock not exceeding the New Incentive Plan Size (the “
New Incentive Plan
”), (6) the approval and adoption of an employee stock purchase plan, substantially in the form attached as
Exhibit E
hereto, that provides for the purchase of up to a number of shares of Newco Class A Common Stock, to be determined by the Company Board prior to the Closing, by employees of the Surviving Corporation and its Subsidiaries and an annual “evergreen” increase, to be determined by the Company Board prior to the Closing, of no less than a one percent (1%) of the shares of Newco Common Stock outstanding as of the day prior to such increase (the “
New Stock Purchase Plan
”), (7) the election of the directors constituting the Newco Board, (8) the adjournment of the Parent Holders’ Meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the Transactions for any reason, (9) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, and (10) the adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Merger and the other Transactions (collectively, the “
Parent Proposals
”), and (ii) Parent shall prepare and file with the SEC a registration statement on
Form S-4
(together with all amendments thereto, the “
Registration Statement
”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Newco Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, including, for the avoidance of doubt, any shares of Newco Class B Common Stock to be issued pursuant to
Section
 3.06
of this Agreement. Parent and the Company each shall use their reasonable best efforts to (w) cause the Proxy Statement and Registration Statement when filed with the

SEC to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, each of the Company and Parent shall mail the Proxy Statement to their respective stockholders. Each of Parent and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.
(b)    No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Ordinary Shares or the Newco Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.
(c)    Parent shall ensure that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the
Pre-Closing
Parent Holders, (iii) the time of the Parent Holders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
(d)    The Company shall ensure that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the
Pre-Closing
Parent Holders, (iii) the time of the Parent Holders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
SECTION 7.02

Parent Holders
’
Meeting and Merger Sub Stockholder
’
s Approval
.
(a)    Parent shall call and hold the Parent Holders’ Meeting as promptly as practicable after the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Registration Statement becomes effective) for the purpose of voting solely upon the Parent Proposals. The Parent Board shall unanimously recommend to Parent’s shareholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement;
provided
, that the Parent Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation solely to the extent it has determined, upon the advice of counsel, that a Company Material Adverse Effect has occurred, and that doing so is required in order to comply with its fiduciary duties. Notwithstanding the foregoing provisions of this
Section
 7.02(a)
, Parent shall have the right to (and in the case of the following clauses
(ii)
 and
(iii)
, at the request of the Company, Parent shall) make one or more successive postponements or adjournments of the Parent Holders’ Meeting, in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement that Parent, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of
Section
 7.01
or any other applicable Law or (ii) if on a date for which the Parent Holders’ Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Ordinary Shares to obtain the Parent Holder Approval, whether or not a quorum is present, (iii) if, as of the time for which the Parent Holders’ Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Holders’ Meeting or (iv) if, as of the deadline for electing redemption by holders of Parent Class A Ordinary Shares in accordance with the Parent Governing Document, the number of shares being redeemed would cause the condition to Closing set forth in
Section
 8.03(e)
to not be satisfied;
provided
, that Parent shall reconvene such Parent Holders’ Meeting as promptly as practicable following such time as the matters described in clauses
 (i)
,
(ii)
,
(iii)
and
(iv)
 have been resolved, and in no event shall the Parent Holders’ Meeting be (x) postponed or adjourned for more than (A) ten Business Days for any individual postponement or adjournment or (B) except for any postponement or adjournment pursuant to clause (i), more than twenty Business Days in the aggregate or (y) reconvened on a date that is later than five (5) Business Days prior to the Outside Date. Parent shall use its reasonable best efforts to obtain the Parent Holder Approval at the Parent Holders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Parent Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.
(b)    Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the other Transactions in its capacity as the sole stockholder of Merger Sub (the “
Merger Sub Sole Stockholder Approval
”).
SECTION 7.03

Company Stockholder Approval
. Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of the Requisite Approval (including the Requisite Stockholders) in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “
Written Consent
”) as soon as reasonably practicable after the Registration Statement becomes effective and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of shares of Company Capital Stock for the purpose of voting solely upon the adoption of this Agreement, the Merger and the other Transactions (the “
Company Stockholders Meeting
”) as soon as reasonably practicable after the Registration Statement becomes effective. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Stockholder Approval. The Company Board shall recommend to its stockholders that they approve this Agreement and the Merger. Notwithstanding anything to the contrary herein, none of the Company nor any of its Affiliates shall be required to pay any additional consideration to any stockholder of the Company in order to obtain the Written Consent.
SECTION 7.04

Access to Information; Confidentiality
.
(a)    From the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, investment bankers, accountants, consultants, legal counsel, agents and other advisors or representatives, collectively, “
Representatives
”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to
Section
 7.11(c)
. Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate contractual arrangements or contravene applicable Law (it being agreed that the parties hereto shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b)    All information obtained by the parties hereto pursuant to this
Section
 7.04
shall be kept confidential in accordance with the
non-disclosure
agreement, dated as of June 7, 2021 (the “
Non-Disclosure
Agreement
”), between Parent and the Company.
(c)    Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the
Non-Disclosure
Agreement.
SECTION 7.05

Exclusivity
. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the parties hereto shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” (within the meaning of Section 13(d) of the Exchange Act), concerning any sale of any material assets of such party or any of its outstanding capital stock or any conversion, merger, consolidation, liquidation, recapitalization, dissolution or similar transaction involving such party or any of such party’s Subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “
Alternative Transaction
”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Each party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof been provided with Confidential Information in connection with its consideration of an Alternative Transaction to return or destroy all such Confidential Information furnished to such person by or on behalf of it. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transaction that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, the parties hereto agree that any violation of the restrictions set forth in this
Section
 7.05
by a party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this
Section
 7.05
by such party.

SECTION 7.06

Employee Benefits Matters
.
(a)     Parent shall use commercially reasonable efforts, or shall cause the Surviving Corporation and each of its subsidiaries to use commercially reasonable efforts, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “
Continuing Employees
”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by the Surviving Corporation or any of its Subsidiaries (excluding any retiree health plans or programs or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary;
provided
,
however
, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing
condition limitations under each of the Employee Benefit Plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket
requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Surviving Corporation will honor all accrued but unused vacation, sick leave and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs. As a condition to Parent’s obligations under this
Section
 7.06(a)
, the Company shall provide Parent or its designee with all information reasonably requested and necessary to allow Parent or its designee to comply with such obligations.
(b)    The Company shall cause all notices to be timely provided to each optionee under the Company Equity Incentive Plan as required by the Company Equity Incentive Plan.
(c)    The provisions of this
Section
 7.06
are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan or other employee benefit arrangement or shall require the Company, Parent, the Surviving Corporation or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.
(d)    As promptly as practicable after the Effective Time, subject to approval of the
Pre-Closing
Parent Holders, Parent and Newco, as applicable, shall adopt and implement the New Incentive Plan and the New Stock Purchase Plan.
SECTION 7.07
Directors’ and Officers’ Indemnification.
(a)    The certificate of incorporation and bylaws of the Surviving Corporation shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Certificate of Incorporation or the bylaws of the Company as of the date of this Agreement, which provisions of the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (each, an “
Indemnitee
”), unless such modification shall be required by applicable Law. From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, each as in effect on the date of this Agreement, to indemnify such Indemnitee (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).
(b)    From the Closing Date, and for a period of six years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Parent be required to pay an annual premium for (or an increase in premium due to) such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2021 (the “
Maximum Annual Premium
”);
provided
,
however
, that if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this
Section
 7.07(b)
shall be continued in respect of such claim until the final disposition thereof.
(c)    Parent shall (i) cause coverage to be extended under its current directors’ and officers’ liability insurance policy by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this
Section
 7.07(c)
shall be continued in respect of such claim until the final disposition thereof.
(d)    On the Closing Date, to the extent not already entered into, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Newco, which indemnification agreements shall continue to be effective following the Closing. Prior to the Closing, Parent and the Company shall use their commercially reasonable efforts to ensure that Parent shall, with effectiveness from and after the Closing, obtain directors’ and officers’ liability insurance covering the persons who will be directors and officers of Parent and its Subsidiaries from and after the Closing and thereafter on terms that are consistent with market standards.
(e)    If Parent or, after the Closing, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this
Section
 7.07
.
SECTION 7.08

Notification of Certain Matters
. Each of the Company and Parent shall give prompt notice to the other party of: (a) any Action or investigation that would have been required to be disclosed to the other party under this Agreement if such party had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence
of any event whose occurrence or
non-occurrence,
as the case may be, could reasonably be expected to cause any condition set forth in
Article VIII
not to be satisfied at any time from the date of this Agreement to the Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other Transactions; (d) without limiting Section 7.13, any regulatory notice or report from a Governmental Authority in respect of the Transactions; and (e) in the case of the Company, any information or knowledge obtained by the Company or any of the Company Subsidiaries that could reasonably be expected to materially affect the Company’s or any of the Company Subsidiary’s current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.

SECTION 7.09

Further Action; Reasonable Best Efforts
.
(a)    Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in
Section
 4.05
necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action. Notwithstanding the foregoing, nothing herein (including
Section
 7.13
) shall require the Company to incur any liability or expense (other than de minimis
costs and expenses) or subject itself or its business to any imposition of any limitation on the ability to conduct its business or to own or exercise control of its assets or properties.
(b)    Each of the parties hereto shall, to the extent permitted by applicable Law, keep each other reasonably apprised of the status of matters relating to the Transactions, including promptly notifying the other parties hereto of any material substantive communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties hereto to review in advance, and to the extent practicable consult about, any proposed substantive communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any substantive meeting, video or telephone conference, or other substantive communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it has given the other parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other parties hereto or their outside counsel the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the
Non-Disclosure
Agreement and to the extent permitted by applicable Law, the parties hereto will coordinate and reasonably cooperate with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing. Subject to the terms of the
Non-Disclosure
Agreement and to the extent permitted by applicable Law, the parties hereto will provide each other with copies of all material substantive correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. Notwithstanding the foregoing, materials required to be provided pursuant to this
Section
 7.09(b)
may be restricted to outside legal counsel and may be redacted (i) as necessary to comply with contractual arrangements, and (ii) to remove references to privileged information. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
SECTION 7.10

Public Announcements; Form
8-K
Filings
. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Parent and the Company shall cooperate in good faith with respect to the prompt preparation by Parent of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), Parent shall file with the SEC, a Current Report on Form
8-K
pursuant to the Exchange Act to report the execution of this Agreement as of its effective date. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with
Article
 IX
) unless otherwise prohibited by applicable Law, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, except (a) communications consistent with the final form of joint press release announcing the Transactions and the investor presentation given to investors in connection with the announcement of the Transactions or (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE. Prior to the Closing, Parent and the Company shall mutually agree upon and prepare the press release announcing the consummation of the Transactions contemplated by this Agreement (“
Closing Press Release
”). Concurrently with or promptly after the Closing, Parent shall issue the Closing Press Release. Parent and the Company shall cooperate in good faith with respect to the preparation by the Company of, and, at least five (5) days prior to the Closing, the Company shall prepare, a draft Form
8-K
announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “
Completion
8-K
”). Concurrently with the Closing, or as soon as practicable (but in any event within four Business Days) thereafter, Newco shall file the Completion
8-K
with the SEC. Nothing contained in this
Section
 7.10
shall prevent Parent or the Company or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this
Section
 7.10
.
SECTION 7.11

Tax Matters
.
(a)    For U.S. federal income tax purposes, each of the Domestication and the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (collectively, the “
Intended Tax Treatment
”). The parties to this Agreement hereby: (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of
Section 1.368-2(g)
of the United States Treasury regulations, (ii) adopt this Agreement insofar as it relates to the Domestication as a “plan of reorganization” within the meaning of
Section 1.368-2(g)
of the United States Treasury regulations, (iii) agree to file and retain such information as shall be required under
Section 1.368-3
of the United States Treasury regulations, and (iv) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Each of the parties hereto acknowledges and agrees that each such party and each of the stockholders of the Company (x) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.
(b)    None of Newco, Parent, Merger Sub or the Company shall (and each shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Intended Tax Treatment.
(c)    Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). In the event that in connection with the preparation and filing of the Registration Statement / Proxy Statement the SEC requests or requires tax opinions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to Sidley Austin LLP and/or Davis Polk & Wardwell LLP, as relevant, in form and substance reasonably satisfactory to such advisor dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such advisor in connection with the preparation and filing of the Registration Statement / Proxy Statement. In the event the Company seeks a tax opinion from its tax advisor regarding the Intended Tax Treatment, the parties shall use reasonable best efforts to execute and deliver customary tax representation letters to its tax advisor, in form and substance reasonably satisfactory to such advisor.
(d)    Newco will use commercially reasonable efforts to provide the
Pre-Closing
Parent Holders information that is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations
Section 1.367(b)-3
as a result of the Domestication; (ii) make the election

contemplated by Treasury Regulations
Section 1.367(b)-3(c)(3);
and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Parent for each year that Parent is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations
Section 1.1295-1(g)).
(e)    For U.S. federal income tax purposes, the payment of any earnout Merger Consideration shall constitute purchase price consideration, and not compensation, to the holders of Company Capital Stock. The parties to this Agreement hereby agree to file all Tax and other informational returns on a basis consistent with such treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.
SECTION 7.12

Stock Exchange Listing
. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Units, Parent Class A Ordinary Shares and Parent Warrants listed for trading on the NYSE. Parent will use its reasonable best efforts to ensure that Newco is listed as a public company, and that the shares of Newco Class A Common Stock issued in connection with the Transactions are approved for listing on the NYSE, in each case, as of the Closing.
SECTION 7.13

Antitrust
.
(a)    To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“
Antitrust Laws
”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Parent each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b)    No party hereto shall take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
SECTION 7.14

Trust Account
. As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Governing Document will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no equityholder of Parent shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (to be held as Available Cash on the balance sheet of Parent, and to be used for payment of Outstanding Transaction Expenses hereunder, working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate;
provided
,
however
, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of Parent who shall have exercised their Redemption Rights and (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement.

SECTION 7.15

Financing
. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including using its reasonable best efforts to (a) comply with its obligations under the Subscription Agreements, (b) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (c) satisfy on a timely basis all conditions and covenants applicable to Parent set forth in the applicable Subscription Agreements, (d) enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Parent the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (e) consummate the PIPE Financing when required pursuant to this Agreement. Parent shall give the Company prompt written notice of (i) any request or proposal for an amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) of any underfunding of any amount under any Subscription Agreement.
SECTION 7.16

Section 16 of the Exchange Act
. Prior to the Closing, the Parent Board, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule
16b-3(d)
under the Exchange Act, such that the acquisitions of Newco Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act (“
Section
 16
”) shall be exempt acquisitions for purposes of Section 16.
SECTION 7.17

Qualification as an Emerging Growth Company
. Parent shall, at all times during the period from the date hereof until the occurrence of the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012; and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of such Act.
ARTICLE VIII
CONDITIONS TO THE MERGER
SECTION 8.01

Conditions to the Obligations of Each Party
. The obligations of the Company, Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) in writing by all of the parties at or prior to the Closing of the following conditions:
(a)
Company Stockholder Approval
. The Company Stockholder Approval shall have been obtained and remain in full force and effect.
(b)
Parent Holder Approval
. The Parent Holder Approval shall have been obtained and remain in full force and effect.
(c)
Merger Sub Sole Stockholder Approval
. The Merger Sub Sole Stockholder Approval shall have been obtained and remain in full force and effect.
(d)
No Order
. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e)
Antitrust Approvals and Waiting Periods
. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(f)
Governmental Consents
. All consents, approvals and authorizations set forth on
Section
 8.01(f)
of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.
(g)
Registration Statement
. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.
(h)
Domestication
. The Domestication shall have been consummated.
(i)
Parent Net Tangible Assets
. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) following the consummation of the PIPE Financing and the closing of the Redemption Rights in accordance with the Parent Governing Document.
(j)
Financial Statements
. The Company shall have delivered to Parent the financial statements required to be included in the Completion
8-K.
SECTION 8.02

Conditions to the Obligations of Parent and Merger Sub
. The obligations of Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) in writing by Parent and Merger Sub at or prior to the Closing (unless otherwise specified in this
Section
 8.02
) of the following additional conditions:
(a)
Representations and Warranties
. The representations and warranties of the Company contained in (i)
 Section
 4.01
(Organization and Qualification; Subsidiaries),
Section
 4.02
(Certificate of Incorporation and Bylaws),
Section
 4.03
(Capitalization),
Section
 4.04
(Authority Relative to this Agreement) and
Section
 4.23
(Brokers) (without giving effect to any limitation as to materiality or “Company Material Adverse Effect” or any similar limitation set forth therein) shall each be true and correct in all material respects as of the Closing as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii)
 Section
 4.08(c)
(Absence of Certain Changes or Events) shall be true and correct and (iii) all other representations and warranties of the Company set forth in
Article IV
shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing, as though made on and as of the Closing Date, except, in the case of this clause (iii)
, (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.
(b)
Agreements and Covenants
. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)
Officer’s Certificate
. The Company shall have delivered to Parent a certificate (the “
Company Officer’s Certificate
”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in
Section
 8.02(a)
,
Section
 8.02(b)
and
Section
 8.02(d)
.

(d)
Material Adverse Effect
. No Company Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.
(e)
Resignations
. Other than those persons identified as directors and officers on
Section
 2.08(a)
of the Company Disclosure Schedule, all members of the Company Board and all officers of the Company shall have executed and delivered written resignations effective as of the Effective Time.
(f)
Amended and Restated Registration Rights Agreement
. All parties to the Amended and Restated Registration Rights Agreement (other than Parent) shall have delivered, or cause to be delivered, to Parent copies of the Amended and Restated Registration Rights Agreement duly executed by all such parties.
(g)
FIRPTA Certificate
. The Company shall have delivered to Parent a certification satisfying the requirements of Treasury Regulations Sections
1.897-2(h)
and
1.1445-2(c)(3),
that the Company is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations
Section 1.897-2(h)(2);
provided
, that if the Company fails to deliver such certificate, the transactions shall nonetheless be able to close and Newco shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code.
SECTION 8.03

Conditions to the Obligations of the Company
. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) in writing by the Company at or prior to Closing (unless otherwise specified in this
Section
 8.03
) of the following additional conditions:
(a)
Representations and Warranties
. The representations and warranties of Parent and Merger Sub contained in (i)
 Section
 5.01
(Corporation Organization),
Section
 5.02
(Governing Documents),
Section
 5.03
(Capitalization),
Section
 5.04
(Authority Relative to this Agreement) and
Section
 5.12
(Brokers) (without giving effect to any limitation as to materiality or “Parent Material Adverse Effect” or any similar limitation set forth therein) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except, in the case of this clause (ii)
, (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.
(b)
Agreements and Covenants
. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)
Officer’s Certificate
. Parent shall have delivered to the Company a certificate (the “
Parent Officer’s Certificate
”), dated as of the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in
Section
 8.03(a)
,
Section
 8.03(b)
and
Section
 8.03(d)
.
(d)
Material Adverse Effect
. No Parent Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.
(e)
Minimum Cash
. Available Cash shall be greater than or equal to $175,000,000.

(f)
Stock Exchange Listing
. The Parent Class A Ordinary Shares shall be listed on the NYSE as of the Closing Date and a supplemental listing shall have been filed with the NYSE as of the Closing Date to list the shares of Newco Common Stock constituting the Merger Consideration contemplated to be listed pursuant to this Agreement. Parent shall not have received any notice of non-compliance
with any applicable initial and continuing listing requirements of the NYSE.
(g)
Amended and Restated Registration Rights Agreement
. Parent shall have delivered a copy of the Amended and Restated Registration Rights Agreement duly executed by Parent.
(h)
Resignations
. Other than those persons who the parties hereto have agreed shall serve as members of the Newco Board or as officers of Newco in accordance with
Section
 2.08(b)
, all members of the Parent Board and all officers of Parent shall have executed written resignations effective as of the Effective Time.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01

Termination
. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the equityholders of the Company or Parent, as follows:
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company if the Effective Time shall not have occurred prior to July 31, 2022 (the “
Outside Date
”);
provided
,
however
, that this Agreement may not be terminated under this
Section
 9.01(b)
by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in
Article
 VIII
on or prior to the Outside Date;
(c)    by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger;
(d)    by either Parent or the Company if any of the Parent Proposals shall fail to receive the requisite vote for approval at the Parent Holders’ Meeting (subject to any permitted or required adjournment or postponement of the Parent Holders’ Meeting);
(e)    by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in
Sections
 8.02(a)
and
8.02(b)
would not be satisfied at the Closing (“
Terminating Company Breach
”);
provided
that Parent and Merger Sub are not then in breach of their representations, warranties, covenants or agreements in this Agreement, which breach would cause any condition in
Section
 8.03(a)
or
Section
 8.03(b)
not to be satisfied;
provided
,
however
, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this
Section
 9.01(e)
for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days (or any shorter period of the time that remains between the date Parent provides written notice of such breach and the Outside Date) after notice of such breach is provided by Parent to the Company; or

(f)    by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case, such that the conditions set forth in
Sections
 8.03(a)
and
8.03(b)
would not be satisfied at the Closing (“
Terminating Parent Breach
”);
provided
that the Company is not then in breach of its representations, warranties, covenants or agreements in this Agreement, which breach would cause any condition in
Section
 8.02(a)
or
Section
 8.02(b)
not to be satisfied;
provided
,
however
, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this
Section
 9.01(f)
for so long as Parent and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days (or any shorter period of the time that remains between the date Company provides written notice of such breach and the Outside Date) after notice of such breach is provided by the Company to Parent.
The party desiring to terminate this Agreement pursuant to this
Section
 9.01
(other than
Section
 9.01(a)
) shall give written notice of such termination to each other party.
SECTION 9.02

Effect of Termination
. In the event of the termination of this Agreement pursuant to
Section
 9.01
, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or its respective Affiliates, officers, directors or equityholders, other than liability of any of the parties hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination.
Sections 6.03
,
Article X
(other than
Sections 10.02
and
10.14
) and the
Non-Disclosure
Agreement, and any corresponding definitions referenced therein, shall, in each case, survive any termination of this Agreement.
SECTION 9.03

Amendment
. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time;
provided
that, after the Parent Holder Approval has been obtained, there shall be no amendment or modification that would require the further approval of the
Pre-Closing
Parent Holders under applicable Law without such approval having first been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
SECTION 9.04

Waiver
. At any time prior to the Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered by Parent or Merger pursuant hereto and (iii) waive compliance with any agreement of Parent or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X
GENERAL PROVISIONS
SECTION 10.01

Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (
provided
, that no “error” message or other
notification of
non-delivery
or
non-receipt
is generated) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section
 10.01
):
if to Parent or Merger Sub:
Virgin Group Acquisition Corp. II
65 Bleecker Street, 6th Floor
New York, NY 10012
Attention:     Harold Brunink
Email:harold.brunink@virgin.com
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:    William H. Aaronson
                    Derek Dostal
                    Lee Hochbaum
Email:         william.aaronson@davispolk.com
                    derek.dostal@davispolk.com
                    lee.hochbaum@davispolk.com
if to the Company:
Grove Collaborative, Inc.
1301 Sansome St.
San Francisco, California 94111
Attention: Nathan Francis
Email: nfrancis@grove.co
with a copy to:
Sidley Austin LLP
1001 Page Mill Road
Building 1
Palo Alto, California 94304
Attention: Martin A. Wellington
Email: mwellington@sidley.com
Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, California 90067

Attention: Joshua G. DuClos
Email: jduclos@sidley.com
Sidley Austin LLP
2021 McKinney Avenue
Suite 2000
Dallas, Texas 75201
Attention: Sara G. Duran
Email: sduran@sidley.com
SECTION 10.02

Nonsurvival of Representations, Warranties and Covenants
. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only to such extent until such covenants and agreements have been fully performed and (b) this
Article
 X
and any corresponding definitions set forth in
Article
 I
.
SECTION 10.03

Severability
. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 10.04

Entire Agreement; Assignment
. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede, except as set forth in
Section
 7.04(b)
, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the
Non-Disclosure
Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.
SECTION 10.05

Parties in Interest
. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) in the event the Closing occurs,
Section
 7.07
(which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (b) from and after the Effective Time, the holders of Company Securities as of immediately prior to the Effective Time (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce,
Article III
,
Article IV
, and this
Section
 10.05
and (c) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and Representatives of the parties hereto and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, this
Section
 10.05
and
Section
 10.11
.
SECTION 10.06

Governing Law
. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court;
provided
, that if jurisdiction is not then available in the Delaware

Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
SECTION 10.07

Waiver of Jury Trial
. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this
Section
 10.07
.
SECTION 10.08

Headings
. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.09

Counterparts; Electronic Delivery
. This Agreement and each Ancillary Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Ancillary Agreement or in any other certificate, agreement or document related to the Transactions shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable Law, including any state Law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
SECTION 10.10

Disclosure Schedules
. Each of the Company and Parent has set forth information in the Company Disclosure Schedules and the Parent Disclosure Schedules, respectively, in sections thereof that correspond to the sections of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent. Any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the Parent Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “Parent Material Adverse Effect,” “material adverse effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter (other than with respect to any Section of the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable, referred to in any representation or warranty in this Agreement that expressly requires listing facts, circumstances or agreements in such section of the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable), or (d) notwithstanding the foregoing in subclause (c)
, constitute, or be deemed to constitute, an admission to any third party in any respect concerning such item or matter. Notwithstanding anything to the contrary herein, after the date of this Agreement until the Closing Date, the Company shall have the right in it sole discretion to amend
Section
 4.17
of the Company Disclosure Schedules to add any new Material Contracts entered into during such time, and any and all details with respect thereto that are responsive to the representations and warranties contained in
Section
 4.17
, and such amendments shall have full force and effect with respect to the satisfaction of the condition set forth in
Section
 8.02(a)
.
SECTION 10.11

Specific Performance
. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
SECTION 10.12

No Recourse
. All actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against, and are those solely of the persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). No other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender to (each of the foregoing, a “
Nonparty Affiliate
”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses
 (a)
through
(d)
.
SECTION 10.13

Expenses
. Except as set forth in this
Section
 10.13
or elsewhere in this Agreement (including
Section
 3.04
), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that the Company and Parent shall each pay one-half
of all expenses relating to the fees, costs and expenses incurred in connection with (a) obtaining customary D&O tail policies, (b) filings under the HSR Act or other Antitrust Laws or in connection with any other regulatory approvals, (c) the preparation, filing and mailing of the Proxy Statement, and (d) arranging the PIPE Financing;
provided
, that if the Merger is consummated, all such expenses, and any Transfer Taxes arising as a result of the Merger, will be paid (or reimbursed, as applicable) from the proceeds of the Trust Account and the PIPE Financing.
SECTION 10.14

Waiver of Conflicts
. Recognizing that Davis Polk & Wardwell LLP (“
Davis Polk
”) has acted as legal counsel to Parent, Merger Sub, Sponsor, certain Parent security holders and certain of their respective Affiliates prior to the Closing, and that Davis Polk may act as legal counsel to Parent, the Surviving

Corporation and one or more of its subsidiaries, Sponsor, certain Parent security holders and certain of their respective Affiliates after the Closing, each of Parent and the Surviving Corporation (including on behalf of the Surviving Corporation’s subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Davis Polk’s representing Parent, Merger Sub, the Surviving Corporation, or any of its subsidiaries, Sponsor, any Parent, security holder and any of their respective Affiliates after to the Closing. In addition, all communications involving attorney-client confidences by or among Parent, Merger Sub, Sponsor, Parent security holders or their respective Affiliates in the course of the negotiation, documentation and consummation of the Transactions will be deemed to be attorney-client confidences that belong solely to Sponsor, such Parent security holder or such Affiliate (and not to Parent, the Surviving Corporation or any of its subsidiaries). Accordingly, Parent and the Surviving Corporation, as the case may be, will not have access to any such communications, or to the files of Davis Polk relating to such engagement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Sponsor or the applicable Parent security holder and its Affiliates (and not Parent, the Surviving Corporation or any of its subsidiaries) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent, the Surviving Corporation and its subsidiaries will be a holder thereof, (ii) to the extent that files of Davis Polk in respect of such engagement constitute property of the client, only Sponsor, the applicable Parent security holder or their respective Affiliates (and not Parent, the Surviving Corporation or any of its subsidiaries) will hold such property rights and (iii) Davis Polk will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent after the Closing and before or after the Closing, the Surviving Corporation or any of its subsidiaries by reason of any attorney-client relationship between Davis Polk and Parent and Merger Sub before the Closing and after the Closing, the Surviving Corporation and any of its subsidiaries or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of its subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, Parent and the Surviving Corporation (including on behalf of its subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by Davis Polk to such third party;
provided
,
however
, that neither Parent, the Surviving Corporation, nor any of its subsidiaries may waive such privilege without the prior written consent of the Sponsor.
[Signature Page Follows]

IN WITNESS WHEREOF
, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIRGIN GROUP ACQUISITION CORP. II
By:	/s/ Evan Lovell
Name: Evan Lovell
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

TREEHOUSE MERGER SUB, INC.
By:	/s/ Harold Brunink
Name: Harold Brunink
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

GROVE COLLABORATIVE, INC.
By:	/s/ Stuart Landesberg
Name: Stuart Landesberg
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex I
Earnout Merger Consideration
$12.50 Earnout Shares and $15.00 Earnout Shares
This
Annex
 I
sets forth the terms for the vesting and forfeiture of the $12.50 Earnout Shares and $15.00 Earnout Shares (each as defined below), as applicable. Terms used but not defined in this
Annex
 I
shall have the meanings ascribed to such terms in the other parts of this Agreement to which this
Annex I
is a part.
1.    7,000,000 of the Earnout Shares (such number of shares being referred to as the “
$12.50 Earnout Shares
”) will automatically vest if the Stock Price equals or exceeds $12.50 per share on any twenty (20) Trading Days (which may be consecutive or not consecutive) within any consecutive thirty (30) Trading Day period that occurs after the Closing Date and on or prior to the ten (10) year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “
$12.50 Share Price Milestone
” and the ten (10) year period following the Closing Date is referred to herein as the “
Earnout Period
”).
2.    7,000,000 of the Earnout Shares (such number of shares being referred to as the “
$15.00 Earnout Shares
”), and if not previously vested, all of the $12.50 Earnout Shares, will automatically vest if the Stock Price equals or exceeds $15.00 per share on any twenty (20) Trading Days (which may be consecutive or not consecutive) within any consecutive thirty (30) Trading Day period that occurs after the Closing Date and on or prior to the expiration of the Earnout Period (the first occurrence of the foregoing is referred to herein as the “
$15.00 Share Price Milestone
” and, each of the $15.00 Share Price Milestone and the $12.50 Share Price Milestone, a “
Milestone
”).
3.    Subject to the limitations contemplated herein, each holder of Company Securities as of immediately prior to the Effective Time shall have all of the rights of a stockholder with respect to the Earnout Shares, including the right to receive dividends and to vote such shares;
provided
, that, subject to the vesting provisions of this
Annex I
, the Earnout Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction, other than in connection with a Change of Control as set forth below, and may not be Transferred by such holder or be subject to execution, attachment or similar process without the consent of Newco, and shall bear a customary legend with respect to such transfer restrictions;
provided
, further, that Transfers are permitted to Permitted Transferees who shall (a) be subject to the restrictions in this paragraph 3
as if they were the original holders of such Earnout Shares and (b) promptly transfer such Earnout Shares back to the original holder thereof if they cease to be a Permitted Transferee for any reason prior to the date such Earnout Shares become freely transferable in accordance herewith;
provided
,
further
, that any such Permitted Transferee executes and delivers to Newco a written agreement, in form and substance reasonably acceptable to Newco, agreeing to be bound by the restrictions in this paragraph 3. Any attempt to Transfer such Earnout Shares shall be null and void.
4.    If, at any time prior to the expiration of the Earnout Period, any holder of Earnout Shares forfeits all or any portion of such holder’s Converted Options or Converted RSU Awards, in accordance with the terms of such Converted Options or Converted RSU Awards, all unvested Earnout Shares issued to such holder with respect to any such Converted Options or Converted RSU Awards shall be deemed to be automatically forfeited to Newco and Newco shall then distribute such Earnout Shares to the other holder of Company Securities as of immediately prior to the Effective Time on a pro rata basis based upon the allocation of Earnout Shares as of the Closing Date (but disregarding any Earnout Shares forfeited by other holders of Earnout Shares with respect to any Converted Options or Converted RSU Awards in accordance herewith).
5.    If, upon the expiration of the Earnout Period, the $12.50 Share Price Milestone and/or the $15.00 Share Price Milestone have not occurred, then all Earnout Shares which would vest in connection with such Milestone shall be automatically forfeited and deemed transferred to Newco and shall be automatically cancelled by Newco

Annex 1-1

and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Earnout Shares shall be entitled to any dividends or distributions made to the holders of Newco Common Stock and shall be entitled to the voting rights generally granted to holders of Newco Common Stock.
6.     In the event of occurrence of any Milestone, as soon as practicable (but in any event within five (5) Business Days), Newco shall deliver written notice to the holders of the Earnout Shares as of any such date regarding the vesting of the applicable Earnout Shares.
7.    In the event that after the Closing and prior to the expiration of the Earnout Period, (i) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to expiration of the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Earnout Period), (ii) any liquidation, dissolution or winding up of Newco (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against Newco, or a receiver is appointed for Newco or a substantial part of its assets or properties or (iv) Newco makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties, then any Milestone that has not previously occurred and the related vesting conditions shall be deemed to have occurred.
8.    For purposes hereof:
(i)     a “
Change of Control
” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events:

(1)
any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “
Group
”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Newco in substantially the same proportions as their ownership of stock of Newco) (x) is or becomes the beneficial owner, directly or indirectly, of securities of Newco representing more than fifty percent (50%) of the combined voting power of Newco’s then outstanding voting securities or (y) has or acquires control of the Newco Board;

(2)
a merger, consolidation, reorganization or similar business combination transaction involving Newco, and, immediately after the consummation of such transaction or series of transactions, either (x) the Newco Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Newco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(3)
the sale, lease or other disposition, directly or indirectly, by Newco of all or substantially all of the assets of Newco and its Subsidiaries, taken as a whole, other than such sale or other disposition by Parent of all or substantially all of the assets of Newco and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of Newco;

(ii)    “
Permitted Transferee
” means (A) in the case of an individual, (1) by gift to any person related to the applicable holder by blood, marriage, or domestic relationship (“
immediate family
”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (2) by will, intestacy or by virtue of laws of descent and distribution upon the death of such

Annex 1-2

individual, or (3) pursuant to a qualified domestic relations order, or (B) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the applicable holder.
(iii)    “
Stock Price
” means, on any date after the Closing, the volume weighted average price of the shares of Newco Class A Common Stock reported as of such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar;
(iv)    “
Trading Day
” means any day on which trading is generally conducted on the New York Stock Exchange or any other exchange on which the shares of Newco Class A Common Stock are traded and published; and
(v)    “
Transfer
” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
9.    If Newco shall, at any time or from time to time, after the date hereof effect a subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Parent Ordinary Shares or Newco Common Stock, as applicable, the number of Earnout Shares subject to vesting pursuant to, and the stock price targets set forth in, paragraphs 1 and 2 of this
Annex I
, shall be equitably adjusted for such subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

Annex 1-3

ANNEX B
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
VIRGIN GROUP ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED 22 MARCH 2021 AND EFFECTIVE ON 22 MARCH 2021)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
VIRGIN GROUP ACQUISITION CORP.II
(ADOPTED BY SPECIAL RESOLUTION DATED 22 MARCH 2021 AND EFFECTIVE ON 22 MARCH 2021)

1	The name of the Company is Virgin Group Acquisition Corp. II

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman,
KY1-1104,
Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
VIRGIN GROUP ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED 22 MARCH 2021 AND EFFECTIVE ON 22 MARCH 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law
and
father-in-law
and brothers and
sisters-in-law,
whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “
target business
”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	Means Virgin Group Acquisition Sponsor II LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock

Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form
8-K
with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a

Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata
basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis
, except that the necessary quorum

shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up
Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up
or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment),
but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment.
The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold,
re-allotted
or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment
or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu
in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “ Initial Conversion Ratio ”): automatically on the day of the consummation of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted
basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, or its Affiliates, officers or directors upon conversion of working capital loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “
converted
”, “
conversion
” or “
exchange
” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6
If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one
days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one
days, the requisitionists, or any of them representing more than one-half
of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one
day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural
person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural
persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural
person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural
person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1
Any corporation or other
non-natural
person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1
Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director
The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate,
to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up
to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or
e-mail
to him or to his address as shown in the Register of Members (or where the notice is given by
e-mail
by sending it to the
e-mail
address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail
or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the
e-mail
to the
e-mail
address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the
e-mail
to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “
Indemnified Person
”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share
repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3
If the Company initiates any tender offer in accordance with Rule
13e-4
and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “
IPO Redemption
”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share
redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “
Redemption Price
”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “
Redemption Limitation
”).

49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12
As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Certain Tax Filings
Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms
SS-4,
W-8
BEN,
W-8
IMY,
W-9,
8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“
Management
”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX C
CERTIFICATE OF INCORPORATION
OF
[NEWCO]
(A PUBLIC BENEFIT CORPORATION)
[    ], 2022
ARTICLE I
NAME
The name of the corporation is [Newco] (the “
Corporation
”).
ARTICLE II
PURPOSE
The Corporation shall be a public benefit corporation, as contemplated by Subchapter XV of the General Corporate Law of the State of Delaware as the same exists or may hereafter be amended (the “
DGCL
”), and is to be managed in a manner that balances the Corporation’s pecuniary (financial) interests, the best interests of those materially affected by the Corporation’s conduct (including customers, employees, partners, and the communities in which we operate), and the public benefits identified in this Certificate of Incorporation (the “
Certificate of Incorporation
”).
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
The specific public benefits to be promoted by the Corporation are the development, promotion and distribution of consumer products as a positive force for human and environmental health globally.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1
Authorized Capital Stock
. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 900,000,000 shares, consisting of (a) 800,000,000 shares of common stock (the “
Common Stock
”), including (i) 600,000,000 shares of Class A Common Stock (the “
Class
 A Common Stock
”), and (ii) 200,000,000 shares of Class B Common Stock (the “
Class
 B Common Stock
”), and (b) 100,000,000 shares of preferred stock (the “
Preferred Stock
”).
Section 4.2
Preferred Stock
. The Board of Directors of the Corporation (the “
Board
”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “
Preferred Stock Designation
”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3
Common Stock
.
(a)
Voting.
(i) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Class A Common Stock shall be entitled to one (1) vote for each such share of Class A Common Stock held of record by such holders and the holders of shares of Class B Common Stock shall be entitled to ten (10) votes for each such share of Class B Common Stock held of record by such holders, in each case, on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(iii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.
(b)
Dividends
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)
Liquidation, Dissolution or Winding Up of the Corporation.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4
Rights and Options
. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options;
provided, however
, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.5
No Class
 Vote on Changes in Authorized Number of Shares of Stock
. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any Preferred Stock Designation.
Section 4.6
Issuance of Class
 B Common Stock
. From and after the effective date of this Certificate of Incorporation, shares of Class B Common Stock may be issued exclusively in respect of any Grove share of capital stock (a) outstanding or (b) issuable upon the exercise or conversion of any rights, options, or warrants to acquire Grove capital stock outstanding, in each case, as of immediately prior to the Effective Time.
Section 4.7
Mandatory Conversion of Class
 B Common Stock
. Except for a Permitted Transfer, all shares of Class B Common Stock Transferred by a holder of such shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon the Transfer of such shares of Class B Common Stock. All outstanding shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon the earliest to occur of (A) the date which is the fifth (5th) anniversary of the Effective Time and (B) the forty-fifth day (or, if such day is not a business day in the United States, the next such business day) after the end of the first fiscal quarter of the Corporation in which the number of shares of Class B Common Stock outstanding or subject to outstanding securities convertible into or exercisable therefor, or otherwise underlying outstanding equity compensation awards, represents, in the aggregate, less than ten percent (10%) of all shares of Common Stock outstanding or subject to outstanding securities convertible into or exercisable therefor, or otherwise underlying outstanding equity compensation awards, in each case, measured on the last day of such fiscal quarter. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.
Section 4.8.
Retirement of Class
 B Common Stock
. Following any such conversion of shares of Class B Common Stock, the reissuance of such shares of Class B Common Stock shall be prohibited, and such shares of Class B Common Stock will be retired by the Corporation and cancelled in accordance with the DGCL and, as applicable, the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing with respect to all shares of Class B Common Stock, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be deemed to represent an equal number of shares of Common Stock, without the need for surrender or exchange thereof.
Section 4.9.
Verification of Conversion
. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within twenty-five (25) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of the date of the Transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.
4.10.
Definitions
. For purposes of this
Article IV
of this Certificate of Incorporation:
(a) “
Certificate of Merger
” means the certificate of merger merging Merger Sub into Grove that is duly filed with the Secretary of State of the State of Delaware.
(b) “
Effective Time
” means the date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or any other such date and time as the Merger Sub and Grove shall agree in writing and shall specify in the Certificate of Merger.
(c) “
Family Member
” means an individual’s spouse,
ex-spouse,
domestic partners, lineal (including by adoption) descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such individual.
(d) “
Grove
” means Grove Collaborative, Inc.
(e) “
Merger Sub
” means Treehouse Merger Sub, Inc.
(f) “
Permitted Entity
” means, with respect to a Permitted Class B Owner, (i) a Permitted Trust solely for the benefit of such Permitted Class B Owner and/or any other Permitted Entity of such Permitted Class B Owner, or (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by such Permitted Class B Owner and/or any other Permitted Entity of such Permitted Class B Owner.
(g) “
Permitted Transfer
” means any Transfer of a share of Class B Common Stock by a Permitted Class B Owner to (i) any other Permitted Class B Owner, (ii) a Permitted Entity of such Class B Owner, and (iii) such Permitted Class B Owner’s Family Members or to a trust of trusts or other estate planning vehicle for the benefit of such Permitted Class B Owner’s Family Members, in each case so long as a Permitted Class B Owner continues to exercise Voting Control over such shares.
(h) “
Permitted Trust
” means a bona fide trust where each trustee is (i) a Permitted Class B Owner or (ii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
(i) “
Transfer
” of a share of Class B Common Stock means any sale, assignment, gift, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share of Class B Common Stock or any legal or beneficial interest in such share of Class B Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (involving a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares shall not be considered a “Transfer” within the meaning of this
Article IV
;
provided, however
, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time.
(j) “
Voting Control
” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.
4.11.
Reservation of Stock
. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
4.12.
Protective Provisions
. So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, whether by merger, consolidation, reclassification of capital stock or otherwise, amend, alter, change, repeal or waive any provision in this
Article IV
(or adopt any provision inconsistent therewith) that would adversely affect the rights of holders of Class B Common Stock, without first obtaining any vote required by applicable law, this Certificate of Incorporation or the Bylaws.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1
Board Powers
. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation, as it may be further amended from time to time, or the Bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “
Bylaws
”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.
Section 5.2
Number, Election and Term
.
(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time in the manner provided in the Bylaws.
(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate of Incorporation (and therefore such classification) becomes effective in accordance with the DGCL.
(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.
Section 5.3
Newly Created Directorships and Vacancies
. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4
Removal
. Subject to Section 5.5 hereof and except as otherwise required by law, any or all of the directors may be removed from office at any time, but only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class and, for so long as the Board is classified pursuant to Section 5.2(b), only for cause.
Section 5.5
Preferred Stock—Directors
. Notwithstanding any other provision of this
Article V,
and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this
Article V
unless expressly provided by such terms.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders;
provided, however
, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1
Advance Notice
. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.2
Action by Written Consent
. Subject to the terms of any series of Preferred Stock then outstanding, (a) no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and (b) no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1
Limitation of Director Liability
. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2
Indemnification and Advancement of Expenses
.
(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by and in the right of the Corporation to procure a judgment in its favor (a “
proceeding
”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “
indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursement, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition;
provided, however
, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, as it may be further amended from time to time, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
CORPORATE OPPORTUNITY
Section 9.1. To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation.
Section 9.2. Neither the alteration, amendment, addition to or repeal of this
Article IX
, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this
Article
IX
, shall eliminate or reduce the effect of this
Article IX
in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this
Article IX
, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This
Article IX
shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.
ARTICLE X
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in
Article VIII
, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this
Article X
. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal
Article V
or
Article VIII
.
ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT
Section 11.1
Forum
. Subject to the last sentence in this Section 11.1 and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (i) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (iii) for which the Court of Chancery does not have subject matter jurisdiction, or (iv) any action arising under the Securities Act of 1933, as amended (the “
Securities Act
)”, as to which the Court of Chancery and the Federal District court of the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, (A) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction and (B) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 11.2
Consent to Jurisdiction
. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “
Foreign Action
”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “
FSC Enforcement Action
”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 11.3
Severability
. If any provision or provisions of this
Article XI
shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this A rticle XI
(including, without limitation, each portion of any sentence of this
Article XI
containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Section 11.4
Demand Notice
. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this
Article XI.
[Signature page follows]

IN WITNESS WHEREOF, [Newco] has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

[Newco]

By:

Name:
Title:

[Signature Page to Certificate of Incorporation]

ANNEX D
BYLAWS
OF
[NEWCO],
A PUBLIC BENEFIT CORPORATION
(THE “
CORPORATION
”)
ARTICLE I
OFFICES
Section
 1.1 Registered Office
. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in the State of Delaware.
Section
 1.2 Additional Offices
. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “
Board
”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
Section
 2.1 Annual Meetings
. The annual meeting of stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided
that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to
Section
 11.5(a)
. The stockholders entitled to vote at each annual meeting shall elect directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.
Section
 2.2 Special Meetings
. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“
Preferred Stock
”) and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairperson of the Board, Chief Executive Officer of the Corporation, the Board pursuant to a resolution adopted by a majority of the Board, or when requested in writing by the holders of not less than 20% of all votes entitled to be cast at the meeting, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided
that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to
Section
 11.5(a)
.
Section
 2.3 Notices
. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, in the manner permitted by
Section
 11.3
to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “
DGCL
”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in
Section
 2.7(c)
) given before the date previously scheduled for such meeting.

Section
 2.4 Quorum
. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “
Certificate of Incorporation
”), or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairperson of the meeting may adjourn the meeting from time to time in the manner provided in
Section
 2.6
until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes;
provided
,
however
, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section
 2.5 Voting of Shares
.
(a)
Voting Lists
. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting;
provided
,
however
, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this
Section
 2.5(a)
shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided
that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by
Section
 11.5(a)
, the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this
Section
 2.5(a)
or to vote in person or by proxy at any meeting of stockholders.
(b)
Manner of Voting
. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in
Section
 11.3(c)
),
provided
that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairperson of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
(c)
Proxies
. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:
(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided
that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used;
provided
that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)
Required Vote
. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
(e)
Inspectors of Election
. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging their duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section
 2.6 Adjournments
. Any meeting of stockholders, annual or special, may be adjourned by the chairperson of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with
Section
 11.2
, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section
 2.7 Advance Notice for Business
.
(a)
Annual Meetings of Stockholders
. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this
Section
 2.7(a)
and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this
Section
 2.7(a)
. Notwithstanding anything in this
Section
 2.7(a)
to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to
Section
 3.2
will be considered for election at such meeting.
(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to
Section
 2.7(a)(iii)
, a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business (as defined below) on the 90th day nor earlier than the Close of Business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders;
provided
,
however
, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the Close of Business on the 120th day before the meeting and not later than the later of (x) the Close of Business on the 90th day before the meeting or (y) the Close of Business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this
Section
 2.7(a)
.
(ii) To be in proper written form, any stockholder’s notice to the Secretary (the “
Noticing Party
”)
with respect to any business (other than director nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws or the Certificate of Incorporation, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) all other information relating to such business that would be required to be disclosed in a proxy statement or other filing made by such Noticing Party or any Stockholder Associated Person (as defined below) in connection with the solicitation of proxies in support of such proposed business by such Noticing Party or any Stockholder Associated Person pursuant to the pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and the rules and regulations promulgated thereunder (collectively, the “
Proxy Rules
”), (C) the name and address of such Noticing Party and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records), (D) the class, series and number of shares of each class or series of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially and/or of record by such Noticing Party or any Stockholder Associated Person and the date or dates such shares were acquired and the investment intent of such acquisition, (E) the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party or any Stockholder Associated Person and any pledge by such Noticing Party or any Stockholder Associated Person with respect to any of such securities, (F) a complete and accurate description of all agreements, arrangements or understandings, written or oral (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called
“stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Noticing Party or any Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party or any Stockholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation and without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D in accordance with the Exchange Act (any of the foregoing, a “
Derivative
Instrument
”), (G) any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Noticing Party or any Stockholder Associated Person in the Corporation or any affiliate (as defined below) thereof, other than an interest arising from the ownership of Corporation securities where such Noticing Party or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata
basis by all other holders of the same class or series, (H) a complete and accurate description of all agreements, arrangements or understandings, written or oral, (I) between or among such Noticing Party and any of the Stockholder Associated Persons or (II) between or among such Noticing Party or any Stockholder Associated Person and any other person or entity (naming each such person or entity), including, without limitation, (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such Noticing Party or any Stockholder Associated Person, directly or indirectly, has a right to vote any security of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), (y) any understanding, written or oral, that such Noticing Party or any Stockholder Associated Person may have reached with any stockholder of the Corporation (including the name of such stockholder) with respect to how such stockholder will vote such stockholder’s shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any Proposed Nominee (as defined below) or other business, or other action to be taken, by such Noticing Party or any Stockholder Associated Person and (z) any other agreements that would be required to be disclosed by such Noticing Party, any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D pursuant to Section 13 of the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to such Noticing Party, such Stockholder Associated Person or such other person or entity), (I) any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (J) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Stockholder Associated Person is (I) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (II) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity, (K) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such Noticing Party or any Stockholder Associated Person, (L) any direct or indirect interest of such Noticing Party or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement), (M) a description of any material interest of such Noticing Party or any Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee, (N) a complete an accurate description of any performance-related fees (other than an asset-based fee) to which such Noticing Party or any Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of the Corporation’s securities or any Derivative

Instruments, including, without limitation, any such interests held by members of such Noticing Party’s or any Stockholder Associated Person’s immediate family sharing the same household, (O) the investment strategy or objective, if any, of such Noticing Party or any Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in the Noticing Party or any Stockholder Associated Person and (P) all other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, that would be required to be disclosed in a proxy statement or other filing in connection with the solicitation of proxies in support of the business proposed by such Noticing Party, if any;
provided, however
, that the disclosures in the foregoing subclauses (C) through (P) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner (as defined below). To be in proper written form, any Noticing Party’s notice with respect to any business must set forth (A) a representation that such Noticing Party intends to appear in person or by proxy at the meeting to bring such business before the meeting and an acknowledgment that, if such Noticing Party (or a Qualified Representative (as defined below) of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation, (B) a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any officer, director, affiliate or associate of the Corporation and (C) a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group that intends (I) to deliver a proxy statement and/or form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Noticing Party to be sufficient to approve or adopt the business to be proposed or elect the Proposed Nominees, as applicable, or (II) engage in a solicitation (within the meaning of Exchange Act Rule
14a-1(l)
with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation.
(iii) A Noticing Party shall update such Noticing Party’s notice provided under the foregoing provisions of this
Section
 2.7
, if necessary, such that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for determining the stockholders entitled to receive notice of the meeting and (B) as of the date that is 10 business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall be received by the Secretary at the principal executive offices of the Corporation (x) not later than the Close of Business five business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (A)) and (y) not later than the Close of Business seven business days prior to the date for the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (B). For the avoidance of doubt, any information provided pursuant to this
Section
 2.7(a)(iii)
shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this
Section
 2.7
and shall not extend the time period for the delivery of notice pursuant to this
Section
 2.7
. If a Noticing Party fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this
Section
 2.7
. If any information submitted pursuant to this
Section
 2.7
by any Noticing Party proposing business for consideration at a stockholder meeting shall be inaccurate in any respect, such information shall be deemed not to have been provided in accordance with this
Section
 2.7
. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information submitted pursuant to this
Section
 2.7
within two business days after becoming aware of such inaccuracy or change. Upon written request of the Secretary on behalf of the Board (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven business days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this
Section
 2.7
and (B) a written affirmation of any information submitted by such Noticing Party pursuant to this
Section
 2.7
as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this
Section
 2.7
.
(iii) The foregoing notice requirements of this
Section
 2.7(a)
shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule
14a-8
(or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this
Section
 2.7(a)
,
provided
,
however
, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this
Section
 2.7(a)
shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairperson of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this
Section
 2.7(a)
or that the information provided in a stockholder’s notice does not satisfy the information requirements of this
Section
 2.7(a)
, such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this
Section
 2.7(a)
, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(iv) In addition to the provisions of this
Section
 2.7(a)
, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this
Section
 2.7(a)
shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule
14a-8
under the Exchange Act.
(v) For the purposes of these Bylaws, (A) “
affiliate
” and “
associate
” each shall have the respective meanings set forth in Rule
12b-2
under the Exchange Act, (B) “
beneficial owner
” or “
beneficially owned
” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act, (C) “
Close of Business
” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day, (D) a “
Qualified Representative
” of a Noticing Party means (I) a duly authorized officer, manager or partner of such Noticing Party or (II) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders, and (E) “
Stockholder Associated Person
” shall mean, with respect to a Noticing Party, (I) any person directly or indirectly controlling, controlled by, under common control with such Noticing Party, (II) any member of the immediate family of such Noticing Party sharing the same household, (III) any person who is a member of a “group” (as such term is used in
Rule 13d-5
under the Exchange Act (or any successor provision at law)) with, or is otherwise known by such Noticing Party or other Stockholder Associated Person to be acting in concert with, such Noticing Party or any other Stockholder Associated Person with respect to the stock of the Corporation, (IV) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party or any other Stockholder Associated Person (other than a stockholder that is a depositary), (V) any affiliate or associate of such Noticing Party or any other Stockholder Associated Person and (VI) any participant (as defined in paragraphs (a)(ii)-(vi)
of Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or any other Stockholder Associated Person with respect to any proposed business or nominations, as applicable.
(b)
Special Meetings of Stockholders
. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to
Section
 3.2
.
Section
 2.8 Conduct of Meetings
. The chairperson of each annual and special meeting of stockholders shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if they shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if they shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section
 2.9 Consents in Lieu of Meeting
. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.
ARTICLE III
DIRECTORS
Section
 3.1 Powers
. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Unless otherwise provided by the Certificate of Incorporation, the Board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board.
Section
 3.2 Advance Notice for Nomination of Directors
.
(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this
Section
 3.2
and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this
Section
 3.2
.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders;
provided
,
however
, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this
Section
 3.2
.
(c) Notwithstanding anything in
Section
 3.2(b)
to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this
Section
 3.2
shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director ( each, a “
Proposed Nominee
”) (A) the name, age, business address and residence address of such Proposed Nominee, (B) the principal occupation and employment of such Proposed Nominee, (C) a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within 10 days after receiving such request), (D) a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within 10 days after receiving such request) providing that such Proposed Nominee: (I) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “
Voting Commitment
”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation; (III) will, if elected as a director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate of Incorporation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within 5 business days after the Secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; (IV) consents to being named as a nominee in the

Corporation’s proxy statement and form of proxy for the meeting; (V) intends to serve a full term as a director of the Corporation, if elected; and (VI) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, (E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings, written or oral, during the past three years, and any other material relationships, between or among such Proposed Nominee, on the one hand, and such Noticing Party or any Stockholder Associated Person (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation
S-K
as if such Noticing Party and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant and (F) all other information relating to such Proposed Nominee or such Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies for the election of directors in a contested election or otherwise required pursuant to the Proxy Rules and (ii) as to the Noticing Party (A) the name and address of such Noticing Party, each Proposed Nominee and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records), (B) the class, series and number of shares of each class or series of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially and/or of record by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person and the date or dates such shares were acquired and the investment intent of such acquisition, (C) the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person and any pledge by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person with respect to any of such securities, (D) a complete and accurate description of all Derivative Instruments that have been entered into by, or on behalf of, such Noticing Party, any Proposed Nominee or any Stockholder Associated Person without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D in accordance with the Exchange Act, (E) any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Corporation securities where such Noticing Party, such Proposed Nominee or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata
basis by all other holders of the same class or series, (F) a complete and accurate description of all agreements, arrangements or understandings, written or oral, (I) between or among such Noticing Party and any of the Stockholder Associated Persons or (II) between or among such Noticing Party or any Stockholder Associated Person and any other person or entity (naming each such person or entity) or any Proposed Nominee, including, without limitation, (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such Noticing Party or any Stockholder Associated Person, directly or indirectly, has a right to vote any security of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), (y) any understanding, written or oral, that such Noticing Party or any Stockholder Associated Person may have reached with any stockholder of the Corporation (including the name of such stockholder) with respect to how such stockholder will vote such stockholder’s shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any Proposed Nominee or other business, or other action to be taken, by such Noticing Party or any Stockholder Associated Person and (z) any other agreements that would be required to be disclosed by such Noticing Party, any Proposed Nominee, any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D pursuant to Section 13 of the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to such Noticing Party, such Proposed Nominee, such Stockholder Associated Person or such other person or entity), (G) any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (H) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person is (I) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (II) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity, (I) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person, (J) any direct or indirect interest of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement), (K) a description of any material interest of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in the election of any Proposed Nominee, (L) a complete an accurate description of any performance-related fees (other than an asset-based fee) to which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of the Corporation’s securities or any Derivative Instruments, including, without limitation, any such interests held by members of such Noticing Party’s, any Proposed Nominee’s or any Stockholder Associated Person’s immediate family sharing the same household, (M) the investment strategy or objective, if any, of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in the Noticing Party or any Stockholder Associated Person and (N) all other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, that would be required to be disclosed in a proxy statement or other filing in connection with the solicitation of proxies for the election of any Proposed Nominee in a contested election or otherwise pursuant to the Proxy Rules; provided, however, that the disclosures in the foregoing subclauses (A) through (N) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner. To be in proper written form, any Noticing Party’s notice with respect to any Proposed Nominee must set forth (i) a representation that such Noticing Party intends to appear in person or by proxy at the meeting to nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative of such Noticing Party) does not appear to present such Proposed Nominees, as applicable, at such meeting, the Corporation need not present such Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation, (ii) a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any officer, director, affiliate or associate of the Corporation and (iii) a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Noticing Party to be sufficient to elect the Proposed Nominees, as applicable, or (B) engage in a solicitation (within the meaning of Exchange Act Rule
14a-1(l)
with respect to the nomination and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation.
(e) In addition to the information required above, the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within 10 days after it has been requested by the Corporation.
(f) A Noticing Party shall update such Noticing Party’s notice provided under the foregoing provisions of this
Section
 3.2
, if necessary, such that the information provided or required to be provided in such notice shall be true and correct (i) as of the record date for determining the stockholders entitled to receive notice of the meeting and (ii) as of the date that is 10 business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall be received by the Secretary at the principal executive offices of the Corporation (A) not later than the Close of Business five business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (i)) and (B) not later than the Close of Business seven business days prior to the date for the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (ii)). For the avoidance of doubt, any information provided pursuant to this
Section
 3.2 (f)
shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this
Section
 3.2
and shall not extend the time period for the delivery of notice pursuant to this
Section
 3.2
. If a Noticing Party fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this
Section
 3.2
. If any information submitted pursuant to this
Section
 3.
2 by any Noticing Party proposing individuals to nominate for election or reelection as a director or business for consideration at a stockholder meeting shall be inaccurate in any respect, such information shall be deemed not to have been provided in accordance with this
Section
 3.2
. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information submitted pursuant to this
Section
 3.2
within two business days after becoming aware of such inaccuracy or change. Upon written request of the Secretary on behalf of the Board (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven business days after delivery of such request (or such other period as may be specified in such request), (i) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this
Section
 3.2
and (ii) a written affirmation of any information submitted by such Noticing Party pursuant to this
Section
 3.2
as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this
Section
 3.2
.
(g) If the Board or the chairperson of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this
Section
 3.2
or that the information provided in a stockholder’s notice does not satisfy the information requirements of this
Section
 3.2
, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this
Section
 3.2
, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation. No person shall be eligible for election as a director of the Corporation unless the person is nominated by a stockholder in accordance with the procedures set forth in this
Section
 3.2
or the person is nominated by the Board. The number of nominees a stockholder may nominate for election at a meeting may not exceed the number of directors to be elected at such meeting.
(h) In addition to the provisions of this
Section
 3.2
, a stockholder shall also comply with all of the applicable requirements of state law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this
Section
 3.2
shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
Section
 3.3 Compensation
. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as a director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
ARTICLE IV
BOARD MEETINGS
Section
 4.1 Annual Meetings
. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this
Section
 4.1
.
Section
 4.2 Regular Meetings
. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.
Section
 4.3 Special Meetings
. Special meetings of the Board (a) may be called by the Chairperson of the Board, the Chief Executive Officer or the Secretary and (b) shall be called by the Chairperson of the Board, Chief Executive Officer or Secretary on the written request of any two directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in
Section
 11.3
, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting in accordance with
Section
 11.4
.
Section
 4.4 Quorum; Required Vote
. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section
 4.5 Consent In Lieu of Meeting
. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section
 4.6 Organization
. The chairperson of each meeting of the Board shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if

they shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if they shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairperson elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V
COMMITTEES OF DIRECTORS
Section
 5.1 Establishment
. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section
 5.2 Available Powers
. Any committee established pursuant to
Section
 5.1
hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
Section
 5.3 Alternate Members
. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section
 5.4 Procedures
. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to
Article IV
of these Bylaws.
ARTICLE VI
OFFICERS
Section
 6.1 Officers
. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairperson of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this
Article VI
. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may

also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.
(a)
Chairperson of the Board
. The Chairperson of the Board shall be chosen from among the directors and may be the Chief Executive Officer. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairperson of the Board shall preside at all meetings of stockholders and of the Board. The Chairperson of the Board shall have such other powers and duties as may from time to time be assigned by the Board.
(b)
Lead Independent Director
. The Board may include a Lead Director. The Lead Director shall be one of the directors who has been determined by the Board to be an “independent director” (any such director, an “
Independent Director
”). The Lead Director shall preside at all meetings of the Board at which the Chairperson of the Board is not present, preside over the executive sessions of the Independent Directors, serve as a liaison between the Chairperson of the Board and the Board and have such other responsibilities, and perform such duties, as may from time to time be assigned to them by the Board. The Lead Director shall be elected by a majority of the Independent Directors.
(c)
Chief Executive Officer
. The Chief Executive Officer shall, subject to the control of the Board, have general supervision over the business of the Corporation and shall direct the affairs and policies of the Corporation. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board. In the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if they shall be a director) shall preside when present at all meeting so of the stockholders and the Board. The position of Chairman and Chief Executive Officer may be held by the same person.
(d)
President
. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairperson of the Board and Chief Executive Officer, the President (if they shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.
(e)
Vice Presidents
. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
(f)
Secretary
.
(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairperson of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by their signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by their signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
(g)
Assistant Secretaries
. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
(h)
Chief Financial Officer
. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).
(i)
Treasurer
. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.
Section
 6.2 Term of Office; Removal; Vacancies
. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
Section
 6.3 Other Officers
. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove the same, as it shall from time to time deem necessary or desirable.
Section
 6.4 Multiple Officeholders; Stockholder and Director Officers
. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.
ARTICLE VII
SHARES
Section
 7.1 Certificated and Uncertificated Shares
. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL. Certificates for the shares of stock, if any, of the corporation shall note conspicuously that that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL. Any notice given by the corporation pursuant to Section 151(f) of the DGCL upon the issuance or transfer of uncertificated shares shall state conspicuously that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL.
Section
 7.2 Multiple Classes of Stock
. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above;
provided
,
however
, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section
 7.3 Signatures
. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairperson of the Board, the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section
 7.4 Consideration and Payment for Shares
.
(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation, including but not limited to cash, promissory notes, services performed, contracts for services to be performed or other securities or any combination thereof.
(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
Section
 7.5 Lost, Destroyed or Wrongfully Taken Certificates
.
(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section
 7.6 Transfer of Stock
.
(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
(i) in the case of certificated shares, the certificate representing such shares has been surrendered;
(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with
Section
 7.8(a)
; and
(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.
(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.
Section
 7.7 Registered Stockholders
. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section
 7.8 Effect of the Corporation’s Restriction on Transfer
.
(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section
 7.9 Regulations
. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
Section
 7.10
Lock-Up
.
(a) Subject to
Section
 7.10(b)
,
the Locked-up Holders
may not Transfer
any Lock-up Shares
until the end of
the Lock-up Period.
The Lock-up Shares
shall carry appropriate legends indicating the restrictions on Transfer imposed by this
Section
 7.10
, including as required by Section 151(f) of the DGCL in respect to uncertificated stock.
(b) Notwithstanding the provisions set forth in
Section
 7.10(a)
,
the Locked-up Holders
or their respective Permitted Transferees may Transfer
the Lock-up Shares
during
the Lock-up Period
(i) to any other
Locked-up
Holder, (ii) in the case of an individual, (A) by gift to any person related to the Company Stockholder by blood, marriage, or domestic relationship (“
immediate family
”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (B) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (C) pursuant to a qualified domestic relations order, (iii) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Locked-up Holder,
(iv) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, or (v) to the Corporation in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of common stock held by such Locked-up Holder
in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise, provided
that any shares of common stock issued upon exercise of such option or other rights shall remain subject to the terms of this
Section
 7.10
;
provided, however
, that, in the case of clauses (ii) and (iii), such transferees shall enter into a written agreement with the Corporation agreeing to be bound by the transfer restrictions set forth herein; and
provided, further
, with respect to clauses (ii) and (iii), that any such transfer shall not involve a disposition for value.
(c) For purposes of this
Section
 7.10
:
(i) the term “
Lock-up
 Period
” means the period beginning on the closing date of the VGAC Transaction and ending on the date that is at least 150 days after the closing date of the VGAC Transaction, provided that such date is during an open trading window, and if such date is not during an open trading window, the date of the opening of the first subsequent trading window (for the avoidance of doubt, this provision in these Bylaws shall supersede and replace any other provisions in other agreements concerning these matters);
(ii) the term “
Lock-up
 Shares
” means the shares of common stock received by the stockholders of the Corporation on or after the date of the adoption of these Bylaws as consideration in the VGAC Transaction;
provided
, that, for clarity, shares of common stock issued in connection with the Domestication (as defined in the Merger Agreement) or the PIPE Financing (as defined in the Merger Agreement) shall not constitute Lock-up Shares;
(iii) the term “
Locked-up
 Holders
” means the holders
of Lock-up Shares;
(iv) the term “
Merger Agreement
” means that certain Agreement and Plan of Merger, dated as of December 7, 2021, by and among Virgin Group Acquisition Corp. II, Treehouse Merger Sub, Inc., a Delaware corporation, and Grove Collaborative, Inc., a Delaware public benefit corporation, as amended from time to time.

(v) the term “
Transfer
” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B); and
(vi) the term “
VGAC Transaction
” means the merger of Treehouse Merger Sub, Inc., a Delaware corporation, with and into Grove Collaborative, Inc., a Delaware public benefit corporation, with Grove Collaborative, Inc. surviving, pursuant to and as contemplated by the Merger Agreement.
ARTICLE VIII
INDEMNIFICATION
Section
 8.1 Right to Indemnification
. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “
proceeding
”), by reason of the fact that they are or were a director or officer of the Corporation or, while a director or officer of the Corporation, are or were serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “
Indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding;
provided
,
however
, that, except as provided in
Section
 8.3
with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section
 8.2 Right to Advancement of Expenses
. In addition to the right to indemnification conferred in
Section
 8.1
an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “
advancement of expenses
”);
provided
,
however
, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in their capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “
undertaking
”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this
Article VIII
or otherwise.
Section
 8.3 Right of Indemnitee to Bring Suit
. If a claim under
Section
 8.1
or
Section
 8.2
is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Article VIII
or otherwise shall be on the Corporation.
Section
 8.4
Non-Exclusivity
of Rights
. The rights provided to any Indemnitee pursuant to this
Article VIII
shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
Section
 8.5 Insurance
. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section
 8.6 Indemnification of Other Persons
. This
Article VIII
shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this
Article VIII
with respect to the indemnification and advancement of expenses of Indemnitees under this
Article VIII
.
Section
 8.7 Amendments
. Any repeal or amendment of this
Article VIII
by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this
Article VIII
, will, to the extent permitted by applicable law, shall be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision;
provided, however
, that amendments or repeals of this
Article VIII
shall require the affirmative vote of the stockholders holding at least two-thirds
of the voting power of all outstanding shares of capital stock of the Corporation.
Section
 8.8 Certain Definitions
. For purposes of this
Article VIII
, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
Section
 8.9 Contract Rights
. The rights provided to Indemnitees pursuant to this
Article VIII
shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
Section
 8.10 Severability
. If any provision or provisions of this
Article VIII
shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this
Article VIII
shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this
Article VIII
(including, without limitation, each such portion of this
Article VIII
containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
PUBLIC BENEFIT CORPORATION
Section
 9.1
Required Statement in Stockholder Meeting Notice
. The Corporation shall include in every notice of a meeting of stockholders a statement that it is a public benefit corporation formed pursuant to Subchapter XV of the DGCL.
Section
 9.2
Periodic Statements
. The Corporation shall no less than biennially provide the stockholders with a statement as to the Corporation’s promotion of the public benefit or public benefits identified in the Certificate of Incorporation and of the best interests of those materially affected by the Corporation’s conduct. The statement shall include:
(a) the objectives the Board has established to promote such public benefit or public benefits and interests;
(b) the standards the Board has adopted to measure the Corporation’s progress in promoting such public benefit or public benefits and interests;
(c) objective factual information based on those standards regarding the Corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and
(d) an assessment of the Corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests.
ARTICLE X
EMERGENCY BYLAWS
Section
 10.1 Emergency Bylaws
. This
Article X
shall be operative during any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL or other similar emergency condition (including, without limitation, a pandemic), as a result of which a quorum of the Board or a committee thereof cannot readily be convened for action (each, an “
Emergency
”), notwithstanding any different or conflicting provision of the preceding Sections of these Bylaws or in the Certificate of Incorporation. To the extent not inconsistent with the provisions of this
Article X
, the preceding Sections of these Bylaws and the provisions of the Certificate of Incorporation shall remain in effect during such Emergency, and upon termination of such Emergency, the provisions of this
Article X
shall cease to be operative unless and until another Emergency shall occur.

Section
 10.2 Meetings; Notice.
During any Emergency, a meeting of the Board or any committee thereof may be called by any member of the Board or such committee or the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. Notice of the place, date and time of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors or committee members and Designated Officers (as defined below) as, in the judgment of the person calling the meeting, it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.
Section
 10.3 Quorum.
At any meeting of the Board called in accordance with
Section
 10.2
above, the presence or participation of one director shall constitute a quorum for the transaction of business, and at any meeting of any committee of the Board called in accordance with
Section
 10.2
above, the presence or participation of one committee member shall constitute a quorum for the transaction of business. In the event that no directors are able to attend a meeting of the Board or any committee thereof, then the Designated Officers in attendance shall serve as directors, or committee members, as the case may be, for the meeting, without any additional quorum requirement and will have full powers to act as directors, or committee members, as the case may be, of the Corporation.
Section
 10.4 Liability.
No officer, director or employee of the Corporation acting in accordance with the provisions of this
Article X
shall be liable except for willful misconduct.
Section
 10.5 Amendments.
At any meeting called in accordance with
Section
 10.2
above, the Board, or any committee thereof, as the case may be, may modify, amend or add to the provisions of this
Article X
as it deems it to be in the best interests of the Corporation so as to make any provision that may be practical or necessary for the circumstances of the Emergency.
Section
 10.6 Repeal or Change.
The provisions of this
Article X
shall be subject to repeal or change by further action of the Board or by action of the stockholders, but no such repeal or change shall modify the provisions of
Section
 10.4
above with regard to action taken prior to the time of such repeal or change.
Section
 10.7 Definitions.
For purposes of this
Article X
, the term “
Designated Officer
” means an officer identified on a numbered list of officers of the Corporation who shall be deemed to be, in the order in which they appear on the list up until a quorum is obtained, directors of the Corporation, or members of a committee of the Board, as the case may be, for purposes of obtaining a quorum during an Emergency, if a quorum of directors or committee members, as the case may be, cannot otherwise be obtained during such Emergency, which officers have been designated by the Board from time to time but in any event prior to such time or times as an Emergency may have occurred.
ARTICLE XI
MISCELLANEOUS
Section
 11.1 Place of Meetings
. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation;
provided
,
however
, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to
Section
 11.5
hereof, then such meeting shall not be held at any place.
Section
 11.2 Fixing Record Dates
.
(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;
provided
,
however
, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this
Section
 11.2(a)
at the adjourned meeting.
(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 11.3 Means of Giving Notice.
(a)
Notice to Directors
. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director, (B) if sent through the United States mail, when deposited in the United States mail not less than five days before the date of the meeting, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service not less than two days before the date of the meeting, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)
Notice to Stockholders
. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (A) if given by hand delivery, when actually received by the stockholder, (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (D) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (E) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (F) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (G) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (H) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (x) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (y) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice;
provided
,
however
, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c)
Electronic Transmission
. “
Electronic transmission
” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d)
Notice to Stockholders Sharing Same Address
. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e)
Exceptions to Notice Requirements
. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful. Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (i) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (ii) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a
12-month
period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (i) of the first sentence of this
Section
 11.3(e)
to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section
 11.4 Waiver of Notice
. Whenever any notice is required to be given under the DGCL, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section
 11.5 Meeting Attendance via Remote Communication Equipment
.
(a)
Stockholder Meetings
. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(i) participate in a meeting of stockholders; and
(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided
that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.
(b)
Board Meetings
. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section
 11.6 Dividends
. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section
 11.7 Reserves
. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section
 11.8 Contracts and Negotiable Instruments
. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section
 11.9 Fiscal Year
. The fiscal year of the Corporation shall be fixed by the Board.

Section
 11.10 Seal
. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section
 11.11 Books and Records
. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section
 11.12 Resignation
. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section
 11.13 Surety Bonds
. Such officers, employees and agents of the Corporation (if any) as the Chairperson of the Board, the Chief Executive Officer, the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairperson of the Board, the Chief Executive Officer, the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
Section
 11.14 Securities of Other Corporations
. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairperson of the Board, the Chief Executive Officer, the President, or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
Section
 11.15 Amendments
. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders;
provided, however
, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in
Section
 8.7
) power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ANNEX E
SPONSOR LETTER AGREEMENT
This SPONSOR LETTER AGREEMENT (this “
Agreement
”), dated as of December 7, 2021, is made and entered into by and among Grove Collaborative, Inc., a Delaware corporation (“
Grove
”), Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“
VGII
”), Credit Suisse Securities (USA) LLC, a Delaware limited liability company (“
Credit Suisse
”), as representative of the several Underwriters, Virgin Group Acquisition Sponsor II LLC, a Cayman Islands limited liability company (“
Sponsor
”), the Insiders (as defined in the Insider Letter (as defined below), the “
Insiders
”) and the Holders (as defined in the Registration Rights Agreement (as defined below), together with Sponsor, the “
Holders
”) (each individually a “
Party
” and collectively the “
Parties
”), in respect of and in reference to:
(A)    that certain Underwriting Agreement dated March 22, 2021 (the “
Underwriting Agreement
”), between VGII and Credit Suisse, as representative of the several Underwriters named in Schedule 1 thereto (the “
Underwriters
”);
(B)    that certain Letter Agreement dated March 22, 2021 (the “
Insider Letter
”) among VGII, Sponsor and each of the Insiders;
(C)    that certain Warrant Agreement dated March 22, 2021 (the “
Warrant Agreement
”), between VGII and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent; and
(D)    that certain Registration Rights Agreement dated March 22, 2021 (the “
Registration Rights Agreement
”) by and among VGII, Sponsor and each of the other Holders.
RECITALS
WHEREAS, contemporaneously with the execution and delivery of this Agreement, VGII, Grove Collaborative, and certain other persons party thereto, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “
Transaction Agreement
”) whereby the parties thereto intend to effect a business combination between VGII and Grove Collaborative, on the terms and subject to the conditions set forth therein (collectively, the “
Transactions
”), including the domestication of VGII into Delaware as a corporation organized under the laws of the State of Delaware (the “
Continuing Delaware Corporation
”) pursuant to Section 388 of the Delaware General Corporation Law (the “
Domestication
”);
WHEREAS, as of the date hereof, Sponsor, each Insider and each Holder, in its respective capacity as such, is the holder of record and the “beneficial owner” (within the meaning of Rule
13d-3
under the Exchange Act) of (i) the number of Class A ordinary shares, par value $0.0001, of VGII (“
Class
 A Shares
”) set forth on
Exhibit A
attached hereto opposite such person’s name on such Exhibit, (ii) private placement warrants (the “
Warrants
”) to purchase an aggregate number of Class A Shares set forth on
Exhibit
 A
attached hereto opposite such person’s name on such Exhibit, and (iii) the number of Class B ordinary shares, par value $0.0001, of VGII (“
Class
 B Shares
”) set forth on
Exhibit
 A
attached hereto opposite such person’s name on such Exhibit;
WHEREAS, as part of the Transactions, effective as of and contingent upon the Domestication, each of the Class A Shares and Class B Shares will be converted, by operation of law, into the same number of shares of Class A Common Stock, par value $0.0001, of the Continuing Delaware Corporation (“
Class
 A Common Stock
”);
WHEREAS, each of the Parties desires to enter into and deliver this Agreement to facilitate the Transactions and the business combination to be effected thereby, and to clarify and to the extent applicable waive or amend certain provisions of each of the Underwriting Agreement, the Warrant Agreement, the Insider Letter and the Registration Rights Agreement (together, the “
Affected Agreements
”), in each case on the terms and subject to the conditions herein; and
WHEREAS, for purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Transaction Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree (as applicable to such Party) as follows:
1.
Underwriting Agreement
. VGII and Credit Suisse, on its own behalf and as representative of the several Underwriters, hereby agree as follows:
(a)    The Underwriting Agreement provides for certain representations and warranties and agreements in relation to Ordinary Shares, Founder Shares and the Amended and Restated Memorandum and Articles of Association (as such terms are defined in the Underwriting Agreement). From and after the time and date of the Domestication, such terms shall be deemed to refer to the Class A Common Stock and the certificate of incorporation and bylaws of the Continuing Delaware Corporation adopted in connection with the Domestication, respectively. In furtherance thereof, the Domestication, and the conversion of the Class A Shares and Class B Shares into Class A Common Stock, respectively, and the listing and registration of the Class A Common Stock in connection therewith, is hereby expressly permitted and agreed to by the parties to the Underwriting Agreement, including for purposes of Sections 6(h), 6(k) and 6(aa) of the Underwriting Agreement. For the avoidance of doubt, the representations and warranties and agreements of VGII set forth in the Underwriting Agreement shall survive the Domestication and continue to be binding upon the Continuing Delaware Corporation, provided that the veracity of any representations and warranties shall only be measured as of the date of consummation of the Offering, and are not continuing representations and warranties.
(b)    From and after the Effective Time, all communications under the Underwriting Agreement sent to VGII (as the “
Company
” thereunder) shall be delivered to:
Grove Collaborative Holdings, Inc.
Attention: Delida Costin
1301 Sansome St.
San Francisco, California 94111
With copies to
:
Sidley Austin LLP
Attention: Martin A. Wellington
1001 Page Mill Road
Building 1
Palo Alto, California 94304
Sidley Austin LLP
Attention: Joshua G. DuClos
1999 Avenue of the Stars
17th Floor
Los Angeles, California 90067
Sidley Austin LLP
Attention: Sara G. Duran
2021 McKinney Avenue
Suite 2000
Dallas, Texas 75201
2.
Insider Letter
. VGII, Sponsor and each Insider hereby agree as follows (and Credit Suisse, on its own behalf and as representative of the several Underwriters, hereby consents and agrees to the following):
(a)
Voting;
Non-Redemption
. The Insider Letter provides in Section 1 thereof for certain requirements of Sponsor and the Insiders in respect of Business Combinations (as defined therein), including in respect of voting in favor thereof and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination and Sponsor and each Insider will comply with its, his or her respective obligations under such Section 1. In furtherance and not in limitation of the foregoing, at any duly called meeting of the stockholders of VGII (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of VGII requested by VGII’s board of directors or undertaken as contemplated by the Transactions, Sponsor and each Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Ordinary Shares (including, but not limited to, Founder Shares), to be counted as present thereat for purposes of establishing a quorum, and Sponsor and each Insider shall vote or consent (or cause to be voted or consented), in person or by proxy, all of such shares (i) in favor of the adoption of the Transaction Agreement and approval of the Transactions (and any actions required in furtherance thereof), (ii) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of VGII or Merger Sub contained in the Transaction Agreement, (iii) in favor of the proposals set forth in the Proxy Statement, and (iv) except as set forth in the Proxy Statement, against the following actions or proposals: (A) any proposal in opposition to approval of the Transaction Agreement or in competition with or materially inconsistent with the Transaction Agreement, (B) except for in connection with the Domestication, any amendment of the certificate of incorporation or bylaws of VGII; (C) except for in connection with the Domestication, any change in VGII’s corporate structure or business; or (D) any other action or proposal involving VGII or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of VGII’s closing conditions or obligations under the Transaction Agreement not being satisfied. Sponsor and each of the Insiders agree not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this
Section
 2(a)
.
(b)
Lock-Up
. The Insider Letter provides in Section 7 thereof for certain restrictions on Transfer of Founder Shares and Class A Ordinary Shares issued upon conversion thereof until the expiration of certain time periods or the happening of certain prior events. Notwithstanding, and in precedence to, the Insider Letter, from and after the time and date of the Domestication, (i) references in the Insider Letter to the Class A Shares and Class B Shares (including by reference to Units, Founder Shares and Warrants, among other things) shall include the shares of Class A Common Stock issued upon conversion of such Class A Shares and Class B Shares in connection with the Domestication, and (ii) 35% of the number of Class B Shares of Sponsor (such shares, together with the shares of Class A Common Stock issued upon conversion of such shares in connection with the Domestication, the “
Earn
-Out
Shares
”), as further set forth under the heading “Number of
Earn-Out
Shares” on
Exhibit A
attached hereto opposite Sponsor’s name on such Exhibit (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing), shall continue to be subject to the restrictions on transfer set forth in the Insider Letter, and shall also be subject to the provisions set forth in
Section
 2(c)
, and the remaining 65% of such Class B Shares (and the shares of Class A Common Stock issued upon conversion of such shares in connection with the Domestication) and Warrants (and the shares of Class A Common Stock issued upon exercise of such Warrants) shall continue to be subject to the restrictions on transfer set forth in Section 7 of the Insider Letter for the time periods set forth therein.
Earn-Out
Shares shall continue to be
Earn-Out
Shares following their transfer to any permitted transferee under Section 7(c) of the Insider Letter.
(c)
Earn-Out
.
(i)    With respect to the
Earn-Out
Shares, the Sponsor agrees that: (i) 50% of such
Earn-Out
Shares will automatically vest if the Stock Price (as defined below) equals or exceeds $12.50 per share (the “
$12.50 Share Price Milestone
”) on any 20 Trading Days (as defined below) (which may be consecutive or not consecutive) within any consecutive 30 Trading Day period that occurs after the Closing Date and on or prior to the ten-year
anniversary of the Closing Date (the “
Earn-Out
Period
”); and (ii) 50% of such
Earn-Out
Shares will automatically vest if the Stock Price equals or exceeds $15.00 per share (the “
$15.00 Share Price Milestone
” and, each of the $15.00 Share Price Milestone and the $12.50 Share Price Milestone, a “
Milestone
”) for any 20

Trading Days (which may be consecutive or not consecutive) within any consecutive 30 Trading Day period that occurs after the Closing Date and on or prior to the expiration of the
Earn-Out
Period.
(ii)    Subject to the limitations contemplated herein, the Sponsor shall have all of the rights of a stockholder of the Continuing Delaware Corporation with respect to the
Earn-Out
Shares, including the right to receive dividends and to vote such shares;
provided
, that, subject to the provisions of this
Section
 2(c)
, the
Earn-Out
Shares shall not entitle the Sponsor to consideration in connection with any sale or other transaction, other than in connection with a Change of Control as set forth below, and may not be Transferred by Sponsor or be subject to execution, attachment or similar process without the consent of the Continuing Delaware Corporation, and shall bear a customary legend with respect to such transfer restrictions;
provided
, further, that Transfers are permitted to Permitted Transferees who shall (A) be subject to the restrictions in this Section 2(c)(ii) as if they were the original holders of such
Earn-Out
Shares and (B) promptly transfer such
Earn-Out
Shares back to the Sponsor if they cease to be a Permitted Transferee for any reason prior to the date such
Earn-Out
Shares become freely transferable in accordance herewith;
provided
, further, that, any such Permitted Transferee executes and delivers to the Continuing Delaware Corporation a written agreement, in form and substance reasonably acceptable to the Continuing Delaware Corporation, agreeing to be bound by the restrictions herein. Any attempt to Transfer such
Earn-Out
Shares shall be null and void.
(iii)    If, upon the expiration of the
Earn-Out
Period, the $12.50 Share Price Milestone and/or the $15.00 Share Price Milestone have not occurred, then all
Earn-Out
Shares which would have otherwise vested in connection with such Milestone shall be automatically forfeited and deemed transferred to the Continuing Delaware Corporation and shall be automatically cancelled by the Continuing Delaware Corporation and cease to exist. For the avoidance of doubt, prior to such forfeiture, all
Earn-Out
Shares shall be entitled to any dividends or distributions made to the stockholders of the Continuing Delaware Corporation and shall be entitled to the voting rights generally granted to stockholders of the Continuing Delaware Corporation.
(iv)    In the event of occurrence of any Milestone, as soon as practicable (but in any event within five (5) Business Days), the Continuing Delaware Corporation shall deliver written notice thereof to the Sponsor.
(v)    In the event that after the Closing and prior to the expiration of the
Earn-Out
Period, (A) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to expiration of the
Earn-Out
Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the
Earn-Out
Period), (B) any liquidation, dissolution or winding up of the Continuing Delaware Corporation (whether voluntary of involuntary) is initiated, (C) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against the Continuing Delaware Corporation, or a receiver is appointed for the Continuing Delaware Corporation or a substantial part of its assets or properties or (D) the Continuing Delaware Corporation makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties, then any Milestone that has not previously occurred and the related vesting conditions shall be deemed to have occurred.
(vi)    For purposes hereof:
(A)    a “
Change of Control
” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (1) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “
Group
”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Continuing Delaware Corporation in substantially the same proportions as their ownership of stock of the Continuing Delaware Corporation) (x) is or becomes the beneficial owner, directly or indirectly, of securities of the Continuing Delaware Corporation representing more than fifty percent (50%) of the combined voting power of the Continuing Delaware Corporation’s then outstanding voting securities or (y) has or acquires control of the board of directors of the Continuing Delaware Corporation; (2) a merger, consolidation, reorganization or similar business combination transaction involving the Continuing Delaware Corporation, and, immediately after the consummation of such transaction or series of transactions, either (x) the board of directors of the Continuing Delaware Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of the Continuing Delaware Corporation immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof; or (3) the sale, lease or other disposition, directly or indirectly, by the Continuing Delaware Corporation of all or substantially all of the assets of the Continuing Delaware Corporation and its subsidiaries, taken as a whole, other than such sale or other disposition by VGII of all or substantially all of the assets of the Continuing Delaware Corporation and its subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of the Continuing Delaware Corporation;
(B)    “
Permitted Transferee
” means (1) in the case of an individual, (a) by gift to any person related to the applicable holder by blood, marriage, or domestic relationship (“
immediate family
”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (b) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (c) pursuant to a qualified domestic relations order, or (2) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the applicable holder;
(C)    “
Stock Price
” means, on any date after the Closing, the volume weighted average price of the shares of Class A Common Stock reported as of such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar;
(D)    “
Trading Day
” means any day on which trading is generally conducted on the New York Stock Exchange or any other exchange on which the shares of Common Stock are traded and published; and
(E)     “
Transfer
” means the (1) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2).
(d)    If the Continuing Delaware Corporation shall, at any time or from time to time, after the date hereof effect a subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding Ordinary Shares or shares of Class A Common Stock, as applicable, the number of
Earn-Out
Shares subject to vesting pursuant to, and the stock price targets set forth in, subsection (i) of
Section
 2(c)
, shall be equitably adjusted for such subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective. For the avoidance of doubt, the Transactions shall not constitute an event requiring an equitable adjustment hereunder.
3.
Working Capital Loans
. The Prospectus (as such term is defined in the Underwriting Agreement) permits loans made by the Sponsor or an affiliate of the Sponsor or any of VGII’s officers or directors (each, a “
Lender
”), on such terms as to be determined by VGII from time to time, to finance transaction costs in connection with an intended initial Business Combination (“
Working Capital Loans
”). Each of the Insider Letter, the Warrant Agreement and the Registration Rights Agreement contemplates that up to $1,500,000 of Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the Lender. VGII, Sponsor and each Insider, each on its own behalf and on behalf of its affiliates (including the officers and directors of VGII), hereby agrees, and shall take such necessary or appropriate actions so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, at or prior to the Closing, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of VGII, notwithstanding any provisions of the Insider Letter, the Warrant Agreement or any other agreement to the contrary.
4.
Registration Rights Agreement
. Each of VGII, Sponsor, and each Holder hereby agree that the Registration Rights Agreement is being amended and restated in its entirety, and superseded, in connection with the Closing, and until such time as the Closing occurs (or this Agreement is terminated in accordance with its terms), all references in the Registration Rights Agreement to the Founder Shares
Lock-Up
Period shall mean the period of restriction on Transfer of the Founder Shares set forth in Section 2(b) of this Agreement.
5.
Anti-Dilution Adjustment Waiver
. Sponsor, who is the holder of at least a majority of the outstanding Class B Shares, hereby waives on behalf of the holders of all Class B Shares, pursuant to and in compliance with the provisions of the Amended and Restated Memorandum and Articles of Association of VGII (the “
Articles
”), any adjustment to the conversion ratio set forth in Section 17 of the Articles, and any rights to other anti-dilution protections with respect to the Class B Shares (or the shares of Class B Common Stock issued upon conversion thereof in connection with the Domestication), that may result from the PIPE Financing and/or the consummation of the Transactions.
6.
Representations and Warranties of Sponsor and the Insiders
. Each of Sponsor and each Insider hereby represents and warrants, severally but not jointly, to Grove Collaborative and VGII as follows:
(a)
Binding Agreement
. Each of Sponsor and each Insider (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, (A) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Sponsor and such Insider has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Sponsor and such Insider, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Sponsor and such Insider, enforceable against Sponsor or such Insider, as applicable, in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
(b)
Ownership of Shares
.
Exhibit A
attached hereto sets forth opposite such Person’s name the number of all of the Class A Shares, Class B Shares and Warrants over which such Person has beneficial ownership as of the date hereof. As of the date hereof, such Person is the lawful owner of the Class A Shares, Class B Shares and Warrants denoted as being owned by such Person on
Exhibit A
and has the sole power to vote or cause to be voted such Class A Shares and Class B Shares and, assuming the exercise of the Warrants, the Class A Shares underlying such Warrants. Sponsor or such Insider, as applicable, has good and valid title to the Class A Shares,

Class B Shares and Warrants denoted as being owned by Sponsor or such Insider, as applicable, on
Exhibit A
, free and clear of any and all Liens, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Sponsor or such Insider pursuant to arrangements made by Sponsor or such Insider. Except for the Class A Shares, Class B Shares and Warrants denoted on
Exhibit A
, as of the date of this Agreement, neither Sponsor nor such Insider is a beneficial owner or record holder of any (i) equity securities of VGII, (ii) securities of VGII having the right to vote on any matters on which the holders of equity securities of VGII may vote or which are convertible into or exchangeable for, at any time, equity securities of VGII, or (iii) options or other rights to acquire from VGII any equity securities or securities convertible into or exchangeable for equity securities of VGII.
(c)
No Conflicts
.
(i)    No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by Sponsor or such Insider and the consummation by Sponsor and such Insider of the transactions contemplated hereby. If such Insider is a natural person, no consent of such Insider’s spouse is necessary under any “community property” or other Laws in order for such Insider to enter into and perform its obligations under this Agreement.
(ii)    None of the execution and delivery of this Agreement by Sponsor or such Insider, the consummation by Sponsor or such Insider, as applicable, of the transactions contemplated hereby or compliance by Sponsor or such Insider, as applicable, with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Sponsor or such Insider, as applicable, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract to which Sponsor or such Insider, as applicable, is a party or by which such Sponsor or such Insider, as applicable, or any of their respective Class A Shares, Class B Shares or Warrants or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (A) through (C) as would not reasonably be expected to materially impair Sponsor’s or such Insider’s ability to perform its obligations under this Agreement in any material respect.
(d)
No Inconsistent Agreements
. Each of Sponsor and such Insider hereby covenants and agrees that, except for this Agreement, Sponsor and such Insider, as applicable, (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to Sponsor’s or such Insider’s Class A Shares or Class B Shares, as applicable, inconsistent with Sponsor’s or such Insider’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to Sponsor’s or such Insider’s Class A Shares or Class B Shares, as applicable, and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Sponsor or such Insider contained herein untrue or incorrect in any material respect or have the effect of preventing Sponsor or such Insider from performing any of its material obligations under this Agreement.
(e)
Adequate Information
. Each of Sponsor and such Insider is a sophisticated stockholder and has adequate information concerning the business and financial condition of VGII and Grove Collaborative to make an informed decision regarding the Transactions and has independently and without reliance upon VGII or Grove Collaborative and based on such information as each of Sponsor and such Insider has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each of Sponsor and such Insider acknowledges that Grove Collaborative has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Each of Sponsor and such Insider acknowledges that the agreements contained herein with respect to the Class A Shares, Class B Shares and Warrants held by Sponsor or such Insider, as applicable, are irrevocable.

(f)
Absence of Litigation
. As of the date hereof, there is no Action pending or, to the knowledge of Sponsor or such Insider, as applicable, threatened, against Sponsor or such Insider that would reasonably be expected to materially impair the ability of Sponsor or such Insider, as applicable, to perform Sponsor’s or such Insider’s obligations hereunder or to consummate the transactions contemplated hereby.
7.
Representations and Warranties of Grove Collaborative
. Grove Collaborative hereby represents to Sponsor, the Insiders and VGII as follows:
(a)
Binding Agreement
. Grove Collaborative is a corporation duly organized and validly existing under the Laws of the State of Delaware. Grove Collaborative has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Grove Collaborative have been duly authorized by all necessary corporate actions on the part of Grove Collaborative. This Agreement, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Grove Collaborative enforceable against Grove Collaborative in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
(b)
No Conflicts
.
(i)    No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by Grove Collaborative and the consummation by Grove Collaborative of the transactions contemplated hereby.
(ii)    None of the execution and delivery of this Agreement by Grove Collaborative, the consummation by Grove Collaborative of the transactions contemplated hereby or compliance by Grove Collaborative with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Grove Collaborative, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Grove Collaborative is a party or by which Grove Collaborative or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair Grove Collaborative’s ability to perform its obligations under this Agreement in any material respect.
8.
Representations and Warranties of VGII
. VGII hereby represents and warrants to Sponsor, the Insiders and Grove Collaborative as follows:
(a)
Binding Agreement
. VGII is a an exempted company incorporated with limited liability in the Cayman Islands, and is duly organized and validly existing under the Laws of the Cayman Islands. VGII has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by VGII have been duly authorized by all necessary corporate actions on the part of VGII. This Agreement, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of VGII enforceable against VGII in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
(b)
No Conflicts
.
(i)    No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by VGII and the consummation by VGII of the transactions contemplated hereby.

(ii)    None of the execution and delivery of this Agreement by VGII, the consummation by VGII of the transactions contemplated hereby or compliance by VGII with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Grove Collaborative, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which VGII is a party or by which VGII or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair VGII’s ability to perform its obligations under this Agreement in any material respect.
9.
Acknowledgment
. Each Party understands and acknowledges that each of the other Parties is entering into the Transaction Agreement in reliance upon such Party’s execution and delivery of this Agreement. Such Party has had the opportunity to read the Transaction Agreement, this Agreement and the Affected Agreements and has had the opportunity to consult with its tax and legal advisors in respect thereof.
10.
Termination
. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Transaction Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any person in respect hereof or the transactions contemplated hereby.
11.
Governing Law
. This Agreement, the rights and duties of the Parties, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The Parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each Party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in
Section 14
 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.
12.
Waiver of Jury Trial
. To the extent not prohibited by applicable law that cannot be waived, each of the Parties irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each Party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the Parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.
13.
Assignment
. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties.
14.
Specific Performance
. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching
Party shall be entitled to injunctive relief, in addition to any other remedy that such Party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware. Without limiting the foregoing, each of the Parties acknowledges and agrees that Grove Collaborative is a beneficiary of each of the provisions of this Agreement and has the right to enforce the same it its own name.
15.
Amendment
. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the Parties.
16.
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
17.
Notices
. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient Party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient Party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a Party may designate by notice to the other Parties in accordance with this
Section 17
):
(a)    If to VGII, to its address of record under the Transaction Agreement;
(b)    If to Credit Suisse as representative of the several Underwriters, to its address of record under the Underwriting Agreement;
(c)    If to the Sponsor or to the Insiders, to their respective addresses of record under the Insider Letter; and
(d)    If to the Holders, to their respective addresses of record under the Registration Rights Agreement.
18.
Counterparts
. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
19.
Entire Agreement
. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Affected Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement and the Transaction Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.
[
Signature Page Follows
]

IN WITNESS WHEREOF, the Parties have each caused this VGII Letter Agreement to be duly executed as of the date first written above.

VGII:	VIRGIN GROUP ACQUISITION CORP. II

	By:	/s/ Evan Lovell
Name: Evan Lovell
Title: Chief Financial Officer

CREDIT SUISSE:	CREDIT SUISSE SECURITIES (USA) LLC

	By:	/s/ Ryan Kelley
Name: Ryan Kelley
Title: Director

Acting on behalf of itself and as the representative of the several Underwriters

SPONSOR:	VIRGIN GROUP ACQUISITION SPONSOR II LLC

	By:	Corvina Holdings Limited, its manager

	By:	/s/ Kerry Graziola
Name: Kerry Graziola
Title: Alternate Director

INSIDERS:	/s/ Rayhan Arif
RAYHAN ARIF, individual

/s/ Chris Burggraeve
CHRIS BURGGRAEVE, individually

/s/ Latif Peracha
LATIF PERACHA, individually

/s/ Elizabeth Nelson
ELIZABETH NELSON, individually

/s/ Evan Lovell
EVAN LOVELL, individually

/s/ Josh Bayliss
JOSH BAYLISS, individually

[
Signature Page to VGII Letter Agreement.
]

GROVE COLLABORATIVE, INC.

By:	/s/ Stuart Landesberg
Name: Stuart Landesberg
Title: Chief Executive Officer

[
Signature Page to VGII Letter Agreement.
]

EXHIBIT A

Name	Number of Class A Shares Currently Held	Number of Class A Shares Issuable Upon exercise of Warrants Currently Held	Number of Class B Shares Currently Held	Number of Earn-Out Shares
Sponsor :
Virgin Group Acquisition Sponsor II LLC	—	6,700,000	9,972,500	3,490,375
Insiders :
Rayhan Arif	—	—	—
Josh Bayliss	—	—	—
Chris Burggraeve	—	—	30,000
Evan Lovell	—	—	—
Elizabeth Nelson	—	—	30,000
Latif Peracha	—	—	30,000
Holders :
Virgin Group Acquisition Sponsor II LLC	See “Sponsor” above

ANNEX F
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “
Subscription Agreement
”) is entered into this seventh day of December 2021, by and between Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (the “
Issuer
”), and the undersigned (“
Subscriber
” or “
you
”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).
WHEREAS, the Issuer, Grove Collaborative, Inc., a Delaware public benefit corporation (“
Grove
”), and the other parties named therein will, immediately following the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “
Business Combination Agreement
”), pursuant to which the Issuer will redomesticate as a public benefit corporation organized under the state of Delaware (the “
Redomestication
”), and immediately thereafter a wholly owned subsidiary of the Issuer will merge with and into Grove, with Grove surviving as a wholly owned subsidiary of the Issuer (together with the other transactions contemplated by the Business Combination Agreement, the “
Transactions
”);
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer, immediately following the Redomestication, that number of shares of the Issuer’s Class A common stock (the “
Common Shares
”) set forth on the signature page hereto (the “
Subscribed Shares
”) for a purchase price of $10.00 per share (the “
Per Share Price
”), and for the aggregate purchase price set forth on the signature page hereto (the “
Purchase Price
”), and the Issuer desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and subject to the conditions set forth herein; and
WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “
Securities Act
”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “
Other Subscriber
”) have, severally and not jointly, entered into separate subscription agreements with the Issuer (the “
Other Subscription Agreements
”), pursuant to which such Other Subscribers have agreed to purchase Common Shares on the Closing Date (as defined below) at the same per share purchase price as Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, [—] Common Shares.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) this Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any Other Subscriber so listed. The decision of Subscriber to purchase the Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, Grove or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in

F-1

any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
1.
Subscription
. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees, to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “
Subscription
”). Notwithstanding anything herein to the contrary, the consummation of the Subscription is contingent upon the substantially concurrent occurrence of the closing of the Transactions as further described herein. Each of the parties hereto acknowledge and agree that the Subscribed Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware public benefit corporation (and not shares in a Cayman Islands exempted company).
2.
Representations, Warranties and Agreements
.
2.1.
Subscriber
’
s Representations, Warranties and Agreements
. To induce the Issuer to issue the Subscribed Shares, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer, as of the date hereof and as of the Closing Date, as follows:
2.1.1.    If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the capacity to enter into, deliver and perform its obligations under this Subscription Agreement.
2.1.2.    If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3.    The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (ii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber that would reasonably be expected to have a material adverse effect on the legal authority and ability of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “
Subscriber Material Adverse Effect
”).
2.1.4.    Subscriber (i) is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, (b) an Institutional Account as defined in FINRA Rule 4512(c) and (c) a sophisticated institutional investor, experienced in investing in transactions of the type contemplated by this Subscription Agreement and capable of evaluating investment risks independently, in each case, satisfying the applicable requirements set forth on
Schedule I
, (ii) is acquiring the Subscribed Shares only for its own account and not for the

F-2

account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Subscribed Shares in any manner that would violate the securities laws of the United States or any other applicable jurisdiction and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on
Schedule I
following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.
2.1.5.    Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Except in respect of any stock lending program, Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to
non-U.S.
persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Subscribed Shares shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144 and as set forth in this Subscription Agreement). Subscriber acknowledges that the Subscribed Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Subscribed Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult independent legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that the Subscribed Shares are a suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares, and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists. Subscriber will not look to the Placement Agents for all or part of any such loss or losses Subscriber may suffer.
2.1.6.    Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, Grove, or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.
2.1.7.    If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), Subscriber represents and warrants that its acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt
prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”), or any applicable other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “
Similar Laws
”).
2.1.8.    In making its decision to purchase the Subscribed Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the representations, warranties and covenants of the Issuer contained in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone (including Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC (collectively, in their capacity as

F-3

placement agents, the “
Placement Agents
”)), other than the Issuer and its representatives concerning the Issuer or the Subscribed Shares or the offer and sale of the Subscribed Shares. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Issuer, Grove and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber represents and warrants it is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transactions, the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer and Grove including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber further acknowledges that Subscriber has not relied upon the Placement Agents in connection with Subscriber’s due diligence review of the offering of the Subscribed Shares and the Issuer.
2.1.9.    Subscriber acknowledges and agrees that (a) it has been informed that each of the Placement Agents is acting solely as placement agent in connection with the Transactions and is not acting as an underwriter or in any other capacity in connection with the Subscriptions and is not and shall not be construed as a fiduciary for Subscriber in connection with the Transactions, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transactions, in each case, to Subscriber (c) the Placement Agents will have no responsibility to Subscriber with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, condition (financial and otherwise), management, operations, properties or prospects of, the Issuer, Grove or the Transactions, and (d) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of the Placement Agents, shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber) to the maximum extent permitted by applicable law, whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the Transactions. Subscriber further acknowledges that Morgan Stanley & Co. LLC is acting as financial advisor to Grove in connection with the Transactions. Issuer and Grove are solely responsible for paying any fees or other commission owed to the Placement Agents in connection with the Transactions.
2.1.10.    Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Issuer or one of their respective representatives. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any general solicitation. Subscriber acknowledges that the Issuer represents and warrants that the Subscribed Shares were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act.
2.1.11.    Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of an investment in the Subscribed Shares.
2.1.12.    Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any Executive Order issued by the President of the United States and administered by OFAC (“
OFAC List
”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a
non-U.S.
shell bank or providing banking services indirectly to a

F-4

non-U.S.
shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.
2.1.13.    If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other Similar Laws or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”), Subscriber represents and warrants that neither the Issuer nor any of its affiliates (the “
Transaction Parties
”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.
2.1.14.    Subscriber is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and that will acquire a substantial interest in the Issuer as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of the Subscribed Shares hereunder.
2.1.15.    On each date the Purchase Price would be required to be funded to the Issuer pursuant to
Section
 3.1,
Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to
Section
 3.1
.
2.1.16.    No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.1.17.    Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Issuer. For the purposes hereof, “
Short Sales
” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through
non-U.S.
broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (a) nothing herein shall prohibit any entities under common management or that share an investment advisor with Subscriber (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (b) in the case of a Subscriber that is a multimanaged investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, this Section 2.1.17 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 2.1.17 shall not apply to (i) any sale (including the

F-5

exercise of any redemption right) of securities of the Issuer (A) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement or (ii) ordinary course, non-speculative
hedging transactions.
2.2.
Issuer
’
s Representations, Warranties and Agreements
. To induce Subscriber to purchase the Subscribed Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:
2.2.1.    The Issuer has been duly incorporated and (i) is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) is duly licensed or qualified to conduct its business and, if applicable, in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (ii), where the failure to be in good standing would not reasonably be expected to have an Issuer Material Adverse Effect (as defined below), (iii) has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, the Issuer will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
2.2.2.    The Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment for the Subscribed Shares, will be free and clear of all liens or other restrictions (other than arising under applicable securities laws) in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Subscribed Shares will be validly issued, fully paid and non-assessable
and will not have been issued in violation of or subject to any preemptive or similar rights under the Issuer’s constitutive agreements or applicable law.
2.2.3.    This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, and is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4.    The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), the issuance and sale of the Subscribed Shares and the consummation of the other transactions contemplated herein, including the Transactions, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer and Grove and their respective subsidiaries, taken as a whole or materially and adversely affects the ability of the Issuer to timely perform its obligations under this Subscription Agreement, in each case subject to the exceptions in the definition of Company Material Adverse Effect in the Business Combination Agreement mutatis mutandis (collectively, an “
Issuer Material Adverse Effect
”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

F-6

2.2.5.    Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security of the Issuer nor solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares under the Securities Act.
2.2.6.    Neither the Issuer, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and neither the Issuer, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.7.    Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of [—] Common Shares for an aggregate purchase price of $[—](including the Subscribed Shares purchased and sold under this Subscription Agreement ). Other than the Other Subscription Agreements, the Issuer has not entered into any side letter or agreement (written or oral) with any Other Subscriber or any other investor relating to or modifying such Other Subscriber’s or investor’s direct or indirect investment in the Issuer. The Other Subscription Agreements reflect the same Per Share Price and terms that are not materially more favorable from an economic perspective to any similarly situated Other Subscriber thereunder than the terms of this Subscription Agreement. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.
2.2.8.    As of the date of this Subscription Agreement, the authorized share capital of the Issuer consists of 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preference shares, $0.0001 par value each and as of the date immediately prior to the Transactions, the authorized share capital of the Issuer will consist of 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preference shares, $0.0001 par value each. All issued and outstanding ordinary shares of the Issuer have been duly authorized and validly issued, are fully paid, non-assessable
and are not subject to preemptive or similar rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than as contemplated by the Business Combination Agreement and the Ancillary Agreements (as defined in the Business Combination Agreement). There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions.
2.2.9.    Assuming the accuracy of Subscriber’s representations and warranties set forth in
Section
 2.1
of this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Issuer to Subscriber and (ii) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws and filings required to consummate the Transactions as provided under the Business Combination Agreement.
2.2.10.    As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, suits, claims, actions, or proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment , any open injunction, or any decree, ruling or order of any governmental authority or arbitrator outstanding against or binding upon the Issuer, which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

F-7

2.2.11.    The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the Commission, (ii) filings required by applicable state or federal securities laws, (iii) filings required in accordance with
Section
 4
, (iv) those required by the New York Stock Exchange (the “
NYSE
”) or Nasdaq, and (v) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.
2.2.12.    At Closing, the Issuer will be classified as a domestic corporation for U.S. federal income tax purposes.
2.2.13.    The Issuer made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “
SEC Documents
”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder and applicable to the SEC Documents. As of their respective dates, all SEC Documents required to be filed by the Issuer with the Commission prior to the date hereof complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents. The financial statements of Issuer included in the SEC Documents complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end
audit adjustments, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP); except, in each case, as set forth in any subsequent SEC Document filed or furnished with the SEC on or prior to the date hereof.
2.2.14.    No broker, finder or other financial consultant has acted on behalf of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.
2.2.15.    The Issuer is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
2.2.16.    Issuer represents and warrants that Issuer is not (i) a person or entity named on OFAC List, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Issuer is permitted to do so under applicable law. If Issuer is a financial institution subject to the BSA/PATRIOT Act, Issuer represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under

F-8

the BSA/PATRIOT Act. Issuer also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Issuer further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Issuer were legally derived.
2.2.17.    The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, the Issuer is a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect.
2.2.18.    The Issuer is in compliance with all applicable laws, except where such non-compliance
would not be reasonably likely to have an Issuer Material Adverse Effect.
2.2.19.    As of the date hereof, the issued and outstanding Class A ordinary shares, $0.0001 par value, of the Issuer (the “
Class
 A Shares
”) are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on NYSE under the symbol “VGII”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by NYSE or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act or the listing of the Class A Shares on the NYSE. Following the Redomestication, the Class A Shares are expected to be registered under the Exchange Act and listed for trading on the NYSE or Nasdaq.
2.2.20.    Upon consummation of the Transactions, the issued and outstanding Shares will continue to be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the NYSE.
3.
Settlement Date and Delivery
.
3.1.
Closing
. The closing of the Subscription contemplated hereby (the “
Closing
”) shall occur on the date of, and immediately prior to (but subject to), the consummation of the Transactions (the date of the Closing, the “
Closing Date
”). Upon written notice from (or on behalf of) the Issuer to Subscriber (the “
Closing Notice
”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “
Expected Closing Date
”), upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, Subscriber shall deliver to the Issuer, the Purchase Price for the Subscribed Shares, (i) no later than two (2) Business Days prior to the Expected Closing Date by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing, or (ii) on the Closing Date, following Subscriber’s receipt of reasonably acceptable evidence from the Company’s transfer agent showing Subscriber as the owner of the Subscribed Shares on and as of the Closing Date, to an account specified by the Issuer and as otherwise mutually agreed by Subscriber and the Issuer acting reasonably (“
Alternative Settlement Procedures
”).    For the avoidance of doubt, mutually agreeable Alternative Settlement Procedures shall include, without limitation, Subscriber delivering to the Issuer on the Closing Date the Purchase Price for the Subscribed Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice against delivery to the undersigned of the Subscribed Shares. On the Closing Date, the Issuer shall issue to Subscriber (or the funds and accounts designated by Subscriber if so designated by Subscriber, or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, the Subscribed Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), which Subscribed Shares, unless otherwise determined by the Issuer, shall be uncertificated, with record ownership reflected only in the register of shareholders of the Issuer and shall, prior to Subscriber delivering the funds on the Closing Date, provide evidence of such issuance from the Issuer’s transfer agent showing Subscriber as the owner of the Subscribed Shares on and as of the Closing Date. If the Transactions are not consummated within three (3) Business Days after the Expected Closing Date, the Issuer shall

F-9

promptly (but no later than one (1) Business Day thereafter) return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber, and the Subscribed Shares shall be cancelled. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 hereof, Subscriber shall remain obligated (A) to redeliver funds on the new Closing Date to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this
Section
 3
. For purposes of this Subscription Agreement, “
Business Day
” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.
3.2.
Conditions to Closing of the Issuer
.
The Issuer’s obligations to sell and issue the Subscribed Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the Closing Date, of each of the following conditions:
3.2.1.
Representations and Warranties Correct
. The representations and warranties made by Subscriber in
Section
 2.1
hereof shall be true and correct in all material respects when made (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.2.2.
Compliance with Covenants
. Subscriber shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Subscriber to consummate the Closing.
3.2.3.
Closing of the Transactions
. All conditions precedent to each of the Issuer’s and Grove’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated immediately following the Closing.
3.2.4.
Legality
. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.
3.3.
Conditions to Closing of Subscriber
.
Subscriber’s obligation to purchase the Subscribed Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:
3.3.1.
Representations and Warranties Correct
. The representations and warranties made by the Issuer in
Section
 2.2
hereof shall be true and correct in all material respects when made (unless they

F-10

specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.3.2.
Compliance with Covenants
. The Issuer shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.
3.3.3.
Closing of the Transactions
. All conditions precedent to the consummation of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated immediately following the Closing.
3.3.4.
Legality
. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting consummation of the transactions contemplated by this Subscription Agreement or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.
3.3.5.
Amendment of Business Combination Agreement
. The terms of the Business Combination Agreement shall not have been amended in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber (in its capacity as such) would reasonably expect to receive under this Subscription Agreement unless Subscriber has consented in writing to such amendment.
3.3.6.
Listing
. No suspension of the qualification of the Common Shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Common Shares on the NYSE or Nasdaq, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred, and the Subscribed Shares shall be approved for listing on the NYSE or Nasdaq, as applicable, subject to official notice of issuance.
3.3.7.
Amendment of Other Subscription Agreements
. There shall have been no amendment, waiver or modification to the Other Subscription Agreements (including via side letter or other agreement) that materially economically benefits the Other Subscribers thereunder unless the Subscriber has been offered the same benefits.
4.
Registration Statement
.
4.1.    The Issuer agrees that, within twenty (20) business days after the consummation of the Transactions (the “
Filing Date
”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “
Registration Statement
”) registering the resale of the Subscribed Shares (the “
Registrable Securities
”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the

F-11

Registration Statement) following the Closing Date and (ii) the 5th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Date
”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, as permitted hereunder; provided, that Subscriber shall not in connection with the foregoing be required to execute any lock-up
or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this
Section
 4
. For purposes of this
Section
 4
, Registrable Securities shall include, as of any date of determination, the Subscribed Shares and any other equity security of the Issuer issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise and “Subscriber” shall include any person to which the rights under this Section 4 shall have been duly assigned. The Issuer will provide a draft of the Registration Statement to Subscriber for review at least two (2) business days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission and consented to by the Subscriber. If the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the Subscribed Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission and (ii) the number of Subscribed Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders; and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such Subscribed Shares not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable.
4.2.    In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:
4.2.1.    except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities and (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable); provided, that for as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, the Issuer will use commercially reasonable efforts to file all reports, and provide all customary and

F-12

reasonable cooperation, necessary to enable Subscriber to resell the Subscribed Shares pursuant to the Registration Statement, and update or amend the Registration Statement as necessary to include the Subscribed Shares.
4.2.2.    advise Subscriber, as promptly as practicable but in any event within five (5) Business Days:
(a)    when a Registration Statement or any post-effective amendment thereto has become effective;
(b)    of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;
(c)    of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(d)    of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(e)    subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer or subject the Subscriber to any duty of confidentiality;
4.2.3.    use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
4.2.4.    upon the occurrence of any event contemplated in
Section
 4.2.2(d)
, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5.    use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Issuer’s common stock is then listed.
4.3.    Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Issuer’s Annual Report on Form
10-K,
or (ii) if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public
information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “
Suspension Event
”);

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provided
,
however
, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case, during any twelve-month period. Upon receipt of any written notice from the Issuer (which notice shall not contain any material non-public
information regarding the Issuer and which notice shall not be subject to any duty of confidentiality) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales (which notice shall not contain any material non-public
information regarding the Issuer and which notice shall not be subject to any duty of confidentiality). If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession;
provided
,
however
, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing
document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
4.4.    Subscriber may deliver written notice (including via email in accordance with
Section 6.3
(an “
Opt-Out
 Notice
”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by
Section 4.3
;
 provided
,
 however
, that Subscriber may later revoke any
such Opt-Out Notice
in writing. Following receipt of
an Opt-Out Notice
from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this
Section 4.4
) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability (which notices shall not contain any material non-public
information regarding the Issuer and which notice shall not be subject to any duty of confidentiality).
4.5.    The parties agree that:
4.5.1.    The Issuer shall, notwithstanding the termination of this Subscription Agreement, indemnify and hold harmless, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees and investment advisers of each Subscriber, each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, partners, members, managers, shareholders, agents, affiliates, employees and investment advisers of each such controlling from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (collectively, “
Losses
”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the

F-14

circumstances under which they were made) not misleading or (ii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 4, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this
Section
 4.5
shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber expressly for use in such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Issuer, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of
Section
 4.3
hereof. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this
Section
 4
of which the Issuer is aware.
4.5.2.    Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, the Issuer, its directors, officers, employees and agents and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any and all Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Subscriber expressly for use therein;
provided
,
however
, that the indemnification contained in this
Section
 4.5
shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
4.5.3.    Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party

F-15

pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.5.4.    The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.
4.5.5.    If the indemnification provided under this
Section
 4.5
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 4.5
from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this
Section
 4.5
shall be individual, not joint and several, and in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.
5.
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) at the election of Subscriber after July 31, 2022 if the Closing shall not have occurred;
provided
that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the termination hereof in accordance with this Section 5, any monies paid by Subscriber to the Issuer in connection herewith shall promptly (and in any event within one (3) Business Days) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off,
whether or not the Transaction shall have been consummated.
6.
Miscellaneous
.
6.1.
Further Assurances
. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
6.1.1.    Subscriber acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and

F-16

warranties made by Subscriber set forth herein are no longer accurate in all material respects. The Issuer acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Issuer contained in this Subscription Agreement. Prior to the Closing, the Issuer agrees to promptly notify Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties made by Issuer set forth herein are no longer accurate in all material respects (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Issuer shall notify Subscriber if they are no longer accurate in any respect).
6.1.2.    Each of the Issuer, Subscriber and each of the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
6.1.3.    The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber, provided that the Issuer agrees to keep confidential any such information provided by Subscriber.
6.1.4.    Each of Subscriber and the Issuer shall pay all of its own respective expenses in connection with this Subscription Agreement and the transactions contemplated herein (it being agreed that all expenses related to the Registration Statement are for the account of the Issuer to the extent provided in Section 4, and the Issuer shall be responsible for the fees of its transfer agent and all of DTC’s fees associated with the issuance of the Subscribed Shares).
6.1.5.    Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
6.2.    Subscriber hereby acknowledges and agrees that, except in respect of any stock lending program, it will not, nor will any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber (including Subscriber’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Subscribed Shares or any securities of the Issuer or any instrument exchangeable for or convertible into any Subscribed Shares or any securities of the Issuer until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management or that share an investment advisor with Subscriber (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales; (ii) in the case of a Subscriber that is a multimanaged investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, this
Section
 6.2
shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 6.2 shall not apply to (i) any sale (including the exercise of any redemption right) of securities of the Issuer (A) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement or (ii) ordinary course, non-speculative
hedging transactions.
6.3.
Notices
. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered

F-17

personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii) if to the Issuer, to:
Virgin Group Acquisition Corp. II
65 Bleecker Street, 6
th
Floor
New York, NY 10012
Attention:    Harold Brunink
Email:          harold.brunink@virgin.com
with a required copy (which copy shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:    Derek Dostal, Lee Hochbaum, William Aaronson
Email:         derek.dostal@davispolk.com
lee.hochbaum@davispolk.com
william.aaronson@davispolk.com
6.4.
Entire Agreement
. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
6.5.
Modifications and Amendments
. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and also signed by Grove.
6.6.
Assignment
. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (other than the Subscribed Shares acquired hereunder and the rights set forth in Section 4) may be transferred or assigned without the prior written consent of the Subscriber, Issuer and Grove; provided that all or a portion of Subscriber’s rights and obligations hereunder (including Subscriber’s rights to purchase the Subscribed Shares) may be assigned to one or more of its affiliates (including any fund or account managed by the same investment manager as Subscriber), or by an affiliate of such investment manager, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment;
provided
further
that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.
6.7.
Benefit
. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns, except that the Placement Agents shall be third-party beneficiaries to the representations and warranties

F-18

made by the Issuer and Subscriber in this Subscription Agreement and Grove shall be a third-party beneficiary with respect to the entirety of this Subscription Agreement and as provided in Section 4.5.
6.8.
Governing Law
. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
6.9.
Consent to Jurisdiction; Waiver of Jury Trial
. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “
Chosen Courts
”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to
Section
 6.3
and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this
Section
 6.9
, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.10.
Severability
. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
6.11.
No Waiver of Rights, Powers and Remedies
. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

F-19

6.12.
Remedies
.
6.12.1.    The parties agree that irreparable damage would occur if this Subscription Agreement is not performed or the Closing is not consummated in accordance with its specific terms or is otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in
Section
 6.9
, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this
Section
 6.12
is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
6.12.2.    The parties acknowledge and agree that this
Section
 6.12
is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
6.13.
Survival of Representations and Warranties and Covenants
. All representations and warranties made by the parties hereto, and all covenants and other agreements of the parties hereto, in this Subscription Agreement shall survive the Closing.
6.14.
Headings and Captions
. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
6.15.
Counterparts
. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
6.16.
Construction
. The words “
include
,” “
includes
,” and “
including
” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “
this Subscription Agreement
,” “
herein
,” “
hereof
,” “
hereby
,” “
hereunder
,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.17.
Mutual Drafting
. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

F-20

7.
Cleansing Statement; Disclosure
.
7.1.    The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material nonpublic information that the Issuer or its officers, directors, employees or agents has provided to Subscriber prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of the Issuer, Subscriber shall not be in possession of any material, non-public
information received from the Issuer or any of its officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement.
7.2.    Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not (and shall cause its officers, directors, employees and agents not to) publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber without the prior written consent (including by
e-mail)
of Subscriber (i) in any press release or marketing materials, or (ii) in any filing with the Commission or any regulatory agency or trading market, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under regulations of the NYSE, in which case the Issuer shall provide Subscriber with prior written notice (including by
e-mail)
of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.
8.
Trust Account Waiver
. In addition to the waiver of the Issuer pursuant to Section 6.03 of the Business Combination Agreement, and notwithstanding anything to the contrary set forth herein, each of the Issuer and Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “
Trust Account
”). Each of the Issuer and Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off
or any right, title, interest or claim of any kind (“
Claim
”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement;
provided
,
however
, that nothing in this
Section
 8
shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. Notwithstanding the foregoing, in no event shall the terms of this Section 8 apply to any money or other assets held outside the Trust Account.
9.
Non-Reliance
. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that no Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) shall be liable to any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder.

F-21

10.
Rule 144
. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s shares of common stock and for so long as Subscriber holds the Subscribed Shares, the Issuer agrees to:
10.1.    make and keep public information available, as those terms are understood and defined in Rule 144; and
10.2.    file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
10.3.    furnish to Subscriber so long as it owns Subscribed Shares, as promptly as practicable upon request, (x) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and (y) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
The Issuer shall, if requested by the Subscriber (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Subscribed Shares, (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Subscribed Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Subscriber’s option, within two (2) Business Days of such request, if (A) such Subscribed Shares may be sold by the Subscriber without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, or (B) the Subscriber has sold or transferred Subscribed Shares pursuant to the Registration Statement or in compliance with Rule 144. The Issuer’s obligation to remove legends under this paragraph may be conditioned upon the Subscriber providing such representations and documentation (including broker representation letters) as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.
11.
Massachusetts Business Trust
. If Subscriber is a Massachusetts Business Trust, a copy of the Agreement and Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding
only upon Subscriber or any affiliate thereof and its assets and property.
[
Signature Page Follows
]

F-22

IN WITNESS WHEREOF
, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

VIRGIN GROUP ACQUISITION CORP. II

By:
Name:
Title:

Accepted and agreed this seventh day of December, 2021.
SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:
Date: December 7, 2021

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and	(Please print. Please indicate name and
Capacity of person signing above)	Capacity of person signing above)

Name in which securities are to be registered
(if different from the name of Subscriber listed directly above):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐
Tenants-in-Common
☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:
Aggregate Number of Subscribed Shares subscribed for:

Aggregate Purchase Price: $

.
You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “ Securities Act ”) (a “ QIB ”)).

2.	☐ We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.
*** AND ***

C.	AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐
Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐
Any investment company registered under the Investment Company Act of 1940, as amended (the “
Investment Company Act
”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐
Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐
Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D;

☐	Any entity in which all of the equity owners are “accredited investors”;

☐
Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

☐
Any “family office” as defined in Rule
202(a)(11)(G)-1
under the Investment Advisers Act of 1940 which was not formed for the purpose of investing in the Issuer, has assets under management in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐
Any “family client,” as defined in rule
202(a)(11)(G)-1
under the Investment Advisers Act of 1940, of a family office, whose prospective investment in the Issuer is directed by such family office, and such family office is one (i) with assets under management in excess of $5,000,000, (ii) that was not formed for the specific purpose of investing in the Issuer , and (iii) whose prospective investment in the Issuer is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of such prospective investment.

ANNEX G

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
by and among
GROVE COLLABORATIVE, INC.,
and
THE STOCKHOLDERS THAT ARE SIGNATORIES HERETO
Dated as of [●], 2022

G-i

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
, dated as of [●], 2022 (as amended, restated, supplemented or otherwise modified from time to time, this “
Agreement
”), is made and entered into by and among (i) Grove Collaborative, Inc., a Delaware public benefit corporation domesticated from Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (the “
Company
”), (ii) the stockholders of the Company party hereto (the “
Stockholders
”) and (iii) any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 4.6
of this Agreement (each, a “
Holder
” and collectively with the Stockholders, the “
Holders
”).
RECITALS
:
WHEREAS
, the Company, Treehouse Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“
Merger Sub
”), and Grove Collaborative, Inc., a Delaware public benefit corporation (“
Grove
”), have entered into an Agreement and Plan of Merger, dated as of December 7, 2021 (as amended from time to time on or prior to the date hereof, the “
Merger Agreement
”), pursuant to which Merger Sub has merged with and into Grove with Grove continuing as the surviving entity and a subsidiary of the Company (the “
Merger
”);
WHEREAS
, the Company and Virgin Group Acquisition Sponsor II LLC, a Cayman Island limited liability company and a Stockholder (the “
Sponsor
”) are parties to that certain Registration and Shareholder Rights Agreement, dated as of March 22, 2021 (the “
Original Registration Rights Agreement
”), which shall be amended and restated by this Agreement;
WHEREAS
, following the closing of the Merger (the “
Closing
”), the Sponsor and the other Stockholders owned shares of Class A Common Stock, par value $0.0001 per share of the Company (the “
Class
 A Common Stock
”), Class A Common Stock Equivalents (as defined herein), shares of Class B Common Stock, par value $0.0001 per share of the Company (the “
Class
 B Common Stock
”), which are convertible on a share for share basis into shares of Class A Common Stock, and/or Class B Common Stock Equivalents (as defined herein);
WHEREAS
, each of the Stockholders (other than the Sponsor and Corvina Holdings Limited) beneficially owns at least 5% of the Common Stock; and
WHEREAS
, in connection with the Merger, the Company has agreed to provide the registration rights set forth in this Agreement.
NOW, THEREFORE
, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
Section 1.
Certain Definitions
. As used herein, the following terms shall have the following meanings:
“
Additional Piggyback Rights
” has the meaning ascribed to such term in
Section
 2.3(a)
.
“
Affiliate
” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Holder.
“
Agreement
” has the meaning ascribed to such term in the Preamble.
“
Automatic shelf registration statement
” has the meaning ascribed to such term in
Section
 2.4
.

“
Board
” means the Board of Directors of the Company.
“
Business Day
” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“
Claims
” has the meaning ascribed to such term in
Section
 2.9(a)
.
“
Class
 A Common Stock
” has the meaning ascribed to such term in the recitals.
“
Class
 A Common Stock Equivalents
” means all shares of Class B Common Stock, all Class B Common Stock Equivalents, and all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), shares of Class A Common Stock (including any note or debt security convertible into or exchangeable for shares of Class A Common Stock).
“
Class
 B Common Stock
” has the meaning ascribed to such term in the recitals.
“
Class
 B Common Stock Equivalents
” means all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), shares of Class B Common Stock (including any note or debt security convertible into or exchangeable for shares of Class B Common Stock).
“
Common Stock
” means all shares existing or hereafter authorized of the Class A Common Stock and Class B Common Stock, and any class of common stock of the Company and any and all securities of any kind whatsoever which may be issued after the date hereof in respect of, or in exchange for, such shares of common stock of the Company pursuant to a merger, consolidation, stock split, stock dividend or recapitalization of the Company or otherwise.
“
Company
” has the meaning ascribed to such term in the Preamble.
“
Confidential Information
” has the meaning ascribed to such term in
Section
 4.15
.
“
Demand Exercise Notice
” has the meaning ascribed to such term in
Section
 2.1(b)(i)
.
“
Demand Registration
” has the meaning ascribed to such term in
Section
 2.1(b)(i)
.
“
Demand Registration Period
” has the meaning ascribed to such term in
Section
 2.1(b)(i)
.
“
Demand Registration Request
” has the meaning ascribed to such term in
Section
 2.1(b)(i)
.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.
“
Expenses
” means any and all fees and expenses incident to the Company’s performance of or compliance with
Section
 2
, including: (i) SEC, stock exchange, FINRA and all other registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the Nasdaq or on any other U.S. or
non-U.S.
securities market on which the Registrable Securities are listed or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws of any state or jurisdiction of the United States or compliance with the securities laws of foreign jurisdictions and in connection with the preparation of a “blue sky” survey, including reasonable fees and expenses of outside “blue sky” counsel and securities counsel in foreign jurisdictions, (iii) word processing, printing and copying expenses, (iv) messenger and delivery expenses, (v) expenses incurred in connection with any road show, (vi) fees and disbursements of counsel for the Company, (vii) with respect to each registration or underwritten offering, the reasonable fees and disbursements of one counsel for the Initiating Holder and one counsel for all other Participating Holder(s) collectively (selected by the holders of a majority of the Registrable Securities held by such other Participating Holder(s)), together in each case with any local counsel, provided
that expenses payable by the Company pursuant to this clause (vii) shall not exceed (1) $150,000 for the first registration pursuant to this Agreement and (2) $100,000 for each subsequent registration, (viii) fees and disbursements of all independent public accountants (including the expenses of any opinion and/or audit/review and/or “comfort” letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, (ix) fees and expenses payable to a Qualified Independent Underwriter (but expressly excluding any underwriting discounts and commissions), (x) fees and expenses of any transfer agent or custodian, (xi) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities, including reasonable fees and expenses of counsel for the underwriters in connection with any filing with or review by FINRA (but expressly excluding any underwriting discounts and commissions) and (xii) rating agency fees and expenses.
“
FINRA
” means the Financial Industry Regulatory Authority, Inc.
“
Initiating Holders
” means (a) Holders of at least thirty percent (30%) of the Registrable Securities then outstanding or (b) the Sponsor.
“
Joinder Agreement
” means a writing in the form set forth in
Exhibit A
hereto whereby a new Holder of Registrable Securities becomes a party to, and agrees to be bound, to the same extent as its transferor, as applicable, by the terms of this Agreement.
“
Majority Participating Holders
” means Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any offering of Registrable Securities by such Participating Holders pursuant to
Section
 2.1
or
Section
 2.2
.
“
Manager
” means the lead managing underwriter of an underwritten offering.
“
Merger Agreement
” has the meaning ascribed to such term in the Recitals.
“
Merger Sub
” has the meaning ascribed to such term in the Recitals.
“
Minimum Threshold
” means $50.0 million.
“
Opt-Out
Request
” has the meaning ascribed to such term in
Section
 4.16
.
“
Participating Holders
” means all Holders of Registrable Securities which are proposed to be included in any offering of Registrable Securities pursuant to
Section
 2.1
or
Section
 2.2
.
“
Person
” means any individual, firm, corporation, company, limited liability company, partnership, trust, joint stock company, business trust, incorporated or unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.
“
Piggyback Notice
” has the meaning ascribed to such term in
Section
 2.2(a)
.
“
Piggyback Shares
” has the meaning ascribed to such term in
Section
 2.3(a)(ii)
.
“
Postponement Period
” has the meaning ascribed to such term in
Section
 2.1(c)
.

“
Qualified Independent Underwriter
” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121.
“
Registrable Securities
” means (a) any shares of Class A Common Stock held by the Holders at any time (including those held as a result of, or issuable upon, the conversion or exercise of Class A Common Stock Equivalents) or any other equity security other than Class B Common Stock or Class B Common Stock Equivalents (including warrants to purchase shares of Class A Common Stock), whether now owned or acquired by the Holders at a later time, (b) any shares of Class A Common Stock or any other equity security other than Class B Common Stock or Class B Common Stock Equivalents (including warrants to purchase shares of Class A Common Stock) issued or issuable, directly or indirectly, in exchange for or with respect to the Common Stock or any other equity security (including warrants to purchase shares of Class A Common Stock) referenced in clause (a) above by way of stock dividend, stock split or combination of shares or in connection with a reclassification, recapitalization, merger, share exchange, consolidation or other reorganization and (c) any securities other than Class B Common Stock or Class B Common Stock Equivalents issued in replacement of or exchange for any securities described in clause (a) or (b) above. Class B Common Stock and Class B Common Stock Equivalents shall not constitute Registrable Securities hereunder, provided that the Class A Common Stock issuable upon conversion of such Class B Common Stock and underlying Class B Common Stock Equivalents are Registrable Securities for all purposes hereunder as though, in each case, such shares of Class A Common Stock were outstanding on the date hereof. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (including upon conversion, exercise or exchange of any equity interests but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall not be required to convert, exercise or exchange such equity interests (or otherwise acquire such Registrable Securities) to participate in any registered offering hereunder until the closing of such offering. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been disposed of in compliance with the requirements of Rule 144, (C) such securities have been sold in a public offering of securities or (D) such securities have ceased to be outstanding.
“
Rule
 144
” have the meaning ascribed to such term in
Section
 4.2
.
“
SEC
” means the U.S. Securities and Exchange Commission or such other federal agency which at such time administers the Securities Act.
“
Section
 2.3(a) Sale Number
” has the meaning ascribed to such term in
Section
 2.3(a)
.
“
Section
 2.3(b) Sale Number
” has the meaning ascribed to such term in
Section
 2.3(b)
.
“
Section
 2.3(c) Sale Number
” has the meaning ascribed to such term in
Section
 2.3(c)
.
“
Securities Act
” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.
“
Shelf Registrable Securities
” has the meaning ascribed to such term in
Section
 2.1(a)(ii)
.
“
Shelf Registration Statement
” has the meaning ascribed to such term in
Section
 2.1(a)(i)
.
“
Shelf Underwriting
” has the meaning ascribed to such term in
Section
 2.1(a)(ii)
.
“
Shelf Underwriting Initiating Holders
” has the meaning ascribed to such term in Section 2.1(a)(ii).

“
Shelf Underwriting Notice
” has the meaning ascribed to such term in
Section
 2.1(a)(ii)
.
“
Shelf Underwriting Request
” has the meaning ascribed to such term in
Section
 2.1(a)(ii)
.
“
Subsidiary
” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.
“
Underwritten Block Trade
” has the meaning ascribed to such term in
Section
 2.1(a)(ii)
.
“
Valid Business Reason
” has the meaning ascribed to such term in
Section
 2.1(c)
.
“
WKSI
” means a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act).
Section 2.
Registration Rights
.
2.1.
Demand Registrations
.
(a)    (i) As soon as practicable but no later than thirty (30) calendar days following the closing of the Merger (the “
Filing Date
”), the Company shall prepare and file with the SEC a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “
Shelf Registration Statement
”) covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the ninetieth (90th) calendar day following the Filing Date if the Commission notifies the Company that it will “review” the Shelf Registration Statement and (y) the tenth (10th) business day after the date the Company is notified in writing by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Shelf Registration Statement on Form
S-1,
the Company shall use its commercially reasonable efforts to convert such Shelf Registration Statement to a Shelf Registration Statement on Form
S-3
as soon as practicable after the Company is eligible to use Form
S-3.
(ii)    Subject to
Section
 2.1(c)
and the provisions below with respect to the Minimum Threshold, following the expiration of any applicable lock-up
agreement, each Holder (or Holders) shall have the right at any time and from time to time to elect to sell all or any part of its Registrable Securities pursuant to an underwritten offering pursuant to the Shelf Registration Statement by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. The Holder or Holders shall make such election by delivering to the Company a written request (a “
Shelf Underwriting Request
”) for such underwritten offering specifying the number of Registrable Securities that the Holder or Holders desire to sell pursuant to such underwritten offering (the “
Shelf Underwriting
”). With respect to any Shelf Underwriting Request, the Holder or Holders making such demand shall be referred to as the “
Shelf Underwriting
Initiating Holders
”. As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “
Shelf Underwriting Notice
”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“
Shelf Registrable Securities
”). The Company, subject to
Sections
 2.3
and
2.6
, shall include in such Shelf Underwriting (x) the Registrable Securities of the Shelf Underwriting Initiating Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf

Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within five (5) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt of a Shelf Underwriting Request), but subject to
Section
 2.1(b)
, use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any Shelf Underwriting Initiating Holder or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Shelf Underwriting Initiating Holders or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Notwithstanding anything to the contrary in this
Section
 2.1(a)(ii)
, each Shelf Underwriting must include, in the aggregate, Registrable Securities having an aggregate market value of at least the Minimum Threshold (based on the Registrable Securities included in such Shelf Underwriting by all Participating Holders). In connection with any Shelf Underwriting (including an Underwritten Block Trade), the Company shall have the right to designate the Manager and each other managing underwriter in connection with any such Shelf Underwriting or Underwritten Block Trade, subject to Shelf Underwriting Initiating Holders’ reasonable approval. Notwithstanding the foregoing, if a Shelf Underwriting Initiating Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a
2-day
or less marketing period (collectively, “
Underwritten Block Trade
”) off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Shelf Underwriting Initiating Holder only needs to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Holders of record of other Registrable Securities shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade.
(b)    (i) At any time after the first anniversary of the Closing Date that a Shelf Registration Statement as required by
Section
 2.1(a)
is not available for use by the Holders (a “
Demand Registration Period
”) other than pursuant to
Section
 2.1(c)
, subject to this
Section
 2.1(b)
and
Sections
 2.1(c)
and
2.3
) and the provisions below with respect to the Minimum Threshold, at any time and from time to time during such Demand Registration Period, each Initiating Holder (or Initiating Holders) shall have the right to require the Company to effect one or more registration statements under the Securities Act covering all or any part of its Registrable Securities by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. Any such request by any Initiating Holder or Initiating Holders pursuant to this
Section
 2.1(b)(i)
 is referred to herein as a “
Demand Registration Request
,” and the registration so requested is referred to herein as a “
Demand Registration
”. Subject to
Section
 2.1(c)
, the Initiating Holders shall be entitled to request (and the Company shall be required to effect) an unlimited number of Demand Registrations. The Company shall give written notice (the “
Demand Exercise Notice
”) of such Demand Registration Request to each of the Holders of record of Registrable Securities in accordance with
Section
 2.2
, and, subject to
Sections
 2.3
and
2.6
, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to
Section
 2.2
. Notwithstanding anything to the contrary in this
Section
 2.1(b)(i)
, each Demand Registration must include, in the aggregate, Registrable Securities having an aggregate market value of at least the Minimum Threshold (based on the Registrable Securities included in such Demand Registration by all Holders participating in such Demand Registration). In connection with any Demand Registration, the Company shall have the right to designate the Manager and each other managing underwriter in connection with any underwritten offering pursuant to such registration, subject to the Initiating Holders’ reasonable approval;
provided
that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed.
(ii)    The Company shall, as expeditiously as possible, but subject to
Section
 2.1(c)
, use its reasonable best efforts to (x) file or confidentially submit with the SEC (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on

Form S-1
or similar long-form registration and or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on
Form S-3
or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register for distribution in accordance with the intended method of distribution, and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.
(c)    Notwithstanding anything to the contrary in
Section
 2.1(a)
or
Section
 2.1(b)
, the Shelf Underwriting and Demand Registration rights granted in
Section
 2.1 (a)
and
Section
 2.1(b)
are subject to the following limitations: (i) the Company shall not be required to cause a registration statement filed pursuant to
Section
 2.1(b)
to be declared effective within a period of ninety (90) days after the effective date of any other registration statement of the Company filed pursuant to the Securities Act (other than a
Form S-4,
Form S-8
or a comparable form or an equivalent registration form then in effect); (ii) the Company shall not be required to effect more than three (3) Demand Registrations on
Form S-1
or any similar long-form registration statement at the request of the Holders in the aggregate; (iii) if the Board, in its good faith judgment, determines that any registration of Registrable Securities or Shelf Underwriting should not be made or continued because it would materially and adversely interfere with any existing or potential financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving the Company or any of its subsidiaries or would otherwise result in the public disclosure of information that the Board in good faith has a bona fide business purpose for keeping confidential (a “
Valid Business Reason
”), then (x) the Company may postpone filing or confidentially submitting a registration statement relating to a Demand Registration Request or a prospectus supplement relating to a Shelf Underwriting Request until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than forty-five (45) days after the date the Board determines a Valid Business Reason exists or (y) if a registration statement has been filed or confidentially submitted relating to a Demand Registration Request or a prospectus supplement has been filed relating to a Shelf Underwriting Request, the Company may, to the extent determined in the good faith judgment of the Board to be reasonably necessary to avoid interference with any of the transactions described above, suspend use of or, if required by the SEC, cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than forty-five (45) days after the date the Board determines a Valid Business Reason exists (such period of postponement or withdrawal under this clause (iv), the “
Postponement Period
”). The Company shall give written notice to the Initiating Holders or Shelf Underwriting Initiating Holders and any other Holders that have requested registration pursuant to
Section
 2.2
of its determination to postpone or suspend use of or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or suspension or withdrawal no longer exists, in each case, promptly after the occurrence thereof;
provided
,
however
, that the Company shall not be entitled to more than two (2) Postponement Periods during any twelve (12) month period.
Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company that the Company has determined to suspend use of, withdraw, terminate or postpone amending or supplementing any registration statement pursuant to clause (c)(iii) above, such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement. If the Company shall have suspended use of, withdrawn or terminated a registration statement filed under
Section
 2.1(b)(i)
 (whether pursuant to clause (c)(iii) above or as a result of any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court), the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement and such request shall not count as a Demand Registration Request under this Agreement until the Company shall have permitted use of such suspended registration statement or filed a new registration statement covering the Registrable Securities covered by the withdrawn or terminated registration statement and such registration statement shall have been declared effective and shall not have been withdrawn. If the Company shall give any notice of suspension, withdrawal or postponement of a registration statement, the Company shall, not later than five (5) Business Days after the Valid Business Reason that caused such suspension, withdrawal or postponement no longer exists (but, with respect to a suspension, withdrawal or postponement pursuant to clause (c)(iii) above, in no event later than forty-five (45) days after the date of the suspension, postponement or withdrawal), as applicable, permit use of such suspended registration statement or use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this
Section
 2.1
(unless the Initiating Holders or Shelf Underwriting Initiating Holders shall have withdrawn such request, in which case the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement and such request shall not count as a Demand Registration Request under this Agreement), and following such permission or such effectiveness such registration shall no longer be deemed to be suspended, withdrawn or postponed pursuant to clause (iv) of
Section
 2.1(c)
above.
(d)    No Demand Registration shall be deemed to have occurred for purposes of
Section
 2.1(b)
(i) if the registration statement relating thereto (x) does not become effective, (y) is not maintained effective for a period of at least one hundred eighty (180) days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold (
provided
,
however
, that such period shall be extended for a period of time equal to the period any Holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of the Company or an underwriter of the Company), or (z) is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, (ii) for each Initiating Holder, if less than seventy five percent (75%) of the Registrable Securities requested by such Initiating Holder to be included in such Demand Registration are not so included pursuant to
Section
 2.3
, (iii) if the method of disposition is a firm commitment underwritten public offering and less than seventy five percent (75%) of the applicable Registrable Securities have not been sold pursuant thereto (excluding any Registrable Securities included for sale in the underwriters’ overallotment option) or (iv) if the conditions to closing specified in any underwriting agreement, purchase agreement or similar agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a default or breach thereunder by such Initiating Holder(s) or its Affiliates or are otherwise waived by such Initiating Holder(s)).
(e)    Any Initiating Holder may withdraw or revoke a Demand Registration Request delivered by such Initiating Holder at any time prior to the effectiveness of such Demand Registration by giving written notice to the Company of such withdrawal or revocation and such Demand Registration shall have no further force or effect and such request shall not count as a Demand Registration Request under this Agreement.
2.2.
Piggyback Registrations
.
(a)    If the Company proposes or is required to register any of its equity securities for its own account or for the account of any other shareholder under the Securities Act (other than pursuant to registrations on
Form S-4
or
Form S-8
or any similar successor forms thereto), the Company shall give written notice (the “
Piggyback Notice
”) of its intention to do so to each of the Holders of record of Registrable Securities, at least five (5) Business Days prior to the filing of any registration statement under the Securities Act. Notwithstanding the foregoing, the Company may delay any Piggyback Notice until after filing a registration statement, so long as all recipients of such notice have the same amount of time to determine whether to participate in an offering as they would have had if such notice had not been so delayed. Upon the written request of any such Holder, made within five (5) days following the receipt of any such Piggyback Notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Company shall, subject to
Sections
 2.2(c)
,
2.3
and
2.6
hereof, use its reasonable best efforts to cause all such Registrable Securities, the Holders of which have so requested the registration thereof, to be registered under the Securities Act with the securities which the Company at the time proposes to register to permit the sale or other disposition by the Holders (in accordance with the intended method of distribution thereof) of the Registrable Securities to be so registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the registration statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such piggyback registrations which the Company is obligated to effect pursuant to the preceding sentence. No registration of Registrable Securities effected under this
Section
 2.2(a)
shall relieve the Company of its obligations to effect Demand Registrations under
Section
 2.1
hereof. For the avoidance of doubt, this
Section
 2.2
shall not apply to any Underwritten Block Trade.
(b)    Other than in connection with a Demand Registration or a Shelf Underwriting, at any time after giving a Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration, if the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company may, at its election, give written notice of such determination to all Holders of record of Registrable Securities and (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders under
Section
 2.1
, and (y) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.
(c)    Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this
Section
 2.2
by giving written notice to the Company of its request to withdraw;
provided
,
however
, that such request must be made in writing prior to the earlier of the execution by such Holder of the underwriting agreement or the execution by such Holder of the custody agreement with respect to such registration or as otherwise required by the underwriters.
2.3.
Allocation of Securities Included in Registration Statement
.
(a)    If any requested registration or offering made pursuant to
Section
 2.1
(including a Shelf Underwriting) involves an underwritten offering and the Manager of such offering shall advise the Company in good faith that, in its view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities, the Company or any other Persons exercising contractual registration rights (“
Additional Piggyback Rights
”) exceeds the largest number of securities (the “
Section
 2.3(a) Sale Number
”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Initiating Holders and the Majority Participating Holders, the Company shall include in such underwritten offering:
(i)    first, all Registrable Securities requested to be included in such underwritten offering by the Holders thereof (including pursuant to the exercise of piggyback rights pursuant to
Section
 2.2
);
provided
,
however
, that if the number of such Registrable Securities exceeds the Section 2.3(a) Sale Number, the number of such Registrable Securities (not to exceed the Section 2.3(a) Sale Number) to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders (including each Initiating Holder) requesting that Registrable Securities be included in such underwritten offering (including pursuant to the exercise of piggyback rights pursuant to
Section
 2.2
), based on the number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion; and
(ii)    second, to the extent that the number of Registrable Securities to be included pursuant to clause (i) of this
Section
 2.3(a)
is less than the Section 2.3(a) Sale Number, any securities that the Company proposes to register for its own account, up to the Section 2.3(a) Sale Number; and (iii) third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this
Section
 2.3(a)
is less than the Section 2.3(a) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons other than Holders requesting that securities be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights (“
Piggyback Shares
”), based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(a) Sale Number.

(b)    If any registration or offering made pursuant to
Section
 2.2
involves an underwritten primary offering on behalf of the Company and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities, the Company or any other Persons exercising Additional Piggyback Rights exceeds the largest number of securities (the “
Section
 2.3(b) Sale Number
”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:
(i)    first, all equity securities that the Company proposes to register for its own account; and
(ii)    second, to the extent that the number of securities to be included pursuant to clause (i) of this
Section
 2.3(b)
is less than the Section 2.3(b) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to
Section
 2.2(a)
, based on the aggregate number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion, up to the Section 2.3(b) Sale Number; and (iii) third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this
Section
 2.3(b)
is less than the Section 2.3(b) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that Piggyback Shares be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(b) Sale Number.
(c)    If any registration pursuant to
Section
 2.2
involves an underwritten offering that was initially requested by any Person(s) (other than a Holder) to whom the Company has granted registration rights which are not inconsistent with the rights granted in, and do not otherwise conflict with the terms of, this Agreement and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering exceeds the largest number of securities (the “
Section
 2.3(c) Sale Number
”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:
(i)    first, the shares requested to be included in such underwritten offering shall be allocated on a pro rata basis among such Person(s) requesting the registration and all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to
Section
 2.2(a)
, based on the aggregate number of securities or Registrable Securities, as applicable, then owned by each of the foregoing requesting inclusion in relation to the aggregate number of securities or Registrable Securities, as applicable, owned by all such Persons and Holders requesting inclusion, up to the Section 2.3(c) Sale Number; and
(ii)    second, to the extent that the number of securities to be included pursuant to clause (i) of this
Section
 2.3(c)
is less than the Section 2.3(c) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that Piggyback Shares be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(c) Sale Number; and (iii) third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this
Section
 2.3(c)
is less than the Section 2.3(c) Sale Number, any equity securities that the Company proposes to register for its own account, up to the Section 2.3(c) Sale Number.
(d)    If, as a result of the proration provisions set forth in
clauses (a)
,
(b)
or
(c)
 of this
Section
 2.3
, any Holder shall not be entitled to include all Registrable Securities in an underwritten offering that such Holder has requested be included, such Holder may elect to withdraw such Holder’s request to include Registrable Securities in the registration to which such underwritten offering relates or may reduce the number requested to be included;
provided
,
however
, that (x) such request must be made in writing prior to the earlier of such Holder’s execution of the underwriting agreement or such Holder’s execution of the custody agreement with respect to such registration and (y) such withdrawal or reduction shall be irrevocable and, after making such withdrawal or reduction, such Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal or reduction was made to the extent of the Registrable Securities so withdrawn or reduced.
2.4.
Registration Procedures
. If and whenever the Company is required by the provisions of this Agreement to effect or cause the registration of and/or participate in any offering or sale of any Registrable Securities under the Securities Act as provided in this Agreement (or use reasonable best efforts to accomplish the same), the Company shall, as expeditiously as possible:
(a)    prepare and file all filings with the SEC and FINRA as soon as practicable required for the consummation of the offering, including preparing and filing with the SEC a registration statement on an appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof, which registration form (i) shall be selected by the Company (except as provided for in a Demand Registration Request) and (ii) shall, in the case of a shelf registration, be available for the sale of the Registrable Securities by the selling Holders thereof and such registration statement shall comply as to form in all material respects with the requirements of the applicable registration form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such registration statement to become effective and remain continuously effective for such period as required by this Agreement (
provided
,
however
, that as far in advance as reasonably practicable before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, the Company will furnish to the Holders participating in the planned offering and to the Manager, if any, copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to their reasonable review and reasonable comment and the Company shall not file any registration statement or amendment thereto, any prospectus or supplement thereto or any free writing prospectus related thereto to which the Initiating Holders, the Majority Participating Holders or the underwriters, if any, shall reasonably object);
provided
,
however
, that, notwithstanding the foregoing, in no event shall the Company be required to file any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading;
(b)    (i) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith and such free writing prospectuses and Exchange Act reports as may be necessary to keep such registration statement continuously effective for such period as required by this Agreement and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement, and any prospectus so supplemented to be filed pursuant to Rule 424 under the Securities Act, in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (ii) provide notice to such sellers of Registrable Securities and the Manager, if any, of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate;
(c)    furnish, without charge, to each Participating Holder and each underwriter, if any, of the securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, each free writing prospectus utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such seller and underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable

Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement (or amendment or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) or free writing prospectus by each such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);
(d)    use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or state “blue sky” laws of such jurisdictions as any sellers of Registrable Securities or any managing underwriter, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable such sellers or underwriter, if any, to consummate the disposition of the Registrable Securities in such jurisdictions (including keeping such registration or qualification in effect for so long as such registration statement remains in effect), except that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (d), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;
(e)    promptly notify each Participating Holder and each managing underwriter, if any: (i) when the registration statement, any pre-effective
amendment, the prospectus or any prospectus supplement related thereto, any post-effective amendment to the registration statement or any free writing prospectus has been filed with the SEC and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) of the existence of any fact of which the Company becomes aware which results in the registration statement or any amendment thereto, the prospectus related thereto or any supplement thereto, any document incorporated therein by reference, any free writing prospectus or the information conveyed at the time of sale to any purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and (vi) if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall cease to be true and correct in all respects); and, if the notification relates to an event described in clause (v), unless the Company has declared that a Postponement Period exists, the Company shall promptly prepare and furnish to each such seller and each underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;
(f)    comply (and continue to comply) with all applicable rules and regulations of the SEC (including maintaining disclosure controls and procedures (as defined in Exchange Act
Rule 13a-15(e))
and internal control over financial reporting (as defined in Exchange Act
Rule 13a-15(f))
in accordance with the Exchange Act), and make generally available to its security holders (including by way of filings with the SEC), as soon as reasonably practicable after the effective date of the registration statement (and in any event within forty-five (45) days, or ninety (90) days if it is a fiscal year, after the end of such twelve month period described hereafter), an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(g)    (i) (A) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) if no similar securities are then so listed, use its reasonable best efforts to either cause all such Registrable Securities to be listed on a national securities exchange or to secure designation of all such Registrable Securities as a New York Stock Exchange “national market system security” within the meaning of
Rule 11Aa2-1
of the Exchange Act or, failing that, secure New York Stock Exchange authorization for such shares and, without limiting the generality of the foregoing, take all actions that may be required by the Company as the issuer of such Registrable Securities in order to facilitate the managing underwriter’s arranging for the registration of at least two market makers as such with respect to such shares with FINRA, and (ii) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including all corporate governance requirements;
(h)    cause its senior management, officers and employees to participate in, and to otherwise facilitate and cooperate with the preparation of the registration statement and prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and rating agency presentations) taking into account the Company’s reasonable business needs;
(i)    provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement and, in the case of any secondary equity offering, provide and enter into any reasonable agreements with a custodian for the Registrable Securities;
(j)    enter into such customary agreements (including, if applicable, an underwriting agreement) and take such other actions as the Initiating Holder or the Majority Participating Holders or the underwriters shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (it being understood that the Holders of the Registrable Securities which are to be distributed by any underwriters shall be parties to any such underwriting agreement and may, at their option, require that the Company make for the benefit of such Holders the representations, warranties and covenants of the Company which are being made to and for the benefit of such underwriters);
(k)    use its reasonable best efforts (i) to obtain opinions from the Company’s counsel, including local and/or regulatory counsel, and a “comfort” letter and updates thereof from the independent public accountants who have certified the financial statements of the Company (and/or any other financial statements) included or incorporated by reference in such registration statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and “comfort” letters (including, in the case of such “comfort” letter, events subsequent to the date of such financial statements) delivered to underwriters in underwritten public offerings, which opinions and letters shall be dated the dates such opinions and “comfort” letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and (ii) furnish to each Participating Holder and to each underwriter, if any, a copy of such opinions and letters addressed to such underwriter;
(l)    deliver promptly to counsel for the Majority Participating Holders and to each managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by counsel for the Majority Participating Holders, by counsel for any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by the Majority Participating Holders or any such underwriter, during regular business hours, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such counsel for the Majority Participating Holders, counsel for an underwriter, attorney, accountant or agent in connection with such registration statement;

(m)    use its reasonable best efforts to prevent the issuance or obtain the prompt withdrawal of any order suspending the effectiveness of the registration statement, or the prompt lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable;
(n)    provide a CUSIP number for all Registrable Securities, not later than the effective date of the registration statement;
(o)    use its reasonable best efforts to make available its senior management for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the Company’s reasonable business needs and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;
(p)    promptly prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing or confidential submission of such registration statement), and prior to the filing or use of any free writing prospectus, provide copies of such document to counsel for the Majority Participating Holders and to each managing underwriter, if any, and make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the information regarding the Participating Holders contained therein prior to the filing thereof as counsel for the Majority Participating Holders or underwriters may reasonably request (
provided
,
however
, that, notwithstanding the foregoing, in no event shall the Company be required to file or confidentially submit any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading);
(q)    furnish to counsel for the Majority Participating Holders and to each managing underwriter, without charge, upon request, at least one conformed copy of the registration statement and any post-effective amendments or supplements thereto, including financial statements and schedules, all documents incorporated therein by reference, the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus), any other prospectus and prospectus supplement filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference) and any free writing prospectus utilized in connection therewith;
(r)    cooperate with the Participating Holders and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the Participating Holders at least two (2) Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof (and, in the case of Registrable Securities registered on a Shelf Registration Statement, at the request of any Holder, prepare and deliver certificates representing such Registrable Securities not bearing any restrictive legends and deliver or cause to be delivered an opinion or instructions to the transfer agent in order to allow such Registrable Securities to be sold from time to time);
(s)    include in any prospectus or prospectus supplement if requested by any managing underwriter updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;
(t)    take no direct or indirect action prohibited by Regulation M under the Exchange Act;
provided
,
however
, that to the extent that any prohibition is applicable to the Company, the Company will use its reasonable best efforts to make any such prohibition inapplicable;

(u)    use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Participating Holders or the underwriters, if any, to consummate the disposition of such Registrable Securities;
(v)    take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities;
(w)    take all reasonable action to ensure that any free writing prospectus utilized in connection with any registration covered by
Section
 2.1
or
2.2
complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(x)    in connection with any underwritten offering, if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in the light of the circumstances, be misleading;
(y)    to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter; and
(z)    use reasonable best efforts, in good faith,to cooperate with the managing underwriters, Participating Holders, any indemnitee of the Company and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, Nasdaq, or any other national securities exchange on which the shares of Class A Common Stock are listed.
To the extent the Company is a WKSI at the time any Demand Registration Request is submitted to the Company, the Company shall file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “
automatic shelf registration statement
”) on
Form S-3
which covers those Registrable Securities which are requested to be registered. The Company shall not take any action that would result in it not remaining a WKSI or would result in it becoming an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such automatic shelf registration statement is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold in compliance with the SEC rules. If the automatic shelf registration statement has been outstanding for at least three (3) years, at or prior to the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate
its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the shelf registration statement on
Form S-3
and, if such form is not available,
Form S-1
and keep such registration statement effective during the period which such registration statement is required to be kept effective.
If the Company files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that it shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.
The Company may require as a condition precedent to the Company’s obligations under this
Section
 2.4
that each Participating Holder as to which any registration is being effected (i) furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request (including as required under state securities laws), provided
that such information is necessary for the Company to consummate such registration and shall be used only in connection with such registration and (ii) provide any underwriters participating in the distribution of such securities such information as the underwriters may request and execute and deliver any agreements, certificates or other documents as the underwriters may request.
Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of paragraph (e) of this
Section
 2.4
, such Holder will discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this
Section
 2.4
and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable period mentioned in paragraph (b) of this
Section
 2.4
shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Participating Holder covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this
Section
 2.4
.
The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus, or any free writing prospectus, which amendment refers to any Holder covered thereby by name, or otherwise identifies such Holder, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law, in which case the Company shall provide written notice to such Holders no less than five (5) Business Days prior to the filing.
2.5.
Registration Expenses
.
(a)    The Company shall pay all Expenses with respect to any registration or offering of Registrable Securities pursuant to
Section
 2
, whether or not a registration statement becomes effective or the offering is consummated.
(b)    Notwithstanding the foregoing, (x) the provisions of this
Section
 2.5
shall be deemed amended to the extent necessary to cause these expense provisions to comply with state “blue sky” laws of each state in which the offering is made and (y) in connection with any underwritten offering hereunder, each Participating Holder shall pay all underwriting discounts and commissions and any transfer taxes, if any, attributable to the sale of such Registrable Securities, pro rata with respect to payments of discounts and commissions in accordance with the number of shares sold in the offering by such Participating Holder.
2.6.
Certain Limitations on Registration Rights
. In the case of any registration under
Section
 2.1
involving an underwritten offering, or, in the case of a registration under
Section
 2.2
, if the Company has determined to enter into an underwriting agreement in connection therewith, all securities to be included in such underwritten offering shall be subject to such underwriting agreement and no Person may participate in such underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided therein and completes and executes all reasonable questionnaires, and other customary documents (including custody agreements, powers of attorney, indemnities,
lock-up
agreements) which must be executed in connection therewith;
provided
,
however
, that all such documents shall be consistent with the provisions hereof and (ii) provides such other information to the Company or the underwriter as may be necessary to register such Person’s securities.
2.7.
Limitations on Sale or Distribution of Other Securities
.
(a)    Each Holder that is a director or officer of the Company agrees, to the extent requested by the Manager of any underwritten public offering pursuant to a registration or offering effected pursuant to
Section
 2.1
(including any Shelf Underwriting pursuant to
Section
 2.1
) or
Section
 2.2
(including any offering effected by the Company for its own account ), not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144, any Class A Common Stock or Class A Common Stock Equivalents (other than as part of such underwritten public offering) during the time period reasonably requested by the Manager, not to exceed the period from seven days prior to the pricing date of such offering until ninety (90) days after the pricing date of such offering or such shorter period as the Manager, the Company or any executive officer or director of the Company shall agree to.
(b)    The Company hereby agrees that, in connection with an offering pursuant to
Section
 2.1
(including any Shelf Underwriting pursuant to
Section
 2.1(e)
) or
2.2
, the Company shall not sell, transfer, or otherwise dispose of, any Class A Common Stock or Class A Common Stock Equivalent (other than as part of such underwritten public offering, a registration on
Form S-4
or
Form S-8
or any successor or similar form which is (x) then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Class A Common Stock Equivalent), until a period from seven days prior to the pricing date of such offering until ninety (90) days after the pricing date of such offering or such shorter period as the Manager, the Company or any executive officer or director of the Company shall agree to and the Company shall so provide in any registration rights agreements hereafter entered into with respect to any of its securities.
2.8.
No Required Sale
. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement. A Holder is not required to include any of its Registrable Securities in any registration statement, is not required to sell any of its Registrable Securities which are included in any effective registration statement, and may sell any of its Registrable Securities in any manner in compliance with applicable law (subject to applicable lock-up
restrictions) even if such shares are already included on an effective registration statement.
2.9.
Indemnification
.
(a)    In the event of any registration or offer and sale of any securities of the Company under the Securities Act pursuant to this
Section
 2
, the Company will (without limitation as to time), and hereby agrees to, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder, its directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns (and the directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns thereof), each other Person who participates as a seller (and its directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns), underwriter or Qualified Independent Underwriter, if any, in the offering or sale of such securities, each officer, director, employee, stockholder, managing director, agent, affiliate, representative, successor, assign or partner of such underwriter or Qualified Independent Underwriter, and each other Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such seller or any such underwriter or Qualified Independent Underwriter and each director, officer, employee, stockholder, managing director, agent, affiliate, representative, successor, assign or partner of such controlling Person, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise in respect thereof (collectively, “
Claims
”), insofar as such Claims arise out of, are based upon, relate to or are in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact in the information conveyed by the Company or any underwriter to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iv) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to any action required of or inaction by the Company in connection with any such offering of Registrable Securities, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred;
provided
,
however
, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.
(b)    Each Participating Holder (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in accordance with
Section
 2.1
or
2.2
, any underwriter and Qualified Independent Underwriter, if any) shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this
Section
 2.9
) to the extent permitted by law the Company, its officers and its directors, each Person controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, stockholders, fiduciaries, managing directors, agents, affiliates, representatives, successors, assigns or general and limited partners and respective controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such Participating Holder or underwriter or Qualified Independent Underwriter, if any, specifically for use therein, and each such Participating Holder, underwriter or Qualified Independent Underwriter, if any, shall reimburse such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred;
provided
,
however
, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this
Section
 2.9
(including pursuant to indemnity, contribution or otherwise) shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim;
provided
,
further
, that such Participating Holder shall not be liable in any such case to the extent that prior to the filing or confidential submission of any such registration statement or prospectus or amendment thereof or supplement thereto, or any free writing prospectus utilized in connection therewith, such Participating Holder has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto or free writing prospectus which corrected or made not misleading information previously furnished to the Company. The Company and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to the Company for use in any such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or any free writing prospectus, are statements specifically relating to (i) the beneficial ownership of shares of Common Stock by such Participating Holder and its Affiliates as disclosed in the section of such document entitled “Selling Stockholders” or “Principal and Selling Stockholders” and (ii) the name and address of such Participating Holder. If any additional information about such Holder or the plan of distribution (other than for an underwritten offering) is required by law to be disclosed in any such document, then such Holder shall not unreasonably withhold its agreement referred to in the immediately preceding sentence. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.
(c)    Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this
Section
 2.9
(with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any applicable securities and state “blue sky” laws.
(d)    Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this
Section
 2.9
, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this
Section
 2.9
, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this
Section
 2.9
. In case any action or proceeding is brought against an indemnified party and such indemnified party shall have notified the indemnifying party of the commencement thereof (as required above), the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties exists in respect of such Claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation;
provided
,
however
, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with or be different from those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have made a conclusion described in clause (ii) or (iii) above) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, such indemnifying party agrees to indemnify each indemnified party from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault or culpability, by or on behalf of any indemnified party.

(e)    If for any reason the foregoing indemnity is unavailable, unenforceable or is insufficient to hold harmless an indemnified party under
Sections
 2.9(a)
,
(b)
or
(c)
, then each applicable indemnifying party shall contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this
Section
 2.9(e
) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this
Section
 2.9(e)
. The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this
Section
 2.9(e)
to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this
Section
 2.9(e)
to contribute any amount greater than the amount of the net proceeds received by such indemnifying party from the sale of Registrable Securities pursuant to the registration statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to
Sections
 2.9(b)
and
(c)
. In addition, no Holder of Registrable Securities or any Affiliate thereof shall be required to pay any amount under this
Section
 2.9(e)
unless such Person or entity would have been required to pay an amount pursuant to
Section
 2.9(b)
if it had been applicable in accordance with its terms.
(f)    The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.
(g)    The indemnification and contribution required by this
Section
 2.9
shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.
2.10.
No Inconsistent Agreements
. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent in any material respects with the rights granted to the Holders in this Agreement.
Section 3.
Underwritten Offerings
.
3.1.
Requested Underwritten Offerings
. If requested by the underwriters for any underwritten offering pursuant to a registration requested under
Section
 2.1
, the Company shall enter into a customary underwriting agreement with the underwriters. Such underwriting agreement shall (i) be satisfactory in form and substance to the Initiating Holders and the Majority Participating Holders, (ii) contain terms not inconsistent with the provisions of this Agreement and (iii) contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including indemnities and contribution agreements on substantially the same terms as those contained herein or as otherwise customary for the lead underwriter. Every Participating Holder shall be a party to such underwriting agreement. Each Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.
3.2.
Piggyback Underwritten Offerings
. In the case of a registration pursuant to
Section
 2.2
, if the Company shall have determined to enter into an underwriting agreement in connection therewith, all of the Participating Holders’ Registrable Securities to be included in such registration shall be subject to such underwriting agreement. Each such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.
Section 4.
General
.
4.1.
Adjustments Affecting Registrable Securities
. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of capital stock of the Company, any successor or assign of the Company (whether by merger, share exchange, consolidation, sale of assets or otherwise) or any Subsidiary or parent company of the Company which may be issued in respect of, in exchange for or in substitution of, Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.
4.2.
Rule 144
. The Company covenants that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1)(i) of Rule 144 under the Securities Act, as such Rule may be amended (“
Rule
 144
”)) or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales by such Holder under Rule 144, or any similar rules or regulations hereafter adopted by the SEC, and (ii) it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will promptly deliver to such Holder a written statement as to whether it has complied with such requirements.
4.3.
Nominees for Beneficial Owners
. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement);
provided
,
however
, that the Company shall have received evidence reasonably satisfactory to it of such beneficial ownership.

4.4.
Amendments and Waivers
. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Holder unless such modification, amendment or waiver is approved in writing by the Company and the Holders holding a majority of the Registrable Securities then held by all Holders;
provided
that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.
4.5.
Notices
. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (iv) if delivered by facsimile transmission, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, or is transmitted on a day that is not a Business Day, or (v) if via
e-mail
communication, on the date of delivery. All notices, demands and other communications hereunder shall be delivered as set forth below and to any subsequent holder of Stock subject to this Agreement at such address as indicated by the Company’s records, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to the Company, to:
if to any Holder, to the address set forth opposite the name of such Holder on the signature pages hereto or such other address indicated in the records of the Company.
4.6.
Successors and Assigns
. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, permitted assigns, heirs and personal representatives of the parties hereto, whether so expressed or not. This Agreement may not be assigned by the Company without the prior written consent of the Holders. No Holder shall have the right to assign all or part of its or his rights and obligations under this Agreement to any Person without the consent of the Company and unless such Person duly executes and delivers to the Company a Joinder Agreement. Upon any such assignment, such assignee shall have and be able to exercise and enforce all rights of the assigning Holder which are assigned to it and, to the extent such rights are assigned, any reference to the assigning Holder shall be treated as a reference to the assignee. If any Holder shall acquire additional Registrable Securities, such Registrable Securities shall be subject to all of the terms, and entitled to all the benefits, of this Agreement. Additional Persons may become parties to this Agreement as Holders with the consent of the Company (not to be unreasonably withheld or delayed), by executing and delivering to the Company the Joinder Agreement.
4.7.
Termination
.
(a)    The obligations of the Company and a Holder under this Agreement, in each case solely with respect to such Holder, will terminate upon the earlier of:
(i)    the date on which such Holder no longer holds any Registrable Securities; or

(ii)    the later of (A) the date on which such Holder no longer beneficially owns at least 1% of the then outstanding Class A Common Stock or Class A Common Stock Equivalents, and such Holder (notwithstanding any beneficial ownership of Class A Common Stock or Class A Common Stock Equivalents by such Holder) is not an Affiliate of the Company and (B) the date on which such the Holder is eligible to sell its Registrable Securities pursuant to Rule 144 (without limitation as to volume or manner of sale).
(b)    This Agreement shall terminate on the date that is five (5 years from date hereof.
(c)    Notwithstanding clauses (a) and (b) above,
Section
 2.5
,
Section
 2.9
,
Section
 4.9
and
Section
 4.13
shall survive termination of this Agreement.
4.8.
Entire Agreement
. This Agreement and the other documents referred to herein or delivered pursuant hereto which form part hereof constitute the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.
4.9.
Governing Law; Jurisdiction; Waiver of Jury Trial
.
(a)    This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.
(b)    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in the United States District Court for the Southern District of New York or any New York state court located in New York, New York, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
4.10.
Interpretation; Construction
.
(a)    The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
4.11.
Counterparts
. This Agreement may be executed and delivered in any number of separate counterparts (including by facsimile or electronic mail), each of which shall be an original, but all of which together shall constitute one and the same agreement.
4.12.
Severability
. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
4.13.
Specific Enforcement
. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this
Section
 4.13
, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
4.14.
Further Assurances
. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
4.15.
Confidentiality
. Each Holder agrees that any
non-public
information which they may receive relating to the Company and its Subsidiaries (the “
Confidential Information
”) including notices of proposed offerings or any suspension thereof will be held strictly confidential and will not be disclosed by it to any Person without the express written permission of the Company; provided, however, that the Confidential Information may be disclosed (i) in the event of any compulsory legal process or compliance with any applicable law, subpoena or other legal process, as required by an administrative requirement, order, decree or the rules of any relevant stock exchange or in connection with any filings that the Holder may be required to make with any regulatory authority; provided, however, that in the event of compulsory legal process, unless prohibited by applicable law or that process, each Holder agrees (A) to give the Company prompt notice thereof and to cooperate with the Company in securing a protective order in the event of compulsory disclosure and (B) that any disclosure made pursuant to public filings will be subject to the prior reasonable review of the Company, (ii) to any foreign or domestic governmental or quasi-governmental regulatory authority, including any stock exchange or other self-regulatory organization having jurisdiction over such party, (iii) to each Holder’s or its Affiliate’s, officers, directors, employees, partners, accountants, lawyers and other professional advisors for use relating solely to management of the investment or administrative purposes with respect to such Holder and (iv) to a proposed transferee of securities of the Company held by a Holder; provided, however, that the Holder informs the proposed transferee of the confidential nature of the information and the proposed transferee agrees in writing to comply with the restrictions in this
Section
 4.15
and delivers a copy of such writing to the Company.
4.16.
Opt-Out
Requests
. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “
Opt-Out
Request
”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public
information within the meaning of Regulation FD promulgated under the Exchange Act. An
Opt-Out
Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an
Opt-Out
Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent
Opt-Out
Requests;
provided
that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such
Opt-Out
Requests.
4.17.
Original Registration Rights Agreement
. The Sponsor hereby agrees that upon execution of this Agreement by the Sponsor, the Original Registration Rights Agreement shall be automatically terminated and superseded in its entirety by this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY :

Grove Collaborative, Inc., a Delaware public benefit corporation

By:
Name:
Title:

[Signature Page to Amended and Registration Rights Agreement]

HOLDERS

Virgin Group Acquisition Sponsor II LLC,
a Cayman Islands limited liability company

By:
Name:
Title:

[OTHER HOLDERS]

[Signature Page to Amended and Registration Rights Agreement]

Exhibit A
JOINDER AGREEMENT
This Joinder Agreement (this “
Joinder Agreement
”) is made as of [    ], by [and among [

] (the “
Transferring Holder
”) and] [

] (the “
New Holder
”), in accordance with that certain Amended and Restated Registration Rights Agreement, dated as of [●], 2022 (as amended from time to time, the “
Agreement
”), by and among Grove Collaborative, Inc. (the “
Company
”) and the other Holders party thereto.
WHEREAS
, the Agreement requires the New Holder to become a party to the Agreement by executing this Joinder Agreement, and upon the New Holder signing this Joinder Agreement, the Agreement will be deemed to be amended to include the New Holder as a Holder thereunder;
NOW, THEREFORE
, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.
Party to the Agreement
. By execution of this Joinder Agreement, as of the date hereof the New Holder is hereby made a party to the Agreement as a Holder. The New Holder hereby agrees to become a party to the Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Agreement in the same manner as if the New Holder were an original signatory to the Agreement. Execution and delivery of this Joinder Agreement by the New Holder shall also constitute execution and delivery by the New Holder of the Agreement, without further action of any party.
Section 2.
Defined Terms
. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement unless otherwise noted.
Section 3.    Representations and Warranties of the New Holder.
3.1.
Authorization
. The New Holder has all requisite power and authority and has taken all action necessary in order to duly and validly approve the New Holder’s execution and delivery of, and performance of its obligations under, this Joinder Agreement. This Joinder Agreement has been duly executed and delivered by the New Holder and constitutes a legal, valid and binding agreement of the New Holder, enforceable against the New Holder in accordance with its terms.
3.2.
No Conflict
. The New Holder is not under any obligation or restriction, nor shall it assume any such obligation or restriction, that does or would materially interfere or conflict with the performance of its obligations under this Joinder Agreement.
Section 4.
Further Assurances
. The parties agree to execute and deliver any further instruments or perform any acts which are or may become necessary to effectuate the purposes of this Joinder Agreement.
Section 5.
Governing Law
. This Joinder Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.
Section 6.
Counterparts
. This Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument.
Section 7.
Entire Agreement
. This Joinder Agreement and the Agreement contain the entire understanding, whether oral or written, of the parties hereto with respect to the matters covered hereby. Any amendment or change in this Joinder Agreement shall not be valid unless made in writing and signed by each of the parties hereto.
[
Signature pages follow
]

Exhibit A-1

Exhibit A
IN WITNESS WHEREOF
, intending to be legally bound hereby, the undersigned parties have executed this Joinder Agreement as of the date first above written.

[TRANSFERRING HOLDER]
[ ]

By:
Name:
Title:

NEW HOLDER
[ ]

By:
Name:
Title:

Notice Address: [ ]
[ ]
[ ]
Attn: [ ]
Facsimile:	[ ]

Accepted and Agreed to as of
the date first written above:

COMPANY

Grove Collaborative, Inc.

By:
Name:
Title:

Exhibit A-2

ANNEX H
SUPPORT AGREEMENT
This Support Agreement (this “
Agreement
”) is made as of December 7, 2021, by and among (i) Virgin Group Acquisition Corp. II, a Cayman Islands corporation (“
Parent
”), (ii) Grove Collaborative, Inc., a Delaware public benefit corporation (the “
Company
”), and (iii) the undersigned Company stockholders (the “
Company Stockholders
” and each a “
Company Stockholder
”).
WHEREAS
, contemporaneously with the execution and delivery of this Agreement, Parent and the Company, and the other persons party thereto, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “
Transaction Agreement
”), whereby the parties intend to effect a business combination between Parent and the Company, on the terms and subject to the conditions set forth therein (collectively, the “
Transactions
”) (capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement).
NOW, THEREFORE,
in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.
Definitions
. As used herein, the term “
Voting Shares
” shall mean all securities of the Company beneficially owned (as such term is defined in
Rule 13d-3
under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“
Beneficially Owned
”) by any Company Stockholder, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Transaction Agreement.
2.
Representations and Warranties of the Company Stockholders
. Each Company Stockholder on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Company Stockholder (and not as to any other Person) and such Company Stockholder’s ownership of its Voting Shares:
(a)
Authority
. If Company Stockholder is a legal entity, Company Stockholder is an entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is incorporated, organized or constituted, and has all requisite power and authority to enter into this Agreement, to perform fully Company Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If Company Stockholder is a natural person, Company Stockholder has the legal capacity to enter into this Agreement. If Company Stockholder is a legal entity, this Agreement has been duly authorized, executed and delivered by Company Stockholder. This Agreement constitutes a valid and binding obligation of Company Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)
No Consent
. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Company Stockholder is required in connection with the execution, delivery and performance of this Agreement, that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent or materially delay Company Stockholder from fulfilling its obligations under this Agreement. If Company Stockholder is a natural person, no consent of such Company Stockholder’s spouse is necessary under any “community property” or other Laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Company Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
(c)
No Conflicts
. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Company Stockholder’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, Law, ordinance, rule or regulation applicable to Company Stockholder or to Company Stockholder’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Company Stockholder from fulfilling its obligations under this Agreement.
(d)
Ownership of Shares
. Company Stockholder (i) Beneficially Owns all of the Voting Shares free and clear of all Liens (ii) has the sole power to vote or caused to be voted its Voting Shares and the sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of its Voting Shares, other than pursuant to the Company Affiliate Agreements or any restrictions on transfer arising under applicable securities Laws. Except pursuant hereto and pursuant to (A) that certain Amended and Restated Investors’ Rights Agreement, dated as of November 25, 2020 (the “
Investors’ Rights Agreement
”), by and among the Company, certain Company Stockholders and the other stockholders of the Company party thereto; (B) that certain Amended and Restated Voting Agreement, dated as of November 25, 2020 (the “
Voting Agreement
”), by and among the Company, certain Company Stockholders and the other stockholders of the Company party thereto; (C) that certain Amended and Restated Right of First Refusal and
Co-Sale
Agreement, dated as of November 25, 2020 (the “
ROFR Agreement
” and, together with the Investor Rights Agreement, the Voting Agreement, and any other similar agreements or side letters between the Company and Company Stockholders relating to management rights, board observer rights or similar arrangements, the “
Company Affiliate Agreements
”), by and among the Company, certain Company Stockholders and the other stockholders of the Company party thereto; (D) the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 19, 2021 (the “
Company Charter
”); and (E) the Amended and Restated Bylaws of the Company, duly adopted on February 24, 2021 (the “
Company Bylaws
” and, together with the Company Charter, the “
Company Charter Documents
”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Company Stockholder does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on
Annex
 A
or (ii) any options, warrants or other rights to acquire any additional Voting Shares or any security exercisable for or convertible into Voting Shares, other than as set forth on
Annex
 A
.
(e)
No Litigation
. There is no Action pending against, or, to the knowledge of Company Stockholder, threatened against, Company Stockholder that would reasonably be expected, individually or in the aggregate, to materially impair or materially adversely affect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement. None of Company Stockholder or any of its Affiliates is subject to any injunction, order, decree or ruling enacted, issued, promulgated, enforced or entered into by any Governmental Authority that would reasonably be expected, individually or in the aggregate, to materially impair or materially adversely affect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement.
3.
Agreement to Vote Shares; Irrevocable Proxy; Further Assurances
.
(a)    Each Company Stockholder irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of such Company Stockholder’s Voting Shares to, validly execute and deliver to the Company, as promptly as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two
(72) hours after the Registration Statement becomes effective, the Written Consent in the form attached hereto as
Annex B
in respect of all of such Company Stockholder’s Voting Shares. In addition, each Company Stockholder irrevocably and unconditionally agrees that at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company’s board of directors or undertaken as contemplated by the Transactions, each Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Voting Shares to be counted as present thereat for purposes of establishing a quorum, and each Company Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all of such Voting Shares (i) in favor of the adoption of the Transaction Agreement and approval of the Transactions (and any actions required in furtherance thereof), (ii) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of the Company contained in the Transaction Agreement, (iii) in favor of any proposal to adjourn or postpone such meeting of the Company to a later date if there are not sufficient votes to approve the Transactions, (iv) in favor of the conversion of the Company Preferred Stock into the right to receive the Closing Payment Shares on an as-converted
to Company Common Stock basis contingent upon the consummation of the Transactions, (v) in favor of the termination of the Company Affiliate Agreements, immediately prior to, and contingent upon, the consummation of the Transactions and (vi) against the following actions or proposals: (A) any proposal in opposition to approval of the Transaction Agreement or in competition with or materially inconsistent with the Transaction Agreement or (B) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of the Company’s closing conditions or obligations under the Transaction Agreement not being satisfied. Each Company Stockholder agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this
Section
 3(a)
.
(b)    Each of the Company Stockholders hereby appoints Parent, as its proxy and attorney-in-fact,
with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with
Section
 3(a)
(but only to matters and proposals relating thereto). This proxy and power of attorney is given to secure the performance of the duties of Company Stockholder under this Agreement. Each Company Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Company Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Company Stockholder with respect to the Voting Shares (but only with respect to the matters and proposals set forth in Section 3(a) hereto). The power of attorney granted by Company Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Company Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
(c)    From time to time, at the request of the Company, each Company Stockholder shall take all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Transactions.
4.
No Voting Trusts or Other Arrangement
. Each Company Stockholder agrees that during the term of this Agreement Company Stockholder will not, and will not permit any entity under Company Stockholder’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Company Stockholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.
5.
Transfer and Encumbrance
. Each Company Stockholder agrees that during the term of this Agreement, absent the advance written consent of Parent, Company Stockholder will not, directly or indirectly, Transfer any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Company Stockholder’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this
Section
 5
shall be null and void. This
Section
 5
shall not prohibit a Transfer of Voting Shares by any Company Stockholder (a) to any other

Company Stockholder who is a signatory hereto, (b) in the case of an individual, (i) by gift to any person related to the Company Stockholder by blood, marriage, or domestic relationship (“
immediate family
”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (ii) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (iii) pursuant to a qualified domestic relations order, (c) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Company Stockholder, (d) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, or (e) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of common stock held by such Company Stockholder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise (each, a “
Permitted Transferee
”),
provided
that any shares of common stock issued upon exercise of such option or other rights shall remain subject to the terms of this
Section
 5
;
provided
,
however
, that, in the case of clauses (b) and (c), such transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth herein; and
provided
,
further
, with respect to clauses (b) and (c), that any such transfer shall not involve a disposition for value. For purposes of this Agreement, “
Transfer
” means the (1) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2).
6.
Appraisal and Dissenters’ Rights
. Each Company Stockholder hereby (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Company Stockholder may have by virtue of ownership of the Voting Shares and (b) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Transaction Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Transaction Agreement or the Transactions.
7.
Lock-Up
.
(a)    Subject to and contingent upon the consummation of the Transactions, the Company Stockholders may not Transfer any shares of common stock received by the Company Stockholders as consideration in the Transactions (“
Lock-up
Shares
”) until the end of the period beginning on the closing date of the Transactions and ending on the date of the opening of the first trading window at least 150 days after the closing date of the Transactions (the “
Lock-up
Period
”). The
Lock-up
Shares shall carry appropriate legends indicating the restrictions on Transfer imposed by this
Section
 7
, including as required by Section 151(f) of the DGCL in respect to uncertificated stock.
(b)    Notwithstanding the provisions set forth in
Section
 7(a)
, the Company Stockholders or their respective Permitted Transferees may Transfer the
Lock-up
Shares during the
Lock-up
Period to any Permitted Transferee (with such definition applying mutatis mutandis
to the
Lock-up
Shares as if set forth fully herein),
provided
that any shares of common stock issued upon exercise of option or other rights pursuant to clause (e) of the definition of Permitted Transferee shall remain subject to the terms of this
Section
 7
;
provided
,
however
, that, in the case of clauses (b) and (c) of the definition of Permitted Transferee, such transferees shall enter into a written agreement with Newco agreeing to be bound by the transfer restrictions set forth herein; and
provided
,
further
, with respect to clauses (b) and (c) of the definition of Permitted Transferee, that any such transfer shall not involve a disposition for value.

8.
Termination
. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time and (b) the date on which the Transaction Agreement is terminated in accordance with its terms;
provided
, that, in the event the Transactions are consummated, the obligations of the Company Stockholders with respect to the
Lock-up
Shares shall survive any termination of this Agreement until the expiration of the
Lock-up
Period. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement;
provided
, that nothing in this
Section
 8
shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination.
9.
No Agreement as Director or Officer
. Each Company Stockholder is signing this Agreement solely in its capacity as a Company Stockholder, as applicable. No Company Stockholder makes any agreement or understanding in this Agreement in such Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer of the Company (if Company Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Company Stockholder in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in any Company Stockholder’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Company Stockholder from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders, as applicable.
10.
Specific Enforcement
. Monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.
11.
Entire Agreement
. This Agreement and the Transaction Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
12.
Notices
. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by
e-mail
of a PDF document (
provided
, that no “error” message or other
notification of
non-delivery
or
non-receipt
is generated) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth in the Transaction Agreement, with respect to Parent and the Company, and at the addresses set forth on
Annex A
with respect to the Company Stockholders (or at such other address for a party as shall be specified in a notice given in accordance with this
Section
 12
).
13.
Miscellaneous
.
(a)
Governing Law
. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in
Section
 12
or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.
(b)
Waiver of Jury Trial
. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, oral or written statement or action of any party hereto.
(c)
Severability
. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.
(d)
Counterparts
. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.
(e)
Titles and Headings
. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
(f)
Assignment; Successors and Assigns; No Third Party Rights
. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(g)
Further Assurances
. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

PARENT:
VIRGIN GROUP ACQUISITION CORP. II
Name:
By:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

COMPANY:
GROVE COLLABORATIVE, INC.
Name:
By:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

[INDIVIDUAL/ENTITY]
By:
[Signature]
Name:
[Print Name of Signatory]
Title:
[Print Title of Signatory]

[Signature Page to Stockholder Support Agreement]

Annex A
Voting Shares of Company Stockholders

Name	Address	Voting Interests
[ ]
[ ]
[ ]
[ ]
[ ]
[ ]
[ ]
[ ]
[ ]

ANNEX I
GROVE COLLABORATIVE HOLDINGS, INC.
2022 EQUITY AND INCENTIVE PLAN
I. INTRODUCTION
1.1

Purposes
. The purposes of the Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan (this “
Plan
”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining
Non-Employee
Directors, officers, other employees, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long-term
best interests of the Company and its stockholders.
1.2
Certain Definitions
.
“
Agreement
”
shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.
“
Board
”
shall mean the Board of Directors of the Company.
“
Change in Control
”
shall have the meaning set forth in
Section
 5.8(b)
.
“
Code
”
shall mean the Internal Revenue Code of 1986, as amended.
“
Committee
”
shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a
“Non-Employee
Director” within the meaning of Rule
16b-3
under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Shares are not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Shares are then traded; provided, however, if the Board does not designate a Committee to administer the Plan, the Board shall serve as the Committee and references herein to the Committee shall refer to the Board.
“
Company
”
shall mean Grove Collaborative Holdings, Inc., a corporation organized under the laws of the State of Delaware, or any successor thereto.
“
Delay Period
”
shall have the meaning set forth in
Section
 5.16
.
“
Effective Date
” shall mean the closing of the merger consummated pursuant to the Merger Agreement.
“
Exchange Act
”
shall mean the Securities Exchange Act of 1934, as amended.
“
Exchange Act Person
”
means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
“
Fair Market Value
”
shall mean the closing transaction price of a Share as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Shares are not listed on the New York Stock Exchange, the closing transaction price of a Share on the principal national stock exchange on which the Shares are traded on the date as of which such value is being determined or, if there are no reported transactions for such date, on the next preceding date for which transactions were reported;
provided
,
however
, that the Company may in its discretion use the closing transaction price of a Share on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding. If the Shares are not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.
“
Free-Standing SAR
”
shall mean a SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, Shares (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.
“
Incentive Stock Option
”
shall mean an option to purchase Shares that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.
“
Incumbent Directors
”
shall have the meaning set forth in
Section
 5.8(b)(4)
.
“
Merger Agreement
”
shall mean the Agreement and Plan of Merger, dated as of December 7, 2021, by and among Virgin Group Acquisition Corp. II, Treehouse Merger Sub, Inc. and Grove Collaborative, Inc.
“
Non-Employee
Director
”
shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.
“
Nonqualified Stock Option
”
shall mean an option to purchase Shares which is not an Incentive Stock Option.
“
Other Stock Award
”
shall mean an award granted pursuant to
Section
 3.4
of this Plan.
“
Own
,” “
Owned
,” “
Owner
,” “
Ownership
”
A person or entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
“
Performance Award
”
shall mean a right to receive an amount of cash, Shares, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.
“
Performance Measures
”
shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the Shares subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award or Performance Award, to the holder’s receipt of the Shares subject to such award or of payment with respect to such award. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company, or individual basis, may be used by the Committee in establishing Performance Measures under this Plan: the attainment by a Share of a specified Fair Market Value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“
EBITDA
”);

EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations;
price-to-earnings
growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, any combination of the foregoing, or such other goals as the Committee may determine whether or not listed herein. Each such goal may be determined on a pre-tax
or
post-tax
basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time
events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.
“
Performance Period
”
shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.
“
Prior Plan
”
shall mean the Grove Collaborative, Inc. Amended and Restated 2016 Equity Incentive Plan.
“
Restricted Stock
”
shall mean Shares which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.
“
Restricted Stock Award
”
shall mean an award of Restricted Stock under this Plan.
“
Restricted Stock Unit
”
shall mean a right to receive one Share or, in lieu thereof and to the extent set forth in the applicable Agreement, the Fair Market Value of such Share in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.
“
Restricted Stock Unit Award
”
shall mean an award of Restricted Stock Units under this Plan.
“
Restriction Period
”
shall mean any period designated by the Committee during which (i) the Shares subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award remain in effect.
“
SAR
”
shall mean a stock appreciation right which may be a
Free-Standing
SAR or a Tandem SAR.
“
Shares
”
shall mean Class A Common Stock, par value $0.0001
per share, of the Company, and all rights appurtenant thereto.
“
Stock Award
”
shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.

“
Subsidiary
”
shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.
“
Substitute Award
”
shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.
“
Tandem SAR
”
shall mean a SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, Shares (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of Shares subject to such option, or portion thereof, which is surrendered.
“
Tax Date
”
shall have the meaning set forth in
Section
 5.5
.
“
Ten Percent Holder
”
shall have the meaning set forth in
Section
 2.1(a)
.
1.3

Administration
. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase Shares in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or
Free-Standing
SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock Awards; and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of Shares subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions, including any determinations made by the Committee with respect to this Plan or any award hereunder, shall be final, conclusive, and binding on all parties.
The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate;
provided
,
however
, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.
No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan or any award hereunder in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or Bylaws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.
1.4

Eligibility
. Participants in this Plan shall consist of such officers, other employees,
Non-Employee
Directors, consultants, independent contractors, agents, and persons expected to become officers, other employees,
Non-Employee
Directors, consultants, independent contractors and agents of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided for in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a
Non-Employee
Director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during an approved leave of absence. Notwithstanding anything herein to the contrary, the aggregate value of cash compensation to be paid and the grant date fair value of Shares that may be awarded or granted during any fiscal year of the Company to any
Non-Employee
Director shall not exceed $[●] (or, $[●], with respect to the fiscal year of a
Non-Employee
Director’s initial service as a
Non-Employee
Director); provided, however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.
1.5

Shares
Available
. Subject to adjustment as provided in
Section
 5.7
and to all other limits set forth in this Plan, the number of Shares that shall initially be available for all awards under this Plan, other than Substitute Awards, shall be equal to [●] Shares. Subject to adjustment as provided in Section 5.7, no more than [●] Shares in the aggregate may be issued under this Plan in connection with Incentive Stock Options. The number of Shares available under the Plan shall increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2023, and continuing until (and including) the calendar year ending December 31, 2032, with such annual increase equal to the lesser of (i) 5% of the number of Shares issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board. The number of Shares that remain available for future grants under this Plan shall be reduced by the sum of the aggregate number of Shares that become subject to outstanding options, outstanding Free-Standing SARs, outstanding Stock Awards and outstanding Performance Awards denominated in Shares, in each case, other than Substitute Awards. As of the Effective Date, no future equity awards shall be granted under the Prior Plan.
To the extent that Shares subject to an outstanding option, SAR, Stock Award or Performance Award granted under this Plan or the Prior Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such Shares shall again be available under this Plan. In addition, Shares subject to an award under this Plan or the Prior Plan shall again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR or (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award. Notwithstanding the foregoing, shares repurchased by the Company on the open market with the proceeds of an option exercise shall not again be available for issuance under this Plan.
The number of Shares available for awards under this Plan shall not be reduced by (i) the number of Shares subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares to be delivered under this Plan shall be made available from authorized and unissued Shares, or authorized and issued Shares reacquired and held as treasury shares or otherwise or a combination thereof.
II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
2.1

Stock Options
. The Committee may, in its discretion, grant options to purchase Shares to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.
Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)
Number of Shares and Purchase Price
. The number of Shares subject to an option and the purchase price per Share purchasable upon exercise of the option shall be determined by the Committee;
provided
,
however
, that the purchase price per Share purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such option;
provided
further
, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “
Ten Percent Holder
”), the purchase price per Share shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.
Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.
(b)
Option Period and Exercisability
. The period during which an option may be exercised shall be determined by the Committee;
provided
,
however
, that no option shall be exercised later than ten years after its date of grant;
provided
further
, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative
installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole Shares.
(c)
Method of Exercise
. An option may be exercised (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise, (E) any other legally permissible method of payment or (F) a combination of the foregoing, in each case, to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. The Committee may limit exercisability of any option at any time, including, without limitation, in connection with any blackout periods, market limitations or corporate transactions or other similar events. Any fraction of a Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the participant. No Shares shall be issued and no certificate representing Shares shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in
Section
 5.5
, have been paid (or arrangement made for such payment to the Company’s satisfaction).
2.2

Stock Appreciation Rights
. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to a SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.
SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)
Number of SARs and Base Price
. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per Share of the related option. The base price of a Free-Standing SAR shall be determined by the Committee;
provided
,
however
, that such base price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).
Notwithstanding the foregoing, in the case of a SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.
(b)
Exercise Period and Exercisability
. The period for the exercise of a SAR shall be determined by the Committee;
provided
,
however
, that (i) no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and (ii) no Free-Standing SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of a SAR or to the exercisability of all or a portion of a SAR. The Committee shall determine whether a SAR may be exercised in cumulative or non-cumulative
installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole Shares and, in the case of a
Free-Standing
SAR, only with respect to a whole number of SARs. If a SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with
Section
 3.2(c)
, or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to
Section
 3.2(d)
. Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the Shares subject to such SAR.
(c)
Method of Exercise
. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. The Committee may limit exercisability of any SAR at any time, including, without limitation, in connection with any blackout periods, market limitations or corporate transactions or other similar events. No Shares shall be issued and no certificate representing Shares shall be delivered until any withholding taxes thereon, as described in
Section
 5.5
, have been paid (or arrangement made for such payment to the Company’s satisfaction).
2.3

Termination of Employment or Service
.
All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.
2.4

No Repricing
.
The Committee shall not, without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a Share on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in
Section
 5.7
.
2.5

No Dividend Equivalents.
Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of Shares subject to such option or SAR.
III. STOCK AWARDS
3.1

Stock
Awards
. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of award being granted.
3.2

Terms of Restricted Stock Awards
. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)
Number of Shares and Other Terms
. The number of Shares subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.
(b)
Vesting and Forfeiture
. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the Shares subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the Shares subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c)
Stock Issuance
. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to
Section
 5.6
, indicating that the ownership of the Shares represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with
Section
 5.5
, the restrictions shall be removed from the requisite number of any Shares that are held in book entry form, and all certificates evidencing ownership of the requisite number of Shares shall be delivered to the holder of such award.
(d)
Rights with Respect to Restricted Stock Awards
. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Shares;
provided
,
however
, that (i) a distribution with respect to Shares, other than a regular cash dividend, and (ii) a regular cash dividend with respect to Shares that are subject to performance-based vesting conditions, in each case, shall be deposited with the Company and shall be subject to the same restrictions as the Shares with respect to which such distribution was made.
3.3

Terms of Restricted Stock Unit Awards
.
Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)
Number of Shares and Other Terms
. The number of Shares subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.
(b)
Vesting and Forfeiture
. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the Shares subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c)
Settlement of Vested Restricted Stock Unit Awards
. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in Shares or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of Shares subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to performance-based vesting conditions shall be subject to the same vesting conditions as the underlying awards. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the Shares subject to such award.
3.4

Other Stock Awards
. Subject to the limitations set forth in this Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, including without limitation Shares granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and Shares issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock Awards that are subject to performance-based vesting conditions shall be subject to the same vesting conditions as the underlying awards.
3.5

Termination of Employment or Service
.
All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Agreement.
IV. PERFORMANCE AWARDS
4.1

Performance Awards
. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.
4.2

Terms of Performance Awards
.
Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)
Value of Performance Awards and Performance Measures
. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.
(b)
Vesting and Forfeiture
. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.
(c)
Settlement of Vested Performance Awards
. The Agreement relating to a Performance Award shall specify whether such award may be settled in Shares (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with
Section
 3.2(c)
and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to
Section
 3.2(d)
. Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same performance-based vesting restrictions as such Performance Award. Prior to the settlement of a Performance Award in Shares, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.
4.3

Termination of Employment or Service
. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Agreement.
V. GENERAL
5.1

Effective
Date
and Term
of
Plan
. This Plan shall be submitted to the stockholders of the Company for approval at a special meeting of stockholders in 2022 and shall become effective as of the Effective Date. This Plan shall terminate on the tenth anniversary of the Effective Date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten years after the earlier of (i) the date on which this Plan was approved by the Board and (ii) the date on which this Plan was approved by the Company’s stockholders. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect.
5.2

Amendments
. The Board may amend this Plan as it shall deem advisable;
provided
,
however
, that no amendment to this Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Shares are then traded, or (ii) such amendment seeks to modify the
Non-Employee
Director compensation limit set forth in
Section
 1.4
or the prohibition on repricing set forth in
Section
 2.4
;
provided
further
, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder. For the avoidance of doubt, the exercise of any powers of the Committee under this Plan, including any adjustment under
Section
 5.7
or any action taken in connection with a Change in Control under
Section
 5.8
, shall not be treated as an amendment that requires any holder’s consent.
5.3

Agreement
. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, executed or electronically accepted by the recipient of such award. Upon such execution or acceptance and delivery of the Agreement to the Company within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.
5.4

Non-Transferability.
No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.
5.5

Tax Withholding
. The Company shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “
Tax Date
”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or notice of same-day
sale; (E) any other legally permissible method of payment or (F) any combination of the foregoing, in each case, to the extent set forth in the Agreement relating to the award. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.
5.6

Restrictions on Shares
. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
5.7

Adjustment
.    In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of the Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto, if applicable) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
5.8
Change in Control
.
(a)    Subject to the terms of the applicable award Agreements, in the event of a “Change in Control,” the Board, as constituted prior to the Change in Control, may, in its discretion:

(1)
require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the Restriction Period applicable to some or all outstanding Stock Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level, in each case, on such terms and conditions and at such time or times as the Committee shall determine;

(2)
require that any outstanding award shall be assumed or continued or that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control (or a parent corporation thereof) or other property be substituted for some or all of the Shares subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with
Section
 5.7
; and/or

(3)
require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an option or a SAR, the aggregate number of

Shares then subject to the portion of such option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the purchase price or base price per Share subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in Shares, the number of Shares then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to
Section
 5.8(a)(1)
, whether or not vested, multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to
Section
 5.8(a)(1)
; (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control (or a parent corporation thereof) or other property, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares or other property pursuant to clause (ii) above, in each case, on such payment and other terms and conditions (which need not be the same as the terms and conditions applicable to holders of Shares generally) as the Committee determines. For the avoidance of doubt, if the per share purchase price, exercise price, or base price of an award or portion thereof is equal to or greater than the fair market value of one Share, such award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.
(b)    For purposes of this Plan, a “
Change in Control
” shall mean the occurrence, in a single transaction or in a series of related transactions, of any of the following events:

(1)
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “
Subject
 Person
”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(2)
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(3)
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(4)
during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “
Incumbent Directors
”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;
 provided
,
 however
, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

Solely for purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
5.9

Deferrals
.
The Committee may determine that the delivery of Shares or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.
5.10

No
Right of
Participation, Employment or Service
. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.
5.11

Rights as Stockholder
. No person shall have any right as a stockholder of the Company with respect to any Shares or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such Shares or equity security.

5.12

Designation of Beneficiary
. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.
5.13

Awards Subject to Clawback
.
The awards granted under this Plan and any cash payment or Shares delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action, in each case, pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or applicable stock exchange listing standards.
5.14

Governing Law
.
This Plan,
each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
5.15

Foreign Employees
.
Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.
5.16

Section 409A
.
To the extent that the Board determines that any award granted hereunder is subject to Section 409A of the Code, the Plan and applicable Agreement will be interpreted in accordance with Section 409A of the Code. If a holder is determined on the date of the holder’s termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment under this Plan that is considered nonqualified deferred compensation under Section 409A of the Code and which is payable on account of a “separation from service” (within the meaning of Section 409A of the Code), such payment shall be delayed until the earlier of (i) the first business day following the six-month
anniversary of the holder’s “separation from service” and (ii) the date of the holder’s death (the “
Delay Period
”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5.16 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid in a lump sum, without interest, on the first business day following the expiration of the Delay Period and any remaining payments due under the award will be paid in accordance with the normal payment dates specified for them in the applicable Agreement. For purposes of Section 409A of the Code, each payment made under this Plan or any award shall be treated as a separate payment.

ANNEX J
GROVE COLLABORATIVE HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN
1.
 Purpose
. The purpose of the Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan (this “Plan”) is to provide eligible Employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions or other contributions in order to enhance such employees’ sense of participation in the affairs of the Company. This Plan shall apply to Offering Periods beginning on or after the closing of the merger contemplated by the Agreement and Plan of Merger, dated as of December 7, 2021, by and among Virgin Group Acquisition Corp. II, Treehouse Merger Sub, Inc. and Grove Collaborative, Inc., as determined by the Committee (as defined below).
This Plan includes two components: (a) a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”), the provisions of which shall be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code; and (b) a component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code (the
“Non-423
Component”), under which options shall be granted pursuant to rules, procedures or sub-plans
adopted by the Committee designed to achieve tax, securities laws or other objectives for eligible Employees, the Company and its Participating Subsidiaries. Except as otherwise provided in this Plan, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
2.
 Definitions
. As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.
1933 Act
 means the Securities Act of 1933, as amended.
1934 Act
 means the Securities Exchange Act of 1934, as amended.
Board
 means the Board of Directors of the Company.
Business Day
 shall mean a day on which the New York Stock Exchange is open for trading.
Brokerage Account
 means the account in which the Purchased Shares are held.
Code
 means the Internal Revenue Code of 1986, as amended.
Committee
 means the Compensation Committee of the Board, or the designee of the Compensation Committee.
Company
 means Grove Collaborative Holdings, Inc., a Delaware corporation.
Compensation
 means the base pay received by a Participant, plus commissions, overtime and regular annual, quarterly and monthly cash bonuses and vacation, holiday and sick pay. Compensation does not include: (1) income related to stock option awards, stock grants and other equity incentive awards, (2) expense reimbursements, (3) relocation-related payments, (4) benefit plan payments (including but not limited to short-term disability pay, long-term disability pay, maternity pay, military pay, tuition reimbursement and adoption assistance), (5) accrued but unpaid compensation for a deceased Participant, (6) income from non-cash
and fringe benefits, (7) severance payments, and (8) other forms of compensation not specifically listed herein.
Employee
 means any individual who is a common law employee of the Company or any other Participating Subsidiary. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate, and only to the extent permitted under Section 423 of the Code with respect to the 423 Component. For purposes of the Plan, an individual who performs services for the Company or a Participating Subsidiary pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Company or a Participating

Subsidiary as other than a common law employee shall not be considered an “employee” with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an “employee.”
Enrollment Date
 means the first Business Day of each Offering Period.
Exercise Date
 means the last Business Day of each Offering Period (or, if determined by the Committee, the Purchase Period if different from the Offering Period).
Fair Market Value
 on or as of any date means the official closing price for a Share as reported on the New York Stock Exchange on the relevant valuation date or, if no official closing price is reported on such date, on the preceding day on which an official closing price is reported on the New York Stock Exchange was reported; or, if the Shares are no longer listed on the New York Stock Exchange, the closing price for Shares as reported on the official website for such other exchange on which the Shares are listed.
Offering Period
 means every
24-month
period beginning each [•] and [•] or such other period designated by the Committee; provided that in no event shall an Offering Period exceed 27 months, with the commencement of the first Offering Period to be determined by the Committee. Notwithstanding anything herein to the contrary, the Committee may establish an Offering Period with multiple Purchase Periods within such Offering Period.
Option
 means an option granted under this Plan that entitles a Participant to purchase Shares.
Participant
 means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan.
Participating Subsidiary
 means each Subsidiary other than those that the Committee or the Board has excluded from participation in the Plan.
Plan
 means this Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan, as amended from time to time.
Purchase Account
 means the account used to purchase Shares through the exercise of Options under the Plan.
Purchase Period
means the period designated by Committee during which payroll deductions or other contributions of the Participants are accumulated under the Plan. A Purchase Period may coincide with an entire Offering Period or there may be multiple Purchase Periods within an Offering Period, as determined by the Committee prior to the commencement of the applicable Offering Period.
Purchase Price
 shall be the lesser of: (i) 85% percent of the Fair Market Value of a Share on the applicable Enrollment Date for an Offering Period and (ii) 85% percent of the Fair Market Value of a Share on the applicable Exercise Date; provided, however, that the Committee may determine a different per share Purchase Price provided that such per share Purchase Price is communicated to Participants prior to the beginning of the Offering Period and provided that in no event shall such per share Purchase Price be less than the lesser of (i) 85% of the Fair Market Value of a Share on the applicable Enrollment Date or (ii) 85% of the Fair Market Value of a Share on the Exercise Date.
Purchased Shares
 means the full Shares issued or delivered pursuant to the exercise of Options under the Plan.
Shares
 means shares of Class A Common Stock, par value $0.0001 per share, of the Company, and all rights appurtenant thereto.
Subsidiary
 means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary; provided such entity is also a “subsidiary” within the meaning of Section 424 of the Code.

Termination Date
 means (i) the date on which a Participant terminates employment or on which the Participant ceases to provide services to the Company or a Subsidiary as an employee or as otherwise required under Section 423 with respect to the 423 Component or (ii) subject to Section 423 of the Code with respect to the 423 Component, the date on which the Participant’s employment is determined to have been terminated for purposes of the Plan by the Committee. The Termination Date specifically does not include any period following that date which the Participant may be eligible for or in receipt of other payments from the Company including in lieu of notice or termination or severance pay or as wrongful dismissal damages.
3.
 Eligibility
.
(a) Only Employees of the Company or a Participating Subsidiary shall be eligible to be granted Options under the Plan and, in no event may a Participant be granted an Option under the Plan following his or her Termination Date.
(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the 423 Component of the Plan if (i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Options or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries or (ii) such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time each such Option is granted) for each calendar year in which such Option is outstanding at any time. Except as otherwise determined by the Committee prior to the commencement of an Offering Period, no Participant may purchase more than [•] Shares during any Purchase Period.
4.
 Exercise of an Option
. Options shall be exercised on behalf of Participants in the Plan every Exercise Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the immediately preceding Purchase Period or that have been retained from a prior Purchase Period pursuant to Section 8 hereof.
5.
 Participation
.
(a) An Employee shall be eligible to participate on the first Enrollment Date that occurs at least 15 days (or such other time determined by the Committee and consistent with Section 423 of the Code with respect to the 423 Component) after such Employee’s first date of employment with the Company or a Participating Subsidiary; provided, that such Employee properly completes and submits an election form by the deadline prescribed by the Company.
(b) An Employee who does not become a Participant on the first Enrollment Date on which he or she is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Company.
(c) Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Purchase Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 hereof.
6.
 Payroll Deductions
.
(a) A Participant shall elect to have payroll deductions made during a Purchase Period equal to no less than 1% of the Participant’s Compensation up to a maximum of 20% (or such lesser or greater amount as the Committee establishes from time to time). The amount of such payroll deductions shall be in whole percentages. All payroll deductions made by a Participant shall be credited to his or her Purchase Account. Notwithstanding the foregoing or any provisions to the contrary in the Plan, the Committee may allow participants to make other contributions under the Plan via cash, check, or other means instead of payroll deductions if payroll deductions are not permitted under applicable local law, and for any Offering Period under the 423 Component, the Committee determines that such other contributions are permissible under Section 423 of the Code.
(b) Except as otherwise determined by the Committee prior to the commencement of an Offering Period, a Participant may not increase the rate of payroll deductions during a Purchase Period. A Participant may reduce the contribution rate once to a rate other than zero and/or reduce the contribution rate to zero without withdrawal during a Purchase Period by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The contribution reduction shall be effective as soon as reasonably practicable during the Purchase Period and will automatically apply to the next Purchase Period unless otherwise changed by the Participant prior to the commencement of the next Purchase Period. A Participant may increase
his or her payroll deduction percentage under subsection (a) of the first Enrollment Date following the date of filing of the election change form. Unless otherwise determined by the Committee prior to the commencement of an Offering Period, a payroll deduction election to increase contributions will automatically apply to the next Purchase or Offering Period.
7.
 Grant of Option
. On the applicable Enrollment Date, each Participant in an Offering Period shall be granted an Option to purchase on the applicable Exercise Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Purchase Account as of the applicable Exercise Date by the applicable Purchase Price.
8.
 Exercise of Option
. A Participant’s Option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account. If the Fair Market Value of a Share on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value of a Share on the first day of any subsequent Offering Period, the Company may establish procedures to automatically enroll such participant in the subsequent Offering Period and any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Exercise Date immediately prior to the first day of such subsequent Offering Period. A participant does not need to file any forms with the Company to be automatically enrolled in the subsequent Offering Period.
No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account which are not sufficient to purchase a full Share shall be retained in the Purchase Account for the next subsequent Purchase Period, subject to earlier withdrawal by the Participant as provided in Section 12 hereof. All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant. During a Participant’s lifetime, a Participant’s Option is exercisable only by him or her. The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through (a) the issuance of authorized but unissued Shares, (b) the transfer of treasury Shares, (c) the purchase of Shares on behalf of the applicable Participants on the open market through an independent broker and/or (d) a combination of the foregoing.
9.
 Issuance of Stock
. The Shares purchased by each Participant shall be issued in book entry form and shall be considered to be issued and outstanding to such Participant’s credit as of the end of the last day of each Purchase Period. The Committee may permit or require that shares be deposited directly in a Brokerage Account with one or more brokers designated by the Committee or to one or more designated agents of the Company, and the Committee may use electronic or automated methods of share transfer. The Committee may require that Shares be retained with such brokers or agents for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares, and may also impose a transaction fee with respect to a sale of Shares issued to a Participant’s credit and held by such a broker or agent. The Committee may permit Shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company, and establish a default method for the payment of dividends.
10.
 Approval by Stockholders
. Notwithstanding the above, the Plan is expressly made subject to the approval of the stockholders of the Company within 12 months before or after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. If the Plan is not so approved by the stockholders within 12 months before or after the date the Plan is adopted by the Board, this Plan shall not come into effect.
11.
 Administration
.
(a)
 Powers and Duties of the Committee
. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, Section 423 of the Code and the regulations thereunder with respect to the 423 Component, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the duration of Offering Periods and Purchase Periods, the terms and conditions of the Options and the number of Shares subject to each Option. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code with respect to the 423 Component). All actions, decisions and determinations of, and interpretations by the Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder. With respect to the 423 Component, an Offering Period shall be administered so as to ensure that all Participants have the same rights and privileges as provided by Section 423(b)(5) of the Code.
(b)
 Administrator
. The Company, Board or the Committee may engage the services of a brokerage firm or financial institution to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.
(c)
 Indemnification
. Each person who is or shall have been (a) a member of the Board, (b) a member of the Committee, or (c) an officer or employee of the Company to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.
The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

12.
 Withdrawal
.
(a) A Participant may withdraw from the Plan by properly completing and submitting to the Company a withdrawal form in accordance with the procedures prescribed by the Committee, which must be submitted prior to the date specified by the Committee before the last day of the applicable Offering Period. Upon withdrawal, any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will be returned to the Participant. No further payroll deductions for the purchase of Shares will be made during subsequent Offering Periods, unless the Participant properly completes and submits an election form, by the deadline prescribed by the Company. A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Company.
(b) Unless otherwise determined by the Committee prior to the commencement of an Offering Period, if the Fair Market Value of a Share on the first day of the current Offering Period in which a Participant is enrolled is higher than the Fair Market Value of a Share on the first day of any subsequent Offering Period, the Company shall automatically enroll such Participant in the subsequent Offering Period, the current Offering Period shall terminate and any funds accumulated in a Participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of Shares on the Exercise Date immediately prior to the first day of such subsequent Offering Period.
13.
 Termination of Employment
. On the Termination Date of a Participant for any reason prior to two weeks prior to the applicable Exercise Date, whether voluntary or involuntary, and including termination of employment due to retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Company or a Participating Subsidiary, the corresponding payroll deductions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 16, and his or her Option will be automatically terminated. If the Termination Date of a Participant occurs within the two-week period prior to the applicable Exercise Date, the terminated Participant’s Option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account.
14.
 Interest
. No interest shall accrue on the payroll deductions of a Participant in the Plan.
15.
 Stock
.
(a) The stock subject to Options shall be common stock of the Company as traded on the New York Stock Exchange or on such other exchange as the Shares may be listed.
(b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be [●] Shares. In addition, subject to adjustments upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall automatically increase on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2023, and continuing until (and including) the fiscal year ending December 31, 2032, with such annual increase equal to the lesser of (i) [•] Shares, (ii) 1% of the number of Shares issued and outstanding on December 31 of the immediately preceding fiscal year, and (iii) an amount determined by the Board. If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
(c) A Participant shall have no interest or voting right in Shares covered by his or her Option until such Option has been exercised and the Participant has become a holder of record of Shares acquired pursuant to such exercise.
16.
 Designation of Beneficiary
. The Committee may permit Participants to designate beneficiaries to receive any Purchased Shares or payroll deductions, if any, in the Participant’s accounts under the Plan in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the

Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions, if any, will be distributed to the Participant’s estate.
17.
 Assignability of Options
. Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 12 hereof.
18.
 Adjustment of Number of Shares Subject to Options
.
(a)
 Adjustment
. Subject to any required action by the stockholders of the Company, the maximum number of securities available for purchase under the Plan, as well as the price per security and the number of securities covered by each Option under the Plan which has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. With respect to the 423 Component, the Options granted pursuant to the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code.
(b)
 Dissolution or Liquidation
. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of Shares as of the date on which such Offering Period terminates or return to each Participant the payroll deductions credited to such Participant’s Purchase Account.
(c)
 Merger or Asset Sale
. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding Options and return to each Participant the payroll deductions credited to such Participant’s Purchase Account or to provide for the Offering Period in progress to end on a date prior to the consummation of such sale or merger.
19.
 Amendments or Termination of the Plan
.
(a) The Board or the Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.
(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee shall be entitled to change the Purchase Price, Offering

Periods, Purchase Periods, eligibility requirements, limit or increase the frequency and/or number of changes in the amount withheld during a Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the Purchase Price, (ii) the Offering Period, (iii) the Purchase Period, (iv) the maximum percentage of Compensation that may be deducted pursuant to Section 6(a) or (v) the maximum number of Shares that may be purchased in a Purchase Period, shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.
20.
 No Other Obligations
. The receipt of an Option pursuant to the Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Option. Nor shall the granting of an Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.
21.
 Notices and Communication
. Any notice or other form of communication which the Company or a Participant may be required or permitted to give to the other shall be provided through such means as designated by the Committee, including but not limited to any paper or electronic method.
22.
 Condition upon Issuance of Shares
.
(a) Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.
 General Compliance
. The Plan will be administered and Options will be exercised in compliance with the 1933 Act, 1934 Act and all other applicable securities laws and Company policies, including without limitation, any insider trading policy of the Company.
24.
 Term of the Plan
. The Plan shall become effective upon the earlier to occur of (i) its adoption by the Board and (ii) its approval by the stockholders of the Company (the earlier of such events, the “Effective Date”), and shall continue in effect until the earlier of (A) the termination of the Plan pursuant to Section 19 hereof and (B) the ten-year
anniversary of the Effective Date, with no new Offering Periods commencing on or after such ten-year
anniversary.
25.
 Governing Law
. The Plan and all Options granted hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.
26.
 Non-U.S.
Participants
. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg.
§1.423-2(a)
and, to the extent inconsistent with the requirements of Section 423, any such subplan shall be considered part of the
Non-423
Component, and rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code.
27.
 Section 409A
. The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The
Non-423
Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

ANNEX K
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15;

ANNEX L
[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
December 6, 2021
Virgin Group Acquisition Corp. II
65 Bleecker Street, 6th Floor
New York, NY 10012
Attn: Board of Directors
Dear Board of Directors:
We understand that Virgin Group Acquisition Corp. II (“Parent”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Parent, Treehouse Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Grove Collaborative, Inc. (the “Company”), pursuant to which, among other things, (i) Merger Sub will merge (the “Merger”) with the Company, (ii) the Company will survive the Merger as a wholly owned subsidiary of Parent, and (iii) the outstanding shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of the Company and shares of common stock, par value $0.0001 per share (“Company Common Stock”), of the Company will be converted into the right to receive, in the aggregate, (a) 140,000,000 shares (the “Closing Payment Shares”) of Class B common stock, par value $0.0001 per share (“Parent Class B Common Stock”), of Parent, subject to adjustment as provided by the Agreement for options, restricted stock units and warrants issued by the Company (as to which adjustment we express no view or opinion) and (b) restricted shares of Parent Class B Common Stock which shall be subject to the vesting and forfeiture provisions related to the closing prices of the Class A common stock, par value $0.0001 per share (“Parent Class A Common Stock” and, together with the Parent Class B Common Stock, the “Parent Common Stock”), of Parent following the consummation of the Merger exceeding certain milestones as provided by the Agreement (the “Earnout Shares”).
We in addition understand that prior to the Merger, Parent will domesticate as a Delaware public benefit corporation (the “Domestication”) pursuant to which, among other things, each outstanding Class A ordinary share, par value $0.0001 per share (“Parent Class A Ordinary Share”), of Parent and each outstanding Class B ordinary share, par value $0.0001 per share (“Parent Class B Ordinary Share”), of Parent will be converted into a share of Parent Class A Common Stock. In addition, we understand that concurrently with the entry into the Agreement, (i) Parent and the Company will enter into Stockholder Support Agreements with certain stockholders (the “Stockholder Support Agreements”), (ii) Parent, Virgin Group Acquisition Sponsor II LLC, the Company and certain other persons will enter into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”), and (iii) Parent will enter into subscription agreements with certain investors, pursuant to which, among other things, such investors will subscribe for and purchase shares of Parent Class A Common Stock (the “PIPE Financing”). We also understand that in connection with the Merger, Parent will cause the Registration Rights Agreement, dated as of March 22, 2021, to be amended and restated (such agreement, as amended and restated, the “Amended and Restated Registration Rights Agreement”). The Domestication, collectively with PIPE Financing and the transactions contemplated by the Stockholder Support Agreements, the Sponsor Letter Agreement and the Amended and Restated Registration Rights Agreement, are referred to herein as the “Related Transactions,” and the Related Transactions, together with the Merger, are referred to herein as the “Transaction.”
The Board of Directors (the “Board”) of Parent has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Closing Payment Shares to be issued by Parent in the Merger pursuant to the Agreement is fair to Parent from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated December 5, 2021, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to Parent and the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and Parent, including financial projections prepared by the management of the Company relating to the Company (the “Projections”);

4.
spoken with certain members of the managements of Parent and the Company and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, at your direction, we have assumed that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Transaction, and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In reaching our conclusions hereunder, with your consent, we did not rely upon a review of the publicly available financial terms of other transactions, because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to the Company. In addition, for purposes of our financial analyses and this Opinion, with your consent, we (i) did not perform any financial analyses to evaluate the value of Parent or to derive valuation reference ranges for any shares of Parent for purposes of comparison with the Closing Payment Shares or otherwise, (ii) have assumed that other than the Earnout Shares, the value of each share of Parent capital stock (including, without limitation, each Parent Class A Ordinary Share, each Parent Class B Ordinary Share and each share of Parent Common Stock) is equal to $10.00 (with such $10.00 value being based on Parent’s initial public offering and Parent’s approximate cash per Parent Class A Ordinary Share outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding Parent Class B Ordinary Shares or any warrants to purchase Parent shares)), notwithstanding the different voting rights and other non-financial
terms of such shares that could impact their value, (iii) have assumed that the Closing Payment Shares have a value equal to $1,400,000,000, and (iv) have not evaluated the Earnout Shares and assumed they have no value. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that (i) the Domestication will qualify as a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Merger will qualify as a reorganization under Section 368(a) of the Code. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Parent, or otherwise have an effect on the Transaction, the Company or Parent or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet
or otherwise) of Parent, the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Parent or the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Parent or the Company is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Parent, the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board, Parent or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Board, Parent or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued in the Transaction pursuant to the Agreement or the price or range of prices at which Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, Parent Common Stock, Company Common Stock or Company Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, Parent, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Parent Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Financing.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest,
may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Parent, the Company or any other party that may be involved in the

Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and/or certain of its affiliates have
in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Virgin Group Holdings Limited (“Virgin”), an affiliate of Parent, or one or more companies affiliated with Virgin (collectively, with Virgin, the “Virgin Group”), for which Houlihan Lokey and/or its affiliates have received, and may receive, compensation, including, among other things, having acted as financial advisor to Virgin Atlantic Airways Ltd., a member of the Virgin Group, in connection with a recapitalization and restructuring transaction, which was completed on September 4, 2020. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Parent, the Company, members of the Virgin Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation.
Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to,
Parent, the Company, members of the Virgin Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey will receive a fee for rendering this Opinion, a portion of which became payable to us upon our engagement by Parent, a portion of which became payable to us upon the rendering of this Opinion, and a substantial portion of which is payable upon the consummation of the Merger. In addition, Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Parent, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Closing Payment Shares to the extent expressly specified herein), including, without limitation, the Earnout Shares or any Related Transaction or the status of Parent as, or consequences of Parent being, a Delaware public benefit corporation, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Parent, or to any other party (including, without limitation, the potential dilutive or other effects of the Closing Payment Shares, the Earnout Shares, the Parent Class B Ordinary Shares, the warrants to purchase Parent shares, or any other portion or aspect of the Transaction), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for Parent or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Parent’s or any other party’s security holders or other constituents vis-à
-vis
any other class or group of Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Parent, whether Parent should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the PIPE Financing) or the likelihood of obtaining such financing, (vii) the acquisition by any parties or group of parties, as a result of the receipt by such parties or group of shares of Parent Class B Common Stock in the Transaction, of a controlling interest in Parent, (viii) whether or not Parent, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (ix) the solvency, creditworthiness or fair value of Parent, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Closing Payment Shares or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, Parent, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Parent, the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Closing Payment Shares to be issued by Parent in the Merger pursuant to the Agreement is fair to Parent from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of directors and officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “
Securities Act
”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits and Financial Statements Schedules
(a) Exhibits.

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of December 7, 2021, by and among Virgin Group Acquisition Corp. II, Treehouse Merger Sub, Inc., and Grove Collaborative, Inc. (included as Annex A to the proxy statement/consent solicitation statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Virgin Group Acquisition Corp. II (included as Annex B to the proxy statement/consent solicitation statement/prospectus).

3.2	Form of Certificate of Incorporation of Grove Collaborative Holdings, Inc., to become effective upon Domestication (included as Annex C to the proxy statement/consent solicitation statement/prospectus).

3.3	Form of Bylaws of Grove Collaborative Holdings, Inc., to become effective upon Domestication (included as Annex D to the proxy statement/consent solicitation statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on March 15, 2021).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on March 15, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on March 15, 2021).

4.4	Warrant Agreement, dated as of March 22, 2021, between Virgin Group Acquisition Corp. II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on March 25, 2021).

Exhibit Number	Description

4.5**	Form of Certificate of Corporate Domestication of Virgin Group Acquisition Corp. II, to be filed with the Secretary of the State of Delaware.

5.1	Opinion of Davis Polk & Wardwell LLP.

8.1	Tax Opinion of Davis Polk & Wardwell LLP.

10.1	Sponsor Letter Agreement, dated as of December 7, 2021, by and among Grove Collaborative, Inc., VG Acquisition Sponsor II LLC, Virgin Group Acquisition Corp. II, Credit Suisse Securities (USA) LLC as the underwriter, the Insiders (as defined therein) and the Holders (as defined therein) (included as Annex E to the proxy statement/consent solicitation statement/prospectus).

10.2	Form of Subscription Agreement (included as Annex F to the proxy statement/consent solicitation statement/prospectus).

10.3	Form of Amended and Restated Registration Rights Agreement by and among Virgin Group Acquisition Corp. II (as predecessor to Grove Holding, Co.) and the Grove Stockholders that are signatories thereto (included as Annex G to the proxy statement/consent solicitation statement/prospectus).

10.4†	Form of Grove Stockholder Support Agreement (included as Annex H to the proxy statement/consent solicitation statement/prospectus).

10.5+	Form of Grove Collaborative Holdings, Inc. 2022 Incentive Equity Plan (included as Annex I to the proxy statement/consent solicitation statement/prospectus).

10.6**	Form of Indemnity Agreement.

10.7+	Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan (included as Annex J to the proxy statement/consent solicitation statement/prospectus).

10.8	Promissory Note issued to Virgin Group Acquisition Sponsor II LLC, dated January 22, 2021 (incorporated herein by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1/A filed with the SEC on March 15, 2021).

10.9	Promissory Note issued to Virgin Group Acquisition Sponsor II LLC, dated September 28, 2021 (incorporated herein by reference to Exhibit 10.12 of the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2022).

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Virgin Group Acquisition Corp. II.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Grove Collaborative, Inc.

23.3	Consent of Davis Polk & Wardwell LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Consent of Houlihan Lokey Capital, Inc.

99.2**	Consent of Stuart Landesberg to be named as a director.

99.3**	Consent of Christopher Clark to be named as a director.

99.4**	Consent of Catherine Beaudoin to be named as a director.

99.5**	Consent of David Glazer to be named as a director.

99.6**	Consent of John Replogle to be named as a director.

Exhibit Number	Description

99.7**	Form of Class A Proxy Card for Virgin Group Acquisition Corp. II Extraordinary General Meeting.

99.8**	Form of Class B Proxy Card for Virgin Group Acquisition Corp. II Extraordinary General Meeting.

*	Previously filed.
**	To be filed by amendment.
+	Indicates management contract or compensatory plan or arrangement.
†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation
S-K
Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.

††
The Registrant has redacted provisions or terms of this Exhibit pursuant to Regulation
S-K
Item 601(b)(10)(iv). The Registrant agrees to furnish an unredacted copy of the Exhibit to the SEC upon its request.

Item 22. Undertakings

11.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

12.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

13.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

14.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

15.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

16.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 10, 2022.

VIRGIN GROUP ACQUISITION CORP. II

By:	/s/ Josh Bayliss
	Name:	Josh Bayliss
	Title:	Chief Executive Officer
***
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME		POSITION	DATE
/s/ Josh Bayliss Josh Bayliss		Chief Executive Officer and Director (Principal Executive Officer)	March 10, 2022

* Evan Lovell		Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 10, 2022

* Latif Peracha		Director	March 10, 2022

* Elizabeth Nelson		Director	March 10, 2022

* Chris Burggraeve		Director	March 10 2022

* By:	/s/ Josh Bayliss
Attorney-in-fact